UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SCRIPPS NETWORKS INTERACTIVE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders and Shareholders:

Discovery Communications, Inc., which we refer to as “Discovery”, and Scripps Networks Interactive, Inc., which we refer to as “Scripps”, have entered into an Agreement and Plan of Merger, dated as of July 30, 2017, which we refer to as the “merger agreement”, among Scripps, Discovery and Skylight Merger Sub, Inc., an Ohio corporation and a direct wholly-owned subsidiary of Discovery, which we refer to as “Merger Sub”, pursuant to which Merger Sub will be merged with and into Scripps , with Scripps continuing as the surviving corporation and a wholly-owned subsidiary of Discovery, which we refer to as the “merger”.

If the merger is completed, each Common Voting Share, par value $0.01 per share, of Scripps, which we refer to as the “Scripps common shares”, and each Class A Common Share, par value $0.01 per share, of Scripps, which we refer to as the “Scripps Class A shares” and, together with the Scripps common shares, the “Scripps shares”, issued and outstanding immediately prior to the completion of the merger (other than (i) Scripps shares owned by Discovery or Merger Sub and (ii) Scripps shares owned by shareholders who have perfected and not withdrawn a demand for dissenters’ rights pursuant to Ohio law) will be converted into the right to receive $63.00 in cash and a number of shares of Discovery Series C common stock, par value $0.01 per share, which we refer to as the “Discovery Series C common stock”, based on the exchange ratios described below, which we refer to as the “merger consideration”. The stock portion of the merger consideration will be subject to a collar based on the volume weighted average price of the Discovery Series C common stock on the NASDAQ Stock Market measured cumulatively over the 15 trading days ending on the third trading day prior to the completion of the merger, which we refer to as the “DISCK 15-day VWAP”. Holders of Scripps shares will receive for each Scripps share 1.2096 shares of Discovery Series C common stock if the DISCK 15-day VWAP is less than $22.32, and 0.9408 shares of Discovery Series C common stock if the DISCK 15-day VWAP is greater than $28.70. If the DISCK 15-day VWAP is greater than or equal to $22.32 but less than or equal to $28.70, holders of Scripps shares will receive for each Scripps share a number of shares of Discovery Series C common stock between 1.2096 and 0.9408 equal to $27.00 in value at the DISCK 15-day VWAP. If the DISCK 15-day VWAP is less than $25.51, Discovery has the option to pay additional cash instead of issuing more shares. Accordingly, the actual number of shares and the value of Discovery Series C common stock delivered to Scripps shareholders after the completion of the merger will depend on the DISCK 15-day VWAP. The value of the Discovery Series C common stock delivered for each such Scripps share may be greater than, less than or equal to $27.00. Based on the closing stock price of Discovery Series C common stock on October 18, 2017, the latest practicable date before the mailing of this Joint Proxy Statement/Prospectus, of $18.53, and assuming that such price was to be the DISCK 15-day VWAP for the applicable period leading up to the merger upon which the number of shares of Discovery Series C common stock to be received as merger consideration is determined, holders of Scripps shares would receive 1.2096 shares of Discovery Series C common stock for each Scripps share that they hold. Based on the number of Scripps shares outstanding as of October 18, 2017 and the foregoing assumptions, Discovery expects to issue approximately 157,127,045 million shares of Discovery Series C common stock to Scripps shareholders pursuant to the merger. The DISCK 15-day VWAP of shares of Discovery Series C common stock when Scripps shareholders receive those shares after the merger is completed could be greater than, less than or equal to the DISCK 15-day VWAP of shares of Discovery Series C common stock on the date of this Joint Proxy Statement/Prospectus or at the time of the special meeting of Scripps shareholders.

Holders of Scripps shares will have the option to elect to receive their merger consideration in cash, which we refer to as the “cash consideration”, stock, which we refer to as the “stock consideration”, or the mixture described above, which we refer to as the “mixed consideration”, subject to pro rata cut backs to the extent cash or stock is oversubscribed. Holders of Scripps shares who do not make an election will receive the mixed consideration. No fractional shares of Discovery Series C common stock will be issued in the merger. Scripps shareholders will receive cash, without interest, in lieu of any fractional shares.

Each of Discovery and Scripps will be holding a special meeting of their respective stockholders and shareholders to vote on certain matters in connection with the merger.

Discovery stockholders are cordially invited to attend a special meeting of Discovery stockholders to be held on November 17, 2017, at Discovery’s offices located at 850 Third Avenue, New York, NY 10022, at

10:00 A.M. New York time, which we refer to as the “Discovery special meeting”. At the Discovery special meeting, Discovery stockholders will be asked to approve the issuance of shares of Discovery Series C common stock to Scripps shareholders in the merger, which we refer to as the “stock issuance”. Scripps shareholders are cordially invited to attend a special meeting of Scripps shareholders to be held on November 17, 2017, at 265 Brookview Centre Way, Suite 600, Knoxville, Tennessee, 37919 at 10:00 A.M., New York time, which we refer to as the “Scripps special meeting”. At the Scripps special meeting, Scripps shareholders will be asked to consider and vote on a proposal to adopt the merger agreement pursuant to which Merger Sub will be merged with and into Scripps, with Scripps continuing as the surviving corporation and a wholly-owned subsidiary of Discovery (we refer to this proposal as the “merger proposal”).

We cannot complete the merger unless Scripps shareholders approve the merger proposal and Discovery stockholders approve the stock issuance. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Discovery special meeting or the Scripps special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Discovery special meeting or the Scripps special meeting, as applicable. If your shares are held in the name of a bank, brokerage firm, nominee or other record holder, please follow the instructions on the voting instruction form furnished to you by such record holder.

In addition, at the Scripps special meeting, Scripps shareholders will be asked to approve, on an advisory (non-binding) basis, certain compensation payments that will or may be paid by Scripps to its named executive officers in connection with the merger, which we refer to as the “‘golden parachute’ compensation proposal” and to approve the adjournment of the Scripps special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the Scripps special meeting or if a quorum is not present at the Scripps special meeting, which we refer to as the “adjournment proposal”.

The Discovery board of directors, which we refer to as the “Discovery board”, recommends that Discovery stockholders vote “FOR” the stock issuance.

The Scripps board of directors, which we refer to as the “Scripps board”, unanimously recommends that Scripps shareholders vote “FOR” the merger proposal and “FOR” the “‘golden parachute’ compensation proposal” and “FOR” the adjournment proposal.

The accompanying Joint Proxy Statement/Prospectus provides important information regarding the Discovery and Scripps special meetings and a detailed description of the merger agreement, the merger and the matters to be presented at the Discovery and Scripps special meetings, as applicable. We urge you to read the accompanying Joint Proxy Statement/Prospectus (and any documents incorporated by reference into the accompanying Joint Proxy Statement/Prospectus) carefully. Please pay particular attention to “Risk Factors” beginning on page 28 of the accompanying Joint Proxy Statement/Prospectus.

We hope to see you at the special meetings and look forward to the successful completion of the merger.

By Order of the Discovery Board of Directors,	By Order of the Scripps Board of Directors,

David M. Zaslav President and Chief Executive Officer	Kenneth W. Lowe Chairman, President and Chief Executive Officer

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION, WHICH WE REFER TO AS THE “SEC”, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE OTHER TRANSACTIONS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Joint Proxy Statement/Prospectus is dated October 19, 2017, and is first being mailed to Discovery stockholders and Scripps shareholders on or about October 19, 2017.

NOTICE OF SPECIAL MEETING OF DISCOVERY STOCKHOLDERS

TO BE HELD ON NOVEMBER 17, 2017

ONE DISCOVERY PLACE

SILVER SPRING, MARYLAND 20910

To Fellow Discovery Stockholders:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Discovery, which we refer to as the “Discovery special meeting”, will be held at Discovery’s offices located at 850 Third Avenue, New York, NY 10022 on November 17, 2017 at 10:00 A.M. New York time.

ITEM OF BUSINESS:

•	To consider and vote on a proposal to approve the issuance of Discovery Series C common stock, par value $0.01 per share, which we refer to as the “Discovery Series C common stock”, to Scripps shareholders as consideration in the merger contemplated by the Agreement and Plan of Merger, dated as of July 30, 2017, as it may be amended from time to time, among Discovery, Scripps and Skylight Merger Sub, Inc., a wholly-owned subsidiary of Discovery, which we refer to as the “merger agreement” (we refer to this proposal as the “stock issuance proposal”).

The Joint Proxy Statement/Prospectus, including the annexes, contains further information with respect to the business to be transacted at the Discovery special meeting. We urge you to read the Joint Proxy Statement/Prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. Discovery will transact no other business at the Discovery special meeting, except for business properly brought before the Discovery special meeting or any adjournment or postponement thereof. Please refer to the Joint Proxy Statement/Prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Discovery special meeting.

DISCOVERY BOARD OF DIRECTORS’ RECOMMENDATION:

On July 29, 2017, after careful consideration and evaluation of the merger in consultation with Discovery’s management and advisors, all members of the board of directors of Discovery, which we refer to as the “Discovery board”, in attendance at the meeting, except for one director who abstained, approved the merger agreement. Director Paul Gould abstained due to his employment relationship with Allen & Company LLC, one of Scripps’ financial advisors in connection with the merger. See “Transaction Summary—Interests of Discovery’s Directors and Executive Officers in the Merger”. Moreover, the members of the Discovery board in attendance at the meeting, with Mr. Gould abstaining, unanimously determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Discovery and its stockholders and further resolved that it is recommended to the Discovery stockholders that they vote “FOR” the stock issuance proposal in connection with the merger.

The Discovery board recommends that you vote “FOR” the stock issuance proposal.

WHO MAY VOTE:

The Discovery board has fixed the close of business on October 19, 2017 as the record date for the Discovery special meeting, which we refer to as the “Discovery record date”. Only holders of record of Discovery Series A common stock, Discovery Series B common stock, par value $0.01 per share, which we refer to as the “Discovery Series B common stock” and Discovery Series A-1 preferred stock, par value $0.01 per share, which we refer to as “Discovery Series A-1 preferred stock” and together with the Discovery Series A common stock and Discovery Series B common stock, the “Discovery voting stock”, as of the Discovery record date are entitled to receive notice of the Discovery special meeting and to vote at the Discovery special meeting or any adjournment or postponement thereof. As of the Discovery record date, there were 154,002,569, 6,512,379 and 7,852,582 and four-ninths (4/9ths) shares of Discovery Series A common stock, Discovery Series B common stock and Discovery Series A-1 preferred stock outstanding, respectively. For the stock issuance proposal, holders of Discovery Series A common stock are entitled to one vote for each share of such stock held, holders of Discovery Series B common stock are entitled to ten votes for each share of such stock held, and holders of Discovery Series A-1 preferred stock are entitled to the number of votes equal to the number of votes such holder would have been entitled to cast had it converted its shares of Series A-1 preferred stock into shares of Series A common stock immediately prior to the Discovery record date. A list of Discovery stockholders of record entitled to vote at the Discovery special meeting will be available at the executive offices of Discovery at One Discovery Place, Silver Spring, Maryland 20910 at least ten days prior to the Discovery special meeting and will also be available for inspection at the Discovery special meeting by any Discovery stockholder for purposes germane to the meeting.

VOTE REQUIRED FOR APPROVAL:

Your vote is very important. We cannot complete the merger without the approval of the stock issuance proposal. If the stock issuance proposal is not approved by the holders of the requisite number of shares of Discovery voting stock, then the transaction will not occur. Assuming a quorum is present, approval of the stock issuance proposal requires the affirmative vote of at least a majority of the combined voting power of the outstanding Discovery voting stock present in person or represented by proxy at the Discovery special meeting and entitled to vote on the stock issuance proposal.

To ensure your representation at the Discovery special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please submit your proxy promptly, whether or not you expect to attend the Discovery special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Discovery special meeting.

By Order of the Discovery Board of Directors,
Savalle Sims Executive Vice President and General Counsel

Silver Spring, Maryland

October 19, 2017

NOTICE OF SPECIAL MEETING OF SCRIPPS SHAREHOLDERS

TO BE HELD ON NOVEMBER 17, 2017

To the shareholders of Scripps:

A special meeting of shareholders of Scripps Networks Interactive, Inc., an Ohio corporation, which we refer to as “Scripps”, will be held on November 17, 2017, at the offices of Baker Donelson Bearman, Caldwell & Berkowitz, P.C., located at 265 Brookview Centre Way, Suite 600, Knoxville, TN 37919, at 10:00 A.M., New York time, which we refer to as the “Scripps special meeting”, for the following purposes:

•	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, which we refer to as the “merger agreement”, dated as of July 30, 2017, as may be amended, among Scripps, Discovery Communications, Inc., a Delaware corporation, which we refer to as “Discovery”, and Skylight Merger Sub, Inc., an Ohio corporation and a direct wholly-owned subsidiary of Discovery, which we refer to as “Merger Sub”, pursuant to which Merger Sub will be merged with and into Scripps, with Scripps continuing as the surviving corporation and a wholly-owned subsidiary of Discovery, which we refer to as the “merger” (we refer to this proposal as the “merger proposal”);

•	To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Scripps to its named executive officers in connection with the merger, which we refer to as the “‘golden parachute’ compensation proposal”; and

•	To consider and vote on a proposal to approve the adjournment of the Scripps special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the Scripps special meeting or if a quorum is not present at the Scripps special meeting, which we refer to as the “adjournment proposal”.

The Scripps board has fixed the close of business on October 3, 2017 as the record date for determination of the shareholders entitled to vote at the Scripps special meeting or any adjournment or postponement of the Scripps special meeting. Only shareholders of record at the record date are entitled to notice of, and to vote at, the Scripps special meeting or any adjournment or postponement of the Scripps special meeting. A complete list of shareholders entitled to vote at the Scripps special meeting will be available at the Scripps special meeting for inspection by any shareholder.

If you hold Scripps Class A common shares, par value $0.01 per share, which we refer to as the “Scripps Class A shares”, or Scripps Common Voting Shares, par value $0.01 per share, which we refer to as the “Scripps common shares” and together with the Scripps Class A shares, the “Scripps shares”, in your name at the record date, please be prepared to provide proper identification, such as a driver’s license, to gain admission to the Scripps special meeting.

If you are a beneficial owner of Scripps Class A shares or Scripps common shares held in “street name,” meaning that your shares are held by a bank, brokerage firm, nominee or other holder of record, at the record date, in addition to proper identification, you will also need to provide proof of ownership at the record date to be admitted to the Scripps special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your Scripps shares held in “street name” in person at the Scripps special meeting, you will have to obtain a legal proxy in your name from the bank, brokerage firm, nominee or other holder of record who holds your shares.

Approval of the merger proposal requires (i) the affirmative vote of holders of a majority of the outstanding Scripps Class A shares entitled to vote, (ii) the affirmative vote of holders of a majority of the outstanding Scripps common shares entitled to vote and (iii) the affirmative vote of holders of a majority of Scripps Class A shares and Scripps common shares entitled to vote, voting together as a single class.

After careful consideration and evaluation of the merger in consultation with Scripps’ management and advisors, the Scripps board unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Scripps’ shareholders and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Scripps board unanimously recommends that Scripps shareholders vote “FOR” the merger proposal, “FOR” the “golden parachute” compensation proposal and “FOR” the adjournment proposal.

By order of the Scripps Board of Directors,

Eleni Stratigeas

Senior Vice President, Business and Legal Affairs and Corporate Secretary

Scripps Networks Interactive, Inc.

9721 Sherrill Blvd.

Knoxville, TN 37932

October 19, 2017

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE SCRIPPS SPECIAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY SIGNING, DATING AND MARKING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE SCRIPPS SPECIAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON, YOU MAY DO SO AT ANY TIME PRIOR TO YOUR PROXY BEING EXERCISED. YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE THE SCRIPPS SPECIAL MEETING. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, NOMINEE OR OTHER RECORD HOLDER, PLEASE FOLLOW THE INSTRUCTIONS ON THE VOTING INSTRUCTION FORM FURNISHED TO YOU BY SUCH RECORD HOLDER.

We urge you to read the accompanying Joint Proxy Statement/Prospectus, including all documents incorporated by reference into the accompanying Joint Proxy Statement/Prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the merger agreement, the merger proposal, the “golden parachute” compensation proposal, the adjournment proposal, the Scripps special meeting or the accompanying Joint Proxy Statement/Prospectus, would like additional copies of the accompanying Joint Proxy Statement/Prospectus or need help voting your Scripps shares, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Telephone Toll-Free: (800) 322-2885

Telephone Call Collect: (212) 929-5500

Email: SNI@mackenziepartners.com

or

Scripps Networks Interactive, Inc.

9721 Sherrill Blvd

Knoxville, TN 37932

Attention: Eleni Stratigeas, Scripps’ Senior Vice President, Business and Legal Affairs and Corporate Secretary

Telephone: (865) 560-3326

Email: estratigeas@scrippsnetworks.com

REFERENCES TO ADDITIONAL INFORMATION

Discovery Communications, Inc., which we refer to as “Discovery”, has filed a registration statement on Form S-4 to which this Joint Proxy Statement/Prospectus relates. This Joint Proxy Statement/Prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement to which this Joint Proxy Statement/Prospectus relates.

This Joint Proxy Statement/Prospectus also incorporates by reference important business and financial information about Discovery and Scripps Networks Interactive, Inc., which we refer to as “Scripps” from documents previously filed by Discovery or Scripps with the Securities and Exchange Commission, which we refer to as the “SEC”, that are not included in or delivered with this Joint Proxy Statement/Prospectus. In addition, Discovery and Scripps each file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC.

This Joint Proxy Statement/Prospectus and the annexes hereto, the registration statement to which this Joint Proxy Statement/Prospectus relates and the exhibits thereto, the information incorporated by reference herein and the other information filed by Discovery and Scripps with the SEC are available for you to review at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can also obtain these documents through the SEC’s website at www.sec.gov or on either Discovery’s website at http://corporate.discovery.com in the “Investor Relations” section or on Scripps’ website at http://www.scrippsnetworksinteractive.com in the “Investors” section. By referring to Discovery’s website, Scripps’ website and the SEC’s website, Discovery and Scripps do not incorporate any such website or its contents into this Joint Proxy Statement/Prospectus.

This Joint Proxy Statement/Prospectus incorporates important business and financial information about Discovery and Scripps from other documents that are not included in or delivered with this Joint Proxy Statement/Prospectus. This information is also available to you without charge upon your request. You can obtain these documents incorporated by reference into this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Discovery Communications, Inc. One Discovery Place Silver Spring, Maryland 20910 (240) 662-2000 Attn: Investor Relations	Scripps Networks Interactive, Inc. 9721 Sherrill Boulevard Knoxville, Tennessee 37932 (865) 694-2700 Attn: Eleni Stratigeas

If you would like to request documents, please do so no later than five business days before the date of the Discovery special meeting (which meeting is November 17, 2017) or five business days before the date of the Scripps special meeting (which meeting is November 17, 2017), as applicable.

See “Incorporation of Certain Documents by Reference” for more information about the documents incorporated by reference in this Joint Proxy Statement/Prospectus.

If you hold your shares in “street name,” through a bank, brokerage firm or other nominee, you should contact such bank, brokerage firm or other nominee if you need to obtain a voting instruction card or have questions on how to vote your shares.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This Joint Proxy Statement/Prospectus, which forms part of a registration statement on Form S-4, filed with the SEC by Discovery (File No. 333-220466), constitutes a prospectus of Discovery under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act”, with respect to the shares of Discovery Series C common stock to be issued to Scripps shareholders pursuant to the merger agreement. This

Joint Proxy Statement/Prospectus also constitutes a proxy statement of each of Discovery and Scripps under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”. It also constitutes a notice of meeting with respect to the special meeting of Discovery stockholders and a notice of meeting with respect to the special meeting of Scripps shareholders.

You should rely only on the information contained in or incorporated by reference into this Joint Proxy Statement/Prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated October 19, 2017, and is based on information as of its date or such other date as may be noted. You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any other date. You should not assume that the information contained in any document incorporated or deemed to be incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this Joint Proxy Statement/Prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus. Neither the mailing of this Joint Proxy Statement/Prospectus to the stockholders of Discovery or the shareholders of Scripps nor the taking of any actions contemplated hereby by Discovery or Scripps at any time will create any implication to the contrary.

This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this Joint Proxy Statement/Prospectus regarding Discovery has been provided by Discovery and information contained in this Joint Proxy Statement/Prospectus regarding Scripps has been provided by Scripps.

i

ii

ANNEXES
Annex A — Agreement and Plan of Merger, dated as of July 30, 2017, by and among Scripps Networks Interactive, Inc., Discovery Communications, Inc. and Skylight Merger Sub, Inc.	A-1
Annex B — Voting Agreement, dated as of July 30, 2017, by and among Scripps Networks Interactive, Inc., Discovery Communications, Inc. and John C. Malone	B-1
Annex C — Voting Agreement, dated as of July 30, 2017, by and among Scripps Networks Interactive, Inc., Discovery Communications, Inc. and Advance/Newhouse Programming Partnership	C-1

Annex D — Voting Agreement, dated as of July  30, 2017, by and between Discovery Communications, Inc. and the persons whose names are set forth on the signature pages thereto under the caption “Stockholders”

D-1
Annex E — Opinion of Goldman Sachs & Co. LLC	E-1
Annex F — Opinion of Guggenheim Securities, LLC	F-1
Annex G — Opinion of Allen & Company LLC	G-1
Annex H — Opinion of J.P. Morgan Securities LLC	H-1
Annex I — Ohio Revised Code Section 1701.85	I-1

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QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETINGS

The following are brief answers to common questions that you may have regarding the merger agreement, the transaction, the consideration to be received in the transaction and the special meetings (as discussed below). The questions and answers in this section may not address all questions that might be important to you as a Discovery or Scripps shareholder, as applicable. To better understand these matters, and for a description of the legal terms governing the transaction, we urge you to read carefully and in its entirety this Joint Proxy Statement/Prospectus, including the annexes hereto, and the documents incorporated by reference herein, as well as the registration statement to which this Joint Proxy Statement/Prospectus relates, including the exhibits to the registration statement. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information”.

About the Merger

Q:	What is the transaction?

A:	On July 30, 2017, Discovery Communications, Inc., which we refer to as “Discovery”, Scripps Networks Interactive, Inc., which we refer to as “Scripps”, and Skylight Merger Sub, Inc., a wholly-owned subsidiary of Discovery, which we refer to as “Merger Sub”, entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement”. The merger agreement is attached to this Joint Proxy Statement/Prospectus as Annex A. The merger agreement provides for the merger of Merger Sub with and into Scripps, with Scripps continuing as the surviving corporation and a wholly-owned subsidiary of Discovery, which we refer to as the “merger”. We sometimes refer to the merger and the other transactions contemplated by the merger agreement, taken as a whole, as the “transaction”. The merger will be effective after all of the conditions to the completion of the merger are satisfied or, to the extent permitted by law, waived, at the time a certificate of merger is filed with the Secretary of State of the State of Ohio or at such later time and date designated jointly by Discovery and Scripps in the certificate of merger, which we refer to as the “completion of the merger” or the “closing”.

Q:	What will I receive in the merger?

A:	In the merger, each Common Voting Share, par value $0.01 per share, of Scripps, which we refer to as the “Scripps common shares”, and each Class A Common Share, par value $0.01 per share, of Scripps, which we refer to as the “Scripps Class A shares” and, together with the Scripps common shares, the “Scripps shares”, issued and outstanding immediately prior to the completion of the merger (other than (i) Scripps shares owned by Discovery or Merger Sub, and (ii) Scripps shares owned by shareholders who have perfected and not withdrawn a demand for dissenters’ rights pursuant to the Ohio Revised Code, which we refer to as the “ORC”), will be converted into the right to receive $63.00 in cash and a number of shares of Discovery Series C common stock, based on the exchange ratios described below, subject to the election right described below, which we refer to as the “merger consideration”.

The stock portion of the merger consideration will be subject to a collar based on the volume weighted average price of the Discovery Series C common stock measured cumulatively over the 15 trading days ending on the third trading day prior to the completion of the merger, which we refer to as the “DISCK 15-day VWAP”. Holders of Scripps shares will receive for each Scripps share 1.2096 shares of Discovery Series C common stock if the DISCK 15-day VWAP is less than $22.32, and 0.9408 shares of Discovery Series C common stock if the DISCK 15-day VWAP is greater than $28.70. If the DISCK 15-day VWAP is greater than or equal to $22.32 but less than or equal to $28.70, holders of Scripps shares will receive for each Scripps share a number of shares of Discovery Series C common stock between 1.2096 and 0.9408 equal to $27.00 in value at the DISCK 15-day VWAP. If the DISCK 15-day VWAP is less than $25.51, Discovery has the option to pay additional cash instead of issuing more shares. Accordingly, the actual number of shares and the value of Discovery Series C common stock delivered to Scripps shareholders after the completion of the merger will depend on the DISCK 15-day VWAP. The value of the Discovery

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Series C common stock delivered for each such Scripps share may be greater than, less than or equal to $27.00. Based on the closing stock price of Discovery Series C common stock on October 18, 2017, the latest practicable date before the mailing of this Joint Proxy Statement/Prospectus, of $18.53, and assuming that such price was to be the DISCK 15-day VWAP for the applicable period leading up to the merger upon which the number of shares of Discovery Series C common stock to be received as merger consideration is determined, holders of Scripps shares would receive 1.2096 shares of Discovery Series C common stock for each Scripps share that they hold. The DISCK 15-day VWAP of shares of Discovery Series C common stock when Scripps shareholders receive those shares after the merger is completed could be greater than, less than or equal to the DISCK 15-day VWAP of shares of Discovery Series C common stock on the date of this Joint Proxy Statement/Prospectus or at the time of the Scripps special meeting.

DISCK 15-Day VWAP	< $22.32	≥ $22.32 but ≤ $28.70	> $28.70
Exchange Rate	1.2096	Between 1.2096 and 0.9408*	0.9408

*	Exchange rate to equal $27.00 in value at the DISCK 15-day VWAP.

Holders of Scripps shares will have the option to elect to receive their merger consideration in cash, which we refer to as the “cash consideration”, stock, which we refer to as the “stock consideration”, or the mixture described above, which we refer to as the “mixed consideration”, subject to pro rata cut backs to the extent cash or stock is oversubscribed.

No fractional shares of Discovery Series C common stock will be issued in the merger. Scripps shareholders will receive cash, without interest, in lieu of any fractional shares.

Q:	Why am I receiving this document?

A:	Discovery and Scripps are sending these materials to their respective stockholders and shareholders to help them decide how to vote their shares of Discovery voting stock and Scripps shares, as the case may be, with respect to the merger and other matters to be considered at their respective special meetings.

Discovery is holding a special meeting of stockholders, which we refer to as the “Discovery special meeting”, in order to obtain the stockholder approval necessary for a proposal to approve the issuance of shares of Discovery Series C common stock to Scripps shareholders in the merger, which we refer to as the “stock issuance proposal”.

Scripps is holding a special meeting of shareholders, which we refer to as the “Scripps special meeting”, in order to obtain the shareholder approval necessary to approve a proposal to adopt the merger agreement and the merger, which we refer to as the “merger proposal”. Scripps shareholders will also be asked to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Scripps to its named executive officers in connection with the merger, which we refer to as the “‘golden parachute’ compensation proposal”, and to approve the adjournment of the Scripps special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the Scripps special meeting or if a quorum is not present at the Scripps special meeting.

This document is being delivered to you as both a Joint Proxy Statement of Discovery and Scripps and a prospectus of Discovery in connection with the merger. It is the proxy statement by which the Scripps board of directors, which we refer to as the “Scripps board”, is soliciting proxies from Scripps shareholders to vote at the Scripps special meeting, or at any adjournment or postponement of the Scripps special meeting, on the merger proposal, the “golden parachute” compensation proposal and the adjournment proposal. It is also the proxy statement by which the Discovery board of directors, which we refer to as the “Discovery board”, is soliciting proxies from Discovery stockholders to vote at the Discovery special meeting, or at any adjournment or postponement of the Discovery special meeting, on the approval of the stock issuance proposal. In addition, this document is the prospectus by which Discovery will issue shares of Discovery Series C common stock to Scripps shareholders in the merger.

Your vote is very important. We encourage you to submit a proxy or voting instructions as soon as possible.

Q:	What is the value of the merger consideration?

A:	Based on the closing stock price of Discovery Series C common stock on October 18, 2017, the latest practicable date before the mailing of this Joint Proxy Statement/Prospectus, of $18.53, and assuming that such price was to be the DISCK 15-day VWAP for the applicable period leading up to the merger upon which the number of shares of Discovery Series C common stock to be received by Scripps shareholders as merger consideration is determined, holders of Scripps shares would receive 1.2096 shares of Discovery Series C common stock for each Scripps share. The value of the merger consideration that Scripps shareholders will receive in the merger will depend on the DISCK 15-day VWAP of shares of Discovery Series C common stock calculated at the end of the trading day that is three trading days prior to the completion of the merger. The average DISCK 15-day VWAP of shares of Discovery Series C common stock when Scripps shareholders receive those shares after the completion of the merger could be greater than, less than or equal to the DISCK 15-day VWAP of shares of Discovery Series C common stock on the date of this Joint Proxy Statement/Prospectus or at the time of the Scripps special meeting. In addition, the market value of the Discovery Series C common stock will fluctuate after the completion of the merger. Fluctuations in the share price of the Discovery Series C common stock could result from changes in the business, operations or prospects of Discovery or Scripps prior to the completion of the merger or Discovery following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Discovery or Scripps. Scripps shareholders are advised to obtain current market quotations for the Discovery Series C common stock.

Q:	As a current employee and holder of options issued by Scripps to purchase Scripps Class A shares, or a holder of Scripps restricted stock units or Scripps performance-based restricted stock units, what will I receive in the merger?

A:	Upon the completion of the merger, in respect of each option to purchase Scripps Class A shares that is outstanding immediately prior to the completion of the merger and that is held by any then-current Scripps employee, whether or not exercisable or vested, the holder thereof will be entitled to receive both a cash payment (subject to applicable withholding taxes) and a fully vested option to purchase Discovery Series C common stock. The cash payment will be paid in a lump sum in an amount equal to (x) approximately 70% of the total number of shares subject to the option immediately prior to the completion of the merger, multiplied by (y) the excess, if any, of the per share cash consideration over the per share exercise price of such option, less amounts withheld for applicable federal, state, local and foreign taxes. The fully vested option will be subject to substantially the same terms and conditions as were applicable to the Scripps option immediately prior to the completion of the merger (other than vesting), and will be exercisable with respect to a number of shares of Discovery Series C common stock (rounded down to the nearest whole number) equal to (x) approximately 30% of the total number of shares subject to the Scripps option immediately prior to the completion of the merger, multiplied by (y) the option exchange ratio, which equals the quotient (rounded to four decimal places) obtained by dividing (i) the weighted average price of the Scripps Class A shares on the NASDAQ Stock Market, which we refer to as the “NASDAQ”, on the trading day immediately prior to the completion of the merger by (ii) the DISCK 15-day VWAP. The as-converted Discovery option will have an exercise price per share of Discovery Series C common stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share subject to the Scripps option immediately prior to the completion of the merger, by (y) the option exchange ratio.

Upon the completion of the merger, each outstanding Scripps restricted stock unit award and Scripps performance-based restricted stock unit award, whether or not the holder is employed by Scripps and whether or not vested, generally will be converted into the right to receive (with performance-based awards calculated at target levels of achievement): (i) a lump sum cash payment in the amount equal to (x) approximately 70% of the number of Scripps shares subject to such award immediately prior to the completion of the merger multiplied by (y) the per share cash consideration, less amounts withheld for applicable federal, state, local and foreign taxes; and (ii) a number of shares of Discovery Series C common stock (rounded down to the nearest whole number) equal to the product of (x) approximately 30% of the number of Scripps shares subject to such award immediately prior to the completion of the merger, multiplied by (y) (a) 1.2096, if the DISCK 15-day VWAP is below $22.32, (b) 0.9408, if the DISCK 15-day VWAP is above $28.70, or (c) value between 1.2096 and 0.9408, which results in an equivalent value of $27.00 per share at the DISCK 15-day VWAP, if the DISCK 15-day VWAP is greater than or equal to $22.32 but less than or equal to $28.70.

However, alternative treatment will apply to a small number of Scripps restricted stock unit awards and Scripps performance-based restricted stock unit awards, which are subject to vesting following the occurrence of both a change in control of Scripps and the termination of the employee by Discovery without cause or by the employee for good reason, which we refer to as “double trigger vesting”, the treatment of which is addressed below in “The Merger Agreement—Treatment of Scripps Equity Awards in the Merger”.

Q:	As a former employee and holder of options issued by Scripps to purchase Scripps Class A shares, or as a current or former non-employee director and holder of options issued by Scripps to purchase Scripps Class A shares or Scripps phantom stock units, what will I receive in the merger?

A:	Upon the completion of the merger, each outstanding option to purchase Scripps Class A shares held by a former employee or a current or former non-employee director of Scripps, whether or not exercisable or vested, will be cancelled, and Scripps will pay each such holder a lump sum cash payment in an amount equal to (i) the number of Scripps shares subject to such option immediately prior to the completion of the merger, multiplied by (ii) the excess, if any, of the per share cash consideration over the per share exercise price of such option, less amounts withheld for applicable federal, state, local and foreign taxes.

Upon completion of the merger, each Scripps phantom stock unit subject to the Scripps 2008 Deferred Compensation and Stock Plan for Directors that is outstanding immediately prior to the completion of the merger will be deemed converted into the right to receive an amount in cash equal to (x) the number of phantom units in each of Scripps director’s accounts immediately prior to the completion of the merger multiplied by (y) the per share cash consideration.

See “The Merger Agreement—Treatment of Scripps Equity Awards in the Merger”.

Q:	What equity stake will Scripps shareholders hold in Discovery immediately following the merger?

A:	Based on the closing stock price of Discovery Series C common stock on the NASDAQ on October 18, 2017, the latest practicable date before the mailing of this Joint Proxy Statement/Prospectus, of $18.53, and assuming that such price was to be the DISCK 15-day VWAP for the applicable period leading up to the merger upon which the number of shares of Discovery Series C common stock to be received as merger consideration is determined, holders of Scripps shares would receive 1.2096 shares of Discovery Series C common stock for each Scripps share, and holders of Scripps shares would hold, in the aggregate, approximately 41.8% of the issued and outstanding shares of Discovery Series C common stock immediately following the completion of the merger. The DISCK 15-day VWAP of shares of Discovery Series C common stock when Scripps shareholders receive those shares after the completion of the merger could be greater than, less than or equal to the DISCK 15-day VWAP of shares of Discovery Series C common stock on the date of this Joint Proxy Statement/Prospectus or at the time of the Scripps special meeting.

The exact number of shares of Discovery Series C common stock that will be issued in the merger will not be known at the time of the special meeting and will depend on the DISCK 15-day VWAP at which Discovery Series C common stock trades during the applicable period leading up to the merger. Holders of shares of Discovery Series C common stock have no voting rights except as required under the Delaware General Corporate Law, which we refer to as the “DGCL”.

Q:	When do you expect the transaction to be completed?

A:	The transaction is expected to close by the first quarter of 2018. However, the completion of the merger is subject to various conditions, including the approval of the stock issuance proposal at the Discovery special meeting and the approval of the merger proposal at the Scripps special meeting, as well as required approval of the transaction by the European Commission, which we refer to as the “EC” pursuant to Council Regulation No. 139/2004 of the European Community, which we refer to as the “EC Merger Regulation”, and expiration or termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act”, and the antitrust or competition laws and media merger laws of certain other enumerated jurisdictions, the listing of the Discovery Series C common stock to be issued in connection with the merger on the NASDAQ and the absence of certain legal impediments to the completion of the merger. No assurance can be provided as to when or if the transaction will be completed, and it is possible that factors outside the control of Discovery and Scripps could result in the transaction being completed at a later time, or not at all. See “The Merger Agreement—Conditions to the Transaction”.

Q:	What are the conditions to the completion of the transaction?

A:	In addition to the approval of the merger proposal by the Scripps shareholders and the approval of the stock issuance proposal by Discovery stockholders, completion of the merger is subject to the satisfaction of a number of other conditions, including certain regulatory approvals. For additional information on the regulatory and other approvals required to complete the merger, see “Transaction Summary—Regulatory Approvals,” “Transaction Summary—Regulatory Approvals and Efforts to Close the Merger,” “The Merger Agreement—Regulatory Approvals” and “The Merger Agreement—Conditions to the Transaction”.

Q:	What effects will the merger have on Discovery and Scripps?

A:	Upon completion of the merger, Merger Sub will be merged with and into Scripps, with Scripps continuing as the surviving corporation and a wholly-owned subsidiary of Discovery. As a condition to the completion of the merger, the shares of Discovery Series C common stock issued in connection with the merger are expected to be approved for listing on the NASDAQ.

Q:	What is the effect if the stock issuance proposal is not approved at the Discovery special meeting or the merger proposal is not approved at the Scripps special meeting?

A:	If the stock issuance proposal is not approved by the requisite votes at the Discovery special meeting, or any adjournment or postponement thereof, or the merger proposal is not approved by the requisite votes at the Scripps special meeting, or any adjournment or postponement thereof, then the merger will not be completed. Instead, Scripps will remain an independent public company, Scripps Class A shares would continue to be listed and traded on the NASDAQ, and the merger consideration would not be paid. Each of Discovery and Scripps have the right to terminate the merger agreement under certain circumstances, including in the event of a failure by either of Discovery or Scripps to obtain the required vote of their respective stockholders and shareholders. If the merger agreement is terminated by either party as a result of the other party’s failure to obtain its respective stockholder or shareholder approval, the terminating party will receive from the other party a fee equal to $25,000,000, which we refer to as the “reimbursement expenses”. If the merger agreement is terminated by Discovery as a result of the Scripps board changing its recommendation of the merger prior to Scripps’ shareholder approval having been obtained, or by Scripps if, prior to Scripps’ shareholder approval having been obtained, Scripps enters into a Scripps alternative acquisition agreement with respect to a Scripps superior proposal (as defined below) that did not result from a material breach of the merger agreement, then Scripps would be obligated to pay Discovery a fee equal to $356,000,000, which we refer to as the “termination fee”. If the merger agreement is terminated by Scripps as a result of the Discovery board changing its recommendation of the stock issuance proposal prior to Discovery’s stockholder approval having been obtained, then Discovery would be obligated to pay Scripps the termination fee. See “The Merger Agreement—Termination.

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Q:	Is the transaction expected to be taxable to Scripps shareholders?

A:	Yes. For U.S. holders (as such term is defined below under “Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of the merger consideration in exchange for Scripps shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Scripps shareholders should consult their tax advisors regarding the particular tax consequences of the exchange of Scripps shares for the merger consideration pursuant to the merger in light of their particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For a more detailed discussion of the U.S. federal income tax consequences of the merger to Scripps shareholders, see “Material U.S. Federal Income Tax Consequences of the Merger”.

Q:	Do Discovery stockholders and Scripps shareholders have appraisal or dissenters rights in connection with the transaction?

A:	Scripps shareholders may be entitled to dissenters’ rights under Section 1701.85 of the ORC, provided they follow procedures and satisfy the conditions set forth in Section 1701.85 of the ORC. See “Appraisal and Dissenters’ Rights—Scripps Shareholders”. In addition, a copy of Section 1701.85 of the ORC is attached as Annex I to this Joint Proxy Statement/Prospectus. Failure to strictly comply with Section 1701.85 of the ORC may result in your waiver of, or inability to, exercise dissenters’ rights.

Under the DGCL, Discovery stockholders are not entitled to appraisal rights in connection with the merger.

About the Discovery and Scripps Special Meetings

Q:	When and where will the Discovery special meeting be held?

A:	The Discovery special meeting will be held at Discovery’s offices located at 850 Third Avenue, New York, NY 10022 on November 17, 2017 at 10:00 A.M. New York time.

Q:	When and where will the Scripps special meeting be held?

A:	The Scripps special meeting will be held at 265 Brookview Centre Way, Suite 600, Knoxville, TN 37919 on November 17, 2017 at 10:00 A.M. New York time.

Q:	What are Discovery stockholders being asked to vote on?

A:	At the Discovery special meeting, you will be asked to consider and vote on the issuance of shares of Discovery Series C common stock to Scripps shareholders in the merger.

The approval of the stock issuance proposal by Discovery stockholders is a condition to the obligations of Scripps and Discovery to complete the merger.

Discovery does not expect any other business to be conducted at the Discovery special meeting.

Q:	What are Scripps shareholders being asked to vote on?

A:	At the Scripps special meeting, you will be asked to consider and vote on the following proposals:

•	to approve the merger proposal, pursuant to which Merger Sub will be merged with and into Scripps, with Scripps continuing as the surviving corporation and a wholly-owned subsidiary of Discovery;

•	to consider and vote on a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Scripps to its named executive officers in connection with the merger, and

•	to consider and vote on a proposal to approve the adjournment of the Scripps special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the Scripps special meeting or if a quorum is not present at the Scripps special meeting.

The approval of the merger proposal by Scripps shareholders is a condition to the obligations of Scripps and Discovery to complete the merger. The approval of the “golden parachute” compensation proposal is not a condition to the obligations of Scripps or Discovery to complete the merger. The approval of the adjournment proposal is not a condition to the obligations of Scripps or Discovery to complete the merger.

Q:	Why are Scripps shareholders being asked to consider and vote on a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal?

A:	The Securities and Exchange Commission, which we refer to as the “SEC”, has adopted rules that require Scripps to seek an advisory (non-binding) vote on the “golden parachute” compensation. The “golden parachute” compensation refers to certain compensation that is tied to or based on the merger and that will or may be paid by Scripps to its named executive officers in connection with the merger.

Q:	What will happen if the “golden parachute” compensation proposal is not approved at the special meeting?

A:	Approval of the “golden parachute” compensation proposal is not a condition to completion of the merger. Accordingly, Scripps shareholders may vote against the “golden parachute” compensation proposal and vote in favor of the merger proposal. The “golden parachute” compensation proposal vote is an advisory (non-binding) vote. If the transaction is completed, the compensation described in the “golden parachute” compensation proposal may be paid to Scripps’ named executive officers to the extent payable in accordance with the terms of their respective compensation agreements and contractual arrangements even if Scripps shareholders do not approve the “golden parachute” compensation proposal.

Q:	Does the Discovery board recommend that Discovery stockholders approve the stock issuance proposal?

A:	Yes. The members of the Discovery board in attendance at the meeting and participating in the Discovery board’s decision determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Discovery Series C common stock to Scripps shareholders, are fair to and in the best interests of Discovery stockholders and unanimously approved and declared advisable the merger agreement, the merger and other transactions contemplated by the merger agreement. Such members of the Discovery board in attendance at the meeting unanimously recommend that Discovery stockholders vote “FOR” the stock issuance proposal. See “Transaction Summary—Discovery’s Reasons for the Transaction and Recommendation of the Discovery Board”.

Q:	Does the Scripps board recommend that Scripps shareholders approve the merger proposal?

A:	Yes. The Scripps board unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Scripps shareholders and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Scripps board unanimously recommends that Scripps shareholders vote “FOR” the merger proposal. See “Transaction Summary—Scripps’ Reasons for the Transaction and Recommendation of the Scripps Board”.

Q:	Does the Scripps board recommend that Scripps shareholders approve the “golden parachute” compensation proposal?

A:	Yes. The Scripps board unanimously recommends that Scripps shareholders vote “FOR” the “golden parachute” compensation proposal. See “Transaction Summary—Scripps’ Reasons for the Transaction and Recommendation of the Scripps Board”.

Q:	Does the Scripps board recommend that Scripps shareholders approve the adjournment of the Scripps special meeting, if necessary?

A:	Yes. The Scripps board unanimously recommends that Scripps shareholders vote “FOR” the adjournment proposal. See “Information About the Scripps Special Meeting and Proposals—Scripps Proposals—Scripps Proposal III: Scripps Special Meeting Adjournment Proposal”.

Q:	Who is entitled to vote at the Discovery special meeting?

A:	The Discovery board has fixed the close of business on October 19, 2017 as the record date for the Discovery special meeting, which we refer to as the “Discovery record date”. You are entitled to receive notice of, and vote at, the Discovery special meeting if you owned shares of Discovery voting stock as of the Discovery record date, provided that those shares remain outstanding on the date of the Discovery special meeting.

Q:	Who is entitled to vote at the Scripps special meeting?

A:	The Scripps board has fixed the close of business on October 3, 2017 as the record date, which we refer to as the “Scripps record date”. You are entitled to receive notice of, and vote at, the Scripps special meeting if you owned Scripps shares as of the Scripps record date, provided that those shares remain outstanding on the date of the Scripps special meeting.

Q:	What constitutes a quorum for the Discovery special meeting?

A:	The presence, in person or by properly executed proxy, of the holders of a majority in voting power of the Discovery voting stock, with the Discovery Series A-1 preferred stock voting on an as-converted to common stock basis, voting together as a single class, will constitute a quorum for the combined class vote on the stock issuance proposal. Abstentions and broker non-votes (where a bank, brokerage firm or other nominee does not exercise discretionary authority to vote on a proposal) will not be treated as present for purposes of determining the presence of a quorum. If a quorum is not present, the Discovery special meeting will be adjourned until a quorum is obtained.

Q:	What constitutes a quorum for the Scripps special meeting?

A:	The presence at the Scripps special meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast for each proposal at the Scripps record date (the close of business on October 3, 2017) will constitute a quorum for such proposal. Abstentions will be deemed present at the Scripps special meeting for the purpose of determining the presence of a quorum. Scripps shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the bank, brokerage firm, nominee or other holder of record will not be deemed present at the Scripps special meeting for the purpose of determining the presence of a quorum. There must be a quorum for business to be conducted at the Scripps special meeting. Failure of a quorum to be represented at the Scripps special meeting will necessitate an adjournment or postponement and will subject Scripps to additional expense.

Q:	What Discovery stockholder vote is required for the approval of each proposal at the Discovery special meeting?

A:	Approval of the stock issuance proposal requires the affirmative vote of at least a majority of the combined voting power of the outstanding Discovery voting stock, voting together as a single class, present in person or represented by proxy at the Discovery special meeting and entitled to vote on the stock issuance proposal.

Q:	What Scripps shareholder vote is required for the approval of each proposal at the Scripps special meeting?

A:	The following are the vote requirements for the proposals:

•	Approval of the Merger Proposal: The (i) affirmative vote of holders of a majority of the outstanding Scripps Class A shares entitled to vote, (ii) affirmative vote of holders of a majority of the outstanding Scripps common shares entitled to vote and (iii) the affirmative vote of a majority of the Scripps Class A shares and Scripps common shares entitled to vote, voting together as a single class, are required to approve the merger proposal.

•	Approval of Golden Parachute Compensation: The affirmative vote of a majority of the votes cast at the Scripps special meeting by holders of Scripps common shares is required to approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal.

•	Adjournment (if necessary): Whether or not a quorum is present, the affirmative vote of a majority of the votes cast at the Scripps special meeting by holders of Scripps common shares is required to approve the adjournment proposal.

Q:	How many votes do Discovery stockholders have?

A:	Each holder of Discovery Series A common stock will be entitled to one vote for each share of such stock held on the Discovery record date on the stock issuance proposal that will be voted upon at the Discovery special meeting. Each holder of Discovery Series B common stock will be entitled to 10 votes for each share of such stock held on the Discovery record date on the stock issuance proposal that will be voted upon at the Discovery special meeting. Each holder of Discovery Series A-1 preferred stock on the Discovery record date will be entitled to the number of votes equal to the number of votes such holder would have been entitled to cast had it converted its shares of Series A-1 preferred stock into shares of Series A common stock immediately prior to the Discovery record date for each share of such stock held on the Discovery record date on the stock issuance proposal that will be voted upon at the Discovery special meeting. The holders of outstanding shares of Discovery Series A common stock, Discovery Series B common stock and Discovery Series A-1 preferred stock will vote as one class with respect to the stock issuance proposal.

As of the Discovery record date, there were 154,002,569, 6,512,379 and 7,852,582 and four-ninths (4/9ths) shares outstanding of Discovery Series A common stock, Discovery Series B common stock and Discovery Series A-1 preferred stock, respectively, representing 53.1%, 22.5% and 24.4% of the aggregate voting power of the shares of Discovery voting stock entitled to vote on the stock issuance proposal, respectively. As of that date, approximately 1.8%, 95.1% and 0% of the outstanding shares of Discovery Series A common stock, Discovery Series B common stock and Discovery Series A-1 preferred stock, respectively, were held by Discovery’s directors and executive officers, or, approximately 21.4% of the aggregate voting power of the shares of Discovery voting stock entitled to vote on the stock issuance proposal.

Q:	How many votes do Scripps shareholders have?

A:	Each holder of Scripps shares is entitled to one vote for each Scripps Class A share or Scripps common share held on the Scripps record date.

Q:	What if I hold shares in both Discovery and Scripps?

A:	If you are both a Discovery stockholder and a Scripps shareholder, you will receive separate packages of proxy materials from each company. A vote as a Discovery stockholder for the approval of the stock issuance proposal will not constitute a vote as a Scripps shareholder to approve the merger proposal, or vice versa. Therefore, please sign, date, mark and return all proxy cards and/or voting instructions that you receive from Discovery or Scripps, or submit them over the Internet or by telephone.

Q:	Are any Discovery stockholders already committed to vote in favor of any of the stock issuance proposal to be considered and voted on at the Discovery special meeting?

A:	Yes. John C. Malone, whom we refer to as “Mr. Malone”, has entered into a voting agreement with Discovery and Scripps, which we refer to as the “Malone voting agreement”, in which Mr. Malone has agreed to vote his shares of Discovery Series B common stock to approve the issuance of shares of Discovery Series C common stock in connection with the merger as contemplated by the merger agreement. These shares represent approximately 93.6% of the issued and outstanding shares of Discovery Series B common stock and approximately 21.2% of the aggregate voting power of the shares of Discovery voting stock as of the Discovery record date. The Malone voting agreement is attached to this Joint Proxy Statement/Prospectus as Annex B and is incorporated by reference into this Joint Proxy Statement/Prospectus.

Advance/Newhouse Programming Partnership, which we refer to as “Advance/Newhouse”, has entered into a voting agreement with Discovery and Scripps, which we refer to as the “Advance/Newhouse voting agreement”, in which Advance/Newhouse has agreed to vote its shares of Discovery Series A-1 preferred stock to approve the issuance of shares of Discovery Series C common stock in connection with the merger as contemplated by the merger agreement. These shares represent all of the issued and outstanding shares of Discovery Series A-1 preferred stock and approximately 24.4% of the aggregate voting power of the shares of Discovery voting stock as of the Discovery record date. The Advance/Newhouse voting agreement is attached to this Joint Proxy Statement/Prospectus as Annex C and is incorporated by reference into this Joint Proxy Statement/Prospectus.

Q:	Are any Scripps shareholders already committed to vote in favor of any of the proposals to be considered and voted on at the Scripps special meeting?

A:	Yes. Approval of the merger proposal requires (i) the affirmative vote of holders of a majority of the outstanding Scripps Class A shares entitled to vote, (ii) the affirmative vote of holders of a majority of the outstanding Scripps common shares entitled to vote and (iii) the affirmative vote of holders of a majority of Scripps Class A shares and Scripps common shares entitled to vote, voting together as a single class.

Certain members of the Scripps family, which we refer to as the “members of the Scripps family”, have entered into a voting agreement with Discovery, which we refer to as the “Scripps voting agreement”, in which the members of the Scripps family have agreed to vote their Scripps common shares to approve the merger as contemplated by the merger agreement.

Holders of Scripps Class A shares generally have no voting power, but have the right to vote pursuant to the ORC, both as a class and on an aggregate basis with holders of Scripps common shares, on the merger proposal at the Scripps special meeting. The shares subject to the Scripps voting agreement represent approximately 83.1% of the issued and outstanding Scripps common shares and approximately 21.6% of the aggregate voting power of the Scripps shares entitled to vote on the merger proposal voting together as a single class at the Scripps special meeting, including shares held by two Scripps directors, Mary M. Peirce and Wesley Scripps. The Scripps voting agreement may be terminated under certain circumstances, including in the event that the Scripps board makes a change of recommendation with respect to the approval of the merger proposal. The Scripps voting agreement is attached to this Joint Proxy Statement/Prospectus as Annex D and is incorporated by reference into this Joint Proxy Statement/Prospectus.

Q:	What if my bank, brokerage firm or other nominee holds my shares in “street name”?

A:

If you hold your shares in “street name” through a broker, bank or other nominee, you should have received access to this proxy material from your bank, broker or other holder of record with instructions on how to instruct the holder of record to vote your shares. If you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on matters designated as routine under the rules of NASDAQ. However, a broker cannot vote shares held in “street name” on matters designated as “non-

x

routine” by NASDAQ, unless the broker receives voting instructions from the “street name” holder. It is expected that all proposals to be voted on at the Discovery special meeting and the Scripps special meeting are “non-routine” matters. Broker non-votes occur when a broker, bank or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a “street name” holder of shares of Discovery voting stock and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on the stock issuance proposal, which broker non-votes will have no effect on such proposal.

If you are a “street name” holder of Scripps shares and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal;

•	your broker, bank or other nominee may not vote your shares on the “golden parachute” compensation proposal, which broker non-votes, assuming a quorum is present, will have no effect on the vote count for such proposal; and

•	your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

Q:	If I am a Discovery stockholder, how do I vote?

A:	Via the Internet or Phone

If you are a holder of Discovery voting stock as of the Discovery record date, telephone and Internet voting are available 24 hours a day through 11:59 p.m. (Eastern Time) on November 16, 2017. If you are located in the United States or Canada and are a Discovery stockholder of record as of the Discovery record date, you can vote your Discovery voting stock by calling toll-free 1-800-690-6903. Whether you are a Discovery stockholder of record or a beneficial owner, you can also vote your Discovery voting stock on the Internet at www.proxyvote.com.

Both the telephone and Internet voting systems have easy-to-follow instructions on how you may vote your shares and allow you to confirm that the system has properly recorded your vote. If you are voting your Discovery voting stock by telephone or Internet, you should have on hand when you call or access the website, as applicable, the Notice of Special Meeting, the proxy card or voting instruction card. If you vote by telephone or Internet, you do not need to return your proxy card to us.

By Mail

If you hold shares of Discovery voting stock directly in your name as a shareholder of record (that is, if your shares of Discovery voting stock are registered in your name with Computershare Trust Company, N.A., Discovery’s transfer agent), you will need to sign, date and mark your proxy card and return it using the postage-paid return envelope provided. We must receive your proxy card no later than the close of business on November 16, 2017.

If you hold shares of Discovery voting stock in “street name,” meaning through a bank, brokerage firm, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your bank, brokerage firm, nominee or other holder of record with these materials and return it in the postage-paid return envelope provided. Your bank, brokerage firm, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

While we encourage holders of Discovery voting stock to vote by proxy, you also have the option of voting your shares of Discovery voting stock in person at the Discovery special meeting. If your shares of

Discovery voting stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to such shares of Discovery voting stock and you have the right to attend the Discovery special meeting and vote in person, subject to compliance with the procedures described below. If your shares of Discovery voting stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such Discovery voting stock. As such, in order to vote in person, you must obtain and present at the time of admission a properly executed proxy from the stockholder of record (i.e., your bank, brokerage firm or other nominee) giving you the right to vote the shares of Discovery voting stock.

Q:	If I am a Scripps shareholder, how do I vote?

A:	Via the Internet or by Telephone

If you hold Scripps shares directly in your name as a shareholder of record (that is, if your Scripps shares are registered in your name with Wells Fargo Shareowner Services, Scripps’ transfer agent), you may vote via the Internet at www.proxyvote.com or by telephone by calling the toll-free number on the back of your proxy card. Votes submitted via the Internet or by telephone must be received by 11:59 p.m. (Eastern Time) on November 16, 2017.

If you hold Scripps shares in “street name,” meaning through a bank, brokerage firm, nominee or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your bank, brokerage firm, nominee or other holder of record. Please follow the voting instructions provided by your bank, brokerage firm, nominee or other holder of record with these materials.

By Mail

If you hold Scripps shares directly in your name as a shareholder of record (that is, if your Scripps shares are registered in your name with Wells Fargo Shareowner Services, Scripps’ transfer agent), you will need to sign, date and mark your proxy card and return it using the postage-paid return envelope provided. Your proxy card must be received no later than the close of business on November 16, 2017.

If you hold Scripps shares in “street name,” meaning through a bank, brokerage firm, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your bank, brokerage firm, nominee or other holder of record with these materials and return it in the postage-paid return envelope provided. Your bank, brokerage firm, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold Scripps shares directly in your name as a shareholder of record (that is, if your Scripps shares are registered in your name with Wells Fargo Shareowner Services, Scripps’ transfer agent), you may vote in person at the Scripps special meeting. Shareholders of record also may be represented by another person at the Scripps special meeting by executing a proper proxy designating that person and having that proper proxy be presented to the inspector of election with the applicable ballot at the Scripps special meeting.

If you hold Scripps shares in “street name,” meaning through a bank, brokerage firm, nominee or other holder of record, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the Scripps special meeting. To request a legal proxy, please contact your bank, brokerage firm, nominee or other holder of record.

Please carefully consider the information contained in this Joint Proxy Statement/Prospectus and, whether or not you plan to attend the Scripps special meeting, vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the Scripps special meeting.

We encourage you to register your vote via the Internet or by telephone. If you attend the Scripps special meeting, you may also submit your vote in person, in which case any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that you cast at the Scripps special meeting. To vote in person at the Scripps special meeting, beneficial owners who hold shares in “street name” through a bank, brokerage firm, nominee or other holder of record will need to contact the bank, brokerage firm, nominee or other holder of record to obtain a legal proxy to bring to the meeting. Whether your proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the Scripps special meeting, your shares will be voted at the Scripps special meeting in the manner set forth in this Joint Proxy Statement/Prospectus or as otherwise specified by you. Again, you may vote via the Internet or by telephone until 11:59 p.m. (Eastern Time) on November 16, 2017, or Scripps’ agent must receive your paper proxy card by mail no later than the close of business on November 16, 2017.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this Joint Proxy Statement/Prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are held in more than one name, you will receive more than one proxy card. In addition, if you are a holder of record of shares of both Discovery voting stock and Scripps shares, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instructions you receive, or submit each proxy or voting instruction by telephone or Internet by following the instructions on your proxy cards or the voting instruction.

Q:	What if I fail to vote or abstain?

A:	For purposes of each of the Discovery special meeting and the Scripps special meeting, an abstention occurs when a holder of shares of Discovery voting stock and Scripps shares attends the applicable special meeting in person and does not vote or returns a proxy with an “abstain” vote.

Discovery

Stock Issuance Proposal: If you submit a proxy card on which you indicate that you abstain from voting, your abstention will count as a vote “AGAINST” the stock issuance proposal. Broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a proposal) are not considered shares entitled to vote and therefore will have no effect on the stock issuance proposal.

Scripps

Merger Proposal: An abstention, the failure of a Scripps shareholder who holds his or her shares in “street name” through a bank, brokerage firm, nominee or other holder of record to give voting instructions to that bank, brokerage firm, nominee or other holder of record or a Scripps shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the merger proposal.

“Golden Parachute” Compensation Proposal: An abstention is not considered a vote cast. Accordingly, assuming a quorum is present, a Scripps shareholder’s abstention from voting, the failure of a Scripps shareholder who holds his or her shares in “street name” through a bank, brokerage firm, nominee or other holder of record to give voting instructions to that bank, brokerage firm, nominee or other holder of record or a Scripps shareholder’s other failure to vote will have no effect on the “golden parachute” compensation proposal.

Adjournment Proposal: An abstention is not considered a vote cast. Accordingly, a Scripps shareholder’s abstention from voting, the failure of a Scripps shareholder who holds his or her shares in “street name”

through a bank, brokerage firm, nominee or other holder of record to give voting instructions to that bank, brokerage firm, nominee or other holder of record or a Scripps shareholder’s other failure to vote will have no effect on the adjournment proposal.

Q:	What will happen if I sign and return my proxy or voting instruction card without indicating how to vote?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Discovery voting stock represented by your proxy will be voted as recommended by the Discovery board with respect to that proposal, or the Scripps shares represented by your proxy will be voted as recommended by the Scripps board with respect to that proposal.

Q:	How will I receive the merger consideration to which I am entitled?

A:	The form of election will be made available to holders of Scripps shares on the same day as this Joint Proxy Statement/Prospectus. The form of election enables holders of Scripps shares to choose to make a stock election, a cash election or choose the default mixed consideration with respect to each of their Scripps shares eligible to receive the merger consideration. Scripps shareholders have until 5:00 p.m. New York City time, on the later of (i) the date of the Scripps special meeting and (ii) the date that is two business days prior to the completion of the merger, which we refer to as the “election deadline”, to make their election and return their completed election forms, along with any stock certificates held, to the exchange agent. If you are the record holder of your Scripps shares, after receiving the proper documentation from you and determining the proper allocations of cash and stock consideration to be paid or issued to Scripps shareholders, the exchange agent will issue payment to you for the cash to which you are entitled, less all applicable tax withholdings and, for any Discovery Series C common stock to which you are entitled, the exchange agent will provide you with a Computershare account number, credit your account with the appropriate number of book-entry shares and mail you a Direct Registration Statement, in each case, shortly after closing. If your Scripps shares are held in street name by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to submit a form of election and how to effect the surrender of your street name Scripps shares in order to receive the applicable consideration for such shares. Please contact your bank, brokerage firm or other nominee for information on how you will receive the merger consideration.

With respect to Scripps shares that are held in certificated form, the delivery of the stock certificates, together with the properly completed form of election, shall be effected only upon delivery to the exchange agent of the physical certificates representing the Scripps shares to which such form of election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Scripps. With respect to Scripps shares that are held in “book-entry” form, the holder should follow the instructions in the form of election in order to make an election.

If you hold physical stock certificates of Scripps shares, other than Scripps shares owned by Discovery or Merger Sub or Scripps shares for which holders have perfected and not withdrawn a demand for dissenters’ rights pursuant to Ohio law, and you do not make an election to receive the cash consideration, stock consideration or mixed consideration by delivering to the exchange agent by the election deadline a properly completed form of election, you will be sent a letter of transmittal shortly after the completion of the merger, describing how you may exchange your Scripps shares for the merger consideration, and the exchange agent will forward to you the cash and the Discovery Series C common stock in book entry form (or applicable evidence of ownership) to which you are entitled, including cash in lieu of fractional shares of Discovery Series C common stock, if any, with a record date and payment date after the completion of the merger, after receiving the proper documentation from you. If you hold your Scripps shares in book entry form, you are not required to take any specific actions to exchange your Scripps shares, and after the completion of the transaction, such shares will be automatically exchanged for the merger consideration, and cash in lieu of fractional shares of Discovery Series C common stock, if any, with a record date and payment date after the completion of the merger.

See “Transaction Summary—Procedures for Election”.

Q:	What happens if I sell my shares of Discovery voting stock after the Discovery record date but before the Discovery special meeting?

A:	The Discovery record date (the close of business on October 19, 2017) is earlier than the date of the Discovery special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Discovery voting stock after the Discovery record date but before the date of the Discovery special meeting, you will retain your right to vote at the Discovery special meeting.

Q:	What happens if I sell my Scripps shares after the Scripps record date but before the Scripps special meeting?

A:	The Scripps record date (the close of business on October 3, 2017) is earlier than the date of the Scripps special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your Scripps shares after the Scripps record date but before the date of the Scripps special meeting, you will retain your right to vote at the Scripps special meeting. However, you will not have the right to receive the merger consideration to be received by Scripps shareholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. Any stockholder or shareholder giving a proxy has the power to revoke it at any time before it is exercised.

If you are a Discovery stockholder, you may change or revoke your vote on the stock issuance proposal by telephone or over the Internet (if you originally voted by telephone or over the Internet), by voting in person at the Discovery special meeting (if you are entitled to do so) or by delivering a signed proxy revocation or a new signed proxy with a later date to: Discovery Communications, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Any signed proxy revocation or new signed proxy must be received before the start of the Discovery special meeting.

If you are a Scripps shareholder, you may change or revoke your vote on the proposals by telephone or over the Internet (if you originally voted by telephone or over the Internet), by voting in person at the Scripps special meeting (if you are entitled to do so) or by delivering a new signed proxy with a later date, or by giving notice of revocation in writing or by another verifiable communication, to Eleni Stratigeas, Scripps’ Senior Vice President, Business and Legal Affairs and Corporate Secretary, at (865) 560-3326 or estratigeas@scrippsnetworks.com or by giving written notice of revocation in open meeting. Any written revocation or revocation by another verifiable communication or new signed proxy must be received or any revocation in open meeting must be made, before a vote is taken on a matter, but the revocation or new proxy will not affect any vote previously taken.

Attendance at the Discovery special meeting or Scripps special meeting, as applicable, alone will not revoke any proxy. If not revoked, the proxy will be voted at the Discovery special meeting or Scripps special meeting, as applicable, in accordance with your instructions.

If your shares are held in an account at a bank, brokerage firm or other nominee and you have delivered your voting instruction card to your bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee to change your vote.

Q:	May I transfer my Scripps shares once I have made an election?

A:	No. If an election has been made for any of your Scripps shares, and such election has not been properly revoked, such shares may not be transferred.

Q:	If I hold physical share certificates of Scripps shares, should I send in my share certificates now?

A:	If you hold physical stock certificates of Scripps shares, please deliver to the exchange agent by the election deadline a properly completed form of election, including the stock certificate representing your Scripps shares. The form of election will be made available to holders of Scripps shares on the same day as this Joint Proxy Statement/Prospectus. See “Transaction Summary—Procedures for Election”.

Q:	How do I obtain the voting results from the special meeting?

A:	Preliminary voting results will be announced at the Discovery special meeting and Scripps special meeting. In addition, within four business days following certification of the final voting results, each of Discovery and Scripps intends to file the final voting results of its special meeting with the SEC on Form 8-K.

Q:	Whom should I contact if I have any questions about these materials or voting?

A:	If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting instructions or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact the information agent or proxy solicitation agent for the company in which you hold shares as set forth below:

Discovery Stockholders

Georgeson LLC

1290 Avenue of Americas

9th Floor

New York, NY 10104

Stockholders, Banks and Brokerage Firms Call Toll Free: (866) 413-5899

Scripps Shareholders

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Telephone Toll-Free: (800) 322-2885

Telephone Call Collect: (212) 929-5500

If your shares are held “street name,” through a bank, brokerage firm or other nominee, you should contact such bank, brokerage firm or other nominee if you need to obtain voting instruction cards or have questions on how to vote your shares.

SUMMARY

This summary highlights selected information contained elsewhere in this Joint Proxy Statement/Prospectus and may not contain all the information that may be important to you. Accordingly, we encourage you to read this Joint Proxy Statement/Prospectus carefully and in its entirety, including the annexes hereto, and the documents incorporated by reference herein, and the registration statement to which this Joint Proxy Statement/Prospectus relates, including the exhibits thereto. The page references have been included in this summary to direct you to a more complete description of the topics presented below. See also “Where You Can Find More Information”.

Parties to the Transaction (Page 55)

Discovery Communications, Inc.

Discovery was formed on September 17, 2008 as a Delaware corporation in connection with Discovery Holding Company, which we refer to as “DHC”, and Advance/Newhouse combining their respective ownership interests in Discovery Communications Holding, LLC, which we refer to as “DCH”, and exchanging those interests with and into Discovery, which we refer to as the “Discovery formation”. As a result of the Discovery formation, DHC and DCH became wholly-owned subsidiaries of Discovery, with Discovery becoming the successor reporting entity to DHC.

Discovery is a global media company that provides content across multiple distribution platforms, including linear platforms such as pay-television, which we refer to as “pay-TV”, free-to-air, which we refer to as “FTA” and broadcast television, and various digital distribution platforms around the world. Discovery also enters into content licensing agreements. Discovery provides original and purchased content and live events to more than 2.8 billion cumulative viewers worldwide through networks that Discovery wholly or partially owns. Discovery distributes customized content in the U.S. and over 220 other countries and territories in over 40 languages. Discovery’s global portfolio of networks includes prominent nonfiction television brands such as Discovery Channel, its most widely distributed global brand, TLC, Investigation Discovery, Animal Planet, Science and Velocity (known as Turbo outside of the U.S.). Discovery’s portfolio also includes Eurosport, which it acquired in 2014 and is a leading sports entertainment provider across Europe, as well as Discovery Kids, a leading children’s entertainment brand in Latin America. Discovery also operates a portfolio of websites, digital direct-to-consumer products, production studios and curriculum-based education products and services.

Discovery Series A common stock, Discovery Series B common stock and Discovery Series C common stock are listed on the NASDAQ under the symbols “DISCA”, “DISCB” and “DISCK”, respectively.

Discovery’s principal executive office is located at One Discovery Place, Silver Spring, Maryland 20910 (telephone number: (240) 662-2000).

This Joint Proxy Statement/Prospectus incorporates important business and financial information about Discovery from other documents that are not included in or delivered with this Joint Proxy Statement/Prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

Scripps Networks Interactive, Inc.

Scripps is a leading developer of engaging lifestyle content in the home, food and travel categories for television, the internet and emerging platforms. Scripps’ U.S. lifestyle portfolio comprises popular television and internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country.

The international operations of Scripps include TVN, Poland’s premier multi-platform company; UKTV, an independent commercial joint venture with BBC Worldwide; Asian Food Channel, the first pan-regional TV food network in Asia; and lifestyle channel Fine Living Network. Scripps’ global networks and websites reach millions of consumers across North and South America, Asia, Europe, Australia, the Middle East and Africa.

Scripps is focused on strengthening its networks and expanding its reach, including in both the digital arena and international market. As part of its effort to expand in the digital arena, Scripps launched Scripps Lifestyle Studios in the fourth quarter of 2015.

Scripps was incorporated as an Ohio corporation on October 23, 2007, and Scripps and its predecessors have been in the cable programming business for over 23 years in various legal forms. The principal trading market for Scripps Class A shares (NASDAQ: SNI) is the NASDAQ.

Scripps is headquartered in Knoxville, Tennessee. Scripps’ principal executive offices are located at 9721 Sherrill Blvd., Knoxville, Tennessee 37932; its telephone number is (865) 694-2700; and its website is www.scrippsnetworksinteractive.com.

This Joint Proxy Statement/Prospectus incorporates important business and financial information about Scripps from other documents that are not included in or delivered with this Joint Proxy Statement/Prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information”.

Skylight Merger Sub, Inc.

Merger Sub was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Merger Sub’s principal executive office is located at One Discovery Place, Silver Spring, Maryland 20910 (telephone number: (240) 662-2000).

The Merger (Page 56)

Discovery, Merger Sub and Scripps have entered into the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with applicable law, Merger Sub will be merged with and into Scripps, with Scripps continuing as the surviving corporation and a wholly-owned subsidiary of Discovery. Upon completion of the merger, Scripps Class A shares will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer as the “Exchange Act”.

A copy of the merger agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.

What Scripps Shareholders Will Receive in the Merger

Upon the completion of the merger, each outstanding Scripps share will be converted into the right to receive the cash consideration, stock consideration or mixed consideration. The base exchange ratio for determining the number of shares of Discovery Series C common stock that Scripps shareholders will receive in the merger is subject to a collar based on the DISCK 15-day VWAP. Holders of Scripps shares will receive for each Scripps share 1.2096 shares of Discovery Series C common stock if the DISCK 15-day VWAP is less than $22.32, and 0.9408 shares of Discovery Series C common stock if the DISCK 15-day VWAP is greater than $28.70. If the DISCK 15-day VWAP is greater than or equal to $22.32 but less than or equal to $28.70, holders of Scripps shares will receive for each Scripps share a number of shares of Discovery Series C common stock between 1.2096 and 0.9408 equal to $27.00 in value at the DISCK 15-day VWAP. If the DISCK 15-day VWAP is less than $25.51, Discovery has the option to pay additional cash instead of issuing more shares. Accordingly, the actual number of shares and the value of Discovery Series C common stock delivered to Scripps shareholders after the completion of the merger will depend on the DISCK 15-day VWAP. The market value of the Discovery Series C common stock that Scripps shareholders will be entitled to receive upon the completion of the merger will depend on the DISCK 15-day VWAP for the applicable period leading up to the completion of the merger and could vary significantly from the market value on July 31, 2017, the date of the announcement of the merger agreement, on the date that this Joint Proxy Statement/Prospectus was first mailed to Scripps shareholders or on the date of the Discovery special meeting and Scripps special meeting. The value of the Discovery Series C common stock delivered upon completion of the merger for each such Scripps share may be greater than, less than or equal to $27.00. In addition, the market value of the Discovery Series C common stock will fluctuate after the completion of the merger. Fluctuations in the share price of the Discovery Series C common stock could result from changes in the business, operations or prospects of Discovery or Scripps prior to the completion of the merger or Discovery following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Discovery or Scripps. The Discovery Series C common stock have no voting rights except as required under the DGCL.

Treatment of Scripps Equity Awards in the Merger

The Scripps equity plans generally provide, upon a change in control, such as the merger, for full acceleration and vesting of outstanding awards and continuation or conversion into acquirer awards or, in the alternative, the compensation committee may cancel the awards in exchange for a cash payment based on the fair market value of shares subject to the award. To provide holders of outstanding awards with substantially the same proportion of cash and equity-based considerations as shareholders under the merger agreement, generally, 70% of each award will be settled in cash and 30% will be converted into awards that are settled in Discovery Series C common stock. At the completion of the merger, each option to purchase Scripps Class A shares (whether or not exercisable or vested) held by a then-current employee of Scripps that is outstanding immediately prior to completion of the merger will be converted into the right to receive a cash payment and a fully vested option to purchase shares of Discovery Series C common stock. Each restricted stock unit and performance-based restricted stock unit will be converted into a right to receive both a cash payment and Discovery Series C common stock based on the number of shares subject to the award for restricted stock awards, or the number of shares subject to the award at target levels of achievement for performance-based awards. In the case of converted options, the aggregate option exercise price of each Scripps option will be divided by an exchange ratio to determine the exercise price of each new Discovery option. Such converted options will otherwise be subject to the same terms and conditions (other than vesting) as were applicable immediately prior to completion of the merger.

Information About the Discovery Special Meeting (Page 42)

Meeting

The Discovery special meeting is scheduled to be held at Discovery’s offices located at 850 Third Avenue, New York, NY 10022, on November 17, 2017 at 10:00 A.M. New York time.

At the Discovery special meeting, Discovery stockholders will be asked to consider and vote on the stock issuance proposal.

Pursuant to the voting agreements, (i) Mr. Malone, who holds approximately 93.6% of the issued and outstanding shares of Discovery Series B common stock and approximately 21.2% of the aggregate voting power of the shares of Discovery voting stock as of the Discovery record date and (ii) Advance/Newhouse, which holds all of the issued and outstanding shares of Discovery Series A-1 preferred stock and approximately 24.4% of the aggregate voting power of the shares of Discovery voting stock as of the Discovery record date, have agreed to vote their shares of Discovery Series B common stock and Discovery Series A-1 preferred stock, respectively, in favor of the stock issuance proposal. For additional information regarding the voting agreement, see “Other Agreements Related to the Merger—Voting Agreements”.

Record Date

The Discovery board has fixed the close of business on October 19, 2017 as the record date for the Discovery special meeting. Only holders of record of shares of Discovery voting stock as of the Discovery record date will be entitled to notice of, and to vote at, the Discovery special meeting or any adjournment or postponement thereof. As of the Discovery record date, there were a total of 154,002,569, 6,512,379 and 7,852,582 and four-ninths (4/9ths) shares of Discovery Series A common stock, Discovery Series B common stock and Discovery Series A-1 preferred stock outstanding, respectively.

As of the Discovery record date, approximately 1.8%, 95.1% and 0% of the outstanding shares of Discovery Series A common stock, Discovery Series B common stock and Discovery Series A-1 preferred stock, respectively, were held by Discovery directors and executive officers and their affiliates, or, approximately 21.4% of the aggregate voting power of the shares of Discovery voting stock entitled to vote on the stock issuance proposal. We currently expect that Discovery’s directors and executive officers will vote their shares of Discovery voting stock in favor of the stock issuance proposal, although only Mr. Malone has entered into an agreement obligating him to do so.

Quorum

The presence, in person or by properly executed proxy, of the holders of a majority in voting power of the Discovery voting stock, with the Discovery Series A-1 preferred stock voting on an as-converted to common stock basis, voting together as a single class, will constitute a quorum for the combined class vote on the stock issuance proposal. Abstentions and broker non-votes (where a bank, brokerage firm or other nominee does not exercise discretionary authority to vote on a proposal) will not be treated as present for purposes of determining the presence of a quorum. If a quorum is not present, the Discovery special meeting will be adjourned until a quorum is obtained.

Required Vote

Approval of the stock issuance proposal requires the affirmative vote of at least a majority of the combined voting power of the outstanding Discovery voting stock, voting together as a single class, present in person or represented by proxy at the Discovery special meeting and entitled to vote on the stock issuance proposal. If you are a beneficial owner of Discovery voting stock entitled to vote and fail to vote or fail to instruct your bank, brokerage firm or nominee to vote, it will have no effect on the stock issuance proposal, assuming a quorum is present. If you are a Discovery stockholder and you sign, date, and return your proxy or voting instructions to abstain, it will have the effect of voting “AGAINST” the stock issuance proposal.

Information About the Scripps Special Meeting (Page 47)

Meeting

The Scripps special meeting will be held on November 17, 2017, at the offices of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., located at 265 Brookview Centre Way, Suite 600, Knoxville, TN 37919, at 10:00 A.M., New York time. At the Scripps special meeting, Scripps shareholders will be asked to consider and vote on the following proposals:

•	to approve the merger proposal, pursuant to which Merger Sub will be merged with and into Scripps, with Scripps continuing as the surviving corporation and a wholly-owned subsidiary of Discovery;

•	to approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal; and

•	to consider and vote on the adjournment proposal.

Record Date

The Scripps board has fixed the close of business on October 3, 2017, as the record date for determination of the shareholders entitled to vote at the Scripps special meeting or any adjournment or postponement of the Scripps special meeting. Only Scripps shareholders of record at the record date are entitled to receive notice of, and to vote at, the Scripps special meeting or any adjournment or postponement of the Scripps special meeting. As of the Scripps record date, there were 96,049,523 Scripps Class A shares and 33,850,481 Scripps common shares outstanding. Each holder of Scripps shares is entitled to one vote for each Scripps Class A share or Scripps common share owned at the Scripps record date.

Quorum

The presence at the Scripps special meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast for each proposal at the Scripps record date (the close of business on October 3, 2017) will constitute a quorum for such proposal. Abstentions will be deemed present at the Scripps special meeting for the purpose of determining the presence of a quorum. Scripps shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the bank, brokerage firm, nominee or other holder of record will not be deemed present at the Scripps special meeting for the purpose of determining the presence of a quorum. There must be a quorum for business to be conducted at the Scripps special meeting. Failure of a quorum to be represented at the Scripps special meeting will necessitate an adjournment or postponement and will subject Scripps to additional expense.

Required Vote

To approve the merger proposal, (i) the affirmative vote of holders of a majority of the outstanding Scripps Class A shares entitled to vote, (ii) the affirmative vote of holders of a majority of the outstanding Scripps common shares entitled to vote and (iii) the affirmative vote of holders of a majority of the outstanding Scripps Class A shares and Scripps common shares entitled to vote, voting together as a single class, is required. Scripps cannot complete the merger unless its shareholders approve the merger proposal. Because adoption requires the affirmative vote of holders of a majority of the outstanding Scripps Class A shares, a majority of the outstanding Scripps common shares and a majority of the outstanding Scripps shares, voting as a class, a Scripps shareholder’s abstention from voting, the failure of a Scripps shareholder who holds his or her shares in “street name” through a bank, brokerage firm, nominee or other holder of record to give voting instructions to that bank, brokerage firm, nominee or other holder of record or a Scripps shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the merger proposal.

To approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal, the affirmative vote of a majority of the votes cast at the Scripps special meeting by holders of Scripps common shares is required. An abstention is not considered a vote cast. Accordingly, assuming a quorum is present, a Scripps shareholder’s abstention from voting, the failure of a Scripps shareholder who holds his or her shares in “street name” through a bank, brokerage firm, nominee or other holder of record to give voting instructions to that bank, brokerage firm, nominee or other holder of record or a Scripps shareholder’s other failure to vote will have no effect on the outcome of any vote to approve the “golden parachute” compensation proposal.

To approve the adjournment proposal, the affirmative vote of a majority of the votes cast at the Scripps special meeting by holders of Scripps common shares is required. An abstention is not considered a vote cast.

Accordingly, a Scripps shareholder’s abstention from voting, the failure of a Scripps shareholder who holds his or her shares in “street name” through a bank, brokerage firm, nominee or other holder of record to give voting instructions to that bank, brokerage firm, nominee or other holder of record or a Scripps shareholder’s other failure to vote will have no effect on the adjournment proposal.

Discovery’s Reasons for the Transaction and Recommendation (Page 69)

On July 29, 2017, after careful consideration and evaluation of the merger in consultation with Discovery’s management and advisors, all members of the board of directors of Discovery, which we refer to as the “Discovery board”, in attendance at the meeting, except for one director who abstained, approved the merger agreement. Director Paul Gould abstained due to his employment relationship with Allen & Company LLC, one of Scripps’ financial advisors in connection with the merger. See “Transaction Summary—Interests of Discovery’s Directors and Executive Officers in the Merger”. Moreover, the members of the Discovery board in attendance at the meeting, with Mr. Gould abstaining, unanimously determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Discovery and its stockholders and further resolved that it is recommended to the Discovery stockholders that they vote “FOR” the stock issuance proposal in connection with the merger. For the factors considered by the Discovery board in reaching this decision, see “Transaction Summary—Discovery’s Reasons for the Transaction and Recommendation of the Discovery Board”.

Scripps’ Reasons for the Transaction and Recommendation (Page 73)

After careful consideration and evaluation of the merger in consultation with Scripps’ management and advisors, the Scripps board unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Scripps’ shareholders and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Scripps board unanimously recommends that Scripps shareholders vote “FOR” the merger proposal. For the factors considered by the Scripps board in reaching this decision, see “Information About the Scripps Special Meeting and Proposals—Scripps Proposals—Scripps Proposal I: Approval of the Merger Proposal”.

The Scripps board unanimously recommends that Scripps shareholders vote “FOR” the “golden parachute” compensation proposal. See “Information About the Scripps Special Meeting and Proposals—Scripps Proposals—Scripps Proposal II: Advisory Vote on the “Golden Parachute” Compensation Proposal”.

In addition, the Scripps board unanimously recommends that Scripps shareholders vote “FOR” the adjournment proposal if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the Scripps special meeting or if a quorum is not present at the Scripps special meeting. See “Information About the Scripps Special Meeting and Proposals—Scripps Proposals—Scripps Proposal III: Scripps Special Meeting Adjournment Proposal”.

Opinions of Discovery’s Financial Advisors (Page 81)

Opinion of Goldman Sachs & Co. LLC (Page 81)

In connection with the merger, Goldman Sachs & Co. LLC, which we refer to as “Goldman Sachs”, acting as Discovery’s financial advisor, delivered its opinion to the Discovery board, subsequently confirmed by delivery of a written opinion dated as of July 30, 2017, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the aggregate consideration to be paid by Discovery for the outstanding Scripps shares pursuant to the merger agreement was fair from a financial point of view to Discovery.

The full text of the written opinion of Goldman Sachs, dated July 30, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this Joint Proxy Statement/Prospectus and is incorporated by reference herein in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Discovery board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Discovery voting stock or other Discovery securities should vote with respect to the merger or any other matter.

Opinion of Guggenheim Securities, LLC (Page 89)

The Discovery board retained Guggenheim Securities, LLC, which we refer to as “Guggenheim Securities”, as its financial advisor in connection with Discovery’s potential acquisition of or merger with Scripps. On July 29, 2017, Guggenheim Securities rendered an oral opinion to the Discovery board, subsequently confirmed by delivery of a written opinion dated as of July 30, 2017, to the effect that, as of such date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the aggregate merger consideration to be paid by Discovery was fair, from a financial point of view, to Discovery. The full text of Guggenheim Securities’ written opinion, which is attached as Annex F to this Joint Proxy Statement/Prospectus and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

Guggenheim Securities’ opinion was provided to the Discovery board (in its capacity as such) for its information and assistance in connection with its evaluation of the aggregate merger consideration to be paid by Discovery. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to the Discovery board with respect to the merger, nor does Guggenheim Securities’ opinion constitute advice or a recommendation to any holder of Discovery securities or any of Scripps’ shareholders as how to vote or act in connection with the merger or otherwise or what form of merger consideration any holder of Scripps shares should elect to receive pursuant to the cash/stock election mechanism described in the merger agreement (as to which Guggenheim Securities expressed no view or opinion).

For a description of the opinion that the Discovery board received from Guggenheim Securities, see “Transaction Summary—Opinion of Guggenheim Securities, LLC, Financial Advisor to Discovery”.

Opinions of Scripps’ Financial Advisors (Page 103)

Opinion of Allen & Company LLC (Page 103)

Scripps has engaged Allen & Company LLC, which we refer to as “Allen & Company”, as a financial advisor in connection with the merger. In connection with the merger, Allen & Company delivered a written opinion, dated July 29, 2017, to the Scripps board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Scripps Class A shares pursuant to the merger agreement. The full text of Allen & Company’s written opinion, dated July 29, 2017, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex G to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The description of Allen & Company’s opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion was intended for the benefit and use of the Scripps board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Scripps (or the Scripps board) should pursue in connection with the merger or otherwise address the merits of the underlying decision by Scripps to engage in the merger, including in comparison to other strategies or transactions that might be available to Scripps or which Scripps might engage in or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any shareholder as to any election made by such shareholder or how such shareholder should vote or act on any matter relating to the merger or otherwise.

Opinion of J.P. Morgan Securities LLC (Page 106)

Scripps also has engaged J.P. Morgan Securities LLC, which we refer to as “J.P. Morgan” and, together with Allen & Company, the “Scripps financial advisors”, as a financial advisor in connection with the merger. In connection with the merger, J.P. Morgan delivered a written opinion, dated July 29, 2017, to the Scripps board as to the fairness, from a financial point of view and as of such date, of the consideration to be paid to the holders of Scripps Class A shares in the merger. The full text of J.P. Morgan’s written opinion, dated July 29, 2017, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex H to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. J.P. Morgan’s written opinion was addressed to the Scripps board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the consideration to be paid in the merger and did not address any other terms, aspects or implications of the merger. J.P. Morgan expressed no opinion as to the underlying decision by Scripps to engage in the merger. J.P. Morgan’s opinion does not constitute a recommendation to any shareholder of Scripps as to how such shareholder should vote with respect to the merger or any other matter.

Key Terms of the Merger Agreement (Page 147)

Conditions to the Completion of the Merger (Page 167)

Each party’s obligation to consummate the transaction is subject to the satisfaction or waiver, to the extent applicable, at or prior to the completion of the merger, of the following conditions:

•	the approval of the merger proposal by the Scripps shareholders and the approval of the stock issuance proposal by the Discovery stockholders;

•	any applicable waiting period under the HSR Act must have expired or been terminated;

•	any required approvals, consents or clearances have been obtained relating to the merger under Council Regulation (EC) No 139/2004 of the European Union Merger Regulation, Competition (Jersey) Law 2005, the media rules contained in the Austrian Cartel Act 2005 and the media rules contained in the Irish Competition Acts 2002 to 2014;

•	no domestic, foreign or transnational governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the completion of the merger;

•	the shares of Discovery Series C common stock to be issued in the merger must have been approved for listing on the NASDAQ upon official notice of issuance; and

•	the effectiveness of, and absence of an initiated or threatened stop order with respect to, the registration statement on Form S-4 filed by Discovery in respect of the shares of Discovery Series C common stock to be issued in the merger, of which this Joint Proxy Statement/Prospectus forms a part.

The obligations of Discovery and Merger Sub to effect the transaction also are subject to the satisfaction or waiver by Discovery and Merger Sub, at or prior to the completion of the merger, of the following additional conditions:

•	the accuracy of the representations and warranties of Scripps in the manner described in the merger agreement;

•	the performance, in all material respects, by Scripps of its obligations under the merger agreement at or prior to the completion of the merger;

•	no Company Material Adverse Effect, as defined in the merger agreement, having occurred since the date of the merger agreement;

•	the delivery by Scripps to Discovery of an officer’s certificate stating that the conditions set forth above have been satisfied; and

•	the delivery by Scripps to Discovery of a certificate to the effect that the Scripps shares are not a “U.S. real property interest” within the meaning of Section 897 of the Internal Revenue Code.

Scripps’ obligation to effect the transaction is also subject to the satisfaction or waiver by Scripps, at or prior to the completion of the merger, of the following additional conditions:

•	the accuracy of the representations and warranties of each of Discovery and Merger Sub to the extent required under the merger agreement;

•	the performance, in all material respects, by each of Discovery and Merger Sub of their obligations under the merger agreement at or prior to the completion of the merger;

•	no Parent Material Adverse Effect, as defined in the merger agreement, having occurred since the date of the merger agreement; and

•	the delivery by Discovery to Scripps of an officer’s certificate stating that the conditions set forth above have been satisfied.

Termination of the Merger Agreement (Page 168)

The merger agreement may be terminated and the transaction may be abandoned at any time prior to the completion of the merger:

•	by mutual written consent of Discovery and Scripps;

•	by either Discovery or Scripps if:

•	the transaction has not been completed by July 30, 2018, which we refer to as the “termination date”;

•	the Scripps shareholder approval is not obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the merger proposal was taken, which we refer to as a “Scripps shareholder approval termination event”;

•	the Discovery stockholder approval is not obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the approval of the issuance of the Discovery Series C common stock in connection with the merger was taken, which we refer to as a “Discovery stockholder approval termination event”; or

•	any law or order permanently restrains, enjoins or otherwise prohibits the completion of the merger, and such law or order has become final and non-appealable;

provided in each case that the party terminating the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of the failure of the transaction to be completed;

•	by Scripps if:

•	the Discovery board effects a change in recommendation, which we refer to as a “Scripps adverse recommendation change termination event” or if Discovery materially breaches or fails to perform its obligations described under “The Merger Agreement – Restrictions on Discovery’s Solicitation of Acquisition Proposals”;

•	whether before or after the Scripps shareholder approval is obtained, Discovery breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of Scripps to close the transaction would not be satisfied and such breach is not curable or, if curable, is not cured by the earlier of the 30th day following notice to Discovery from Scripps of such breach or failure and the date that is three business days prior to the termination date, provided that Scripps is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•	before the Scripps shareholder approval is obtained, (i) if the Scripps board authorizes Scripps to enter into a Scripps alternative acquisition agreement with respect to a Scripps superior proposal that did not result from a material breach of the merger agreement, (ii) concurrently with the termination of the merger agreement, Scripps enters into a Scripps alternative acquisition agreement providing for a Scripps superior proposal that did not result from a material breach of the merger agreement and (iii) prior to or concurrently with such termination Scripps pays Discovery the termination fee, which we refer to as a “Scripps superior proposal termination event”;

•	by Discovery if:

•	the Scripps board effects a change in recommendation, which we refer to as a “Discovery adverse recommendation change termination event” or if Scripps materially breaches or fails to perform its obligations described under “The Merger Agreement—Restriction on Scripps’ Solicitation of Acquisition Proposals”; or

•	whether before or after the Discovery stockholder approval is obtained, Scripps breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of Discovery and Merger Sub to close the transaction would not be satisfied and such breach is not curable or, if curable, is not cured by the earlier of the 30th day following notice to Scripps from Discovery of such breach or failure and the date that is three business days prior to the termination date, provided that Discovery is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement.

Termination Fee (Page 169)

Scripps will pay Discovery the termination fee if:

•	Discovery terminates the merger agreement pursuant to a Discovery adverse recommendation change termination event;

•	Scripps terminates the merger agreement pursuant to a Scripps superior proposal termination event; or

•	a tail termination fee event occurs, provided that any expenses previously paid by Scripps to Discovery will be credited against the termination fee.

A tail termination fee event occurs if:

•	Discovery or Scripps terminates the merger agreement because the transaction has not been completed by the termination date, and between the date of the merger agreement and such termination, any person publicly made an acquisition proposal to Scripps or any of its subsidiaries or directly made an acquisition proposal to the Scripps shareholders; or

•	Discovery or Scripps terminates the merger agreement pursuant to a Scripps shareholder approval termination event, and between the date of the merger agreement and such termination, any person publicly made an acquisition proposal to Scripps or any of its subsidiaries or directly made an acquisition proposal to the Scripps shareholders; and

•	in each of the above circumstances, within 12 months after the date of such termination, Scripps consummates or enters into an agreement contemplating a Scripps acquisition proposal.

In defining “Scripps acquisition proposal” for purposes of the tail termination fee event, all references to “20% or more” in the definition of Scripps acquisition proposal are replaced with references to “50% or more”.

Discovery will pay Scripps the termination fee if Scripps terminates the merger agreement pursuant to a Discovery adverse recommendation change termination event.

Under no circumstances will the termination fee be payable more than once.

Reimbursement Expenses (Page 170)

Scripps will pay Discovery the reimbursement expenses if either Discovery or Scripps terminates the merger agreement pursuant to a Scripps shareholder approval termination event.

Discovery will pay Scripps the reimbursement expenses if either Discovery or Scripps terminates the merger agreement pursuant to a Discovery stockholder approval termination event.

Under no circumstances will the reimbursement expenses be payable more than once.

Rights of Scripps Shareholders Will Change as a Result of the Merger (Page 204)

Scripps shareholders will have different rights once they become Discovery stockholders due to differences between the organizational documents of Scripps and Discovery and differences between the law of Ohio, where Scripps is incorporated, and the law of Delaware, where Discovery is incorporated. These differences are described in more detail under “Comparison of Rights of Discovery Stockholders and Scripps Shareholders.

Other Agreements Related to the Merger (Page 139)

Exchange Agreement

On July 30, 2017, Discovery entered into a Preferred Share Exchange Agreement with Advance/Newhouse, which we refer to as the “exchange agreement”, pursuant to which Discovery agreed to issue a number of shares of newly designated Discovery Series A-1 preferred stock and a number of shares of newly designated Discovery Series C-1 preferred stock to Advance/Newhouse in exchange for all of Advance/Newhouse’s shares of Discovery Series A preferred stock and all of Advance/Newhouse’s shares of Discovery Series C preferred stock (we refer to such exchange transaction as the “exchange”). The terms of the exchange agreement provide that, immediately following the exchange, the newly issued Discovery Series A-1 preferred stock and Discovery Series C-1 preferred stock are convertible into the aggregate number of shares of Discovery Series A common stock and Discovery Series C common stock into which the Discovery Series A preferred stock and Discovery Series C preferred stock were convertible, such that Advance/Newhouse’s aggregate voting power and economic rights in Discovery immediately before the exchange are equal to their aggregate voting power and economic rights immediately after the exchange. The terms of the exchange agreement also provide that certain of the shares of Discovery Series C-1 preferred stock received by Advance/Newhouse in the exchange (including the Discovery Series C common stock into which such shares are convertible) are subject to transfer restrictions on the terms set forth in the exchange agreement. While subject to transfer restrictions, such shares may be pledged in certain bona fide financing transactions, but may not be pledged in connection with hedging or similar transactions. Discovery also has a right of first offer, subject to certain terms and conditions, for a period of 7.5 years after the completion of the exchange to purchase shares of Series A-1 preferred stock held by Advance/Newhouse and/or certain of its affiliates in the event such persons desire to sell 80% or more of their shares to a third party in a permitted transfer (as defined in the Discovery charter).

On August 7, 2017, upon the terms set forth in the exchange agreement, Discovery and Advance/Newhouse completed the exchange and Discovery issued 7,852,582 and four-ninths (4/9ths) shares of Discovery Series A-1 preferred stock and 6,218,592.5 shares of Discovery Series C-1 preferred stock to Advance/Newhouse in exchange for 70,673,242 shares of Discovery Series A preferred stock and 24,874,370 shares of Discovery Series C preferred stock held by Advance/Newhouse.

The terms of the exchange agreement were negotiated, considered and approved by an independent committee of disinterested directors of Discovery, which committee was advised by independent financial advisors and legal counsel.

Voting Agreements

Mr. Malone has entered into the Malone voting agreement, under which Mr. Malone has agreed to vote his shares of Discovery Series B common stock to approve the issuance of shares of Discovery Series C common stock in connection with the merger as contemplated by the merger agreement. These shares of Discovery Series B common stock represent approximately 93.6% of the issued and outstanding shares of Discovery Series B common stock and approximately 21.2% of the aggregate voting power of the shares of Discovery voting stock as of Discovery record date.

Advance/Newhouse has entered into the Advance/Newhouse voting agreement, under which Advance/Newhouse has agreed to vote its shares of Discovery Series A-1 preferred stock to approve the issuance of shares of Discovery Series C common stock in connection with the merger as contemplated by the merger agreement. These shares of Discovery Series A-1 preferred stock represent all of the issued and outstanding shares of Discovery Series A-1 preferred stock and approximately 24.4% of the aggregate voting power of the shares of Discovery voting stock as of the Discovery record date.

Certain members of the Scripps family have entered into the Scripps voting agreement, under which such members have agreed to vote their Scripps common shares to approve the merger as contemplated by the merger agreement. These shares represent approximately 83.1% of the issued and outstanding Scripps common shares and approximately 21.6% of the aggregate voting power of the Scripps shares entitled to vote on the merger proposal, voting together as a single class, at the Scripps special meeting, and include shares held by two Scripps directors, Mary M. Peirce and Wesley Scripps. The Scripps voting agreement may be terminated under certain circumstances, including in the event that the Scripps board makes a change of recommendation with respect to the approval of the merger proposal. The Scripps voting agreement is attached to this Joint Proxy Statement/Prospectus as Annex D and is incorporated by reference into this Joint Proxy Statement/Prospectus.

Financing of the Transaction (Page 137)

Commitment Letter

In connection with entering into the merger agreement, Discovery and its wholly-owned subsidiary, Discovery Communications, LLC, which we refer to as “DCL”, entered into a commitment letter, which we refer to as the “commitment letter”, dated as of July 30, 2017, with Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC, which we collectively refer to as “Goldman Sachs Lending Entities”, pursuant to which Goldman Sachs Lending Entities committed to provide up to $9.6 billion under a 364-day senior unsecured bridge facility to finance the merger and certain related transactions and pay fees and expenses in connection therewith. The commitments under the commitment letter were terminated in accordance with the commitment letter following execution by Discovery of a $2.0 billion term loan facility, an amendment to Discovery’s existing revolving credit facility, and as a result of Discovery receiving net cash proceeds from the issuance of the USD Notes and the Sterling Notes (as defined below).

Term Loan Credit Agreement

On August 11, 2017, Discovery and DCL entered into a term loan facility with Goldman Sachs Bank USA, as administrative agent and the other lenders party thereto, which we refer to as the “term loan facility”. The term loan facility provides for total term loan commitments of $1.0 billion in a 3-year tranche and $1.0 billion in a 5-year tranche, for an aggregate principal amount of $2.0 billion. The proceeds of the term loan facility will be used to finance the merger and certain related transactions and pay fees and expenses in connection therewith. As of the date of this Joint Proxy Statement/Prospectus, there were no borrowings outstanding under the term loan facility.

Senior Notes

On September 21, 2017, DCL completed public offerings of (i) $400 million aggregate principal amount of Floating Rate Senior Notes due 2019, $500 million aggregate principal amount of 2.200% Senior Notes due 2019, $1,200 million aggregate principal amount of 2.950% Senior Notes due 2023, $1,700 million aggregate principal amount of 3.950% Senior Notes due 2028, $1,250 million aggregate principal amount of 5.000% Senior Notes due 2037 and $1,250 million aggregate principal amount of 5.200% Senior Notes due 2047 (collectively, the “USD Notes”) and (ii) £400 million aggregate principal amount of British pound-sterling denominated 2.500% Senior Notes due 2024 (the “Sterling Notes”). Each series of USD Notes and Sterling Notes was issued by DCL and guaranteed by Discovery.

Regulatory Approvals Required for the Merger (Page 166)

Under the HSR Act, Discovery and Scripps are required to file notifications with the United States Federal Trade Commission, which we refer to as the “FTC”, and the Antitrust Division of the United States Department of Justice, which we refer to as the “Antitrust Division”, and to observe a mandatory premerger waiting period before completing the merger. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notifications or the early termination of that waiting period. If the Antitrust Division or the FTC issues a Request for Additional Information and Documentary Material (a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier. Notwithstanding any expiration of the waiting period after substantial compliance with a Second Request, the parties could agree with the Antitrust Division or the FTC to not close the transaction prior to a certain date or event. On August 11, 2017, Discovery and Scripps filed premerger notifications with the FTC and the Antitrust Division. On September 7, 2017, Discovery voluntarily withdrew its premerger notification, effective September 11, 2017. Discovery refiled its notification on September 13, 2017. On October 13, 2017, each of Discovery and Scripps received a Second Request from the Antitrust Division in connection with the merger. The issuance of the Second Request has the effect of extending the waiting period under the HSR Act until 30 days after the parties substantially comply with the Second Request, unless the waiting period is extended voluntarily by the parties or terminated earlier by the Antitrust Division. Although Discovery and Scripps believe that the transaction does not raise substantial regulatory concerns and that all remaining regulatory approvals will be obtained on a timely basis, Discovery and Scripps cannot be certain when, if or under what conditions these approvals will be obtained.

The merger agreement provides that the merger is also subject to approvals by the EC pursuant to the EC Merger Regulation, as well as by the Jersey Competition Regulatory Authority, referred to as the “JCRA”, pursuant to the Competition (Jersey) Law 2005. The merger cannot be completed until after the applicable waiting periods have expired or the relevant approvals have been obtained under the antitrust and competition laws of the jurisdictions listed above. Further, as Discovery and Scripps both operate in the media and broadcasting sector, completion of the merger is also conditioned upon the receipt of all necessary consents from the Irish Competition and Consumer Protection Commission and the Austrian Federal Competition Authority. Discovery and Scripps are in the process of preparing and submitting the required filings and notifications to satisfy the filing requirements and to obtain the necessary regulatory clearances.

Material U.S. Federal Income Tax Consequences of the Merger (Page 141)

For U.S. holders (as such term is defined below under “Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of the merger consideration in exchange for Scripps shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Scripps shareholders should consult their tax advisors regarding the particular tax consequences of the exchange of Scripps shares for the merger consideration pursuant to the merger in light of their particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For a more detailed discussion of the U.S. federal income tax consequences of the merger to Scripps shareholders, see “Material U.S. Federal Income Tax Consequences of the Merger”.

Interests of Discovery’s Directors and Executive Officers in the Merger (Page 122)

In considering the recommendation of the Discovery board that holders of Discovery voting stock vote to approve the stock issuance proposal, you should be aware that some of Discovery’s directors and executive officers have interests in the merger and the stock issuance that may be different from, or in addition to, the interests of the holders of Discovery voting stock generally. Interests of directors and officers that may be different from or in addition to the interests of holders of Discovery voting stock include, but are not limited to:

•	Discovery director Mr. Gould is a managing director at Allen & Company, one of Scripps’ financial advisors in connection with the merger. Mr. Gould abstained with respect to the Discovery board vote to approve the merger agreement and the merger and the recommendation of the Discovery board to its stockholders to vote “FOR” the stock issuance proposal in connection with the merger. For Allen & Company’s financial advisory services in connection with the merger, Scripps has agreed to pay Allen & Company an aggregate fee currently estimated to be approximately $44 million, no portion of which will be received by Mr. Gould; and

•	Mr. Malone, who is a director of Discovery, is a party to the Malone voting agreement. The Malone voting agreement, among other things, requires that Mr. Malone vote his shares of Discovery Series B common stock to approve the stock issuance proposal.

These interests are discussed in more detail in “Transaction Summary—Interests of Discovery’s Directors and Executive Officers in the Merger”.

The Discovery board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that the holders of Discovery voting stock vote “FOR” the stock issuance proposal.

Interests of Scripps’ Directors and Executive Officers in the Merger (Page 123)

When considering the recommendation of the Scripps board that Scripps shareholders vote in favor of the approval of the merger proposal and the “golden parachute” compensation proposal, Scripps shareholders should be aware that directors and executive officers of Scripps have certain interests in the merger that may be different from or in addition to the interests of Scripps shareholders generally. The Scripps board was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in recommending that Scripps shareholders approve the merger proposal.

These interests include the following:

•	Scripps’ executive officers and directors hold Scripps shares, which will be treated like all other Scripps shares in the merger. See “Certain Beneficial Owners of Scripps Shares—Security Ownership by the Scripps Board of Directors and Executive Officers”.

•	Mary M. Peirce, as trustee of the Mary M. Peirce Living Trust, dated October 8, 1999, which we refer to as the “MMP Trust”, and Wesley Scripps, who are directors of Scripps, are parties to the Scripps voting agreement. As of the Scripps record date, the MMP Trust and Wesley Scripps beneficially owned approximately 2.4% and less than 0.01%, respectively, of the outstanding Scripps common shares.

•	Upon the completion of the merger, substantially all Scripps options, restricted stock unit and performance-based restricted stock unit awards relating to Scripps Class A shares, whether vested or unvested, held by active employees will be cancelled and converted into the right to receive both a cash payment and Discovery Series C common stock (or fully vested options exercisable for such shares, in the case of Scripps options), in accordance with the methodology set forth in the merger agreement and the terms of the applicable equity incentive plan. However, alternative treatment will apply to a small number of restricted stock unit and performance-based restricted stock unit awards that by their terms accelerate and vest in connection with a change in control, such as the merger, only if there is also a qualifying termination of employment (referred to as double trigger awards).

•	For certain Scripps executive officers, if their employment is involuntarily terminated without “cause” or if they resign for “good reason” following the completion of the merger, all restricted stock units and performance-based restricted stock units that are double trigger awards and that are held by the executive officers at that time, whether vested or unvested, will become 100% vested.

•	Scripps’ executive officers are eligible for severance payments and benefits in the event of certain terminations of employment pursuant to their employment agreements and under the Scripps Executive Change in Control Plan. For these officers, severance is enhanced if such termination occurs in connection with a change in control, such as the merger. The arrangements include indemnification of the executive officers with respect to “golden parachute” excise taxes that may be incurred by them. Pursuant to the terms of the merger agreement, following the completion of the merger, Discovery is required to honor the severance arrangements of Scripps’ executive officers in accordance with their terms for a period of two years following the closing date.

•	Under the terms of the merger agreement, Discovery is required, for the period beginning upon the completion of the merger and ending on December 31, 2018, to provide all Scripps employees, including the executive officers, with base pay and aggregate target annual cash bonus opportunities that are no less favorable than those provided to each such employee immediately prior to the completion of the merger.

•	Upon the completion of the merger, all equity and phantom equity awards held by Scripps’ non-employee directors will be cancelled, and Scripps will pay such directors a cash amount calculated using the same exchange ratio that applies to all Scripps shareholders in the merger.

•	Upon the completion of the merger, all non-employee directors who participate in the Scripps 2008 Deferred Compensation and Stock Plan for Directors, and who have elected to be paid out thereunder in cash, in whole or in part, will have the applicable portions of their account balances paid out in cash within thirty days following the completion of the merger.

•	Certain former directors and officers of Scripps will have rights to indemnification from Discovery. See “The Merger Agreement—Indemnification and Insurance” for further details.

These interests are described in further detail under “Transaction Summary—Interests of Scripps’ Directors and Executive Officers in the Merger” and “The Merger Agreement—Indemnification and Insurance”.

Voting by Discovery’s Directors and Executive Officers (Page 134)

At the Discovery record date (the close of business on October 19, 2017), the directors and executive officers of Discovery beneficially owned, in the aggregate, 1,968,014 shares (or 1.8%) of Discovery Series A common stock, which represents approximately 0.9% of the aggregate voting power of the shares of Discovery voting stock, 6,192,141 shares (or 95.1%) of Discovery Series B common stock, which represents approximately 21.4% of the aggregate voting power of the shares of Discovery voting stock, and no shares of Discovery Series A-1 preferred stock. We currently expect that Discovery’s directors and executive officers will vote their shares of Discovery voting stock in favor of the stock issuance proposal, although only Mr. Malone has entered into an agreement obligating him to do so.

Voting by Scripps’ Directors and Executive Officers (Page 134)

At the Scripps record date (the close of business on October 3, 2017), Scripps directors and executive officers and their affiliates beneficially owned and had the right to vote 1,912,933 (or 2.0%) Scripps Class A shares and 32,670,422 (or 96.5%) Scripps common shares (taking into account shared voting power for Scripps common shares resulting from the Scripps Family Agreement) at the Scripps special meeting, which represents approximately 26.6% of the aggregate voting power of the Scripps shares entitled to vote on the merger, voting together as a single class, at the Scripps special meeting.

It is expected that Scripps’ directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the “golden parachute” compensation proposal and “FOR” the adjournment proposal, although only Mary M. Peirce, as trustee of the MMP Trust, and Wesley Scripps, each a member of the Scripps family, have entered into the Scripps voting agreement obligating them to vote “FOR” the merger proposal.

Dissenters’ Rights of Scripps Shareholders (Page 171)

Under Ohio law, if the merger proposal is approved by the Scripps shareholders, any Scripps shareholder who does not vote in favor of approving the merger proposal may be entitled to seek relief as a dissenting shareholder under Section 1701.85 of the ORC, which includes the right to seek appraisal of the fair cash value of their shares as determined by the Court of Common Pleas of Hamilton County, Ohio, but only if they comply with the procedures of Ohio law applicable to the exercise of the rights of a dissenting shareholder. The appraised fair cash value of common shares could be more, the same as or less than the merger consideration. See “Appraisal and Dissenters’ Rights—Scripps Shareholders.”

SECTION 1701.85 OF THE ORC, GOVERNING THE RIGHTS OF DISSENTING SHAREHOLDERS IS ATTACHED IN ITS ENTIRETY AS ANNEX I TO THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY SCRIPPS SHAREHOLDER WHO WISHES TO EXERCISE THE RIGHTS OF A DISSENTING SHAREHOLDER OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW ANNEX I CAREFULLY AND SHOULD CONSULT THE SHAREHOLDER’S LEGAL ADVISOR, BECAUSE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 1701.85 WILL RESULT IN THE LOSS OF THOSE RIGHTS.

Comparison of Rights of Discovery Stockholders and Scripps Shareholders (Page 204)

The rights of the holders of Discovery’s stock are governed by Discovery’s current certificate of incorporation, which we refer to as the “Discovery charter”, and bylaws, which we refer to as the “Discovery bylaws”, as well as the DGCL. The rights of the Scripps shareholders are governed by Scripps’ current articles of incorporation and code of regulations, as well as the ORC. Upon the completion of the merger, the rights of the Scripps shareholders will be governed by the Discovery charter and the Discovery bylaws, as well as the DGCL, and will differ in some respects from their rights under Scripps’ articles of incorporation and code of regulations. For more information regarding a comparison of such rights, see “Comparison of Rights of Discovery Stockholders and Scripps Shareholders”.

Risk Factors (Page 28)

You should carefully consider the risks that are described in “Risk Factors” in deciding how to vote for the proposals presented in this Joint Proxy Statement/Prospectus.

Litigation Relating to the Merger (Page 216)

Three securities lawsuits related to the proposed merger have been filed by purported Scripps shareholders. A putative class action lawsuit captioned Inzlicht-Sprei v. Scripps Networks Interactive, et al. (Case No. 3:17-cv-00420), which we refer to as the “Inzlicht-Sprei action”, was filed in the United States District Court for the Eastern District of Tennessee on September 20, 2017. A putative class action lawsuit captioned Berg v. Scripps Networks Interactive, et al. (Case No. 2:17-cv-848), which we refer to as the “Berg action”, and a lawsuit captioned Wagner v. Scripps Networks Interactive, et al. (Case No. 2:17-cv-859), which we refer to as the “Wagner action”, were filed in the United States District Court for the Southern District of Ohio on September 27, 2017 and September 29, 2017, respectively. We refer to the Inzlicht-Sprei action, Berg action and Wagner action collectively as the “actions”. The actions name as defendants Scripps, the members of the Scripps board, and in the Berg action only, Discovery and Merger Sub, and allege that the defendants filed a materially incomplete and misleading Form S-4 in violation of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9. The Wagner action seeks to enjoin the shareholder vote on the proposed merger, and all of the actions seek to enjoin the defendants from proceeding with or consummating the proposed merger or, in the event the merger is consummated, request that the court issue an order rescinding the merger and/or awarding rescissory damages. Additionally, the Inzlicht-Sprei action seeks that the Court direct the defendants to account for alleged damages, and all the actions seek attorneys’ and expert fees and expenses. On October 12, 2017, the plaintiff in the Inzlicht-Sprei action filed a notice of voluntary dismissal without prejudice. The time for the defendants to move or answer has not yet expired in any of the actions.

Accounting Treatment (Page 135)

The merger will be accounted for using the acquisition method of accounting in accordance with ASC 805—Business Combinations, which we refer to as “ASC 805”. Discovery’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the merger and concluded, based on a consideration of the pertinent facts and circumstances, that Discovery will be the acquirer for financial accounting purposes. Accordingly, Discovery’s cost to acquire Scripps will be allocated to Scripps’ acquired assets, liabilities and non-controlling interests based upon their estimated fair values. The allocation of the purchase price is preliminary and is dependent upon estimates of certain valuations that are subject to change. In addition, the final purchase price of Discovery’s acquisition of Scripps will not be known until the date of the completion of the merger and could vary materially from the preliminary purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF DISCOVERY

The following table sets forth Discovery’s selected consolidated historical financial data as of the dates and for the periods indicated. The selected consolidated historical financial data for Discovery as of June 30, 2017 and for the six months ended June 30, 2017 and June 30, 2016 have been derived from Discovery’s unaudited condensed consolidated financial statements and related notes which are incorporated herein by reference. The data as of June 30, 2017 and for the six months ended June 30, 2017 and June 30, 2016, in the opinion of Discovery’s management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The selected consolidated historical financial data as of December 31, 2016 and December 31, 2015 and for each of the years ended December 31, 2016, December 31, 2015 and December 31, 2014 have been derived from Discovery’s consolidated financial statements and related notes which are incorporated herein by reference. The selected consolidated historical financial data as of December 31, 2014, December 31, 2013 and December 31, 2012 and for the years ended December 31, 2013 and December 31, 2012 have been derived from Discovery’s consolidated financial statements and related notes not required to be incorporated by reference herein. The selected consolidated historical financial data are qualified in their entirety by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Discovery’s consolidated financial statements and unaudited condensed consolidated financial statements and the related notes thereto included in Discovery’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, respectively, each of which is incorporated herein by reference. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Discovery’s consolidated historical financial data may not be indicative of the future performance of Discovery. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

	Six Months Ended June 30,		Fiscal Years Ended December 31,
(dollars in millions, except per share amounts)	2017	2016	2016	2015	2014	2013	2012
Selected Statement of Operations Information:
Revenues	$3,358	$3,269	$6,497	$6,394	$6,265	$5,535	$4,487
Operating income	1,117	1,075	2,058	1,985	2,061	1,975	1,859
Income from continuing operations, net of taxes	601	684	1,218	1,048	1,137	1,077	956
Loss from discontinued operations, net of taxes	—	—	—	—	—	—	(11)
Net income	601	684	1,218	1,048	1,137	1,077	945
Net income available to Discovery Communications, Inc.	589	671	1,194	1,034	1,139	1,075	943
Basic earnings per share available to Discovery Communications, Inc. Series A, B and C common stockholders: *
Continuing operations	$1.02	$1.08	$1.97	$1.59	$1.67	$1.50	$1.27
Discontinued operations	—	—	—	—	—	—	(0.01)
Net income	1.02	1.08	1.97	1.59	1.67	1.50	1.25
Diluted earnings per share available to Discovery Communications, Inc. Series A, B and C common stockholders: *
Continuing operations	$1.01	$1.08	$1.96	$1.58	$1.66	$1.49	$1.26
Discontinued operations	—	—	—	—	—	—	(0.01)
Net income	1.01	1.08	1.96	1.58	1.66	1.49	1.24
Weighted average shares outstanding:
Basic	387	409	401	432	454	484	498
Diluted	583	623	610	656	687	722	759

	Six Months Ended June 30,		Fiscal Years Ended December 31,
(dollars in millions, except per share amounts)	2017	2016	2016	2015	2014	2013	2012
Selected Balance Sheet Information:
Cash and cash equivalents	$206	$185	$300	$390	$367	$408	$1,201
Total assets	16,149	15,690	15,758	15,864	15,970	14,934	12,892
Long-term debt:
Current portion	105	130	82	119	1,107	17	31
Long-term portion	8,158	7,809	7,841	7,616	6,002	6,437	5,174
Total liabilities	10,386	10,104	10,348	10,172	9,619	8,701	6,599
Redeemable noncontrolling interests	237	241	243	241	747	36	—
Equity attributable to Discovery Communications, Inc.	5,526	5,345	5,167	5,451	5,602	6,196	6,291
Total equity	$5,526	$5,345	$5,167	$5,451	$5,604	$6,197	$6,293

•	Income per share amounts may not sum since each is calculated independently.

•	On September 30, 2016, Discovery recorded an other-than-temporary impairment of $62 million related to its investment in Lionsgate. On December 2, 2016, Discovery acquired a 39% minority interest in Group Nine Media, a newly formed media holding company, in exchange for contributions of $100 million and Discovery’s digital network businesses Seeker and SourceFed, resulting in a gain of $50 million upon deconsolidation of the businesses.

•	On May 30, 2014, Discovery acquired a controlling interest in Eurosport International by increasing Discovery’s ownership stake from 20% to 51%. As a result, as of that date, the accounting for Eurosport was changed from an equity method investment to a consolidated subsidiary. On March 31, 2015 Discovery acquired a controlling interest in Eurosport France increasing Discovery’s ownership stake by 31% upon the resolution of certain regulatory matters and began accounting for Eurosport France as a consolidated subsidiary. On October 1, 2015, Discovery acquired the remaining 49% of Eurosport for €491 million ($548 million) upon TF1’s exercise of its right to put.

•	On April 9, 2013, Discovery acquired the television and radio operations of SBS Nordic. The acquisition has been included in our operating results since the acquisition date. The radio operations of SBS Nordic were subsequently sold on June 30, 2015.

•	Balance sheet amounts for prior years have been adjusted to reclassify debt issuance costs from other noncurrent assets to noncurrent portion of debt in accordance with ASU 2015-03. Amounts reclassified were $44 million, $45 million and $38 million for 2014, 2013 and 2012, respectively.

•	On September 23, 2014, Discovery acquired an additional 10% ownership interest in Discovery Family. The purchase increased our ownership interest from 50% to 60%. As a result, the accounting for Discovery Family was changed from an equity method investment to a consolidated subsidiary.

•	On September 17, 2012, Discovery sold its postproduction audio business, the results of operations of which have been reclassified to discontinued operations for all periods presented.

*

As a result of the completion of the transactions contemplated by the exchange agreement with Advance/Newhouse on August 7, 2017, historical basic and diluted earnings per share available to Discovery Series C-1 preferred stockholders (previously Discovery Series C preferred stockholders) has changed. Discovery Series A, B and C common stock and Discovery Series C-1 preferred stock are treated as one class for the purposes of applying the two-class method for the calculation of earnings per share. Prior to the exchange agreement, Discovery Series C preferred stock was convertible into Discovery Series C common stock at a conversion rate of 2.0. Following the exchange, the Discovery Series C-1 preferred stock may be converted into Discovery Series C common stock at the initial conversion rate of 19.3648. The Discovery Series C-1 preferred stock are convertible into the aggregate number of Discovery Series C common stock into which the Discovery Series A preferred stock and Discovery Series C preferred stock were convertible. As such, Discovery has retrospectively restated basic and diluted earnings per share information and related computational data below for the Discovery Series C-1 preferred stock for the five years presented in the table above. Discovery historically discloses this information in the earnings per share footnote in its quarterly reports on Form 10-Q and annual reports on Form 10-K.

	Six Months Ended June 30,		Fiscal Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Earnings Per Share Information (in millions, except per share amounts):
Allocation of net income available to Discovery Series C-1 preferred stockholders for basic net income per share	$124	152	266	235	262	240	231
Allocation of net income available to Discovery Series C-1 preferred stockholders for diluted net income per share	123	151	265	234	260	238	229
Weighted-average Discovery Series C-1 preferred stock outstanding—basic and diluted	6	7	7	8	8	8	10
Basic net income per share available to Discovery C-1 preferred stockholders	$19.65	$20.94	$38.07	$30.74	$32.32	$29.05	$24.27
Diluted net income per share available to Discovery Series C-1 preferred stockholders	$19.56	$20.82	$37.88	$30.54	$32.05	$28.76	$24.05

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SCRIPPS

The following table sets forth Scripps’ selected consolidated historical financial data. The selected consolidated historical financial data of Scripps for each of the years ended December 31, 2016, December 31, 2015, December 31, 2014, December 31, 2013 and December 31, 2012 and as of December 31, 2016, 2015, 2014, 2013 and 2012 are derived from, qualified by and should be read in conjunction with Scripps’ audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2016, which is referred to in this Joint Proxy Statement/Prospectus as the Scripps 2016 10-K and Scripps audited consolidated financial statements and related notes contained in Scripps’ Annual Report on Form 10-K for the year ended December 31, 2014. These filings are incorporated by reference into this Joint Proxy Statement/Prospectus. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference.

The selected financial data of Scripps for the six months ended June 30, 2017 and June 30, 2016 are derived from, qualified by and should be read in conjunction with Scripps’ unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the second quarter of 2017, which is incorporated by reference into this Joint Proxy Statement/Prospectus. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference.

The unaudited financial data presented has been prepared on a basis consistent with Scripps audited consolidated financial statements. In the opinion of Scripps management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. Scripps’ consolidated historical financial data may not be indicative of the future performance of Scripps. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors”.

	Six Months Ended
	June 30,		Year ended December 31,
(in millions, except per share data and cash dividends)	2017	2016	2016	2015 (2)	2014	2013	2012
Statement of Operations Data
Operating revenues (1):
U.S. Networks	$1,516	$1,455	$2,871	$2,717	$2,588	$2,466	$2,258
International Networks	279	268	557	328	90	76	49
Corporate and Other	(15)	(13)	(27)	(27)	(13)	(11)	0
Total operating revenues	$1,780	$1,710	$3,401	$3,018	$2,665	$2,531	$2,307
Operating income	$704	$663	$1,149	$1,104	$992	$958	$914
Net income attributable to SNI common shareholders (3)	$434	$476	$674	$607	$545	$505	$681
Per Share Data
Net income attributable to SNI common shareholders per share of common stock
Basic	$3.34	$3.67	$5.20	$4.68	$3.86	$3.43	$4.48
Diluted	$3.32	$3.66	$5.18	$4.66	$3.83	$3.40	$4.44
Weighted average shares outstanding
Basic	130	129	130	130	141	147	152
Diluted	131	130	130	130	142	149	153
Balance Sheet Data
Total assets	$6,517	$6,513	$6,200	$6,672	$4,657	$4,438	$4,139
Total debt (4)(5)(6)(7)(8)	$2,980	$3,627	$3,202	$4,010	$2,369	$1,384	$1,384
Total liabilities	$3,722	$4,345	$3,972	$4,736	$2,877	$1,867	$1,874
SNI shareholders’ equity	$2,514	$1,885	$1,900	$1,524	$1,382	$2,099	$1,821
Non-controlling interest	$281	$283	$329	$313	$302	$320	$307
Total equity	$2,795	$2,168	$2,228	$1,837	$1,685	$2,419	$2,128

Notes to Selected Financial Data

(1)	As a result of the acquisition of N-Vision B.V., a Dutch Limited Liability Company (“N-Vision”), Scripps international operating segment became significant. Therefore, Scripps has two reportable segments: U.S. Networks and International Networks. As a result of the above-mentioned changes, certain prior period segment results have been recast to reflect the current presentation.
(2)	2015 includes activity related to the acquisition of TVN.
(3)	Scripps’ income tax provision in 2012 reflects a $213 million income tax benefit as a result of the reversal of valuation allowances on deferred tax assets related to capital loss carry-forwards. Previously, Scripps had estimated that it would be unable to use any of the capital loss carry-forwards generated from the sale of Scripps’ Shopzilla and uSwitch businesses. As a consequence of a restructuring that was completed to achieve a more efficient tax structure, Scripps recognized a $574 million capital gain that utilized substantially all of its capital loss carry-forwards. This income tax benefit was partially offset by $23 million of state income tax expenses recognized on the capital gain that utilized these capital loss carry-forwards.
(4)	In December 2009, Scripps acquired a 65.0 percent controlling interest in Travel Channel. In connection with this acquisition, Scripps completed a private placement of $885 million aggregate principal amount of 3.55% Senior Notes (the “2015 Notes”) that matured and were repaid in 2015.
(5)	In 2011, Scripps completed the sale of $500 million aggregate principal amount of 2.70% Senior Notes due 2016 (the “2016 Notes”). The 2016 Notes matured and were repaid in 2016.
(6)	In November 2014, Scripps completed the sale of $500 million aggregate principal amount of 2.75% Senior Notes due 2019 (the “2019 Notes”) and $500 million aggregate principal amount of 3.90% Senior Notes due 2024 (the “2024 Notes”).
(7)	In May 2015, Scripps amended Scripps’ revolving credit facility (“Amended Revolving Credit Facility”) to permit borrowings up to an aggregate principal amount of $900 million, which may be increased to $1,150 million at Scripps’ option. In June 2015, Scripps completed the sale of $600 million aggregate principal amount of 2.80% Senior Notes due 2020 (the “2020 Notes”), $400 million aggregate principal amount of 3.50% Senior Notes due 2022 (the “2022 Notes”) and $500 million aggregate principal amount of 3.95% Senior Notes due 2025 (the “2025 Notes”). Also during June 2015, Scripps entered into a $250 million senior unsecured loan (“Term Loan”) that matured and was repaid in June 2017.

On September 15, 2015, TVN executed a partial pre-payment of the 2020 TVN Notes totaling €45 million, comprised of principal of €43 million, accrued interest of €1 million and premium of €1 million.

On November 16, 2015, TVN Finance Corporation III AB (“TVN Finance Corp.”), an indirect wholly-owned subsidiary of Scripps, executed a second partial pre-payment of the 2020 TVN Notes totaling €46 million, comprised of principal of €43 million, accrued interest of €1 million and premium of €1 million. At December 31, 2015, €344 million was outstanding on the 2020 TVN Notes.

On November 16, 2015, TVN Finance Corp. executed a full early redemption of 7.88% Senior Notes due 2018 (the “2018 TVN Notes”) totaling €119 million, comprised of principal of €117 million, accrued interest of a nominal amount and premium of €2 million. An additional €5 million was paid simultaneously in fulfillment of the November 15 coupon payment due.

On September 20, 2016, TVN Finance Corp. executed a third partial pre-payment of the 2020 TVN Notes totaling €45 million, comprised of principal of €43 million, accrued interest of €1 million and premium of €1 million.

On December 15, 2016, TVN Finance Corp. executed a full early redemption for the balance of the 2020 TVN Notes outstanding totaling €323 million, comprised of principal of €301 million, accrued interest of €11 million and premium of €11 million.

(8)	In connection with the adoption of the FASB guidance on Imputation of Interest, Scripps reclassified $10 million from other non-current assets to debt (less current portion) in 2014 and an immaterial amount from other non-current assets to current portion of debt in 2014.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following selected unaudited pro forma per share information for the six months ended June 30, 2017 and the year ended December 31, 2016 reflects the merger as if it had occurred on January 1, 2016. The book value per share amounts in the table below reflect the merger as if it had occurred on June 30, 2017 or December 31, 2016, as applicable. The information in the table is based on, should be read together with, and the information is qualified in its entirety by, the historical financial information that Scripps and Discovery have presented in their respective filings with the SEC. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference.

The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the merger had been completed as of the dates indicated or will be realized upon the completion of the merger. Historical results are not necessarily indicative of any results to be expected in the future. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

	Historical		Unaudited Pro Forma Combined	Equivalent Basis Unaudited Pro Forma Combined
	Scripps	Discovery
Basic Income per Share from Continuing Operations
Six Months Ended June 30, 2017	$3.34	$1.02	$1.09	$1.23
Year Ended December 31, 2016	$5.20	$1.97	$1.39	$2.38
Diluted Income per Share from Continuing Operations
Six Months Ended June 30, 2017	$3.32	$1.01	$1.09	$1.22
Year Ended December 31, 2016	$5.18	$1.96	$1.38	$2.37
Cash Dividends Per Share
Six Months Ended June 30, 2017	$0.60	—	$0.11	—
Year Ended December 31, 2016	$1.00	—	$0.17	—
Book Value Per Share
At June 30, 2017	$21.49	$9.67	$14.82	$26.14
At December 31, 2016	$17.20	$8.81	N/A	$20.95

(1)	Equivalent pro forma per share amounts of Scripps are calculated by multiplying the respective pro forma per share amounts of Discovery by the Scripps share exchange ratio of 1.2096, based on the closing price of Discovery Series C common stock on September 12, 2017.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Comparative Per Share Market Price Information

Discovery Series C common stock is listed on NASDAQ under the symbol “DISCK”. Scripps Class A shares are listed on NASDAQ under the symbol “SNI”. Scripps common shares are not listed or quoted for trading in any public market. The following table presents the closing prices of Discovery Series C common stock and Scripps Class A shares on July 28, 2017, the last trading day before the public announcement of the merger agreement, and October 18, 2017, the last practicable trading day prior to the mailing of this Joint Proxy Statement/Prospectus. The table also shows the equivalent per share value of the merger consideration for each Scripps share on the relevant date.

Date	Discovery Series C common stock Closing Price	Scripps Class A shares Closing Price	Estimated Equivalent Per Share Value
July 28, 2017	$25.50	$86.91	$90.00
October 18, 2017	$18.53	$83.77	$85.41

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Scripps shareholders in determining whether to approve the merger proposal. Scripps shareholders are urged to obtain current market quotations for Scripps Class A shares and Discovery Series C common stock and to review carefully the other information contained in this Joint Proxy Statement/Prospectus or incorporated by reference into this Joint Proxy Statement/Prospectus in considering whether to approve the merger proposal. See “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Historical results are not necessarily indicative of any results to be expected in the future. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

Comparative Stock Prices and Dividends

The following table presents, for the periods indicated, the intra-day high and low sales prices per share for Discovery Series C common stock and Scripps Class A shares and the cash dividends declared per share of Scripps Class A shares. Discovery does not currently pay a quarterly cash dividend on Discovery Series C common stock. This information should be read together with the consolidated financial statements and related notes of Discovery and Scripps that are incorporated by reference in this document.

	Discovery Series C common stock			Scripps Class A shares
	High	Low	Cash Dividend Declared	High	Low	Cash Dividend Declared
2014
First Calendar Quarter	$41.84	$35.44	N/A	$86.62	$71.33	$0.20
Second Calendar Quarter	39.96	33.19	N/A	82.37	72.13	0.20
Third Calendar Quarter	44.00	36.40	N/A	86.48	76.13	0.20
Fourth Calendar Quarter	37.37	31.02	N/A	82.78	71.06	0.20
2015
First Calendar Quarter	$33.76	$27.66	N/A	$77.65	$68.44	$0.23
Second Calendar Quarter	32.66	28.24	N/A	72.11	64.47	0.23
Third Calendar Quarter	32.78	23.76	N/A	68.45	47.62	0.23
Fourth Calendar Quarter	29.93	23.42	N/A	62.30	47.72	0.23

	Discovery Series C common stock			Scripps Class A shares
	High	Low	Cash Dividend Declared	High	Low	Cash Dividend Declared
2016
First Calendar Quarter	$28.05	$23.33	N/A	$66.99	$50.81	$0.25
Second Calendar Quarter	28.53	22.43	N/A	68.44	58.73	0.25
Third Calendar Quarter	26.61	23.22	N/A	68.34	59.32	0.25
Fourth Calendar Quarter	28.91	23.91	N/A	73.71	60.63	0.25
2017
First Calendar Quarter	$29.07	$25.56	N/A	$83.42	$71.29	$0.30
Second Calendar Quarter	29.18	24.18	N/A	79.43	64.87	0.30
Third Calendar Quarter (through September 12, 2017)	27.15	19.52	N/A	88.45	66.62	0.30

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial statements have been prepared using Discovery’s and Scripps’ historical financial information and present (i) the pro forma effects that are (a) directly attributable to the merger, (b) factually supportable, and (c) with respect to the statements of operations, expected to have a continuing impact on the combined results, and (ii) the pro forma effects reflecting certain assumptions and adjustments described in the notes to the “Unaudited Pro Forma Condensed Combined Financial Information” included in this Joint Proxy Statement/Prospectus. The summary unaudited pro forma condensed combined financial statements give effect to the merger as if it had been completed as of June 30, 2017 for purposes of the unaudited pro forma consolidated balance sheet and as of January 1, 2016 for the purposes of the unaudited pro forma consolidated statements of operations.

The following summary unaudited pro forma condensed combined financial information have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information do not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial information do not include (i) all reclassifications or adjustments to conform Scripps financial statement presentation or accounting policies to those adopted by Discovery, (ii) potential additional fair value adjustments to equity method investments, cost method investments, content and property, plant and equipment, (iii) adjustments for certain tax assets and liabilities or (iv) the impact of pending or future investments by Discovery, including Discovery’s announced joint venture with TEN: The Enthusiast Network. The following unaudited pro forma condensed combined financial information should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information” and related notes in Discovery’s Current Report on Form 8-K filed on September 7, 2017, which is incorporated in this Joint Proxy Statement/Prospectus by reference.

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
	(dollars in millions)
Unaudited Pro forma Condensed Combined Statement of Operations Information:
Revenues:
Distribution	$2,190	$4,107
Advertising	2,752	5,386
Other	196	405
Total revenues	5,138	9,898
Costs and expenses:
Costs of revenues, excluding depreciation and amortization	1,820	3,625
Selling, general and administrative	1,223	2,497
Depreciation and amortization	441	1,568
Restructuring and other charges	32	58
Loss (gain) on disposition	4	(63)
Goodwill write-down		58
Total costs and expenses	$3,520	$7,743
Operating income	1,618	2,155
Interest expense	(388)	(798)
Loss (gain) on extinguishment of debt	(54)	7
(Losses) income from equity investees, net	(54)	33
Other income, net	18	184
Income before income taxes	1,140	1,581
Provision for income taxes	(231)	(377)
Net income	909	1,204
Net income attributable to noncontrolling interests	(90)	(115)
Net income attributable to redeemable noncontrolling interests	(12)	(23)
Net income available to Registrant	807	1,066

As of June 30, 2017
(dollars in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Cash and cash equivalents	$603
Current assets	4,197
Working capital	2,345
Total assets	36,243
Current liabilities	1,852
Noncurrent portion of debt	19,974
Total equity	$11,013

RISK FACTORS

In addition to the other information included in, incorporated by reference in, or found in the annexes attached to, this Joint Proxy Statement/Prospectus, including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements”, you should carefully consider the following risk factors in deciding whether to vote for the proposals to be considered at the Discovery special meeting and Scripps special meeting. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for more information about the documents incorporated by reference in this Joint Proxy Statement/Prospectus. Additional risks and uncertainties not presently known to Discovery or Scripps or that are not currently believed to be important also may adversely affect the transaction and Discovery following the transaction.

Risks Related to the Transaction

The number of shares of Discovery Series C common stock that Scripps shareholders will receive in the merger is based on a base exchange ratio. Because the market price of Discovery Series C common stock will fluctuate, Scripps shareholders cannot be certain of the value of the merger consideration that Scripps shareholders will receive in the merger.

Upon the completion of the merger, each outstanding Scripps share will be converted into the right to receive the cash consideration, stock consideration or mixed consideration. The base exchange ratio for determining the number of shares of Discovery Series C common stock that Scripps shareholders will receive in the merger is subject to a collar based on the DISCK 15-day VWAP. Holders of Scripps shares will receive for each Scripps share 1.2096 shares of Discovery Series C common stock if the DISCK 15-day VWAP is less than $22.32, and 0.9408 shares of Discovery Series C common stock if the DISCK 15-day VWAP is greater than $28.70. If the DISCK 15-day VWAP is greater than or equal to $22.32 but less than or equal to $28.70, holders of Scripps shares will receive for each Scripps share a number of shares of Discovery Series C common stock between 1.2096 and 0.9408 equal to $27.00 in value at the DISCK 15-day VWAP. If the DISCK 15-day VWAP is less than $25.51, Discovery has the option to pay additional cash instead of issuing more shares. Accordingly, the actual number of shares and the value of Discovery Series C common stock delivered to Scripps shareholders after the completion of the merger will depend on the DISCK 15-day VWAP. The value of the Discovery Series C common stock delivered for each such Scripps share may be greater than, less than or equal to $27.00. Therefore, the market value of the Discovery Series C common stock that Scripps shareholders will be entitled to receive upon the completion of the merger will depend on the DISCK 15-day VWAP for the applicable period leading up to the completion of the merger and could vary significantly from the market value on July 31, 2017, the date of the announcement of the merger agreement, to the date that this Joint Proxy Statement/Prospectus was first mailed to Scripps shareholders or the date of the Discovery special meeting and Scripps special meeting. In addition, the market value of the Discovery Series C common stock will fluctuate after the completion of the merger.

Fluctuations in the share price of the Discovery Series C common stock could result from changes in the business, operations or prospects of Discovery or Scripps prior to the completion of the merger or Discovery following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Discovery or Scripps.

The merger must be approved by holders of the Scripps common shares and the Scripps Class A shares.

The merger requires approval by holders of the majority of the outstanding Scripps common shares, the majority of the outstanding Scripps Class A shares and the majority of the voting power of the Scripps shares, voting together as a single class. There is a risk that the merger will be approved by one but not both of the relevant classes of shareholders, and that the merger proposal will not be approved. Scripps and Discovery cannot complete the merger unless each of the required votes to approve the merger proposal is obtained.

Scripps family members own approximately 91.8% of the Scripps common shares and 8.4% of the Scripps Class A shares as of October 3, 2017. As a result of the foregoing, Scripps family members have a significant impact on the outcome of any vote of the Scripps shares.

Members of the Scripps family (including two Scripps directors, Mary M. Peirce and Wesley Scripps) holding approximately 83.1% of the issued and outstanding Scripps common shares and approximately 21.6% of the aggregate voting power of the Scripps shares entitled to vote on the merger proposal, voting together as a single class, at the Scripps special meeting have entered into the Scripps voting agreement, under which such members have agreed to vote their Scripps common shares to approve the merger proposal. The Scripps voting agreement may be terminated under certain circumstances, including in the event that the Scripps board makes a change of recommendation with respect to the approval of the merger proposal.

Scripps shareholders may receive a form or combination of consideration different from what they elect.

While each holder of Scripps shares may elect to receive, in connection with the merger, the mixed consideration, cash consideration or stock consideration, the total amount of cash and the total number of shares of Discovery Series C common stock available for all Scripps shareholders will be fixed. Under the proration and adjustment procedures, the total amount of cash paid, and the total number of shares of Discovery Series C common stock issued, in the merger to holders of Scripps shares, as a whole, will be equal to the total amount of cash and number of shares of Discovery Series C common stock that would have been paid and issued if all of the holders of Scripps shares elected the mixed consideration. Accordingly, depending on the elections made by other Scripps shareholders, if a holder of Scripps shares elects to receive all cash in connection with the merger, such holder may receive a portion of the merger consideration in Discovery Series C common stock, and if a holder of Scripps shares elects to receive all Discovery Series C common stock in connection with the merger, such holder may receive a portion of the merger consideration in cash. See “The Merger Agreement—Effects of the Merger; Organizational Documents; Directors; Officers”. If a holder of Scripps shares does not submit a properly completed and signed form of election to the exchange agent by the election deadline, then such holder will have no control over the type of merger consideration such shareholder may receive and will receive mixed consideration consisting of both cash and shares of Discovery Series C common stock. No fractional shares of Discovery Series C common stock will be issued in the merger, and Scripps shareholders will receive cash in lieu of any fractional shares of Discovery Series C common stock.

If you deliver Scripps shares to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline.

If you are a Scripps shareholder and want to elect to receive the cash consideration or stock consideration in exchange for your Scripps shares, you must deliver to the exchange agent by the election deadline a properly completed form of election. Following the delivery of a completed form of election, you will not be able to transfer such shares unless you revoke your election before the election deadline by providing written notice to the exchange agent. If you do not revoke your election before the election deadline, you will not be able to liquidate your investment in Scripps shares for any reason until you receive the merger consideration.

The transaction is subject to certain conditions, including conditions that may not be satisfied or completed on a timely basis, if at all.

The obligations of Discovery and Scripps to complete the transaction are subject to satisfaction or waiver of a number of conditions. The obligations of Discovery and Scripps are each subject to, among other conditions: (i) approval of the merger proposal by Scripps shareholders, (ii) approval of the stock issuance proposal by Discovery stockholders, (iii) approval for the listing on the NASDAQ of the shares of Discovery Series C common stock to be issued in the merger, upon official notice of issuance, (iv) expiration or termination of the applicable waiting period under the HSR Act, (v) receipt of consents from specified foreign regulators, (vi) absence of any applicable law or order that prohibits completion of the transaction, (vii) accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality qualifications, (viii) non-occurrence of any event, occurrence, fact, condition, change, development or effect that has resulted, or would reasonably be likely to result, in a material adverse effect with respect to the other party and (ix) performance in all material respects by the other party of the material obligations required to be performed by it at or prior to the completion of the merger.

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to the Transaction”. The satisfaction of the required conditions could delay the completion of the transaction for a significant period of time or prevent it from occurring. Any delay in completing the transaction could cause Discovery not to realize some or all of the benefits that Discovery expects to achieve if the transaction is successfully completed within its expected timeframe. Further, there can be no assurance that the conditions to the completion of the merger will be satisfied or waived or that the transaction will be completed.

The merger agreement contains provisions that restrict Scripps’ ability and Discovery’s ability to pursue alternatives to the transaction, and, in specified circumstances, could require Scripps to pay Discovery a termination fee or Discovery to pay Scripps a termination fee.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict each of Discovery’s and Scripps’ ability to solicit, initiate, or knowingly facilitate competing third-party proposals for the acquisition of its stock or assets. In addition, before each of the Discovery and Scripps board withdraws, qualifies or modifies its recommendation of the transaction, or before Scripps terminates the merger agreement to enter into a third-party acquisition proposal, the other party generally has an opportunity to offer to modify the terms of the transaction. In some circumstances, upon termination of the merger agreement, either Discovery or Scripps will be required to pay a termination fee of $356 million.

In addition, the Scripps voting agreement requires that certain members of the Scripps family vote all of their Scripps common shares against any Scripps superior proposal and any Scripps acquisition proposal. See “Other Agreements Related to the Merger—Voting Agreements—Scripps Family Members” for more information about the Scripps voting agreement.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of Discovery or Scripps from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the transaction, or might otherwise result in a potential third-party acquiror proposing to pay a lower price to Discovery or Scripps shareholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and Discovery or Scripps decides to seek another business combination, it may not be able to negotiate or consummate a transaction with another party on terms comparable to, or better than, the terms of the merger agreement.

Uncertainties associated with the transaction may cause employees to leave Discovery or Scripps and may otherwise affect the future business and operations of Discovery after the transaction.

Discovery’s success after the transaction will depend in part upon its ability to retain key employees of Discovery and Scripps. Prior to and following the completion of the merger, current and prospective employees of Discovery and Scripps may experience uncertainty about their future roles with Discovery and choose to pursue other opportunities, which could have an adverse effect on Discovery after the transaction. If key employees depart, the integration of Scripps with Discovery may be more difficult and Discovery’s business following the completion of the merger may be adversely affected.

Discovery will incur substantial additional indebtedness to finance the transaction, which could significantly impact the operation of Discovery after the completion of the merger and adversely affect the holders of Discovery common stock.

In connection with the transaction, Discovery has incurred substantial additional indebtedness to, among other things, fund the cash consideration of approximately $8.4 billion to be paid to Scripps shareholders in the merger and to pay transaction related costs, fees and expenses. In order to finance the merger, Discovery and DCL entered into the term loan facility, and completed public offerings of (i) $400 million aggregate principal amount of Floating Rate Senior Notes due 2019, $500 million aggregate principal amount of 2.200% Senior Notes due 2019, $1,200 million aggregate principal amount of 2.950% Senior Notes due 2023, $1,700 million aggregate principal amount of 3.950% Senior Notes due 2028, $1,250 million aggregate principal amount of 5.000% Senior Notes due 2037 and $1,250 million aggregate principal amount of 5.200% Senior Notes due 2047 and (ii) £400 million aggregate principal amount of British pound-sterling-denominated 2.500% Senior Notes due 2024. Each series of USD Notes and Sterling Notes was issued by DCL and guaranteed by Discovery. In addition, the outstanding Scripps notes in the aggregate principal amount of $2.5 billion are expected to remain outstanding after the completion of the merger and will remain the indebtedness of Scripps. Discovery is expected to have a significant amount of indebtedness after the completion of the merger that may have important consequences, including:

•	impairing Discovery’s ability to meet one or more of the financial ratio covenants contained in its debt agreements or to generate cash sufficient to pay interest or principal, which could result in an acceleration of some or all of Discovery’s outstanding debt in the event that an uncured default occurs;

•	increasing Discovery’s vulnerability to general adverse economic and market conditions;

•	limiting Discovery’s ability to obtain additional debt or equity financing;

•	requiring the dedication of a substantial portion of our cash flow from operations to service Discovery’s debt, thereby reducing the amount of cash flow available for other purposes;

•	requiring Discovery to sell debt or equity securities or to sell some of its core assets, possibly on unfavorable terms, to meet payment obligations;

•	in the event of a ratings downgrade, making it more difficult for Discovery to raise capital and increasing borrowing costs, as well as potentially triggering a change in control with respect to Scripps notes;

•	limiting Discovery’s flexibility in planning for, or reacting to, changes in its business and the markets in which it competes; and

•	placing Discovery at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

Despite the current debt levels, and the debt levels anticipated following the transaction, Discovery may be able to incur significantly more debt in the future, which could increase the foregoing risks related to Discovery’s indebtedness after the completion of the merger.

In order to complete the merger, Discovery and Scripps must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions, completion of the merger may be jeopardized or the anticipated benefits of the transaction could be reduced.

Completion of the merger is conditioned upon the expiration or early termination of the waiting periods relating to the merger under the HSR Act and the required governmental authorizations having been obtained and being in full force and effect, including approval by the EC pursuant to the EC Merger Regulation, as well as the JCRA pursuant to the relevant competition law in Jersey. Further, as Discovery and Scripps both operate in the media and broadcasting sector, completion of the merger is also conditioned upon the receipt of all necessary consents from the Irish Competition and Consumer Protection Commission and the Austrian Federal Competition Authority.

Both Discovery and Scripps are subject to regulation by the Federal Communications Commission, which we refer to as the “FCC”, under the Communications Act of 1934, as amended. Each company holds a number of licenses and authorizations issued by the FCC for the operation of its business. We currently believe that Scripps will not need to transfer any of its FCC licenses to Discovery in order to continue to conduct its business operations after the completion of the merger. However, to the extent that we determine a transfer of any such licenses is necessary, the timing or outcome of the FCC regulatory process cannot be predicted and failure to obtain FCC regulatory approval (if necessary) could have an adverse effect on Discovery’s business following completion of the merger.

Although Discovery and Scripps have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required governmental approvals or expiration or earlier termination of relevant waiting periods, as the case may be, there can be no assurance that the relevant waiting periods will expire or be terminated early or that the relevant approvals will be obtained. In addition, the governmental entities that provide these approvals have broad discretion in administering the governing regulations. As a condition to approving the merger or related transactions, these governmental entities may impose conditions, terms, obligations or restrictions or require divestitures or place restrictions on the conduct of Discovery’s business after completion of the merger. Under the terms of the merger agreement, Discovery and its subsidiaries are required to take any and all actions necessary to obtain the consents, approvals, permits, expirations of waiting periods and authorizations of any governmental entity required to consummate the transaction, except those actions which would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on Discovery, Scripps, and their respective subsidiaries, taken as a whole, after giving effect to the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the transaction, or otherwise adversely affecting Discovery’s businesses and results of operations after the completion of the merger. In addition, Discovery and Scripps can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the transaction.

Although Discovery and Scripps believe that the transaction does not raise substantial regulatory concerns and that all remaining regulatory approvals will be obtained on a timely basis, Discovery and Scripps cannot be certain when, if or under what conditions these approvals will be obtained. Failure to obtain such approvals may result in the delay or abandonment of the transaction.

Even after the waiting periods under the HSR Act have expired and regulatory approvals that are a condition to the completion of the merger have been obtained, Discovery and Scripps can provide no assurances that the transaction will not be challenged. Governmental authorities could seek to block or challenge the transaction, including after the completion of the merger. In addition, private parties and individual states may bring legal actions under the antitrust laws in certain circumstances. Discovery and Scripps may not prevail and may incur significant costs in settling or defending any action under the antitrust laws. Although the parties believe the completion of the merger will not likely be prevented by antitrust laws, there can be no assurances that a challenge to the transaction on antitrust grounds will not be made or, if a challenge is made, what the result will be.

See “The Merger Agreement—Regulatory Approvals”.

Potential changes in laws and regulations affecting Discovery’s and Scripps’ businesses could have a material adverse effect on their respective financial performance.

Many of Discovery’s and Scripps’ businesses are subject to various federal, state, local and foreign laws and regulations. Their failure to comply with applicable laws and regulations could restrict their ability to provide certain services or result in imposition of civil fines and criminal penalties, substantial regulatory and compliance costs, litigation expense, adverse publicity and loss of revenues. Adverse legislation or regulations could be adopted in any country, state or municipality in which Discovery and Scripps operate. If such legislation or regulation is adopted in any particular jurisdiction and Discovery or Scripps is unable to continue to operate profitably under the new rules, then Discovery or Scripps may decide to make certain strategic decisions, resulting in decreased revenues, earnings and assets. For example, the Polish government has indicated that it is considering making changes to the rules applicable to Poland’s media sector. It remains uncertain whether any changes will be enacted or, if enacted, what the ultimate impact will be. Any change could negatively affect Scripps’ business in Poland. Among other things, Scripps owns the commercial broadcaster TVN, a Polish media company that operates a number of free-to-air and pay-TV lifestyle and entertainment networks. If Discovery or Scripps is unable to adapt its products and services to conform to new laws and regulations, or if such laws and regulations have a negative effect on their customers, Discovery or Scripps may experience customer losses or increased operating costs, which could have a material adverse effect on their businesses, financial condition and results of operations.

Failure to complete the transaction may negatively impact the share price and the future business and financial results of each of Discovery and Scripps.

If the transaction is not completed for any reason, including as a result of Discovery stockholders or Scripps shareholders failing to approve the necessary proposals, the ongoing businesses of Discovery and Scripps may be adversely affected and, without realizing any of the benefits of having completed the transaction, Discovery and Scripps would be subject to a number of risks, including the following:

•	Discovery and Scripps may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;

•	Discovery and Scripps may experience negative reactions from their respective customers, regulators and employees;

•	Discovery and Scripps will be required to pay certain costs relating to the merger, whether or not the merger is completed; and

•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Discovery and Scripps management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either Discovery or Scripps as an independent company.

If the transaction is not completed, the risks described above may materialize and they may adversely affect Discovery’s and Scripps’ businesses, financial condition, financial results and stock prices.

In addition, Discovery and Scripps could be subject to litigation related to any failure to complete the transaction or related to any enforcement proceeding commenced against Discovery and Scripps to perform their respective obligations under the merger agreement. If the transaction is not completed, these risks may materialize and may adversely affect Discovery’s and Scripps’ businesses, financial condition, financial results and stock prices.

While the transaction is pending, Discovery and Scripps will be subject to business uncertainties, as well as contractual restrictions under the merger agreement, that may have an adverse effect on the businesses of Discovery and Scripps.

Uncertainty about the effect of the transaction on Discovery’s and Scripps’ employees and business relationships may have an adverse effect on Discovery and Scripps and, consequently, on Discovery following the completion of the merger. These uncertainties may impair each of Discovery’s and Scripps’ ability to retain and motivate key personnel until and after the completion of the merger and may cause third parties who deal with Discovery and Scripps to seek to change existing business relationships with Discovery and Scripps. If key employees depart or if third parties seek to change business relationships with Discovery and Scripps, Discovery’s business following the completion of the merger may be adversely affected.

In addition, the merger agreement contains customary covenants which restrict Discovery and Scripps, without the other party’s consent, from taking certain specified actions until the transaction closes or the merger agreement terminates. These restrictions may prevent Discovery and Scripps from pursuing otherwise attractive business opportunities that may arise prior to the completion of the merger or termination of the merger agreement. See “The Merger Agreement—Conduct of Scripps’ Business Pending the Transaction” and “The Merger Agreement—Conduct of Discovery’s Business Pending the Transaction”.

Discovery’s results of operations and financial condition following the completion of the merger may materially differ from the pro forma information presented in this Joint Proxy Statement/Prospectus.

The Discovery unaudited pro forma condensed combined financial statements included in this Joint Proxy Statement/Prospectus are derived from the historical consolidated financial statements of Discovery and Scripps, as well as from certain internal, unaudited financial information. The preparation of this pro forma information is based upon available information and certain assumptions and estimates that Discovery and Scripps believe are reasonable. However, this pro forma information may be materially different from what Discovery’s actual results of operations and financial condition would have been had the transaction occurred during the periods presented or what Discovery’s results of operations and financial position will be after the completion of the merger. In particular, the assumptions used in preparing the pro forma financial information may not be correct, expected synergies, which are not reflected in the pro forma information, may not be realized, and other factors may affect Discovery’s financial condition and results of operations following the completion of the merger.

The integration of Discovery and Scripps following the completion of the merger will present challenges that may reduce the anticipated potential benefits of the transaction.

Discovery and Scripps may face challenges in consolidating functions and integrating the two companies’ organizations, procedures and operations in a timely and efficient manner, as well as retaining key personnel. The integration of Discovery and Scripps may be complex and time-consuming due to the locations of their corporate headquarters and the size and complexity of each company. The principal challenges will include the following, among others:

•	integrating Discovery’s and Scripps’ existing businesses;

•	preserving significant business relationships;

•	integrating information systems and internal controls over accounting and financial reporting;

•	consolidating corporate and administrative functions;

•	conforming standards, controls, procedures and policies, business cultures and compensation structures between Discovery and Scripps; and

•	retaining key employees.

The management of Discovery after the completion of the merger will have to dedicate substantial effort to integrating the businesses of Discovery and Scripps during the integration process. These efforts may divert management’s focus and resources from Discovery’s business, corporate initiatives or strategic opportunities. If Discovery after the completion of the merger is unable to integrate Discovery’s and Scripps’ organizations, procedures and operations in a timely and efficient manner, or at all, the anticipated benefits and cost savings of the transaction may not be realized fully, or at all, or may take longer to realize than expected, and the value of Discovery’s common stock may be affected adversely. An inability to realize the full extent of the anticipated benefits of the transaction, as well as any delays encountered in the integration process, may also have an adverse effect upon the revenues, level of expenses and operating results of Discovery after the completion of the merger.

Discovery and Scripps will incur significant transaction and merger-related integration costs in connection with the transaction.

Discovery and Scripps expect to pay significant transaction costs in connection with the transaction. These transaction costs include legal, accounting and financial advisory fees and expenses, expenses associated with the new indebtedness incurred in connection with the transaction, SEC filing fees, printing expenses, mailing expenses and other related charges. A portion of the transaction costs will be incurred regardless of whether the transaction is completed.

In accordance with the merger agreement, Discovery and Scripps will each generally pay their own costs and expenses in connection with the transaction, whether or not the transaction is completed. Additionally, each of Discovery and Scripps have the right to terminate the merger agreement under certain circumstances, including in the event of a failure to obtain the required stockholder or shareholder vote, as applicable. If the merger agreement is terminated by either party as a result of the other party’s failure to obtain approval of its stockholders or shareholders, as applicable, the terminating party shall receive from the other party reimbursement for expenses in an amount equal to $25 million. If the merger agreement is terminated by Discovery as a result of the Scripps board changing its recommendation of the merger prior to Scripps’ shareholder approval having been obtained or by Scripps if prior to Scripps’ shareholder approval having been obtained, Scripps enters into a Scripps alternative acquisition agreement with respect to a Scripps superior proposal that did not result from a material breach of the merger agreement, then Scripps will be obligated to pay Discovery a termination fee equal to $356 million. If the merger agreement is terminated by Scripps as a result of the Discovery board changing its recommendation of the stock issuance prior to Discovery’s stockholder approval having been obtained, then Discovery will be obligated to pay Scripps a termination fee equal to $356 million. See “The Merger Agreement—Description of the Merger Agreement” and “The Merger Agreement—Termination”.

Discovery, after the completion of the merger, may also incur costs associated with integrating the operations of the two companies, and these costs may be significant and may have an adverse effect on Discovery’s future operating results if the anticipated cost savings from the transaction are not achieved. Although Discovery and Scripps expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, should allow Discovery to offset these incremental expenses over time, the net benefit may not be achieved in the near term, or at all.

A lowering or withdrawal of the ratings assigned to the Scripps notes by rating agencies in connection with the change of control would require Discovery to offer to repurchase all outstanding Scripps notes.

Any rating assigned to the Scripps notes could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. If the ratings assigned to the Scripps notes are lowered to below “investment grade” or withdrawn by rating agencies in connection with the transaction, Discovery will be required to offer to repurchase all outstanding Scripps notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. The source of funds for any repurchase of the Scripps notes would be available cash or cash generated from our operations or other sources, including borrowings, sales of assets or sales of equity. Discovery may not be able to repurchase the Scripps notes under these circumstances because Discovery may not have sufficient financial resources to repurchase all of the debt securities that are tendered pursuant to an offer to repurchase. Discovery may require additional financing from third parties to fund any such repurchases, the commitment letter does not provide for financing to fund any such repurchase, and Discovery may be unable to obtain financing on satisfactory terms or at all.

Uncertainty regarding the transaction could cause business partners, customers and other counterparties to delay or defer decisions concerning Discovery and Scripps that could adversely affect each company.

The transaction will occur only if stated conditions are met, many of which are outside the control of Discovery and Scripps. In addition, both parties have rights to terminate the merger agreement under specified circumstances. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause business partners, customers and other counterparties to delay or defer decisions concerning Discovery’s and Scripps’ businesses, which could negatively affect their respective businesses, results of operations and financial conditions. Business partners, customers and other counterparties may also seek to change existing agreements with Discovery or Scripps as a result of the transaction. Any delay or deferral of those decisions or changes in agreements with Discovery or Scripps could adversely affect the respective businesses, results of operations and financial conditions of Discovery and Scripps, regardless of whether the transaction is ultimately completed.

The merger could trigger provisions contained in Scripps’ agreements with third parties that could permit such parties to terminate those agreements or extend the terms of those agreements to Discovery’s business.

Scripps is party to agreements that may permit a counterparty to terminate an agreement or receive payments because the merger would cause a default or violate an anti-assignment, change of control or similar clause in such agreement. If this happens, Scripps may have to seek a consent from the counterparty, seek to replace the agreement with a new agreement or make additional payments under such agreement. However, Scripps may be unable to obtain the consent from the counterparty or replace a terminated agreement on comparable terms or at all. In addition, Scripps is a party to agreements which purport that if Scripps enters into a merger or similar transaction, the counterparty to such agreement may choose to have both parties continue under the terms under which Scripps operates, the terms that the counterparty to the transaction operates or their respective existing terms. While we do not believe that such terms would be applicable to Discovery, these agreements are complex and other parties could reach a different conclusion that, if correct, could have a material adverse effect on Discovery’s financial condition or results of operations. Depending on the importance of such agreements to Scripps’ and/or Discovery’s business, the failure to obtain consent from the counterparty or replace a terminated agreement on similar terms or at all, and the requirements to pay additional amounts, may materially increase the costs to Discovery of operating the combined business or prevent Discovery from operating Scripps’ business.

Certain of Discovery’s and Scripps’ directors and executive officers may have interests in the transaction that are different from your interests as a Discovery stockholder or Scripps shareholder.

When considering the recommendation of the Discovery board that the Discovery stockholders vote in favor of approval of the stock issuance proposal, and the recommendation of the Scripps board that the Scripps shareholders vote in favor of the merger proposal and the “golden parachute” compensation proposal, Discovery stockholders and Scripps shareholders should be aware that the directors and executive officers of Discovery and Scripps have interests that may be different from or in addition to the interests of the Discovery stockholders and Scripps shareholders generally. These interests include (i) the obligations of (a) Mr. Malone under the Malone voting agreement and (b) two Scripps directors under the Scripps voting agreement, (ii) treatment in the transaction of Scripps equity compensation awards, the employment agreements, retention awards, and certain other rights held by Scripps’ directors and executive officers, and (iii) the indemnification of former Scripps directors and executive officers. See “Transaction Summary—Interests of Discovery’s Directors and Executive Officers in the Merger” and “Transaction Summary—Interests of Scripps’ Directors and Executive Officers in the Merger”.

The Discovery Series C common stock to be received by Scripps shareholders upon the completion of the merger will have different rights from Scripps shares.

Upon the completion of the merger, Scripps shareholders will no longer be shareholders of Scripps, but will instead become Discovery stockholders and their rights as Discovery stockholders will be governed by Delaware law and the terms of the Discovery charter and Discovery bylaws. Delaware law and the terms of Discovery charter and Discovery bylaws are in some respects materially different than Ohio law and the terms of Scripps’ articles of incorporation and code of regulations. See “Comparison of Rights of Discovery Stockholders and Scripps Shareholders” for a discussion of the different rights associated with Scripps shares and Discovery Series C common stock.

Holders of Discovery Series C common stock have no voting rights. As a result, holders of Discovery Series C common stock will have limited ability to influence Discovery stockholder decisions.

Holders of shares of Discovery Series C common stock have no voting rights except as required under the DGCL. As a result, generally matters submitted to Discovery stockholders will be decided by the vote of holders of Discovery voting stock. After the transaction, Mr. Malone and Advance/Newhouse will hold approximately 21.2% and 24.4% of the aggregate voting power of the shares of Discovery voting stock, respectively, and 45.6% collectively. Additionally, so long as Advance/Newhouse, the ANPP stockholder group, or any ANPP permitted transferee (as defined in the Discovery charter) owns or has the right to vote such number of shares of Discovery Series A-1 preferred stock constituting at least 80% of the number of shares of Discovery Series A-1 preferred stock issued to the ANPP stockholder group as of the date on which shares of Discovery Series A-1 preferred stock were first issued, the Discovery charter requires the consent of the holders of a majority of shares of Discovery Series A-1 preferred stock before Discovery or any of its subsidiaries can take certain specified actions. Advance/Newhouse and/or certain of its affiliates can transfer 80% or more of its shares of Discovery Series A-1 preferred stock and the associated special voting rights to a third party in a permitted transfer (as defined in the Discovery charter), subject to Discovery’s right of first offer, subject to certain terms and conditions. See “Description of Discovery Capital Stock—Discovery Series A-1 Preferred Stock and Discovery Series C-1 Preferred Stock—Special Class Vote Matters”. This concentrated control limits other Discovery stockholders’ ability to influence corporate matters and, as a result, Discovery may take actions that holders of Discovery Series C common stock do not view as beneficial. As a result, the market price of Discovery Series C common stock could be adversely affected.

After the merger, Scripps shareholders will have a significantly lower ownership and voting interest in Discovery than they currently have in Scripps and will exercise less influence over management.

Upon the completion of the merger, each holder of Scripps Class A shares and Scripps common shares will have a percentage ownership of Discovery that is smaller than his, her or its percentage ownership of Scripps immediately prior to the merger. Based on the number of Scripps shares outstanding as of October 18, 2017 and the closing stock price of Discovery Series C common stock on the NASDAQ on October 18, 2017, the latest practicable date before the mailing of this Joint Proxy Statement/Prospectus, of $18.53, and assuming that such price was to be the 15-day VWAP for the applicable period leading up to the merger upon which the number of shares of Discovery Series C common stock to be received as merger consideration is determined, it is expected that, immediately after completion of the merger, former Scripps shareholders will own approximately 41.8% of the outstanding shares of Discovery Series C common stock. Holders of Scripps Class A shares currently have the right to elect three members of the Scripps board and the Scripps common shares have right to elect the remainder of the directors and exercise all other voting rights except as required by the ORC. Holders of shares of Discovery Series C common stock have no voting rights except as required under the DGCL. As a result, generally matters submitted to Discovery stockholders will be decided by the vote of holders of Discovery voting stock and former holders of Scripps shares will not have the right to elect any members of the Discovery board or approve other matters submitted for approval by Discovery stockholders except as required by the DGCL. Consequently, former Scripps shareholders will have less influence over the management and policies of

Discovery than they currently have over the management and policies of Scripps. See “Comparison of Rights of Discovery Stockholders and Scripps Shareholders”.

Risk Factors Relating to Discovery After the Transaction

Following the completion of the transaction, Discovery will continue to be, subject to the risks described in (i) Part I, Item 1A in Discovery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and (ii) Part I, Item 1A in Scripps’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016. See “Where You Can Find More Information”.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included in or incorporated by reference into this Joint Proxy Statement/Prospectus that are not historical facts, including statements about the beliefs and expectations of the managements of Discovery and Scripps, constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the SEC. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Forward-looking statements are based on the current beliefs and expectations of the management of Discovery and Scripps and are subject to significant known and unknown risks and uncertainties, many of which are beyond the control of Discovery and Scripps. With respect to these forward-looking statements, Discovery and Scripps have made assumptions regarding, among other things, customer growth and retention, pricing, operating costs, technology and the economic and regulatory environment.

These forward-looking statements relate to Discovery’s and Scripps’ outlook or expectations for earnings, revenues, results of operations, financing plans, expenses, competitive position or other future financial or business performance, strategies or expectations or the impact of legal or regulatory matters on Discovery’s or Scripps’ business, results of operations or financial condition. Specifically, forward-looking statements may include:

•	statements relating to Discovery and Scripps’ plans, intentions, expectations, objectives or goals, including those relating to the benefits of the merger proposal;

•	statements relating to Discovery and Scripps’ future performance, business prospects, revenue, income and financial condition and competitive position following the consummation of the merger, and any underlying assumptions relating to those statements; and

•	statements preceded by, followed by or that include the words such as “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on future circumstances that may or may not occur. Actual results may differ materially from the current expectations of Discovery and Scripps depending on a number of factors affecting their businesses and risks associated with the successful execution of the merger and the integration and performance of their businesses following the merger. In evaluating these forward-looking statements, you should carefully consider the risks described herein and in other reports that Discovery and Scripps file with the SEC. See “Risk Factors” and “Where You Can Find More Information”. Factors which could have a material adverse effect on operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the risk that Discovery stockholders may not approve the stock issuance proposal and that Scripps shareholders may not approve the merger proposal;

•	the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated or that may be burdensome;

•	risks that any of the conditions to the completion of the merger may not be satisfied in a timely manner;

•	risks related to disruption of management time from ongoing business operations due to the merger;

•	failure to realize the benefits expected from the merger;

•	the timing to complete the merger;

•	risks related to any legal proceedings that have been or may be instituted against Discovery, Scripps and/or others relating to the merger;

•	the effect of the announcement of the merger on Discovery’s and Scripps’ operating results and businesses generally

•	changes in the distribution and viewing of television programming, including the expanded deployment of personal video recorders, video on demand, internet protocol television, mobile personal devices and personal tablets and their impact on television advertising revenue;

•	continued consolidation of distribution customers and production studios;

•	a failure to secure affiliate agreements or renewal of such agreements on less favorable terms;

•	rapid technological changes; the inability of advertisers or affiliates to remit payment to us in a timely manner or at all;

•	general economic and business conditions;

•	industry trends, including the timing of, and spending on, feature film, television and television commercial production;

•	spending on domestic and foreign television advertising;

•	disagreements with our distributors or other business partners over contract interpretation;

•	fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets, from events including Brexit;

•	market demand for foreign first-run and existing content libraries;

•	the regulatory and competitive environment of the industries in which we, and the entities in which we have interests, operate;

•	uncertainties inherent in the development of new business lines and business strategies;

•	uncertainties regarding the financial performance of our equity method investees;

•	integration of acquired businesses;

•	uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

•	future financial performance, including availability, terms, and deployment of capital;

•	the ability of suppliers and vendors to deliver products, equipment, software, and services;

•	our ability to achieve the efficiencies, savings and other benefits anticipated from our cost-reduction initiative; the outcome of any pending or threatened litigation;

•	availability of qualified personnel;

•	the possibility or duration of an industry-wide strike or other job action affecting a major entertainment industry union;

•	changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission and adverse outcomes from regulatory proceedings;

•	changes in income taxes due to regulatory changes or changes in our corporate structure; changes in the nature of key strategic relationships with partners, distributors and equity method investee partners;

•	competitor responses to our products and services and the products and services of the entities in which we have interests;

•	threatened terrorist attacks and military action;

•	reduced access to capital markets or significant increases in costs to borrow;

•	a reduction of advertising revenue associated with unexpected reductions in the number of subscribers; and

•	other risks detailed from time to time in the respective filings of Discovery and Scripps with the SEC, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS, ALL OF WHICH SPEAK ONLY AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. EXCEPT AS REQUIRED BY LAW, DISCOVERY AND SCRIPPS UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR RELEASE ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT ANY EVENTS, CONDITIONS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED OR CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US OR ANY PERSON ACTING ON DISCOVERY’S OR SCRIPPS’ BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS CONTAINED OR REFERRED TO IN THIS SECTION.

INFORMATION ABOUT THE DISCOVERY SPECIAL MEETING AND PROPOSAL

Date, Time and Place

The Discovery special meeting is scheduled to be held at Discovery’s offices located at 850 Third Avenue, New York, NY 10022, on November 17, 2017 at 10:00 A.M. New York time.

Purpose of the Discovery Special Meeting

At the Discovery special meeting, Discovery stockholders will be asked to consider and vote on the stock issuance proposal.

Pursuant to the voting agreements, (i) Mr. Malone, who holds approximately 93.6% of the issued and outstanding shares of Discovery Series B common stock and approximately 21.2% of the aggregate voting power of the shares of Discovery voting stock as of the Discovery record date and (ii) Advance/Newhouse, which holds all of the issued and outstanding shares of Discovery Series A-1 preferred stock and approximately 24.4% of the aggregate voting power of the shares of Discovery voting stock as of the Discovery record date, have agreed to vote their shares in favor of the stock issuance proposal. For additional information regarding the voting agreement, see “Other Agreements Related to the Merger—Voting Agreements”.

Recommendation of the Discovery Board

On July 29, 2017, after careful consideration and consultation with its advisors, all members of the board of directors of Discovery, which we refer to as the “Discovery board”, in attendance at the meeting, except for one director who abstained, approved the merger agreement. Director Paul Gould abstained due to his employment relationship with Allen & Company, one of Scripps’ financial advisors in connection with the merger. See “Transaction Summary—Interests of Discovery’s Directors and Executive Officers in the Merger”. Moreover, the members of the Discovery board in attendance at the meeting, with Mr. Gould abstaining, unanimously determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Discovery and its stockholders and further resolved that it is recommended to the Discovery stockholders that they vote “FOR” the stock issuance proposal in connection with the merger.

THE DISCOVERY BOARD RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

Record Date; Stockholders Entitled to Vote

The Discovery board has fixed the close of business on October 19, 2017 as the record date for the Discovery special meeting. Only holders of record of shares of Discovery voting stock as of the Discovery record date will be entitled to notice of, and to vote at, the Discovery special meeting or any adjournment or postponement thereof. Holders of the Discovery voting stock will be entitled to vote on the stock issuance proposal. A list of Discovery stockholders of record entitled to vote at the special meeting will be available at the executive offices of Discovery at One Discovery Place, Silver Spring, Maryland 20910 at least ten days prior to the special meeting and will also be available for inspection at the Discovery special meeting by any Discovery stockholder for purposes germane to the meeting.

As of the Discovery record date, there were a total of 154,002,569, 6,512,379 and 7,852,582 and four-ninths (4/9ths) shares of Discovery Series A common stock, Discovery Series B common stock and Discovery Series A-1 preferred stock outstanding, respectively. As of the Discovery record date, approximately 1.8%, 95.1% and 0% of the outstanding shares of Discovery Series A common stock, Discovery Series B common stock and Discovery Series A-1 preferred stock, respectively, were held by Discovery directors and executive officers and their affiliates. We currently expect that Discovery’s directors and executive officers will vote their shares of Discovery voting stock in favor of the stock issuance proposal, although only Mr. Malone has entered into an agreement obligating him to do so.

Quorum

A quorum is necessary to transact business at the Discovery special meeting. For the purposes of the Discovery special meeting, the presence, in person or by properly executed proxy, of the holders of a majority in voting power of the Discovery voting stock, with the Discovery Series A-1 preferred stock voting on an as-converted to common stock basis, voting together as a single class, will constitute a quorum for the combined class vote on the stock issuance proposal. Abstentions and broker non-votes (where a bank, brokerage firm or other nominee does not exercise discretionary authority to vote on a proposal) will not be treated as present for purposes of determining the presence of a quorum. If a quorum is not present, the Discovery special meeting will be adjourned until a quorum is obtained.

Required Vote

Approval of the stock issuance proposal requires the affirmative vote of at least a majority of the combined voting power of the outstanding Discovery voting stock, voting together as a single class, present in person or represented by proxy at the Discovery special meeting and entitled to vote on the stock issuance proposal.

Failure to Vote, Broker Non-Votes and Abstentions

If you are a beneficial owner of Discovery voting stock entitled to vote and fail to vote or fail to instruct your bank, brokerage firm or nominee to vote, it will have no effect on the stock issuance proposal, assuming a quorum is present. If you are a Discovery stockholder and you sign, date, and return your proxy or voting instructions to abstain, it will have the effect of voting “AGAINST” the stock issuance proposal.

Voting at the Discovery Special Meeting

If you plan to attend the Discovery special meeting and wish to vote in person, you will be given a ballot at the Discovery special meeting. Please note, however, that if your shares of Discovery voting stock are held in “street name,” and you wish to vote at the special meeting, you must bring to the Discovery special meeting a “legal proxy” executed in your favor from the record holder (your bank, brokerage firm, trust company or other nominee) of the shares of Discovery voting stock authorizing you to vote at the Discovery special meeting.

In addition, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the Discovery special meeting. If you hold your shares of Discovery voting stock in “street name,” you also may be asked to present proof of ownership as of the Discovery record date to be admitted to the Discovery special meeting. A brokerage statement or letter from your bank, brokerage firm, trust company or other nominee proving ownership of the shares of Discovery voting stock on the Discovery record date are examples of proof of ownership. Discovery stockholders will not be allowed to use cameras, recording devices and other similar electronic devices at the Discovery special meeting.

Voting by Proxy

A proxy card is enclosed for your use. Discovery requests that you mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Discovery voting stock represented by it will be voted at the Discovery special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.

If a properly executed proxy is returned without an indication as to how the shares of Discovery voting stock represented are to be voted with regard to a particular proposal, the Discovery voting stock represented by the proxy will have the effect of voting “FOR” the stock issuance proposal. If you are a beneficial owner, your bank, brokerage firm or other nominee will vote your shares on the stock issuance proposal only if you return a properly executed proxy with an indication as to how the shares of Discovery voting stock represented are to be voted with regard to a particular proposal.

At the date hereof, management has no knowledge of any business that will be presented for consideration at the special meeting and which would be required to be set forth in this Joint Proxy Statement/Prospectus or the related proxy card other than the matters set forth in the notice of the Discovery special meeting. If any other matter is properly presented at the Discovery special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON.

How Proxies Are Counted

All shares of Discovery voting stock entitled to vote and represented by properly executed proxies received in time for the Discovery special meeting will be voted at the Discovery special meeting in the manner specified by the Discovery stockholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to the stock issuance proposal will be voted “FOR” the stock issuance proposal.

Shares Held in “Street Name”

If you hold shares of Discovery voting stock through a bank, brokerage firm or other nominee, you may instruct your bank, brokerage firm or other nominee to vote your shares of Discovery voting stock by following the instructions that the bank, brokerage firm or nominee provides to you with these materials. Most brokerage firms offer the ability for Discovery stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your brokerage firm, your shares of Discovery voting stock will not be voted on any proposal on which your brokerage firm does not have discretionary authority to vote. This is called a broker non-vote. In these cases, broker non-votes will not be counted as present for purposes of establishing a quorum. With respect to the stock issuance proposal, a broker non-vote will have no effect on the proposal assuming a quorum is present. If you hold shares of Discovery voting stock through a bank, brokerage firm or other nominee and wish to vote your shares of Discovery voting stock in person at the Discovery special meeting, you must obtain a legal proxy from your bank, brokerage firm or nominee and present it to the inspector of election with your ballot when you vote at the Discovery special meeting.

Revocation of Proxies and Changes to a Discovery Stockholder’s Vote

If you are the record holder of Discovery voting stock, you may change your vote at any time before your proxy is voted at the Discovery special meeting. You may do this in one of four ways:

•	by sending a notice of revocation to the Discovery Corporate Secretary bearing a later date than your original proxy card and mailing it so that it is received prior to the special meeting;

•	by sending a completed proxy card to the Discovery Corporate Secretary bearing a later date than your original proxy card and mailing it so that it is received prior to the special meeting;

•	by logging on to the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	by attending the special meeting and voting in person.

Your attendance alone will not revoke any proxy.

Written notices of revocation and other communications about revoking proxies should be addressed to:

Discovery Communications, Inc.

One Discovery Place

Silver Spring, Maryland 20910

Attn: Stephanie Marks, Corporate Secretary

If your shares of Discovery voting stock are held in “street name,” you should follow the instructions of your brokerage firm regarding the revocation of proxies.

Once voting on a particular matter is completed at the Discovery special meeting, a Discovery stockholder will not be able to revoke its proxy or change its vote as to that matter.

All shares of Discovery voting stock entitled to vote and represented by valid proxies that Discovery receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If a Discovery stockholder makes no specifications on its proxy card as to how it wants its shares of Discovery voting stock voted before signing and returning it, such proxy will be voted “FOR” the stock issuance proposal.

Tabulation of Votes

The Discovery board has appointed Broadridge Financial Solutions, Inc., which we refer to as “Broadridge”, to serve as the inspector of election for the Discovery special meeting. The inspector of election will, among other matters, determine the number of shares of Discovery voting stock represented at the Discovery special meeting to confirm the existence of a quorum for each proposal, determine the validity of all proxies and ballots and certify the results of voting on the stock issuance proposal submitted to the Discovery stockholders.

Solicitation of Proxies

Discovery will bear the entire cost of soliciting proxies from its stockholders. In addition to the solicitation of proxies by mail, Discovery will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Discovery voting stock and secure their voting instructions, if necessary. Discovery will reimburse the record holders for their reasonable expenses in taking those actions.

Discovery has also made arrangements with Georgeson LLC to assist in soliciting proxies and in communicating with Discovery stockholders and estimates that it will pay them a fee of approximately $15,000 plus reasonable out-of-pocket fees and expenses for these services. If necessary, Discovery may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Discovery stockholders, either personally or by telephone, the Internet, facsimile or letter.

Adjournments

If a quorum is not present or represented, the Discovery special meeting may be adjourned from time to time solely by the chairman of the meeting until a quorum is present. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the stock issuance proposal, then the chairman of the meeting may adjourn the meeting. The Discovery stockholders present at the Discovery special meeting shall not have the authority to adjourn the meeting. No notices of an adjourned meeting need to be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or the Discovery board sets a new record date for such meeting, in which case a written notice of the place, date and time of the adjourned meeting will be given to each Discovery stockholder of record entitled to vote at the meeting. At any subsequent reconvening of the Discovery special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Georgeson LLC, the proxy solicitation agent for Discovery, at discovery@georgeson.com, or call toll-free at (866) 413-5899.

Stock Issuance Proposal

As discussed throughout this Joint Proxy Statement/Prospectus, Discovery is asking its stockholders to approve the stock issuance proposal. Discovery stockholders should read carefully this Joint Proxy Statement/Prospectus in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. In particular, Discovery stockholders are directed to the merger agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated by reference herein.

Approval of the stock issuance proposal requires the affirmative vote of at least a majority of the combined voting power of the outstanding Discovery voting stock present in person or represented by proxy at the Discovery special meeting and entitled to vote on the stock issuance proposal.

THE DISCOVERY BOARD RECOMMENDS THAT DISCOVERY STOCKHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.

INFORMATION ABOUT THE SCRIPPS SPECIAL MEETING AND PROPOSALS

Scripps is providing this Joint Proxy Statement/Prospectus to its shareholders in connection with the solicitation of proxies to be voted at the Scripps special meeting of shareholders (or any adjournment or postponement of the Scripps special meeting) that Scripps has called to consider and vote on a proposal to approve the merger proposal, the “golden parachute” compensation proposal and the adjournment proposal.

Date, Time and Location

Together with this Joint Proxy Statement/Prospectus, Scripps is also sending you a notice of the Scripps special meeting and a form of proxy that is solicited by the Scripps board for use at the Scripps special meeting to be held on November 17, 2017, at 265 Brookview Centre Way, Suite 600, Knoxville, TN 37919, at 10:00 A.M., New York time, and at any adjournments or postponements of the Scripps special meeting.

Admission Procedures

Only shareholders as of the Scripps record date or their proxy holders may attend the Scripps special meeting. If you would like to attend the Scripps special meeting, because of security procedures, you will need to register in advance to gain admission to the Scripps special meeting.

•	Before the meeting: Please register on or before November 15, 2017, by contacting Eleni Stratigeas, Scripps’ Senior Vice President, Business and Legal Affairs and Corporate Secretary, at (865) 560-3326 or estratigeas@scrippsnetworks.com. If you plan to attend the meeting and need special assistance because of a disability, please contact the corporate secretary’s office.

•	When you arrive: Company representatives will be available to direct you to the meeting room where you can check in at the registration table beginning at 9:30 A.M. New York time.

•	What to bring: If your shares are registered in the name of a bank, broker, or other holder of record, please bring both a photo ID and documentation of your stock ownership as of October 3, 2017 (such as a brokerage statement). If your shares are registered in your name, either solely or jointly with one or more co-owners, you will just need a photo ID.

Purpose

At the Scripps special meeting, Scripps shareholders will be asked to consider and vote on the following proposals:

•	the merger proposal, pursuant to which Merger Sub will be merged with and into Scripps, with Scripps continuing as the surviving corporation and a wholly-owned subsidiary of Discovery;

•	the “golden parachute” compensation proposal; and

•	the adjournment proposal.

Under Scripps’ amended and restated code of regulations, the business to be conducted at the Scripps special meeting will be limited to the purposes stated in the notice to Scripps shareholders provided with this Joint Proxy Statement/Prospectus.

Recommendations of the Scripps Board of Directors

After careful consideration and evaluation of the merger in consultation with Scripps’ management and advisors, the Scripps board unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of the Scripps shareholders and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Scripps board unanimously recommends that Scripps shareholders vote “FOR” the merger proposal. See “Information About the Scripps Special Meeting and Proposals—Scripps Proposals—Scripps Proposal I: Approval of the Merger Proposal” and “Transaction Summary—Scripps’ Reasons for the Transaction and Recommendation of the Scripps Board”.

The Scripps board unanimously recommends that Scripps shareholders vote “FOR” the “golden parachute” compensation proposal. See “Information About the Scripps Special Meeting and Proposals—Scripps Proposals—Scripps Proposal II: Advisory Vote on the “Golden Parachute” Compensation Proposal”.

The Scripps board unanimously recommends that Scripps shareholders vote “FOR” the adjournment proposal. See “Information About the Scripps Special Meeting and Proposals—Scripps Proposals—Scripps Proposal III: Scripps Special Meeting Adjournment Proposal”.

Scripps Record Date; Outstanding Shares; Shareholders Entitled to Vote

The Scripps board has fixed the close of business on October 3, 2017 as the Scripps record date for determination of the shareholders entitled to vote at the Scripps special meeting or any adjournment or postponement of the Scripps special meeting. Only Scripps shareholders of record at the Scripps record date are entitled to receive notice of, and to vote at, the Scripps special meeting or any adjournment or postponement of the Scripps special meeting.

As of the Scripps record date, Scripps had outstanding 96,049,523 Scripps Class A shares and 33,850,481 Scripps common shares. Each Scripps Class A share and Scripps common share is entitled to one vote upon matters on which such class of shares is entitled to vote.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. The presence at the Scripps special meeting, in person or by proxy, of the holders of a majority of the outstanding Scripps Class A shares and the presence, in person or by proxy, of the holders of a majority of the outstanding Scripps common shares will constitute a quorum for the meeting for the purposes of the vote to approve the merger proposal.

The presence at the Scripps special meeting, in person or by proxy, of the holders of a majority of the outstanding Scripps common shares will constitute a quorum for the meeting for the purposes of the vote to approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal.

The presence at the Scripps special meeting, in person or by proxy, of the holders of a majority of the outstanding Scripps common shares will constitute a quorum for the meeting for the purposes of the vote to approve the adjournment proposal.

Required Vote

To approve the merger proposal, (i) the affirmative vote of holders of a majority of the outstanding Scripps Class A shares entitled to vote, (ii) the affirmative vote of holders of a majority of the outstanding Scripps common shares entitled to vote and (iii) the affirmative vote of holders of a majority of the outstanding Scripps Class A shares and Scripps common shares entitled to vote, voting together as a single class, is required. Scripps cannot complete the merger unless both classes of shareholders approve the merger proposal. Because adoption requires the affirmative vote of holders of a majority of the outstanding Scripps Class A shares, a majority of the outstanding Scripps common shares and a majority of the outstanding Scripps shares, voting as a single class, a Scripps shareholder’s abstention from voting, the failure of a Scripps shareholder who holds his or her shares in “street name” through a bank, brokerage firm, nominee or other holder of record to give voting instructions to that bank, brokerage firm, nominee or other holder of record or a Scripps shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the merger proposal.

To approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal, the affirmative vote of a majority of the votes cast at the Scripps special meeting by holders of Scripps common shares is required. An abstention is not considered a vote cast. Accordingly, a Scripps shareholder’s abstention from voting, the failure of a Scripps shareholder who holds his or her shares in “street name” through a bank, brokerage firm, nominee or other holder of record to give voting instructions to that bank, brokerage firm, nominee or other holder of record or a Scripps shareholder’s other failure to vote will have no effect on the outcome of any vote to approve the “golden parachute” compensation proposal.

To approve the adjournment proposal, the affirmative vote of a majority of the votes cast at the Scripps special meeting by holders of Scripps common shares is required. An abstention is not considered a vote cast. Accordingly, a Scripps shareholder’s abstention from voting, the failure of a Scripps shareholder who holds his or her shares in “street name” through a bank, brokerage firm, nominee or other holder of record to give voting instructions to that bank, brokerage firm, nominee or other holder of record or a Scripps shareholder’s other failure to vote will have no effect on the proposal.

Share Ownership of and Voting by Scripps Directors and Executive Officers

At the Scripps record date (the close of business on October 3, 2017), Scripps directors and executive officers beneficially owned and had the right to vote 1,912,933 Scripps Class A shares and 32,670,422 Scripps common shares (taking into account shared voting power for Scripps common shares resulting from the Scripps Family Agreement) at the Scripps special meeting, which represents less than 2.0% of the Scripps Class A shares and 96.5% Scripps common shares entitled to vote at the Scripps special meeting.

It is expected that Scripps’ directors and executive officers will vote their shares “FOR” the merger proposal, “FOR” the “golden parachute” compensation proposal and “FOR” the adjournment proposal, although only Mary M. Peirce, as trustee of the MMP Trust, and Wesley Scripps have entered into an agreement obligating them to vote “FOR” the merger proposal.

Voting of Shares

If you are a shareholder of record (i.e., if your shares are registered directly in your name in the records of Scripps’ transfer agent, Wells Fargo Shareowner Services), you can vote using one of the methods described below. If you are a beneficial owner (i.e., you indirectly hold your shares through a nominee such as a bank or broker), you can vote using the methods provided by your nominee.

Via the Internet or by Telephone

If you hold Scripps shares directly in your name as a shareholder of record (that is, if your Scripps shares are registered in your name with Wells Fargo Shareowner Services, Scripps’ transfer agent), you may vote via the Internet at www.proxyvote.com (have your 16-Digit Control Number, which is printed in the box marked by the arrow on the notice or proxy card, and follow the instructions) or by telephone by calling 1-800-690-6903 (use any touch-tone telephone to transmit your voting instructions). Votes submitted via the Internet or by telephone must be received by 11:59 p.m. (Eastern Time) on November 16, 2017.

By Mail

If you hold Scripps shares directly in your name as a shareholder of record (that is, if your Scripps shares are registered in your name with Wells Fargo Shareowner Services, Scripps’ transfer agent), you will need to sign, date and mark your proxy card and return it using the postage-paid return envelope provided. Your proxy card must be received no later than the close of business on November 16, 2017.

In Person

If you hold Scripps shares directly in your name as a shareholder of record (that is, if your Scripps shares are registered in your name with Wells Fargo Shareowner Services, Scripps’ transfer agent), you may vote in person at the Scripps special meeting. Shareholders of record also may be represented by another person at the Scripps special meeting by executing a proper proxy designating that person.

When a shareholder submits a proxy via the Internet or by telephone, his or her proxy is recorded immediately. We encourage you to register your vote via the Internet or by telephone whenever possible. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by any vote that you cast at the Scripps special meeting (although attendance at the Scripps special meeting will not by itself revoke a proxy).

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Scripps special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Scripps special meeting. If your shares are held in the name of a bank, broker, nominee or other record holder, please follow the instructions on the voting instruction form furnished to you by such record holder.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your shares are voted at the Scripps special meeting. If you are a shareholder of record at the Scripps record date (the close of business on October 3, 2017), you can revoke your proxy or change your vote by:

•	sending a signed notice stating that you revoke your proxy to Scripps’ Senior Vice President, Business and Legal Affairs and Corporate Secretary, at Scripps’ offices at 9721 Sherrill Blvd, Knoxville, Tennessee 37932, Attention: Eleni Stratigeas, that bears a date later than the date of the proxy you want to revoke and is received prior to the Scripps special meeting;

•	submitting a valid, later-dated proxy by Internet, telephone or mail that is received prior to the Scripps special meeting; or

•	attending the Scripps special meeting (or, if the Scripps special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a bank, brokerage firm, nominee or other holder of record, you must contact your brokerage firm or bank to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Scripps special meeting.

Solicitation of Proxies; Expenses of Solicitation

This Joint Proxy Statement/Prospectus is being provided to holders of Scripps shares in connection with the solicitation of proxies by the Scripps board to be voted at the Scripps special meeting and at any adjournments or postponements of the Scripps special meeting. Scripps has retained MacKenzie Partners, Inc. for a fee that will not exceed $30,000, plus reimbursement of reasonable out-of-pocket expenses to assist in the solicitation of proxies for the Scripps special meeting.

In addition to solicitation by mail, directors, officers and employees of Scripps or its subsidiaries may solicit proxies from shareholders by telephone, telegram, email, personal interview or other means. Directors, officers and employees of Scripps will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits Scripps, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this Joint Proxy Statement/Prospectus to any household at which two or more shareholders reside if Scripps believes they are members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding Scripps shares, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this Joint Proxy Statement/Prospectus or wish to revoke your decision to household. These options are available to you at any time.

Adjournment

In accordance with Scripps’ amended and restated code of regulations, the Scripps special meeting may be adjourned by the shareholders entitled to vote thereat if a quorum is not present. If the Scripps special meeting is adjourned, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Other Information

The matters to be considered at the Scripps special meeting are of great importance to the shareholders of Scripps. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this Joint Proxy Statement/Prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Scripps special meeting, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

Telephone Toll-Free: (800) 322-2885

Telephone Call Collect: (212) 929-5500

Email: SNI@mackenziepartners.com

or

Scripps Networks Interactive, Inc.

9721 Sherrill Blvd, Knoxville, TN 37932

Attention: Eleni Stratigeas, Scripps’ Senior Vice President, Business and Legal Affairs and Corporate Secretary

Telephone: (865) 560-3326

Email: estratigeas@scrippsnetworks.com

Scripps Proposals

General

This Joint Proxy Statement/Prospectus is being provided to holders of Scripps shares in connection with the solicitation of proxies by the Scripps board to be voted at the Scripps special meeting and at any adjournments or postponements of the Scripps special meeting.

A special meeting of Scripps will be held on November 17, 2017, at the offices of Baker, Donelson, Bearmen, Caldwell & Berkowitz P.C., located at 265 Brookview Centre Way, Suite 600, Knoxville, TN 37919, at 10:00 A.M., New York time, for the following purposes:

•	To consider and vote on the merger proposal;

•	To consider and vote on the “golden parachute” compensation proposal; and

•	To consider and vote on the adjournment proposal.

Scripps Proposal I: Approval of the Merger Proposal

The merger agreement provides for the merger of Merger Sub with and into Scripps, with Scripps continuing as the surviving corporation and a wholly-owned subsidiary of Discovery. The merger will not be completed unless Scripps shareholders approve the merger proposal. A copy of the merger agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For additional information about the merger, see “The Merger Agreement—Description of the Merger Agreement” and “Transaction Summary—Merger Consideration”.

Upon completion of the merger, each Scripps Class A share and Scripps common share will be converted into the right to receive a certain number of shares of Discovery Series C common stock. Based on the number of Scripps shares outstanding as of the Scripps record date, Discovery expects to issue approximately 157,127,045 million shares of Discovery Series C common stock to Scripps shareholders pursuant to the merger. The actual number of shares of Discovery Series C common stock to be issued pursuant to the merger will be determined at completion of the merger based on the exchange ratio and the number of Scripps shares outstanding at such time. Based on the number of Scripps shares outstanding as of the Scripps record date, and the number of shares of Discovery Series C common stock outstanding as of the Discovery record date, it is expected that, immediately after completion of the merger, former Scripps shareholders will own approximately 41.8% of the outstanding shares of Discovery Series C common stock, representing 21.7% of the outstanding shares of Discovery.

This vote is a vote separate and apart from the other Scripps proposals on which you may be entitled to vote as detailed in this Joint Proxy Statement/Prospectus. Accordingly, you may vote to approve this proposal and not to approve another proposal and vice versa.

To approve the merger proposal, (i) the affirmative vote of holders of a majority of the outstanding Scripps Class A shares entitled to vote, (ii) the affirmative vote of holders of a majority of the outstanding Scripps common shares entitled to vote and (iii) the affirmative vote of holders of a majority of the outstanding Scripps Class A shares and Scripps common shares entitled to vote, voting together as a single class, is required. Scripps cannot complete the merger unless both classes of shareholders approve the merger proposal. Because adoption requires the affirmative vote of holders of a majority of the outstanding Scripps Class A shares, a majority of the outstanding Scripps common shares and a majority of the outstanding Scripps shares, voting as a single class, a Scripps shareholder’s abstention from voting, the failure of a Scripps shareholder who holds his or her shares in “street name” through a bank, brokerage firm, nominee or other holder of record to give voting instructions to that bank, brokerage firm, nominee or other holder of record or a Scripps shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the merger proposal.

The Scripps board unanimously recommends that holders of Scripps Class A shares and Scripps common shares vote “FOR” the merger proposal.

Scripps Proposal II: Advisory Vote on the “Golden Parachute” Compensation Proposal

Scripps is providing its shareholders with the opportunity to cast an advisory (non-binding) vote to approve the “golden parachute” compensation payments that will or may be made by Scripps to its named executive officers in connection with the merger, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal, commonly known as “say-on-golden parachute” and which is referred to in this Joint Proxy Statement/Prospectus as the “golden parachute” compensation proposal, gives Scripps shareholders the opportunity to vote on an advisory (non-binding) basis on the “golden parachute” compensation payments that will or may be paid by Scripps to its named executive officers in connection with the merger.

The “golden parachute” compensation that Scripps’ named executive officers may be entitled to receive from Scripps in connection with the merger is summarized in the table entitled “Golden Parachute Compensation Disclosure,” under “Transaction Summary—Interests of Scripps’ Directors and Executive Officers in the Merger”. That summary includes all compensation and benefits that will or may be paid by Scripps to its named executive officers in connection with the merger.

The Scripps board encourages you to review carefully the “golden parachute” compensation information disclosed in this Joint Proxy Statement/Prospectus.

The Scripps board unanimously recommends that the shareholders of Scripps approve the following resolution:

“RESOLVED, that the shareholders of Scripps approve, on an advisory (non-binding) basis, the compensation that will or may become payable by Scripps to its named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation Disclosure table and the related narrative disclosures.”

The vote on the “golden parachute” compensation proposal is a vote separate and apart from the vote on the approval of the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the “golden parachute” compensation proposal and vice versa. Because the vote on the “golden parachute” compensation proposal is advisory only, it will not be binding on either Scripps or Discovery. Accordingly, if the merger is completed, the compensation payments that are contractually required to be paid by Scripps to its named executive officers will remain in place, subject only to the existing conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Scripps shareholders.

The affirmative vote of a majority of the votes cast at the Scripps special meeting by holders of Scripps common shares at the Scripps special meeting is required to approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal.

The Scripps board unanimously recommends that Scripps shareholders vote “FOR” the “golden parachute” compensation proposal.

The Scripps board unanimously recommends that Scripps shareholders vote “FOR” the “golden parachute” compensation proposal.

Scripps Proposal III: Scripps Special Meeting Adjournment Proposal

Scripps shareholders are being asked to approve a proposal that will give the Scripps board authority to adjourn the Scripps special meeting one or more times if necessary to solicit additional proxies if there are not sufficient votes to approve the merger proposal at the time of the Scripps special meeting. If this proposal is approved, the Scripps special meeting could be adjourned to any date. If the Scripps special meeting is adjourned, Scripps shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the approval of the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

This vote is a vote separate and apart from the other Scripps proposals on which you may be entitled to vote as detailed in this Joint Proxy Statement/Prospectus. Accordingly, you may vote to approve this proposal and not to approve another proposal and vice versa.

To approve the adjournment proposal, the affirmative vote of a majority of the votes cast at the Scripps special meeting by holders of Scripps common shares is required. An abstention is not considered a vote cast. Accordingly, a Scripps shareholder’s abstention from voting, the failure of a Scripps shareholder who holds his or her shares in “street name” through a bank, brokerage firm, nominee or other holder of record to give voting instructions to that bank, brokerage firm, nominee or other holder of record or a Scripps shareholder’s other failure to vote will have no effect on the proposal.

The Scripps board unanimously recommends that Scripps shareholders vote “FOR” the adjournment proposal.

TRANSACTION SUMMARY

Parties to the Transaction

Discovery Communications, Inc.

Discovery was formed on September 17, 2008 as a Delaware corporation in connection with Discovery Holding Company, which we refer to as “DHC”, and Advance/Newhouse combining their respective ownership interests in Discovery Communications Holding, LLC, which we refer to as “DCH”, and exchanging those interests with and into Discovery, which we refer to as the “Discovery formation”. As a result of the Discovery formation, DHC and DCH became wholly-owned subsidiaries of Discovery, with Discovery becoming the successor reporting entity to DHC.

Discovery is a global media company that provides content across multiple distribution platforms, including linear platforms such as pay-television, which we refer to as “pay-TV”, free-to-air, which we refer to as “FTA” and broadcast television, and various digital distribution platforms around the world. Discovery also enters into content licensing agreements. Discovery provides original and purchased content and live events to more than 2.8 billion cumulative viewers worldwide through networks that Discovery wholly or partially owns. Discovery distributes customized content in the U.S. and over 220 other countries and territories in over 40 languages. Discovery’s global portfolio of networks includes prominent nonfiction television brands such as Discovery Channel, its most widely distributed global brand, TLC, Investigation Discovery, Animal Planet, Science and Velocity (known as Turbo outside of the U.S.). Discovery’s portfolio also includes Eurosport, which it acquired in 2014 and is a leading sports entertainment provider across Europe, as well as Discovery Kids, a leading children’s entertainment brand in Latin America. Discovery also operates a portfolio of websites, digital direct-to-consumer products, production studios and curriculum-based education products and services.

Discovery Series A common stock, Discovery Series B common stock and Discovery Series C common stock are listed on the NASDAQ under the symbols “DISCA”, “DISCB” and “DISCK”, respectively.

Discovery’s principal executive office is located at One Discovery Place, Silver Spring, Maryland 20910 (telephone number: (240) 662-2000).

This Joint Proxy Statement/Prospectus incorporates important business and financial information about Discovery from other documents that are not included in or delivered with this Joint Proxy Statement/Prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

Scripps Networks Interactive, Inc.

Scripps is a leading developer of engaging lifestyle content in the home, food and travel categories for television, the internet and emerging platforms. Scripps’ U.S. lifestyle portfolio comprises popular television and internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country.

The international operations of Scripps include TVN, Poland’s premier multi-platform company; UKTV, an independent commercial joint venture with BBC Worldwide; Asian Food Channel, the first pan-regional TV food network in Asia; and lifestyle channel Fine Living Network. Scripps’ global networks and websites reach millions of consumers across North and South America, Asia, Europe, Australia, the Middle East and Africa.

Scripps is focused on strengthening its networks and expanding its reach, including in both the digital arena and international market. As part of its effort to expand in the digital arena, Scripps launched Scripps Lifestyle Studios in the fourth quarter of 2015.

Scripps was incorporated as an Ohio corporation on October 23, 2007, and Scripps and its predecessors have been in the cable programming business for over 23 years in various legal forms. The principal trading market for Scripps Class A shares (NASDAQ: SNI) is the NASDAQ.

Scripps is headquartered in Knoxville, Tennessee. Scripps’ principal executive offices are located at 9721 Sherrill Blvd., Knoxville, Tennessee 37932; its telephone number is (865) 694-2700; and its website is www.scrippsnetworksinteractive.com.

This Joint Proxy Statement/Prospectus incorporates important business and financial information about Scripps from other documents that are not included in or delivered with this Joint Proxy Statement/Prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information”.

Skylight Merger Sub, Inc.

Merger Sub was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

Merger Sub’s principal executive office is located at One Discovery Place, Silver Spring, Maryland 20910 (telephone number: (240) 662-2000).

Description of the Merger

Discovery, Merger Sub and Scripps have entered into the merger agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus. Subject to the terms and conditions of the merger agreement and in accordance with applicable law, Merger Sub will be merged with and into Scripps, with Scripps continuing as the surviving corporation and a wholly-owned subsidiary of Discovery. Upon completion of the merger, Scripps will be a wholly-owned subsidiary of Discovery, and Scripps Class A shares will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer as the “Exchange Act”.

A copy of the merger agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.

Background of the Transaction

Background of the Merger

The boards of directors and senior management teams of each of Scripps and Discovery regularly review their respective company’s performance, future growth prospects and overall strategic direction, as well as developments in the industry in which the companies operate, and consider potential opportunities to strengthen their respective businesses and enhance stockholder value. For each company, these reviews have included consideration of potential transactions involving third parties that would further its strategic objectives and the potential benefits and risks of those transactions in light of, among other things, the business environment facing the industries in which they operate and each company’s competitive position. In addition, from time to time, members of the senior management teams of Scripps and Discovery meet with the senior management of other companies within the industries in which they operate, including each other, to discuss industry developments and potential strategic transactions.

From September 2013 to January 2014, Scripps and Discovery engaged in discussions regarding industry developments, each company’s business and a potential business combination of Scripps and Discovery. However, such discussions did not result in the parties further pursuing a potential business combination at that time.

In connection with Scripps’ regular review of its performance, future growth prospects and overall strategic direction, Scripps engaged Allen & Company as financial advisor to Scripps in March 2016 to assist Scripps in formulating an overall plan for its corporate and financial development. Scripps’ formulation and execution of its plan for its corporate and financial development continued through the following year.

From late June 2016 to early September 2016, Scripps and an international telecommunications and media company, which we refer to as Company A, engaged in discussions regarding industry developments, each company’s business and a potential business combination between Scripps and Company A. During the course of such discussions, the parties agreed that it would be beneficial for the companies to enter into a confidentiality agreement to facilitate the continued discussions on those topics and the exchange of information. On August 13, 2016, Scripps and Company A signed a confidentiality agreement and representatives of Company A were provided access to an online data room established by Scripps. The discussions regarding a potential business combination were preliminary in nature and did not continue beyond early September 2016.

On March 22, 2017, Ken Lowe, Chairman, President and Chief Executive Officer of Scripps, met with a senior representative of an international telecommunications and media company, which we refer to as Company B, to discuss recent industry developments, consolidation within the media and telecommunications industry and the challenges facing each company. At the conclusion of such discussions, the parties agreed that it would be beneficial for the companies to enter into a confidentiality agreement to facilitate the continued discussions on those topics and the exchange of information.

On April 11, 2017, Scripps and Company B entered into a confidentiality agreement, following which representatives of Scripps prepared various due diligence materials for Company B and provided such materials to representatives of Company B.

On May 19, 2017, Mr. Lowe met with a senior representative of an international media company, which we refer to as Company C, following an earlier meeting between the Company C senior representative and Jim Samples, the Scripps President, International, regarding potential international partnerships between Scripps and Company C. The conversation between Mr. Lowe and the senior representative of Company C primarily focused on the cable television industry generally. Mr. Lowe and the senior representative of Company C also discussed potential business combinations, including a potential strategic transaction involving Scripps and Company C. Mr. Lowe explained that Scripps was not for sale and that the Scripps board and management remained excited about Scripps’ business plan and were focused on executing that plan. However, the Scripps board would consider a compelling proposal from Company C.

On June 2, 2017, David Zaslav, President and Chief Executive Officer of Discovery, contacted Mr. Lowe to discuss industry developments and each company’s business and to inquire whether Scripps might be interested in a potential business combination with Discovery. Mr. Lowe explained that Scripps was not for sale and that the Scripps board and management remained excited about Scripps’ business plan and were focused on executing that plan. However, the Scripps board would consider a compelling proposal from Discovery.

On June 9, 2017, Mr. Lowe and certain senior representatives from Scripps met with certain senior representatives of Company B and provided an overview of Scripps’ business to the representatives of Company B. During this meeting, the attendees also discussed a potential transaction involving Scripps and Company B but did not discuss the form of consideration, structure or transaction value.

On June 12, 2017, Mr. Zaslav called Mr. Lowe regarding the continuation of discussions regarding a potential strategic transaction involving Discovery and Scripps. During the course of such discussions, Mr. Zaslav stated that Discovery intended to send a letter to Scripps reflecting Discovery’s interest in a potential strategic business combination of Scripps and Discovery involving consideration that would be comprised of approximately fifty percent (50%) cash and fifty percent (50%) Discovery common stock or possibly sixty percent (60%) cash and forty percent (40%) Discovery common stock. Mr. Lowe explained that Scripps was not for sale and that the Scripps board and management remained excited about Scripps’ business plan and were focused on executing that plan. However, the Scripps board would consider a compelling proposal from Discovery.

Also on June 12, 2017, Mr. Lowe received a call from a senior representative of Company C regarding continuing discussions regarding a potential strategic transaction between Scripps and Company C. The Company C representative informed Mr. Lowe that Company C was interested in a potential strategic transaction with Scripps and that Company C expected that such a transaction would involve all-cash consideration, although no specific price was discussed.

On June 14, 2017, the Scripps board held a telephonic meeting with representatives of Scripps’ outside counsel, Weil Gotshal & Manges LLP, which we refer to as Weil, participating. During this meeting, Mr. Lowe provided an update to the Scripps board regarding Scripps’ business and performance, the current financial quarter (and potential impact of such quarterly performance on full-year financial results) and the conversations with Mr. Zaslav and representatives of Company B and Company C. Following Mr. Lowe’s update and a discussion of such conversations, the Scripps board directed Mr. Lowe to hold additional discussions with Mr. Zaslav and representatives of Company B and Company C and determined that Scripps also would engage J.P. Morgan as a financial advisor to Scripps to assist, together with Allen & Company, Scripps in evaluating a potential transaction with a third party. J.P. Morgan was subsequently so engaged.

On June 15, 2017, the Discovery board held a telephonic meeting with representatives of Discovery management participating. During that meeting, Discovery management provided an update to the Discovery board on discussions between Mr. Zaslav and Mr. Lowe, and initial financial and valuation considerations regarding a potential business combination between Scripps and Discovery, as well as perspectives on the strategic rationale for such a transaction. The Discovery board discussed sending a non-binding letter to Scripps to initiate due diligence and discussions regarding a potential transaction.

On June 20, 2017, Mr. Lowe spoke by telephone with Mr. Zaslav regarding Discovery’s continued interest in a potential transaction involving Scripps and Discovery. Mr. Zaslav indicated that a letter outlining a potential strategic transaction would be forthcoming, but would not contain information regarding a proposed purchase price, as Discovery needed to undertake a due diligence review of Scripps.

Also on June 20, 2017, a representative of Weil received a telephone call from a representative of Company C regarding Company C’s plan to submit a letter to Scripps reflecting Company C’s interest in a potential transaction involving Scripps and Company C and the substance of the letter. The Company C representative indicated that the letter would not contain information regarding a proposed purchase price given that Company C had yet to complete its due diligence review of Scripps.

On June 21, 2017, Scripps received a letter from Discovery reflecting Discovery’s interest in discussing a potential transaction involving Scripps and Discovery, which we refer to as the June 21 Discovery Letter. The June 21 Discovery Letter contemplated a potential combination of Discovery and Scripps for cash consideration and shares of Discovery stock at an exchange ratio to be agreed upon. The letter stated that Discovery had some flexibility on the cash and stock consideration mix. The June 21 Discovery Letter also included a request that Scripps and Discovery enter into a mutually agreeable confidentiality agreement to facilitate the exchange of confidential information between the parties.

On June 26, 2017, Mr. Lowe called Mr. Zaslav in response to the June 21 Discovery Letter regarding a potential business combination involving Scripps and Discovery. Mr. Zaslav informed Mr. Lowe that, subject to due diligence, the purchase price for a transaction would reflect a fifteen percent (15%) to twenty percent (20%) premium to Scripps’ then-current stock price. Mr. Zaslav indicated his expectation that tax deferral on a portion of the merger consideration would be desirable to Scripps shareholders and explained that Discovery would prefer that any transaction consideration be comprised of fifty percent (50%) cash consideration and fifty percent (50%) stock consideration. However, Mr. Zaslav added that this ratio could be adjusted to approximately two-thirds cash and one-third stock, or one-third cash and two-thirds stock, if preferred by Scripps. Later that day, Mr. Lowe sent a letter to the Scripps board updating the board on the contents of the June 21 Discovery Letter and Mr. Lowe’s conversation earlier that day with Mr. Zaslav.

On June 27, 2017, Scripps and Discovery entered into a confidentiality agreement to facilitate the exchange of confidential information and further discussions regarding a potential strategic transaction.

Also on June 27, 2017, a representative of Weil received a call from a representative of Company C to discuss Company C’s interest in a potential strategic transaction with Scripps. During this discussion, the Weil representative explained that Scripps was not actively pursuing a transaction, but would carefully consider any proposals received. He added that the Scripps board would not authorize further discussions or any due diligence review unless Company C provided an indication with respect to price.

On June 28, 2017, Mr. Lowe had a call with a representative of Company C during which the Company C representative informed Mr. Lowe that, subject to a due diligence review and the consideration of potential synergies in a business combination, Company C expected to propose a purchase price reflecting a premium of between twenty percent (20%) and thirty percent (30%) to the then-current trading price of Scripps Class A shares.

Also on June 28, 2017, Mr. Lowe called a senior representative of Company A to inquire whether Company A might be interested in renewing discussions regarding a potential business combination between Scripps and Company A. The Company A representative thanked Mr. Lowe for the call, but declined to renew discussions with Scripps regarding a potential strategic transaction stating that such a transaction did not align with Company A’s current strategic focus.

On June 29, 2017, Mr. Lowe had a call with a representative of Company B, during which the representative informed Mr. Lowe that Company B would not continue to engage in discussions with Scripps regarding a potential strategic transaction because Company B had determined that such a transaction did not align with Company B’s current strategic focus.

On June 30, 2017, Company C delivered a letter to Scripps requesting that Scripps enter into a confidentiality agreement with Company C to facilitate Company C’s due diligence review of Scripps, which we refer to as the June 30 Company C Letter. The June 30 Company C Letter provided that, following Company C’s preliminary due diligence review, Company C anticipated providing a non-binding proposal that would address Company C’s preliminary views on both purchase price and transaction structure. The June 30 Company C Letter also noted Company C’s view that precedent transactions involving publicly held media companies would support a transaction premium of ten percent (10%) to thirty percent (30%) over trailing average trading prices.

Also on June 30, 2017, the Scripps board met telephonically, with representatives of Scripps management and Weil in attendance, to discuss potential strategic alternatives available to Scripps and the parties with which Scripps had discussions regarding a potential transaction and/or that provided an expression of interest to Scripps. Representatives of Scripps management provided a business update to the board, following which Mr. Lowe provided an update to the board regarding interactions with Discovery, Company B and Company C, including a summary of the substance of such interactions, a brief overview of the business and trading performance of each of Discovery and Company C and identification of certain potential benefits of a combination with each of Discovery and Company C. Representatives from Weil provided an overview of the directors’ fiduciary duties under Ohio law. The Scripps board asked questions of Mr. Lowe and the representatives of Weil and, after discussion of the responses received, the Scripps board determined that it would be in the best interests of Scripps and its shareholders for management to continue to execute on Scripps’ business plan while also engaging in additional discussions with Discovery and Company C regarding a potential strategic transaction involving Scripps.

On July 6, 2017, Scripps and Company C entered into a confidentiality agreement to facilitate the exchange of confidential information.

Also on July 6, 2017, representatives of Scripps management discussed Scripps’ business at Weil’s offices in New York with representatives of Discovery management in attendance, as well as Discovery’s and Scripps’ respective legal and financial advisors. Following a review of Scripps’ business, Discovery and Scripps management and their respective legal and financial advisors discussed the terms of a potential strategic transaction involving Scripps and Discovery, during which Discovery’s representatives stated that Discovery contemplated proposing consideration comprised of a combination of cash and stock, with up to sixty percent (60%) of the consideration comprised of cash, which we refer to as the July 6 Discovery proposal. Following a question from Discovery’s management regarding the potential to offer tax deferral on a portion of the merger consideration, Scripps’ representatives did not indicate a preference for any particular mix of consideration and informed Discovery’s representatives that Discovery should propose the best possible deal for Scripps shareholders.

On July 7, 2017, Mr. Lowe provided an update to the Scripps board regarding the July 6th meeting with Discovery and Mr. Lowe’s impression of Discovery’s reactions, and updated the board on details of the July 6 Discovery proposal and related discussions with Mr. Zaslav. Mr. Lowe also informed the Scripps board that meetings with representatives of Discovery and Company C were being scheduled during the Allen & Company conference in Sun Valley, Idaho occurring the following week.

On July 10, 2017, representatives of Scripps management discussed Scripps’ business with Company C at Weil’s offices in New York with representatives from Company C’s management in attendance, as well as representatives from Scripps’ and Company C’s respective legal and financial advisors. In response to questions from representatives of Scripps, representatives of Company C stated that Company C had received confirmation from its financing sources that it would be able to obtain the necessary financing to complete an all-cash acquisition and proposed an accelerated timeline to achieve a fully-financed bid by July 17, 2017.

Also on July 10, 2017, representatives of Weil spoke with representatives of Kirkland & Ellis LLP, legal counsel to the Scripps family, which we refer to as Kirkland, during which discussions Weil provided an update to Kirkland regarding the process and meetings held to date. Later that day, Discovery was given access to an online data room established by Scripps. The next day, in accordance with Scripps’ directives, Allen & Company and J.P. Morgan provided a similar update regarding the process to Evercore Group L.L.C., the Scripps family’s financial advisor, which we refer to as Evercore.

Beginning on July 11, 2017 and continuing during the following three weeks, members of Scripps’ management team continued to respond to information requests and conducted due diligence calls with representatives of Discovery and Company C regarding legal, financial and business matters.

Also on July 11, 2017, Mr. Lowe spoke with Mr. Zaslav to inform him that there were other parties that had expressed an interest in a transaction with Scripps and that Scripps was engaging in discussions with such parties.

On July 12, 2017, Mr. Lowe met with Mr. Zaslav and John Malone, a member of the Discovery board and significant stockholder of Discovery, while attending the Allen & Company conference in Sun Valley, Idaho, to discuss the potential strategic transaction involving Scripps and Discovery. This discussion was general in nature and did not include a discussion of a potential purchase price.

Also on July 12, 2017, Mr. Lowe met with representatives of Company C while attending the Allen & Company conference to discuss the potential strategic transaction involving Scripps and Company C, which we refer to as the July 12 Company C meeting. The July 12 Company C meeting was general in nature and did not include a discussion of a potential purchase price. Later that day, Company C was given access to an online data room established by Scripps.

On July 13, 2017, the Discovery board met telephonically with representatives of Discovery management and Discovery’s outside counsel, Debevoise & Plimpton LLP, which we refer to as Debevoise, present to discuss Discovery’s due diligence review of Scripps to date, initial financing considerations, and updated financial and valuation considerations regarding a potential business combination between Scripps and Discovery, as well as perspectives on the strategic rationale for such a transaction and the contents of a letter Mr. Zaslav would send to Mr. Lowe conveying a revised non-binding proposal regarding the potential transaction.

Also on July 13, 2017, following the Discovery board meeting, Mr. Zaslav sent a letter to Mr. Lowe reflecting an updated non-binding proposal to acquire Scripps for a purchase price between $78.50 and $80.00 per share, representing a premium of approximately seventeen percent (17%) to nineteen percent (19%) relative to Scripps’ closing stock price of $67.14 as of July 12, 2017, which we refer to as the July 13 Discovery proposal. The July 13 Discovery proposal stated that Discovery envisioned that the merger consideration would be comprised of up to sixty percent (60%) cash and forty percent (40%) Discovery Series C common stock, with the amount of such common stock consideration determined based on a fixed exchange ratio to be set just prior to the signing of a merger agreement.

On July 14, 2017, in accordance with Scripps’ directives, representatives of Allen & Company informed a representative of Company C that there were other parties that had expressed an interest in a transaction with Scripps and that Scripps was engaging in discussions with such parties.

On July 15, 2017, a representative of Company C contacted Mr. Lowe via email in order to reiterate the views expressed during the July 12 Company C meeting regarding the cultural similarities of Scripps and Company C and to express Company C’s continued desire to pursue a transaction involving Scripps and Company C.

On July 17, 2017, Company C sent a letter to Mr. Lowe containing a non-binding proposal for Company C to acquire Scripps for a purchase price of $84.50 per share, with the merger consideration comprised of 100% cash and no conditionality related to Company C’s ability to obtain the financing necessary to fund the transaction.

On July 18, 2017, the Wall Street Journal reported that Discovery was in discussions with Scripps regarding a possible transaction. Mr. Zaslav spoke telephonically with Mr. Lowe regarding the Wall Street Journal report and expressed concern regarding further market rumors relating to the potential transaction.

On July 19, 2017, the Scripps board met at Weil’s New York office, with representatives from Weil, Allen & Company, and J.P. Morgan in attendance, which we refer to as the July 19 Scripps board meeting. Mr. Lowe updated the Scripps board regarding the non-binding indications of interest received from, and other interactions with, Discovery and Company C. Weil reviewed with the Scripps board the directors’ fiduciary duties under Ohio law and the applicable standard of review if a decision by the Scripps board were to be challenged, the Scripps shareholder vote required to approve a transaction and certain customary transaction terms that Weil anticipated would be included in any merger agreement executed by Scripps, including customary restrictions on the ability of the Scripps board to solicit alternative proposals from third parties following signing of the merger agreement, the right of the Scripps board to change its recommendation to Scripps shareholders in certain circumstances, the right to terminate the merger agreement to enter into an agreement for a superior proposal in certain circumstances, the application of material adverse effect provisions in the context of a strategic transaction and the antitrust review process in the United States. Lori Hickok, Scripps’ Chief Financial Officer, provided a financial update to the Scripps board and reviewed the long-range projections for Scripps’ business, which previously had been reviewed with the Scripps board. Allen & Company and J.P. Morgan discussed (i) certain financial aspects of Company C’s proposal, including the financing contemplated by Company C and, based on publicly available information, an overview of Company C’s operating segments and illustrative credit rating impact on Company C of financing a higher purchase price and (ii) certain financial aspects of Discovery’s proposal, including an illustrative overview of Discovery’s ability to pay an increased purchase price with a greater cash component. The Scripps board then directed Scripps management and Scripps’ advisors to request enhanced bids from Discovery and Company C and to inform Discovery that such an enhanced bid should not be constrained by any requirements necessary to achieve tax deferral, but rather should maximize the value to Scripps shareholders.

Also on July 19, 2017, Weil called Kirkland to provide an update with respect to the outcome of the July 19 Scripps board meeting and to provide a general update on matters to date and anticipated next steps. In accordance with Scripps’ directives, Allen & Company and J.P. Morgan provided a similar update to Evercore.

Also on July 19, 2017, in accordance with Scripps’ directives, representatives of Allen & Company and J.P. Morgan informed representatives of Company C that Weil would deliver a draft merger agreement to Company C on July 20, 2017 with a request that Company C submit its best non-binding proposal on July 23, 2017 along with a markup of the merger agreement, and gave no assurance of Scripps continuing discussions with Company C should Scripps receive a more favorable proposal from another party.

Later that day, in accordance with Scripps’ directives, representatives of Allen & Company and J.P. Morgan contacted representatives of Guggenheim Securities to inform Discovery that Weil would deliver a draft merger agreement reflecting cash and stock merger consideration on July 20, 2017 with a request that Discovery submit its best non-binding proposal on July 23, 2017 along with a markup of the merger agreement, and gave no assurance of Scripps continuing discussions with Discovery should Scripps receive a more favorable proposal from another party. Following that conversation, Guggenheim Securities contacted Goldman Sachs to update Goldman Sachs regarding the conversation with the representatives of Allen & Company and J.P. Morgan.

On July 20, 2017, the Discovery board met telephonically, with representatives of Discovery management and Debevoise present, to discuss the status of discussions between Discovery and Scripps regarding a potential business combination and updated due diligence, financial and valuation considerations regarding a potential transaction, as well as perspectives on the strategic rationale for such a transaction.

Also on July 20, 2017, Weil delivered a draft merger agreement to Company C’s outside legal counsel. The draft merger agreement reflected all-cash merger consideration, the obligation of Company C to divest any assets required in order to obtain regulatory approval of the transaction, the ability of the Scripps board to change its recommendation to Scripps shareholders in certain circumstances, the ability of Scripps to terminate the merger agreement to enter into an agreement for a superior proposal and a Scripps termination fee equal to 1.5% of the equity value of Scripps. Later that day, Weil also delivered a draft merger agreement to Debevoise. The draft merger agreement reflected a mix of cash and stock consideration with the right of Scripps shareholders to elect mixed consideration, cash consideration or stock consideration (subject to proration), a forward triangular merger structure, a “collar” mechanism with the percentage range to be agreed upon, the obligation of Discovery to divest any assets required in order to obtain regulatory approval of the transaction, the ability of the Scripps board to change its recommendation to Scripps shareholders in certain circumstances, the ability of Scripps to terminate the merger agreement to enter into an agreement for a superior proposal and a Scripps termination fee equal to 1.5% of the equity value of Scripps.

On July 21, 2017, representatives of Discovery management met with representatives of Scripps and discussed Discovery’s business, the potential benefits of a combination of the two companies and certain follow-up due diligence items required by Discovery in order to complete its due diligence review of Scripps.

On July 22, 2017, Weil, Debevoise, Discovery and Scripps spoke telephonically to address certain of Discovery’s due diligence questions regarding legal matters relating to Scripps and to allow Scripps to conduct a reverse due diligence review of Discovery. During the call, Discovery disclosed that the cash portion of the merger consideration would require that Discovery’s lenders consent to a waiver of the leverage covenant under Discovery’s existing credit facility.

Also on July 22, 2017, Weil delivered to Company C’s outside legal counsel a draft voting agreement prepared by Kirkland on behalf of the Scripps family, which we refer to as the family voting agreement.

On July 23, 2017, Company C submitted a non-binding offer letter contemplating an all-cash purchase price per share of Scripps stock of $84.75, which we refer to as the July 23 Company C offer. Company C also submitted a markup of the merger agreement and family voting agreement which, among other things, added an obligation on the part of all of the members of the Scripps family to sign a voting agreement in support of the merger, deleted the right to terminate the merger agreement to enter into an agreement for a superior proposal in certain circumstances, increased Scripps’ termination fee to three percent (3%) of the equity value of Scripps, and significantly enhanced the covenants restricting Scripps’ operation of the business between signing and closing.

Also on July 23, 2017, the Discovery board met telephonically with representatives of Discovery management, Debevoise, Guggenheim Securities and Goldman Sachs present, to discuss the components of its revised bid and updated due diligence, financing, financial and valuation considerations regarding a potential business combination with Scripps, as well as perspectives on the strategic rationale for such a transaction.

Also on July 23, 2017, Discovery submitted a non-binding offer letter contemplating stock and cash consideration totaling a purchase price per share of Scripps stock equal to $90.00, reflecting seventy percent (70%) cash consideration and thirty percent (30%) stock consideration. Discovery also submitted a markup of the merger agreement and a draft family voting agreement which, among other things, included an obligation on the part of the Scripps family to sign a voting agreement in support of the merger, changed the merger structure to a reverse triangular merger, suggested striking the election mechanism given that the transaction would be taxable to the Scripps shareholders, proposed a symmetrical collar with a variance between ten percent (10%) and fifteen percent (15%), with the final percentage subject to continued due diligence, proposed the rollover of Scripps’ equity awards with respect to the stock portion of the merger consideration, deleted the ability of Scripps to issue its regular dividend, deleted Scripps’ right to terminate the merger agreement to enter into an agreement for a superior proposal in certain circumstances, increased Scripps’ termination fee to four percent (4%) of the equity value of Scripps, added an expense reimbursement obligation equal to one percent (1%) of the equity value of Scripps if the Scripps shareholder vote was not obtained (which would not be credited against Scripps’ termination fee) and enhanced the covenants restricting Scripps’ operation of the business between signing and closing. Discovery’s comments to the merger agreement did not address the potential risk that Discovery would be unable to obtain financing at closing in the event that the lenders under Discovery’s existing credit facility did not consent to an amendment to such facility or waiver to address the leverage ratio.

On July 24, 2017, a telephonic meeting of the Scripps board was held with representatives from Scripps’ management, Weil, Allen & Company and J.P. Morgan in attendance, which we refer to as the July 24 board meeting. During the July 24 board meeting, Allen & Company and J.P. Morgan reviewed certain financial aspects of the revised proposals from Discovery and Company C, including the potential for the proposed collar reflected in Discovery’s proposal to mitigate some of the risk associated with changes in the trading price of Discovery’s stock, and Weil reviewed certain points raised in Discovery’s and Company C’s respective markups of the merger agreements, including the lender consent relating to Discovery’s proposal. At the conclusion of the July 24 meeting, the Scripps board directed Scripps management and Scripps’ advisors to pursue the proposed transaction with Discovery.

Also on July 24, 2017, Weil called Kirkland to provide an update with respect to the outcome of the July 24 board meeting and to provide a general update on matters to date and anticipated next steps. In accordance with Scripps’ directives, Allen & Company and J.P. Morgan provided a similar update to Evercore. That same day, Weil also spoke with Debevoise by phone to review certain points raised in Discovery’s markup of the merger agreement.

On the morning of July 25, 2017, CNBC reported that Company C and Discovery were both bidding for Scripps and that the purchase price could reach $90.00 per share. Later that morning, a representative of

Company C’s financial advisor contacted a representative of J.P. Morgan to express Company C’s continued interest in a potential acquisition of Scripps. The representative of Company C’s financial advisor did not provide a revised purchase price from the July 23 Company C offer. Later that day, a representative of Company C’s senior management contacted a representative of Weil to discuss Company C’s continued interest in pursuing a transaction with Scripps. This representative did not provide a revised purchase price from the July 23 Company C offer, citing concerns that Company C’s price would be disclosed to a competing bidder. The representative suggested that if Mr. Lowe and a member of Company C’s senior management team were to speak, Company C would likely be able to propose a purchase price higher than that reflected in the July 23 Company C offer.

Also on July 25, 2017, the Scripps family held a meeting in Denver to review the proposals from Company C and Discovery and to consider whether the family would be supportive of either proposal. During the meeting, representatives of Scripps management, Kirkland and Evercore each reviewed aspects of the proposals with the family members in attendance. At the conclusion of the Scripps family meeting, the Scripps family confirmed to Scripps management that it approved of pursuing a potential transaction on the terms proposed and supported Scripps management and the Scripps board in seeking the most favorable terms achievable.

During the evening of July 25, 2017, Weil delivered revised drafts of the merger agreement and voting agreement to Debevoise. The draft family voting agreement provided that it would terminate upon a change of recommendation by the Scripps board. The draft merger agreement retained the right of Scripps shareholders to elect to receive mixed consideration, cash consideration or stock consideration (subject to proration), reinserted the ability of Scripps to issue its regular dividend, reinserted Scripps’ right to terminate the merger agreement to enter into an agreement for a superior proposal in certain circumstances, reduced Scripps’ termination fee to 1.5% of Scripps’ equity value, provided for the holders of Scripps equity awards to receive all-cash consideration, and proposed a cap on Discovery’s ability to draw down on its revolver until the lenders under its credit facility consented to an amendment addressing the leverage ratio covenant.

Also during the evening of July 25, 2017, in accordance with Scripps’ directives, representatives of Allen & Company and J.P. Morgan spoke telephonically with representatives of Discovery to discuss certain open points. During the course of this discussion, Discovery stated that it would agree to remove the restriction on Scripps’ ordinary course dividend, accept Scripps’ right to terminate the merger agreement to enter into an agreement for a superior proposal in certain circumstances, accept the termination of the family voting agreement on a change of recommendation, reduce Scripps’ termination fee to three percent (3%) of Scripps’ equity value plus payment of $25 million in expenses in the event of a Scripps shareholder vote against the adoption of the merger agreement, and agree to a symmetrical 12.5% collar, provided that Discovery had the right to settle any decline in the value of Discovery’s share price below the midpoint of the collar by paying additional cash consideration in lieu of additional shares of Discovery Series C common stock.

On July 26, 2017, representatives of Debevoise delivered a revised draft of the merger agreement to Weil. The draft merger agreement added Discovery’s right to settle any decline in the value of Discovery’s share price below the midpoint of the collar by paying additional cash consideration in lieu of additional Discovery shares, reinserted the rollover of Scripps’ equity awards with respect to the stock portion of the merger consideration, added a right for Discovery to terminate the merger agreement to enter into an agreement for a superior proposal in certain circumstances, provided that the expense reimbursement obligation would not be credited against Scripps’ termination fee and enhanced the covenants restricting Scripps’ operation of the business between signing and closing.

Also on July 26, 2017, a senior representative from Company C spoke with Mr. Lowe by phone to discuss an increase in the purchase price offered by Company C and indicated that Company C was prepared to increase its offer to the “high $80s approaching $90.00.” Mr. Lowe informed the Company C representative that Scripps would consider any price increase submitted in writing; however, the Company C representative did not indicate whether a written offer reflecting a purchase price increase would be submitted. Following this conversation, the Scripps board held a telephonic meeting during which Mr. Lowe provided an update to the board regarding the conversation with the senior representative of Company C, the feedback received from the Scripps family during the July 25th meeting and the status of negotiations with Discovery. The Scripps board requested that Mr. Lowe keep the board informed of any written proposal received from Company C and directed Mr. Lowe and Scripps management to proceed with negotiations with Discovery. The Scripps board also noted that if Company C submitted a revised proposal, the Scripps board would convene promptly to consider such revised proposal.

During the evening of July 26, 2017, another representative of Company C called a representative of Weil regarding Company C’s continued interest in a transaction with Scripps. The Company C representative referred to the earlier call with Mr. Lowe and confirmed that Company C could offer $90.00 per share and possibly more with further Company C board approval, but expressed concern that any such proposal not be disclosed to other bidders. The Weil representative confirmed that any proposal received from Company C would be kept confidential and would not be disclosed to any other bidders. The Weil representative also indicated that the Scripps board required a written proposal and that Scripps would consider any further proposal by Company C delivered in writing, but could not commit to a course of action in response to such a proposal. Company C did not thereafter deliver a written proposal to Scripps.

On July 28, 2017, representatives of Weil delivered a revised draft of the merger agreement to Debevoise. The draft merger agreement retained the right of Scripps shareholders to elect to receive either cash or stock consideration (subject to proration), reinserted the right of holders of Scripps equity awards to receive all cash consideration and deleted Discovery’s right to terminate the merger agreement to enter into an agreement for a superior proposal in certain circumstances.

Beginning on July 28, 2017 and continuing through July 30, 2017, representatives of Weil and Debevoise exchanged drafts of the merger agreement and the related disclosure schedules and held several discussions regarding the remaining open drafting points, including the provisions of the merger agreement relating to Scripps’ conduct of business following the signing of the merger agreement and the consummation of the merger.

On July 29, 2017, the Discovery board held a special telephonic meeting with representatives of Discovery management, Debevoise, Guggenheim Securities and Goldman Sachs in attendance. Mr. Gould informed the members of the Discovery board that, while he would not receive any compensation from Allen & Company in connection with the proposed transaction and had not participated in Allen & Company’s representation of Scripps, he believed it appropriate to abstain from voting on the proposed transaction given his position as a managing director of Allen & Company. Representatives of Debevoise reviewed the directors’ fiduciary duties and other legal matters in connection with the Discovery board’s consideration of the transaction with Scripps, including the proposed terms of the merger agreement that had been negotiated between the parties. Representatives of Discovery management discussed updated due diligence, financial and valuation considerations concerning a potential business combination with Scripps, as well as perspectives on the strategic rationale for such a transaction and the proposed terms of the debt financing structure for the transaction and the debt commitment letter to be provided by Goldman Sachs Lending Entities. Guggenheim Securities and Goldman Sachs then reviewed with the Discovery board their financial analyses of the merger consideration, and each separately rendered an oral opinion, confirmed by delivery by each of a written opinion dated July 30, 2017, to the Discovery board to the effect that, as of that date and based on and subject to various assumptions, limitations and qualifications described in the respective opinions, the aggregate merger consideration to be paid by Discovery for the outstanding Class A shares and Scripps common shares pursuant to the merger agreement was fair from a financial point of view to Discovery.

After discussion, the Discovery board (i) determined that the terms of the merger agreement, the merger and the transactions contemplated thereby were fair to, and in the best interests of, Discovery and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby and (iii) resolved to recommend that Discovery’s stockholders vote in favor of the issuance of shares of Discovery Series C common stock in connection with the merger and directed that such matter be submitted for consideration of Discovery’s stockholders at a special meeting of holders of Discovery capital stock.

On July 29, 2017, the Scripps board held a special telephonic meeting with representatives of Scripps management, Weil, Allen & Company and J.P. Morgan in attendance. Representatives of Weil reviewed the directors’ fiduciary duties and other legal matters in connection with the Scripps board’s consideration of the transaction with Discovery, including the proposed terms of the merger agreement that had been negotiated between the parties and the status of the previously open points in the merger agreement. Allen & Company and J.P. Morgan then reviewed with the Scripps board their financial analyses of the merger consideration, and each separately rendered an oral opinion, confirmed by delivery by each of a written opinion dated July 29, 2017, to the Scripps board to the effect that, as of that date and based on and subject to various assumptions, limitations and qualifications described in the opinion, the consideration to be paid to holders of Scripps Class A shares in the merger was fair, from a financial point of view, to such holders. After discussion, the Scripps board unanimously determined that (i) the merger is fair to, and in the best interests of, Scripps and its shareholders, (ii) the merger and the transactions contemplated by the merger agreement are approved, (iii) the merger agreement is approved and declared advisable by the Scripps board and (iv) the Scripps board recommends the adoption of the merger agreement to the holders of the Scripps Class A shares and the Scripps Common Voting Shares. The Scripps board then delegated the resolution of the remaining open points and the execution of the merger agreement to Mr. Lowe and Nicholas B. Paumgarten, a member of the Scripps board.

During the course of the evening of July 29, 2017 and the following day, representatives of Weil and Debevoise, in consultation with representatives of Scripps management and Discovery management, respectively, finalized the merger agreement, disclosure schedules and family voting agreement, and Scripps and Discovery subsequently executed the merger agreement on the evening of July 30, 2017. On the morning of July 31, 2017, the parties issued a joint press release announcing the execution of the merger agreement.

Background of the Exchange Agreement

On June 24, 2016, Mr. Steven A. Miron, whom we refer to as “Mr. Miron”, on behalf of Advance/Newhouse, approached Discovery to consider a potential transaction involving shares of the Discovery Series A preferred stock then held by Advance/Newhouse, which we refer to as a “recapitalization”, in order to facilitate Advance/Newhouse’s ability to transfer the shares of Discovery Series C common stock which it beneficially owned through its ownership of shares of Discovery Series A preferred stock and which were only issuable to Advance/Newhouse upon conversion of its shares of Discovery Series A preferred stock. We refer to such shares of Discovery Series C common stock as the “embedded Discovery Series C common stock”. On August 6, 2014, Discovery had distributed a stock dividend of one share of Discovery Series C common stock in respect of each outstanding share of Discovery Series A common stock, Discovery Series B common stock and Discovery Series C common stock, which resulted in Advance/Newhouse’s beneficial ownership of the embedded Discovery Series C common stock. Pursuant to the terms of the Discovery Series A preferred stock (which was initially only convertible into shares of Discovery Series A common stock), the embedded Discovery Series C common stock would be issued only upon conversion of the corresponding shares of Discovery Series A preferred stock. Mr. Miron also requested that, as part of the recapitalization, the terms of the Discovery Series A preferred stock and Discovery Series C preferred stock be amended such that the holder would receive any future common stock dividends with respect to its shares of Discovery Series A preferred stock in the same manner as and concurrently with holders of the Discovery common stock, instead of only upon conversion of shares of Discovery Series A preferred stock.

On December 7, 2016, the Discovery board established an independent committee of disinterested directors, which we refer to as the “independent transaction committee”, consisting of Messrs. Robert R. Bennett, Paul A. Gould and J. David Wargo, to evaluate, consider and negotiate a recapitalization and to determine whether such transaction would be in the best interests of Discovery and its shareholders (excluding Advance/Newhouse). The independent transaction committee engaged Wachtell, Lipton, Rosen & Katz, which we refer to as “Wachtell Lipton”, as the independent transaction committee’s legal counsel in January 2017, and engaged Perella Weinberg Partners LP, which we refer to as “PWP”, as the independent transaction committee’s independent advisor in February 2017. From late January to May 2017, the independent transaction committee and its advisors discussed potential terms of a recapitalization with representatives of Advance/Newhouse and its legal counsel, Sullivan & Cromwell LLP, which we refer to as “S&C”, but did not reach an agreement on transaction terms. Among the terms discussed were transfer restrictions on the embedded Discovery Series C common stock to be released in the recapitalization and a right of first offer, which we refer to as the “ROFO”, in favor of Discovery to purchase Advance/Newhouse’s shares of Discovery Series A preferred stock in the event Advance/Newhouse and/or its affiliates desired to sell 80% or more of the Discovery Series A preferred stock in a permitted transfer (as defined in the Discovery charter). Under the Discovery charter, Advance/Newhouse could transfer its governance rights attached to the Discovery Series A preferred stock at any time by transferring at least 80% of the Discovery Series A preferred stock to a single transferee.

As described in further detail above, in June 2017, Discovery began its discussions regarding a potential acquisition of Scripps. Pursuant to the terms of the Discovery charter, Discovery would need to obtain the consent of Advance/Newhouse as the holder of a majority of Discovery Series A preferred stock prior to entering into a definitive agreement with respect to the potential transaction with Scripps. In early July 2017, Mr. Miron, on behalf of Advance/Newhouse, informed Discovery that, in the event that Advance/Newhouse did consent to the potential transaction with Scripps, it would expect to complete the recapitalization or a similar transaction in connection with its consent. As a result, on July 13, 2017, the Discovery board expanded the independent transaction committee’s mandate to evaluate a recapitalization in light of the potential benefits to Discovery and its stockholders of the potential transaction with Scripps, and the independent transaction committee, advised by PWP and Wachtell Lipton, resumed discussions with Advance/Newhouse regarding the recapitalization.

Between July 10 and July 28, 2017, the independent transaction committee and its advisors engaged in negotiations with representatives of Advance/Newhouse and S&C regarding a possible recapitalization, premised on Advance/Newhouse’s providing its consent to the potential transaction with Scripps as approved by the Discovery board. The independent transaction committee held six meetings during this time, at which meetings it received updates from representatives of PWP and Wachtell Lipton regarding their negotiations with S&C, and provided further direction to the committee’s advisors as to the terms of the recapitalization. During this time, Wachtell Lipton had various conversations with management of Discovery regarding certain legal implications of the potential recapitalization, Wachtell Lipton and PWP had a conversation with management of Discovery regarding certain accounting implications of the potential recapitalization and Wachtell Lipton and S&C negotiated terms of the exchange agreement and related documentation in connection with the recapitalization. Among other things, the independent transaction committee and Advance/Newhouse negotiated the duration and other terms of a ROFO in favor of Discovery that would apply if Advance/Newhouse and/or its affiliates sought to sell 80% or more of their Discovery Series A preferred stock in a Permitted Transfer, transfer restrictions on the embedded Discovery Series C common stock following their release in the recapitalization and Advance/Newhouse’s ability to pledge such shares under certain specified circumstances notwithstanding the transfer restrictions, whether the recapitalization would be contingent upon the completion of the merger, and whether holders of the new series of preferred stock to be issued pursuant to the recapitalization would be entitled to receive common stock dividends in the same manner as and concurrently with holders of the Discovery common stock.

On the evening of July 28, 2017, the independent transaction committee held a meeting to review the terms of the proposed exchange agreement. Representatives of Wachtell Lipton and PWP also participated in the meeting. Representatives of Wachtell Lipton reviewed the fiduciary duties of the members of the independent transaction committee in considering the exchange, including in light of the potential transaction with Scripps, and discussed the material terms set forth in the draft exchange agreement. PWP also provided its view of certain financial aspects of the proposed exchange, noting the financial impacts of the exchange to Advance/Newhouse, as well as the financial impacts to Discovery and its stockholders (excluding Advance/Newhouse). After considering the proposed terms of the exchange agreement and the presentations of its legal and financial advisors, the independent transaction committee unanimously determined that, in the context of the potential benefits to Discovery and its stockholders of the potential transaction with Scripps, the exchange as contemplated by the exchange agreement was in the best interests of Discovery and its stockholders (excluding Advance/Newhouse). The independent transaction committee recommended that the Discovery board approve the exchange as contemplated by the exchange agreement and related matters, subject to the Discovery board’s approval of the potential transaction with Scripps. The Discovery board approved the exchange and related matters in connection with its approval of the transaction with Scripps.

Thereafter, on the evening of July 30, 2017, the exchange agreement was executed by Discovery and Advance/Newhouse. See “Other Agreements Related to the Merger—Exchange Agreement”.

Merger Consideration

In the merger, each Scripps share issued and outstanding immediately prior to the completion of the merger (other than (i) Scripps shares owned by Discovery or Merger Sub and (ii) Scripps shares owned by shareholders who have perfected and not withdrawn a demand for dissenters’ rights pursuant to the ORC) will be converted into the right to receive $63.00 per share in cash and a number of shares of Discovery Series C common stock based on the exchange ratios described below.

The stock portion of the merger consideration will be subject to a collar based on the DISCK 15-day VWAP. Holders of Scripps shares will receive for each Scripps share 1.2096 shares of Discovery Series C common stock if the DISCK 15-day VWAP is less than $22.32, and 0.9408 shares of Discovery Series C common stock if the DISCK 15-day VWAP is greater than $28.70. If the DISCK 15-day VWAP is greater than or equal to $22.32 but less than or equal to $28.70, holders of Scripps shares will receive for each Scripps share a number of shares of Discovery Series C common stock between 1.2096 and 0.9408 equal to $27.00 in value at the DISCK 15-day VWAP. If the DISCK 15-day VWAP is less than $25.51, Discovery has the option to pay additional cash instead of issuing more shares. In the event that Discovery elects to pay additional cash instead of issuing more shares, it has the right, in its sole discretion, to reduce the exchange ratio from what it otherwise would have been to no less than 1.0584 and to pay such additional cash in an amount (not to exceed $3.38) equal to the amount by which the exchange ratio was reduced multiplied by the DISCK 15-day VWAP. Accordingly, the actual number of shares and the value of Discovery Series C common stock delivered to Scripps shareholders after completion of the merger will depend on the DISCK 15-day VWAP. The value of the Discovery Series C common stock delivered for each such Scripps share may be greater than, less than or equal to $27.00. Discovery Series C common stock is traded on the NASDAQ under the trading symbol “DISCK.” The Discovery Series C common stock has no voting rights except as required under the DGCL.

Holders of Scripps shares will have the option to elect to receive the mixed consideration, the stock consideration or the cash consideration, subject to pro rata cut backs to the extent cash or stock is oversubscribed. Under the proration and adjustment procedures, the total amount of cash paid, and the total number of shares of Discovery Series C common stock issued, in the merger to holders of Scripps shares, as a whole, will be equal to the total amount of cash and number of shares of Discovery Series C common stock that would have been paid and issued if all of the holders of Scripps shares elected the mixed consideration. Holders of Scripps shares (other than holders of excluded shares) who fail to make a timely election or who make no election will receive the mixed consideration for each Scripps share they hold.

No fractional shares of Discovery Series C common stock will be issued in the merger. Scripps shareholders will receive cash, without interest, in lieu of any fractional shares.

In the event that Scripps changes the number of Scripps shares or securities convertible or exchangeable into or exercisable for any such Scripps shares, or Discovery changes the number of shares of Discovery Series C common stock, in each case issued and outstanding prior to the completion of the merger as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision or other similar transaction, the merger consideration will be equitably adjusted to eliminate the effects of such event on the merger consideration.

Procedures for Election

The form of election will be made available to holders of Scripps shares on the same day as this Joint Proxy Statement/Prospectus. The form of election enables holders of Scripps shares to choose to make a stock election, a cash election or choose the default mixed consideration with respect to each of their Scripps shares eligible to receive the merger consideration. Scripps shareholders have until 5:00 p.m. New York City time, on the later of (i) the date of the Scripps special meeting or (ii) if the closing date is more than four business days after the date of the Scripps special meeting, the date that is two business days prior to the date of the completion of the merger, which we refer to as the “election deadline”, to make their election and return their completed election forms, along with any stock certificates held, to the exchange agent. If a shareholder holds Scripps shares through a bank, broker or other nominee, such bank, broker or other nominee, as applicable, will provide that shareholder with instructions on how to make an election.

With respect to Scripps shares that are held in certificated form, the delivery of the stock certificates, together with the properly completed form of election, shall be effected only upon delivery to the exchange agent of the physical certificates representing the Scripps shares to which such form of election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Scripps. With respect to Scripps shares that are held in “book-entry” form, the holder should follow the instructions in the form of election in order to make an election. Further, holders of Scripps shares who have lost their certificates will need to have such certificates replaced in advance of the election deadline to allow sufficient time for delivery of their replacement certificates to the exchange agent by the election deadline. If holders of Scripps shares do not send their completed form of election to the exchange agent by the election deadline, or fail to properly deliver their certificates or other documents specified in the form of election (with respect to certificated or book-entry shares for which an election is made) by the election deadline, such shareholders will not be deemed to have made a proper election and will instead receive the mixed consideration.

Discovery’s Reasons for the Transaction and Recommendation of the Discovery Board

In making its determination to approve the merger agreement and resolve to recommend that Discovery stockholders approve the stock issuance proposal in connection with the merger, the Discovery board held a number of meetings, and consulted with Discovery’s senior management and its legal and financial advisors at Debevoise & Plimpton, Guggenheim Securities and Goldman Sachs.

The Discovery board considered a number of factors, including those listed below. The Discovery board considered these factors as a whole, and considered the relevant information and factors to be favorable to, and in support of, its determination.

•	A More Durable Independent Media Company. The combination of Discovery and Scripps will create a more durable independent media company, offering more consumer benefit and choice, and improving the overall growth profile for Discovery in the future.

•	Premier Real-Life Entertainment Portfolio. The transaction brings together a suite of world-class linear, digital and short-form entertainment brands to the benefit of consumers. As a result of the transaction, the combined company will produce approximately 8,000 hours of original programming annually, and will be home to approximately 300,000 hours of library content. In addition, the combined company will generate seven billion short-form streaming video views monthly (including those from Discovery’s Group Nine joint venture), establishing it among the top short-form providers.

•	Content Across Key Demographics. The transaction will make Discovery’s content offering more attractive in certain demographics, resulting in an enhanced offering for viewers and advertisers. Following the transaction, the combined company will have nearly 20% of ad-supported pay-TV viewership in the U.S., and become home to five of the top female networks in ad-supported pay-TV with over 20% share of women watching primetime in the U.S.

•	Significant Expected Synergies. Discovery expects to realize significant cost synergies as a result of the transaction, which will help drive improved earnings and cash flow for the combined company. By the end of the first full year after the completion of the merger, Discovery expects that it will have achieved $350MM in annual synergies, with potential upside in future years. The transaction is expected to be accretive to adjusted earnings per share and to free cash flow in the first year after the completion of the merger.

•	International Growth Opportunities. Discovery has a broad international presence, with networks in more than 220 countries and territories around the world. Discovery expects to extend Scripps’ brands, programming and talent to a broader international audience through Discovery’s global distribution, sales and language localization infrastructure, with opportunities to enhance Discovery’s existing global networks with select Scripps content. Scripps is positioned in key international markets, including the United Kingdom and Poland, and the merger will help fuel Discovery’s existing content pipeline in growth areas like Discovery’s Home and Health Network in Latin America.

•	New Opportunities for Advertisers. Discovery expects to combine Scripps’ digital and linear content offerings with Discovery’s assets to create a more effective digital and linear platform for advertisers. The combination of the two companies’ data expertise and broad reach across linear and digital platforms will permit advertisers to buy more targeted audiences and allow Discovery to offer more customized solutions to clients.

•	Potential to Strengthen Affiliate Offering. As a result of the transaction, Discovery expects to offer a more attractive programming platform to the multichannel video programming distributors that deliver Discovery’s programming to consumers.

•	Non-Linear Growth Opportunities. As a result of the transaction, Discovery’s added scale, content engine and multiple brand offerings will present an attractive opportunity for new digital distribution partners, will offer consumers more choice wherever and whenever they want to consume content, including mobile, over-the-top, and direct-to-consumer platforms and offerings, and will position Discovery as a component in non-sports “skinny bundles.”

•	Increased Free Cash Flow. Discovery expects the transaction to be accretive to free cash flow, which will initially be used to reduce leverage, and is expected to subsequently be available to fund additional strategic growth investments and to return capital to Discovery stockholders.

The Discovery board considered the following additional factors as generally supporting its determination:

•	its belief that the merger is more favorable to Discovery stockholders than the potential value that would result from Discovery continuing without an acquisition of Scripps;

•	management’s knowledge of the current business climate in the industry in which Discovery and Scripps operate and the prospective environment in which the combined company will operate following completion of the merger, including industry, economic and market conditions;

•	management’s knowledge of Discovery’s business, financial condition, results of operations, industry and competitive environment;

•	management’s knowledge of Scripps’ business, financial condition, results of operations, industry and competitive environment, taking into account the results of Discovery’s due diligence review of Scripps;

•	the likelihood that the transaction will be consummated, based on, among other things, the conditions to closing contained in the merger agreement, the commitment by Discovery to obtain financing and the commitment letter from Goldman Sachs Lending Entities, the commitment by Discovery and Scripps to obtain necessary regulatory clearances subject to certain limitations, and the entry by Discovery and the other parties thereto into the Scripps voting agreement, the Malone voting agreement and the Advance/Newhouse voting agreement;

•	the use of Discovery Series C common stock as acquisition currency, which would benefit Discovery stockholders by facilitating further liquidity of that stock and would not dilute the voting power of Malone or Advance/Newhouse, who have provided valuable long-term perspective and industry expertise that in the Discovery board’s view has and is expected to continue over time to inure to the benefit of all Discovery stockholders;

•	the expectation that, immediately after completion of the merger and based upon the number of shares of Discovery common stock then outstanding (taking into account preferred shares on an as-converted basis), former shareholders of Scripps will own approximately 20% of Discovery’s fully diluted common shares and Discovery stockholders will own approximately 80%;

•	the historical and then-current trading prices and volumes of each of the Discovery Series C common stock and Scripps Class A shares;

•	the fact that, to the extent the DISCK 15-day VWAP is less than $22.32 or greater than $28.70, the exchange ratio related to the stock consideration to be paid to Scripps shareholders would be fixed and Discovery would have certainty as to how many shares of Discovery Series C common stock it would issue in connection with the merger and that, to the extent the DISCK 15-day VWAP is less than $22.32, Discovery would not be required to issue incremental shares to holders of Scripps shares;

•	the fact that, to the extent the DISCK 15-day VWAP is greater than the July 21, 2017 stock price of $25.51 used to set the midpoint of the collar, Discovery would issue fewer shares of Series C common stock in connection with the merger;

•	Discovery’s ability to pay additional cash instead of issuing more shares of Discovery Series C common stock if the DISCK 15-day VWAP is less than $25.51;

•	the oral opinion of each of Guggenheim Securities and Goldman Sachs to the Discovery board, subsequently confirmed in writing, as to the fairness, from a financial point of view, to Discovery of the aggregate merger consideration to be paid by Discovery, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “The Merger—Opinions of Discovery’s Financial Advisors”; and

•	the financial and other terms and conditions of the merger agreement, including the termination fee of $356,000,000 payable by Scripps to Discovery under certain circumstances described in the section entitled “The Merger Agreement—Termination Fee”.

The Discovery board weighed the foregoing advantages and benefits against a variety of potentially negative factors, including:

•	the challenges inherent in the combination of two businesses, including the risk that integration of the two companies may take more time and be more costly than anticipated, and the risk that the cost synergies and other benefits expected to be obtained as a result of the transaction might not be fully or timely realized;

•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•	the fact that substantial costs will be incurred by both Discovery and Scripps in connection with the transaction;

•	the risk that Scripps might not meet its financial projections;

•	the fact that projections of future results of operations of the combined company are necessarily estimates based on assumptions;

•	the risk that Discovery and Scripps may be unable to retain key employees;

•	the fact that the merger would result in higher leverage, due to Discovery’s incurrence of up to $8.8 billion in indebtedness in connection with the merger and its assumption of approximately $2.7 billion in indebtedness in the form of the Scripps notes, which would cause Discovery to suspend its share buyback program until leverage had decreased to historical levels;

•	the fact that, because the exchange ratio related to the stock consideration to be paid to Scripps shareholders is fixed if the DISCK 15-day VWAP is less than $22.32 or greater than $28.70, the value of the stock portion of the consideration to be paid by Discovery could change between the signing of the merger agreement and the completion of the merger as a result of, among other things: (1) a change in the value of Discovery’s or Scripps’ businesses, (2) the amount of cost savings anticipated to be obtained as a result of the merger, and (3) changes in the equity markets;

•	the fact that, to the extent the DISCK 15-day VWAP is less than the July 21, 2017 stock price of $25.51 used to set the midpoint of the collar, Discovery would issue more shares of Series C common stock in connection with the merger;

•	the fact that Discovery Series C common stock traded at a discount to the Discovery Series A common stock at the time of entry into the merger agreement, which would require that more shares be issued as a result of the use of Discovery Series C common stock as merger consideration than if Discovery Series A common stock had been used;

•	the ownership dilution to current Discovery stockholders as a result of the issuance of shares of Discovery Series C common stock to holders of Scripps shares in connection with the merger;

•	the possibility that the merger may not be completed on the terms or timeline currently contemplated or at all, including for reasons beyond the control of Discovery or Scripps;

•	the risk that the failure to complete the merger could negatively affect the price of Discovery common stock and future business and financial results of Discovery;

•	certain terms of the merger agreement, including:

•	Scripps’ ability, under certain circumstances and subject to certain conditions, to furnish non-public information to and to conduct negotiations with a third party that makes an unsolicited bona fide proposal for a business combination or acquisition of Scripps that the Scripps board determines would reasonably be expected to result in a proposal that is superior to the merger;

•	the requirement that Discovery take all actions necessary to obtain required regulatory approvals, except those actions which would result in a material adverse effect on Discovery, Scripps, and their respective subsidiaries, taken as a whole, after giving effect to the merger; and

•	the restrictions on the conduct of certain aspects of Discovery’s business until the completion of the transaction (or the termination of the merger agreement), which may delay or prevent Discovery from undertaking business opportunities that may arise or negatively affect Discovery’s ability to attract and retain key personnel;

•	the potential downward pressure on the share price of the Discovery Series C common stock after the closing of the transaction that may result if the former Scripps shareholders seek to sell their shares of Discovery Series C common stock after the closing; and

•	the risks of the type and nature described under “Risk Factors”.

After considering the various potentially positive and negative factors, including the foregoing and discussions with, and questioning of, Discovery’s management and Discovery’s financial and legal advisors, the Discovery board determined that, overall, the potential benefits of the merger outweighed the risks and uncertainties of the merger. The Discovery board also relied on the experience of Guggenheim Securities and Goldman Sachs, its financial advisors, for their opinions as to the fairness, from a financial point of view, to Discovery of the aggregate merger consideration to be paid by Discovery, which opinions were based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken. The foregoing discussion of the information and factors considered by the Discovery board is not exhaustive but is intended to reflect the principal factors considered by the Discovery board in its consideration of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The foregoing discussion of the information and factors considered by the Discovery board utilized forward-looking information. This information should be read in light of the factors described under the section entitled “Cautionary Note Regarding Forward-Looking Statements”.

Scripps’ Reasons for the Transaction and Recommendation of the Scripps Board

In evaluating the merger agreement and the merger, the Scripps board consulted with Scripps’ management and legal and financial advisors and, in reaching its decision at a meeting of the board of directors on July 29, 2017 to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend that holders of Scripps Class A shares and Scripps common shares vote “FOR” the adoption of the merger agreement, the Scripps board considered a variety of factors in respect of the merger, including the following (not necessarily in order of relative importance):

Strategic Considerations. The Scripps board considered that the merger is expected to provide a number of significant strategic opportunities, including the following:

•	the merger would create a global content company with innovative, focused businesses and a global portfolio of brands, and a diversified revenue mix across segments, geographies and customers resulting in improved opportunities for growth, cost savings and innovation relative to what Scripps could achieve on a standalone basis;

•	the combined business would maintain a presence in the United States and increase its presence in international markets while bringing together a complementary portfolio of brands, resulting in improved opportunities for growth in both the U.S. and globally relative to what Scripps could achieve on a standalone basis;

•	as advertising dollars migrate to digital platforms, Scripps is increasingly competing with larger technology companies such as Google and Facebook for advertising dollars;

•	the Scripps board’s view that a combination with Discovery would improve the consumer experience by creating appealing consumer offerings and provide a well-managed home for Scripps’ employees with exciting future opportunities;

•	the merger would provide multiple potential benefits to Scripps, including (i) providing a significant engine for the creation of non-fiction content, (ii) diversification of content for attracting male and female audiences, (iii) creating a significant international lifestyle expansion opportunity, (iv) providing access to compelling brands, (v) producing a significant library for digital use and (vi) enhancing direct-to-consumer opportunities;

•	the combined business is expected to generate cost and growth synergies that are expected to result in the combined business having greater potential to achieve further earnings growth and generate more substantial cash flow and bottom-line impact than either Scripps or Discovery could achieve on a standalone basis;

•	domestically, synergies for Scripps would (i) improve executive and corporate functions, technology, broadcast operations, content distribution and marketing and (ii) provide savings for Scripps’ ad sales operations;

•	internationally, synergies for Scripps would produce cost savings;

•	following the transaction, the combined company would become one of the largest U.S. content companies by net revenue and operating profit, resulting in improved access to global capital markets and unique opportunities for growth relative to what Scripps could achieve on a standalone basis;

•	the expectation that the combined company post-transaction will retain investment grade status; and

•	the Scripps board’s view that the two companies have largely complementary operations, including complementary strengths across content and brand offerings, allowing the combined business to offer expanded choices.

Other Factors Considered by the Scripps Board. In addition to considering the strategic factors described above, the Scripps board considered the following additional factors, all of which it viewed as supporting its decision to approve the merger agreement:

•	the fact that the merger consideration represents a compelling premium to Scripps shareholders for a deal of this size, nature and industry, at approximately 34% to the closing price of Scripps Class A shares on July 18, 2017;

•	the transaction consideration, comprised of a combination of cash and stock, provides immediate value to Scripps shareholders and also provides Scripps shareholders with the opportunity to participate in the value that the Scripps board believes will be created as a result of the merger;

•	the Scripps board’s knowledge of Scripps’ and Discovery’s respective businesses, operations, financial condition, earnings and prospects, taking into account the results of Scripps’ due diligence review of Discovery;

•	the current and prospective business climate in the industry in which Scripps and Discovery operate, including the position of current and likely competitors of Scripps and Discovery;

•	the alternatives reasonably available to Scripps, including remaining a standalone entity, and pursuing other strategic alternatives, including potential transactions with other industry operators, which the Scripps board evaluated with the assistance of Scripps’ management and legal and financial advisors, and the Scripps board’s belief that the merger with Discovery creates the best reasonably available opportunity to enhance value for the Scripps’ shareholders given the potential risks, rewards and uncertainties associated with other alternatives, including execution and regulatory risk and achievement of anticipated synergies, and without limiting strategic alternatives that Discovery could pursue in the future;

•	the recommendation of Scripps’ senior management in favor of the merger;

•	the separate opinions, each dated July 29, 2017, of Allen & Company and J.P. Morgan to the Scripps board as to the fairness, from a financial point of view and as of such date, of the consideration to be paid to holders of Scripps Class A shares in the merger, which opinions were based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, as more fully described in “Transaction Summary—Opinion of Allen & Company LLC, Financial Advisor to Scripps” and “Transaction Summary—Opinion of J.P. Morgan Securities LLC, Financial Advisor to Scripps”;

•	the fact that the cash component of the merger consideration to be paid to Scripps shareholders would provide immediate liquidity and certainty of value;

•	the fact that the stock component of the merger consideration to be paid to Scripps shareholders would provide Scripps shareholders the opportunity to participate in the future earnings and growth potential of the combined company and potential future appreciation in the value of Discovery Series C common stock following the consummation of the transaction;

•	the fact that the stock component of the merger consideration is subject to a 12.5% collar, which helps protect the value of the merger consideration during the pendency of the transaction; and

•	the likelihood that the transaction would be consummated and anticipated timing of closing based on, among other things:

•	the absence of a financing condition in the merger agreement;

•	the scope of the conditions to closing;

•	the level of commitment by Discovery to obtain applicable regulatory approvals, and the assessment of the Scripps board, after considering the advice of counsel, regarding the likelihood of obtaining all required regulatory approvals; and

•	that Scripps is entitled to specific enforcement of Discovery’s obligations under the merger agreement.

The Scripps board also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•	the challenges inherent in the merger of two businesses of the size, geographical diversity and scope of Scripps and Discovery and the size of the companies relative to each other, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period;

•	the difficulties of combining the businesses and workforces of Scripps and Discovery based on, among other things, the geographical dispersion of the combined business’ operations;

•	the challenges inherent in the management and operation of Discovery’s business, including (i) its position in linear television, (ii) increased exposure to non-flagship assets, (iii) its leverage profile, (iv) currency risk and (v) Discovery’s voting structure and governance;

•	Scripps’ right, subject to certain conditions, to respond to and negotiate with respect to certain alternative proposals from third parties made prior to closing the transaction;

•	the restrictions in the merger agreement on the conduct of Scripps’ business during the period between execution of the merger agreement and the consummation of the merger;

•	the risk that Scripps shareholders or Discovery stockholders may object to and challenge the merger and take actions that may prevent or delay the consummation of the merger, including to vote against the proposals at the Scripps special meeting or Discovery special meeting;

•	the risk that the pendency of the merger for an extended period following the announcement of the execution of the merger agreement could have an adverse impact on Scripps or Discovery;

•	the risk that, despite the efforts of Scripps and Discovery prior to the consummation of the merger, Scripps and Discovery may lose key personnel, and the potential resulting negative effects on Scripps’ and, ultimately, Discovery’s businesses;

•	the risk of not capturing all the anticipated cost savings and synergies between Scripps and Discovery and the risk that other anticipated benefits might not be realized;

•	the fact that the merger agreement prohibits Scripps from soliciting or engaging in discussions regarding alternative transactions during the pendency of the merger, subject to limited exceptions;

•	the requirement that Scripps pay Discovery a termination fee equal to 3% of Scripps’ equity value if the merger agreement is terminated under certain circumstances and the inability of Scripps to terminate the merger agreement in connection with a change of recommendation by the Scripps board;

•	the risk that changes in the regulatory and legislative landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the merger; and

•	various other risks associated with the merger and the business of Scripps, Discovery and the combined company described in “Risk Factors”.

The Scripps board determined that overall these potential risks and uncertainties were outweighed by the benefits that the Scripps board expects to achieve for Scripps shareholders as a result of the merger. The Scripps board was aware that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

During its consideration of the merger described above, the Scripps board also was aware that certain of its directors and executive officers may have interests in the merger that are different from or in addition to those of Scripps shareholders generally, as described in “Transaction Summary—Interests of Scripps’ Directors and Executive Officers”.

The above discussion of the material factors considered by the Scripps board in its consideration of the merger and the transactions contemplated by the merger agreement is not intended to be exhaustive, but does set forth the principal factors considered by the Scripps board. In light of the number and wide variety of factors considered in connection with the evaluation of the merger, the Scripps board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. The Scripps board viewed its position as based on all of the information available to it and the factors presented to and considered by it. However, some directors may themselves have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of Scripps’ reasons for the merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Note Regarding Forward-Looking Statements”.

After careful consideration and evaluation of the merger in consultation with Scripps’ management and advisors, the Scripps board unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of the Scripps shareholders and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The Scripps board unanimously recommends that Scripps shareholders vote “FOR” the merger proposal. See “Scripps Proposal I: Approval of the Merger Proposal” and “Transaction Summary—Scripps’ Reasons for the Transaction and Recommendation of the Scripps Board”.

No Solicitation by Scripps

The merger agreement provides that Scripps will not, and will cause its and its subsidiaries’ respective officers, directors and employees not to, and Scripps will instruct its and its subsidiaries’ respective representatives, not to, directly or indirectly:

•	solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Scripps acquisition proposal (as defined below);

•	participate in any discussions or negotiations with any person regarding any Scripps acquisition proposal;

•	provide any non-public information or data concerning Scripps or any of its subsidiaries to any person in connection with any Scripps acquisition proposal; or

•	approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Scripps acquisition proposal.

The merger agreement provides that a Scripps acquisition proposal means any proposal, offer, inquiry or indication of interest from any person or group of persons relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, share purchase, asset purchase, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction or series of transactions involving Scripps or any of its subsidiaries which is structured to permit such person or group of persons to, directly or indirectly, acquire beneficial ownership of (i) 20% or more of the outstanding Scripps shares or other equity securities of Scripps, or 20% or more of Scripps’ consolidated net revenues, net income or total assets or (ii) 20% or more of the outstanding class or classes of equity securities of Scripps that collectively have the right to elect a majority of the board of directors of Scripps or any successor thereto, in each case other than the transactions contemplated by the merger agreement.

Prior to the time, but not after, the Scripps shareholder approval is obtained, if the Scripps board has determined in good faith after consultation with outside legal counsel that (i) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that the unsolicited proposal either constitutes a Scripps superior proposal (as defined below) or would reasonably be expected to result in a Scripps superior proposal and (ii) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, Scripps may do any of the following in response to an unsolicited bona fide written acquisition proposal made after the date of the merger agreement that did not result from a breach, in any material respect, of Scripps’ non-solicitation obligations under the merger agreement:

•	provide access to non-public information regarding Scripps or any of its subsidiaries to the person who made such Scripps acquisition proposal, provided that such information has previously been made available to Discovery or is provided to Discovery substantially concurrently with the making of such information available to such person and that, prior to furnishing any such material non-public information, Scripps receives from the person making such Scripps acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between Scripps and Discovery (it being understood that such confidentiality agreement need not prohibit the making or amending of a Scripps acquisition proposal); and

•	engage or participate in any discussions or negotiations with any such person regarding such Scripps acquisition proposal.

The merger agreement provides that a Scripps superior proposal means any bona fide binding written offer (not solicited by or on behalf of Scripps or any of its subsidiaries or any of their respective representatives or otherwise resulting in a violation of Scripps’ non-solicitation obligations under the merger agreement) made after the date of the merger agreement that, if consummated, would result in a person or group (or its shareholders) (x) owning, directly or indirectly, a majority of the outstanding Scripps shares (or of the stock of the surviving entity in a merger or the direct or indirect parent of the of the surviving entity in a merger) or a majority of the assets (measured on a fair market value basis) of Scripps and its subsidiaries, taken as a whole, and (y) having a right to elect a majority of the board of directors of Scripps or any successor thereto, that the Scripps board has determined in good faith (after consultation with outside legal counsel and financial advisors of nationally recognized reputation) to be (i) more favorable to Scripps’ shareholders from a financial point of view than the transaction contemplated by the merger agreement (taking into account all of the terms and conditions of, and the likelihood of completion of, such proposal and the merger agreement (including any changes to the financial terms of the merger agreement proposed by Discovery in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Scripps will promptly (and in any event within 24 hours) notify Discovery if any written or other bona fide inquiries, proposals or offers with respect to a Scripps acquisition proposal are received by Scripps, any non-public information is requested in connection with any Scripps acquisition proposal from Scripps, or any discussions or negotiations with respect to a Scripps acquisition proposal are sought to be initiated or continued with Scripps. In any such notice, Scripps will indicate the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and will thereafter keep Discovery informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

Subject to certain exceptions described below, the Scripps board and each committee of the Scripps board may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Discovery, its recommendation to Scripps shareholders that they vote in favor of the merger proposal or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Scripps acquisition proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification, which we refer to as the “Scripps recommendation” (it being understood that if any acquisition proposal structured as a tender or exchange offer is commenced, the Scripps board failing to recommend against acceptance of such tender or exchange offer by Scripps shareholders within 10 business days after commencement thereof pursuant to Rule 14d-2 of the Exchange Act will be considered a modification adverse to Discovery);

•	cause or permit Scripps or any of its subsidiaries to enter into a Scripps alternative acquisition agreement; or

•	approve or recommend, or publicly propose to enter into, a Scripps alternative acquisition agreement.

However, at any time before the Scripps shareholder approval is obtained, the Scripps board may:

•	make a change in recommendation in connection with a Scripps acquisition proposal if:

•	the Scripps acquisition proposal did not result from a material breach of the merger agreement; and

•	the Scripps board determines in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that such Scripps acquisition proposal constitutes a Scripps superior proposal and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law;

•	make a change in recommendation other than in connection with a Scripps acquisition proposal if (i) an event, occurrence, fact, condition, change, development or effect occurs or arises after the date of the merger agreement that was not known to, or reasonably foreseeable by, the Scripps board as of the date of the merger agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable) and (ii) the Scripps board determines in good faith and after consultation with financial advisors of nationally recognized reputation and outside legal counsel that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; and/or

•	terminate the merger agreement and concurrently cause Scripps to enter into a Scripps alternative acquisition agreement providing for a superior proposal, which superior proposal did not result from or in connection with a material breach of the merger agreement, which termination we refer to as a Scripps superior proposal termination event.

The Scripps board may not make a change in recommendation and/or effect a Scripps superior proposal termination until after at least four business days following Discovery’s receipt of written notice from Scripps advising that the Scripps board intends to take such action and the basis for doing so (which notice will include a copy of any such Scripps superior proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such Scripps superior proposal and the material terms of the superior proposal or, in the case of notice given other than in connection with a superior proposal, a reasonably detailed description of the event, occurrence, fact, condition, change, development or effect in connection with which the Scripps board has given such notice). After providing such notice and prior to effecting such change in recommendation and/or superior proposal termination event:

•	Scripps must, during such four business day period, use commercially reasonable efforts to engage in good faith with Discovery, to the extent Discovery wishes to engage, with respect to any revisions to the terms of the transaction contemplated by the merger agreement proposed by Discovery; and

•	in determining whether it may still under the terms of the merger agreement make a change in recommendation and/or effect a Scripps superior proposal termination, the Scripps board must take into account any changes to the terms of the merger agreement proposed by Discovery and any other information provided by Discovery in response to such notice during such four business day period.

Any amendment to the financial terms or conditions or other material terms of any Scripps acquisition proposal will be deemed to be a new Scripps acquisition proposal except that the four business day notice period for such new acquisition proposal will be three business days. Subject to its right to change its recommendation described above, the Scripps board is required to include its recommendation in this Joint Proxy Statement/Prospectus and recommend at the special meeting that Scripps shareholders approve the merger proposal, and use its reasonable best efforts to obtain and solicit such adoption.

No Solicitation by Discovery

The merger agreement provides that Discovery will not, and will cause its and its subsidiaries’ respective officers, directors and employees not to, and Discovery will instruct its and its subsidiaries’ respective representatives, not to, directly or indirectly:

•	solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Discovery acquisition proposal (as defined below);

•	participate in any discussions or negotiations with any person regarding any Discovery acquisition proposal;

•	provide any non-public information or data concerning Discovery or any of its subsidiaries to any person in connection with any Discovery acquisition proposal; or

•	approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Discovery acquisition proposal.

The merger agreement provides that a Discovery acquisition proposal means any proposal, offer, inquiry or indication of interest from any person or group of persons relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, share purchase, asset purchase, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction or series of transactions involving Discovery or any of its subsidiaries which is structured to permit such person or group of persons to, directly or indirectly, acquire beneficial ownership of (i) 20% or more of the outstanding capital stock of Discovery (treating preferred stock on an as-converted basis), or 20% or more of Discovery’s consolidated net revenues, net income or total assets or (ii) 20% or more of the outstanding class or classes of equity securities of Discovery that collectively have the right to elect a majority of the board of directors of Discovery or any successor thereto, in each case other than the transactions contemplated by the merger agreement.

Prior to the time, but not after, the Discovery stockholder approval is obtained, if the Discovery board has determined in good faith after consultation with outside legal counsel that (i) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that the unsolicited proposal either constitutes a Discovery superior proposal (as defined below) or would reasonably be expected to result in a Discovery superior proposal and (ii) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, Discovery may do any of the following in response to an unsolicited bona fide written acquisition proposal made after the date of the merger agreement that did not result from a breach, in any material respect, of Discovery’s non-solicitation obligations under the merger agreement:

•	provide access to non-public information regarding Discovery or any of its subsidiaries to the person who made such Discovery acquisition proposal, provided that such information has previously been made available to Scripps or is provided to Scripps substantially concurrently with the making of such information available to such person and that, prior to furnishing any such material non-public information, Discovery receives from the person making such Discovery acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between Scripps and Discovery (it being understood that such confidentiality agreement need not prohibit the making or amending of a Discovery acquisition proposal); and

•	engage or participate in any discussions or negotiations with any such person regarding such Discovery acquisition proposal.

The merger agreement provides that a Discovery superior proposal means any bona fide binding written offer (not solicited by or on behalf of Discovery or any of its subsidiaries or any of their respective representatives or otherwise resulting in a violation of Discovery’s non-solicitation obligations under the merger agreement) made after the date of the merger agreement that, if completed, would result in a person or group (or its shareholders) (x) owning, directly or indirectly, a majority of the outstanding shares of capital stock of Discovery (or of the stock of the surviving entity in a merger or the direct or indirect parent of the of the surviving entity in a merger) or a majority of the assets (measured on a fair market value basis) of Discovery and its subsidiaries, taken as a whole, and (y) having a right to elect a majority of the board of directors of Discovery or any successor thereto, that the Discovery board has determined in good faith (after consultation with outside legal counsel and financial advisors of nationally recognized reputation) to be (i) more favorable to Discovery’s stockholders from a financial point of view than the transaction contemplated by the merger agreement (taking into account all of the terms and conditions of, and the likelihood of completion of, such proposal and the merger agreement (including any changes to the financial terms of the merger agreement proposed by Scripps in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Discovery will promptly (and in any event within 24 hours) notify Scripps if any written or other bona fide inquiries, proposals or offers with respect to a Discovery acquisition proposal are received by Discovery, any non-public information is requested in connection with any Discovery acquisition proposal from Discovery, or any discussions or negotiations with respect to a Discovery acquisition proposal are sought to be initiated or continued with, Discovery. In any such notice, Discovery will indicate the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and will thereafter keep Scripps informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

Subject to certain exceptions described below, the Discovery board and each committee of the Discovery board may not:

•

withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Scripps, its recommendation to Discovery stockholders that they vote in favor of the stock issuance proposal or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Discovery acquisition proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification, which we refer to as the “Discovery recommendation” (it being understood that if any acquisition proposal structured as a tender or exchange offer is commenced, the Discovery board failing to recommend against acceptance of such tender or exchange offer by Discovery’s stockholders within 10 business days after commencement thereof pursuant to Rule 14d-2 of the Exchange Act will be considered a modification adverse to Scripps);

•	cause or permit Discovery or any of its subsidiaries to enter into a Discovery alternative acquisition agreement; or

•	approve or recommend, or publicly propose to enter into, a Discovery alternative acquisition agreement.

However, at any time before the Discovery stockholder approval is obtained, the Discovery board may:

•	make a change in recommendation in connection with a Discovery acquisition proposal if:

•	the Discovery acquisition proposal did not result from a material breach of the non-solicitation obligations of the merger agreement; and

•	the Discovery board determines in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that such Discovery acquisition proposal constitutes a Discovery superior proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; or

•	make a change in recommendation other than in connection with a Discovery acquisition proposal if (i) an event, occurrence, fact, condition, change, development or effect occurs or arises after the date of the merger agreement that was not known to, or reasonably foreseeable by, the Discovery board as of the date of the merger agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable) and (ii) the Discovery board determines in good faith and after consultation with financial advisors of nationally recognized reputation and outside legal counsel that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

The Discovery board may not make a change in recommendation until after at least four business days following Scripps’ receipt of written notice from Discovery advising that the Discovery board intends to take such action and the basis for doing so (which notice will include a copy of any such Discovery superior proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such Discovery superior proposal and the material terms of the superior proposal or, in the case of notice given other than in connection with a superior proposal, a reasonably detailed description of the event, occurrence, fact, condition, change, development or effect in connection with which the Discovery board has given such notice). After providing such notice and prior to effecting such change in recommendation:

•	Discovery must, during such four business day period, use commercially reasonable efforts to engage in good faith with Scripps, to the extent Scripps wishes to engage, with respect to any revisions to the terms of the transaction contemplated by the merger agreement proposed by Scripps; and

•	in determining whether it may still under the terms of the merger agreement make a change in recommendation, the Discovery board must take into account any changes to the terms of the merger agreement proposed by Scripps and any other information provided by Scripps in response to such notice during such four business day period.

Any amendment to the financial terms or any other material terms of any Discovery acquisition proposal will be deemed to be a new Discovery acquisition proposal except that the four business day notice period for such new acquisition proposal will be three business days. Subject to its right to change its recommendation described above, the Discovery board is required to include its recommendation in this Joint Proxy Statement/Prospectus and recommend at the special meeting that Discovery’s stockholders approve the stock issuance proposal, and use its reasonable best efforts to obtain and solicit such adoption.

Opinion of Goldman Sachs & Co. LLC, Financial Advisor to Discovery

Goldman Sachs rendered its opinion to the Discovery board, subsequently confirmed by delivery of a written opinion dated as of July 30, 2017, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the aggregate consideration to be paid by Discovery for the outstanding Scripps shares pursuant to the merger agreement was fair from a financial point of view to Discovery.

The full text of the written opinion of Goldman Sachs, dated July 30, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this Joint Proxy Statement/Prospectus and is incorporated by reference in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Discovery board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Discovery voting stock or other Discovery securities should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Discovery and Scripps for the five fiscal years ended December 31, 2016;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Discovery and Scripps;

•	certain other communications from Discovery and Scripps to their respective stockholders;

•	certain publicly available research analyst reports for Discovery and Scripps;

•	certain internal financial analyses and forecasts for Scripps prepared by its management; and

•	certain internal financial analyses and forecasts for Discovery and certain financial analyses and forecasts for Scripps, in each case, as prepared by the management of Discovery and as approved for Goldman Sachs’ use by Discovery, including the forecasts described in “Transaction Summary—Unaudited Prospective Financial Information—Discovery Management’s Unaudited Prospective Financial Information”, which we refer to as the “forecasts”, and including certain cost synergies projected by the management of Discovery to result from the merger, which we refer to as the “synergies”, as approved for Goldman Sachs’ use by Discovery.

Goldman Sachs also held discussions with members of the senior management of Discovery and Scripps regarding their assessment of the past and current business operations, financial condition and future prospects of Discovery and Scripps and the strategic rationale for, and potential benefits of, the merger; reviewed the reported price and trading activity for the shares of Discovery Series C common stock and shares of Scripps Class A shares; compared certain financial and stock market information for Discovery and Scripps with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the global media and cable network industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with the consent of the Discovery board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the consent of the Discovery board, that the forecasts, including the synergies, were reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of the management of Discovery. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Discovery or Scripps or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs has assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on Discovery or Scripps or on the expected benefits of the merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs has assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Discovery to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Discovery; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to Discovery, as of the date of the opinion, of the aggregate consideration to be paid by Discovery for the outstanding Scripps shares pursuant to the merger agreement. Goldman Sachs does not express any view on, and Goldman Sachs’ opinion does not address, any other term or aspect of the merger agreement or transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Discovery; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Discovery or Scripps, or any class of such persons, in connection with the merger, whether relative to the consideration to be paid by Discovery for the outstanding Scripps shares pursuant to the merger agreement or otherwise. Goldman Sachs has not taken into account any feature of shares of Discovery Series C common stock other than the economic rights attached to such shares. Goldman Sachs does not express any opinion as to the prices at which shares of Discovery Series C common stock, or any other Discovery securities, will trade at any time or as to the impact of the merger on the solvency or viability of Discovery or Scripps or the ability of Discovery or Scripps to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of Goldman Sachs’ opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Discovery board in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of shares of Discovery voting stock or other Discovery securities should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Discovery board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 28, 2017, and is not necessarily indicative of current market conditions.

Implied Transaction Premium. Goldman Sachs first calculated $90.00 as the implied value of the per share merger consideration, determined by adding $63.00, the cash portion of the per share merger consideration, to $27.00, the implied value of the stock portion of the per share merger consideration based on the closing price per share of Discovery Series C common stock on July 18, 2017. Goldman Sachs calculated the implied per share stock consideration of $27.00 by multiplying the Discovery Series C common stock price of $25.51 as of July 18, 2017 by 1.0584 (the midpoint of the exchange ratio assuming a Discovery Series C common stock price of $25.51). The base exchange rate is subject to adjustment based upon a symmetrical collar mechanism, pursuant to which if the Discovery Series C common stock price is greater than $28.70, the exchange ratio will be fixed at 0.9408, and if the Discovery Series C common stock price is less than $22.32, the exchange ratio will be fixed at 1.2096.

Goldman Sachs then reviewed the historical trading prices for Scripps Class A shares and compared the implied value of the per share merger consideration to the closing price per share of Scripps Class A shares as of July 28, 2017, the closing price per share of Scripps Class A shares as of July 18, 2017 (the date prior to the publication of rumors of a merger between Discovery and Scripps), the high price and low price per share of Scripps Class A shares for the 52-week period ended July 18, 2017, respectively, and the volume weighted average prices per share of Scripps Class A shares for the one month, two months, and 2017 year to date periods ended July 18, 2017.

This analysis indicated that this implied value of the per share merger consideration represented:

•	a premium of 3.6% to the closing price of $86.91 per share of Scripps Class A shares as of July 28, 2017;

•	a premium of 34.3% to the closing price of $67.02 per share of Scripps Class A shares as of July 18, 2017;

•	a premium of 9.1% to the 52-week high price of $82.46 per share of Scripps Class A shares for the 52-week period ended on July 18, 2017;

•	a premium of 50.8% to the 52-week low price of $59.67 per share of Scripps Class A shares for the 52-week period ended on July 18, 2017;

•	a premium of 32.8% to the volume weighted average price of $67.75 per share of Scripps Class A shares for the one month period ended on July 18, 2017;

•	a premium of 31.3% to the volume weighted average price of $68.52 per share of Scripps Class A shares for the two month period ended on July 18, 2017; and

•	a premium of 23.5% to the volume weighted average price of $72.87 per share of Scripps Class A shares for the year to date period ended on July 18, 2017.

Scripps Financial Analyses

Illustrative Discounted Cash Flow Analysis—Scripps. Goldman Sachs performed illustrative discounted cash flow analyses (excluding and including synergies) using the forecasts for Scripps and, as applicable, the synergies, to determine an indicative range of implied per share values for Scripps shares. Goldman Sachs used discount rates, ranging from 7.0% to 8.0%, reflecting estimates of Scripps’ weighted average cost of capital, to derive illustrative ranges of implied enterprise values by discounting to present values as of June 30, 2017 (a) estimates of unlevered free cash flows for the years 2017 through 2022, using the forecasts, and (b) illustrative terminal enterprise value based on a terminal enterprise value to EBITDA multiple range of 8.0x to 10.0x. Goldman Sachs then derived ranges of illustrative enterprise values of Scripps by adding the ranges of present values of cash flows and terminal values it derived above. Goldman Sachs then subtracted from such range of illustrative enterprise values the amount of Scripps’ net debt, subtracted the minority interest and added back the value of unconsolidated assets as of June 30, 2017, as publicly reported and provided by the management of Discovery, to derive a range of illustrative equity values for Scripps. Goldman Sachs then divided the illustrative equity values by the number of fully diluted outstanding shares of Scripps as of June 30, 2017, as provided by the management of Scripps.

The following table presents the results of this analysis:

Illustrative Implied Present Value Per Share Range
Scripps (excluding synergies)	$61.44 - $81.16
Scripps (including synergies)	$82.02 - $106.54

Implied Premia Analysis for U.S. Transactions. For each year from 2012 through 2017 (as of July 2017), Goldman Sachs calculated, using publicly available information, the median premia (expressed as a percentage of the aggregate consideration over the closing price on the trading day prior to announcement) paid in such year for acquisition transactions with a transaction value in excess of $1 billion announced in such year. Goldman Sachs then applied an illustrative implied premia range of 16% to 39%, corresponding to the 25th and 75th percentiles for such transactions reviewed, to the Scripps Class A shares unaffected share price of $67.02 as of July 18, 2017 as of July 18, 2017 to obtain a range of implied values per share of $77.74 to $93.16.

Selected Precedent Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to the following transactions in the cable networks and media sectors:

Acquirer	Target	Date	Implied Enterprise Value
AT&T Inc.	Time Warner Inc.	October 2016	$106.6B
Lions Gate Entertainment Corp.	Starz	June 2016	$4.5B
Comcast Corporation	NBCUniversal LLC	February 2013	$40.0B
News Corp.	Yankees Entertainment and Sports Network	November 2012	$3.0B
Comcast Corporation	NBC Universal	December 2009	$30.0B
Scripps Networks Interactive	Travel Channel	November 2009	$1.0B

Although none of the selected transactions is directly comparable to the merger, the target companies in the selected transactions are involved in the global media and cable network industries such that, for purposes of analysis, the selected transactions may be considered similar to the merger.

With respect to each of the selected transactions for which relevant information was publicly available, Goldman Sachs calculated the enterprise value of the target company, as implied by the merger value, as a multiple of the target company’s Adjusted EBITDA, based on publicly available information, for the last 12-month period, or “LTM,” prior to the announcement of the merger, or the “LTM Enterprise Value / Adjusted EBITDA multiple.”

Goldman Sachs then applied the illustrative range of the LTM Enterprise Value / EBITDA multiples of 9.7x and 14.5x, representing the low and high multiples of the mergers reviewed, to the LTM Adjusted EBITDA of Scripps to obtain a range of implied values per share of Scripps Class A shares of $79.30 to $131.40.

Discovery Standalone and Pro Forma Financial Analyses

Illustrative Discounted Cash Flow Analysis—Discovery Standalone. Goldman Sachs performed illustrative discounted cash flow analysis using the forecasts for Discovery on a stand-alone basis. Goldman Sachs used discount rates, ranging from 7.0% to 8.0%, reflecting estimates of Discovery’s weighted average cost of capital, to derive illustrative ranges of implied enterprise values by discounting to present values as of June 30, 2017 (a) estimates of unlevered free cash flows for the years 2017 through 2022, using the forecasts, and (b) illustrative terminal enterprise value based on a terminal enterprise value to EBITDA multiple range of 8.0x to 10.0x. Goldman Sachs then derived ranges of illustrative enterprise values of Discovery by adding the ranges of present values of cash flows and terminal values it derived above. Goldman Sachs then subtracted from such range of illustrative enterprise values the amount of Discovery’s net debt, subtracted the minority interest and added back the value of unconsolidated assets as of June 30, 2017, as publicly reported and provided by the management of Discovery, to derive a range of illustrative equity values for Discovery. Goldman Sachs then divided the illustrative equity values by the number of fully diluted outstanding shares of Discovery as of June 30, 2017, as provided by the management of Discovery.

The following table presents the results of this analysis:

Illustrative Implied Present Value Per Share Range
Discovery (Standalone)	$31.14 - $40.72

Illustrative Discounted Cash Flow Analysis—Pro Forma for Combined Company. Goldman Sachs also performed illustrative discounted cash flow analysis, based on the forecasts and the synergies, of the pro forma combined company. Goldman Sachs used discount rates, ranging from 7.0% to 8.0%, reflecting estimates of the pro forma combined company’s weighted average cost of capital, to derive illustrative ranges of implied enterprise values by discounting to present values as of June 30, 2017 (a) estimates of unlevered free cash flows for the years 2017 through 2022 using the forecasts, and (b) illustrative terminal enterprise value based on a terminal enterprise value to EBITDA multiple range of 8.25x to 10.25x. Goldman Sachs then derived ranges of illustrative enterprise values for the pro forma combined company by adding the ranges of present values of cash flows and terminal values it derived above. Goldman Sachs then subtracted from such range of illustrative enterprise values the amount of the combined company’s net debt (pro forma for the completion of the merger), subtracted the combined minority interest and added back the combined value of unconsolidated assets as of June 30, 2017, as publicly reported and provided by the management of Discovery, to derive a range of illustrative equity values for the combined company. Goldman Sachs then divided the illustrative equity values by the number of fully diluted outstanding shares of the combined company pro forma for the completion of the merger provided by the management of Discovery.

The following table presents the results of this analysis:

Illustrative Implied Present Value Per Share Range
Pro Forma Combined Company (including synergies)	$29.30 - $41.57

Using the same methodologies described above, Goldman Sachs also performed a sensitivity analysis to analyze the impact on the illustrative implied present value per share of the pro forma combined company of changes to (a) the implied value of the stock portion of the per share merger consideration based on the price per share of Discovery Series C common stock set at the high and low range of the collar mechanism and (b) the cash and equity consideration elections set forth in the merger agreements.

The following table presents the results of this analysis:

Illustrative Implied Impact on the Present Value Per Share Range
Low End of Collar ($22.32 per share of Discovery Series C common stock)—Stock Settled	$(0.86) - $(0.61)
High End of Collar ($28.70 per share of Discovery Series C common stock)—Stock Settled	$0.63 - $0.89
Low End of Collar ($22.32 per share of Discovery Series C common stock)—Cash Settled	$(0.49) - $(0.48)

Illustrative Present Value of Future Stock Price Analysis – Discovery Standalone. Goldman Sachs performed an illustrative analysis, using the forecasts, of the implied present value of theoretical future prices per share of Discovery Series C common stock on a standalone basis, which is designed to provide an indication of the present value of a theoretical future value of the equity of Discovery for the years ending December 31, 2018, 2019, 2020 and 2021.

Goldman Sachs calculated illustrative implied future equity values per share of Discovery Series C common stock on a standalone basis as of December 31, 2018, 2019, 2020 and 2021 by multiplying enterprise value to one-year forward EBITDA multiples ranging from 8.0x to 10.0x against the estimated EBITDA for Discovery for years 2019 through 2022, respectively, as reflected in the forecasts, to arrive at an implied enterprise value and then subtracting from that the estimated net debt at each year’s end to determine an implied equity value, and then dividing that implied equity value by the number of diluted outstanding shares of Discovery Series C common stock at each year’s end (per information provided by Discovery management), to determine the implied per share value. Goldman Sachs then discounted these future values per share to present value using an illustrative discount rate of 10.55%, reflecting an estimate of Discovery’s cost of equity. This analysis resulted in a range of illustrative present values per share (based on 2021 implied future equity values) of Discovery Series C common stock on a standalone basis ranging from $27.07 to $36.22.

Illustrative Present Value of Future Pro Forma Combined Company Stock Price Analysis. Goldman Sachs also performed a similar illustrative analysis, using the forecasts, of the implied present value of theoretical future prices per share of the pro forma combined company (including synergies), which is designed to provide an indication of the present value of a theoretical future value of the equity of the pro forma combined company (including synergies) for the years ending December 31, 2018, 2019, 2020 and 2021.

Goldman Sachs calculated illustrative implied future equity values per share of the pro forma combined company as of December 31, 2018, 2019, 2020 and 2021 by multiplying enterprise value to one-year forward EBITDA multiples ranging from 8.25x to 10.25x against the estimated EBITDA for the pro forma combined company (including synergies) for years 2019 through 2022, respectively, as reflected in the forecasts, to arrive at an implied enterprise value and then subtracting from that the estimated net debt at each year’s end to determine an implied equity value, and then dividing that implied equity value by the number of diluted outstanding shares of the pro forma combined company at each year’s end (per information provided by Discovery management) to determine the implied per share value. Goldman Sachs then discounted these future values per share to present value using an illustrative discount rate of 10.55%, reflecting an estimate of the pro forma combined company’s cost of equity. This analysis resulted in a range of illustrative present values per share (based on 2021 implied future equity values) of the pro forma combined company (including synergies) ranging from $26.54 to $36.81.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Discovery or Scripps or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Discovery board as to the fairness from a financial point of view of the aggregate consideration to be paid by Discovery for the outstanding Scripps shares pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Discovery, Scripps, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The aggregate consideration was determined through arm’s-length negotiations between Discovery and Scripps and was approved by the Discovery board. Goldman Sachs provided advice to Discovery during these negotiations. Goldman Sachs did not, however, recommend any specific amount of aggregate consideration to Discovery or the Discovery board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Discovery board was one of many factors taken into consideration by the Discovery board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex E to this Joint Proxy Statement/Prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Discovery, Scripps, any of their respective affiliates and third parties, including affiliates of a significant shareholder of Discovery, which we collectively refer to as the “Discovery related entities”, or any currency or commodity that may be involved in the merger contemplated by the merger agreement. At the request of Discovery’s management, an affiliate of Goldman Sachs entered into financing commitments and agreements to provide Discovery with a bridge loan and permanent financing in connection with the merger, in each case, subject to the terms of such commitments and agreements pursuant to which such affiliate expects to receive compensation. In addition, with Discovery’s consent, one or more affiliates of Goldman Sachs have acted as counterparty for their own accounts with regards to interest rate hedging transactions that Discovery has entered into in connection with the merger. Goldman Sachs may further act as counterparty for their own accounts in currency hedging transactions that Discovery may enter into in connection with the merger. Goldman Sachs acted as financial advisor to Discovery in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Discovery related entities and/or its affiliates from time to time for which the Investment Bank Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to Expedia Inc., a subsidiary of Liberty Media Corporation (“Liberty Media”), a Discovery related entity, in connection with its acquisition of HomeAway, Inc. in December 2016; as a joint bookrunner in connection with the initial public offering of 30,026,635 American Depository Shares, representing 30,026,635 Class A shares, of Trivago N.V., a subsidiary of Liberty Media, in December 2016; as financial advisor to Telenet Group Holding N.V., a subsidiary of Liberty Global plc (“Liberty Global”), a Discovery related entity, in connection with its acquisition of BASE Company N.V. in February 2016; as financial advisor to Liberty Global in connection with its acquisition of Cable & Wireless Communications Plc in May 2016; as private placement agent with respect to a private offering of 1.75% exchangeable senior debentures due 2046 (aggregate principal amount of $750,000,000) by Liberty Interactive Corporation, a Discovery related entity, in August 2016; as bookrunner with respect to a public offering by Ziggo N.V., a subsidiary of Liberty Global, of its 6.000% senior notes due 2027, its 5.500% senior secured notes due 2027 and its 4.250% senior secured notes due 2027 (in total for an aggregate principal amount of $3,900,000,000) in September 2016; and as bookrunner in connection with a convertible financing (aggregate principal amount of $300,000,000) for LendingTree, Inc., a Discovery related entity, in May 2017. During the two year period ended July 30, 2017, the Investment Banking Division of Goldman Sachs has not received any compensation for financial advisory and/or underwriting services provided to Scripps and its affiliates. During the two year period ended July 30, 2017, the Investment Banking Division of Goldman Sachs received compensation for financial advisory and/or underwriting services provided to Discovery and the Discovery related entities and their respective affiliates of approximately $60 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Discovery, Scripps, Discovery related entities and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The Discovery board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated July 28, 2017, Discovery engaged Goldman Sachs to act as its financial advisor in connection with the merger and agreed to pay Goldman Sachs a fee for such services (the “M&A Advisory Fee”). Discovery has agreed to pay Goldman Sachs $52 million in aggregate for the M&A Advisory Fee and financing fees (in connection with the bridge loan and the proposed permanent financing), $10 million of which are the M&A Advisory Fees ($5 million became payable upon execution of the merger agreement and the remainder of which is payable upon completion of the merger), and Discovery has agreed to reimburse Goldman Sachs for certain expenses including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities including certain liabilities under federal securities laws that may arise, out of its engagement.

Opinion of Guggenheim Securities, LLC, Financial Advisor to Discovery

Overview

Discovery retained Guggenheim Securities as its financial advisor in connection with Discovery’s potential acquisition of or merger with Scripps. In selecting Guggenheim Securities as its financial advisor, Discovery considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the global media and cable network sectors. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the July 29, 2017 meeting of the Discovery board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion dated as of July 30, 2017, to the Discovery board to the effect that, as of date of the opinion and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the aggregate merger consideration to be paid by Discovery was fair, from a financial point of view, to Discovery.

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex F to this Joint Proxy Statement/Prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith):

•	was provided to the Discovery board (in its capacity as such) for its information and assistance in connection with its evaluation of the aggregate merger consideration to be paid by Discovery;

•	did not constitute a recommendation to the Discovery board with respect to the merger;

•	did not constitute advice or a recommendation to any holder of Discovery securities or any of Scripps’ shareholders as how to vote or act in connection with the merger or otherwise or what form of merger consideration any holder of Scripps shares should elect to receive pursuant to the cash/stock election mechanism described in the merger agreement (as to which Guggenheim Securities expressed no view or opinion);

•	did not address Discovery’s underlying business or financial decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for Discovery, the financing of the merger by Discovery or the effects of any other transaction in which Discovery might engage;

•	addressed only the fairness, from a financial point of view and as of the date of the opinion, to Discovery of the aggregate merger consideration to be paid by Discovery to the extent expressly specified in such opinion;

•	expressed no view or opinion as to (i) any other term, aspect or implication of (a) the merger or the merger agreement (including, without limitation, the form or structure of the merger or the cash/stock election procedures, the adjustments and limitations and the prorationing mechanisms contemplated by the merger agreement) or (b) any voting agreement or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the merger, (ii) any exchange or similar transaction relating to, modifications to the terms and conditions of or any other such actions with respect to the Discovery Series A preferred stock, the Discovery Series C preferred stock and any related agreements or arrangements with the holders thereof or (iii) the fairness, financial or otherwise, of the merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified in the opinion), creditors or other constituencies of Discovery or Scripps;

•	did not (i) address the individual circumstances of specific holders of Discovery’s and Scripps’ respective securities (including stock options and warrants) with respect to rights or aspects which may distinguish such holders of Discovery’s and Scripps’ respective securities (including stock options and warrants) held by such holders, (ii) address, take into consideration or give effect to any rights, preferences, restrictions or limitations or other attributes of any such securities (including stock options and warrants) or (iii) in any way address proportionate allocation or relative fairness; and

•	expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Discovery’s or Scripps’ directors, officers or employees, or any class of such persons, in connection with the merger relative to the aggregate merger consideration to be paid by Discovery or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

•	reviewed the merger agreement dated as of July 30, 2017;

•	reviewed certain publicly available business and financial information regarding each of Discovery and Scripps;

•	reviewed certain non-public business and financial information regarding Discovery’s and Scripps’ respective businesses and prospects (including certain financial projections for each of Discovery and Scripps for the years ending December 31, 2017 through December 31, 2022, which Guggenheim Securities refers to as the “Discovery management financial projections for Discovery” and the “Discovery management financial projections for Scripps”, respectively and which Guggenheim Securities together refers to as the “Discovery management financial projections”), all as prepared and provided to Guggenheim Securities by Discovery’s senior management;

•	reviewed certain non-public business and financial information regarding Scripps’ business and prospects (including certain financial projections for the years ending December 31, 2017 through

December 31, 2020, which Guggenheim Securities refers to as the “Scripps management financial projections” and which, together with the Discovery management financial projections, Guggenheim Securities refers to as the “financial projections”), all as prepared and provided to Guggenheim Securities by Scripps’ senior management;

•	reviewed certain estimated synergies and estimated costs to achieve such synergies (which Guggenheim Securities collectively refers to as the synergy estimates or synergies) expected to result from the merger, all as prepared and provided to Guggenheim Securities by Discovery’s senior management;

•	discussed with Discovery’s senior management their strategic and financial rationale for the merger as well as their views of Discovery’s and Scripps’ respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the global media and cable network sectors;

•	discussed with Scripps’ senior management their views of Scripps’ business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the global media and cable network sectors;

•	reviewed the historical prices, trading multiples and trading activity of the Discovery Series C common stock, the Discovery Series A common stock, the Discovery Series B common stock and the Scripps Class A shares;

•	compared the financial performance of Discovery and Scripps and the trading multiples and trading activity of the Discovery Series C common stock, the Discovery Series A common stock, the Discovery Series B common stock and the Scripps Class A shares with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Discovery and Scripps;

•	reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the merger;

•	performed discounted cash flow analyses based on the Discovery management financial projections and the synergy estimates;

•	reviewed the pro forma financial results, financial condition and capitalization of Discovery giving effect to the merger; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

•	Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the financial projections, the synergy estimates, any other estimates and any other forward-looking information) furnished by or discussed with Discovery or Scripps or obtained from public sources, data suppliers and other third parties.

•

Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the financial projections, the synergy estimates, any other estimates and any other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the financial projections, the synergy estimates, any other estimates and any other forward-looking information or the assumptions upon which they were based and (iii) relied upon the assurances of Discovery’s senior management and Scripps’ senior management (as the case may be) that they were unaware of any facts or circumstances that would have made such information (including, without limitation, the financial projections, the synergy estimates, any other estimates and any other forward-looking information) incomplete, inaccurate or misleading.

•	Specifically, with respect to (i) the Discovery management financial projections, the synergy estimates, any other estimates and any other forward-looking information furnished by or discussed with Discovery, (a) Guggenheim Securities was advised by Discovery’s senior management, and Guggenheim Securities assumed, that the Discovery management financial projections for Discovery, the Discovery management financial projections for Scripps, the synergy estimates, such other estimates and such other forward-looking information utilized in Guggenheim Securities’ analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Discovery’s senior management as to the expected future performance of Discovery and Scripps, respectively, and the expected amounts and realization of such synergies (and Guggenheim Securities assumed that such synergies will be realized in the amounts and at the times projected) and (b) Guggenheim Securities assumed that the Discovery management financial projections, the synergy estimates, such other estimates and such other forward-looking information had been reviewed by the Discovery board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion, (ii) the Scripps management financial projections, any other estimates and any other forward-looking information furnished by or discussed with Scripps, Guggenheim Securities was advised by Scripps’ senior management, and Guggenheim Securities assumed, that the Scripps management financial projections, such other estimates and such other forward-looking information utilized in Guggenheim Securities’ analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Scripps’ senior management as to the expected future performance of Scripps and (iii) any financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities have assumed that such information was reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•	Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Discovery, Scripps or any other entity or the solvency or fair value of Discovery, Scripps or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•	Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Discovery and its other advisors with respect to such matters. Discovery’s senior management advised Guggenheim Securities that all tax-affected financial projections (including, without limitation, the Discovery management financial projections), the synergy estimates, any other estimates and any other forward-looking information reflect the current US federal corporate income tax regime pursuant to the Internal Revenue Code of 1986, as amended; at the direction of the Discovery board and senior management, Guggenheim Securities did not consider or analyze the impacts of any potential or proposed reform thereof in connection with Guggenheim Securities’ opinion and analyses. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the merger to Discovery, Scripps or their respective securityholders.

•	Guggenheim Securities further assumed that:

•	In all respects meaningful to its analyses, (i) Discovery, Merger Sub and Scripps will comply with all terms of the merger agreement and (ii) the representations and warranties of Discovery, Merger

Sub and Scripps contained in the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the merger will be satisfied without any waiver, amendment or modification thereof; and

•	The merger will be consummated in a timely manner in accordance with the terms of the merger agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Discovery, Scripps, the merger or its contemplated benefits in any way meaningful to Guggenheim Securities’ analyses or opinion.

•	Guggenheim Securities did not express any view or opinion as to what the price of the Discovery Series C common stock will be when issued pursuant to the merger or as to the price or range of prices at which any of Discovery’s or Scripps’ securities may trade or otherwise be transferable at any time, including subsequent to the announcement or completion of the merger.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Discovery board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Discovery board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would, in Guggenheim Securities’ view, create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•	based its financial analyses on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Discovery, Scripps and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•	considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

•	ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness to Discovery, from a financial point of view and as of the date of such opinion, of the aggregate merger consideration to be paid by Discovery to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•	Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•	None of the selected precedent merger and acquisition transactions used in the selected precedent merger and acquisition transactions analysis described below is identical or directly comparable to the merger, and none of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to Discovery or Scripps; however, such transactions and companies were selected by Guggenheim Securities, among other reasons, because they involved target companies or represented publicly traded companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to Discovery and Scripps based on Guggenheim Securities’ familiarity with the global cable network sector.

•	In any event, selected precedent merger and acquisition transactions analysis and selected publicly traded companies analysis are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in the business, financial, operating and capital markets-related characteristics and other factors regarding the selected precedent merger and acquisition transactions to which the merger was compared and the selected publicly traded companies to which Discovery and Scripps were compared.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions

Throughout this “Summary of Financial Analyses,” the following financial terms are used in connection with Guggenheim Securities’ various financial analyses:

•	DCF: means discounted cash flow.

•	EBITDA: means the relevant company’s operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization.

•	EBITDA multiple: represents the relevant company’s enterprise value divided by its historical or projected EBITDA.

•	Enterprise value: represents the relevant company’s net equity value plus (i) the face amount of total debt (including capital leases), (ii) the estimated value of non-controlling/minority interests, (iii) any unfunded pension liability on an after-tax basis and (iv) certain other debt-like items less (v) cash, cash equivalents, short- and long-term marketable investments and certain other cash-like items, (vi) the estimated value of any non-consolidated investments and (vii) the book value of any other non-cash generating assets.

•	Net equity value: represents the relevant company’s (i) gross equity value as calculated (a) based on outstanding common shares plus shares issuable upon the conversion or exercise of all in-the-money convertible securities, stock options and/or stock warrants multiplied by (b) the relevant company’s stock price as of the date indicated less (ii) cash proceeds from the assumed exercise of all in-the-money stock options and stock warrants.

•	NTM: means next twelve months.

•	Proportionate EBITDA: means EBITDA excluding the proportionate effects of any non-controlling/minority interests.

•	Proportionate enterprise value: means enterprise value excluding the value of any non-controlling/minority interests.

•	Unlevered free cash flow: means the relevant company’s after-tax unlevered operating cash flow minus capital expenditures, certain other operational investments and changes in working capital.

•	VWAP: means volume-weighted average share price over the indicated period of time.

Recap of Implied Merger Financial Metrics

Based on the headline/nominal merger consideration of $90.00 per Scripps share (comprised of (i) $63.00 per share in cash merger consideration and (ii) $27.00 per share in stock merger consideration (based on a variable number of shares of Discovery Series C common stock within the collar range)), Guggenheim Securities calculated various implied merger-related premia and multiples as outlined in the table below:

Headline/Nominal Merger Consideration—Implied Premia and Multiples

Headline/Nominal Merger Consideration per Scripps Share	$90.00

	Scripps Unaffected Class A Common Share Price (1)
Acquisition Premium/(Discount) Relative to the Scripps Unaffected Class A Common Share Prices @ 7/18/17:
Spot Share Price	$67.02	34.3%
VWAP:
20-Day	67.76	32.8
40-Day	67.34	33.7
60-Day	68.66	31.1
Past Year High Share Price	82.46	9.1
Past Year Low Share Price	59.67	50.8

Scripps Transaction Proportionate Enterprise Value / Scripps Proportionate EBITDA:
2017E—Discovery Management Financial Projections for Scripps		11.2	x
w/ Base Case Run-Rate Synergies ($350M)		8.7
w/ Upside Case Run-Rate Synergies ($400M)		8.5
2018E—Discovery Management Financial Projections for Scripps		11.3
w/ Base Case Run-Rate Synergies ($350M)		8.8
w/ Upside Case Run-Rate Synergies ($400M)		8.5

(1)	Based on unaffected date of July 18, 2017, the last trading day prior to news reports of a potential transaction between Discovery and Scripps.

Scripps Change-of-Control Financial Analyses

Recap of Scripps Change-of-Control Financial Analyses. In evaluating Scripps in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein and which in all cases (unless otherwise noted) are based on the Discovery management financial projections for Scripps and the synergy estimates, including discounted cash flow analyses, selected precedent merger and acquisition transactions analysis and selected publicly traded companies analysis. Solely for informational reference purposes, Guggenheim Securities also reviewed the unaffected historical trading price range for the Scripps Class A shares for the 52-week period ending on July 18, 2017 and Wall Street equity research analysts’ unaffected price targets for the Scripps Class A shares.

Recap of Scripps Change-of-Control Financial Analyses

Headline/Nominal Merger Consideration per Scripps Share	$90.00

	Reference Range for Scripps on a Change-of- Control Basis
Financial Analyses	Low	High
Discounted Cash Flow Analyses:
Stand-Alone DCF Valuation	$61.26	$86.58
Synergized DCF Valuation—w/ Base Case Run-Rate Synergies ($350M)	81.70	114.80
Synergized DCF Valuation—w/ Upside Case Run-Rate Synergies ($400M)	84.98	119.21

Selected Precedent M&A Transactions Analysis	87.79	97.11

Selected Publicly Traded Companies Analysis:
Based on 2017E Proportionate EBITDA	64.66	69.36
Based on 2018E Proportionate EBITDA	59.52	64.21

For Informational Reference Purposes
Scripps’ Unaffected Share Price Range During Past Year	59.67	82.46
Wall Street Equity Research Unaffected Price Targets	66.00	96.00

Scripps Discounted Cash Flow Analyses. Guggenheim Securities performed illustrative stand-alone discounted cash flow analyses of Scripps based on projected after-tax unlevered free cash flows (after deduction of stock-based compensation) for Scripps and an estimate of its terminal/continuing value at the end of the projection horizon. Guggenheim Securities also performed illustrative discounted cash flow analyses of the synergy estimates associated with the merger. In performing its illustrative discounted cash flow analyses with respect to Scripps and the synergy estimates:

•	Guggenheim Securities based its discounted cash flow analyses on the Discovery management financial projections for Scripps and the synergy estimates, in each case as provided by Discovery’s senior management.

•	Guggenheim Securities used a discount rate range of 6.60% – 8.00% based on its estimate of Scripps’ stand-alone weighted average cost of capital.

•	In calculating Scripps’ stand-alone terminal/continuing value and the synergies’ terminal/continuing value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of perpetual growth rates of terminal year normalized after-tax unlevered free cash flow of 0.75% – 1.25%. The illustrative terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to the implied terminal year forward proportionate EBITDA multiples.

•	Guggenheim Securities’ illustrative discounted cash flow analyses resulted in overall reference ranges for purposes of evaluating Scripps shares on an intrinsic-value basis as outlined in the table below:

Recap of Scripps DCF Analyses

	Low	High
Scripps Stand-Alone DCF Valuation Reference Range	$61.26	$86.58

Synergized DCF Valuation Reference Range:
w/ Base Case Run-Rate Synergies ($350M)	81.70	114.80
w/ Upside Case Run-Rate Synergies ($400M)	84.98	119.21

•	Guggenheim Securities noted that the headline/nominal merger consideration of $90.00 per Scripps share was below the mid-point of the foregoing synergized DCF-based valuation reference ranges, which in Guggenheim Securities’ view supported its assessment of the financial fairness of the aggregate merger consideration to be paid by Discovery.

Scripps Selected Precedent Merger and Acquisition Transactions Analysis. Guggenheim Securities reviewed and analyzed certain financial metrics associated with selected precedent merger and acquisition transactions during the past eight years involving companies in the US cable network sector that Guggenheim Securities deemed relevant for purposes of this analysis. The following five precedent merger and acquisition transactions were selected by Guggenheim Securities for purposes of this analysis:

Selected Precedent Merger and Acquisition (M&A) Transactions

Date Announced	Acquiror	Target Company
10/22/16	AT&T Inc. (“AT&T”)	Time Warner Inc. (“Time Warner”)
06/30/16	Lions Gate Entertainment Corp. (“Lions Gate”)	Starz (“Starz”)
11/20/12	News Corporation (“News Corp”)	YES Network
12/03/09	Comcast Corporation (“Comcast”)	NBC Universal, Inc. (“NBCU”)
11/05/09	Scripps	Travel Channel

Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent merger and acquisition transactions (based on Wall Street equity research estimates, target company management projections contained in the publicly filed transaction documentation, each company’s most recent publicly available financial filings and certain other publicly available information), which are summarized in the table below:

Selected Precedent M&A Transaction Multiples

	Enterprise Value / NTM EBITDA
	Seller Multiple		Buyer Multiple (1)
AT&T/Time Warner	12.0	x	10.8	x
Lions Gate/Starz	11.1		8.8
News Corp/YES Network	11.1		ND
Comcast/NBCU	12.2		12.0
Scripps/Travel Channel	13.6		8.0

Discovery/Scripps Merger (2)	11.2
w/ Base Case Run-Rate Synergies ($350M)			8.7
w/ Upside Case Run-Rate Synergies ($400M)			8.5

(1)	Reflects transaction-related run-rate synergies as publicly disclosed by the acquiror.
(2)	Based on 2017E.

In performing its selected precedent merger and acquisition transactions analysis with respect to Scripps:

•	Guggenheim Securities selected a reference range of transaction enterprise value / NTM EBITDA multiples of 11.0x – 12.0x for purposes of evaluating Scripps on a change-of-control basis.

•	Guggenheim Securities based such analysis on the Discovery management financial projections for Scripps and Scripps’ proportionate EBITDA derived therefrom.

•	Guggenheim Securities’ analysis of the selected precedent merger and acquisition transactions resulted in an overall reference range of $87.79 – $97.11 per share for purposes of evaluating Scripps’ shares on a change-of-control basis.

•	Guggenheim Securities noted that the headline/nominal merger consideration of $90.00 per Scripps share was in line with the foregoing change-of-control transaction reference range based on the selected precedent merger and acquisition transactions analysis, which in Guggenheim Securities’ view supported its assessment of the financial fairness of the aggregate merger consideration to be paid by Discovery.

Scripps Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed Scripps’ historical stock price performance, trading metrics and projected/forecasted financial performance compared to corresponding data for certain other publicly traded companies in the US cable network sector that Guggenheim Securities deemed relevant for purposes of this analysis. The following five publicly traded companies were selected by Guggenheim Securities for purposes of this analysis:

Selected Publicly Traded Companies

• Discovery
• Viacom Inc. (“Viacom”)
• AMC Networks Inc. (“AMC”)
• The Walt Disney Company (“Disney”)
• Twenty-First Century Fox, Inc. (“Fox”)

In addition, Guggenheim Securities reviewed the implied trading metrics for Fox’s and Disney’s respective cable network segments based on mark-to-market sum-of-the-parts analyses performed by selected Wall Street equity research analysts.

Guggenheim Securities calculated, among other things, various public market trading multiples (as of the unaffected date of July 18, 2017) for Scripps and the selected publicly traded companies (based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:

Selected Publicly Traded Company Multiples

	Enterprise Value / EBITDA
	2017E		2018E
Discovery	9.0	x	8.7	x
Viacom	8.4		8.0
AMC	7.8		7.6
Disney—Cable Network Segment	11.4		10.9
Fox—Cable Network Segment	8.6		7.9
Disney—Entire Company Basis	10.9		10.2
Fox—Entire Company Basis	8.8		8.2

Scripps (Proportionate Basis):
Unaffected Trading Basis	8.5		8.2
Discovery/Scripps Merger	11.2		11.3

In performing its selected publicly traded companies analysis with respect to Scripps:

•	Guggenheim Securities selected reference ranges of trading multiples for purposes of evaluating Scripps on a stand-alone public market trading basis as follows: (i) trading enterprise value / 2017E EBITDA multiple range of 8.5x – 9.0x and (ii) trading enterprise value / 2018E EBITDA multiple range of 8.0x – 8.5x.

•	Guggenheim Securities based such analysis on the Discovery management financial projections for Scripps and Scripps’ proportionate EBITDA derived therefrom.

•	Guggenheim Securities’ analysis of the selected publicly traded companies resulted in the following overall reference ranges for purposes of evaluating Scripps shares on a stand-alone public market trading basis: (i) $64.66 – $69.36 per share based on a trading enterprise value / EBITDA multiple range of 8.5x – 9.0x 2017E EBITDA and (ii) $59.52 – $64.21 per share based on a trading enterprise value / EBITDA multiple range of 8.0x – 8.5x 2018E EBITDA.

•	Guggenheim Securities noted that the foregoing evaluation of Scripps shares did not reflect any acquisition premium that typically is paid in connection with change-of-control transactions such as the merger.

Discovery Stand-Alone Financial Analyses

Recap of Discovery Stand-Alone Financial Analyses. In evaluating Discovery in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein and which in all cases (unless otherwise noted) are based on the Discovery management financial projections for Discovery, including discounted cash flow analyses and selected publicly traded companies analysis. Solely for informational reference purposes, Guggenheim Securities also reviewed the unaffected historical trading price range for the Discovery Series C common stock for the 52-week period ending on July 18, 2017 and Wall Street equity research analysts’ unaffected price targets for Discovery’s common stock.

Recap of Discovery Stand-Alone Financial Analyses

	Reference Range for Discovery on a Stand-Alone Basis
Financial Analyses	Low	High
Discounted Cash Flow Analyses—Based on Discovery Management Financial Projections	$36.21	$52.90

Selected Publicly Traded Companies Analysis:
Based on 2017E EBITDA	24.79	26.93
Based on 2018E EBITDA	24.52	26.71

For Informational Reference Purposes
Discounted Cash Flow Analyses—Based on Wall Street Equity Research Forecasts	29.92	44.20
Discovery Series C Common Stock Unaffected Price Range During Past Year	23.57	28.90
Wall Street Equity Research Unaffected Price Targets	22.00	34.00

Discovery Discounted Cash Flow Analyses. Guggenheim Securities performed illustrative stand-alone discounted cash flow analyses of Discovery based on projected after-tax unlevered free cash flows (after deduction of stock-based compensation) for Discovery and an estimate of its terminal/continuing value at the end of the projection horizon. In performing its illustrative discounted cash flow analyses with respect to Discovery:

•	Guggenheim Securities based its discounted cash flow analyses on (i) the Discovery management financial projections for Discovery as furnished by Discovery’s senior management and (ii) for reference purposes, Wall Street equity research forecasts for Discovery.

•	Guggenheim Securities used a discount rate range of 6.60% – 8.00% based on its estimate of Discovery’s stand-alone weighted average cost of capital.

•	In calculating Discovery’s stand-alone terminal/continuing value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of perpetual growth rates of Discovery’s terminal year normalized after-tax unlevered free cash flow of 1.00% – 1.50%. The illustrative terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to Discovery’s implied terminal year EBITDA multiples.

•	Guggenheim Securities’ illustrative discounted cash flow analyses resulted in overall reference ranges for purposes of evaluating Discovery’s common stock on a stand-alone intrinsic-value basis as follows: (i) based on the Discovery management financial projections, $36.21 – $52.90 per share and (ii) based on Wall Street equity research forecasts, $29.92 – $44.20 per share.

•	Guggenheim Securities noted that the closing price of the Discovery Series C common stock was $25.36 as of the unaffected date of July 18, 2017 and $25.51 at the mid-point of the collar range.

Discovery Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed Discovery’s historical stock price performance, trading metrics and projected/forecasted financial performance compared to corresponding data for certain other publicly traded companies in the US cable network sector that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities utilized the same five publicly traded companies as described above under the section “Scripps Selected Publicly Traded Companies Analysis” (except that Guggenheim Securities substituted Scripps for Discovery in performing this analysis).

In performing its selected publicly traded companies analysis with respect to Discovery:

•	Guggenheim Securities selected reference ranges of trading multiples for purposes of evaluating Discovery on a stand-alone public market trading basis as follows: (i) trading enterprise value / 2017E EBITDA multiple range of 8.75x – 9.25x and (ii) trading enterprise value / 2018E EBITDA multiple range of 8.50x – 9.00x.

•	Guggenheim Securities’ analysis of the selected publicly traded companies resulted in the following overall reference ranges for purposes of evaluating Discovery’s common shares on a stand-alone public market trading basis: (i) $24.79 – $26.93 per share based on a trading enterprise value / EBITDA multiple range of 8.75x – 9.25x 2017E EBITDA and (ii) $24.52 – $26.71 per share based on a trading enterprise value / EBITDA multiple range of 8.50x – 9.00x 2018E EBITDA.

•	Guggenheim Securities noted that the closing price of the Discovery Series C common stock was $25.36 as of the unaffected date of July 18, 2017 and $25.51 at the mid-point of the collar range.

Other Financial Reviews and Analyses Solely for Informational Reference Purposes

In order to provide certain context for the financial analyses in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.

Scripps’ and Discovery’s Stock Price Trading Histories. Guggenheim Securities reviewed Scripps’ and Discovery’s respective stock price trading histories—both on an absolute basis and on a relative basis—over the two years leading up to the unaffected date of July 18, 2017. Guggenheim Securities also reviewed the historical market-implied exchange ratio of the Scripps Class A shares versus the Discovery Series C common stock based on the stock prices thereof during the same time period.

Discovery Illustrative/Hypothetical Stockholder Value Proposition Analyses. Guggenheim Securities reviewed the illustrative/hypothetical stockholder value proposition associated with the merger from the perspective of Discovery’s stockholders, using both a market-based approach and a DCF-based approach:

•

Market-Based Approach. Guggenheim Securities analyzed the illustrative/hypothetical pro forma impact of the merger on Discovery’s status quo stock price based on (i) the Discovery management financial projections for each of Discovery and Scripps and the base case ($350 million) and upside case ($400 million) run-rate synergy estimates, all as provided by Discovery’s senior management, (ii) the aggregate merger consideration to be paid by Discovery in connection with the merger and certain other transactional adjustments, (iii) a range of pro forma 2017E EBITDA multiples for the combined company with a mid-point of 8.75x, a high of 9.00x and a low of 8.50x and (iv) the collar mechanism at its mid-point stock price of $25.51 (resulting in approximately 19.4% pro forma economic ownership of Discovery’s common stock by Scripps shareholders), at its cap stock price of $28.70 (i.e., the minimum number of shares to be issued in connection with the merger, resulting in approximately 17.6% pro forma economic ownership of Discovery’s common stock by Scripps shareholders) and at its floor stock price of $22.32 (i.e., the maximum number of shares to be issued in connection with the merger (assuming no exercise of the cash top-up option), resulting in approximately 21.6% pro forma economic ownership of Discovery’s common stock by Scripps shareholders). Such analyses indicated potential accretion/(dilution) to Discovery’s stock price ranging from (i) 1.6% accretion to (11.8)% dilution at the collar mid-point stock price, (ii) 3.8% accretion to (9.8%) dilution at the collar cap stock price and (iii) (1.2)% dilution to (14.1)% dilution at the collar floor stock price.

•	DCF-Based Approach. Guggenheim Securities analyzed the illustrative/hypothetical pro forma impact of the merger on Discovery’s status quo DCF-based value per common share based on (i) the Discovery management financial projections for each of Discovery and Scripps and the base case ($350 million) and upside case ($400 million) run-rate synergy estimates, all as provided by Discovery’s senior management, (ii) the aggregate merger consideration to be paid by Discovery in connection with the merger and certain other transactional adjustments, (iii) a range of illustrative/hypothetical pro forma weighted average costs of capital for Discovery/Scripps on a combined basis of (a) 7.30% (which represented the blended mid-point of Discovery’s and Scripps’ respective stand-alone weighted average costs of capital) and (b) 7.15% and 7.00% (which were intended to illustrate a slightly lower potential pro forma weighted average cost of capital for Discovery/Scripps on a combined basis assuming certain theoretical de-risking effects associated with the merger), (iv) a range of illustrative/hypothetical pro forma terminal/continuing value unlevered free cash flow perpetuity growth rates for Discovery/Scripps on a combined basis of (a) 1.15% (which represented the blended mid-point of Discovery’s and Scripps’ respective stand-alone terminal/continuing value unlevered free cash flow perpetuity growth rates) and (b) 1.30% and 1.45% (which were intended to illustrate slightly higher potential pro forma growth prospects for Discovery/Scripps on a combined basis) and (v) the collar mechanism at its mid-point stock price of $25.51 (resulting in approximately 19.4% pro forma economic ownership of Discovery’s common stock by Scripps shareholders), at its cap stock price of $28.70 (i.e., the minimum number of shares to be issued in connection with the merger, resulting in approximately 17.6% pro forma economic ownership of Discovery’s common stock by Scripps shareholders) and at its floor stock price of $22.32 (i.e., the maximum number of shares to be issued in connection with the merger (assuming no exercise of the cash top-up option), resulting in approximately 21.6% pro forma economic ownership of Discovery’s common stock by Scripps shareholders):

•	Based on Discovery Management Financial Projections. Such analyses indicated potential accretion/(dilution) to Discovery’s status quo DCF-based value per common share ranging from (i) 10.2% accretion to (5.9)% dilution at the collar mid-point stock price, (ii) 12.6% accretion to (3.9%) dilution at the collar cap stock price and (iii) 7.3% accretion to (8.4)% dilution at the collar floor stock price.

•	Based on Wall Street Equity Research Forecasts. Such analyses indicated potential accretion/(dilution) to Discovery’s status quo DCF-based value per common share ranging from (i) 14.8% accretion to (2.9)% dilution at the collar mid-point stock price, (ii) 17.3% accretion to (0.8%) dilution at the collar cap stock price and (iii) 11.8% accretion to (5.5)% dilution at the collar floor stock price.

Other Considerations

Except as described in the summary above, Discovery did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of merger consideration were determined through negotiations between Discovery and Scripps and were approved by the Discovery board. The decision to enter into the merger agreement was solely that of the Discovery board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Discovery board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Discovery board with respect to the fairness, from a financial point of view, to Discovery of the aggregate merger consideration to be paid by Discovery.

Pursuant to the terms of Guggenheim Securities’ engagement, Discovery has agreed to pay Guggenheim Securities a cash transaction fee of $27,500,000 upon completion of the merger, of which a cash fee of $6,875,000 became payable upon delivery of Guggenheim Securities’ opinion (which amount will be credited against the foregoing cash transaction fee). In addition, Discovery has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.

Guggenheim Securities has not previously been engaged during the past two years by Discovery or Scripps to provide financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may seek to provide Discovery, Scripps and their respective affiliates with certain financial advisory and investment banking services unrelated to the merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for Guggenheim Securities’ and their own accounts and the accounts of Guggenheim Securities’ and their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates and related entities may (i) provide such financial services to Discovery, Scripps, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates and related entities has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Discovery, Scripps, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities or its affiliates and related entities and Guggenheim Securities’ or their respective directors, officers, employees, consultants and agents may have investments in Discovery, Scripps, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Discovery, Scripps, other participants in the merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Opinion of Allen & Company LLC, Financial Advisor to Scripps

Scripps has engaged Allen & Company as a financial advisor to Scripps in connection with the merger. In connection with this engagement, Scripps requested that Allen & Company render an opinion to the Scripps board as to the fairness, from a financial point of view, to the holders of Scripps Class A shares of the merger consideration to be received by such holders pursuant to the merger agreement. On July 29, 2017, at a meeting of the Scripps board held to evaluate the merger, Allen & Company rendered an oral opinion, which was confirmed by delivery of a written opinion dated July 29, 2017, to the Scripps board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the merger consideration to be received by holders of Scripps Class A shares pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Allen & Company’s written opinion, dated July 29, 2017, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex G and is incorporated by reference herein in its entirety. The description of Allen &

Company’s opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion was intended for the benefit and use of the Scripps board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that Scripps (or the Scripps board) should pursue in connection with the merger or otherwise address the merits of the underlying decision by Scripps to engage in the merger, including in comparison to other strategies or transactions that might be available to Scripps or which Scripps might engage in or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any shareholder as to any election made by such shareholder or how such shareholder should vote or act on any matter relating to the merger or otherwise.

Allen & Company’s opinion reflected and gave effect to Allen & Company’s general familiarity with Scripps and Discovery as well as information that Allen & Company received during the course of its assignment, including information provided by the managements of Scripps and Discovery in the course of discussions relating to the merger as more fully described below. In arriving at its opinion, Allen & Company neither conducted a physical inspection of the properties or facilities of Scripps, Discovery or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Scripps, Discovery or any other entity, or conducted any analysis concerning the solvency or fair value of Scripps, Discovery or any other entity.

In arriving at its opinion, Allen & Company, among other things:

•	reviewed the financial terms and conditions of the merger as reflected in a draft, dated July 29, 2017, of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to Scripps and Discovery, including public filings of Scripps and Discovery, historical market prices for Scripps Class A shares, Discovery Series C common stock and Discovery Series A and Series B common stock, and trading volumes for Discovery Series C common stock and Discovery Series A common stock;

•	reviewed certain financial information relating to Scripps provided to or discussed with Allen & Company by the management of Scripps, including certain internal financial forecasts, estimates and other financial and operating data relating to Scripps prepared by the management of Scripps for fiscal years 2017 through 2020 and as extrapolated per such management for fiscal years 2021 through 2026 (such forecasts, as extrapolated, the “Scripps forecasts”);

•	reviewed certain financial information relating to Discovery provided to or discussed with Allen & Company by the managements of Discovery and Scripps, including at Scripps’ direction certain publicly available and internal financial forecasts relating to Discovery for fiscal years 2017 and 2018 and as extrapolated per the management of Scripps for fiscal years 2019 through 2026 (such forecasts, as extrapolated, the “Discovery public forecasts”);

•	held discussions with the managements of Scripps and Discovery relating to the past and current operations, financial condition and prospects of Scripps and Discovery;

•	discussed the strategic rationale for the merger and reviewed certain cost savings (collectively, net of costs to achieve such savings, the “Cost Savings”) expected to result from, and certain potential pro forma financial effects of, the merger;

•	reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that Allen & Company deemed generally relevant in evaluating Scripps and Discovery;

•	reviewed and analyzed certain publicly available financial information relating to selected transactions that Allen & Company deemed generally relevant in evaluating the merger; and

•	conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for purposes of its opinion.

In rendering its opinion, Allen & Company relied upon and assumed, with Scripps’ consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to Allen & Company from public sources, provided to or discussed with Allen & Company by the managements and/or other representatives of Scripps and Discovery or otherwise reviewed by Allen & Company. With respect to the Scripps forecasts and the Discovery public forecasts that Allen & Company was directed to utilize for purposes of its analyses, Allen & Company was advised by the management of Scripps, and Allen & Company assumed, at the direction of Scripps, that such financial forecasts, estimates and other financial and operating data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Scripps as to, and were a reasonable basis upon which to evaluate, the future financial and operating performance of Scripps and Discovery and the other matters covered thereby. With respect to the Cost Savings that Allen & Company was directed to utilize for purposes of its analyses, Allen & Company was advised by the managements of Scripps and Discovery, and Allen & Company assumed, at the direction of Scripps, that such estimates were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements. Allen & Company also assumed, with the consent of Scripps, that the financial results, including, without limitation, as to the Cost Savings, reflected in the financial forecasts, estimates and other financial and operating data utilized in its analyses would be realized in the amounts and at the times projected. Allen & Company expressed no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they were based.

Allen & Company relied, at the direction of Scripps, upon the assessments of the managements of Scripps and Discovery as to, among other things, (i) the potential impact on Scripps and Discovery of certain market, cyclical, seasonal, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the entertainment and media industries, (ii) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, distributors, customers, consumers and other commercial relationships of Scripps and Discovery, and (iii) the ability of Discovery to integrate the operations of Scripps and Discovery. Allen & Company assumed, with the consent of Scripps, that there would be no developments with respect to any such matters that would have an adverse effect on Scripps, Discovery or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.

Further, Allen & Company’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Allen & Company as of, the date of its opinion. It should be understood that subsequent developments may affect the conclusion expressed in Allen & Company’s opinion and that Allen & Company assumed no responsibility for advising any person of any change in any matter affecting Allen & Company’s opinion or for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. As the Scripps board was aware, the credit, financial and stock markets, and the industries in which Scripps and Discovery operate, have experienced and continue to experience volatility and Allen & Company expressed no opinion or view as to any potential effects of such volatility on Scripps or Discovery (or their respective businesses) or the merger (including the contemplated benefits thereof). In connection with Allen & Company’s engagement, Allen & Company was not requested to, and it did not, undertake a third-party solicitation process on Scripps’ behalf with respect to the acquisition of all or a portion of Scripps; however, at the direction of the Scripps board, Allen & Company held discussions with certain parties that had contacted Scripps regarding a possible acquisition of Scripps.

Allen & Company did not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the merger or any related entities, or any class of such persons or any other party, relative to the merger consideration or otherwise. Allen & Company expressed no opinion as to the actual value of Discovery Series C common stock when issued in connection with the merger or the prices at which Scripps Class A shares or Discovery Series C common stock (or any other securities) may trade or otherwise be transferable at any time.

In addition, Allen & Company expressed no opinion or view as to any tax or other consequences that might result from the merger, nor did Allen & Company express any opinion or view as to, and Allen & Company relied, at the direction of Scripps, upon the assessments of representatives of Scripps regarding, legal, regulatory, accounting, tax and similar matters relating to Scripps, Discovery and the merger, as to which Allen & Company understood that Scripps obtained such advice as it deemed necessary from qualified professionals. Allen & Company assumed, with the consent of Scripps, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the merger, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, would be imposed or occur that would have an adverse effect on Scripps, Discovery or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion. Allen & Company further assumed, with the consent of Scripps, that the final executed merger agreement would not differ from the draft reviewed by Allen & Company in any respect meaningful to Allen & Company’s analyses or opinion.

Allen & Company’s opinion was limited to the fairness, from a financial point of view and as of its date, of the merger consideration to be received by holders of Scripps Class A shares pursuant to the merger agreement, without regard to individual circumstances of, or the allocation or relative fairness among, holders of Scripps Class A shares, Discovery Series C common stock or any other securities of Scripps or Discovery, or any rights, preferences, restrictions or limitations (whether by virtue of control, voting, liquidity or otherwise) that may be attributable to any such securities or that may distinguish any holders thereof, and Allen & Company expressed no opinion or view with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. Allen & Company’s opinion did not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger consideration or the merger, the form or structure, or financial or other terms, of any recapitalization of Discovery, or any voting agreement or other arrangements, agreements or understandings entered into in connection with, related to or contemplated by the merger or otherwise. Except as described in this summary, Scripps imposed no other instructions or limitations on the investigations made or procedures followed by Allen & Company in rendering its opinion.

Opinion of J.P. Morgan Securities LLC, Financial Advisor to Scripps

Scripps also has retained J.P. Morgan as a financial advisor to Scripps in connection with the merger. At the July 29, 2017 meeting of the Scripps board held to evaluate the merger, J.P. Morgan rendered an oral opinion, confirmed by delivery of a written opinion dated July 29, 2017, to the Scripps board to the effect that, as of that date and based on and subject to the factors and assumptions set forth in the opinion, the consideration to be paid to holders of Scripps Class A shares in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated July 29, 2017, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex H to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. J.P. Morgan’s written opinion was addressed to the Scripps board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the consideration to be paid in the merger and did not address any other terms, aspects or implications of the merger. J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of Scripps or as to the underlying decision by Scripps to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan’s opinion does not constitute a recommendation to any shareholder of Scripps as to how such shareholder should vote with respect to the merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated July 29, 2017 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Scripps and Discovery and the industries in which they operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of Scripps and Discovery with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Scripps Class A shares, Discovery Series C common stock, Discovery Series A and Series B common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal and other financial analyses and forecasts prepared by or at the direction of the management of Scripps relating to the respective businesses of Scripps and Discovery, as well as the estimated amount and timing of the cost savings and related expenses expected to result from the merger (the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Scripps and Discovery with respect to certain aspects of the merger, and the past and current business operations of Scripps and Discovery, the financial condition and future prospects and operations of Scripps and Discovery, the effects of the merger on the financial condition and future prospects of Scripps and Discovery, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Scripps and Discovery or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Scripps, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Scripps or Discovery under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Scripps and Discovery to which such analyses or forecasts relate. J.P. Morgan expressed no view as to any such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Scripps and Discovery in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Scripps with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Scripps or Discovery or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Scripps Class A shares in the merger, without regard to individual circumstances of, or the allocation or relative fairness among, holders of Scripps Class A shares, Discovery Series C common stock or any other securities of Scripps or Discovery, or any rights, preferences, restrictions or limitations (whether by virtue of control, voting, liquidity or otherwise) that may be attributable to any such securities or that may distinguish any holders thereof, and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of Scripps or as to the underlying decision by Scripps to engage in the merger. J.P. Morgan’s opinion did not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger consideration or the merger, the form or structure, or financial or other terms, of any recapitalization of Discovery, or any terms, aspects or implications of any voting agreement or other arrangements, agreements or understandings entered into in connection with, related to or contemplated by the merger or otherwise. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration to be paid to the holders of Scripps Class A shares in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Scripps Class A shares or Discovery Series C common stock will trade at any future time. J.P. Morgan noted that it was not authorized to, and it did not, solicit any expressions of interest from any parties with respect to the sale of all or any part of Scripps or any other alternative transaction.

The following summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by the Scripps financial advisors. The preparation of a financial opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The Scripps financial advisors believe that the following summary and the analyses must be considered as a whole and that selecting portions of the following summary and these analyses, without considering all of the analyses as a whole, could create an incomplete view of the processes underlying the analyses and the opinions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described below were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of either Allen & Company or J.P. Morgan with respect to the actual value of Scripps or Discovery. The order of analyses described does not represent the relative importance or weight given to those analyses by the Scripps financial advisors. In arriving at their respective opinions, the Scripps financial advisors did not attribute any particular weight to any analyses or factors considered by them and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support their respective opinions. Rather, the Scripps financial advisors considered the totality of the factors and analyses performed in determining their respective opinions.

Analyses based on forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by the Scripps financial advisors are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those forecasts and analyses. Moreover, the Scripps financial advisors’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which companies or businesses actually could be acquired or sold or the prices at which any securities may trade at any time. None of the selected companies reviewed as described in the below summary is identical to Scripps or Discovery, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of the Scripps financial advisors’ analysis, may be considered similar to those of Scripps and

Discovery. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of the Scripps financial advisors’ analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Scripps and Discovery and the transactions compared to the merger.

The terms of the merger agreement, including the merger consideration, were determined through arm’s-length negotiations between Scripps and Discovery, and the decision to enter into the merger agreement was solely that of the Scripps board and Discovery’s board of directors. The Scripps financial advisors did not recommend that any specific consideration constituted the only appropriate consideration in the merger. Allen & Company’s and J.P. Morgan’s financial analyses and respective opinions were only one of the many factors considered by the Scripps board in its evaluation of the merger and should not be viewed as determinative of the views of the Scripps board or management with respect to the merger or the consideration payable in the merger.

Financial Analyses

In accordance with customary investment banking practice, the Scripps financial advisors employed generally accepted valuation methodologies in rendering their respective opinions to the Scripps board on July 29, 2017. The following is a summary of the material financial analyses provided by the Scripps financial advisors in connection with their respective opinions, each dated July 29, 2017, to the Scripps board and contained in the presentation delivered to the Scripps board on such date in connection with the rendering of such opinions. The following summary does not purport to be a complete description of the financial analyses or data presented by the Scripps financial advisors. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by the Scripps financial advisors, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Future results may differ from those described and such differences may be material.

For purposes of the financial analyses described below, the term (i) “implied per share merger consideration” means $90 per share, calculated as the (a) cash consideration of $63.00 per share and (b) implied value of the stock consideration of $27.00 per share based on a 1.058x per share exchange ratio and a reference price for Discovery Series C common stock of $25.51 per share, (ii) “EBITDA” means earnings before interest, income taxes, depreciation and amortization and reflecting stock-based compensation as an expense and amortization of deferred launch incentives as contra-revenue and (iii) “EPS” means earnings per share less one-time, non-recurring or non-cash items. Implied per share equity value reference ranges of Scripps and Discovery reflected in the summaries of the financial analyses described below were rounded to the nearest $1.

Scripps Financial Analyses

Selected Public Companies Analysis. The Scripps financial advisors reviewed publicly available financial and stock market information of Scripps and the following seven selected companies that the Scripps financial advisors considered generally relevant as publicly traded companies with operations in the entertainment and media industries, consisting of the following three selected companies with a business focus primarily on cable networks (as is the case with Scripps), referred to as the Scripps selected cable network companies, and the following four selected diversified entertainment companies with certain business operations generally similar to those of Scripps, referred to as the Scripps selected diversified entertainment companies and, together with the Scripps selected cable network companies, as the Scripps selected companies:

Scripps Selected Cable Network Companies	Scripps Selected Diversified Entertainment Companies
• AMC Networks Inc.	• CBS Corporation
• Discovery Communications, Inc.	• Lions Gate Entertainment Corp.
• Viacom Inc.	• The Walt Disney Company
• Twenty-First Century Fox, Inc.

The Scripps financial advisors reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on July 18, 2017 (the last trading day prior to published reports regarding a potential acquisition of Scripps by Discovery) and July 28, 2017 (the last trading day prior to the execution of the merger agreement), plus total debt, preferred stock and non-controlling interests (as applicable) and less cash and cash equivalents and unconsolidated investments (as applicable), as a multiple of next 12 months (as of June 30, 2017) estimated EBITDA. The Scripps financial advisors also reviewed closing stock prices as of such dates as a multiple of next 12 months (as of June 30, 2017) estimated EPS. Financial data (pro forma, as applicable, for certain recent acquisitions) of the Scripps selected companies were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information. Financial data of Scripps were based on the Scripps forecasts.

The overall low to high next 12 months estimated EBITDA multiples observed for the Scripps selected companies were 7.3x to 14.9x (based on closing stock prices on July 18, 2017) and 7.9x to 15.5x (based on closing stock prices on July 28, 2017), with overall low to high next 12 months estimated EBITDA multiples observed for the Scripps selected cable network companies and the Scripps selected diversified entertainment companies as follows:

•	Scripps selected cable network companies: low to high next 12 months estimated EBITDA multiples of 7.3x to 8.6x (based on closing stock prices on July 18, 2017) and 7.9x to 8.7x (based on closing stock prices on July 28, 2017); and

•	Scripps selected diversified entertainment companies: low to high next 12 months estimated EBITDA multiples of 8.6x to 14.9x (based on closing stock prices on July 18, 2017) and 8.8x to 15.5x (based on closing stock prices on July 28, 2017).

The overall low to high next 12 months estimated EPS multiples observed for the Scripps selected companies were 8.6x to 16.7x (based on closing stock prices on July 18, 2017) and 8.9x to 17.5x (based on closing stock prices on July 28, 2017), with overall low to high next 12 months estimated EPS multiples observed for the Scripps selected cable network companies and the Scripps selected diversified entertainment companies as follows:

•	Scripps selected cable network companies: low to high next 12 months estimated EPS multiples of 8.6x to 10.5x (based on closing stock prices on July 18, 2017) and 8.9x to 10.7x (based on closing stock prices on July 28, 2017); and

•	Scripps selected diversified entertainment companies: low to high next 12 months estimated EPS multiples of 10.9x to 16.7x (based on closing stock prices on July 18, 2017) and 11.6x to 17.5x (based on closing stock prices on July 28, 2017).

The Scripps financial advisors then applied selected ranges of next 12 months estimated EBITDA and EPS multiples derived from the Scripps selected cable network companies of 8.0x to 9.0x and 10.0x to 12.5x, respectively, to corresponding data of Scripps (as June 30, 2017) utilizing the Scripps forecasts.

This analysis indicated the following approximate implied per share equity value reference ranges for Scripps, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Ranges Based on:		Implied Per Share Merger Consideration
Next 12 Months Estimated EBITDA	Next 12 Months Estimated EPS
$64 – $74	$54 – $68	$90

Selected Precedent Transactions Analysis. Using publicly available information, the Scripps financial advisors reviewed financial information relating to the following 15 selected transactions that the Scripps financial advisors considered generally relevant as transactions involving target companies with operations in the entertainment and media industries, referred to collectively as the selected transactions:

Announcement Date	Acquiror	Target
7/06/17	• Liberty Interactive Corporation	• HSN, Inc.
10/22/16	• AT&T Inc.	• Time Warner Inc.
6/30/16	• Lions Gate Entertainment Corp.	• Starz
3/16/15	• Scripps Networks Interactive, Inc.	• TVN S.A.
10/23/14	• AMC Networks Inc.	• BBC America channel
5/1/14	• Viacom Inc.	• Channel 5 Broadcasting Limited
10/28/13	• AMC Networks Inc.	• Chellomedia
12/14/12	• Discovery Communications, Inc.	• SBS Nordic operations
11/20/12	• News Corporation	• Yankees Entertainment and Sports Network
12/03/09	• Comcast Corporation/General Electric Company (joint venture)	• NBC Universal, Inc.
11/05/09	• Scripps Networks Interactive, Inc.	• Travel Channel
1/05/09	• Lions Gate Entertainment Corp.	• TV Guide Entertainment Group, Inc. and certain related assets
7/06/08	• NBC Universal, Inc./Bain Capital, LLC/The Blackstone Group L.P.	• The Weather Channel
5/07/08	• Cablevision Systems Corporation (Rainbow Media Holdings LLC)	• Sundance Channel
10/09/07	• NBC Universal, Inc.	• Oxygen Media LLC

The Scripps financial advisors reviewed, among other information, transaction values of the selected transactions, calculated as the enterprise values implied for the target companies based on the consideration paid or payable in the selected transactions, as a multiple, to the extent publicly available, of the target company’s latest 12 months EBITDA as of the applicable announcement date of such transaction. Financial data for the selected transactions were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information. Financial data of Scripps were based on the Scripps forecasts.

The overall low to high latest 12 months EBITDA multiples observed for the selected transactions were 7.0x to 21.9x (with an average of 12.0x and a median of 11.6x). The Scripps financial advisors then applied a selected range of latest 12 months EBITDA multiples derived from the selected transactions of 9.5x to 12.0x to corresponding data (as of June 30, 2017) of Scripps.

This analysis indicated the following approximate implied per share equity value reference range for Scripps, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$79 – $104	$90

Discounted Cash Flow Analyses. The Scripps financial advisors conducted separate discounted cash flow analyses of Scripps for purposes of deriving an implied fully diluted equity value per share of Scripps by calculating the estimated present value (as of June 30, 2017) of the standalone unlevered, after-tax free cash flows that Scripps was forecasted to generate during the second half of the fiscal year ending December 31, 2017 through the full fiscal year ending December 31, 2026 based on the Scripps forecasts. For purposes of these analyses, stock-based compensation was treated as a cash expense.

Allen & Company Discounted Cash Flow Analysis. Allen & Company calculated a range of terminal values for Scripps at December 31, 2026 by applying a selected range of perpetuity growth rates of 0.50% to 1.50% to Scripps’ standalone unlevered, after-tax free cash flows during 2026. The cash flows and range of terminal values were then discounted to present value (as of June 30, 2017) using a selected range of discount rates of 7.5% to 8.5%.

This analysis indicated the following approximate implied per share equity value reference range for Scripps, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$74 – $96	$90

J.P. Morgan Discounted Cash Flow Analysis. J.P. Morgan calculated a range of terminal values for Scripps at December 31, 2026 by applying a selected range of perpetuity growth rates of 0.50% to 1.50% to Scripps’ standalone unlevered, after-tax free cash flows during 2026. The cash flows and range of terminal values were then discounted to present value (as of June 30, 2017) using a selected range of discount rates of 7.5% to 8.5%.

This analysis indicated the following approximate implied per share equity value reference range for Scripps, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$74 – $98	$90

Discovery Financial Analyses

Selected Public Companies Analysis. The Scripps financial advisors reviewed publicly available financial and stock market information of Discovery and the following seven selected companies that the Scripps financial advisors considered generally relevant as publicly traded companies with operations in the entertainment and media industries, consisting of the following three selected companies with a business focus primarily on cable networks (as is the case with Discovery), referred to as the Discovery selected cable network companies, and the following four selected diversified entertainment companies with certain business operations generally similar to those of Discovery, referred to as the Discovery selected diversified entertainment companies and, together with the Discovery selected cable network companies, as the Discovery selected companies:

Discovery Selected Cable Network Companies	Discovery Selected Diversified Entertainment Companies
• AMC Networks Inc.	• CBS Corporation
• Scripps Networks Interactive, Inc.	• Lions Gate Entertainment Corp.
• Viacom Inc.	• The Walt Disney Company
• Twenty-First Century Fox, Inc.

The Scripps financial advisors reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on July 18, 2017 (the last trading day prior to published reports regarding a potential acquisition of Scripps by Discovery) and July 28, 2017 (the last trading day prior to the execution of the merger agreement), plus total debt, preferred stock and non-controlling interests (as applicable) and less cash and cash equivalents and unconsolidated investments (as applicable), as a multiple of next 12 months (as of June 30, 2017) estimated EBITDA. The Scripps financial advisors also reviewed closing stock prices as of such dates as a multiple of next 12 months (as of June 30, 2017) estimated EPS. Financial data (pro forma, as applicable, for certain recent acquisitions) of the Discovery selected companies were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information. Financial data of Discovery were based on the Discovery public forecasts.

The overall low to high next 12 months estimated EBITDA multiples observed for the Discovery selected companies were 7.3x to 14.9x (based on closing stock prices on July 18, 2017) and 7.9x to 15.5x (based on closing stock prices on July 28, 2017), with overall low to high next 12 months estimated EBITDA multiples observed for the Discovery selected cable network companies and the Discovery selected diversified entertainment companies as follows:

•	Discovery selected cable network companies: low to high next 12 months estimated EBITDA multiples of 7.3x to 8.2x (based on closing stock prices on July 18, 2017) and 7.9x to 10.0x (based on closing stock prices on July 28, 2017); and

•	Discovery selected diversified entertainment companies: low to high next 12 months estimated EBITDA multiples of 8.6x to 14.9x (based on closing stock prices on July 18, 2017) and 8.8x to 15.5x (based on closing stock prices on July 28, 2017).

The overall low to high next 12 months estimated EPS multiples observed for the Discovery selected companies were 8.6x to 16.7x (based on closing stock prices on July 18, 2017) and 8.9x to 17.5x (based on closing stock prices on July 28, 2017), with overall low to high next 12 months estimated EPS multiples observed for the Discovery selected cable network companies and the Discovery selected diversified entertainment companies as follows:

•	Discovery selected cable network companies: low to high next 12 months estimated EPS multiples of 8.6x to 11.9x (based on closing stock prices on July 18, 2017) and 8.9x to 15.4x (based on closing stock prices on July 28, 2017); and

•	Discovery selected diversified entertainment companies: low to high next 12 months estimated EPS multiples of 10.9x to 16.7x (based on closing stock prices on July 18, 2017) and 11.6x to 17.5x (based on closing stock prices on July 28, 2017).

The Scripps financial advisors then applied selected ranges of next 12 months estimated EBITDA and EPS multiples derived from the Discovery selected cable network companies of 8.0x to 9.0x and 10.0x to 12.5x, respectively, to corresponding data of Discovery (as June 30, 2017) utilizing the Discovery public forecasts.

This analysis indicated the following approximate implied per share equity value reference ranges for Discovery, as compared to the unaffected closing price per share of Discovery Series C common stock on July 18, 2017 and the closing price per share of Discovery Series C common stock on July 28, 2017:

Implied Per Share Equity Value Reference Ranges Based on:		Discovery Series C Common Stock Unaffected Closing Price (July 18, 2017)	Discovery Series C Common Stock Closing Price (July 28, 2017)
Next 12 Months Estimated EBITDA	Next 12 Months Estimated EPS
$23 – $27	$24 – $30	$25.36	$25.50

Discounted Cash Flow Analyses. The Scripps financial advisors conducted separate discounted cash flow analyses of Discovery for purposes of deriving an implied fully diluted equity value per share of Discovery by calculating the estimated present value (as of June 30, 2017) of the standalone unlevered, after-tax free cash flows that Discovery was forecasted to generate during the second half of the fiscal year ending December 31, 2017 through the full fiscal year ending December 31, 2026 based on the Discovery public forecasts. For purposes of these analyses, stock-based compensation was treated as a cash expense.

Allen & Company Discounted Cash Flow Analysis. Allen & Company calculated a range of terminal values for Discovery at December 31, 2026 by applying a selected range of perpetuity growth rates of 0.50% to 1.50% to Discovery’s standalone unlevered, after-tax free cash flows during 2026. The cash flows and range of terminal values were then discounted to present value (as of June 30, 2017) using a selected range of discount rates of 7.5% to 8.5%.

This analysis indicated the following approximate implied per share equity value reference range for Discovery, as compared to the unaffected closing price per share of Discovery Series C common stock on July 18, 2017 and the closing price per share of Discovery Series C common stock on July 28, 2017:

Implied Per Share Equity Value Reference Range	Discovery Series C Common Stock Unaffected Closing Price (July 18, 2017)	Discovery Series C Common Stock Closing Price (July 28, 2017)
$32 – $42	$25.36	$25.50

J.P. Morgan Discounted Cash Flow Analysis. J.P. Morgan calculated a range of terminal values for Discovery at December 31, 2026 by applying a selected range of perpetuity growth rates of 0.50% to 1.50% to Discovery’s standalone unlevered, after-tax free cash flows during 2026. The cash flows and range of terminal values were then discounted to present value (as of June 30, 2017) using a selected range of discount rates of 7.5% to 8.5%.

This analysis indicated the following approximate implied per share equity value reference range for Discovery, as compared to the unaffected closing price per share of Discovery Series C common stock on July 18, 2017 and the closing price per share of Discovery Series C common stock on July 28, 2017:

Implied Per Share Equity Value Reference Range	Discovery Series C Common Stock Unaffected Closing Price (July 18, 2017)	Discovery Series C Common Stock Closing Price (July 28, 2017)
$33 – $43	$25.36	$25.50

J.P. Morgan Illustrative Value Creation Overviews

Based on publicly available information and estimates of the managements of Scripps and Discovery, J.P. Morgan provided an illustrative value creation overview that compared the approximate implied equity value of Scripps on a standalone basis (based on the closing market price of Scripps Class A shares on July 18, 2017) to Scripps shareholders’ portion of the pro forma combined company’s approximate implied equity value plus the aggregate cash consideration assumed to be paid by Discovery to shareholders of Scripps in the merger. J.P. Morgan calculated an approximate implied equity value for the pro forma combined company from: (1) the sum of (a) the public market equity values of Scripps and Discovery as of July 18, 2017 and (b) the estimated present value of the potential run-rate cost savings estimated by the managements of Scripps and Discovery to be realized from the merger, based on a blended next 12 months estimated EBITDA multiple of 8.5x and net of tax-affected costs to achieve such cost savings, less (2) the aggregate amount of cash consideration assumed to be paid by Discovery to shareholders of Scripps in the merger. This overview (which did not reflect transaction fees) indicated, on an illustrative basis, that the merger could potentially create hypothetical incremental implied value for Scripps shareholders.

Based on the Scripps forecasts, the Discovery public forecasts and publicly available information, J.P. Morgan also provided an illustrative value creation overview that compared the approximate implied equity value of Scripps on a standalone basis based on the midpoint equity value derived from J.P. Morgan’s discounted cash flow analysis described above under “—Scripps Financial Analyses—Discounted Cash Flow Analyses—J.P. Morgan Discounted Cash Flow Analysis” to Scripps shareholders’ portion of the pro forma combined company’s approximate implied equity value plus the aggregate cash consideration assumed to be paid by Discovery to shareholders of Scripps in the merger. J.P. Morgan calculated an approximate implied equity value for the pro forma combined company from: (1) the sum of (a) the approximate implied equity values of Scripps and Discovery based on the midpoint equity values derived from J.P. Morgan’s discounted cash flow analyses of Scripps and Discovery described above under “—Scripps Financial Analyses—Discounted Cash Flow Analyses—J.P. Morgan Discounted Cash Flow Analysis” and “—Discovery Financial Analyses—Discounted Cash Flow Analyses—J.P. Morgan Discounted Cash Flow Analysis” and (b) the estimated present value of the potential run-rate cost savings estimated by the managements of Scripps and Discovery to be realized from the merger, net of taxes and costs to achieve such savings, calculated using an illustrative discount rate of 8.0% and perpetuity growth rate of 1.0%, less (2) the aggregate amount of cash consideration assumed to be paid by Discovery to shareholders of Scripps in the merger. This overview (which did not reflect transaction fees) indicated, on an illustrative basis, that the merger could potentially create hypothetical incremental implied value for Scripps shareholders.

J.P. Morgan noted that both overviews were shown for illustrative purposes and not as indications of actual future results or values which may vary based on various factors, including market conditions and financial performance.

Certain Additional Information

The Scripps financial advisors observed certain additional information that was not considered part of their financial analyses for their respective opinions but was noted for informational purposes, including the following:

•	historical trading prices of Scripps Class A shares and Discovery Series C common stock during the 52-week period ended July 18, 2017, which indicated during such period low and high closing prices for Scripps Class A shares of approximately $59 and $83 per share, respectively, and low and high closing prices for Discovery Series C common stock of approximately $23 and $29 per share, respectively; and

•

stock price targets for Scripps Class A shares and Discovery Series A common stock as reflected in selected publicly available Wall Street research analysts’ reports, which indicated in the case of Scripps

Class A shares an overall low to high target stock price range of $61 to $96 per share and in the case of Discovery Series A common stock an overall low to high target stock price range of $21 to $32 per share.

Allen & Company also observed, for informational purposes, the illustrative pro forma financial impact of the merger on Discovery’s estimated EPS and estimated free cash flow per share (adjusted for one-time non-recurring items) for the fiscal years ending December 31, 2018 and December 31, 2019 based on the Scripps forecasts and the Discovery public forecasts, assuming that Discovery’s stock repurchase program was suspended following announcement of the merger and after taking into account potential run-rate cost savings (before giving effect to costs to achieve such savings) estimated by the managements of Scripps and Discovery to result from the merger, which indicated that the merger could be accretive to Discovery’s estimated EPS and estimated free cash flow per share in each of such fiscal years. Actual results achieved may vary from projected results and variations may be material.

J.P. Morgan also calculated, for informational purposes and based on the low-ends and high-ends of the approximate implied per share equity value reference ranges for each of Scripps and Discovery derived from the selected public companies and standalone discounted cash flow analyses described above under “—Scripps Financial Analyses—Selected Public Companies Analysis,” “—Discovery Financial Analyses—Selected Public Companies Analysis,” “—Scripps Financial Analyses—Discounted Cash Flow Analyses—J.P. Morgan Discounted Cash Flow Analysis” and “—Discovery Financial Analyses—Discounted Cash Flow Analyses—J.P. Morgan Discounted Cash Flow Analysis” (in each case, reflecting rounding to the nearest $0.25), ranges of approximate implied exchange ratios of shares of Discovery Series C common stock for Scripps Class A shares (assuming that a Scripps shareholder elected to receive 100% of the merger consideration in shares of Discovery Series C common stock) and compared such reference ranges to an illustrative implied exchange ratio of 3.5294x in the merger (derived based on the implied per share merger consideration and the closing price of Discovery Series C common stock on July 28, 2017). These calculations indicated (i) in the case of the approximate implied per share equity value reference ranges for each of Scripps and Discovery based on next 12 months estimated EBITDA and next 12 months estimated EPS as described under “—Scripps Financial Analyses—Selected Public Companies Analysis” and “—Discovery Financial Analyses—Selected Public Companies Analysis,” approximate implied exchange ratio reference ranges of 2.3578x to 3.2065x and 1.8621x to 2.9032x, respectively, and (ii) in the case of the approximate implied per share equity value reference ranges for each of Scripps and Discovery as described under “—Scripps Financial Analyses—Discounted Cash Flow Analyses—J.P. Morgan Discounted Cash Flow Analysis” and “—Discovery Financial Analyses—Discounted Cash Flow Analyses—J.P. Morgan Discounted Cash Flow Analysis”, an approximate implied exchange ratio reference range of 1.7052x to 3.0231x. Using a generally similar methodology, J.P. Morgan also calculated an approximate implied exchange ratio reference range of 1.9610x to 3.6923x based on the low and high closing prices for Scripps Class A shares and Discovery Series C common stock during the 52-week period ended July 28, 2017.

Miscellaneous

Allen & Company. Scripps selected Allen & Company as a financial advisor in connection with the merger based on, among other things, Allen & Company’s reputation, experience and familiarity with Scripps, Discovery and the industries in which Scripps and Discovery operate. Allen & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. In the ordinary course, Allen & Company as a broker-dealer and market maker and certain of Allen & Company’s affiliates (including senior members of the transaction team assisting in providing Allen & Company’s financial advisory services to Scripps in connection with the merger) and/or related entities have invested or may invest, hold long or short positions and may trade, either on a discretionary or non-discretionary basis, for their own account or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Scripps, Discovery and/or their respective affiliates. The issuance of Allen & Company’s opinion was approved by Allen & Company’s fairness opinion committee.

For Allen & Company’s financial advisory services, Scripps has agreed to pay Allen & Company an aggregate fee currently estimated to be approximately $44 million, of which a portion was payable upon delivery of Allen & Company’s opinion and approximately $41.5 million is contingent upon consummation of the merger. If Scripps receives any break fee payment following or in connection with the termination, abandonment or failure to occur of the merger, then Scripps will pay Allen & Company a fee equal to 10% of such payment, less expenses paid by Scripps in connection with the merger and fees previously paid to Allen & Company, but in no event will the payment to Allen & Company (together with any such other fees previously paid) exceed the transaction fee that would have been paid to Allen & Company if the merger had been consummated. Scripps also has agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

As the Scripps board was aware, Allen & Company in the past has provided, currently is providing and in the future may provide, investment banking services to Scripps and/or its affiliates unrelated to the merger, for which services Allen & Company has received and/or may receive compensation, including, during the two-year period prior to the date of its opinion, acting or having acted as financial advisor to Scripps in connection with certain strategic advisory matters, for which services Allen & Company received during such two-year period aggregate fees of approximately $1.5 million from Scripps. As the Scripps board also was aware, Allen & Company in the past has provided, currently is providing and in the future may provide, investment banking services to Discovery and/or its affiliates, for which services Allen & Company has received and/or may receive compensation, including, during the two-year period prior to the date of its opinion, acting or having acted as financial advisor to Discovery in connection with two potential transactions involving Discovery assets for which aggregate fees payable to Allen & Company have not been determined. As the Scripps board further was aware, a managing director of Allen & Company (who is not a member of the Allen & Company transaction advisory team for the merger) is a member of the board of directors of Discovery.

J.P. Morgan. As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Scripps with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Scripps, Discovery and the industries in which they operate.

J.P. Morgan has acted as financial advisor to Scripps with respect to the merger and will receive an aggregate fee from Scripps for its services currently estimated to be approximately $37 million, approximately $34.5 million of which will become payable only if the merger is consummated. If Scripps receives any break fee payment following or in connection with the termination, abandonment or failure to occur of the merger, then Scripps will pay J.P. Morgan a fee equal to 10% of such payment, less expenses paid by Scripps in connection with the merger and fees previously paid to J.P. Morgan, but in no event will the payment to J.P. Morgan (together with any such other fees previously paid) exceed the transaction fee that would have been paid to J.P. Morgan if the merger had been consummated. In addition, Scripps has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Scripps, for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates had any other material financial advisory or other material commercial or investment banking relationships with Scripps. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with Discovery, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on Discovery’s syndicated facility agreement in February 2016, as active bookrunner on Discovery’s offering of debt securities in March 2016, and as active bookrunner on Discovery’s offering of debt securities in February 2017. In addition, as of the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates held, on a proprietary basis, less than 1% of the outstanding common stock of each of Scripps and Discovery. During the two-year period preceding J.P. Morgan’s opinion dated July 29, 2017, aggregate fees received by J.P. Morgan were approximately $1 million from Scripps and approximately $1.5 million from Discovery. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Scripps or Discovery for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Unaudited Prospective Financial Information

Discovery Management’s Unaudited Prospective Financial Information

Discovery does not, as a matter of course, publicly disclose long-term projections as to future revenue, earnings or other results, and projections for extended periods of time are of particular concern to Discovery due to the unpredictability of the underlying assumptions and estimates. However, in connection with its consideration of a potential transaction with Scripps, in July 2017 Discovery’s management prepared non-public, internal financial projections regarding Discovery’s revenue, Adjusted OIBDA, Adjusted EBITDA and free cash flow, which we refer to as the “Discovery Projections” and provided certain of the Discovery projections for fiscal years 2017 through 2022 to Discovery’s financial advisors and the Discovery board. Discovery has included below a summary of the Discovery projections to provide its stockholders access to certain formerly non-public information that was considered by the Discovery board and Discovery’s financial advisors in connection with their respective financial analyses. In connection with the due diligence review of Discovery by Scripps, Discovery’s management also provided certain of the Discovery projections for fiscal years 2017 through 2020 to Scripps and its financial advisors.

The Discovery projections include revenue, Adjusted OIBDA, Adjusted EBITDA and free cash flow. Adjusted OIBDA is defined as operating income excluding: (i) mark-to-market share-based compensation, (ii) depreciation and amortization, (iii) restructuring and other charges, (iv) certain impairment charges, (v) gains and losses on business and asset dispositions, and (vi) certain inter-segment eliminations related to production studios. Adjusted EBITDA is defined as Adjusted OIBDA as further adjusted by including mark-to-market share-based compensation and excluding amortization of deferred launch incentives. Free cash flow is defined as cash provided by operating activities less acquisitions of property and equipment.

A summary of the Discovery projections discussed above is presented below:

	Year Ending December 31, ($ in millions)
	2017E	2018E	2019E	2020E	2021E	2022E
Revenue	$6,775	$7,289	$7,501	$8,287	$8,143	$8,687
Adjusted OIBDA	2,526	2,598	2,829	2,929	3,132	3,258
Adjusted EBITDA	2,503	2,558	2,788	2,884	3,087	3,214
Free Cash Flow	1,473	1,631	1,771	1,930	2,124	2,015

Summary of Discovery’s Adjustments to the Scripps Projections

In the course of due diligence, Scripps provided Discovery with non-public financial information relating to Scripps, including certain internal financial forecasts, estimates and other financial and operating data relating to Scripps prepared by the management of Scripps for fiscal years 2017 through 2020 and extrapolated by Scripps for 2021-2022, which we refer to herein as the “Scripps projections,” as described under “Transaction Summary—Unaudited Prospective Financial Information—Scripps Management’s Unaudited Prospective Financial Information”. Discovery management reviewed the Scripps projections and made certain adjustments thereto to reflect (i) lower growth rates in certain international markets which Discovery management believed were reasonable and (ii) Scripps management’s anticipated reductions to 2017 annual revenue and segment profit guidance. The Scripps projections, as adjusted by Discovery Management, were provided to Discovery’s financial advisors and the Discovery board.

The following is a summary of the Scripps projections, as adjusted by Discovery management:

	Year Ending December 31, ($ in millions)
	2017E	2018E	2019E	2020E	2021E	2022E
Revenue	$3,544	$3,697	$3,826	$3,942	$4,026	$4,112
EBITDA	1,420	1,420	1,454	1,458	1,476	1,493
Free Cash Flow	617	688	711	721	732	736

The Discovery projections and the adjusted Scripps projections are subjective in many respects and, thus, subject to interpretation. Although presented with numeric specificity, the Discovery projections and the adjusted Scripps projections reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Discovery’s and Scripps’ businesses, including the factors listed under “Risk Factors”, all of which are difficult to predict and many of which are beyond Discovery’s or Scripps’ control. Discovery cannot provide any assurance that the assumptions underlying the Discovery projections and the adjusted Scripps projections will be realized.

Many of the assumptions reflected in the Discovery projections and the adjusted Scripps projections are subject to change and such projections do not reflect revised prospects for Discovery’s or Scripps’ business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. Discovery has not updated and does not intend to update or otherwise revise the Discovery projections and the adjusted Scripps projections. There can be no assurance that the results reflected in any of the Discovery projections and the adjusted Scripps projections will be realized or that actual results will not materially vary from such projections. In addition, the Discovery projections and the adjusted Scripps projections cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the Discovery projections and the adjusted Scripps projections included in this Joint Proxy Statement/Prospectus should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.

Discovery stockholders and Scripps shareholders are urged to review Discovery’s and Scripps’ most recent SEC filings for a description of risk factors with respect to Discovery’s and Scripps’ business. You should read “Cautionary Note Regarding Forward-Looking Statements” and “Where You Can Find More Information” for additional information regarding the risks inherent in forward-looking information such as the Discovery projections and the adjusted Scripps projections.

The Discovery projections and the adjusted Scripps projections were not prepared with a view toward complying with GAAP (including because certain metrics are non-GAAP measures, and such projections do not include footnote disclosures as may be required by GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Discovery projections and the adjusted Scripps projections have been prepared by, and are the responsibility of Discovery’s management. Neither Discovery’s nor Scripps’ independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined, reviewed or performed any agreed-upon procedures with respect to the Discovery projections and the adjusted Scripps projections, nor have they expressed any opinion or any other form of assurance on such projections or the achievability of the results reflected in such projections, and they assume no responsibility for, and disclaim any association with, such projections. The report of Discovery’s independent registered public accounting firm incorporated by reference into this proxy statement/prospectus relate only to Discovery’s historical financial information and no such report extends to the prospective financial information or should be read to do so. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the Discovery projections and the adjusted Scripps projections may not be comparable to similarly titled amounts used by other companies or persons.

The non-GAAP financial measures set forth above should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with U.S. GAAP. Discovery is not providing a quantitative reconciliation of these forward-looking non-GAAP financial measures. In accordance with Item 10(e)(1)(i)(B) of Regulation S-K, a quantitative reconciliation of a forward-looking non-GAAP financial measure is only required to the extent it is available without unreasonable efforts. Discovery does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation, or to quantify the probable significance of these items at this time. The adjustments required for any such reconciliation of Discovery’s forward-looking non-GAAP financial measures cannot be accurately forecast by Discovery, and therefore the reconciliation has been omitted.

For the reasons described above, readers of this Joint Proxy Statement/Prospectus are cautioned not to place undue, if any, reliance on the Discovery projections and the adjusted Scripps projections. Neither Discovery nor Scripps has made any representation to the other in the merger agreement concerning any such projections.

The information about the Discovery projections and the adjusted Scripps projections set forth above does not give effect to the merger and also does not take into account the effect of any failure of the merger to be consummated.

DISCOVERY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NOT REALIZED.

Scripps Management’s Unaudited Prospective Financial Information

In the course of due diligence, Scripps provided Discovery with non-public financial information relating to Scripps, including certain internal financial forecasts, estimates and other financial and operating data relating to Scripps prepared by the management of Scripps for fiscal years 2017 through 2020 and extrapolated per Scripps management for fiscal years 2021 through 2026, which forecasts are referred to herein as the Scripps internal forecast. The Scripps internal forecast was made available to the Scripps board for use in its evaluation of the merger and also was provided to Allen & Company and J.P. Morgan which were directed to use and rely upon the Scripps internal forecast for purposes of their financial analyses and respective opinions.

The Scripps internal forecast was based on numerous variables and assumptions made by Scripps management at the time prepared, including with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Scripps.

The following table presents a summary of the Scripps internal forecast:

	Fiscal Year December 31
($ in millions)	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Revenue	$3,546	$3,821	$3,992	$4,145	$4,290	$4,419	$4,541	$4,654	$4,759	$4,854
EBITDA	$1,408	$1,523	$1,588	$1,611	$1,661	$1,705	$1,745	$1,782	$1,815	$1,845

Unlevered Free Cash Flow	$706	$843	$873	$877	$902	$923	$940	$954	$966	$976

As part of Scripps’ due diligence review of Discovery, Scripps used certain publicly available and Scripps management financial forecasts relating to Discovery for fiscal years 2017 and 2018 and as extrapolated per

Scripps management for fiscal years 2019 through 2026, which forecasts are referred to herein as the Scripps Discovery forecast and, together with the Scripps internal forecast, the Scripps forecasts. The Scripps Discovery forecast was made available to the Scripps board for use in its evaluation of the merger and also was provided to Allen & Company and J.P. Morgan which were directed to use and rely upon the Scripps Discovery forecast for purposes of their financial analyses and respective opinions.

The Scripps Discovery forecast was based on numerous variables and assumptions at the time prepared, including those made by Scripps management and with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Discovery.

The following table presents a summary of the Scripps Discovery forecast:

	Fiscal Year December 31
($ in millions)	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Revenue	$6,809	$7,260	$7,445	$7,964	$7,878	$8,215	$8,285	$8,777	$8,660	$8,833
Adjusted EBITDA (Pre-SBC and Amortization of Deferred Launch Incentives)	$2,526	$2,638	$2,697	$2,785	$2,816	$2,874	$2,929	$3,009	$3,026	$3,069
Adjusted EBITDA (Post-SBC and Amortization of Deferred Launch Incentives)	$2,481	$2,587	$2,644	$2,731	$2,760	$2,817	$2,870	$2,949	$2,965	$3,007

Unlevered Free Cash Flow	$1,774	$1,843	$1,871	$1,928	$1,996	$1,994	$2,043	$2,075	$2,096	$2,112

The inclusion of information about the Scripps forecasts in this Joint Proxy Statement/Prospectus should not be regarded as an indication that any of Scripps, Discovery or any other recipient of this information considered, or now considers, it necessarily predictive of actual future results or material information given the inherent risks and uncertainties associated with such forecasts.

The Scripps forecasts are subjective in many respects and, thus, subject to interpretation. Although presented with numeric specificity, the Scripps forecasts reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Scripps’ and Discovery’s businesses, including the factors listed under “Risk Factors”, all of which are difficult to predict and many of which are beyond Scripps’ or Discovery’s control. Scripps cannot provide any assurance that the assumptions underlying the Scripps forecasts will be realized.

Many of the assumptions reflected in the Scripps forecasts are subject to change and the Scripps forecasts do not reflect revised prospects for Scripps’ or Discovery’s business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. Scripps has not updated and does not intend to update or otherwise revise the Scripps forecasts. There can be no assurance that the results reflected in any of the Scripps forecasts will be realized or that actual results will not materially vary from the Scripps forecasts. In addition, the Scripps forecasts cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the Scripps forecasts included in this Joint Proxy Statement/Prospectus should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.

Scripps shareholders and Discovery stockholders are urged to review Scripps’ and Discovery’s most recent SEC filings for a description of risk factors with respect to Scripps’ and Discovery’s business. You should read “Cautionary Note Regarding Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Scripps forecasts and “Where You Can Find More Information”.

The Scripps forecasts were not prepared with a view toward complying with GAAP (including because certain metrics are non-GAAP measures, and the forecasts do not include footnote disclosures as may be required by GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Scripps’ nor Discovery’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Scripps forecast, nor have they expressed any opinion or any other form of assurance on the Scripps forecasts or the achievability of the results reflected in the Scripps forecasts, and they assume no responsibility for, and disclaim any association with, the Scripps forecasts. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the Scripps forecasts may not be comparable to similarly titled amounts used by other companies or persons.

The non-GAAP financial measures set forth above should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with U.S. GAAP. Scripps is not providing a quantitative reconciliation of these forward-looking non-GAAP financial measures. In accordance with Item 10(e)(1)(i)(B) of Regulation S-K, a quantitative reconciliation of a forward-looking non-GAAP financial measure is only required to the extent it is available without unreasonable efforts. Scripps does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation, or to quantify the probable significance of these items at this time. The adjustments required for any such reconciliation of Scripps’ forward-looking non-GAAP financial measures cannot be accurately forecast by Scripps, and therefore the reconciliation has been omitted. For the reasons described above, readers of this Joint Proxy Statement/Prospectus are cautioned not to place undue, if any, reliance on the Scripps forecasts. Neither Scripps nor Discovery has made any representation to the other in the merger agreement concerning any of the Scripps forecasts.

The information about the Scripps forecasts set forth above does not give effect to the merger and also does not take into account the effect of any failure of the merger to be consummated.

SCRIPPS DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE SCRIPPS FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NOT REALIZED.

Interests of Discovery’s Directors and Executive Officers in the Merger

You should be aware that, aside from their interests as Discovery stockholders, certain of Discovery’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Discovery stockholders generally. The Discovery board was aware of these interests and considered them, among other matters, in approving the merger agreement and in making its recommendation that you approve the merger and vote in favor of the merger proposal. These interests are described below.

Mr. Malone, who is a director of Discovery, is a party to the Malone voting agreement. As of the Discovery record date, Mr. Malone beneficially owned approximately 93.6% of the outstanding shares of Discovery Series B common stock and held approximately 21.2% of the aggregate voting power of the shares of Discovery voting stock.

Discovery director Mr. Gould is a managing director at Allen & Company. For Allen & Company’s financial advisory services in connection with the merger, Scripps has agreed to pay Allen & Company an aggregate fee currently estimated to be approximately $44 million, no portion of which will be received by Mr. Gould.

Interests of Scripps’ Directors and Executive Officers in the Merger

When considering the recommendation of the Scripps board that Scripps shareholders vote in favor of the approval of the merger proposal, Scripps shareholders should be aware that directors and executive officers of Scripps have certain interests in the merger that may be different from or in addition to the interests of Scripps shareholders generally. The Scripps board was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger. The Scripps board considered these interests in recommending that the Scripps shareholders adopt the merger agreement. These interests are discussed below.

Mary M. Peirce and Wesley Scripps, who are directors of Scripps, are parties to the Scripps voting agreement. As of the Scripps record date, Mary M. Peirce and Wesley Scripps beneficially owned, when taking into account shared voting power for Scripps common shares resulting from the Scripps Family Agreement, approximately 96.5% and 91.8%, respectively, of the outstanding Scripps common shares.

Scripps’ current executive officers are: Kenneth W. Lowe, Chairman, President and Chief Executive Officer; Lori A. Hickok, Executive Vice President, Chief Financial and Development Officer; Burton F. Jablin, Chief Operating Officer; Cynthia L. Gibson, Executive Vice President, Chief Legal and Business Affairs Officer; and Mark S. Hale, Executive Vice President, Global Operations and Chief Technology Officer.

Treatment of Scripps Equity Awards in the Merger—In General

As of the date of this Joint Proxy Statement/Prospectus, certain of Scripps’ executive officers and directors hold Scripps options, Scripps restricted stock unit awards, Scripps performance-based restricted stock unit awards, and phantom stock units. Generally, upon a change in control, such as the merger, Scripps equity plans provide for full acceleration and vesting of outstanding awards and continuation of awards or conversion into awards over acquirer equity or, in the alternative, the compensation committee may cancel the awards in exchange for a cash payment based on the fair market value of the shares subject to the award. In accordance with the merger agreement and the applicable equity incentive plan, a holder of an equity or phantom equity award, other than a double trigger award or an option held by a former employee or non-employee director, will be entitled to receive the same mix of cash and equity-based consideration provided to shareholders generally under the merger agreement as described below.

Approximately seventy percent (70%) of each award held by an employee will be paid in cash, at the rate of the per share cash consideration prorated for the number of Scripps stock subject to that portion of the award (or the excess, if any, of such amount over the per share exercise price, in the case of a Scripps option). Approximately thirty percent (30%) of each such award will be payable in Discovery Series C common stock (or a fully vested option exercisable therefor, in the case of a Scripps option). To the extent Scripps restricted stock units and Scripps performance-based restricted stock units are settled in Discovery Series C common stock, holders thereof will receive 1.2096 shares of Discovery Series C common stock if the DISCK 15-day VWAP is below $22.32, 0.9408 shares of Discovery Series C Common stock if the DISCK 15-day VWAP is above $28.70, or a value between 1.2096 and 0.9408 (which results in an equivalent value of $27.00 per share) at the DISCK 15-day VWAP, if the DISCK 15-day VWAP is greater than or equal to $22.32 but less than or equal to $28.70, per Scripps share subject to approximately 30% of the outstanding awards. Double trigger awards will be converted into a Discovery restricted stock unit award relating to shares of Discovery Series C common stock. This consideration is described in greater detail below.

Options Held by Current Employees.

In respect of each option to purchase Scripps Class A shares that is outstanding immediately prior to the completion of the merger and that is held by any then-current Scripps employee, whether or not exercisable or vested, the holder thereof will be entitled to receive both a cash payment and a fully vested option to purchase Discovery Series C common stock. The cash payment will be paid in a lump sum, through the surviving corporation’s payroll, in an amount equal to (x) approximately 70% of the total number of shares subject to the option immediately prior to the completion of the merger, multiplied by (y) the excess, if any, of the per share cash consideration over the per share exercise price of such option, payable no later than ten business days after the completion of the merger, net of any taxes withheld pursuant to the Internal Revenue Code or any other applicable state, local or foreign tax law. The fully vested option will be subject to substantially the same terms and conditions as were applicable to the Scripps option immediately prior to the completion of the merger (other than vesting), and will be exercisable with respect to a number of shares of Discovery Series C common stock (rounded down to the nearest whole share) equal to (x) approximately 30% of the total number of shares subject to the Scripps option immediately prior to the completion of the merger, multiplied by (y) the option exchange ratio, which equals the quotient (rounded to four decimal places) obtained by dividing (i) the weighted average price of the Scripps Class A shares on NASDAQ on the trading day immediately prior to the completion of the merger by (ii) the DISCK 15-day VWAP. The as-converted Discovery option will have an exercise price per share of Discovery Series C common stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share subject to the Scripps option immediately prior to the completion of the merger, by (y) the option exchange ratio.

Options with an Exercise Price Greater than or Equal to the Dollar Value of the Per Share Cash Consideration. Options with an exercise price greater than or equal to the dollar value of the per share cash consideration will be cancelled immediately prior to the completion of the merger with no payment due and will have no further force and effect.

Options Held by Former Employees and Non-Employee Directors. Immediately prior to the completion of the merger, each outstanding option to purchase Scripps Class A shares held by a former employee or a current or former non-employee director of Scripps, whether or not exercisable or vested, will be cancelled in exchange for a right to receive a lump sum cash payment in an amount equal to (i) the number of Scripps shares subject to such option immediately prior to the completion of the merger, multiplied by (ii) the excess, if any, of the per share cash consideration over the per share exercise price of such option, payable no later than ten business days after the completion of the merger, net of any taxes withheld pursuant to the Internal Revenue Code of any other applicable state, local or foreign tax law.

Restricted Stock Units. Upon the completion of the merger, each outstanding Scripps restricted stock unit award subject solely to time-based vesting and eligible by its terms to accelerate and vest automatically in connection with the merger, whether or not vested, will be converted into the right to receive: (i) a lump sum cash payment in an amount equal to (x) approximately 70% of the number of Scripps shares subject to such award immediately prior to the completion of the merger multiplied by (y) the per share cash consideration, payable no later than ten days after the completion of the merger; and (ii) a number of shares of Discovery Series C common stock equal to the product of (x) approximately 30% of the number of Scripps shares subject to such restricted stock unit award immediately prior to the completion of the merger, multiplied by (y) 1.2096, if the DISCK 15-day VWAP is below $22.32, or 0.9408, if the DISCK 15-day VWAP is above $28.70, or a value between 1.2096 and 0.9408 (which results in an equivalent value of $27.00 per share at the DISCK 15-day VWAP), if the DISCK 15-day VWAP is greater than or equal to $22.32 but less than or equal to $28.70.

Upon the completion of the merger, each outstanding Scripps performance-based restricted stock unit award held by any then-current Scripps employee and eligible by its terms to accelerate and vest automatically in connection with the merger, whether or not vested, will be converted into the right to receive: (i) a lump sum cash payment in an amount equal to (x) approximately 70% of the number of Scripps shares subject to such restricted stock unit award immediately prior to the completion of the merger, calculated at target levels of achievement, multiplied by (y) the per share cash consideration, payable no later than ten business days after the completion of the merger, net of any taxes withheld pursuant to the Internal Revenue Code or any other applicable state, local or foreign tax law; and (ii) a number of shares of Discovery Series C common stock (rounded down to the nearest whole number) equal to the product of (x) approximately 30% of the number of Scripps shares subject to such performance-based restricted stock unit award immediately prior to the completion of the merger, calculated at target levels of achievement, multiplied by (y) 1.2096, if the DISCK 15-day VWAP is below $22.32, 0.9408, if the DISCK 15-day VWAP is above $28.70, or a value between 1.2096 and 0.9408 (which results in an equivalent value of $27.00 per share at the DISCK 15-day VWAP), if the DISCK 15-day VWAP is greater than or equal to $22.32 but less than or equal to $28.70.

Upon completion of the merger, each outstanding Scripps restricted stock unit and performance-based restricted stock unit held by any then-current Scripps employee that is not eligible by its terms to accelerate and vest automatically in connection with the merger absent an associated qualifying termination of employment (referred to as a double trigger award) will be assumed and converted automatically into a restricted stock unit award relating to shares of Discovery Series C common stock, on substantially the same terms and conditions as were applicable to the associated Scripps award prior to the completion of the merger. The number of shares of Discovery Series C common stock subject to the award (rounded down to the nearest whole number) will equal the product of (x) the total number of Scripps shares subject to such award immediately prior to the completion of the merger multiplied by (y) 1.2096, if the DISCK 15-day VWAP is below $22.32, 0.9408, if the DISCK 15-day VWAP is above $28.70, or a value between 1.2096 and 0.9408 (which results in an equivalent value of $27.00 per share at the DISCK 15-day VWAP), if the DISCK 15-day VWAP is greater than or equal to $22.32 but less than or equal to $28.70.

Phantom Stock Units Held by Non-Employee Directors. Upon completion of the merger, each Scripps phantom stock unit subject to the Scripps 2008 Deferred Compensation and Stock Plan for Directors that is outstanding immediately prior to the completion of the merger will be deemed converted into the right to receive an amount in cash equal to (x) the number of phantom units in each of Scripps director’s accounts immediately prior to the completion of the merger multiplied by (y) the per share cash consideration, payable within ten business days following the completion of the merger.

See also “The Merger Agreement—Treatment of Scripps Equity Awards in the Merger”.

Options Held by Executive Officers

As of June 30, 2017, Scripps’ five executive officers (identified above) held an aggregate of 1,132,963 options to acquire Scripps Class A shares at a weighted average exercise price of $62.03 per share, which were granted pursuant to the Scripps Networks Interactive, Inc. 2008 Stock Incentive Plan, as amended, which is referred to in this Joint Proxy Statement/Prospectus as the 2008 Plan, and the Scripps Networks Interactive, Inc. 2015 Long Term Incentive Plan, which is referred to in this Joint Proxy Statement/Prospectus as the 2015 Plan, including award agreements thereunder.

As described above in “—Treatment of Scripps Equity Awards in the Merger—In General,” upon the completion of the merger, Scripps’ executive officers will receive in respect of their Scripps options both a cash payment and options to acquire Discovery Series C common stock, in accordance with the methodology described above in “—Treatment of Scripps Equity Awards in the Merger—In General.” See “The Merger Agreement—Treatment of Scripps Equity Awards in the Merger”. A change in control, such as the merger, results in full vesting of the executive officers’ options under the applicable equity plans and award agreements.

For illustrative purposes, if the completion of the merger were to have occurred on June 30, 2017, the latest practicable date prior to the filing of this Joint Proxy Statement/Prospectus, the table below shows the value the executive officers would receive in respect of their options applying the same assumptions used in “—Quantification of Potential Payments to Scripps Named Executive Officers in Connection with the Merger”, which include an assumed price per share of Discovery Series C common stock of $21.39 (the price of a share of Discovery Series C common stock on NASDAQ as of August 25, 2017), an assumed price per Scripps Class A share of $87.708 (the average closing market price of a share of Scripps Class A stock on NASDAQ over the first five business days following the first public announcement of the merger agreement) and an assumed per share cash consideration of $88.87 (equal to $63 plus the value of 1.2096 shares of Discovery Series C common stock at the assumed price).

	Vested Scripps Options*		Unvested Scripps Options*		Aggregate Value of All Scripps Options
Executive Officer	(#)	Value	(#)	Value
Kenneth W. Lowe
Chairman, President and Chief Executive Officer	509,397	$15,488,504	134,033	$3,321,692	$18,810,196
Lori A. Hickok
Executive Vice President, Chief Financial and Development Officer	82,897	2,238,153	29,839	744,599	2,982,751
Burton F. Jablin
Chief Operating Officer	108,926	1,907,195	74,247	1,875,241	3,782,435
Cynthia L. Gibson
Executive Vice President, Chief Legal and Business Affairs Officer	62,701	1,388,712	26,583	659,989	2,048,701
Mark S. Hale
Executive Vice President, Global Operations and Chief Technology Officer	80,643	2,197,725	23,697	586,345	2,784,070

*	Will be converted into cash and Discovery options in the merger pursuant to the terms of the merger agreement.

Restricted Stock Units Held by Executive Officers

As of June 30, 2017, Scripps’ five executive officers held 130,072 restricted stock units in the aggregate.

Under the terms of the applicable equity plans and award agreements, the completion of the merger itself will result in full vesting or settlement of any of the executive officers’ restricted stock units to the extent they are not double trigger awards. As described above in “—Treatment of Scripps Equity Awards in the Merger—In General,” upon the completion of the merger, such restricted stock units will thus be cancelled in exchange for a cash payment and Discovery Series C common stock in accordance with the methodology described above in “—Treatment of Scripps Equity Awards in the Merger—In General.” See “The Merger Agreement—Treatment of Scripps Equity Awards in the Merger”.

If an executive officer holds an award of restricted stock units that is a double trigger award, such award will be converted into a Discovery time-vesting restricted stock unit award in connection with the merger, and if his or her employment is terminated either by Scripps without “cause” or by the applicable officer for “good reason” (each as defined in each executive officer’s respective employment agreement) following the merger, then such as-converted award, subject to double trigger vesting, will become fully vested. Of the executive officers, only Mr. Lowe holds a double trigger award.

For illustrative purposes, if the completion of the merger were to have occurred on June 30, 2017, the latest practicable date prior to the filing of this Joint Proxy Statement/Prospectus, the table below shows the value the executive officers would receive in respect of their restricted stock units, applying the same assumptions used in “—Quantification of Potential Payments to Scripps Named Executive Officers in Connection with the Merger”, which include an assumed price per share of Discovery Series C common stock of $21.39 (the price of a share of Discovery Series C common stock on NASDAQ as of August 25, 2017) and an assumed per share cash election consideration of $88.87 (equal to $63 plus the value of 1.2096 shares of Discovery Series C common stock at the assumed price).

	Restricted Stock Unit Awards
Executive Officer	Single Trigger (#)	Double Trigger (#)*	Vested Deferred Units	Total	Value
Kenneth W. Lowe
Chairman, President and Chief Executive Officer	19,496	20,628	21,520	61,644	$5,478,302
Lori A. Hickok
Executive Vice President, Chief Financial and Development Officer	13,041	—	—	13,041	$1,158,954
Burton F. Jablin
Chief Operating Officer	41,278	—	—	41,278	$3,668,376
Cynthia L. Gibson
Executive Vice President, Chief Legal and Business Affairs Officer	7,614	—	—	7,614	$676,656
Mark S. Hale
Executive Vice President, Global Operations and Chief Technology Officer	6,495	—	—	6,495	$577,211

*	Will be converted into Discovery restricted stock units in the merger.

Performance-Based Restricted Stock Units Held by Executive Officers

As of June 30, 2017, Scripps’ five executive officers held 444,183 performance-based restricted stock units in the aggregate (assuming performance at target levels of achievement with respect to awards with a performance period that is not yet complete).

Under the terms of the applicable equity plans and award agreements, the completion of the merger itself will result in full vesting (assuming performance at target levels of achievement with respect to awards with a performance period that is not complete at the time of the merger) or settlement of any of the executive officers’ performance-based restricted stock units to the extent they are not double trigger awards. As described above in “—Treatment of Scripps Equity Awards in the Merger—In General,” upon the completion of the merger, such performance-based restricted stock units will thus be cancelled in exchange for a cash payment and Discovery Series C common stock assuming performance at target levels of achievement and otherwise in accordance with the methodology described above in “—Treatment of Scripps Equity Awards in the Merger—In General.” See “The Merger Agreement—Treatment of Scripps Equity Awards in the Merger”.

If an executive officer holds an award of performance-based restricted stock units that is a double trigger award, such award will be converted into a Discovery time-vesting restricted stock unit award (assuming performance at target levels of achievement with respect to awards with a performance period that is not complete at the time of the merger) in connection with the merger, and if his or her employment is terminated either by Scripps without “cause” or by the applicable officer for “good reason” (each as defined in the executive officer’s respective employment agreement) following the merger, then such as-converted award, subject to double trigger vesting, will become fully vested. Of the executive officers, only Mr. Lowe holds a double trigger award.

For illustrative purposes, if the completion of the merger were to have occurred on June 30, 2017, the latest practicable date prior to the filing of this Joint Proxy Statement/Prospectus, the table below shows the value the executive officers would receive in respect of their performance-based restricted stock units, applying the same assumptions used in “—Quantification of Potential Payments to Scripps Named Executive Officers in Connection with the Merger”, which include an assumed price per share of Discovery Series C common stock of $21.39 (the price of a share of Discovery Series C common stock on NASDAQ as of August 25, 2017) and an assumed per share cash election consideration of $88.87 (equal to $63 plus the value of 1.2096 shares of Discovery Series C common stock at the assumed price).

	Performance Based Restricted Stock Unit Awards
Executive Officer	Single Trigger (#)	Double Trigger (#)*	Total	Value
Kenneth W. Lowe
Chairman, President and Chief Executive Officer	144,031	206,059	350,090	$31,112,498
Lori A. Hickok
Executive Vice President, Chief Financial and Development Officer	16,663	—	16,663	$1,480,841
Burton F. Jablin
Chief Operating Officer	49,530	—	49,530	$4,401,731
Cynthia L. Gibson
Executive Vice President, Chief Legal and Business Affairs Officer	15,105	—	15,105	$1,342,381
Mark S. Hale
Executive Vice President, Global Operations and Chief Technology Officer	12,795	—	12,795	$1,137,095

*	Will be converted into Discovery restricted stock units in the merger.

Following the completion of the merger, Discovery will determine whether to grant additional equity awards to Scripps employees. Pursuant to the merger agreement, before completion of the merger, Scripps may not make equity grants other than “make whole” grants to newly hired employees in the ordinary course of business consistent with past practice.

Potential Severance Payments and Benefits to Executive Officers

Scripps has entered into employment agreements with each of its executive officers, which, among other things, specify the severance payments and benefits to be provided upon termination of employment in certain circumstances. In July 2017, the terms of Mr. Jablin’s and Mr. Hale’s agreements were extended through December 31, 2018. In addition, Mr. Jablin’s agreement was amended to provide that he will receive an annual base salary of not less than $1.5 million, with a target annual incentive opportunity equal to 150% of his base salary. Also in July 2017, Ms. Hickok entered into a new employment agreement in connection with her appointment to the position of Executive Vice President, Chief Financial and Development Officer. The terms of Ms. Hickok’s new employment agreement are retroactive to July 1, 2017, and the agreement will remain in effect until December 31, 2020. Under the agreement, Ms. Hickok will receive an annual base salary of not less than $875,000, with a target annual incentive opportunity equal to 85% of her base salary.

Each of the executive officers is eligible to participate in the Scripps Networks Inc. Executive Change in Control Plan, which is referred to in this Joint Proxy Statement/Prospectus as the “CIC Plan”. The CIC Plan provides for certain enhanced severance benefits (as described below) if a change in control, such as the merger, were to occur and Scripps were to terminate the executive’s employment without “cause” or the executive were to terminate his or her employment with Scripps for “good reason” within a two-year period following the change in control. Under these circumstances, Mr. Lowe is also entitled to outplacement and legal benefits under his employment agreement. The merger will constitute a change in control under the CIC Plan.

Information regarding certain potential severance payments and benefits to Scripps’ “named executive officers” that are related to the merger is provided below under “—Quantification of Potential Payments to Scripps Named Executive Officers in Connection with the Merger.” Following a change in control, such as the merger, executives are eligible to receive the severance payments and benefits under the CIC Plan, rather than their respective employment agreements; further, the employment agreements provide for the same level of severance payments and benefits as those available under the CIC Plan if the executive is excluded from participating in the CIC Plan following a change in control. The merger will constitute a change in control under the CIC Plan.

The CIC Plan severance benefits are based on the executive’s “termination pay multiple”, which is 3x for Mr. Lowe, 2.5x for Mr. Jablin and 2x for Ms. Hickok, Ms. Gibson and Mr. Hale. Upon a qualifying termination under the CIC Plan, the executive officers would be entitled to receive the following severance payments and benefits from Scripps or its successor:

•	lump sum payment equal to the executive’s base salary and annual incentive (based on the higher of the target annual incentive for the year of termination or the highest annual incentive earned during the preceding 3 calendar years), multiplied by the applicable termination pay multiple;

•	pro rata bonus for service during the year of termination, based on deemed target level of achievement;

•	continued medical, dental, disability, life and accidental death insurance coverage for 36 months for Mr. Lowe, 30 months for Mr. Jablin, and 24 months for Ms. Hickok, Ms. Gibson and Mr. Hale;

•	lump sum payment equal to the actuarial value of the additional benefits under Scripps’ qualified and supplemental defined benefit plans and defined contribution plans the executive would have received if his/her age and years of service at the time of termination was increased by 3 years for Mr. Lowe, 2.5 years for Mr. Jablin and 2 years for Ms. Hickok, Ms. Gibson and Mr. Hale (supplemental defined contribution plan only); and

•	a tax gross-up for any excise taxes imposed on excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code.

In addition to the severance payments and benefits under the CIC Plan, Mr. Lowe’s employment agreement provides that he is entitled to receive reasonable outplacement services for a period of 18 months as well as reimbursement for reasonable legal expenses (up to $75,000) if he is required to enforce the agreement in the event of a qualifying termination following a change in control. Scripps’ other executive officers will also be entitled to receive outplacement and financial planning services.

As a condition to receiving these severance payments and benefits, the executive must agree not to compete against Scripps or its successors or solicit their employees, customers, vendors or advertisers for a period of one year after termination, and must also agree not to disclose confidential information of Scripps or disparage Scripps or its officers or directors.

“Good reason” under the CIC plan generally means any of the following occurrences without the executive’s consent:

•	a material diminution in annual salary or target annual incentive opportunity as were in effect immediately prior to the change in control;

•	a material diminution in authority, duties, or responsibilities, as compared to those immediately prior to the change in control;

•	a material diminution in the authority, duties or responsibilities of the executive’s superior, including a requirement that the executive report to a corporate officer or employee instead of directly to the board of directors;

•	a material diminution in the budget over which the executive retains authority as compared to that over which he or she had authority immediately prior to the change in control;

•	a material change in geographic location at which an executive is principally employed as compared to the geographic location immediately prior to the change in control; or

•	a material breach by Scripps or any successor of the CIC Plan or of any material term, provision or condition of employment of the executive, unless the executive is terminated for cause as provided in the CIC Plan.

Depending on their respective titles, roles and responsibilities, as applicable, immediately after the completion of the merger, the executive officers may have the right to assert good reason, resign and collect severance benefits as described above, following such time.

Post-Closing Obligations of Discovery under the Merger Agreement

Discovery is obligated under the merger agreement to honor certain Scripps compensation plans and agreements and to provide specified levels of compensation and benefits to Scripps employees, including the executive officers, until December 31, 2018. Among other matters, Discovery has agreed to provide Scripps employees with base pay and aggregate target annual cash bonus opportunities that in each case are no less favorable than those provided to each such employee immediately prior to the completion of the merger for the period beginning upon the completion of the merger and ending on December 31, 2018 (provided that the employees remain employed during that period). Discovery has agreed to continue to provide severance benefits that are no less favorable than the severance benefits provided under four Scripps severance plans (three plans that apply to executives in the United States, and one that applies to employees generally in the United States) during the two years following the merger. Discovery has further agreed to honor all obligations under Scripps employment agreements, severance plans and retention arrangements as in effect at the signing of the merger agreement, or, to the extent modified in compliance with the merger agreement, as in effect at the completion of the merger. See “The Merger Agreement—Post-Closing Employee Matters”.

Stock Options, Restricted Stock Units and Phantom Units Held by Non-Employee Directors

As of June 30, 2017, Scripps’ non-employee directors held an aggregate of 277,095 Scripps options and 21,439 Scripps restricted stock units, which were granted pursuant to the 2008 Plan and the 2015 Plan, and 71,019 Scripps phantom stock units, which were granted pursuant to the 2008 Deferred Compensation and Stock Plan for Directors, including in all cases the amendments thereto and award agreements thereunder.

Under the applicable equity plans and award agreements, upon a change in control, such as the merger, options will immediately vest and be cancelled in exchange for the right to receive a lump sum cash payment; restricted stock units (other than double-trigger awards) will immediately vest (at target levels if performance-based) and be payable partially in cash and partially in Discovery Series C common stock and phantom stock unit awards held by directors generally will convert into the right to receive a lump sum cash payment, each in accordance with the methodology described above in “—Treatment of Scripps Equity Awards in the Merger—In General.” The completion of the merger will constitute a change in control under the equity plans and award agreements applicable to Scripps’s non-employee director equity and phantom equity awards.

For illustrative purposes, if the completion of the merger were to have occurred on June 30, 2017, the latest practicable date prior to the filing of this Joint Proxy Statement/Prospectus, the aggregate value of all options, restricted stock units and phantom stock units for all non-employee directors would be approximately $16,487,716 in the aggregate (calculated as required under the merger agreement and applying the same assumptions used in “—Quantification of Potential Payments to Scripps Named Executive Officers in Connection with the Merger”, which include an assumed price per share of Discovery Series C common stock of $21.39 (the price of a share of Discovery Series C common stock on NASDAQ as of August 25, 2017), an assumed price per Scripps Class A share of $87.708 (the average closing market price of a share of Scripps Class A stock on NASDAQ over the first five business days following the first public announcement of the merger agreement) and an assumed per share cash consideration of $88.87 (equal to $63 plus the value of 1.2096 shares of Discovery Series C common stock at the assumed price)).

Non-Employee Director Account Balances under the Scripps 2008 Deferred Compensation and Stock Plan for Directors

Pursuant to the terms of the Scripps 2008 Deferred Compensation and Stock Plan for Directors, all non-employee directors who participate will have their account balances paid out in a lump sum cash payment within thirty days following the completion of the merger.

Beneficial Ownership of Officers and Directors

Scripps’ executive officers and directors hold Scripps shares, which will be treated like all other Scripps shares in the merger. See “Certain Beneficial Owners of Scripps Shares —Security Ownership by the Scripps Board of Directors and Executive Officers”.

Indemnification; Directors and Officers Insurance

Under the merger agreement, certain former directors and officers of Scripps will have rights to indemnification and expense advancement from the surviving corporation in the merger and Discovery has agreed to cause the surviving corporation to maintain directors’ and officers’ insurance policies and fiduciary liability insurance policies or purchase tail coverage, in each case for a six-year period. See “The Merger Agreement—Indemnification and Insurance”.

Quantification of Potential Payments to Scripps Named Executive Officers in Connection with the Merger

The information below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each Scripps “named executive officer” that is based on or otherwise relates to the merger. Under applicable SEC rules, Scripps’ named executive officers for this purpose are required to consist of Scripps’ named executive officers for whom disclosure was required in Scripps’ most recent proxy statement filed with the SEC, who are:

•	Kenneth W. Lowe, Chairman, President and Chief Executive Officer;

•	Lori A. Hickok, Executive Vice President, Chief Financial and Development Officer;

•	Burton F. Jablin, Chief Operating Officer;

•	Cynthia L. Gibson, Executive Vice President, Chief Legal and Business Affairs Officer; and

•	Mark S. Hale, Executive Vice President, Global Operations and Chief Technology Officer

To the extent that any of Scripps’ named executive officers’ compensation arrangements are described in “Transaction Summary—Interests of Scripps’ Directors and Executive Officers in the Merger”, they are incorporated herein by reference. The amounts set forth in the table below, which represent an estimate of each named executive officer’s “golden parachute” compensation, as of June 30, 2017, assume the following:

•	Completion of the merger constitutes a change in control for purpose of each applicable compensation plan or agreement;

•	The change in control was completed on June 30, 2017, the latest practicable date prior to the filing of this Joint Proxy Statement/Prospectus;

•	Each named executive officer’s employment was terminated without “cause” or with “good reason” immediately following the change in control; and

•	The value of the vesting acceleration of the named executive officers’ equity awards is calculated assuming a price per share of Scripps Class A shares of $87.708, which is the average closing market price of a share of Scripps Class A shares on NASDAQ over the first five business days following the first public announcement of the merger agreement, in accordance with SEC rules.

The amounts reported below are estimated based on multiple assumptions that may or may not actually occur, including the assumptions described above, and elsewhere in this Joint Proxy Statement/Prospectus. As a result, the golden parachute compensation, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

SCRIPPS NETWORKS INTERACTIVE, INC.

“Golden Parachute” Compensation Disclosure

Name	Cash Severance (1)	Equity (2)	Pension Enhancements (3)	Perquisites/ Benefits (4)	Tax Gross-up (5)	Total (6)
Kenneth W. Lowe Chairman, President and Chief Executive Officer	$19,983,562	$37,390,835	$9,095,460	$174,605	$24,915,917	$91,560,379
Lori A. Hickok Executive Vice President, Chief Financial and Development Officer	$3,606,318	$3,315,204	$2,035,676	$69,195	$2,889,865	$11,916,259
Burton F. Jablin Chief Operating Officer	$10,490,753	$9,753,554	$5,520,650	$56,722	$9,091,497	$34,913,176
Cynthia L. Gibson Executive Vice President, Chief Legal and Business Affairs Officer	$3,297,205	$2,621,737	$177,600	$69,068	$1,850,738	$8,016,348
Mark S. Hale Executive Vice President, Global Operations and Chief Technology Officer	$2,678,979	$2,250,696	$810,043	$58,318	N/A	$5,798,037

1)	The amounts in this column reflect lump sum cash severance payments under the CIC Plan equal to a multiple of each executive’s base salary and target annual incentive: 3 times for Mr. Lowe, 2.5 times for Mr. Jablin and 2 times for Ms. Hickok, Ms. Gibson and Mr. Hale. Base salaries as of the assumed effective time of the transaction (June 30, 2017) are as follows: Mr. Lowe ($2,000,000), Ms. Hickok ($875,000), Mr. Jablin ($1,500,000), Ms. Gibson ($800,000) and Mr. Hale ($650,000). The most recent target annual bonuses as of the effective time of the transaction are as follows: Mr. Lowe ($4,000,000), Ms. Hickok ($743,750), Mr. Jablin ($2,250,000), Ms. Gibson ($680,000) and Mr. Hale ($552,500). These severance amounts are “double trigger” payments, payable if within 24 months of a change in control, the executive resigns for “good reason” (see discussion below) or is terminated by SNI without cause. These amounts reflect the full amount of cash severance payable to these officers assuming termination of employment occurs immediately following the change in control. The amounts in this column also include pro rata target annual incentives that would be paid to each executive assuming termination of employment occurs immediately following the change in control, which are double trigger payments in the following amounts: Mr. Lowe $1,983,562, Ms. Hickok $368,818, Mr. Jablin $1,115,753, Ms. Gibson $337,205 and Mr. Hale $273,979.
2)

The amounts in this column reflect the value (spread value in the case of options) in respect of restricted stock units and unvested options that would vest, in each case, in accordance with the applicable equity plan and award agreement and without regard to applicable tax withholding. For performance restricted stock units with a performance period that is not yet complete, the amounts reflect vesting at target performance levels. The amounts for each named executive officer represent the following amounts: Mr. Lowe: $3,519,196 for 40,124 restricted stock units, $3,165,946 for 134,033 unvested options and $30,705,694 for 350,090 performance based restricted share units; Ms. Hickok: $1,143,800 for

13,041 restricted stock units, $709,926 for 29,839 unvested options and $1,461,478 for 16,663 performance based restricted share units; Mr. Jablin: $3,620,411 for 41,278 restricted stock units, $1,788,966 for 74,247 unvested options and $4,344,177 for 49,530 performance based restricted share units; Ms. Gibson: $667,809 for 7,614 restricted stock units, $629,099 for 26,583 unvested options and $1,324,829 for 15,105 performance based restricted share units; Mr. Hale: $569,663 for 6,495 restricted stock units, $558,809 for 23,697 unvested options and $1,122,224 for 12,795 performance based restricted share units. These amounts are “single trigger” benefits, with the exception of 226,687 restricted stock units (valued at $19,882,263) that are double trigger awards held by Mr. Lowe.
3)	The amounts in this column represent (a) the actuarial present value of continued pension benefits, calculated using the Pension Plan and SERP provisions for lump sum payments on June 30, 2017, and (b) additional amounts provided under the defined contribution plans based on accelerated vesting and as if each executive continued participation in the plans for the following time periods after the assumed date of termination: a 36-month period for Mr. Lowe, a 24-month period for Ms. Hickok, a 30-month period for Mr. Jablin, a 24-month period for Ms. Gibson and 24-month period for Mr. Hale. These benefits are double trigger benefits.
4)	The amounts in this column include (i) for all executives, continuation of health and welfare benefits for a 24-month period (except for Mr. Lowe, which provides for a 36-month continuation period and Mr. Jablin, which provides for a 30-month continuation period), (ii) for Mr. Lowe, reimbursement of reasonable legal expenses (up to $75,000), and (iii) for all executives, outplacement and financial planning services. The table below identifies and quantifies the individual perquisites and benefits for each of Messrs. Lowe, Jablin and Hale and Mses. Gibson and Hickok, which are double trigger benefits.

Name	Healthcare Continuation	Legal Expenses	Outplacement/ Financial Planning Services	Total
Kenneth W. Lowe	$34,605	$75,000	$65,000	$174,605
Lori A. Hickok	$34,195	$—	$35,000	$69,195
Burton F. Jablin	$16,722	$—	$40,000	$56,722
Cynthia L. Gibson	$34,068	$—	$35,000	$69,068
Mark S. Hale	$23,318	$—	$35,000	$58,318

5)	The amounts in this column reflect the tax gross-up for the excise tax on excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. The gross-up payments have been calculated assuming a double trigger change in control and termination of employment.

6)	The following table quantifies for each named executive officer, the portion of the total estimated amount of golden parachute compensation that consists of single trigger payments and the portion that consists of double trigger payments.

Name	Cash Severance	Equity	Pension Enhancements	Perquisites/ Benefits	Tax Gross-up	Total
Kenneth W. Lowe
Due to Change in Control (Single Trigger)	—	$17,508,572	—	—	—	$17,507,572
Due to Change in Control and Termination (Double Trigger)	$19,983,562	$19,882,263	$9,095,460	$174,605	$24,915,917	$74,051,807
Lori A. Hickok
Due to Change in Control (Single Trigger)	—	$3,315,204	—	—	—	$3,315,204
Due to Change in Control and Termination (Double Trigger)	$3,606,318	—	$2,035,676	$69,195	$2,889,865	$8,601,055
Burton F. Jablin
Due to Change in Control (Single Trigger)	—	$9,753,554	—	—	—	$9,753,554
Due to Change in Control and Termination (Double Trigger)	$10,490,753	—	$5,520,650	$56,722	$9,091,497	$25,159,622
Cynthia L. Gibson
Due to Change in Control (Single Trigger)	—	$2,621,737	—	—	—	$2,621,737
Due to Change in Control and Termination (Double Trigger)	$3,297,205	—	$177,600	$69,068	$1,850,738	$5,394,611
Mark S. Hale
Due to Change in Control (Single Trigger)	—	$2,250,696	—	—	—	$2,250,696
Due to Change in Control and Termination (Double Trigger)	$2,678,979	—	$810,043	$58,318	N/A	$3,547,340

For additional information regarding compensation arrangements with directors and other executive officers, see “Transaction Summary—Interests of Scripps’ Directors and Executive Officers in the Merger”, which is incorporated herein by reference.

Voting by Discovery’s Directors and Executive Officers

As of the Discovery record date, the directors and executive officers of Discovery beneficially owned, in the aggregate, 1,968,014 shares (or 1.8%) of Discovery Series A common stock, which represents approximately 0.9% of the aggregate voting power of the shares of Discovery voting stock, 6,192,141 shares (or 95.1%) of Discovery Series B common stock, which represents approximately 21.4% of the aggregate voting power of the shares of Discovery voting stock, and no shares of Discovery Series A-1 preferred stock. We currently expect that Discovery’s directors and executive officers will vote their shares of Discovery voting stock in favor of the stock issuance proposal, although only Mr. Malone has entered into an agreement obligating him to do so.

Voting by Scripps’ Directors and Executive Officers

As of the Scripps record date, the directors and executive officers of Scripps beneficially owned, in the aggregate, 32,670,422 (or 96.5%) Scripps common shares (taking into account shared voting power for Scripps common shares resulting from the Scripps Family Agreement), which represents approximately 25.2% of the aggregate voting power of the Scripps shares entitled to vote on the merger proposal, voting together as a single class, at the Scripps special meeting, and 1,912,933 (or 2.0%) Scripps Class A shares, which represents less than 1% of the aggregate voting power of the Scripps shares entitled to vote on the merger proposal, voting together as a single class, at the Scripps special meeting. The directors and executive officers of Scripps have informed Scripps that they currently intend to vote all of their Scripps common shares for all of the proposals to be voted on at the Scripps special meeting, although only Mary M. Peirce, as trustee of the MMP Trust, and Wesley Scripps have entered into the Scripps voting agreement obligating them to vote for the merger proposal.

Scripps Shareholder Advisory (Non-Binding) Vote on the “Golden Parachute” Compensation Proposal

Scripps is required, pursuant to Section 14A of the Exchange Act, to include in this Joint Proxy Statement/Prospectus an advisory (non-binding) vote on certain compensation to which each of its “named executive officers” may become entitled under the circumstances described below, as determined in accordance with Item 402(t) of Regulation  S-K, in connection with the merger pursuant to arrangements entered into with Scripps.

Accounting Treatment of the Transaction

The merger will be accounted for using the acquisition method of accounting in accordance with ASC 805—Business Combinations, which we refer to as “ASC 805”. Discovery’s management has evaluated the guidance contained in ASC 805 with respect to the identification of the acquirer in the merger and concluded, based on a consideration of the pertinent facts and circumstances, that Discovery will be the acquirer for financial accounting purposes. Accordingly, Discovery’s cost to acquire Scripps will be allocated to Scripps’ acquired assets, liabilities and non-controlling interests based upon their estimated fair values. The allocation of the purchase price is preliminary and is dependent upon estimates of certain valuations that are subject to change. In addition, the final purchase price of Discovery’s acquisition of Scripps will not be known until the date of the completion of the merger and could vary materially from the preliminary purchase price. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented.

NASDAQ Listing of Discovery Series C Common Stock

Discovery will use reasonable best efforts to cause the Discovery Series C common stock issuable in the transactions to be authorized for listing on the NASDAQ, subject to official notice of issuance, prior to the completion of the merger. Discovery will also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement.

Delisting and Deregistration of Scripps Class A Shares

Discovery will, with the reasonable cooperation of Scripps, take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable laws and rules and policies of the NASDAQ to enable the de-listing from the NASDAQ and the deregistration under the Exchange Act of the Scripps Class A shares as promptly as practicable after the completion of the merger.

Regulatory Approvals

United States Antitrust

Under the HSR Act, Discovery and Scripps are required to file notifications with FTC and the Antitrust Division and to observe a mandatory premerger waiting period before completing the merger. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notifications or the early termination of that waiting period. If the Antitrust Division or the FTC issues a Request for Additional Information and Documentary Material (a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier. Notwithstanding any expiration of the waiting period after substantial compliance with a Second Request, the parties could agree with the Antitrust Division or the FTC to not close the transaction prior to a certain date or event. On August 11, 2017, Discovery and Scripps filed notifications with the FTC and the Antitrust Division. On September 7, 2017, Discovery voluntarily withdrew its premerger notification, effective September 11, 2017. Discovery refiled its notification on September 13, 2017. On October 13, 2017, each of Discovery and Scripps received a Second Request from the Antitrust Division in connection with the merger. The issuance of the Second Request has the effect of extending the waiting period under the HSR Act until 30 days after the parties substantially comply with the Second Request, unless the waiting period is extended voluntarily by the parties or terminated earlier by the Antitrust Division. Although Discovery and Scripps believe that the transaction does not raise substantial regulatory concerns and that all remaining regulatory approvals will be obtained on a timely basis, Discovery and Scripps cannot be certain when, if or under what conditions these approvals will be obtained.

Other Regulatory Approvals

The merger agreement provides that the merger is also subject to approvals by the EC pursuant to the EC Merger Regulation, as well as by the JCRA pursuant to the relevant competition law in Jersey. The merger cannot be completed until after the applicable waiting periods have expired or the relevant approvals have been obtained under the antitrust and competition laws of the jurisdictions listed above. Further, as Discovery and Scripps both operate in the media and broadcasting sector, completion of the merger is also conditioned upon the receipt of all necessary consents from the Irish Competition and Consumer Protection Commission and the Austrian Federal Competition Authority. Discovery and Scripps are in the process of preparing and submitting the required filings and notifications to satisfy the filing requirements and to obtain the necessary regulatory clearances.

Discovery and Scripps have agreed to use their reasonable best efforts to take, or cause to be taken, and to do or cause to be done, all things necessary, proper or advisable under applicable antitrust laws and regulations, including the HSR Act and other applicable state or foreign antitrust or competition laws, to complete and effect the merger as soon as possible following the date of the merger agreement.

Notwithstanding the foregoing, Discovery shall not be required to accept or agree to any regulatory action that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on Discovery, Scripps, and their respective subsidiaries, taken as a whole, after giving effect to the merger.

Regulatory Approvals and Efforts to Close the Merger

Each of Discovery and Scripps has agreed to use reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including:

•	making their respective filings required under the HSR Act within 10 business days of the date of the merger agreement and respective filings required under the EC Merger Regulation, the Competition (Jersey) Law 2005, the media rules contained in the Austrian Cartel Act 2005 and the media rules contained in the Irish Competition Acts 2002 to 2014 as promptly as practicable;

•	obtaining as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity;

•	defending any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the merger;

•	obtaining any consent, approval of, waiver or any exemption by any non-governmental third party to the extent necessary, proper or advisable;

•	supplying as promptly as practicable to the appropriate governmental entities any additional information and documentary material that may be requested by such governmental entities pursuant to the HSR Act, EC Merger Regulation and/or the applicable competition or media laws or rules of the jurisdictions and regulators listed above; and

•	using reasonable best efforts to resolve any objections by any governmental entity in connection with the antitrust or competition laws and avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding that would have the effect of preventing the consummation of the merger, except that Discovery is not required to accept or agree to any regulatory action that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on Discovery, Scripps and their respective subsidiaries, taken as a whole, after giving effect to the merger.

Financing of the Transaction

Discovery currently intends to finance the merger and certain related transactions and pay fees and expenses in connection therewith with (1) approximately $8.8 billion of new debt in the form of approximately $6.8 billion of newly issued DCL senior notes referred to below and the $2.0 billion of term loans under the term loan facility referred to below and (2) available balance sheet cash. To the extent necessary, Discovery may also fund all or a portion of the cash portion of the merger consideration from borrowings under other permanent or alternative financing facilities.

Commitment Letter

In connection with entering into the merger agreement, Discovery and its wholly-owned subsidiary, DCL, entered into the commitment letter, dated as of July 30, 2017, with Goldman Sachs Lending Entities, pursuant to which Goldman Sachs Lending Entities committed to provide up to $9.6 billion under a 364-day senior unsecured bridge facility to finance the merger and certain related transactions and pay fees and expenses in connection therewith. The bridge facility was subject to further reduction upon incurrence of specified debt by DCL and certain other specified events, in each case as further specified in the commitment letter. The obligation of Goldman Sachs Lending Entities to provide the bridge facility was subject to a number of customary conditions, including execution and delivery of certain definitive documentation. DCL will pay customary fees and expenses in connection with the bridge facility.

The commitments under the commitment letter were terminated in accordance with the commitment letter, following execution by Discovery of a $2.0 billion term loan facility, an amendment to Discovery’s existing revolving credit facility and upon Discovery receiving net cash proceeds from the issuance of the USD Notes and the Sterling Notes.

Term Loan Credit Agreement

On August 11, 2017, Discovery and DCL entered into the term loan facility with Goldman Sachs Bank USA, as administrative agent and the other lenders party thereto. The term loan facility provides for total term loan commitments of $1.0 billion in a 3-year tranche and $1.0 billion in a 5-year tranche, for an aggregate principal amount of $2.0 billion. The proceeds of the term loan facility will be used to finance the merger and certain related transactions and pay fees and expenses in connection therewith. As of the date of this Joint Proxy Statement/Prospectus, there were no borrowings outstanding under the term loan facility.

The obligations of DCL under the term loan facility are unsecured and are guaranteed by Discovery and, following the closing of the transaction, will be guaranteed by Scripps. The term loan facility will be funded by the lenders upon the satisfaction of certain conditions, including the consummation of the transaction.

The loans under the term loan facility will have an interest rate equal to, for the 3-year tranche, either a LIBOR rate, plus a margin of 87.5 to 175 basis points, or a base rate, plus a margin of 0 to 75 basis points and, for the 5-year tranche, either a LIBOR rate, plus a margin of 100 to 187.5 basis points, or a base rate, plus a margin of 0 to 87.5 basis points. The applicable margin will be determined based on the credit ratings of DCL’s non-credit-enhanced, senior unsecured long-term debt.

With respect to loans in the 3-year tranche, the term loan facility requires quarterly principal amortization payments equal to 1.25% of the initial principal amount of the term loans in such tranche on the closing date of the transaction, with the balance of the term loans payable in full on the date that is three years after the closing date. With respect to loans in the 5-year tranche, the term loan facility requires quarterly principal amortization payments equal to 1.25% of the initial principal amount of the term loans in such tranche on the closing date, until the date that is three years after the closing date, at which time the required quarterly principal amortization payments increase to 2.50% of the initial principal amount of the term loans in such tranche on the closing date, with the balance of the term loans payable in full on the date that is five years after the closing date. The term loan facility also provides for voluntary prepayment of loans without premium or penalty, subject to certain conditions and exceptions.

The term loan facility contains customary representations and warranties as well as affirmative and negative covenants and events of default. The term loan facility also requires DCL to maintain a consolidated interest coverage ratio (as defined in the term loan facility) of no less than 3.00 to 1.00 and a consolidated leverage ratio (as defined in the term loan facility) of no more than 5.50 to 1.00, with reductions to 5.00 to 1.00 after the first full fiscal quarter after the first anniversary of the closing date and to 4.50 to 1.00 after the first full quarter after the second anniversary of the closing date.

Senior Notes

On September 21, 2017, DCL completed public offerings of (i) $400 million aggregate principal amount of Floating Rate Senior Notes due 2019, $500 million aggregate principal amount of 2.200% Senior Notes due 2019, $1,200 million aggregate principal amount of 2.950% Senior Notes due 2023, $1,700 million aggregate principal amount of 3.950% Senior Notes due 2028, $1,250 million aggregate principal amount of 5.000% Senior Notes due 2037 and $1,250 million aggregate principal amount of 5.200% Senior Notes due 2047 and (ii) £400 million aggregate principal amount of British pound-sterling-denominated 2.500% Senior Notes due 2024. Each series of USD Notes and Sterling Notes was issued by DCL and guaranteed by Discovery.

OTHER AGREEMENTS RELATED TO THE MERGER

Exchange Agreement

On July 30, 2017, Discovery entered into a Preferred Share Exchange Agreement with Advance/Newhouse, which we refer to as the “exchange agreement”, pursuant to which Discovery agreed to issue a number of shares of newly designated Discovery Series A-1 preferred stock and a number of shares of newly designated Discovery Series C-1 preferred stock to Advance/Newhouse in exchange for all of Advance/Newhouse’s shares of Discovery Series A preferred stock and all of Advance/Newhouse’s shares of Discovery Series C preferred stock (we refer to such exchange transaction as the “exchange”). The terms of the exchange agreement provide that, immediately following the exchange, the newly issued Discovery Series A-1 preferred stock and Discovery Series C-1 preferred stock are convertible into the aggregate number of shares of Discovery Series A common stock and Discovery Series C common stock into which the Discovery Series A preferred stock and Discovery Series C preferred stock were convertible, such that Advance/Newhouse’s aggregate voting power and economic rights in Discovery immediately before the exchange are equal to their aggregate voting power and economic rights immediately after the exchange. The terms of the exchange agreement also provide that certain of the shares of Discovery Series C-1 preferred stock received by Advance/Newhouse in the exchange (including the Discovery Series C common stock into which such shares are convertible) are subject to transfer restrictions on the terms set forth in the exchange agreement. While subject to transfer restrictions, such shares may be pledged in certain bona fide financing transactions, but may not be pledged in connection with hedging or similar transactions. Discovery also has a right of first offer, subject to certain terms and conditions, for a period of 7.5 years after the completion of the exchange to purchase shares of Series A-1 preferred stock held by Advance/Newhouse and/or certain of its affiliates in the event such persons desire to sell 80% or more of their shares to a third party in a permitted transfer (as defined in the Discovery charter).

On August 7, 2017, upon the terms set forth in the exchange agreement, Discovery and Advance/Newhouse completed the exchange and Discovery issued 7,852,582 and four-ninths (4/9ths) shares of Discovery Series A-1 preferred stock and 6,218,592.5 shares of Discovery Series C-1 preferred stock to Advance/Newhouse in exchange for 70,673,242 shares of Discovery Series A preferred stock and 24,874,370 shares of Discovery Series C preferred stock held by Advance/Newhouse.

The terms of the exchange agreement were negotiated, considered and approved by an independent committee of disinterested directors of Discovery, which committee was advised by independent financial advisors and legal counsel.

Voting Agreements

John C. Malone

In connection with entering into the merger agreement, Discovery and Scripps entered into the Malone voting agreement with Mr. Malone, who holds approximately 93.6% of the issued and outstanding shares of Discovery Series B common stock and approximately 21.2% of the aggregate voting power of the shares of Discovery voting stock as of the Discovery record date. The Malone voting agreement, among other things, requires that Mr. Malone vote his shares of Discovery Series B common stock to approve the stock issuance proposal. The Malone voting agreement is attached to this Joint Proxy Statement/Prospectus as Annex B and is incorporated by reference into this Joint Proxy Statement/Prospectus.

Advance/Newhouse

In connection with entering into the merger agreement, Advance/Newhouse, which holds all of the issued and outstanding shares of Discovery Series A-1 preferred stock and approximately 24.4% of the aggregate voting power of the shares of Discovery voting stock as of the Discovery record date, entered into the Advance/Newhouse voting agreement. The Advance/Newhouse voting agreement requires that Advance/Newhouse vote its shares of Discovery Series A-1 preferred stock to approve the stock issuance proposal. The Advance/Newhouse voting agreement is attached to this Joint Proxy Statement/Prospectus as Annex C and is incorporated by reference into this Joint Proxy Statement/Prospectus.

Scripps Family Members

Concurrently with the execution of the merger agreement, Discovery entered into a voting agreement with certain members of the Scripps family that hold Scripps common shares. Such Scripps family members are also party to the Scripps Family Agreement (as defined below).

The Scripps shareholders who are parties to the voting agreement have agreed to vote all of their Scripps common shares at any meeting of Scripps shares (i) in favor of the merger proposal and the approval of the transactions contemplated by the merger agreement, including the merger, (ii) against any Scripps acquisition proposal or Scripps superior proposal, and (iii) against any amendment of the Scripps’ articles of incorporation, Scripps’ code of regulations or other action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Scripps under the merger agreement, (B) result in any of the conditions to the completion of the merger not being fulfilled or (C) impede, frustrate, interfere with, delay, postpone or adversely affect the merger and the other transactions contemplated by the merger agreement; provided that Discovery has advised the Scripps shareholder of such asserted effect set forth in clause (A), (B) or (C) in writing at least ten business days prior to the applicable vote.

Approval of the merger proposal requires (i) the affirmative vote of holders of a majority of the outstanding Scripps Class A shares entitled to vote, (ii) the affirmative vote of holders of a majority of the outstanding Scripps common shares entitled to vote and (iii) the affirmative vote of holders of a majority of the outstanding Scripps Class A shares and Scripps common shares entitled to vote, voting together as a single class.

The shares subject to the Scripps voting agreement represent approximately 83.1% of the issued and outstanding Scripps common shares and approximately 21.6% of the aggregate voting power of the Scripps shares entitled to vote on the merger proposal, voting together as a single class, at the Scripps special meeting. The Scripps voting agreement may be terminated under certain circumstances, including in the event that the Scripps board makes a change of recommendation with respect to the approval of the merger proposal. A change of recommendation by the Discovery board does not terminate the Scripps voting agreement. The Scripps voting agreement is attached to this Joint Proxy Statement/Prospectus as Annex D and is incorporated by reference into this Joint Proxy Statement/Prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences (i) to U.S. holders and non-U.S. holders (in each case, as defined below) of the receipt of the merger consideration in exchange for Scripps shares pursuant to the merger and (ii) to non-U.S. holders of the ownership and disposition of any shares of Discovery Series C common stock received in the merger in exchange for Scripps shares. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, the U.S. Treasury regulations promulgated thereunder, and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this Joint Proxy Statement/Prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any state, local or non-U.S. tax consequences, the Medicare tax on net investment income (under Section 1411 of the Code) or any U.S. federal tax consequences other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service, which we refer to as the “IRS”, or the courts and, therefore, could be subject to challenge, which could be sustained.

This discussion applies only to holders (as defined below) that hold Scripps shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and to non-U.S. holders that will hold any shares of Discovery Series C common stock received in the merger in exchange for Scripps shares as capital assets. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, but not limited to, dealers or brokers in securities, commodities or non-U.S. currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships, S corporations or other pass-through entities or investors in partnerships, S corporations or such other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, non-U.S. governments and their controlled entities, U.S. holders whose functional currency is not the U.S. dollar, holders who hold Scripps shares as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, or holders who acquired Scripps shares pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Scripps shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Any such entity should consult its own tax advisor regarding the tax consequences of (i) the receipt of the merger consideration in exchange for Scripps shares pursuant to the merger and (ii) the ownership and disposition of any shares of Discovery Series C common stock received in the merger in exchange for Scripps shares.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Scripps shares that is:

•	an individual who is a citizen or resident of the United States, as defined in the Code;

•	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it was in existence on August 20, 1996 and it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

For purposes of this discussion, the term “non-U.S. holder” means (i) a beneficial owner of Scripps shares that is not a U.S. holder and is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes and (ii) after completion of the merger, a beneficial owner described in clause (i) that beneficially owns shares of Discovery Series C common stock received in the merger in exchange for his or her Scripps shares, and the term “holder” means a U.S. holder and/or a non-U.S. holder, as applicable.

Holders of Scripps shares should consult their tax advisors as to the specific tax consequences to them of (i) the receipt of the merger consideration in exchange for Scripps shares pursuant to the merger and (ii) the ownership and disposition of any shares of Discovery Series C common stock received in the merger in exchange for Scripps shares, in each case including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. and other tax laws, in light of their particular circumstances.

Receipt of the Merger Consideration in Exchange for Scripps Shares pursuant to the Merger

U.S. Holders

The receipt of the merger consideration by U.S. holders in exchange for Scripps shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives the merger consideration in exchange for Scripps shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of any cash received (including any cash received in lieu of fractional shares of Discovery Series C common stock) and the fair market value (as of the completion of the merger) of any shares of Discovery Series C common stock received in such exchange and (ii) the U.S. holder’s adjusted tax basis in such Scripps shares. Gain or loss must be determined separately for each block of Scripps shares (i.e., shares acquired for the same cost in a single transaction) disposed of pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s aggregate tax basis in any shares of Discovery Series C common stock received in the merger will equal the fair market value of such shares as of the completion of the merger. The holding period of any shares of Discovery Series C common stock received in the merger will begin on the day after the merger.

Notwithstanding the foregoing, if a certain level of common ownership (generally at least 50% by vote or value) in Discovery and Scripps (directly and by attribution) by Discovery stockholders and Scripps shareholders is met, the receipt of cash consideration by Scripps shareholders in the merger may be subject to Section 304 of the Code. If Section 304 of the Code applies to the cash consideration received in the merger, then instead of recognizing gain or loss as described above in respect of such cash consideration, a U.S. holder may recognize dividend income up to the amount of such cash consideration unless such U.S. holder’s receipt of the cash consideration is a “complete termination” or “substantially disproportionate” with respect to such U.S. holder or is not “essentially equivalent to a dividend” under the tests set forth in Section 302 of the Code. In applying the above tests, Discovery stockholders and Scripps shareholders may, under constructive ownership rules, be deemed to own stock that is owned by other persons in addition to the stock actually owned by them. Because the possibility of dividend treatment depends upon the particular circumstances of each Discovery stockholder and Scripps shareholder, including the application of such constructive ownership rules, U.S. holders of Scripps shares should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Non-U.S. Holders

Subject to the discussion below under “—Information Reporting and Backup Withholding”, the receipt of the merger consideration by non-U.S. holders in exchange for Scripps shares pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States), in which event (i) the non-U.S. holder generally will be subject to U.S. federal income tax in substantially the same manner as if it were a U.S. holder and (ii) if the non-U.S. holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments;

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of Scripps shares for the merger consideration pursuant to the merger and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Scripps shares net of applicable U.S. capital losses from sales or exchanges of capital assets recognized during the year; or

•	Scripps is or has been a U.S. real property holding corporation, which we refer to as a “USRPHC”, as defined in Section 897 of the Code at any time within the five-year period preceding the merger and certain other conditions are satisfied (Scripps believes that, as of the effective date of the merger, Scripps will not have been a USRPHC at any time within the five-year period ending on the date thereof).

Notwithstanding the foregoing, if all or a portion of any cash consideration received in the merger is treated as a dividend pursuant to Section 304 of the Code as described above under “—U.S. Holders”, then the amount so treated generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty if the non-U.S. holder provides the documentation (generally IRS Form W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. Given the uncertainty surrounding the application of Section 304 to the receipt of any cash consideration in the merger by any particular non-U.S. holder, the applicable withholding agent may treat the entire cash merger consideration paid to a non-U.S. holder as subject to U.S. federal withholding tax. Because the possibility of dividend treatment depends upon the particular circumstances of each Discovery stockholder and Scripps shareholder, including the application of constructive ownership rules, non-U.S. holders of Scripps shares should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Information Reporting and Backup Withholding

The receipt of the merger consideration by U.S. holders in exchange for Scripps shares pursuant to the merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder should timely complete and return IRS Form W-9, certifying that such U.S. holder is a “United States person” as defined under the Code, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Certain types of U.S. holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. The receipt of the merger consideration by non-U.S. holders in exchange for Scripps shares pursuant to the merger generally will not be subject to information reporting and backup withholding if the non-U.S. holder (i) certifies under penalty of perjury that it is not a “United States person” (by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8) and the applicable withholding agent does not have actual knowledge or reason to know that such non-U.S. holder is a “United States person,” or (ii) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability if the required information is furnished by such holder on a timely basis to the IRS.

Ownership and Disposition of Shares of Discovery Series C Common Stock Received in the Merger by Non-U.S. Holders

Distributions on Shares of Discovery Series C Common Stock

A distribution of cash or other property (other than certain pro rata distributions of shares of Discovery Series C common stock or rights to acquire shares of Discovery Series C common stock) made to a non-U.S. holder with respect to a share of Discovery Series C common stock received in the merger generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in such share of Discovery Series C common stock, and then as capital gain (which will be treated in the manner described below under “—Sale, Exchange or Other Disposition of Shares of Discovery Series C Common Stock”).

A distribution treated as a dividend on a share of Discovery Series C common stock that is paid to or for the account of a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty if the non-U.S. holder provides the documentation (generally IRS Form W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. Even if our current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. Each non-U.S. holder should consult its own tax advisor regarding U.S. federal withholding tax on distributions, including such non-U.S. holder’s eligibility for a lower rate and the availability of a refund of any excess U.S. federal tax withheld.

If, however, a dividend is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States), such dividend generally will not be subject to the 30% U.S. federal withholding tax if such non-U.S. holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such non-U.S. holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. person. In addition, a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding”.

Sale, Exchange or Other Disposition of Shares of Discovery Series C Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of shares of Discovery Series C common stock received in the merger unless:

•	such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States), in which event such non-U.S. holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments;

•	such non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such non-U.S. holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the sale, exchange or other disposition of shares of Discovery Series C common stock net of applicable U.S. capital losses from sales or exchanges of capital assets recognized during the year; or

•	we are or have been a USRPHC for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of such sale, exchange or other disposition and (ii) such non-U.S. holder’s holding period with respect to such common stock, and certain other conditions are met (we believe that we presently are not, and we do not presently anticipate that we will become, a USRPHC).

The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding”.

FATCA Withholding

Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on payments of (i) dividends on shares of Discovery Series C common stock and (ii) on or after January 1, 2019, gross proceeds from the sale or other disposition of shares of Discovery Series C common stock. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable non-U.S. law enacted in connection with an intergovernmental agreement between the United States and a non-U.S. jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a non-U.S. entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If shares of Discovery Series C common stock are held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable non-U.S. law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable non-U.S. law enacted in connection with an IGA. Each non-U.S. holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of any shares of Discovery Series C common stock received in the merger.

Information Reporting and Backup Withholding

Amounts paid to a non-U.S. holder that are treated as payments of dividends on shares of Discovery Series C common stock and the amount of any U.S. federal tax withheld from such payments generally will be reported annually to the IRS and to such non-U.S. holder by the applicable withholding agent.

The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on shares of Discovery Series C common stock to a

non-U.S. holder if such non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other disposition of shares of Discovery Series C common stock by a non-U.S. holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the non-U.S. holder outside the United States. However, proceeds from the sale, exchange or other disposition of shares of Discovery Series C common stock by a non-U.S. holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or of a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such non-U.S. holder outside the United States, unless such non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of shares of Discovery Series C common stock by a non-U.S. holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability if the required information is furnished by such non-U.S. holder on a timely basis to the IRS.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and the voting agreements entered into in connection with the transaction, and is qualified in its entirety by reference to those agreements. Copies of the merger agreement, the Malone voting agreement, the Advance/Newhouse voting agreement and the Scripps voting agreement are attached to this Joint Proxy Statement/Prospectus as Annexes A, B, C and D, respectively, and are incorporated by reference into this Joint Proxy Statement/Prospectus. See “Incorporation of Certain Documents by Reference”. This summary may not contain all of the information about the agreements that may be important to you. We encourage you to carefully read each of the agreements in its entirety for a more complete understanding of the transaction.

Description of the Merger Agreement

This section of this Joint Proxy Statement/Prospectus describes certain material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this Joint Proxy Statement/Prospectus. We urge you to read the entire merger agreement.

The merger agreement and the discussion under the heading “The Merger Agreement” have been included to provide you with information regarding the terms of the merger agreement. They are not intended to provide any other factual information about Discovery, Scripps or Merger Sub. That information can be found elsewhere in this Joint Proxy Statement/Prospectus and in the other public filings made by Discovery and Scripps with the SEC, which are available without charge at www.sec.gov. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

On July 30, 2017, Discovery entered into the merger agreement with Scripps and Merger Sub. The merger agreement provides, among other things, for the merger of Merger Sub with and into Scripps, with Scripps continuing as the surviving corporation and a wholly-owned subsidiary of Discovery, and the issuance to Scripps shareholders of the mixed consideration, cash consideration or stock consideration as described below.

Explanatory Note Regarding Representations, Warranties and Covenants in the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about Scripps and Discovery contained in this Joint Proxy Statement/Prospectus or in the public reports of Scripps and Discovery filed with the SEC may supplement, update or modify the factual disclosures about Scripps and Discovery contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Scripps, Discovery and Merger Sub were qualified and subject to important limitations agreed to by Scripps, Discovery and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure letters that Scripps and Discovery each delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Joint Proxy Statement/Prospectus, may have changed since the date of the merger agreement.

Effects of the Merger; Organizational Documents; Directors; Officers

The merger agreement provides for the merger of Merger Sub with and into Scripps, with Scripps continuing as the surviving corporation and a wholly-owned subsidiary of Discovery. We refer to the closing as the “completion of the merger” or the “closing”.

At the completion of the merger, each Scripps share issued and outstanding immediately prior to the completion of the merger (other than (i) Scripps shares owned by Discovery or Merger Sub and (ii) Scripps shares owned by stockholders who have perfected and not withdrawn a demand for dissenters’ rights pursuant to the ORC, which we refer to as “excluded shares”) will be converted into the right to receive $63.00 per share in cash and a number of shares of Discovery Series C common stock based on the exchange ratios described below.

The stock portion of the merger consideration will be subject to a collar based on the DISCK 15-day VWAP. The DISCK 15-day VWAP is calculated as the volume weighted average price of Discovery’s Series C common stock measured cumulatively over the 15 trading days ending on the third trading day prior to the completion of the merger. Holders of Scripps shares will receive for each Scripps share 1.2096 shares of Discovery Series C common stock if the DISCK 15-day VWAP is less than $22.32, and 0.9408 shares of Discovery Series C common stock if the DISCK 15-day VWAP is greater than $28.70. If the DISCK 15-day VWAP is greater than or equal to $22.32 but less than or equal to $28.70, holders of Scripps shares will receive for each Scripps share a number of shares of Discovery Series C common stock between 1.2096 and 0.9408 equal to $27.00 in value at the DISCK 15-day VWAP. If the DISCK 15-day VWAP is less than $25.51, Discovery has the option to pay additional cash instead of issuing more shares. In the event that Discovery elects to pay additional cash instead of issuing more shares, it has the right, in its sole discretion, to reduce the exchange ratio from what it otherwise would have been to no less than 1.0584 and to pay such additional cash in an amount (not to exceed $3.38) equal to the amount by which the exchange ratio was reduced multiplied by the DISCK 15-day VWAP. Accordingly, the actual number of shares and the value of Discovery Series C common stock delivered to Scripps shareholders after completion of the merger will depend on the DISCK 15-day VWAP. The value of the Discovery Series C common stock delivered for each such Scripps share may be greater than, less than or equal to $27.00.

Holders of Scripps shares will have the option to elect to receive their consideration in cash, which we refer to as the “cash consideration”, stock, which we refer to as the “stock consideration”, or the mixture described above, which we refer to as the “mixed consideration”, subject to pro rata cut backs to the extent cash or stock is oversubscribed. The total amount of cash and the total number of shares of Discovery Series C common stock available for all Scripps shareholders will be fixed. Under the proration and adjustment procedures, the total amount of cash paid, and the total number of shares of Discovery Series C common stock issued, in the merger to holders of Scripps shares, as a whole, will be equal to the total amount of cash and number of shares of Discovery Series C common stock that would have been paid and issued if all of the holders of Scripps shares elected the mixed consideration.

No fractional shares of Discovery Series C common stock will be issued in the merger. Scripps shareholders will receive cash, without interest, in lieu of any fractional shares.

At the completion of the merger, all Scripps shares (other than excluded shares) will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any Scripps shares (other than excluded shares) and each book-entry account formerly representing any uncertificated Scripps share (other than excluded shares) will thereafter represent only the right to receive the merger consideration and the right, if any, to receive cash in lieu of fractional shares into which such shares have been converted and any distribution or dividend issued or payable after the completion of the merger.

At the completion of the merger, except for the rights available to dissenting shareholders described in “Appraisal and Dissenters’ Rights”, each excluded share will cease to be outstanding, will be cancelled without payment of any consideration in return and will cease to exist.

The Articles of Incorporation; the Code of Regulations

At the completion of the merger, the articles of incorporation of the surviving corporation will be amended and restated so as to read in their entirety as the articles of incorporation of Merger Sub in effect immediately prior to the completion of the merger, except that references to the name of Merger Sub will be replaced by the name of the surviving corporation and references to the incorporator will be removed, until thereafter amended as provided therein or by applicable law.

Also at the completion of the merger, the code of regulations of the surviving corporation will be amended and restated so as to read in their entirety as the code of regulations of Merger Sub in effect immediately prior to the completion of the merger, except that references to the name of Merger Sub will be replaced by the name of the surviving corporation, until thereafter amended as provided therein or by applicable law.

Discovery Directors

Effective as of the completion of the merger, Discovery will cause the Discovery board to be expanded by one member and will appoint an individual identified by Scripps and who is currently a member of the Scripps board to fill such vacancy.

Surviving Company Directors

The parties will take all actions necessary so that the directors of Merger Sub immediately prior to the completion of the merger will, from and after the completion of the merger, be the directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s articles of incorporation and code of regulations.

Surviving Company Officers

The parties will take all actions necessary so that the officers of Scripps immediately prior to the completion of the merger will, from and after the completion of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving corporation’s articles of incorporation and code of regulations.

Treatment of Scripps Equity Awards in the Merger

Treatment of Stock Options

Each Scripps stock option held by active employees (whether vested or unvested) will (i) if the exercise price is equal to or greater than the consideration to be received by Scripps shareholders electing cash, terminate and be cancelled or (ii) if the exercise price is less than the consideration to be received by Scripps shareholders electing cash, (a) for 30% of the Scripps stock options held by each holder, be converted into a fully-vested stock option of Discovery on substantially the same terms and conditions and (b) for 70% of the Scripps stock options held by each holder, be exchanged for cash equal to the product of (1) the number of Scripps shares subject to the stock option and (2) the consideration to be received by Scripps shareholders electing cash, net of the applicable exercise price. Each Scripps stock option held by former employees and non-employee directors will be cancelled in exchange for the right to receive a lump sum cash payment.

Treatment of Restricted Stock Units

Each award of Scripps restricted stock units that vests upon the completion of the merger will, (i) for 30% of the Scripps restricted stock units, be converted into fully-vested restricted stock units of Discovery on substantially the same terms and conditions and (ii) for 70% of the Scripps restricted stock units, be exchanged for cash equal to the product of (a) the number of Scripps shares subject to the restricted stock unit (assuming, in the case of restricted stock units subject to performance based vesting, target levels of achievement were met) and (b) the consideration to be received by Scripps shareholders electing cash. Each award of Scripps restricted stock units that does not vest upon the completion of the merger will be converted into unvested restricted stock units of Discovery on substantially the same terms and conditions.

Treatment of Phantom Stock Units

Each Scripps phantom stock unit held by a non-employee director pursuant to the Scripps 2008 Deferred Compensation and Stock Plan for Directors will be converted into an amount in cash equal to the consideration to be received by Scripps shareholders electing cash.

Procedures for Election

The form of election will be made available to holders of Scripps shares on the same day as this Joint Proxy Statement/Prospectus. The form of election enables holders of Scripps shares to choose to make a stock election, a cash election or choose the default mixed consideration with respect to each of their Scripps shares eligible to receive the merger consideration. Scripps shareholders have until 5:00 p.m. New York City time, on the later of (i) the date of the Scripps special meeting or (ii) if the closing date is more than four business days after the date of the Scripps special meeting, the date that is two business days prior to the date of the completion of the merger, which we refer to as the “election deadline”, to make their election and return their completed election forms, along with any stock certificates held, to the exchange agent. If a shareholder holds Scripps shares through a bank, broker or other nominee, such bank, broker or other nominee, as applicable, will provide that shareholder with instructions on how to make an election.

With respect to Scripps shares that are held in certificated form, the delivery of the stock certificates, together with the properly completed form of election, shall be effected only upon delivery to the exchange agent of the physical certificates representing the Scripps shares to which such form of election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Scripps (or customary affidavits and, if required by the procedures set forth in the form of election, the posting by such person of a bond in such reasonable amount as the form of election may direct, as indemnity against any claim that may be made against the Scripps). With respect to Scripps shares that are held in “book-entry” form, the holder should follow the instructions in the form of election in order to make an election.

Exchange and Payment Procedures

At the completion of the merger, Discovery will deposit, or cause to be deposited, with the exchange agent a number of shares of Discovery Series C common stock and an amount of cash comprising approximately the aggregate merger consideration to which Scripps shareholders will become entitled. After the completion of the merger, on the appropriate payment date, if applicable, Discovery will deposit, or cause to be deposited, with the exchange agent the amount of any dividends or other distributions payable on shares of Discovery Series C common stock issued pursuant to the merger with a record and payment date after the completion of the merger and prior to the surrender of such shares and cash in lieu of fractional shares payable.

Promptly (and in any event within five business days) after the completion of the merger, Discovery will cause the exchange agent to mail a letter of transmittal to each holder of record of a certificate representing Scripps shares converted pursuant to the merger agreement. The letter of transmittal will advise the holder of the effectiveness of the merger and the conversion of the holder’s Scripps shares into the right to receive the merger consideration and specify that delivery will be effected, and risk of loss and title to the Scripps shares will pass, only upon proper delivery of such certificate (or affidavit of loss in lieu of the certificate) to the exchange agent and will provide instructions for use in effecting the surrender of share certificates in exchange for payment of the merger consideration.

Upon the delivery of a certificate (or affidavit of loss) to the exchange agent, the holder of such certificate will receive the number of whole shares of Discovery Series C common stock and the amount of cash that such holder is entitled to receive in respect of each such uncertificated share, including any cash in lieu of fractional shares and any dividends and other distributions in respect of the Discovery Series C common stock to be issued or paid (after giving effect to any required tax withholdings). Surrendered share certificates will be cancelled and no interest will be paid or accrue on any cash.

Holders of Scripps shares that are not registered in Scripps’ transfer record will not be entitled to receive the merger consideration unless and until the certificate formerly representing such shares is presented to the exchange agent, along with documents evidencing such transfer and the payment of applicable stock transfer taxes.

If any shares of Discovery Series C common stock are issued to a name not matching that of its certificate, the holder requesting such exchange must pay any required stock transfer or other taxes, or must establish to Discovery or the exchange agent that such taxes have been paid or are not applicable.

For holders of uncertificated Scripps shares, promptly after the completion of the merger, Discovery will cause the exchange agent to (i) mail to each holder of uncertificated Scripps shares (other than excluded shares) materials advising such holder of the effectiveness of the merger and the conversion of its shares into the right to receive the merger consideration and (ii) issue, to each holder of uncertificated shares the number of whole shares of Discovery Series C common stock and the amount of cash that such holder is entitled to receive in respect of such uncertificated shares, including any cash in lieu of fractional shares and any dividends and other distributions in respect of the Discovery Series C common stock to be issued or paid (after giving effect to any required tax withholdings).

Distributions with Respect to Unexchanged Shares

All shares of Discovery Series C common stock issued pursuant to the merger will be deemed issued and outstanding as of the completion of the merger. Whenever a divided or other distribution is declared by Discovery in respect of Discovery Series C common stock and the record date of such dividend or distribution is after the completion of the merger, that declaration will include dividends or other distributions in respect of all shares of Discovery Series C common stock issuable in the merger. Until holders of certificates previously representing Scripps shares have surrendered their share certificates to the exchange agent for exchange, those holders will not receive dividends or distributions on the shares of Discovery Series C common stock into which those shares have been converted with a record date after the completion of the merger. Subject to applicable law, when holders surrender their share certificates, they will receive, without interest, (i) the amount of dividends or other distributions with a record date after the completion of the merger theretofore payable with respect to such whole shares of Discovery Series C common stock and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Discovery Series C common stock with a record date after the completion of the merger with a payment date subsequent to such surrender.

No Transfers Following the Completion of the Merger

After the completion of the merger, the stock transfer books of Scripps will be closed and there will be no further registration of transfers of the Scripps shares that were outstanding immediately prior to the completion of the merger.

Fractional Shares

No fractional shares of Discovery Series C common stock will be issued, and any holder of Scripps shares who would have been otherwise entitled to receive a fractional share of Discovery Series C common stock but for this provision will instead be entitled to receive a cash payment in lieu thereof. The value of such cash payment will be calculated by the exchange agent (after aggregating all fractional shares otherwise due to such holder) and will represent the holder’s proportionate interest in a share of Discovery Series C common stock based on the DISCK 15-day VWAP.

Termination of Exchange Fund

Any shares of Discovery Series C common stock and any funds that had been made available to the exchange agent for the payment of the merger consideration (or dividends and other distributions paid by Discovery after the completion of the merger) and have not been disbursed to holders of Scripps shares for 180 days after the completion of the merger will be delivered to Discovery. Thereafter, former holders of Scripps shares (other than excluded shares) will be entitled to look only to Discovery with respect to the payment of any merger consideration (or dividends or distributions paid by Discovery after the completion of the merger), without any interest thereon. None of the surviving corporation, Discovery, the exchange agent or any other person will be liable to any former holder of Scripps shares for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar law. To the fullest extent permitted by law, immediately prior to the date any merger consideration would escheat to or become the property of governmental entity, such merger consideration will become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

Lost, Stolen or Destroyed Share Certificates

If a share certificate has been lost, stolen or destroyed, then, before a holder of Scripps shares will be entitled to receive the merger consideration (or dividends and other distributions paid by Discovery after the completion of the merger), the holder will need to deliver an affidavit of that fact and, if required by Discovery, a bond (in such amount as is customary and on such terms as may be required by Discovery) as indemnity against any claim that may be made against Discovery, the exchange agent or the surviving corporation on account of the alleged loss, theft or destruction of such share certificate.

Withholding Rights

Discovery and Merger Sub will each be entitled to deduct and withhold any applicable taxes from the consideration otherwise payable to holders of Scripps shares and pay over such withheld amounts to the appropriate governmental entity. Any amount so withheld will be treated for all purposes of the merger agreement as having been paid to the holder of the Scripps shares in respect of which the deduction and withholding was made.

Dissenters’ Rights

No dissenting Scripps shareholder who has perfected and not withdrawn a demand for dissenters’ rights pursuant to Section 1701.85 of the ORC will be entitled to receive Discovery Series C common stock, cash or any dividends or other distributions pursuant to the provisions of the merger agreement unless and until the dissenting Scripps shareholder effectively withdraws or loses such dissenting Scripps’ shareholder’s right to dissent from the merger under the ORC, and any dissenting Scripps shareholder will be entitled to only such dissenters’ rights as are provided by Section 1701.84 of the ORC. If any person who otherwise would be deemed a dissenting Scripps shareholder effectively withdraws or loses the right to dissent under Section 1701.84 of the ORC or if a court of competent jurisdiction finally determines that the dissenting Scripps shareholder is not entitled to relief provided by Section 1701.84 of the ORC with respect to any Scripps shares, such Scripps shares will be treated as though such Scripps shares had been converted into the right to receive the mixed consideration without interest and less any required tax withholding.

Adjustments to Prevent Dilution

In the event that, prior to the completion of the merger, either Scripps or Discovery changes the number of Scripps shares or Discovery Series C common stock, as the case may be, issued and outstanding, or if Scripps changes the number of securities convertible or exchangeable into or exercisable for any Scripps shares, or if Discovery changes the number of securities convertible or exchangeable into or exercisable for any shares of Discovery Series C common stock, as the case may be, as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the merger consideration will be equitably adjusted to eliminate the effects of such event on the merger consideration.

Representations and Warranties

The merger agreement contains customary and, in certain cases, substantially reciprocal representations and warranties by Scripps and Discovery that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in any form, statement, certification, report or other document filed with or furnished to the SEC from January 1, 2017 and prior to July 24, 2017 or in the disclosure letters delivered by Scripps and Discovery to each other in connection with the merger agreement, excluding, in each case, any disclosures, other than statements of historical fact, set forth in any risk factor section or in any such forms, statements, certifications, reports and documents that are cautionary, predictive or forward looking in nature.

These representations and warranties relate to, among other things:

•	organization, good standing and qualification to do business;

•	capital structure;

•	the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Scripps, Discovery or any of their respective subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of Scripps, Discovery or any of their respective subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire from Scripps, Discovery or any of their respective subsidiaries, any equity securities of Scripps, Discovery or any of their respective subsidiaries, and the absence of securities or obligations of Scripps, Discovery or any of their respective subsidiaries evidencing such rights that are authorized, issued or outstanding;

•	the absence of outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or are exercisable for securities having the right to vote) with the stockholders of Discovery or shareholders of Scripps on any matter;

•	corporate authority and approval relating to the execution, delivery and performance of the merger agreement;

•	governmental filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods, or authorizations necessary to complete the transaction;

•	the absence of a breach or violation of, or a default under, governing documents caused by the execution, delivery and performance of the merger agreement;

•	the absence of a conflict with, breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, loss of any benefit under, creation or acceleration of any obligations under, or the creation of a lien on any of the assets of Scripps, Discovery or any of their respective subsidiaries pursuant to any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation, which we refer to as “contracts”, binding on Scripps, Discovery or any of their respective subsidiaries, or under any law or order of or license granted by a governmental entity to which Scripps, Discovery or any of their respective subsidiaries is subject, caused by the execution, delivery and performance of the merger agreement;

•	the absence of any change in the rights or obligations under contracts to which Scripps, Discovery or any of their respective subsidiaries is a party caused by the execution, delivery and performance of the merger agreement;

•	filings with the SEC;

•	compliance with listing and corporate governance rules and regulations;

•	compliance with disclosure controls and procedures required under the Exchange Act;

•	the accuracy of consolidated financial statements;

•	the absence of any “off-balance sheet arrangements”;

•	the absence of a “material adverse effect” since December 31, 2016, and, since March 31, 2017, the conduct by Scripps and Discovery of their respective businesses have been in the ordinary course consistent with past practice in all material respects and the absence of certain other changes or events;

•	the absence of civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings, pending or, to the knowledge of Scripps or Discovery, threatened in writing against Scripps, Discovery or any of their respective subsidiaries;

•	the absence of certain undisclosed liabilities;

•	the absence of certain judgments, orders, writs, injunctions, decrees, awards, stipulations or settlements to which either Scripps, Discovery or any of their respective subsidiaries is a party;

•	compliance with applicable laws;

•	takeover statutes;

•	tax matters;

•	broker’s and finder’s fees; and

•	accuracy of the information provided by Scripps and Discovery in this Joint Proxy Statement/Prospectus.

The merger agreement also contains additional representations and warranties by Scripps relating to the following:

•	Scripps’ ownership interest in each of its subsidiaries and the ownership interest of Scripps and its subsidiaries in the capital stock or equity interests of certain other persons;

•	the receipt by the Scripps board of the opinions of Scripps’ financial advisors;

•	employee benefits;

•	labor matters;

•	material contracts;

•	environmental matters;

•	intellectual property matters;

•	insurance policies;

•	real property matters; and

•	related party transactions.

The merger agreement also contains additional representations and warranties by Discovery relating to its financing commitments.

Some of the representations and warranties contained in the merger agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate has had or would reasonably be likely to have a material adverse effect on either Scripps or Discovery).

A material adverse effect with respect to Scripps, Discovery or Merger Sub, as applicable, means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, is materially adverse to the financial condition, properties, assets, business or results of operations of Scripps and its subsidiaries, taken as a whole, or Discovery and its subsidiaries, taken as a whole, but excluding any such event, occurrence, fact, condition, change, development or effect resulting from or arising out of the following, which we refer to as the “material adverse effect exceptions”:

•	changes in, or events generally affecting, the financial, securities or capital markets;

•	general economic or political conditions in the United States or any foreign jurisdiction in which Scripps, Discovery or any of their respective subsidiaries, as applicable, operate;

•	changes in, or events generally affecting, the industries in which Scripps, Discovery or any of their respective subsidiaries, as applicable, operate;

•	any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes);

•	any failure by Scripps or any of its subsidiaries, or Discovery or any of its subsidiaries, as applicable, to meet any internal or published projections, forecasts or predictions in respect of financial performance for any period, although this exception will not prevent or otherwise affect a determination that any event, occurrence, fact, condition, change, development or effect underlying such failure or decline or change (if not falling within any of the other material adverse effect exceptions) has resulted in, or contributed to, a material adverse effect;

•	a decline in the price, or change in the trading volumes, of the Scripps shares or of the Discovery Series C common stock, as applicable, on the NASDAQ, although this exception will not prevent or otherwise affect a determination that any event, occurrence, fact, condition, change, development or effect underlying such failure or decline or change (if not falling within any of the other material adverse effect exceptions) has resulted in, or contributed to, a material adverse effect;

•	any changes in law;

•	any changes in U.S. GAAP (or authoritative interpretation of U.S. GAAP);

•	the taking of any specific action expressly required by the merger agreement or taken with the written consent, in the case of Scripps, of Discovery, and in the case of Discovery, of Scripps, to the extent the effects thereof are reasonably explained in writing by the party requesting such consent prior to the time of such consent or the failure to take any specific action expressly prohibited by the merger agreement and as for which a party declined to provide consent pursuant to the covenant to operate its business pending the transaction;

•	the announcement or pendency (but not the completion) of the merger agreement and the transaction, including the associated impacts on the relationships with customers, suppliers (including production companies), talent, distributors, partners or employees; or

•	any litigation brought by Discovery stockholders or Scripps shareholders alleging breach of fiduciary duty or inadequate disclosure in connection with the merger agreement or the transactions.

although a material adverse effect will exist only with respect to the events, occurrences, facts, conditions, changes, developments or effects described in the first, second, third, fourth, seventh and eight bullets above to the extent such event, occurrence, fact, condition, change, development or effect has a disproportionate adverse effect on Scripps and its subsidiaries, taken as a whole, or Discovery and its subsidiaries, taken as a whole, as applicable, relative to other participants in the industries in which Scripps and its subsidiaries, or Discovery and its subsidiaries, as applicable, operate.

Conduct of Scripps’ Business Pending the Transaction

Scripps has agreed that, subject to certain exceptions or unless Discovery approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the completion of the merger, Scripps will use its reasonable best efforts to conduct its business and the business of its subsidiaries in the ordinary course of business consistent with past practice, and each of Scripps and its subsidiaries will, subject to certain restrictions, use reasonable best efforts to preserve its business organization intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, licensors, creditors, lessors, employees and business associates and others having material business dealings with Scripps and keep available the services of the present employees and agents of Scripps and its subsidiaries.

Scripps also has agreed that, subject to certain exceptions or unless Discovery approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the completion of the merger, it will not, nor permit any of its subsidiaries to, except as required by law or as expressly provided for in the merger agreement and subject to certain exceptions:

•	amend its governing documents; split, combine, subdivide or reclassify its outstanding shares of capital stock; declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for normal quarterly cash dividends on Scripps shares in an amount not to exceed $0.30 per share); enter into any agreement with respect to the voting of its capital stock; or purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•	merge or consolidate with any other person or restructure, reorganize or completely or partially liquidate;

•	increase or change the compensation or benefits payable to any director, officer or employee of Scripps or any of its subsidiaries; or make any loans to any director, officer or employee of Scripps or any of its subsidiaries;

•	grant any new equity-based awards, or amend or modify the terms or accelerate the vesting of any such outstanding awards, except in connection with the cessation of an employee’s employment with Scripps or any of its subsidiaries;

•	amend any severance plan or agreement or waive or release any restrictive covenants thereunder;

•	make any change to a pension or welfare benefit plans in a manner that materially increases costs;

•	establish, adopt or enter into a new arrangement that would be a pension or welfare benefit plan;

•	accelerate the payment of non-equity related compensation or benefits to any director, officer or employee of Scripps or its subsidiaries;

•	hire any new employees, except for employees with an aggregate annual base compensation and target incentive opportunity below $350,000 in the ordinary course of business consistent with past practice;

•	terminate certain employees;

•	incur or guarantee any indebtedness, or issue any warrants or other rights to acquire any indebtedness;

•	make or commit to any capital expenditures other than in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident or in the ordinary course of business consistent with past practice and in the aggregate not in excess of 105% of the amounts reflected in Scripps’ capital expenditure budget for 2017 and 2018;

•	transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a lien on or otherwise dispose of any intellectual property with a fair market value equal to or in excess of $10,000,000 in the aggregate;

•	transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a lien on or otherwise dispose of any properties or assets, but not including intellectual property, with a fair market value in excess of $5,000,000 individually or $12,500,000 in the aggregate;

•	issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares;

•	spend or commit to spend amounts in excess of $5,000,000 individually or more than $12,500,000 in the aggregate, in each case, to acquire any business or businesses or to acquire assets or other property, whether by merger, consolidation, purchase of property or assets or otherwise, provided that neither Scripps nor any of its subsidiaries will make any acquisition that would, or would reasonably be likely to, prevent, delay or impair the completion of the merger;

•	make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any interpretation of GAAP) or by applicable law;

•	make, change or revoke any tax election that is material to Scripps and its subsidiaries, taken as a whole, or take any position that is material to Scripps and its subsidiaries, taken as a whole, on any tax return filed on or after the date of the merger agreement, that is inconsistent with elections made or positions taken in preparing or filing similar tax returns in prior periods, except in each case as the result of, or in response to, any change in United States federal tax laws or regulations or associated administrative guidance; make any change to any tax accounting period or method of tax accounting that is material to Scripps and its subsidiaries, taken as a whole; amend any tax return with respect to an amount of taxes that is material to Scripps and its subsidiaries, taken as a whole; settle or resolve any tax controversy that is material to Scripps and its subsidiaries, taken as a whole; surrender any right to claim a material refund of taxes; consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment; or enter into any closing or similar agreement with any tax authority;

•	enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of the merger agreement; or conduct a line of business in any geographic area where Scripps and its subsidiaries have never conducted business as of the date of the merger agreement;

•	make any loans, advances or capital contributions to, or investments in, any third parties;

•	other than for certain specified exceptions, amend or modify in any material respect, or terminate any material contract, or waive, release or assign any material rights, claims or benefits under any material contract; enter into any contract that would have been a material contract had it been entered into prior to the date of the merger agreement unless it is on terms substantially consistent with, or on terms more favorable to it (and to Discovery and its subsidiaries following the completion of the transaction) than, a contract it is replacing; or make any concession, or offer to make any concession, under any material contract;

•	settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a governmental entity, or pay discharge, settle or waive any material liability, except such actions are permitted (1) if the amount of the settlement is $500,000 or less individually or $2,000,000 or less in the aggregate and such settlement is solely for monetary damages, (2) for amounts not in excess of Scripps’ available insurance coverage or (3) for settlements relating to taxes (which are governed by the tax related provisions described above);

•	enter into any collective bargaining agreement, other than renewals of any collective bargaining agreements in the ordinary course of business;

•	enter into any contract with an affiliate;

•	permit any insurance policy to be cancelled, terminated or materially impaired; or

•	agree, resolve, or commit to do any of the foregoing actions.

Conduct of Discovery’s Businesses Pending the Transaction

Discovery has agreed that, subject to certain exceptions or unless Scripps approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the completion of the merger, Discovery will use its reasonable best efforts to conduct its business and the business of its subsidiaries in the ordinary course of business consistent with past practice, and each of Discovery and its subsidiaries will, subject to certain restrictions, use reasonable best efforts to preserve its business organization intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, licensors, creditors, lessors, employees and business associates and others having material business dealings with Discovery and keep available the services of the present employees and agents of Discovery and its subsidiaries.

Discovery also has agreed that, subject to certain exceptions or unless Scripps approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the completion of the merger, it will not, nor permit any of its subsidiaries to, except as required by law or as expressly provided for in the merger agreement and subject to certain exceptions:

•	amend its governing documents; split, combine, subdivide or reclassify its outstanding shares of capital stock; declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock; or purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•	merge or consolidate with any other person or restructure, reorganize or completely or partially liquidate, in each case, to the extent that such action would prevent, materially delay or materially impair the completion of the merger;

•	issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares; or

•	agree, resolve or commit to do any of the foregoing.

Restrictions on Scripps’ Solicitation of Acquisition Proposals

The merger agreement provides that Scripps will not, will cause its and its subsidiaries’ respective officers, directors and employees not to, and Scripps will instruct its and its subsidiaries’ respective representatives, not to, directly or indirectly:

•	solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Scripps acquisition proposal (as defined below);

•	participate in any discussions or negotiations with any person regarding any Scripps acquisition proposal;

•	provide any non-public information or data concerning Scripps or any of its subsidiaries to any person in connection with any Scripps acquisition proposal; or

•	approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Scripps acquisition proposal.

The merger agreement provides that a Scripps acquisition proposal means any proposal, offer, inquiry or indication of interest from any person or group of persons relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, share purchase, asset purchase, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction or series of transactions involving Scripps or any of its subsidiaries which is structured to permit such person or group of persons to, directly or indirectly, acquire beneficial ownership of (i) 20% or more of the outstanding Scripps shares or other equity securities of Scripps, or 20% or more of Scripps’ consolidated net revenues, net income or total assets or (ii) 20% or more of the outstanding class or classes of equity securities of Scripps that collectively have the right to elect a majority of the Scripps board or any successor thereto, in each case other than the transactions contemplated by the merger agreement.

Existing Discussions or Negotiations

The merger agreement provides that Scripps will, and will cause its subsidiaries and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any person conducted prior to the date of the merger agreement with respect to any Scripps acquisition proposal, or proposal that would reasonably be expected to lead to a Scripps acquisition proposal, and will promptly terminate all physical and electronic data access previously granted to such person.

Fiduciary Exception

Prior to the time, but not after, the Scripps shareholder approval is obtained, if the Scripps board has determined in good faith after consultation with outside legal counsel that (i) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that the unsolicited proposal either constitutes a Scripps superior proposal (as defined below) or would reasonably be expected to result in a Scripps superior proposal and (ii) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, Scripps may do any of the following in response to an unsolicited bona fide written acquisition proposal made after the date of the merger agreement that did not result from a breach, in any material respect, of Scripps’ non-solicitation obligations under the merger agreement:

•	provide access to non-public information regarding Scripps or any of its subsidiaries to the person who made such Scripps acquisition proposal, provided that such information has previously been made available to Discovery or is provided to Discovery substantially concurrently with the making of such information available to such person and that, prior to furnishing any such material non-public information, Scripps receives from the person making such Scripps acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between Scripps and Discovery (it being understood that such confidentiality agreement need not prohibit the making or amending of a Scripps acquisition proposal); and

•	engage or participate in any discussions or negotiations with any such person regarding such Scripps acquisition proposal.

The merger agreement provides that a Scripps superior proposal means any bona fide binding written offer (not solicited by or on behalf of Scripps or any of its subsidiaries or any of their respective representatives or otherwise resulting in a violation of Scripps’ non-solicitation obligations under the merger agreement) made by a third party after the date of the merger agreement that, if completed, would result in such third party (or its shareholders) (x) owning, directly or indirectly, a majority of the Scripps shares (or of the stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or a majority of the assets (measured on a fair market value basis) of Scripps and its subsidiaries, taken as a whole, and (y) having a right to elect a majority of the Scripps board or any successor thereto, that the Scripps board has determined in good faith (after consultation with outside legal counsel and financial advisors of nationally recognized reputation) to be (i) more favorable to Scripps shareholders from a financial point of view than the transaction contemplated by the merger agreement (taking into account all of the terms and conditions of, and the likelihood of completion of, such proposal and the merger agreement (including any changes to the financial terms of the merger agreement proposed by Discovery in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Notice

Scripps will promptly (and in any event within 24 hours) notify Discovery if any written or other bona fide inquiries, proposals or offers with respect to a Scripps acquisition proposal are received by Scripps, any non-public information is requested in connection with any Scripps acquisition proposal from Scripps, or any discussions or negotiations with respect to a Scripps acquisition proposal are sought to be initiated or continued with, Scripps. In any such notice, Scripps will indicate the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and will thereafter keep Discovery informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

Change of Recommendation by the Scripps Board

Subject to certain exceptions described below, the Scripps board and each committee of the Scripps board may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Discovery, its recommendation to Scripps shareholders that they vote in favor of the merger proposal or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Scripps acquisition proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification, which we refer to as the “Scripps recommendation” (it being understood that if any acquisition proposal structured as a tender or exchange offer is commenced, the Scripps board failing to recommend against acceptance of such tender or exchange offer by Scripps shareholders within 10 business days after commencement thereof pursuant to Rule 14d-2 of the Exchange Act will be considered a modification adverse to Discovery);

•	cause or permit Scripps or any of its subsidiaries to enter into a Scripps alternative acquisition agreement; or

•	approve or recommend, or publicly propose to enter into, a Scripps alternative acquisition agreement.

Fiduciary Exception

However, at any time before the Scripps shareholder approval is obtained, the Scripps board may:

•	make a change in recommendation in connection with a Scripps acquisition proposal if:

•	the Scripps acquisition proposal did not result from a material breach of the merger agreement; and

•	the Scripps board determines in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that such Scripps acquisition proposal constitutes a Scripps superior proposal and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law;

•

make a change in recommendation other than in connection with a Scripps acquisition proposal if (i) an event, occurrence, fact, condition, change, development or effect occurs or arises after the date of the merger agreement that was not known to, or reasonably foreseeable by, the Scripps board as of the date of the merger agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable) and (ii) the Scripps board determines in good faith and after consultation with financial advisors of nationally recognized reputation and outside legal counsel that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; and/or

•	terminate the merger agreement and concurrently cause Scripps to enter into a Scripps alternative acquisition agreement providing for a superior proposal, which superior proposal did not result from or in connection with a material breach of the merger agreement, which termination we refer to as a Scripps superior proposal termination event.

The Scripps board may not make a change in recommendation and/or effect a Scripps superior proposal termination until after at least four business days following Discovery’s receipt of written notice from Scripps advising that the Scripps board intends to take such action and the basis for doing so (which notice will include a copy of any such Scripps superior proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such Scripps superior proposal and the material terms of the superior proposal or, in the case of notice given other than in connection with a superior proposal, a reasonably detailed description of the event, occurrence, fact, condition, change, development or effect in connection with which the Scripps board has given such notice). After providing such notice and prior to effecting such change in recommendation and/or superior proposal termination event:

•	Scripps must, during such four business day period, use commercially reasonable efforts to engage in good faith with Discovery, to the extent Discovery wishes to engage, with respect to any revisions to the terms of the transaction contemplated by the merger agreement proposed by Discovery; and

•	in determining whether it may still under the terms of the merger agreement make a change in recommendation and/or effect a Scripps superior proposal termination, the Scripps board must take into account any changes to the terms of the merger agreement proposed by Discovery and any other information provided by Discovery in response to such notice during such four business day period.

Any amendment to the financial terms or any other material terms of any Scripps acquisition proposal will be deemed to be a new Scripps acquisition proposal except that the four business day notice period for such new acquisition proposal will be three business days. Subject to its right to change its recommendation described above, the Scripps board is required to include its recommendation in this Joint Proxy Statement/Prospectus and recommend at the special meeting that Scripps shareholders approve the merger proposal, and use its reasonable best efforts to obtain and solicit such adoption.

Limits on Release of Standstill and Confidentiality

From the date of the merger agreement until the completion of the merger, Scripps must take all actions necessary to enforce its rights under the provisions of any “standstill” agreement and will not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such person to submit a Scripps acquisition proposal. However, Scripps may permit a person to orally request the waiver of a “standstill” or similar obligation to the extent the Scripps board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of the directors’ fiduciary duties under applicable law.

Certain Permitted Disclosure

Nothing in the merger agreement will prevent Scripps from complying with its disclosure obligations under applicable U.S. federal or state law with regard to an acquisition proposal, provided that this right will not be deemed to permit Scripps or the Scripps board to effect a change in recommendation except in accordance with the requirements of the merger agreement.

Restrictions on Discovery’s Solicitation of Acquisition Proposals

The merger agreement provides that Discovery will not, will cause its and its subsidiaries’ respective officers, directors and employees not to, and Discovery will instruct its and its subsidiaries’ respective representatives, not to, directly or indirectly:

•	solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Discovery acquisition proposal (as defined below);

•	participate in any discussions or negotiations with any person regarding any Discovery acquisition proposal;

•	provide any non-public information or data concerning Discovery or any of its subsidiaries to any person in connection with any Discovery acquisition proposal; or

•	approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Discovery acquisition proposal.

The merger agreement provides that a Discovery acquisition proposal means any proposal, offer, inquiry or indication of interest from any person or group of persons relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, share purchase, asset purchase, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction or series of transactions involving Discovery or any of its subsidiaries which is structured to permit such person or group of persons to, directly or indirectly, acquire beneficial ownership of (i) 20% or more of the outstanding capital stock of Discovery (treating preferred stock on an as-converted basis), or 20% or more of Discovery’s consolidated net revenues, net income or total assets or (ii) 20% or more of the outstanding class or classes of equity securities of Discovery that collectively have the right to elect a majority of the board of directors of Discovery or any successor thereto, in each case other than the transactions contemplated by the merger agreement.

Existing Discussions or Negotiations

The merger agreement provides that Discovery will, and will cause its subsidiaries and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any person conducted prior to the date of the merger agreement with respect to any Discovery acquisition proposal, or proposal that would reasonably be expected to lead to a Discovery acquisition proposal.

Fiduciary Exception

Prior to the time, but not after, the Discovery stockholder approval is obtained, if the Discovery board has determined in good faith after consultation with outside legal counsel that (i) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that the unsolicited proposal either constitutes a Discovery superior proposal (as defined below) or would reasonably be expected to result in a Discovery superior proposal and (ii) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, Discovery may do any of the following in response to an unsolicited bona fide written acquisition proposal made after the date of the merger agreement that did not result from a breach, in any material respect, of Discovery’s non-solicitation obligations under the merger agreement:

•

provide access to non-public information regarding Discovery or any of its subsidiaries to the person who made such Discovery acquisition proposal, provided that such information has previously been made available to Scripps or is provided to Scripps substantially concurrently with the making of such information available to such person and that, prior to furnishing any such material non-public information, Discovery receives from the person making such Discovery acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between Scripps and Discovery (it being understood that such confidentiality agreement need not prohibit the making or amending of a Discovery acquisition proposal); and

•	engage or participate in any discussions or negotiations with any such person regarding such Discovery acquisition proposal.

The merger agreement provides that a Discovery superior proposal means any bona fide binding written offer (not solicited by or on behalf of Discovery or any of its subsidiaries or any of their respective representatives or otherwise resulting in a violation of Discovery’s non-solicitation obligations under the merger agreement) made after the date of the merger agreement that, if completed, would result in a person or group (or its shareholders) (x) owning, directly or indirectly, a majority of the outstanding shares of capital stock of Discovery (or of the stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or a majority of the assets (measured on a fair market value basis) of Discovery and its subsidiaries, taken as a whole, and (y) having a right to elect a majority of the board of directors of Discovery or any successor thereto, that the Discovery board has determined in good faith (after consultation with outside legal counsel and financial advisors of nationally recognized reputation) to be (i) more favorable to Discovery’s stockholders from a financial point of view than the transaction contemplated by the merger agreement (taking into account all of the terms and conditions of, and the likelihood of completion of, such proposal and the merger agreement (including any changes to the financial terms of the merger agreement proposed by Scripps in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Notice

Discovery will promptly (and in any event within 24 hours) notify Scripps if any written or other bona fide inquiries, proposals or offers with respect to a Discovery acquisition proposal are received by Discovery, any non-public information is requested in connection with any Discovery acquisition proposal from Discovery, or any discussions or negotiations with respect to a Discovery acquisition proposal are sought to be initiated or continued with, Discovery. In any such notice, Discovery will indicate the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and will thereafter keep Scripps informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

Change of Recommendation by the Discovery Board

Subject to certain exceptions described below, the Discovery board and each committee of the Discovery board may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Scripps, its recommendation to Discovery stockholders that they vote in favor of the stock issuance proposal or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Discovery acquisition proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification, which we refer to as the “Discovery recommendation” (it being understood that if any acquisition proposal structured as a tender or exchange offer is commenced, the Discovery board failing to recommend against acceptance of such tender or exchange offer by Discovery’s stockholders within 10 business days after commencement thereof pursuant to Rule 14d-2 of the Exchange Act will be considered a modification adverse to Scripps);

•	cause or permit Discovery or any of its subsidiaries to enter into a Discovery alternative acquisition agreement; or

•	approve or recommend, or publicly propose to enter into, a Discovery alternative acquisition agreement.

Fiduciary Exception

However, at any time before the Scripps shareholder approval is obtained, the Discovery board may:

•	make a change in recommendation in connection with a Discovery acquisition proposal if:

•	the Discovery acquisition proposal did not result from a material breach of the merger agreement; and

•	the Discovery board determines in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that (A) such Discovery acquisition proposal constitutes a Discovery superior proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; or

•	make a change in recommendation other than in connection with a Discovery acquisition proposal if (i) an event, occurrence, fact, condition, change, development or effect occurs or arises after the date of the merger agreement that was not known to, or reasonably foreseeable by, the Discovery board as of the date of the merger agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable) and (ii) the Discovery board determines in good faith and after consultation with financial advisors of nationally recognized reputation and outside legal counsel that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

The Discovery board may not make a change in recommendation until after at least four business days following Scripps’ receipt of written notice from Discovery advising that the Discovery board intends to take such action and the basis for doing so (which notice will include a copy of any such Discovery superior proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such Discovery superior proposal and the material terms of the superior proposal or, in the case of notice given other than in connection with a superior proposal, a reasonably detailed description of the event, occurrence, fact, condition, change, development or effect in connection with which the Discovery board has given such notice). After providing such notice and prior to effecting such change in recommendation:

•	Discovery must, during such four business day period, use commercially reasonable efforts to engage in good faith with Scripps, to the extent Scripps wishes to engage, with respect to any revisions to the terms of the transaction contemplated by the merger agreement proposed by Scripps; and

•	in determining whether it may still under the terms of the merger agreement make a change in recommendation, the Discovery board must take into account any changes to the terms of the merger agreement proposed by Scripps and any other information provided by Scripps in response to such notice during such four business day period.

Any amendment to the financial terms or any other material terms of any Discovery acquisition proposal will be deemed to be a new Discovery acquisition proposal except that the four business day notice period for such new acquisition proposal will be three business days. Subject to its right to change its recommendation described above, the Discovery board is required to include its recommendation in this Joint Proxy Statement/Prospectus and recommend at the special meeting that Discovery’s stockholders approve the stock issuance proposal, and use its reasonable best efforts to obtain and solicit such adoption.

Limits on Release of Standstill and Confidentiality

From the date of the merger agreement until the completion of the merger, Discovery may permit a person to orally request the waiver of a “standstill” or similar obligation to the extent the Discovery board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

Certain Permitted Disclosure

Nothing in the merger agreement will prevent Discovery from complying with its disclosure obligations under applicable U.S. federal or state law with regard to an acquisition proposal, provided that this right will not be deemed to permit Discovery or the Discovery board to effect a change in recommendation except in accordance with the requirements of the merger agreement.

Family Meeting, Scripps Shareholders’ Meeting and Discovery Stockholders’ Meeting

Scripps is required to duly call and give notice of, and convene as promptly as practicable, a meeting of the members of the Scripps family for the purpose of seeking the proxies required for the Scripps shareholder approval. On September 21, 2017, the members of the Scripps family that are party to the Scripps Family Agreement held such a meeting at which, in accordance with the terms of the Voting Agreement, members of the Scripps family executed proxies with respect to their Scripps common shares to vote in favor of the merger proposal at the Scripps special meeting. As a result of those proxies, Scripps expects that all Scripps common shares held by parties to the Scripps Family Agreement (representing approximately 91.8% of the Scripps common shares and 23.9% of the aggregate voting power of the Scripps shares entitled to vote on the merger proposal) will be voted in favor of the merger proposal at the Scripps special meeting.

Scripps is required to, as promptly as practicable, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a special meeting of Scripps shareholders to consider and vote on the merger proposal following conclusion of the Scripps family meeting. Scripps may postpone or adjourn such meeting if, on a date preceding the date on which the special meeting is scheduled, Scripps reasonably believes that it will not receive proxies representing the necessary vote of the Scripps shares required to approve the merger proposal, or it will not have enough shares represented to constitute a quorum at the special meeting. Scripps may postpone or adjourn the special meeting one or more times up to an aggregate postponement and/or adjournment of 15 calendar days. In addition, Scripps may postpone or adjourn the Scripps shareholder meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Scripps has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Scripps shareholders prior to the Scripps shareholder meeting. The Scripps board is required to include the Scripps recommendation in this Joint Proxy Statement/Prospectus and recommend at the special meeting that Scripps shareholders approve the merger proposal, and use its reasonable best efforts to obtain and solicit such adoption, subject to the fiduciary exceptions in the merger agreement.

Discovery is required to, as promptly as practicable, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a special meeting of Discovery stockholders to consider and vote on the approval of the stock issuance proposal. Discovery may postpone or adjourn such meeting if, on a date preceding the date on which the special meeting is scheduled, Discovery reasonably believes that it will not receive proxies representing the necessary vote of the Discovery shares required to approve the stock issuance proposal, or it will not have enough shares represented to constitute a quorum at the special meeting. Discovery may postpone or adjourn the special meeting one or more times up to an aggregate postponement and/or adjournment of 15 calendar days. In addition, Discovery may postpone or adjourn the Scripps shareholder meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Discovery has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Discovery prior to the Discovery stockholder meeting. The Discovery board is required to include the Discovery recommendation in this Joint Proxy Statement/Prospectus and recommend at the special meeting that Discovery’s stockholders approve the stock issuance proposal, and use its reasonable best efforts to obtain and solicit such adoption, subject to the fiduciary exceptions in the merger agreement.

Regulatory Approvals

Scripps and Discovery have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to obtain all regulatory approvals required to complete the transaction. In furtherance of the foregoing, Discovery and Scripps have agreed to:

•	as promptly as practicable, prepare and file all documentation to effect all necessary notices, reports and other filings; and

•	as promptly as practicable, obtain all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transaction.

For a more complete discussion of the regulatory approvals required to complete the transaction and the terms of the merger agreement related to regulatory approvals, see “Regulatory Approvals and Efforts to Close the Merger”.

Access to Information

Subject to certain exceptions and limitations, and upon reasonable prior notice, each of Scripps and Discovery will afford the other reasonable access to all of its and its subsidiaries’ employees, properties, assets, books, records and contracts as may reasonably be requested.

Post-Closing Employee Matters

Through December 31, 2018, a period we refer to as the continuation period, each Scripps employee who continues to remain employed by Scripps or one of its subsidiaries, whom we refer to as a continuing employee, will be provided (i) an annual base salary or base wage that is no less favorable than the base salary or base wage provided to such continuing employee immediately prior to the completion of the merger and (ii) target annual cash bonus opportunities that are no less favorable in the aggregate than those opportunities provided to such continuing employee immediately prior to the completion of the merger. Also during the continuation period, the continuing employees will be provided pension, welfare and other employee benefits that are substantially comparable in the aggregate to those provided by Scripps and its subsidiaries to such employees immediately prior to the completion of the merger. In addition, until the second anniversary of the completion of the merger, each continuing employee will be provided severance benefits that are no less favorable than the severance benefits provided to such continuing employee immediately prior to the completion of the merger.

Discovery or the surviving corporation will use commercially reasonable efforts to provide that no pre-existing conditions, exclusions or waiting periods will apply to a Scripps employee under the benefit plans provided for such employee, except to the extent such condition or exclusion was applicable to such employee prior to the completion of the merger. With respect to the plan year during which the completion of the merger occurs, Discovery will provide each Scripps employee credit for deductibles and out-of-pocket requirements paid prior to the completion of the merger in satisfying any applicable deductible or out-of-pocket requirements under any Discovery plan in which such employee is eligible to participate following the completion of the merger. From and after the completion of the merger, Discovery will provide credit to Scripps employees for their service recognized by Scripps and its subsidiaries as of the completion of the merger for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off and severance entitlements to the same extent and for the same purposes as such service was credited under the Scripps plans, provided that such service will not be recognized to the extent that such recognition would result in a duplication of benefits.

With respect to any Scripps employees who are, or become, subject to a collective bargaining or other agreement with a labor union or like organization, the foregoing will not apply and all compensation and benefits treatment and terms and conditions of employment afforded to such Scripps employees will be provided in accordance with such agreement.

Expenses

Subject to certain exceptions, all fees, costs and expenses incurred by any party to the merger agreement or on its behalf in connection with the merger agreement and the transaction will be paid by the party incurring such expenses.

Indemnification and Insurance

From and after the completion of the merger, Discovery will and will cause the surviving corporation to indemnify and hold harmless each present and former director and officer of Scripps determined as of the completion of the merger, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the completion of the merger), arising out of the fact that such indemnified person is or was a director, officer, employee or agent of Scripps, or is or was serving at the request of Scripps as a director, officer, employee or agent of another person prior to the completion of the merger.

Prior to the completion of the merger, Scripps will, and if Scripps is unable to, Discovery will cause the surviving corporation as of the completion of the merger to, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the completion of the merger with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as Scripps’ existing policies with respect to matters existing or occurring at or prior to the completion of the merger, subject to certain limitation and premium thresholds.

Stockholder and Shareholder Litigation

Each of Scripps and Discovery is required to notify the other promptly in writing after acquiring knowledge of any litigation related to the merger agreement or the transactions that is brought against it, its subsidiaries or any of their respective directors or officers and is required to keep the other party informed on a reasonably current basis with respect to the status of such litigation. Scripps and Discovery will cooperate in the defense and settlement of any such litigation, and Scripps may not settle any such litigation without the prior written consent of Discovery (not to be unreasonably withheld, conditioned or delayed).

Conditions to the Transaction

Each party’s obligation to consummate the transaction is subject to the satisfaction or waiver, to the extent applicable, at or prior to the completion of the merger, of the following conditions:

•	the receipt of the approval of the merger proposal by the Scripps shareholders and the receipt of the approval of the stock issuance proposal by the Discovery stockholders;

•	any applicable waiting period under the HSR Act must have expired or been terminated;

•	any required approvals, consents or clearances have been obtained relating to the merger under the EC Merger Regulation, Competition (Jersey) Law 2005, the media rules contained in the Austrian Cartel Act 2005 and the media rules contained in the Irish Competition Acts 2002 to 2014;

•	no domestic, foreign or transnational governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the completion of the merger;

•	the shares of Discovery Series C common stock to be issued in the merger must have been approved for listing on the NASDAQ upon official notice of issuance; and

•	the effectiveness of, and absence of an initiated or threatened stop order with respect to, the registration statement on Form S-4 filed by Discovery in respect of the shares of Discovery Series C common stock to be issued in the merger, of which this Joint Proxy Statement/Prospectus forms a part.

The obligations of Discovery and Merger Sub to effect the transaction also are subject to the satisfaction or waiver by Discovery and Merger Sub, at or prior to the completion of the merger, of the following conditions:

•	the accuracy of the representations and warranties of Scripps in the manner described in the merger agreement;

•	the performance, in all material respects, by Scripps of its obligations under the merger agreement at or prior to the completion of the merger;

•	no Company Material Adverse Effect, as defined in the merger agreement, having occurred since the date of the merger agreement;

•	the delivery by Scripps to Discovery of an officer’s certificate stating that the conditions set forth above have been satisfied; and

•	the delivery by Scripps to Discovery of a certificate to the effect that the Scripps shares are not a “U.S. real property interest” within the meaning of Section 897 of the Code.

Scripps’ obligation to effect the transaction is also subject to the satisfaction or waiver by Scripps at or prior to the completion of the merger, of the following additional conditions:

•	the accuracy of the representations and warranties of each of Discovery and Merger Sub to the extent required under the merger agreement;

•	the performance, in all material respects, by each of Discovery and Merger Sub of their obligations under the merger agreement at or prior to the completion of the merger;

•	no Parent Material Adverse Effect, as defined in the merger agreement, having occurred since the date of the merger agreement; and

•	the delivery by Discovery to Scripps of an officer’s certificate stating that the conditions set forth above have been satisfied.

Termination

The merger agreement may be terminated and the transaction may be abandoned at any time prior to the completion of the merger:

•	by mutual written consent of Discovery and Scripps;

•	by either Discovery or Scripps if, provided in each case that the party terminating the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has been the primary cause of the failure of the transaction to be completed:

•	the transaction has not been completed by July 30, 2018, which we refer to as the “termination date”;

•	the Scripps shareholder approval is not obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the merger proposal was taken, which we refer to as a “Scripps shareholder approval termination event”;

•	the Discovery stockholder approval is not obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the approval of the issuance of the Discovery Series C common stock in connection with the merger was taken, which we refer to as a “Discovery stockholder approval termination event”; or

•	any law or order permanently restrains, enjoins or otherwise prohibits the completion of the merger, and such law or order has become final and non-appealable;

•	by Scripps if:

•	the Discovery board effects a change in recommendation or if Discovery materially breaches or fails to perform certain other obligations, which we refer to as a “Scripps adverse recommendation change termination event”;

•	whether before or after the Scripps shareholder approval is obtained, Discovery breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of Scripps to close the transaction would not be satisfied and such breach is not curable or, if curable, is not cured by the earlier of the 30th day following notice to Discovery from Scripps of such breach or failure and the date that is three business days prior to the termination date, provided that Scripps is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•	before the Scripps shareholder approval is obtained, (i) if the Scripps board authorizes Scripps to enter into a Scripps alternative acquisition agreement with respect to a Scripps superior proposal that did not result from a material breach of the merger agreement, (ii) concurrently with the termination of the merger agreement, Scripps enters into a Scripps alternative acquisition agreement providing for a Scripps superior proposal that did not result from a material breach of the merger agreement and (iii) prior to or concurrently with such termination Scripps pays Discovery the termination fee, which we refer to as a “Scripps superior proposal termination event”;

•	by Discovery if:

•	the Scripps board effects a change in recommendation or if Scripps materially breaches or fails to perform certain other obligations, which we refer to as a “Discovery adverse recommendation change termination event”; or

•	whether before or after the Discovery stockholder approval is obtained, Scripps breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of Discovery and Merger Sub to close the transaction would not be satisfied and such breach is not curable or, if curable, is not cured by the earlier of the 30th day following notice to Scripps from Discovery of such breach or failure and the date that is three business days prior to the termination date, provided that Discovery is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement.

Termination Fee

Scripps will pay Discovery the termination fee of $356,000,000 if:

•	Discovery terminates the merger agreement pursuant to a Discovery adverse recommendation change termination event;

•	Scripps terminates the merger agreement pursuant to a Scripps superior proposal termination event; or

•	a tail termination fee event occurs, provided that any reimbursement expenses previously paid by Scripps to Discovery will be credited against the termination fee.

A tail termination fee event occurs if:

•	Discovery or Scripps terminates the merger agreement because the transaction has not been completed by the termination date, and between the date of the merger agreement and such termination, any person publicly made an acquisition proposal to Scripps or any of its subsidiaries or directly made an acquisition proposal to the Scripps shareholders; or

•	Discovery or Scripps terminates the merger agreement pursuant to a Scripps shareholder approval termination event, and between the date of the merger agreement and such termination, any person publicly made an acquisition proposal to Scripps or any of its subsidiaries or directly made an acquisition proposal to the Scripps shareholders; and

•	in each of the above circumstances, within 12 months after the date of such termination, Scripps consummates or enters into an agreement contemplating a Scripps acquisition proposal.

In defining “Scripps acquisition proposal” for purposes of the tail termination fee event, all references to “20% or more” in the definition of Scripps acquisition proposal are replaced with references to “50% or more”.

Discovery will pay Scripps the termination fee of $356,000,000 if Scripps terminates the merger agreement pursuant to a Scripps adverse recommendation change termination event.

Under no circumstances will the termination fee be payable more than once.

Reimbursement Expenses

Scripps will pay Discovery the reimbursement expenses if either Discovery or Scripps terminates the merger agreement pursuant to a Scripps shareholder approval termination event.

Discovery will pay Scripps the reimbursement expenses if either Discovery or Scripps terminates the merger agreement pursuant to a Discovery stockholder approval termination event.

Under no circumstances will the reimbursement expenses be payable more than once.

Amendment and Modification

The merger agreement may be amended, modified or supplemented by written agreement of the parties by action taken or authorized by their respective boards of directors at any time prior to the completion of the merger subject to applicable law, except that no amendments or modification is possible with respect to certain provisions to which financing sources are expressly made third-party beneficiaries.

Remedies

The parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement (and each party waived any requirement for the security or posting of any bond in connection with such remedy). This right is in addition to any other remedy to which the parties are entitled at law or in equity, including monetary damages. The parties further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to applicable law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Scripps or Discovery otherwise have an adequate remedy at law.

APPRAISAL AND DISSENTERS’ RIGHTS

Appraisal and dissenters’ rights are statutory rights that enable stockholders and shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders and shareholders in connection with the transaction.

Discovery Stockholders

Under the DGCL, Discovery stockholders are not entitled to appraisal rights in connection with the issuance of shares of Discovery Series C common stock as contemplated by the merger agreement. It is expected that the Discovery Series C common stock will continue to be traded on the NASDAQ during the pendency of and following the effectiveness of the merger, and Discovery’s corporate status will not change because the merger is being completed between one of its subsidiaries and Scripps.

Scripps Shareholders

If the merger proposal is approved, each Scripps shareholder who does not vote in favor of the merger proposal may be entitled to seek relief as a dissenting Scripps shareholder under Section 1701.85 of the ORC. The following is a summary of the principal steps a shareholder must take to perfect his or her dissenters’ rights under the ORC. This summary is qualified by reference to a complete copy of Section 1701.85 of the ORC, which is attached as Annex I to this Joint Proxy Statement/Prospectus and incorporated by reference herein. Any Scripps shareholder considering exercise of his or her dissenters’ rights is urged to carefully review the provisions of Section 1701.85 of the ORC and to consult an attorney, since failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights.

To perfect dissenters’ rights, a dissenting Scripps shareholder must satisfy each of the following conditions and must otherwise comply with Section 1701.85 of the ORC:

•	a dissenting Scripps shareholder must be a record holder of the Scripps shares as to which such shareholder seeks to exercise dissenters’ rights on the Scripps record date. Because only Scripps shareholders of record on the record date may exercise dissenters’ rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee or other holder and who desires to exercise dissenters’ rights must, in all cases, instruct the record holder of the shares to satisfy all of the requirements outlined under Section 1701.85 of the ORC;

•	a dissenting Scripps shareholder must not vote his or her shares in favor of the merger proposal at the Scripps special meeting. Failing to vote or abstaining from voting does not waive a dissenting shareholder’s rights. However, a proxy returned to Scripps signed but not marked to specify voting instructions will be voted in favor of the merger proposal and will be deemed a waiver of dissenters’ rights. A dissenting Scripps shareholder may revoke his or her proxy at any time before its exercise by filing with Scripps an instrument revoking it, delivering a duly executed proxy bearing a later date, voting by telephone or over the Internet at a later date than the date of the previous proxy or by attending and giving notice of the revocation of the proxy at the Scripps special meeting;

•	a dissenting Scripps shareholder must deliver a written demand for payment of the fair cash value of such shareholder’s Scripps shares to Scripps prior to the shareholder vote on the merger proposal at the Scripps special meeting, which we refer to as a “written demand”. Any written demand must specify the Scripps shareholder’s name and address, the number and class of shares held by the shareholder on the Scripps record date, which we refer to as the “dissenting shares”, and the amount claimed as the fair cash value of the dissenting shares. Voting against the merger proposal is not a written demand required under Section 1701.85 of the ORC; and

•

if Scripps sends a request to a dissenting Scripps shareholder at the address specified in the written demand, for the certificates representing the dissenting shares, the dissenting Scripps shareholder, within 15 days from the date of Scripps sending such request, must deliver to Scripps the certificates requested so that Scripps may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. Such a request is not an admission by Scripps that a dissenting Scripps shareholder is entitled to relief. Scripps will promptly return the endorsed share certificates to the dissenting Scripps shareholder. At the option of Scripps, a dissenting Scripps shareholder who fails to deliver his or her share certificates upon request from Scripps may have his or her dissenter’s rights terminated, unless a court for good cause shown otherwise directs.

Scripps and a dissenting Scripps shareholder may come to an agreement as to the fair cash value of the dissenting shares. If Scripps and the dissenting Scripps shareholder cannot agree upon the fair cash value of the dissenting shares, then either Scripps or the dissenting Scripps shareholder may, within three months after service of demand by the dissenting Scripps shareholder, file a petition in the Court of Common Pleas of Hamilton County, Ohio, for a determination that the dissenting Scripps shareholder is entitled to exercise dissenters’ rights and to determine the fair cash value of the dissenting shares. If the court finds the dissenting Scripps shareholder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to recommend a fair cash value. Interest on the fair cash value and the costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, will be assessed as the court considers equitable.

Fair cash value for purposes of Section 1701.85 of the ORC is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the written demand of the dissenting Scripps shareholder. The fair cash value is to be determined as of the day prior to the date of the Scripps special meeting. For purposes of determining the fair cash value of a share listed on a national securities exchange (such as the NYSE, on which the Scripps Class A shares currently are listed) immediately before the effective time of the merger, fair cash value of a share will be the closing sale price on the national securities exchange the day before the Scripps shareholders vote on the merger proposal (which date will be the day before the Scripps special meeting unless the Scripps shareholders approve an adjournment proposal). Otherwise, any appreciation or depreciation in the market value of the Scripps shares resulting from the merger, and any premium associated with control of the corporation, or any discount for lack of marketability or minority status, will be excluded. The fair cash value may be higher, the same as, or lower than the per share merger consideration. Scripps shareholders should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair cash value” under Section 1701.85 of the ORC.

Payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the completion of the merger. Such payment shall be made only upon simultaneous surrender to Scripps of the dissenting Scripps shareholder’s share certificates for which such payment is made.

A dissenting Scripps shareholder’s rights to receive the fair cash value of his or her Scripps shares will terminate if:

•	the dissenting Scripps shareholder has not complied with Section 1701.85 of the ORC;

•	the merger is abandoned or is finally enjoined or prevented from being carried out, or the Scripps shareholders rescind their approval of the merger proposal;

•	the dissenting Scripps shareholder withdraws his or her demand with the consent of the Scripps board; or

•	the dissenting Scripps shareholder and the Scripps board have not agreed on the fair cash value per share and neither has filed a timely complaint in the Court of Common Pleas of Hamilton County, Ohio within three months after the dissenting Scripps shareholder delivered a written demand.

All rights accruing from Scripps shares, including voting and dividend and distribution rights, are suspended from the time a dissenting Scripps shareholder submits a written demand with respect to any dissenting shares until the termination or satisfaction of the rights and obligations of the dissenting Scripps shareholder and Scripps arising from the written demand. During this period of suspension, any dividend or distribution paid on the dissenting shares will be paid to the record owner as a credit upon the fair cash value thereof. If a Scripps shareholder’s dissenters’ rights are terminated other than by purchase by Scripps of the dissenting shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 31, 2017, Discovery filed a Current Report on Form 8-K, which we refer to as the “original Form 8-K”, announcing that it entered into the merger agreement, pursuant to which Merger Sub will be merged with and into Scripps, with Scripps continuing as the surviving corporation and a wholly-owned subsidiary of Discovery. The merger agreement was approved by the Discovery board.

The unaudited pro forma condensed combined financial statements, which we refer to as the “unaudited pro forma financial statements”, presented below are derived from the historical consolidated financial statements of Discovery and Scripps. The following unaudited pro forma financial statements and related notes present the historical financial statements of the combined company as if the merger had been completed as of June 30, 2017 for purposes of the unaudited pro forma consolidated balance sheet and as of January 1, 2016 for the purposes of the unaudited pro forma consolidated statements of operations. The historical consolidated financial information has been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma financial statements should be read in conjunction with (i) the accompanying notes to the unaudited pro forma financial statements; (ii) the historical financial statements of Discovery and the accompanying notes in Discovery’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2017 and Discovery’s Annual Report on Form 10-K for the year ended December 31, 2016 and (iii) the historical financial statements of Scripps and the accompanying notes in Scripps’ Quarterly Report on Form 10-Q for the three and six months ended June 30, 2017 and Scripps’ Annual Report on Form 10-K for the year ended December 31, 2016.

The unaudited pro forma financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed on or as of the dates indicated. Since the unaudited pro forma financial statements have been prepared based on preliminary estimates, the final amounts recorded at the date of the merger may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed. In addition, the unaudited pro forma financial statements do not intend to project the future financial position or operating results of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2017

(in millions, except par value)

	Historical		Pro Forma
	Discovery	Scripps (a)	Adjustments	Notes	Combined
ASSETS
Current assets:
Cash and cash equivalents	$206	$131	$266	(b)	$603
Receivables, net	1,758	912	—		2,670
Content rights, net	390	642	(592)	(c)	440
Prepaid expenses and other current assets	416	68	—		484

Total current assets	2,770	1,753	(326)		4,197
Noncurrent content rights, net	2,070	500	592	(c)	3,162
Property and equipment, net	514	316	—		830
Goodwill, net	8,123	1,757	7,654	(d)	17,534
Intangible assets, net	1,481	1,122	5,657	(e)	8,260
Equity method investments, including note receivable	700	746	—		1,446
Other noncurrent assets	491	323	—		814

Total assets	$16,149	$6,517	$13,577		$36,243

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$222	$26	$—		$248
Accrued liabilities	946	276	—		1,222
Deferred revenues	193	120	(36)	(f)	277
Current portion of debt	105	—	—		105

Total current liabilities	1,466	422	(36)		1,852
Noncurrent portion of debt	8,158	2,980	8,836	(g)	19,974
Deferred income taxes	370	—	2,085	(h)	2,455
Other noncurrent liabilities	392	320	—		712

Total liabilities	10,386	3,722	10,885		24,993
Commitments and contingencies
Redeemable noncontrolling interests	237	—	—		237
Equity:
Stockholders’ equity:
Series A-1 convertible preferred stock: $0.01 par value	1	—	—		1
Series C-1 convertible preferred stock: $0.01 par value	1	—	—		1
Series A common stock: $0.01 par value	1	—	—		1
Series B convertible common stock: $0.01 par value	—	—	—		—
Series C common stock: $0.01 par value	4	1	1	(i)	6
Additional paid-in capital	7,177	1,426	2,011	(i), (j)	10,614
Treasury stock, at cost	(6,737)	—	—		(6,737)
Retained earnings	5,696	1,231	(1,358)	(i), (j)	5,569
Accumulated other comprehensive loss	(617)	(144)	144	(i)	(617)

Total equity attributable to controlling interest holders	5,526	2,514	798		8,838

Noncontrolling interests	—	281	1,894	(k)	2,175

Total equity	5,526	2,795	2,692		11,013

Total liabilities and equity	$16,149	$6,517	$13,577		$36,243

See notes to the unaudited pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2017

(in millions, except per share amounts)

	Historical		Pro Forma
	Discovery	Scripps (a)	Adjustments	Notes	Combined
Revenues:
Distribution	$1,712	$478	$—		$2,190
Advertising	1,492	1,260	—		2,752
Other	154	42	—		196

Total revenues	3,358	1,780	—		5,138

Costs and expenses:
Costs of revenues, excluding depreciation and amortization	1,241	579	—		1,820
Selling, general and administrative	804	419	—		1,223
Depreciation and amortization	160	78	203	(e)	441
Restructuring and other charges	32	—	—		32
Loss on disposition	4	—	—		4

Total costs and expenses	2,241	1,076	203		3,520

Operating income	1,117	704	(203)		1,618
Interest expense	(182)	(48)	(158)	(g)	(388)
Loss on extinguishment of debt	(54)	—	—		(54)
(Loss) income from equity investees, net	(95)	41	—		(54)
Other (expense) income, net	(37)	55	—		18

Income before income taxes	749	752	(361)		1,140
Income tax expense	(148)	(217)	134	(l)	(231)

Net income	601	535	(227)		909
Net (income) loss attributable to noncontrolling interests	—	(101)	11	(e)	(90)
Net income attributable to redeemable noncontrolling interests	(12)	—	—		(12)

Net income available to the Registrant	$589	$434	$(216)		$807

Net income per share available to the Registrant’s common stockholders:
Basic	$1.02	$3.34		(m)	$1.09
Diluted	$1.01	$3.32		(m)	$1.09
Weighted average shares outstanding:
Basic	387	130	158	(m)	545
Diluted	583	131	160	(m)	743

See notes to the unaudited pro forma financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2016

(in millions, except per share amounts)

	Historical		Pro Forma
	Discovery	Scripps (a)	Adjustments	Notes	Combined
Revenues:
Distribution	$3,213	$894	$—		$4,107
Advertising	2,970	2,416	—		5,386
Other	314	91	—		405

Total revenues	6,497	3,401	—		9,898

Costs and expenses:
Costs of revenues, excluding depreciation and amortization	2,432	1,193	—		3,625
Selling, general and administrative	1,690	807	—		2,497
Depreciation and amortization	322	194	1,052	(e)	1,568
Restructuring and other charges	58	—	—		58
Gain on disposition	(63)	—	—		(63)
Goodwill write-down	—	58	—		58

Total costs and expenses	4,439	2,252	1,052		7,743

Operating income	2,058	1,149	(1,052)		2,155
Interest expense	(353)	(129)	(316)	(g)	(798)
Gain on extinguishment of debt	—	7	—		7
(Loss) income from equity investees, net	(38)	71	—		33
Other income, net	4	180	—		184

Income before income taxes	1,671	1,278	(1,368)		1,581
Income tax expense	(453)	(430)	506	(l)	(377)

Net income	1,218	848	(862)		1,204
Net (income) loss attributable to noncontrolling interests	(1)	(174)	60	(e)	(115)
Net income attributable to redeemable noncontrolling interests	(23)	—	—		(23)

Net income available to the Registrant	$1,194	$674	$(802)		$1,066

Net income per share available to the Registrant’s common stockholders:
Basic	1.97	5.20		(m)	1.39
Diluted	1.96	5.18		(m)	1.38
Weighted average shares outstanding:
Basic	401	130	158	(m)	559
Diluted	610	130	160	(m)	770

See notes to the unaudited pro forma financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

Basis of Presentation

The merger is reflected in the unaudited pro forma financial statements as being accounted for under the acquisition method of accounting. Under the acquisition method, the stock settled portion of the total estimated purchase price as described in Note 2 will be measured using the market closing price of Discovery Series C common stock at the closing date. This may result in a merger consideration value that is different from that assumed for purposes of preparing these unaudited pro forma financial statements. Discovery will record all assets, liabilities and non-controlling interests assumed at their respective acquisition-date fair values.

As indicated in Note 3 to the unaudited pro forma financial statements, Discovery has made certain adjustments to the historical book values of the assets, liabilities and non-controlling interests of Scripps to reflect preliminary estimates of fair value necessary to prepare the unaudited pro forma financial statements, with the excess of the purchase price over the fair value of the net assets of Scripps recorded as goodwill. In the opinion of Discovery management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made. Discovery will perform a detailed review of Scripps’ accounting policies in connection with the completion of the acquisition and, therefore, while all adjustments necessary to conform Scripps’ and Discovery’s financial statements may not have yet been identified, Discovery has made estimates based on the best available information. As a result, amounts used in these unaudited pro forma financial statements will differ from the ultimate amounts once Discovery has determined the final allocation of the merger consideration, completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations, and identified any additional necessary conforming accounting policy changes for Scripps. Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein. The unaudited pro forma financial statements are based on available information and certain assumptions that Discovery management believes are reasonable.

The unaudited pro forma financial statements also do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition, the total expected costs to integrate the operations of Discovery and Scripps, or the total expected costs necessary to achieve such cost savings, operating synergies and revenue enhancements.

Certain reclassifications have been made to the historical presentation of Scripps to conform to the presentation used in the unaudited pro forma financial statements (See Note 3, footnote a). These reclassifications have no impact on the historical operating income, income from continuing operations, income from continuing operations attributable to company, total assets, liabilities or shareholders’ equity reported by Discovery or Scripps. In accordance with the requirements for reporting on combined pro forma financial information, Discovery did not remove certain material, nonrecurring items from Scripps’ historical statements of operations for the year ended December 31, 2016. These items include a goodwill write-down, a gain on the sale of investments, a write-down of intangible assets, a write-down of other investments, transaction and integration expenses related to the acquisition of the TVN portfolio of networks, and reorganization costs for the period. Upon consummation of the acquisition, further review of Scripps’ financial statements may result in additional reclassifications to conform to Discovery’s presentation.

NOTE 2. ESTIMATED MERGER CONSIDERATION AND PRELIMINARY PURCHASE PRICE ALLOCATION

The estimated merger consideration for Discovery’s acquisition of Scripps for cash and stock totals $11.8 billion, including cash of $8.4 billion and stock of $3.4 billion. Scripps shares will be converted into the right to receive $63.00 per share in cash and a number of shares of Discovery Series C common stock based on the exchange ratios described in the following sentence. The stock portion of the merger consideration will be subject to a collar based on the DISCK 15-day VWAP. Holders of Scripps shares will receive, for each Scripps share, 1.2096 shares of Discovery Series C common stock if the DISCK 15-day VWAP is less than $22.32, and 0.9408 shares of Discovery Series C common stock if the DISCK 15-day VWAP is greater than $28.70. If the DISCK 15-day VWAP is greater than or equal to $22.32 but less than or equal to $28.70, holders of Scripps shares will receive, for each Scripps share, a number of shares of Discovery Series C common stock between 1.2096 and 0.9408 equal to $27.00 in value. If the DISCK 15-day VWAP is less than $25.51, Discovery has the option to pay additional cash instead of issuing more shares. Outstanding employee equity awards that vest upon the change of control will be acquired with a similar combination of cash and shares of Discovery Series C common stock or share-based awards pursuant to terms specified in the merger agreement. Discovery will also pay certain transaction costs incurred by Scripps which will be recorded as part of consideration paid for the acquired business. The merger consideration will fluctuate based upon changes in the share price of Discovery Series C common stock and the number of Scripps common shares, stock options, and other equity-based awards outstanding on the closing date.

The following table summarizes the components of the estimated merger consideration (in millions of dollars and shares, except for per share amounts, share conversion ratio and stock option conversion ratio).

Outstanding Scripps equity
Scripps shares outstanding as of June 30, 2017	130
Cash consideration (per Scripps share)	$63.00

Estimated cash portion of purchase price	$8,177
Scripps shares outstanding as of June 30, 2017	130
Share conversion ratio (per Scripps share)	1.2096
Estimated total Discovery Series C common stock assumed to be issued	157
Discovery Series C common stock price per share*	$21.39

Estimated equity portion of purchase price	$3,358
Outstanding shares under Scripps share-based compensation programs
Estimated shares under Scripps share-based compensation programs as of June 30, 2017	3
Estimated Scripps share-based compensation converting to cash (70%)	2
Average cash consideration (per share less applicable exercise price)	$48.84

Estimated cash portion of purchase price	$118
Estimated Scripps share-based compensation converting to Discovery Series C common stock (30%)	1
Stock option conversion ratio (based on intrinsic value per award)	4

Estimated total Discovery Series C common stock (1) or options (3) assumed to be issued	4
Average equity consideration (intrinsic value of Discovery Series C common stock or options to be issued as consideration)	$11.26

Estimated equity portion of purchase price	$46
Scripps transaction costs to be paid by Discovery	$105

Total estimated consideration to be paid	$11,804

*	Reflects per share value of Discovery stock to be received by Scripps based on the DISCK stock price of $21.39 as of August 25, 2017, which falls outside the range of the collar. At this price, the merger agreement provides for a conversion ratio of 1.2096 in order to convert one share of Scripps stock into shares of Discovery Series C common stock, plus the cash consideration per share. The final purchase price per share and corresponding total consideration will be determined on the date of closing. If the merger consideration had been estimated using the DISCK stock price on October 9, 2017 of $19.79 per share, the estimated merger consideration would be $11.5 billion compared with $11.8 billion that is based on the August 25, 2017 share price noted in the table above. The estimated merger consideration difference of $0.3 billion would result in a reduction to pro forma goodwill from $9.4 billion to $9.1 billion as of October 9, 2017.

Balances reflect rounding of dollar and share amounts to millions, which may result in differences for recalculated amounts compared with the amounts presented above.

Merger Consideration Sensitivity

The table below illustrates the potential impact to the total estimated outstanding Discovery Series C common stock to be issued assuming that the stock portion of the consideration for outstanding Scripps shares were converted to shares of Discovery Series C common stock at either the low-end or the high-end of the collar range. For the purposes of this calculation, the total number of Scripps shares outstanding has been assumed to be the same as in the table above. The stock prices used to determine the equity portion of the consideration in each scenario is based on Discovery Series C common stock price at the low-end and the high-end of the collar (in millions of dollars and shares, except for conversion ratio).

	Discovery Series C Common Stock (DISCK) Shares to Issue and Total Estimated Consideration to be Paid
	Minimum	Maximum
Scripps shares outstanding as of June 30, 2017	130	130
Average Discovery price—Series C common stock	$22.32	$28.70
Conversion ratio	1.2096	0.9408

Discovery Series C common stock to be issued for estimated Scripps shares outstanding	157	122

Total estimated consideration to be paid	$11,953	$11,953

For each $1.00 decline in the value of Discovery Series C common stock below the low-end of the collar, the stock portion of the consideration to be paid will decrease by approximately $160 million. For each $1.00 increase in the value of Discovery Series C common stock above the high-end of the collar, the stock portion of the consideration to be paid will increase by approximately $125 million.

Preliminary Purchase Price Allocation

The merger will be accounted for as a business combination using the acquisition method of accounting in accordance with ASC Topic 805, which will establish a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the date control is obtained. Accordingly, the costs to acquire such interests will be allocated to the underlying net assets based on their respective fair values, including noncontrolling interests. Any excess of the purchase price over the estimated fair value of the net assets acquired will be recorded as goodwill.

The following table summarizes the allocation of the preliminary purchase price as of June 30, 2017 (in millions):

Fair Market Value
Total current assets	$1,161
Goodwill, net	9,411
Intangibles assets, net	6,779
Other noncurrent assets	2,477
Total current liabilities	(386)
Long-term debt	(3,058)
Deferred taxes	(2,085)
Other noncurrent liabilities	(320)
Noncontrolling interests	(2,175)

Total estimated consideration to be paid	$11,804

The allocation of purchase price is preliminary at this time, and will remain preliminary until Discovery finalizes the valuation of the net assets acquired, which is not expected to be substantially complete until after the merger has closed. The final allocation of the purchase price is dependent on a number of factors, including the final determination of fair value of all tangible and intangible assets acquired and liabilities assumed as of the closing date of the merger. Such final adjustments, including changes to amortizable tangible and intangible assets, may be material. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

The unaudited pro forma financial statements do not reflect:

•	All reclassifications or adjustments to conform Scripps financial statement presentation or accounting policies to those adopted by Discovery. Discovery has made estimates based on the best available information.

•	Potential additional fair value adjustments to equity method investments, cost method investments, content and property, plant and equipment. For these balance sheet accounts, management has preliminarily concluded that book value approximates fair value.

•	Potential fair value adjustments for certain tax assets and liabilities. For these balance sheet accounts, management has preliminarily concluded that book value approximates fair value.

•	Impact of pending or future investments by Discovery, including Discovery’s announced joint venture with TEN: The Enthusiast Network.

NOTE 3. RECLASSIFICATIONS AND ADJUSTMENTS

The unaudited pro forma adjustments related to the transaction included in the unaudited pro forma financial statements are as follows:

(a) Reclassifications

Reflects certain reclassifications that have been made to the historical presentation of Scripps consolidated financial statements to conform to the presentation used in the unaudited pro forma financial statements.

The following are details of the adjustments made to the Scripps statement of financial position as of June 30, 2017 (in millions).

Investments—As reported	$724
Add: Note receivable	99
Less: Cost method investments	(77)

Equity method investments, including note receivable—unaudited pro forma financial statements	$746

Deferred income taxes—As reported	$193
Other noncurrent assets—As reported	152
Less: Note receivable	(99)
Add: Cost method investments	77

Other noncurrent assets—unaudited pro forma financial statements	$323

Accrued liabilities —As reported	$134
Employee compensation and benefits—As reported	72
Program rights payable—As reported	70

Accrued liabilities—unaudited pro forma financial statements	$276

The following are details of the adjustments made to the Scripps statements of operations for the six months ended June 30, 2017 and year ended December 31, 2016 (in millions).

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Depreciation—As reported	$29	$71
Amortization—As reported	49	123

Depreciation and amortization—unaudited pro forma financial statements	$78	$194

Gain on extinguishment of debt—unaudited pro forma financial statements	$—	$7

(Loss) gain on derivatives—As reported	$(6)	$18
Gain on sale of investments—As reported	1	192
Miscellaneous, net—As reported	60	(23)
Less: Gain on extinguishment of debt	—	(7)

Other income, net—unaudited pro forma financial statements	$55	$180

Scripps’ historical numbers were rounded to conform with Discovery’s presentation (in millions).

(b) Cash and cash equivalents

Reflects adjustments to cash and cash equivalents for the impacts of cash proceeds and expenditures directly attributable to the merger as follows (in millions).

Discovery proceeds from new debt issued	$8,828
Discovery debt issuance costs on new debt issued	(70)
Discovery estimated transaction costs	(50)
Discovery commitment fees on bridge financing and term loans	(42)
Cash portion of consideration paid by Discovery	(8,400)

Total adjustments to cash and cash equivalents	$266

(c) Content rights, net

Discovery reflected an adjustment of $592 million to present all produced and coproduced content as noncurrent.

(d) Goodwill, net

To record the preliminary value of goodwill created as a result of the merger ($9.4 billion) and to eliminate the historical goodwill of Scripps ($1.8 billion). See Note 2 for an explanation of the calculation of goodwill recorded.

(e) Intangible assets, net and depreciation and amortization

Reflects an adjustment as follows: a $5.7 billion net increase to intangible assets to reflect the preliminary allocation of the purchase price to the fair value of Scripps’ intangible assets ($6.8 billion fair value, less $1.1 billion historical intangible assets of Scripps). A preliminary estimate of amortization for these intangibles is reflected in the unaudited pro forma consolidated statements of operations using the straight-line amortization method as noted below (in millions, except years).

	Estimated Fair Value	Estimated Weighted Average Useful Life in Years	Six months ended June 30, 2017 Amortization Expense	Year Ended December 31, 2016 Amortization Expense
Asset
Trademarks and trade names	$830	10	$41	$83
Advertiser relationships	3,440	10	116	886
Affiliate relationships	2,310	15	77	154
Broadcast licenses	118	6	10	20
Acquired rights and other	81	5	8	16

	$6,779		$252	$1,159

Historical intangible assets and amortization expense	(1,122)		(49)	(107)

Pro forma adjustments	$5,657		$203	$1,052

Amount attributable to noncontrolling interests, net of tax			11	60

Due to limited information available, the detailed valuation studies necessary to arrive at the required estimates of the fair values for these assets and useful lives is not yet complete. Changes to the fair values of these assets and liabilities could have a material impact on the accompanying unaudited pro forma financial statements and will also result in changes to goodwill and deferred tax liabilities. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in amortization expense of approximately $25 million and $115 million for the six months ended June 30, 2017 and year ended December 31, 2016, respectively, based on the estimated useful lives used above. The final estimated useful lives could range from 1 to 12 years for advertiser relationships (including backlog) and trademarks and trade names, and from 12 to 17 years for affiliate relationships.

(f) Deferred revenues

Reflects a fair value adjustment to reduce Scripps historical deferred revenues balance by $36 million, or 30%, as of June 30, 2017. Due to limited information, this reduction to the book value of Scripps historical deferred revenues balance is based on a preliminary assessment performed by Discovery to determine a best estimate of the fair value of the obligation on the acquisition date.

(g) Noncurrent portion of debt and interest expense

Discovery will finance the merger with new par value debt of approximately $8.8 billion at a weighted average interest rate of 3.6%, using a combination of fixed and variable rate notes and loans, a portion of which is denominated in pounds sterling, and has incurred approximately $68 million in debt issuance costs using exchange rates and interest rates as of September 30, 2017. Discovery also entered into a commitment letter, pursuant to which Goldman Sachs Lending Entities committed to provide a senior unsecured bridge facility of up to $9.6 billion, which was terminated in accordance with the commitment letter following execution by Discovery of a $2.0 billion term loan facility, an amendment to Discovery’s existing revolving credit facility and as a result of Discovery receiving $6.8 billion of net cash proceeds from the issuance of the USD Notes and Sterling Notes. Discovery also increased its revolver capacity to fund future operations; however, this amount was not included in the pro forma adjustments to debt since it is not intended to finance the purchase price of the merger.

The Scripps long-term debt to be assumed upon completion of the merger was adjusted to fair value using observed trades or executable quotes as of August 14, 2017 and discounted cash flow methodology when observable prices were not available. This adjustment resulted in an increase in long-term debt of $58 million, and unamortized debt issuance costs and discounts related to Scripps’ debt have been removed.

Pro forma debt increases estimated on September 7, 2017 prior to debt issuance was as follows (in millions).

As of June 30, 2017
New debt issued	$8,828
Additional debt issuance costs related to new debt	(70)
Fair value adjustment of assumed Scripps long-term debt	58
Elimination of unamortized Scripps’ deferred debt issuance costs and discounts	20

Total debt adjustment	$8,836

Pro forma interest expense increases as follows (in millions).

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Additional interest expense on new debt issued	$(161)	$(323)
Amortization of new debt issuance costs	(4)	(8)
Amortization of net premium as a result of adjusting assumed Scripps long-term debt to fair value	4	9
Elimination of previously recognized amortization related to Scripps’ deferred debt issuance costs and discounts	3	6

Total interest expense adjustment	$(158)	$(316)

(h) Deferred income taxes

Represents an adjustment to deferred income taxes, which was calculated using a blended 37% U.S. federal, state and local statutory tax rate, net of federal tax benefit, multiplied by the fair value adjustments made to assets acquired and liabilities assumed, excluding goodwill, as calculated below (in millions):

Fair value adjustment to increase intangible assets	$5,657
Fair value adjustment to increase long-term debt	(58)
Fair value adjustment to decrease deferred revenue	36

$5,635
Blended U.S. federal, state and local statutory tax rate, net of federal tax benefit	37%

Pro forma adjustment to deferred income taxes	$2,085

(i) Equity

Reflects adjustments to eliminate Scripps’ historical equity balances and record estimated consideration at fair value (in millions).

Equity consideration recorded as par value of shares	2
Elimination of Scripps historical common stock	(1)

Pro forma adjustment to common stock, at par value	1

Equity consideration recorded as additional paid-in capital	$3,402
Preferred stock modification*	35
Elimination of Scripps historical paid-in capital in excess of par value	(1,426)

Pro forma adjustment to additional paid-in capital	$2,011

Discovery’s estimated transaction costs	$(50)
Discovery commitment fees on bridge financing and term loans	(42)
Preferred stock modification*	(35)
Elimination of Scripps historical beginning retained earnings	(1,231)

Pro forma adjustment to retained earnings	$(1,358)

Elimination of Scripps historical accumulated other comprehensive income	$144

Pro forma adjustment to accumulated other comprehensive income	$144

*	Refer to Note 3(j) for information regarding the preferred stock modification.

(j) Preferred stock modification

As disclosed in the Form 8-K filed on July 31, 2017, Discovery entered into the exchange agreement with Advance/Newhouse, pursuant to which Discovery agreed to issue a number of shares of Discovery Series A-1 preferred stock, and a number of shares of Discovery Series C-1 preferred stock, (collectively, “the New Preferred Stock”) to Advance/Newhouse in exchange for all of Advance/Newhouse’s shares of Discovery Series A preferred stock and all of Advance/Newhouse’s shares of Discovery Series C preferred stock. The terms of the exchange agreement resulted in Advance/Newhouse’s aggregate voting and economic rights before the exchange being equal to their aggregate voting and economic rights after the exchange. The terms of the exchange agreement also provide that certain of the shares of Discovery Series C-1 preferred stock received by Advance/Newhouse in the exchange (including the Discovery Series C common stock into which such shares are convertible) are subject to transfer restrictions on the terms set forth in the exchange agreement. While subject to transfer restrictions, such shares may be pledged in certain bona fide financing transactions, but may not be pledged in connection with hedging or similar transactions.

On August 7, 2017, upon the terms set forth in the exchange agreement, Discovery and Advance/Newhouse completed the exchange. Immediately following the exchange, Advance/Newhouse’s beneficial ownership of the aggregate number of shares of Discovery Series A common stock and Discovery Series C common stock, into which the New Preferred Stock received by Advance/Newhouse in the Exchange are convertible, remained unchanged as follows:

Pre-Exchange				Post-Exchange
Shares held prior to the Amendment		Converts into Common Stock		Shares Issued Subsequent to the Amendment		Converts into Common Stock
Discovery Series A preferred stock	70,673,242	Common A	70,673,242	Discovery Series A-1 preferred stock	7,852,582	Common A	70,673,242
		Common C	70,673,242	Discovery Series C-1 preferred stock	3,649,573	Common C	70,673,242
Discovery Series C preferred stock	24,874,370	Common C	49,748,740	Discovery Series C-1 preferred stock	2,569,020	Common C	49,748,740

Prior to the exchange the Discovery Series A preferred stock had a carrying value of $108 million as a class of securities and each share of Discovery Series A preferred stock was convertible into one share of Discovery Series A common stock and one share of Discovery Series C common stock (referred to as the “embedded Discovery Series C common stock”). Through its ownership of the Discovery Series A preferred stock, Advance/Newhouse had the right to elect three directors (the “preferred directors”) and maintained special voting rights on certain matters, including but not limited to blocking rights for material acquisitions, the issuance of debt securities and the issuance of equity securities (collectively, the “preferred rights”). Additionally, Advance/Newhouse had certain transfer restrictions with respect to its governance rights. Prior to the exchange, the Discovery Series C preferred stock was considered the economic equivalent of Series C common stock.

Following the exchange, Discovery Series A-1 preferred stock and Discovery Series C-1 preferred stock are convertible into Discovery Series A common stock and Discovery Series C common stock, respectively, independently by class of security. The preferred rights associated with Discovery Series A-1 preferred stock are, subject to certain exceptions, substantially similar to the preferred rights associated with the Discovery Series A preferred stock, with the addition of a right of first offer in favor of Discovery should Advance/Newhouse desire to sell 80% or more of such shares in a permitted transfer (as defined in the Discovery charter). Following the exchange, Discovery Series C-1 preferred stock is considered the economic equivalent of Series C common stock and also maintains certain transfer restrictions.

Discovery considers the legal exchange of the Discovery Series A preferred stock for Discovery Series A-1 preferred stock and Discovery Series C-1 preferred stock to be a modification to the conversion option of the Discovery Series A preferred stock. Previously, conversion required simultaneous conversion into Series A common stock and Series C common stock. The exchange agreement allows for the independent conversion of the Discovery Series C-1 preferred stock without the conversion of Discovery Series A-1 preferred stock. However, Advance/Newhouse’s aggregate voting, economic and preferred rights before the exchange are equal to their aggregate voting, economic and preferred rights after the exchange. Additionally, the exchange agreement results in the exchange of legal form preferred stock for new legal form preferred stock.

Discovery valued the securities immediately prior to and immediately after the exchange and determined that the exchange increased the fair value of Advance/Newhouse’s preferred stock by $35 million from $3.340 billion to $3.375 billion, or 1.05%, which was not considered significant in the context of the total value of the preferred stock. On the basis of the qualitative and quantitative factors noted above, Discovery does not believe the exchange is considered significant and does not reflect an extinguishment of the previously issued preferred stock for accounting purposes. Accordingly, Discovery has accounted for the exchange of the previously issued preferred stock as a modification, which is measured as the increase in fair value of the preferred stock, or $35 million.

In connection with the exchange agreement, Advance/Newhouse also entered into the Advance/Newhouse voting agreement. The Advance/Newhouse voting agreement requires that Advance/Newhouse vote its shares of Discovery Series A preferred stock to approve the issuance of shares of Discovery Series C common stock in connection with the merger as contemplated by the merger agreement. As the $35 million of incremental value was transferred to Advance/Newhouse in exchange for consent with respect to the Scripps transaction, the Company determined that the incremental amount should be expensed as merger transaction costs. The additional expense of $35 million is considered non-recurring and therefore has not been reflected in the unaudited pro forma condensed combined statements of operations.

(k) Noncontrolling interests

The preliminary fair value of the noncontrolling interests of Scripps, using equally weighted income and market valuation approaches, is $2.2 billion. A pro forma adjustment of $1.9 billion was recorded to reflect the fair value of $2.2 billion and the elimination of the historical carrying value of $281 million.

(l) Income tax expense

Reflects the income tax effect of the pro forma adjustments, which was calculated using a blended 37% U.S. federal, state and local statutory tax rate, net of federal tax benefit. The effective tax rate of the combined company could be significantly different from what is presented in these unaudited pro forma financial statements for a variety of reasons, including post-acquisition activities.

(m) Net income per share

Discovery’s net income per share calculation follows the two-class method, which distinguishes between the classes of securities based on the proportionate participation rights of each security type in Discovery’s undistributed income. Discovery Series A, B and C common stock and Discovery Series C-1 preferred stock are treated as one class for purposes of applying the two-class method, because they have substantially equal rights and share equally on an as-converted basis with respect to income available to Discovery. In connection with the acquisition, Scripps will receive stock consideration in the form of Discovery Series C common shares (Note 2). Net income per share adjustments to the unaudited pro forma financial statements reflect adjustments to Discovery’s two-class method calculation for net income per share based on the stock consideration to be received by Scripps. Pro forma combined weighted average shares outstanding amounts also reflect the impact of the stock consideration to be received by Scripps in connection with the merger.

For the six months ended June 30, 2017 and the year ended December 31, 2016, pro forma combined basic net income per share is calculated using the historical Discovery weighted average shares outstanding during each period plus the assumed issuance of 158 million shares of Discovery Series C common stock issued to Scripps shareholders (see Note 2). On January 1, 2016, earnings per share were calculated using undistributed income available to Discovery common stockholders.

The pro forma combined weighted average earnings per basic shares outstanding were calculated as follows (in millions, except per share amounts).

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Pro forma net income available to Discovery Communications, Inc. Series A, B and C common stockholders for basic net income per share	$596	$778

Weighted average Discovery Series A, B and C common shares outstanding—basic	387	401
Discovery Series C common shares issued for Scripps acquisition	158	158

Pro forma combined weighted average Discovery Series A, B and C common basic shares outstanding—basic	545	559

Pro forma combined basic net income per share available to the Registrant’s common stockholders	$1.09	$1.39

Pro forma combined weighted average shares outstanding with dilution were calculated as follows (in millions, except per share amounts).

	Six Months Ended June 30, 2017	Year Ended December 31, 2016
Pro forma net income available to Discovery Communications, Inc. Series A, B and C common stockholders for diluted net income per share	$807	$1,066

Weighted average Discovery Series A, B and C common shares outstanding—diluted	583	610
Discovery Series C common shares issued for Scripps acquisition	160	160

Pro forma combined weighted average Discovery Series A, B and C common shares outstanding—diluted	743	770

Pro forma combined diluted net income per share available to the Registrant’s common stockholders	$1.09	$1.38

Stock Consideration for Acquisition—Stock Price Collar Sensitivity Analysis

The stock portion of the merger consideration will be subject to a collar based on the DISCK 15-day VWAP, as discussed in Note 2 above. As the stock consideration paid as part of the merger consideration is subject to the Discovery Series C common stock closing price upon close of the transaction, the number of shares received by Scripps could vary significantly, impacting pro forma basic and dilutive weighted average shares outstanding and pro forma basic and diluted net income per share. The assumed stock consideration of 158 million above is based on an exchange ratio of 1.2096, as the closing price of Discovery Series C common stock on August 25, 2017 was below the floor of the collar range noted above. The following sensitivity analysis illustrates the impact to pro forma basic and diluted shares outstanding and pro forma basic and diluted net income per share if the stock consideration paid as part of the merger was converted at both the minimum and maximum ends of the conversion range (in millions, except per share amounts).

	Six Months Ended June 30, 2017		Year Ended December 31, 2016
	Minimum	Maximum	Minimum	Maximum
Scripps shares outstanding as of June 30, 2017	130	130	130	130
Estimated Scripps shared-based compensation converting to Discovery Series C common shares (as of June 30 2017)	1	1	1	1
Estimated total shares and stock-based compensation awards, outstanding and converting to series C common shares (as of June 30, 2017)

	131	131	131	131

Average Discovery price—Series C common stock	22.32	28.70	22.32	28.70
Conversion ratio (minimum and maximum ends of collar range)	1.2096	0.9408	1.2096	0.9408

Stock consideration, as converted	158	123	158	123
Dilutive effect of options	2	2	2	2
Stock consideration, as converted, including dilutive effect of options

	160	125	160	125

Pro forma combined weighted average Discovery Series A, B and C common basic shares outstanding—basic	545	510	559	524
Pro forma combined weighted average Discovery Series A, B and C common shares outstanding—diluted	743	708	770	735

Pro forma combined basic net income per share available to the Registrant’s common stockholders	$1.09	$1.15	$1.39	$1.46

Pro forma combined diluted net income per share available to the Registrant’s common stockholders	$1.09	$1.14	$1.38	$1.45

DESCRIPTION OF DISCOVERY CAPITAL STOCK

The following description of the material terms of the capital stock of Discovery is a summary of certain terms, does not purport to be complete and is qualified in its entirety by reference to the Discovery charter and Discovery bylaws, which are exhibits to the registration statement to which this Joint Proxy Statement/Prospectus relates, and to the applicable provisions of the DGCL. To find out where copies of these documents can be obtained, see “Where You Can Find More Information”.

General

Discovery’s authorized capital stock consists of 1,700,000,000 shares of Discovery Series A common stock, 100,000,000 shares of Discovery Series B common stock, 2,000,000,000 shares of Discovery Series C common stock and 50,000,000 shares of Discovery preferred stock, which we refer to as the “Discovery series preferred stock”, par value of $0.01 per share, which we collectively refer to as the “Discovery common stock”. As of the Discovery record date, Discovery had 154,002,569 shares of Discovery Series A common stock outstanding, 6,512,379 shares of Discovery Series B common stock outstanding, 218,540,274 shares of Discovery Series C common stock outstanding, 7,852,582 and four-ninths (4/9ths) shares of Discovery Series A-1 preferred stock outstanding and 6,017,473.5 shares of Discovery Series C-1 preferred stock outstanding. All issued and outstanding shares of Discovery common stock are duly authorized, validly issued, fully paid and nonassessable.

We are not registering the issuance of additional shares of Discovery Series A common stock or Discovery Series B common stock pursuant to this Joint Proxy Statement/Prospectus.

Common Stock

The holders of Discovery Series A common stock, Discovery Series B common stock and Discovery Series C common stock have equal rights, powers and privileges, except as otherwise described below.

Voting Rights

The holders of Discovery Series A common stock are entitled to one vote for each share held, and the holders of Discovery Series B common stock are entitled to ten votes for each share held, on all matters voted on by stockholders, including elections of directors (other than the directors to be elected by the holders of Discovery Series A-1 preferred stock as described below). The holders of Discovery Series C common stock are not entitled to any voting powers, except as required under the DGCL. If the vote or consent of holders of Discovery Series C common stock is required for a matter under the DGCL, the holders of Discovery Series C common stock will be entitled to 1/100th of a vote for each share held. Subject to any preferential rights of holders of Discovery Series A-1 preferred stock and any other outstanding series of Discovery series preferred stock created by the Discovery board from time to time, the holders of outstanding shares of Discovery Series A common stock, Discovery Series B common stock, Discovery Series A-1 preferred stock, and each series of any other preferred stock entitled to vote thereon, if any, will vote as one class with respect to all matters to be voted on by Discovery stockholders (excluding, with respect to the holders of Discovery Series A-1 preferred stock, the election of the directors to be elected by the holders of Discovery common stock). In addition, the consent of holders of 75% of the then-outstanding shares of Discovery Series B common stock, voting together as a separate class, is required for any issuance of shares of Discovery Series B common stock by Discovery (except in limited circumstances).

Dividends

Subject to any preferential rights of any outstanding series of Discovery series preferred stock created by the Discovery board from time to time, the holders of Discovery common stock are entitled to such dividends as may be declared from time to time by the Discovery board from funds available therefor. Except as otherwise described under “Description of Discovery Capital Stock—Common Stock—Distributions”, whenever a dividend is paid to the holders of one of series of Discovery common stock, Discovery will also pay to the holders of the other series of Discovery common stock an equal per share dividend.

Conversion

Each share of Discovery Series B common stock is convertible, at the option of the holder, into one share of Discovery Series A common stock. Discovery Series A common stock and Discovery Series C common stock are not convertible.

Distributions

Distributions made in shares of Discovery Series A common stock, Discovery Series B common stock, Discovery Series C common stock or any other security with respect to Discovery Series A common stock, Discovery Series B common stock or Discovery Series C common stock may be declared and paid only as follows:

•	a share distribution (i) consisting of shares of Discovery Series C common stock (or securities convertible therefor) to holders of Discovery Series A common stock, Discovery Series B common stock and Discovery Series C common stock, on an equal per share basis, or (ii) consisting of (x) shares of Discovery Series A common stock (or securities convertible therefor) to holders of Discovery Series A common stock, on an equal per share basis, (y) shares of Discovery Series B common stock (or securities convertible therefor) to holders of Discovery Series B common stock, on an equal per share basis, and (z) shares of Discovery Series C common stock (or securities convertible therefor) to holders of Discovery Series C common stock, on an equal per share basis; or

•	a share distribution consisting of shares of any class or series of securities of Discovery or any other person, other than Discovery Series A common stock, Discovery Series B common stock or Discovery Series C common stock (or securities convertible therefor) on the basis of a distribution of (1) identical securities, on an equal per share basis, to holders of Discovery Series A common stock, Discovery Series B common stock and Discovery Series C common stock; or (2) separate classes or series of securities, on an equal per share basis, to holders of Discovery Series A common stock, Discovery Series B common stock and Discovery Series C common stock; or (3) a separate class or series of securities to the holders of one or more series of Discovery common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of Discovery common stock, provided that, in the case of (2) or (3) above, the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provision and the holders of Discovery Series A common stock, Discovery Series B common stock and Discovery Series C common stock receiving securities of the class or series such that the relative voting rights of the securities of the class or series of securities to be received by the holders of each series of common stock corresponds, to the extent practicable, to the relative voting rights of each such series of Discovery’s common stock, and provided further that, in each case, the distribution is otherwise made on an equal per share basis; and provided further that the holders of Discovery Series B common stock have a consent right with respect to certain distributions of voting securities on Discovery Series C common stock and certain distributions pursuant to which the holders of Discovery Series B common stock would receive voting securities with lesser voting rights than those of the Discovery Series B common stock.

Discovery may not reclassify, subdivide or combine any series of its common stock without reclassifying, subdividing or combining the other series of its common stock, on an equal per share basis.

The foregoing distribution provisions were structured to ensure that all holders of Discovery common stock are treated equally in a distribution, while protecting the relative voting rights associated with each of the shares of Discovery Series A common stock and Discovery Series B common stock. The distribution provisions permit holders of each series to receive a distribution of shares of the same series because such a distribution would not affect any series’ relative voting rights. The distribution provisions also permit shares of Discovery Series C common stock to be distributed to all holders of Discovery common stock because the relative voting power of the holders of Discovery Series A common stock and Discovery Series B common stock would not be diluted by a distribution of non-voting stock. However, the distribution provisions do not permit either shares of Discovery Series A common stock or Discovery Series B common stock to be distributed to all holders of Discovery common stock because the voting power of the holders of the higher voting series of stock would be diluted by the distribution of their series of voting stock to lower voting or non-voting series of stock. Lastly, the distribution provisions relating to other Discovery securities or non-Discovery voting stock replicate, to the extent practicable, the protections afforded to the various series of Discovery common stock described above.

Liquidation and Dissolution

In the event of Discovery’s liquidation, dissolution and winding up, after payment or provision for payment of Discovery’s debts and liabilities and subject to the prior payment in full of any preferential amounts to which the holders of Discovery series preferred stock may be entitled including the liquidation preference granted to holders of Discovery Series A-1 preferred stock and Discovery Series C-1 preferred stock, which we refer to as the “Discovery Series C-1 preferred stock”, as described under “Description of Discovery Capital Stock— Discovery Series A-1 Preferred Stock and Discovery Series C-1 Preferred Stock— Liquidation Preference” below, the holders of Discovery Series A common stock, Discovery Series B common stock, Discovery Series C common stock and Discovery Series A-1 preferred stock and Discovery Series C-1 preferred stock will share equally, on a share for share basis (and in case of holders of Discovery Series A-1 preferred stock and Discovery Series C-1 preferred stock, on an as converted to common stock basis), in Discovery’s assets remaining for distribution to the holders of Discovery’s common stock.

Transfer Agent and Registrar

The transfer agent and registrar for Discovery Series A common stock is Computershare Trust Company, N.A.

Listing

Discovery Series A common stock, Discovery Series B common stock and Discovery Series C common stock are listed on the NASDAQ under the symbols “DISCA”, “DISCB” and “DISCK”, respectively.

Preferred Stock

The following summary contains a description of the general terms and provisions of the preferred stock. Certain provisions of the Discovery series preferred stock described below are not complete. You should refer to the Discovery charter and Discovery bylaws and the certificates of designation.

General

Under the Discovery charter, Discovery has authority to issue 50,000,000 shares of preferred stock, par value $0.01 per share. Discovery currently has five designated series of preferred stock. Discovery has authorized 7,852,583 shares of Discovery Series A-1 preferred stock, 6,218,593 shares of Discovery Series C-1 preferred stock, 1,700,000 shares of Discovery Series A Junior Preferred Stock, 100,000 shares of Discovery Series B Junior Preferred Stock, and 2,000,000 shares of Series C Junior Preferred Stock. The remaining 32,128,824 authorized shares of preferred stock are undesignated as to series and are issuable in accordance with the provisions of the Discovery charter. As of the Discovery record date, 7,852,582 and four-ninths (4/9ths) shares of Discovery Series A-1 preferred stock, 6,017,473.5 shares of Discovery Series C-1 preferred stock, and no shares of Junior Preferred Stock were issued and outstanding. We are not registering the resale of the outstanding Discovery Series A-1 preferred stock or the outstanding Discovery Series C preferred, nor are we registering the issuance of additional shares of Discovery Series A-1 preferred stock or Discovery Series C-1 preferred stock pursuant to this Joint Proxy Statement/Prospectus. The Junior Preferred Stock is discussed under “Comparison of Rights of Discovery Stockholders and Scripps Shareholders”.

Discovery Series A-1 Preferred Stock and Discovery Series C-1 Preferred Stock

The holders of Discovery Series A-1 preferred stock and Discovery Series C-1 preferred stock have the rights, powers and privileges described below.

General Voting Rights

In connection with any matter as to which the holders of Discovery Series A common stock and Discovery Series B common stock are entitled to vote other than the election of common stock directors, holders of Discovery Series A-1 preferred stock and, if and only if holders of Discovery Series C common stock are entitled to vote pursuant to the DGCL, then the holders of Discovery Series C-1 preferred stock also have the right to vote with holders of common stock on an as converted to common stock basis, voting together as a single class.

Special Class Vote Matters

So long as Advance/Newhouse or any of the direct or indirect subsidiaries of Advance Publications, Inc. or Newhouse Broadcasting Corporation, which we refer to collectively as the “ANPP stockholder group”, or any ANPP permitted transferee, as described below, owns or has the right to vote such number of shares of Discovery Series A-1 preferred stock constituting at least 80% of the number of shares of Discovery Series A-1 preferred stock issued to the ANPP stockholder group as of the date on which shares of Discovery Series A-1 preferred stock were first issued, the Discovery charter requires the consent of the holders of a majority of such shares of Discovery Series A-1 preferred stock, which we refer to as “majority holders”, before Discovery or any of its subsidiaries can take any of the actions described below (we refer to any such action as a “special class vote matter”).

The term “ANPP permitted transferee” means a person (who is not a member of the ANPP stockholder group) that acquires record and beneficial ownership of all outstanding shares of Discovery Series A-1 preferred stock from one or more members of the ANPP stockholder group or another ANPP permitted transferee, provided that the shares of Discovery Series A-1 preferred stock, Discovery Series C-1 preferred stock and Discovery common stock beneficially owned by such transferee and its affiliates immediately following such transfer do not exceed the maximum amount.

The term “maximum amount” means a number of shares of Discovery common stock equal to (i) 7.5% of the sum of (A) 421,889,705, (B) the number of Discovery common stock or other securities of Discovery issued or issuable upon conversion of Discovery Series A-1 preferred stock and Discovery Series C-1 preferred stock in respect of (x) 39,810 plus (1/9th) shares of Discovery Series A-1 preferred stock and (y) 86,549.75 shares of Series C-1 Preferred Stock as of the date of determination, and (C) the number of shares of Discovery common stock issuable upon exercise of options of Discovery, which options were converted in the merger transaction contemplated under the Agreement and Plan of Merger, dated as of June 4, 2008, by and among Discovery, DHC and DHC Merger Sub, Inc., which we refer to as the “Discovery 2008 merger”, from options to acquire shares of DHC common stock; plus (ii) the number of shares of Discovery common stock or other securities of Discovery issued or issuable upon conversion of the shares of Discovery Series A-1 preferred stock and Discovery Series C-1 preferred stock issued to the members of the ANPP stockholder group upon the date on which shares of Series A-1 Preferred Stock were first issued. The maximum amount is subject to adjustment upon certain transfers of shares of Discovery Series A-1 preferred stock and/or Discovery Series C-1 preferred stock (or shares of Discovery common stock or other securities of Discovery issued or issuable upon conversion thereof).

The maximum amount will be deemed to have been exceeded if any member of the ANPP stockholder group or any ANPP permitted transferee acquires shares of common stock or transfers shares of Discovery Series A-1 preferred stock or Discovery Series C-1 preferred stock (or common stock issuable upon conversion thereof) to any third party, and such transaction would result in the aggregate voting power held by the ANPP stockholder group, the ANPP permitted transferee, or such transferee and their respective affiliates collectively following such transaction to exceed the aggregate voting power held by the ANPP stockholder group immediately after the completion of the Discovery 2008 merger by more than 1%. For purposes of calculating such aggregate voting power, 792,361 shares will be excluded, and 39,810 plus (1/9th) shares of Discovery Series A-1 preferred stock and the number of shares of Discovery common stock issuable upon exercise of options to acquire Discovery common stock outstanding immediately after the Discovery 2008 merger, will be included.

Special class vote matters are any:

•	increase in the size of the Discovery board in excess of 12 directors;

•	fundamental change in the business of Discovery and its subsidiaries;

•	investment, joint venture or acquisition constituting a material departure from the current lines of business of Discovery;

•	the material amendment, alteration or repeal of any provision of the Discovery charter or Discovery bylaws (or the organizational documents of any Discovery subsidiary);

•	related party transactions between Discovery and its subsidiaries and certain specified related parties unless on terms and conditions similar to comparable transactions with third parties or otherwise on arm’s length terms;

•	merger, consolidation or other business combination by Discovery into another entity other than transactions with its direct or indirect wholly-owned subsidiaries, the Discovery 2008 merger or otherwise approved by the majority holders as another special class vote matter;

•	disposition or acquisition by Discovery or any of its subsidiaries of any assets or properties exceeding $250 million in aggregate value or acquisitions that require a funding commitment from Discovery exceeding $250 million or in which stock consideration is paid by Discovery having voting rights in Discovery superior to the voting rights of the Discovery Series A common stock;

•	authorization, issuance, reclassification, redemption, exchange, subdivision or recombination of any equity securities of Discovery or its material subsidiaries other than certain specified exceptions;

•	action resulting in the voluntary liquidation, dissolution or winding up of Discovery or any of its material subsidiaries;

•	substantial change in Discovery’s service distribution policy and practices;

•	dividend on, or distribution to holders of, equity securities of Discovery or any subsidiary of Discovery subject to specified exceptions;

•	incurrence of indebtedness by Discovery or any of its subsidiaries if total debt of Discovery and its subsidiaries would exceed four times the annualized cash flow of Discovery for the previous four consecutive quarterly periods or result in debt service related to all of Discovery’s indebtedness for the next twelve months exceeding sixty-six percent of its annualized cash flow;

•	appointment or removal of the Chairman of the Discovery board or Chief Executive Officer of Discovery;

•	public offering of any securities of Discovery or any of its subsidiaries subject to certain specified exceptions; and

•	adoption of Discovery’s annual business plan or any material deviation therefrom.

Series A-1 Preferred Stock Directors

So long as Advance/Newhouse, the ANPP stockholder group, or any ANPP permitted transferee owns or has the right to vote such number of shares of Discovery Series A-1 preferred stock constituting at least 80% of the number of shares of Discovery Series A-1 preferred stock issued to the ANPP stockholder group as of the date on which shares of Discovery Series A-1 preferred stock were first issued, the holders of the Discovery Series A-1 preferred stock have the right to elect three members of the Discovery board, and two such directors must qualify as independent directors as defined by the applicable rules and regulations of NASDAQ or the SEC. The shares of Discovery common stock are not entitled to vote in the election of such directors.

Any vacancy in the office of a preferred stock director will be filled solely by the holders of the Discovery Series A-1 preferred stock entitled to appoint such director. A preferred stock director may be removed without cause by the written consent of the holders of a majority of then outstanding shares of the Discovery Series A-1 preferred stock and may be removed with cause (as defined in the Discovery charter) upon the affirmative vote of the holders of a majority of the total voting power of then outstanding shares of Discovery’s common stock and Discovery Series A-1 preferred stock and any other series of preferred stock entitled to vote upon the election of common stock directors voting together as a single class.

Dividends

Subject to the prior preferences and other rights of any senior stock, whenever a dividend in cash or dividend or distribution in Discovery common stock is paid to the holders of Discovery common stock, Discovery will also concurrently pay an equal per share dividend to the holders of the Discovery Series A-1 preferred stock on an as-converted to common stock basis. Subject to the prior preferences and other rights of any senior stock, whenever a dividend in cash is paid to the holders of Discovery common stock, Discovery will also concurrently pay an equal per share dividend in cash to holders of Discovery Series C-1 preferred stock on an as-converted to common stock basis.

Conversion

Each share of Discovery Series A-1 preferred stock is initially convertible, at the option of the holder, into nine shares of Discovery Series A common stock, subject to adjustments in such conversion rate to provide for stock splits, rights or warrants granted to holders of Discovery’s common stock and any reclassification, consolidation, merger, sale or transfer or change in Discovery’s common stock. Each share of Discovery Series C-1 preferred stock is initially convertible, at the option of the holder, into 19.3648 shares of Discovery Series C common stock, subject to adjustments in such conversion rate to provide for dividends, distributions, stock splits, rights or warrants granted to holders of Discovery’s common stock and any reclassification, consolidation, merger, sale or transfer or change in Discovery’s common stock.

Generally, each share of Discovery Series A-1 preferred stock and Discovery Series C-1 preferred stock will automatically convert into the applicable series of Discovery common stock if such share is transferred to a third party who is not a member of the ANPP stockholder group or, in the case of shares of Discovery Series A-1 preferred stock, who is also not an ANPP permitted transferee. In addition, all of the outstanding Discovery Series A-1 preferred stock and Discovery Series C-1 preferred stock will automatically convert into the applicable series of Discovery common stock at such time as the number of outstanding shares of Discovery Series A-1 preferred stock is less than 80% of the number of shares of Discovery Series A-1 preferred stock issued to the ANPP stockholder group as of the date on which shares of Discovery Series A-1 preferred stock were first issued.

Liquidation Preference

In the event of Discovery’s liquidation, dissolution and winding up, after payment or provision for payment of Discovery’s debts and liabilities and subject to the prior payment with respect to any stock ranking senior to Discovery Series A-1 preferred stock or Discovery Series C-1 preferred stock, the holders of Discovery Series A-1 preferred stock and Discovery Series C-1 preferred stock will receive, before any payment or distribution is made to the holders of any common stock or other junior stock, an amount (in cash or property)

equal to $.09 per share and $.04 per share, respectively. Following payment of such amount and the payment in full of all amounts owing to the holders of securities ranking senior to Discovery’s common stock, holders of Discovery Series A-1 preferred stock and Discovery Series C-1 preferred stock will be entitled to share ratably, on an as converted to common stock basis, with the holders of Discovery’s common stock, as to any amounts remaining for distribution to such holders.

Right of First Offer

Discovery has a right of first offer, subject to certain terms and conditions, for a period of 7.5 years after the completion of the exchange, which occurred on August 7, 2017, to purchase shares of Series A-1 preferred stock held by Advance/Newhouse and/or certain of its affiliates in the event such persons desire to sell 80% or more of their shares to a third party in a permitted transfer (as defined in the Discovery charter).

CERTAIN BENEFICIAL OWNERS OF DISCOVERY STOCK

Security Ownership of Certain Beneficial Owners of Discovery

The following table sets forth information, to the extent known by Discovery or ascertainable from public filings, concerning the beneficial ownership of each person or entity, other than certain of Discovery’s directors and executive officers whose ownership information follows, who owns more than five percent of the outstanding shares of each class of our common stock and preferred stock as of October 19, 2017. As the holder of Discovery Series A-1 preferred stock, Advance/Newhouse will be entitled to vote, on an as-converted basis, with the holders of common stock on matters other than the election of common stock directors.

The percentage ownership is based upon 154,002,569 shares of Discovery Series A common stock, 6,512,379 shares of Discovery Series B common stock, 218,540,274 shares of Discovery Series C common stock outstanding as of October 19, 2017, 7,852,582 and four-ninths (4/9ths) shares of Discovery Series A-1 preferred stock and 6,017,473.5 shares of Discovery Series C-1 preferred stock outstanding on October 19, 2017.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power (%)
Advance/Newhouse	Series A common stock	70,673,242	(1)(2)	31.5	24.4
Programming Partnership	Series C common stock	116,527,171	(1)(2)	34.8	—
5823 Widewaters Parkway	Series A-1 preferred stock	7,852,582 4/9ths	(2)	100	100
E. Syracuse, NY 13057	Series C-1 preferred stock	6,017,473.5	(2)	100	—

BlackRock Inc.	Series A common stock	9,074,475	(3)	5.9	3.1
55 East 52nd Street	Series C common stock	13,477,370	(4)	6.2	—
New York, NY 10022

Clearbridge Investments, LLC	Series A common stock	17,444,500	(5)	11.3	6.0
620 8th Avenue
New York, NY 10018

Hotchkis and Wiley Capital Management, LLC	Series A common stock	17,281,945	(6)	11.2	6.0
725 S. Figueroa Street, 39th Floor
Los Angeles, CA 90017

The Bank of New York Mellon Corp	Series A common stock	9,118,918	(7)	5.9	3.1
225 Liberty Street
New York, NY 10286

The Vanguard Group, Inc.	Series A common stock	15,379,308	(8)	10.0	5.3
100 Vanguard Boulevard	Series C common stock	20,930,287	(9)	9.6	—
Malvern, PA 19355

Vulcan Value Partners, LLC.	Series C common stock	14,410,942	(10)	6.6	—
Three Protective Center
2801 Highway 280 South, Suite 300
Birmingham, AL 35223

(1)	Represents shares of Discovery Series A common stock and Discovery Series C common stock that would be acquired upon conversion of the shares of Discovery Series A-1 preferred stock and Discovery Series C-1 preferred stock that are currently outstanding.
(2)	Advance/Newhouse is owned 65% by Newhouse Programming Holdings Corp., which is a wholly-owned subsidiary of Newhouse Broadcasting Corporation, which we refer to as “NBCo”, and 35% by Advance Programming Holdings, LLC, which we refer to as “APH”, which is a general partner with NBCo of Advance/Newhouse. Advance Publications, Inc., which we refer to as “API”, through its interest in APH, holds an indirect interest in Advance/Newhouse and Newhouse Family Holdings, L.P., which we refer to as “NFH”, holds 100% of API’s common shares. NFH disclaims beneficial ownership of the shares of Discovery preferred stock held by Advance/Newhouse and the shares of Discovery common stock into which the preferred stock is convertible. Advance Long- Term Trust Management Trust, which we refer to as “Advance Long-Term Trust”, is the sole general partner of NFH and also disclaims beneficial ownership of the shares of preferred stock and the shares of Discovery common stock into which the preferred stock is convertible. The trustees of the Advance Long-Term Trust are Samuel I. Newhouse, III, Steven O. Newhouse, Michael A. Newhouse, Victor F. Ganzi, and Peter C. Gould, each of whom disclaims beneficial ownership of the shares of preferred stock held by Advance/Newhouse and the common stock into which the preferred stock is convertible.
(3)	The number of shares is based upon Amendment No. 6 to the Schedule 13G filed January 23, 2017 by BlackRock Inc., a parent holding company, on behalf of the subsidiaries listed in Exhibit A of its filing, none of which beneficially owns five percent or greater of Discovery Series A common stock. BlackRock Inc. is deemed to be the beneficial owner of 9,074,475 shares of Discovery Series A common stock as a result of acting as a parent holding company.
(4)	The number of shares is based upon Amendment No. 2 to the Schedule 13G filed January 23, 2017 by BlackRock Inc., a parent holding company on behalf of the subsidiaries listed in Exhibit A of its filing, none of which beneficially owns five percent or greater of Discovery Series C common stock. BlackRock Inc. is deemed to be beneficial owner of 13,477,370 shares of Discovery Series C common stock as a result of acting as a parent holding company.
(5)	The number of shares is based upon Amendment No. 2 to the Schedule 13G filed February 14, 2017 by ClearBridge Investments, LLC, which we refer to as “ClearBridge”, an investment adviser. ClearBridge is deemed to be the beneficial owner of 17,444,500 shares of Discovery Series A common stock as a result of acting as investment adviser. ClearBridge Aggressive Growth Fund, an investment company owned by ClearBridge, beneficially owns 8,042,008 of these Discovery Series A common stock.
(6)	The number of shares is based upon Amendment No. 2 to the Schedule 13G filed February 10, 2017 by Hotchkis and Wiley Capital Management, LLC, which we refer to as “Hotchkis”, an investment adviser. Hotchkis is deemed to be the beneficial owner of 17,281,945 shares of Discovery Series A common stock as a result of acting as investment adviser.
(7)	The number of shares is based upon Amendment No. 2 to the Schedule 13G filed February 3, 2017 by The Bank of New York Mellon Corp., which we refer to as “BNY Mellon”, a parent holding company, on behalf of the subsidiaries listed in Exhibit I of its filing, none of which beneficially owns five percent or greater of Discovery Series A common stock. BNY Mellon is deemed to be the beneficial owner of 9,118,918 shares of Discovery Series A common stock as a result of acting as a parent holding company.
(8)	The number of shares is based upon Amendment No. 7 to the Schedule 13G filed March 10, 2017 by The Vanguard Group, Inc., which we refer to as “Vanguard”, an investment adviser. Vanguard is deemed to be the beneficial owner of 15,379,308 shares of Discovery Series A common stock as a result of acting as investment adviser. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., both wholly-owned subsidiaries of Vanguard, share beneficial ownership of 194,006 and 105,735 of these Discovery Series A common stock, as a result of serving as investment managers of collective trust accounts and Australian investment offerings, respectively.
(9)

The number of shares is based upon Amendment No. 2 to the Schedule 13G filed February 10, 2017 by Vanguard. Vanguard is deemed to be the beneficial owner of 20,930,287 shares of Discovery Series C common stock as a result of acting as investment adviser. Vanguard Fiduciary Trust Company and

Vanguard Investments Australia, Ltd., both wholly-owned subsidiaries of Vanguard, share beneficial ownership of 268,708 and 180,915 of these Discovery Series C common stock, as a result of serving as investment managers of collective trust accounts and Australian investment offerings, respectively.
(10)	The number of shares is based upon Amendment No. 2 to the Schedule 13G filed February 14, 2017 by Vulcan Value Partners, LLC, which we refer to as “Vulcan”, an investment adviser. Vulcan is deemed to be the beneficial owner of 14,410,942 shares of Discovery Series C common stock as a result of acting as investment adviser.

Security Ownership of Discovery Management

The following table sets forth information with respect to the beneficial ownership by each of Discovery’s named executive officers and directors and all of Discovery’s directors and executive officers as a group of shares of Discovery Series A common stock, Discovery Series B common stock and Discovery Series C common stock.

The percentage ownership is based upon 154,002,569 shares of Discovery Series A common stock, 6,512,379 shares of Discovery Series B common stock, 540,274 shares of Discovery Series C common stock and 7,852,582 and four-ninths (4/9ths) shares of Discovery Series A-1 preferred stock outstanding as of October 19, 2017. As the holder of Discovery Series A-1 preferred stock, Advance/Newhouse will be entitled to vote on an as-converted basis with the holders of common stock on matters other than the election of common stock directors.

Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days of October 19, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, beneficial ownership of shares of Discovery Series B common stock, though convertible on a one-for-one basis into shares of Discovery Series A common stock, is reported as beneficial ownership of Discovery Series B common stock only, and not as beneficial ownership of Series A common stock, but the voting power of the Discovery Series A common stock and Discovery Series B common stock have been aggregated.

The persons indicated below have sole voting power with respect to the shares owned by them, except as otherwise stated in the notes to the table. The address of each person listed below is One Discovery Place, Silver Spring, Maryland 20910.

Name of Beneficial Owner	Title of Class of Common Stock	Amount and Natured of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
David M. Zaslav	Series A	863,420		*
Chief Executive Officer,	Series B	—		—	*
President and Director	Series C	852,022		*
Gunnar Wiedenfels	Series A	—		*
Chief Financial Officer	Series B	—		—	*
	Series C	35,000		*
Bruce L. Campbell	Series A	288,037	(1)	*
Chief Development, Distribution and Legal Officer	Series B	—		—	*
	Series C	167,916	(1)	*
Jean-Briac Perrette	Series A	204,885	(1)	*
President and Chief Executive Officer,	Series B	—		—	*
Discovery Networks International	Series C	66,892	(1)	*

Name of Beneficial Owner	Title of Class of Common Stock	Amount and Natured of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
Paul Guyardo	Series A	45,561	(1)	*
Chief Commercial Officer	Series B	—		—	*
	Series C	—		*
Andrew Warren	Series A	25,627	(1)	*
Former Chief Financial Officer	Series B	—		—	*
	Series C	22,843	(1)	*
Robert J. Miron	Series A	30,053	(1)	*
Chairman of the Board and Director	Series B	56		*	*
	Series C	30,577	(1)	*
S. Decker Anstrom	Series A	11,521	(1)	*
Director	Series B	—		—	*
	Series C	21,521	(1)	*
Robert R. Beck	Series A	51,724	(1)	*
Director	Series B	11,258		*	*
	Series C	126,880	(1)	*
Robert R. Bennett	Series A	104,675	(1)(2)	*
Director	Series B	20	(2)	*	*
	Series C	207,292	(1)(2)	*
Paul A. Gould	Series A	191,983	(1)	*
Director	Series B	87,317		1.3	*
	Series C	461,796	(1)	*
John C. Malone	Series A	613,788	(1)(3)(4)	*
Director	Series B	6,093,490	(3)(5)	93.6	28.1
	Series C	13,096,723	(1)(3)(4)	6.0
Steven A. Miron	Series A	44,453	(1)	*
Director	Series B	—		—	*
	Series C	35,010	(1)	*
Daniel E. Sanchez	Series A	22		*
Director	Series B	—		—	*
	Series C	22		*
Susan M. Swain	Series A	—		—
Director	Series B	—		—	—
	Series C	—		—
J. David Wargo	Series A	47,076	(1)	*
Director	Series B	—		—	*
	Series C	77,292	(1)	*
All directors and executive officers as a Group (20 persons)	Series A	2,725,289	(1)	1.8
	Series B	6,192,141		95.1	29.4
	Series C	15,318,545	(1)	7.0

*	Less than one percent

(1)	Includes beneficial ownership of shares that may be acquired upon exercise of stock options already vested or exercisable within 60 days of September 1, 2017, in the amounts below:

	Series A	Series C
Bruce L. Campbell	242,944	128,698
Jean-Briac Perrette	194,052	56,885
Paul Guyardo	35,561	—
Robert J. Miron	14,743	14,743
S. Decker Anstrom	9,123	9,123
Robert R. Beck	14,743	14,743
Robert R. Bennett	14,743	14,743
Paul A. Gould	14,743	14,743
John C. Malone	14,743	14,743
Steven A. Miron	14,743	14,743
J. David Wargo	14,743	14,743
All directors and executive officers as a group (20 persons)	757,275	388,771

(2)	Includes 54,913 shares of Discovery Series A common stock, 20 shares of Discovery Series B common stock and 164,799 shares of Discovery Series C common stock owned by Hilltop Investments, LLC, which is jointly owned by Mr. Bennett and his wife.
(3)	Includes 268,337 shares of Discovery Series A common stock, 170,471 shares of Discovery Series B common stock and 1,316,424 shares of Discovery Series C common stock held by Mr. Malone’s wife, as to which shares Mr. Malone disclaims beneficial ownership.
(4)	Includes 330,708 shares of Discovery Series A common stock and 11,765,556 shares of Discovery Series C common stock which have been pledged in support of one or more lines of credit or margin accounts.
(5)	On February 13, 2014, Mr. Malone entered into an agreement with Mr. Zaslav granting Mr. Zaslav voting and purchase rights with respect to the 5,923,019 shares of Discovery Series B common stock that Mr. Malone owns, which will be in effect for as long as Mr. Zaslav is employed as the principal executive officer of Discovery or serving on its Board of Directors. Pursuant to the agreement, Mr. Zaslav will have the right to vote the shares of Discovery Series B common stock, any time Mr. Malone is not personally voting or directing the vote of the shares of Discovery Series B common stock. Any proposals regarding the transfer of the shares of Discovery Series B common stock will require that Mr. Zaslav be first notified and that exclusive negotiation discussions be entered into to seek agreement on mutually acceptable terms for Mr. Zaslav to purchase the shares. If Mr. Zaslav or an entity he controls does not purchase the shares, Mr. Zaslav will not have any further rights under the agreement or any further rights to purchase the shares of Discovery Series B common stock. Mr. Malone may transfer the Discovery Series B common stock that he owns if such transfer will not impair Mr. Zaslav’s rights under the agreement, and the transferee agrees in writing to be bound by, and assume all of Mr. Malone’s obligations under, the agreement. The agreement will not be applicable to any merger or similar business combination transaction in which Discovery is acquired by a third party.

CERTAIN BENEFICIAL OWNERS OF SCRIPPS SHARES

Security Ownership by the Scripps Board of Directors and Executive Officers

The following table sets forth certain information with respect to the beneficial ownership of Scripps Class A shares and Scripps common shares by the Scripps executive officers and directors as of October 3, 2017.

Name of Beneficial Owner:	Scripps Class A Common Shares (1)	Exercisable Options (2)	Vested Restricted Stock Units (3)	Total Scripps Class A Common Shares (4)	Scripps Common Voting Shares (1)	Percentage of Total (1)
						Scripps Class A Common Shares	Scripps Common Voting Shares
Gina L. Bianchini	5,873	24,051	1,949	31,873		*	*
Michael R. Costa	9,198	18,955	1,949	30,102		*	*
Cynthia L. Gibson	22,336	62,701	7,614	92,651		*	*
Mark S. Hale	24,351	80,643	6,495	111,489		*	*
Lori A. Hickok	24,707	82,897	13,041	120,645		*	*
Burton F. Jablin	41,248	108,926	41,278	191,452		*	*
Philip Kent	—	—	1,949	1,949		*	*
Kenneth W. Lowe	224,899	509,397	61,644	795,940		1.0%	*
Donald E. Meihaus	2,236	10,742	1,949	14,927		*	*
Jarl Mohn	24,535	48,147	1,949	74,631		*	*
Richelle P. Parham	3,619	15,118	1,949	20,686		*	*
Nicholas B. Paumgarten (5)	27,342	44,286	1,949	73,577		*	*
Mary McCabe Peirce (6)	211,514	48,147	1,949	261,610	32,670,422	*	96.5%
Jeffrey Sagansky	8,597	18,955	1,949	29,501		*	*
Wesley W. Scripps (6)	3,435	15,118	1,949	20,502	31,066,422	*	91.8%
Ronald W. Tysoe	5,873	33,576	1,949	41,398		*	*

*	Shares owned represent less than 1% of the outstanding shares of such class of stock.
(1)	The shares listed for each of the officers and directors represent his or her direct or indirect beneficial ownership of Scripps Class A shares and Scripps common shares. None of the shares listed for any officer or director is pledged as security for any obligation, such as pursuant to a loan arrangement or agreement or pursuant to any margin account agreement. Percentage of class is based on 96,049,523 Scripps Class A shares and 33,850,481 Scripps common shares outstanding as of October 3, 2017. Subject to the Amended and Restated Scripps Family Agreement, by and among certain descendants of Edward W. Scripps, dated May 19, 2015, as amended, which we refer to as the “Scripps Family Agreement”, each Scripps common share is convertible at no cost and at any time into one Scripps Class A share. The Percentage of Total Scripps Class A Common Shares does not give effect to the conversion of any Scripps common shares into Scripps Class A shares.
(2)	The shares listed for each of the executive officers and directors include Scripps Class A shares underlying exercisable options at October 3, 2017, options that will be exercisable within 60 days after October 3, 2017 and options that will vest upon retirement.
(3)	The shares listed for each of the executive officers and directors include Scripps Class A shares underlying restricted stock units at October 3, 2017, restricted stock units that will be vested within 60 days of October 3, 2017 and restricted stock units that will vest upon retirement.
(4)	The shares listed do not include any phantom share units held by a director in a phantom share account under the 2008 Deferred Compensation Plan for Directors. The following directors have been credited with the following number of phantom share units in such accounts as of October 3, 2017: Mr. Galloway—23,175.20; Mr. Paumgarten—19,772.29 and Mr. Tysoe—28,597.03. The directors do not have voting or investment power with respect to any of these phantom share units.
(5)	The shares listed for Mr. Paumgarten include 1,700 shares owned by his wife. Mr. Paumgarten disclaims beneficial ownership of such shares.

(6)	The shares listed for Ms. Peirce include 1,604,000 Scripps common shares held as co-trustee of a trust for the benefit of a family member, 800,000 Scripps common shares held as trustee of the MMP Trust and 147,000 Scripps Class A shares held by her spouse. Ms. Peirce and Mr. Scripps are signatories to the Scripps Family Agreement. See “The Scripps Family Agreement” and footnote (2) to the following table.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to persons known to management to be the beneficial owners, as of October 3, 2017, unless indicated otherwise in the footnotes below, of more than 5 percent of Scripps’ outstanding Scripps Class A shares or Scripps common shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown therein as being beneficially owned by them.

	Total Shares to be Beneficially Owned		Percentage of Total (1)
Name and Address of Beneficial Owner:	Scripps Class A Shares	Scripps Common Shares	Scripps Class A Shares	Scripps Common Shares
Signatories to Scripps Family Agreement (2)	—	31,066,422	—	91.8%
c/o Tracy Tunney Ward Miramar Services, Inc. 250 Grandview Ave., Suite 400 Fort Mitchell, KY 41017
BlackRock (3)	7,162,185	—	7.5%	—
55 East 52nd Street New York, NY 10022
The Vanguard Group (4)	7,884,635	—	8.3%	—
100 Vanguard Blvd. Malvern, PA 19355

(1)	Percentage of class is based on 96,049,523 Scripps Class A shares and 33,850,481 Scripps common shares outstanding as of October 3, 2017. Subject to the Scripps Family Agreement, each Scripps common share is convertible at no cost and at any time into one Scripps Class A share. The Percentage of Total Scripps Class A shares does not give effect to the conversion of any Scripps common shares into Scripps Class A shares.

Certain descendants of Robert P. Scripps, descendants of John P. Scripps, certain trusts of which descendants of John P. Scripps or Robert P. Scripps are trustees or beneficiaries and an estate of a descendent of Robert P. Scripps are signatories to the Scripps Family Agreement, which governs the transfer and voting of all Scripps common shares held by such signatories. The information in the table and this footnote is based on Amendment No. 14 to a Schedule 13D filed with the SEC on August 1, 2017 by the signatories to the Scripps Family Agreement. The signatories to the Scripps Family Agreement report shared voting power with each other with respect to the Scripps common shares shown in the table because such shares will be voted as instructed by a vote conducted in accordance with the procedures set forth in the Scripps Family Agreement. The shares shown in the table do not include the following Scripps common shares (the “Minors’ Shares”) that are held on behalf of persons who were minors at the time such shares were distributed from The Edward W. Scripps Trust (each, a “Minor”), and are not parties or subject to the Scripps Family Agreement: (a) 1,604,000 Scripps common shares held by two signatories to the Scripps Family Agreement as co-guardians for a Minor and (b) 801,999 Scripps common shares held by trusts for the benefit of Minors with respect to which another signatory to the Scripps Family Agreement serves as trust advisor.

(2)	The signatories to the Scripps Family Agreement also report that they individually beneficially own, in the aggregate, an additional 8,136,623 Scripps Class A shares (8.48% of the outstanding Scripps Class A shares), including 48,147 Scripps Class A shares, 15,118 Scripps Class A shares and 37,405 Scripps Class A shares, respectively, that Mary M. Peirce and Wesley W. Scripps (each of whom is a director of Scripps) and Nackey Scagliotti have the right to acquire within 60 days pursuant to outstanding stock options. None of the Scripps Class A shares are subject to the Scripps Family Agreement.

If the Scripps Family Agreement is not considered, none of the signatories to the Scripps Family Agreement currently beneficially owns more than 5% of Scripps’ outstanding Scripps Class A shares or Scripps common shares, other than: (i) Virginia S. Vasquez and Rebecca Scripps Brickner, who beneficially own 2,405,650 and 2,405,850 Scripps common shares, respectively (7.1% of the outstanding Scripps common shares each), including for each of them all the shares held by the Estate of Robert P. Scripps, Jr., of which they are co-executors, (ii) Mary McCabe Peirce, who beneficially owns 2,404,000 Scripps common shares (7.1% of the outstanding Scripps common shares), including 1,604,000 Minor’s Shares as to which she and Elizabeth A. Logan may be deemed to share beneficial ownership as co-guardians (which are not subject to the Scripps Family Agreement or the Scripps voting agreement), (iii) Eaton M. Scripps, who beneficially owns 2,283,289 Scripps common shares (6.7% of the outstanding Scripps common shares), (iv) Charles Kyne McCabe, who beneficially owns 2,269,000 Scripps common shares (6.7% of the outstanding Scripps common shares), and (v) Edward W. Scripps, Jr., who beneficially owns 1,713,211 Scripps common shares (5.1% of outstanding Scripps common shares).

The signatories to the Scripps Family Agreement filing the Amendment No. 14 to Schedule 13D were Adam R. Scripps, Anne La Dow, Anne M. La Dow Trust under Agreement dated 10/27/2011, Anthony S. Granado, Austin S. Heidt, Barbara Victoria Scripps Evans, Brittany Jean Scripps, Careen Cardin, Charles E. Scripps, Jr., Charles Kyne McCabe, Charles L. Barmonde, Cody Dubuc, Corina S. Granado, Crystal Vasquez Lozano, Cynthia J. Scripps, Douglas A. Evans, Douglas A. Evans 1983 Trust, Eaton M. Scripps, Edward W. Scripps, Jr., Eli W. Scripps, Elizabeth A. Logan, Elizabeth Scripps, Ellen B. Granado, Ellen M. Scripps Kaheny, Ellen M. Scripps Kaheny Revocable Trust dated April 17, 2014, Estate of Robert P. Scripps, Jr., Eva Scripps Attal, Gerald J. Scripps, Geraldine Scrip ps Granado, J. Sebastian Scripps, James Bryce Vasquez, Jenny Sue Scripps Mitchell, Jessica L. Hoerster, Jimmy R. Scripps, John P. Scripps, John P. Scripps Trust Exempt Trust under agreement dated 2/10/77, John P. Scripps Trust under agreement dated 2/10/77 FBO Barbara Scripps Evans, John P. Scripps Trust FBO Douglas A. Evans under agreement dated 12/28/84, John P. Scripps Trust FBO Ellen McRae Scripps under agreement dated 12/28/84, John P. Scripps Trust FBO Paul K. Scripps under agreement dated 2/10/77, John P. Scripps Trust under agreement dated 2/10/77 FBO Peter M. Scripps, John Patrick Scripps, John Peter Scripps 2013 Revocable Trust dated December 30, 2013, Jonathan L. Scripps, Julia Scripps Heidt, Kendall S. Barmonde, Keon Korey Vasquez, La Dow Family Trust under agreement dated 6/29/2004, Manuel E. Granado, Margaret Scripps Klenzing, Marilyn J. Scripps, Mary Ann S. Sanchez, Mary Peirce, Maxwell Christopher Logan, Megan Scripps Tagliaferri, R. Michael Scagliotti, Molly E. McCabe, Monica Holcomb, Nackey E. Scagliotti, Nathaniel W. Heidt, Paul K. Scripps, Peggy Scripps Evans, Peter M. Scripps, Peter R. La Dow, Raymundo H. Granado, Jr., Rebecca Scripps Brickner, Robert S. Heidt III, Samantha J. Brickner, Savannah Brickner, Shannon Leigh Howard, The Marital Trust of the La Dow Family Trust (subtrust of La Dow Family Trust), The Paul K. Scripps Family Revocable Trust, The Peter M. Scripps Trust under agreement dated 11/13/2002, Vanessa L. Sanchez, Veronica E. Sanchez, Thomas S. Evans, Thomas S. Evans Irrevocable Trust under agreement dated 11/13/12, Victoria S. Evans Trust under agreement dated 5/19/2004, Virginia S. Vasquez, Wendy E. Scripps, William A. Scripps, William H. Scripps, Kathy Scripps, Scripps Family 1992 Revocable Trust, dated 06-09-92, Sam D.F. Scripps, Samuel Joseph Logan, Welland H. Scripps, Wesley W. Scripps and William A. Scripps Jr.

(3)	This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 27, 2017. According to the filing, BlackRock, Inc. holds sole voting power with respect to 6,426,917 Scripps Class A shares and sole dispositive power with respect to 7,162,185 Scripps Class A shares.
(4)	This information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group on February 13, 2017. According to the filing, The Vanguard Group holds sole voting power with respect to 146,285 Scripps Class A shares, sole dispositive power with respect to 7,730,327 Scripps Class A shares, shared voting power with respect to 12,616 Scripps Class A shares, and shared dispositive power with respect to 154,308 Scripps Class A shares.

COMPARISON OF RIGHTS OF DISCOVERY STOCKHOLDERS AND SCRIPPS SHAREHOLDERS

The rights of the holders of Discovery stock are governed by the Discovery charter and the Discovery bylaws, as well as the DGCL. The rights of the Scripps shareholders are governed by Scripps’ current articles of incorporation and code of regulations, as well as the ORC. Upon the completion of the merger, the rights of the Scripps shareholders will be governed by the Discovery charter and Discovery bylaws, as well as the DGCL. See “Description of Discovery Capital Stock” for more information.

The following is a summary discussion of the material differences, as of the date of this document, between the rights of the holders of Discovery voting stock and the rights of the Scripps shareholders.

The following description does not purport to be a complete statement of all the differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Discovery stockholders and Scripps shareholders should read carefully the relevant provisions of the DGCL, the current Discovery charter and Discovery bylaws, the ORC, and the current articles of incorporation and code of regulations of Scripps. Discovery and Scripps have filed with the SEC their respective governing documents referenced in this summary of stockholder rights and will send copies to you without charge, upon your request. See “Where You Can Find More Information”.

Capitalization

Discovery

Discovery’s authorized capital stock consists of 1,700,000,000 shares of Discovery Series A common stock, 100,000,000 shares of Discovery Series B common stock, 2,000,000,000 shares of Discovery Series C common stock and 50,000,000 shares of Discovery series preferred stock. As of the Discovery record date, Discovery had 154,002,569 shares of Discovery Series A common stock outstanding, 6,512,379 shares of Discovery Series B common stock outstanding, 218,540,274 shares of Discovery Series C common stock outstanding, 7,852,582 and four-ninths (4/9ths) shares of Discovery Series A-1 preferred stock outstanding and 6,017,473.5 shares of Discovery Series C-1 preferred stock outstanding.

Scripps

The authorized capital stock of Scripps consists of (i) 240,000,000 Scripps Class A shares, par value $0.01 per share, (ii) 60,000,000 Scripps common shares, par value $0.01 per share and (iii) 25,000,000 preferred shares, par value $0.01 per share. The Scripps board is authorized to issue the preferred shares from time to time in one or more series and to determine and fix prior to the issuance thereof, the rights, preferences and terms of the preferred shares, including, with respect to each series, the designation, authorized number of shares, dividend rate, date from which dividends accrue, redemption rights and price, terms and amount of any sinking fund, amounts payable in the event of liquidation, dissolution or winding up of Scripps, whether convertible and restrictions on issuances of the same series.

As of the Scripps record date, there were (i) 96,049,523 Scripps Class A shares, (ii) 33,850,481 Scripps common shares and (iii) no preferred shares outstanding.

Voting

Discovery

The holders of Discovery Series A common stock are entitled to one vote per share. The holders of Discovery Series B common stock are entitled to ten votes per share. The holders of Discovery Series C common stock are entitled to 1/100th of a vote per share only if a vote or consent of the holders of Series C common stock is required under the DGCL.

In connection with any matter as to which the holders of Discovery Series A common stock and Discovery Series B common stock are entitled to vote other than the election of Discovery common stock directors, holders of Discovery Series A-1 preferred stock and, if and only if holders of Discovery Series C common stock are entitled to vote pursuant to the DGCL, then the holders of Discovery Series C-1 preferred stock also have the right to vote with holders of Discovery common stock on an as converted to common stock basis, voting together as a single class.

Scripps

Scripps’ articles of incorporation provide that, except with respect to the right of the holders of Scripps Class A shares to elect one-third of the Scripps directors and except as otherwise required by the ORC, all of the voting power is vested solely with the holders of the Scripps common shares. The holders of Scripps common and Scripps Class A shares are entitled to one vote each upon matters on which such class of shares is entitled to vote.

Board of Directors

Discovery

The Discovery charter and Discovery bylaws provide that, subject to any rights of the holders of any series of Discovery’s preferred stock to elect additional directors and rights of holders of Discovery Series A-1 preferred stock to elect Discovery Series A-1 preferred stock directors, the number of Discovery’s directors will not be less than three or greater than fifteen directors. The members of the Discovery board (other than those who may be elected by holders of Discovery’s preferred stock or Discovery Series A-1 preferred stock directors), which we refer to as “common stock directors”, are divided into three classes. Each class of common stock directors consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of common stock directors. The term of office of Discovery’s Class I directors expires at the annual meeting of Discovery stockholders in 2018. The term of office of Discovery’s Class II directors expires at the annual meeting of Discovery stockholders in 2019. The term of office of Discovery’s Class III directors expires at the annual meeting of Discovery stockholders in 2020. At each annual meeting of Discovery stockholders, the successors of that class of common stock directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of Discovery stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

The Discovery charter provides that, subject to the rights of the holders of any series of Discovery’s preferred stock, Discovery’s common stock directors may be removed from office only for cause (as defined in the Discovery charter) upon the affirmative vote of the holders of at least a majority of the aggregate voting power of Discovery’s outstanding capital stock entitled to vote at an election of directors, voting together as a single class.

The Discovery charter provides that, subject to the rights of the holders of any series of Discovery’s preferred stock, vacancies in the offices of common stock directors resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Discovery board, will be filled only by the affirmative vote of a majority of the remaining common stock directors then in office (even though less than a quorum) or by the sole remaining common stock director. Any director so elected will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Discovery board will shorten the term of any incumbent director, except as may be provided in the Discovery charter or in any certificate of designation with respect to a series of Discovery’s preferred stock with respect to any additional director elected by the holders of that series of Discovery’s preferred stock.

These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of Discovery’s board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors (and in certain circumstances three elections) for any individual or group to gain control of the Discovery board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Discovery.

Scripps

Number of Directors

Scripps currently has 12 directors.

Under Scripps’ code of regulations, the number of directors can be increased or decreased by a majority vote of the directors or by the holders of a majority of the outstanding Scripps common shares, but the number of directors may not be less than 9 nor more than 12.

The ORC permits classified boards of directors, but Scripps has not adopted one.

Election of Directors

Scripps’ articles of incorporation provide that directors are elected as follows: holders of Scripps Class A shares are entitled to elect the greater of 3 or 1/3 of the total directors (except directors, if any, elected by the preferred shares) and the holders of Scripps common shares are entitled to elect the remainder of the directors.

Removal of Directors

Scripps’ code of regulations provides that the directors may be removed from office with or without cause by the shareholders at a special meeting called for that purpose; provided that whenever any director is elected by the holders of any class voting separately as a class under the provisions of the articles of incorporation, such director may only be removed by the holders of that class voting separately as a class.

Voting

Scripps’ articles of incorporation provide that, except with respect to the right of the holders of Scripps Class A shares’ to elect directors and except as otherwise required by the ORC, all of the voting power shall be vested solely with the holders of the Scripps common shares. Each holder of Scripps common shares is entitled to one vote per Scripps common share.

Cumulative Voting

The ORC gives each shareholder the right to vote cumulatively in the election of directors unless the articles of incorporation otherwise provide, but Scripps’ articles of incorporation prohibit cumulative voting.

Vacancies on the Board of Directors

Any vacancy created by the removal of a director may be filled only by the holders of the class removing the director, voting separately as a class. Vacancies caused by removal of the director and not filled at the same meeting, or vacancies caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from an increase in the number of directors, may be filled by a majority of the directors then in office.

Conversion

Discovery

Shares of Discovery Series A common stock and Discovery Series C common stock are not convertible into any other securities of Discovery.

Each share of Discovery Series B common stock is convertible, at the option of the holder thereof, into one fully paid and non-assessable share of Discovery Series A common stock.

Each share of Discovery Series A-1 preferred stock is initially convertible, at the option of the holder, into nine shares of Discovery Series A common stock, subject to adjustments in such conversion rate to provide for stock splits, rights or warrants granted to holders of Discovery’s common stock and any reclassification, consolidation, merger, sale or transfer or change in Discovery’s common stock.

Each share of Discovery Series C-1 preferred stock is initially convertible, at the option of the holder, into 19.3648 shares of Discovery Series C common stock, subject to adjustments in such conversion rate to provide for dividends, distributions, stock splits, rights or warrants granted to holders of Discovery’s common stock and any reclassification, consolidation, merger, sale or transfer or change in Discovery’s common stock.

Scripps

Scripps’ articles of incorporation provide that each Scripps common share may be converted at any time into one Scripps Class A share at the election of the holder thereof. Certain holders of Scripps common shares are also subject to certain restrictions prior to conversion as set forth in the Scripps Family Agreement.

Dividends

Discovery

Holders of Discovery common stock are entitled to receive dividends, if any, as may be declared by the Discovery board out of assets of Discovery legally available therefor. All holders of Discovery common stock shall have identical rights to receive any dividends or distributions, and no dividends or distributions shall be paid on any series of Discovery common stock unless the same is paid on all series of Discovery common stock.

Subject to the prior preferences and other rights of any senior stock, whenever a dividend in cash or dividend or distribution in Discovery common stock is paid to the holders of Discovery common stock, Discovery will also concurrently pay an equal per share dividend to the holders of the Discovery Series A-1 preferred stock on an as-converted to common stock basis. Subject to the prior preferences and other rights of any senior stock, whenever a dividend in cash is paid to the holders of Discovery common stock, Discovery will also concurrently pay an equal per share dividend in cash to the holders of Discovery Series C-1 preferred stock on an as-converted to common stock basis.

Scripps

Scripps’ articles of incorporation provide that, at any time while the Scripps common shares are outstanding, dividends payable on Scripps common shares and Scripps Class A shares will be equal. Dividends and distributions payable in Scripps common shares may not be made on or to shares of any class other than Scripps common shares and dividends payable in Scripps Class A shares may not be made on or to shares of any class other than the Scripps Class A shares.

In the case of any dividend or other distribution payable in stock of any corporation which prior to the time of the distribution is a wholly-owned subsidiary of Scripps and has the authority to issue Scripps Class A shares and Scripps common shares, only Scripps Class A shares of such subsidiary shall be distributed to holders of Scripps Class A shares and only Scripps common shares shall be distributed to holders of Scripps common shares.

Scripps’ articles of incorporation provide that, to the extent permitted by law, the board of directors may purchase or acquire shares of any class issued by it at such times, for such consideration and upon such terms and conditions as the board of directors may determine.

Stockholder and Shareholder Action by Written Consent

Discovery

Subject to the rights of holders of Discovery Class B common stock and Discovery Series A-1 preferred stock, the Discovery charter provides that no action required to be taken, or any action which may be taken, at any annual or special meeting of Discovery stockholders, may be taken without a meeting, and the power of Discovery stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

Holders of Discovery Class B common stock may take action by written consent for purposes of consenting to certain share distributions, issuances of Discovery Class B common stock and certain amendments to the Discovery Charter. With respect to actions by the holders of the Discovery Series A-1 preferred stock upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by at least a majority of the outstanding shares of Series A-1 Preferred Stock, and shall be delivered to the Corporation as provided in the DGCL.

Scripps

The ORC provides that any action that may be taken by shareholders of an Ohio corporation at a meeting of shareholders may be taken without a meeting with the unanimous written consent of all shareholders entitled to vote at the meeting.

Delivery and Notice Requirements of Stockholder and Shareholder Nominations and Proposals

Discovery

The Discovery bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of Discovery stockholders.

All nominations by stockholders or other business to be properly brought before a meeting of stockholders will be made pursuant to timely notice in proper written form to Discovery’s Secretary. To be timely, a stockholder’s notice must be given to Discovery’s Secretary at Discovery’s offices as follows:

(1) with respect to an annual meeting of Discovery stockholders that is called for a date not more than 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting of Discovery stockholders, such notice will be given no earlier than the close of business on the 90th day prior to such anniversary and no later than the close of business on the 60th day prior to such anniversary;

(2) with respect to an annual meeting of Discovery stockholders that is called for a date which is more than 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting of Discovery stockholders, such notice will be given no earlier than the close of business on the 100th day prior to the current annual meeting and not later than the close of business on the later of (A) the 70th day prior to the current annual meeting or (b) the 10th day following the day on which Discovery first publicly announces the date of the current annual meeting; and

(3) with respect to an election to be held at a special meeting of Discovery stockholders, not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting.

The public announcement of an adjournment or postponement of a meeting of Discovery stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice. However, if the number of directors to be elected to the Discovery board at any meeting is increased, and Discovery does not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the anniversary date of the immediately preceding annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it will be delivered to Discovery’s Secretary at Discovery’s offices not later than the close of business on the 10th day following the day on which Discovery first made the relevant public announcement.

Scripps

Neither the ORC nor Scripps’ articles of incorporation or code of regulations provide for an advance notice requirement for shareholder proposals or the nomination of persons for election as a director.

Special Meetings of Stockholders and Shareholders

Discovery

The Discovery charter provides that special meetings of stockholders of Discovery, for the transaction of such business as may properly come before the meeting, may be called by the secretary only at the request of not less than 75% of the members of the Discovery board then in office. Only such business may be transacted as is specified in the notice of the special meeting. The Discovery board shall have the sole power to determine the time, date and place, either within or without the State of Delaware, for any special meeting of stockholders. Following such determination, it shall be the duty of the secretary to cause notice to be given to the stockholders entitled to vote at such meeting that a meeting will be held at the time, date and place and in accordance with the record date determined by the Discovery board.

Scripps

Scripps’ code of regulations provides that special meetings of the board of directors may be called by the chairman of the Scripps board, the president or any two members of the board, and provides that written notice of each annual or special meeting of shareholders must be given to each shareholder of record entitled to vote at such meeting not less than 7 nor more than 60 days before the date of the meeting.

Amendments of Charter and Bylaws

Discovery

The Discovery charter provides that, subject to the rights of the holders of any series of Discovery’s preferred stock and rights of holders of Discovery Series A-1 preferred stock with respect to the special class vote matters, the affirmative vote of the holders of at least 80% of the aggregate voting power of Discovery’s outstanding capital stock generally entitled to vote upon all matters submitted to Discovery stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of the Discovery charter or the addition or insertion of other provisions in the certificate, provided that the foregoing voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of Discovery stockholders or (2) which has been approved by at least 75% of the members of the Discovery board then in office. Subject to the rights of holders of Discovery Series A-1 preferred stock to approve the amendments of any material bylaw provisions. The Discovery charter further provides that the affirmative vote of the holders of at least 80% of the aggregate voting power of Discovery’s outstanding capital stock generally entitled to vote upon all matters submitted to Discovery stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of Discovery’s bylaws, provided that the foregoing voting requirement will not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of Discovery’s board then in office.

Scripps

The ORC permits amendments to the articles of incorporation to be adopted by the directors of an Ohio corporation in certain cases and by the shareholders, at a meeting held for that purpose, by the affirmative vote of the holders of 2/3rds of the voting power of the corporation, or, if the articles permit, by the affirmative vote of a greater or lesser proportion, but not less than a majority, of such voting power, and, if so required by the articles of incorporation or if the amendment would have certain affects specified in the ORC with respect to a class of shares, by the affirmative vote of the holders of shares of a particular class.

Scripps’ articles of incorporation provide that any action may be authorized or taken by the vote of the holders of shares entitled to exercise a majority of the voting power of the corporation, notwithstanding that the ORC requires two thirds (or other proportion) of the voting power.

Scripps’ code of regulations provides that it can be altered, amended, repealed, or a new code of regulations can be adopted by the vote or written consent of the holders of a majority of the Scripps common shares issued and outstanding.

Supermajority Voting Provisions

Discovery

The Discovery charter provides that, subject to the rights of the holders of any series of Discovery’s preferred stock, the affirmative vote of the holders of at least 80% of the aggregate voting power of Discovery’s outstanding capital stock generally entitled to vote upon all matters submitted to Discovery stockholders, voting together as a single class, is required for:

•	Discovery’s merger or consolidation with or into any other corporation, provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of Discovery stockholders, or (2) that at least 75% of the members of the Discovery board then in office have approved;

•	the sale, lease or exchange of all, or substantially all, of Discovery’s assets, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least 75% of the members of the Discovery board then in office have approved; or

•	Discovery’s dissolution, provided, that the foregoing voting provision will not apply to such dissolution if at least 75% of the members of the Discovery board then in office have approved such dissolution.

Scripps

Under the ORC, in the case of most mergers, sales of all or substantially all the assets of a corporation and amendments to a corporation’s articles of incorporation, the affirmative vote of two-thirds of the voting power of the corporation is required unless the corporation’s articles of incorporation provide for a lower amount (but, in such case, not less than a majority is required).

Scripps’ articles of incorporation provide that any action may be authorized or taken by the vote or consent of the holders of shares entitled them to exercise a majority of the voting power of the corporation, notwithstanding that the ORC requires two-thirds (or other proportion) of the voting power.

Indemnification of Directors and Officers

Discovery

The Discovery charter and bylaws require Discovery to indemnify its directors and officers to the fullest extent permitted under the DGCL. Under current Delaware law, Discovery will indemnify and hold harmless any person who is or was made, or threatened to be made, a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, which we refer to as a “proceeding”, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of Discovery to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of Discovery, or while a director or officer of Discovery is or was serving at the request of Discovery as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprises including non-profit enterprise, which we refer to as an “other entity”, against all liabilities and losses, judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements). Persons who are not directors or officers of Discovery may be similarly indemnified in respect of service to Discovery or to another entity at the request of Discovery to the extent the Discovery board at any time specifies that such persons are entitled to the benefits of indemnification. Except as otherwise provided in the Discovery bylaws, Discovery shall be required to indemnify a person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by the Discovery board.

Scripps

Scripps’ articles of incorporation provide that, to the fullest extent authorized by the ORC, as amended from time to time (but, in the case of such amendment, only to the extent that such amendment permits Scripps to provide broader indemnification), Scripps will indemnify any person who is made party to a proceeding because he or she is or was a director or officer or is or was serving at the request of Scripps as a director, officer, employee or agent of another corporation or other enterprise against all expense, liability and loss incurred.

Scripps will indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the board of directors.

If required by the ORC, advancement of expenses will only be made upon the indemnitee’s delivery of an undertaking that such indemnitee will pay all amounts advanced if it is ultimately determined by a final, nonappealable judicial decision that such indemnitee is not entitled to be indemnified for such expenses.

If a claim is not paid by Scripps within 60 days after it is received, or 20 days, with respect to a claim for the advancement of expenses, the indemnitee may bring suit against Scripps to recover the unpaid claim.

Limitation of Liability of Directors and Officers

Discovery

The Discovery charter requires Discovery to not hold any Discovery director liable to Discovery or any Discovery stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under the DGCL.

Scripps

Under the ORC, directors and officers are not liable for damages unless clear and convincing evidence shows that they acted with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

Appraisal and Dissenters’ Rights

Discovery

Under the DGCL, a stockholder who does not vote in favor of certain mergers or consolidations and who is entitled to demand and has properly demanded appraisal of his or her shares in accordance with, and who complies in all respects with the requirements of Section 262 of the DGCL shall be entitled to an appraisal by the Court of Chancery of the fair value of his or her shares. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to receive notice of the meeting of stockholders to act upon the merger or consolidation are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)–(c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

The Discovery charter does not provide appraisal rights in any additional circumstance.

Scripps

Under the ORC, shareholders of an Ohio corporation may be entitled to dissenters’ rights as dissenting shareholders in connection with:

•	the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of the corporation;

•	certain amendments to the corporation’s articles of incorporation;

•	the corporation being merged into or consolidated with another corporation; and

•	any merger, combination or majority share acquisition in which the corporation is the acquiring corporation, if the shareholders of the corporation are entitled to voting rights in connection with such transaction.

The ORC provides that (i) if a corporation provides notice not later than 20 days before the date of the meeting at which a proposal will be submitted to the shareholders that may entitle shareholders to relief as a dissenting shareholder, a shareholder electing to be eligible as a dissenting shareholder must deliver to the corporation before the vote on the proposal is taken a written demand and (ii) if a corporation does not provide such notice, a shareholder of an Ohio corporation must deliver a written demand to the corporation not later than ten days after the taking of the vote on the matter giving rise to dissenters’ rights in order to retain those rights.

Shareholders are not entitled to dissenters’ rights where: (i) the corporation is being merged and (A) the shares of the corporation for which the shareholder would be dissenting are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the merger proposal is taken at the meeting of the shareholders and (B) the consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of the merger, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger or (ii) the corporation is the surviving corporation in a merger or the acquiring corporation in a combination or majority share acquisition and the shareholders are entitled to vote on the merger proposal, and the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger, combination or share acquisition, and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the merger, combination or share acquisition.

State Anti-Takeover Provisions

Discovery

Section 203 of the DGCL prohibits business combinations, including mergers, sales and leases of assets, issuances of securities, and similar transactions by a corporation or a subsidiary, with an interested stockholder, which is someone who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	the transaction that caused the person to become an interested stockholder was approved by the board of directors of the target prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by persons who are both officers and directors of the issuing corporation, and (b) shares held by specified employee benefit plans;

•	after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66-2/3% of the outstanding voting stock, excluding shares held by the interested stockholder; or

•	the transaction is one of certain business combinations that are proposed after the corporation had received other acquisition proposals, and that are approved or not opposed by a majority of certain continuing members of the board of directors, as specified in the DGCL.

This prohibition does not apply to business combinations involving Discovery. The Discovery charter contains an election, as permitted by Delaware law, to be exempt from the requirements of Section 203 of the DGCL.

Scripps

Scripps’ articles of incorporation provide that the provisions of Sections 1701.831 (“Control share acquisitions procedures”), 1707.043 (“Preventing manipulative practices”) and Chapter 1704 (“Transactions involving interested shareholders”) of the ORC shall not apply to Scripps.

Section 1701.831 (“Control share acquisitions procedures”) of the ORC requires shareholder authorization for any control share acquisition of an issuing public corporation.

Section 1707.043 (“Preventing manipulative practices”) of the ORC allows a corporation, in certain circumstances, to recover any profit realized, directly or indirectly, from the disposition of any equity securities of a corporation by a person who made a proposal to acquire control of the corporation within 18 months of such disposition.

Chapter 1704 (“Transactions involving interested shareholders”) of the ORC prevents a public corporation from engaging in certain transactions with interested shareholders for three years after an interested shareholder acquires shares.

Stockholders and Shareholders Rights Plan

Discovery

While the DGCL does not include a statutory provision expressly validating stockholders rights plans, such plans have generally been upheld by court decisions applying the DGCL.

On September 17, 2008, the Discovery board declared a dividend of preferred share purchase rights to holders of record of Discovery common stock and holders of record of Discovery series preferred stock. The dividend consisted of one Series A right for each share of Discovery Series A common stock outstanding or Discovery Series A-1 preferred stock outstanding as of the effectiveness of the Discovery formation, one Series B right for each share of Discovery Series B common stock outstanding effectiveness of the Discovery formation and one Series C right for each share of Discovery Series C common stock outstanding or Discovery Series C-1 preferred stock outstanding effectiveness of the Discovery formation. Each Series A right represents the right to purchase 1/1000th of a share of Discovery Series A Junior Preferred Stock, each Series B Right represents the right to purchase 1/1000th of a share of Discovery Series B Junior Preferred Stock and each Series C Right represents the right to purchase 1/1000th of a share of Discovery Series C Junior Preferred Stock.

Scripps

The ORC expressly authorizes a corporation to adopt a shareholder rights plan.

Scripps does not currently have a shareholder rights plan in place.

Preemptive Rights

Discovery

Under the DGCL, stockholders of a corporation do not have preemptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the charter.

The Discovery charter does not provide preemptive rights.

Scripps

Scripps’ articles of incorporation provide that holders of Scripps common shares have the preemptive right to subscribe to any additional issuance of stock of any class or any series thereof that, by its express terms and provisions, grants general, continuous and unconditional voting rights to the holders thereof and to any class of securities convertible into any such stock or series thereof. Scripps’ articles of incorporation do not provide for preemptive rights for the holders of any class or series other than Scripps common shares.

Duties of Directors

Discovery

The Delaware standards of conduct for directors have developed through written opinions of the Delaware courts. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, before making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the corporation and its stockholders. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the “business judgment rule”.

Under the DGCL, a member of the board of directors, or a member of any committee designated by the board of directors, will, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Under the Discovery charter, if a director of Discovery or any subsidiary of Discovery is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for Discovery or any of its affiliates (we refer to any such transaction or matter, and any such actual or potential business opportunity, as a “potential business opportunity”), such director shall, to the fullest extent permitted by law, have no duty or obligation to refer such potential business opportunity to Discovery or any of its subsidiaries, or to refrain from referring such potential business opportunity to any other corporation, company, partnership, association, firm or other entity, which we refer to collectively as an “other entity”, or to give any notice to Discovery or any of its subsidiaries regarding such potential business opportunity (or any matter related thereto), and such director will not be liable to Discovery or any of its subsidiaries, as a director, stockholder or otherwise, for any failure to refer such potential business opportunity to Discovery or any of its subsidiaries, or for referring such potential business opportunity to any other entity, or for any failure to give any notice to Discovery or any of its subsidiaries regarding such potential business opportunity or any matter relating thereto, unless both the following conditions are satisfied: (a) such potential business opportunity was expressly offered to such director solely in his or her capacity as a director of Discovery or as a director of any subsidiary of Discovery and (b) such opportunity relates to a line of business in which Discovery or any of its subsidiaries is then directly engaged.

Scripps

The ORC provides that directors shall perform their duties as a director, including duties as members of any committee, in good faith, in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. The ORC has a general presumption of business judgment that defers to the board decisions, but this presumption is rebutted if the board of directors acts in bad faith or is self-interested, in which case the board of directors must show that the transaction is “fair and reasonable” by a preponderance of the evidence.

Under Scripps’ articles of incorporation, the board of directors, when evaluating any offer of another party to make a tender or exchange offer for any equity security of Scripps, to merge or consolidate with Scripps or to purchase or otherwise acquire all of substantially all of the properties and assets of Scripps, must give due consideration to the effect of such a transaction on the integrity, character and quality of Scripps’ operations, all other relevant factors, including, without limitation, long-term as well as short-term interests of Scripps and shareholders (including, without limitation, the possibility that these interests may be best served by the continued independence of Scripps), and the social, legal and economic effects on the employees, customers, suppliers and creditors of Scripps and its subsidiaries, on the communities and geographical areas in which Scripps and its subsidiaries operate or are located, and on any of the businesses and properties of Scripps or any of its subsidiaries, as well as such other factors as the directors deem relevant.

Choice of Forum

Discovery

Discovery’s organizational documents do not place restrictions on the forum in which certain actions may be brought.

Scripps

Scripps’ organizational documents do not place restrictions on the forum in which certain actions may be brought.

LITIGATION RELATING TO THE MERGER

Three securities lawsuits related to the proposed merger have been filed by purported Scripps shareholders. A putative class action lawsuit captioned Inzlicht-Sprei v. Scripps Networks Interactive, et al. (Case No. 3:17-cv-00420), which we refer to as the “Inzlicht-Sprei action”, was filed in the United States District Court for the Eastern District of Tennessee on September 20, 2017. A putative class action lawsuit captioned Berg v. Scripps Networks Interactive, et al. (Case No. 2:17-cv-848), which we refer to as the “Berg action”, and a lawsuit captioned Wagner v. Scripps Networks Interactive, et al. (Case No. 2:17-cv-859), which we refer to as the “Wagner action”, were filed in the United States District Court for the Southern District of Ohio on September 27, 2017 and September 29, 2017, respectively. We refer to the Inzlicht-Sprei action, Berg action and Wagner action collectively as the “actions”. The actions name as defendants Scripps, the members of the Scripps board, and in the Berg action only, Discovery and Merger Sub, and allege that the defendants filed a materially incomplete and misleading Form S-4 in violation of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9. The Wagner action seeks to enjoin the shareholder vote on the proposed merger, and all of the actions seek to enjoin the defendants from proceeding with or consummating the proposed merger or, in the event the merger is consummated, request that the court issue an order rescinding the merger and/or awarding rescissory damages. Additionally, the Inzlicht-Sprei action seeks that the Court direct the defendants to account for alleged damages, and all the actions seek attorneys’ and expert fees and expenses. On October 12, 2017, the plaintiff in the Inzlicht-Sprei action filed a notice of voluntary dismissal without prejudice. The time for the defendants to move or answer has not yet expired in any of the actions.

LEGAL MATTERS

The validity of the shares of Discovery Series C common stock to be issued pursuant to the transaction will be passed upon for Discovery by Debevoise & Plimpton LLP, counsel to Discovery.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Discovery are incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedule incorporated in this Joint Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 of Scripps and the effectiveness of Scripps’ internal control over financial reporting as of December 31, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated in this Joint Proxy Statement/Prospectus by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

DEADLINE FOR STOCKHOLDER AND SHAREHOLDER PROPOSALS

Discovery

Discovery will hold an annual meeting of its stockholders in 2018, which we refer to as “Discovery’s 2018 annual meeting”, regardless of whether the merger has been completed.

The deadline for submitting a stockholder proposal to Discovery for inclusion in the Discovery proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act for Discovery’s 2018 annual meeting of stockholders is December 6, 2018. Any nominations or proposals must provide the information required by the Discovery bylaws and comply with any applicable laws and regulations.

Eligible Discovery stockholders wishing to bring a proposal or nominate a director at Discovery’s 2018 annual meeting (but not include it in Discovery’s proxy materials) must provide written notice of such proposal to Discovery’s Corporate Secretary at its principal executive offices no earlier than February 17, 2018 and no later than March 19, 2018 and comply with the other provisions of the Discovery bylaws.

Scripps

Neither the ORC nor Scripps’ articles of incorporation or code of regulations provide for a deadline for submitting a shareholder proposal to Scripps for inclusion in the Scripps proxy statement and form of proxy.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Discovery and Scripps to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except as set forth below. The documents that are incorporated by reference contain important information about Discovery and Scripps, and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Discovery (File No. 001-34177):

•	Discovery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 14, 2017;

•	Discovery’s Definitive Proxy Statement for its 2017 Annual Meeting of Stockholders filed with the SEC on April 5, 2017;

•	Discovery’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 9, 2017 and for the fiscal quarter ended June 30, 2017, filed with the SEC on August 4, 2017;

•	Discovery’s Current Reports on Form 8-K filed with the SEC on January 23, 2017, February 28, 2017, March 2, 2017, March 13, 2017, March 14, 2017, March 15, 2017, May 17, 2017, May 18, 2017 (as amended on September 15, 2017), May 23, 2017, July 31, 2017 (two filings), August 7, 2017, August 14, 2017, September 7, 2017 (two filings), September 8, 2017, September 11, 2017, September 20, 2017 and September 21, 2017; and

•	any description of Discovery’s capital stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

This document also incorporates by reference the following documents that have previously been filed with the SEC by Scripps (File No. 001-34004):

•	Scripps’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017;

•	Scripps’ Definitive Proxy Statement for its 2017 Annual Meeting of Shareholders filed with the SEC on March 29, 2017;

•	Scripps’ Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 5, 2017 and for the fiscal quarter ended June 30, 2017, filed with the SEC on August 4, 2017;

•	Scripps’ Current Reports on Form 8-K filed with the SEC on April 27, 2017, May 12, 2017 and July 31, 2017; and

•	any description of Scripps’ capital stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

In addition, each of Discovery and Scripps is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the date of the Discovery or Scripps special meeting, as applicable, provided, however, that neither Discovery nor Scripps is incorporating by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K, except as otherwise specified herein. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein, as applicable, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

Each of Discovery and Scripps files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain the information incorporated by reference and any other materials Discovery and Scripps files with the SEC without charge by following the instructions in “Where You Can Find More Information”.

Neither Discovery nor Scripps has authorized anyone to give any information or make any representation about the transaction that is different from, or in addition to, that contained in this Joint Proxy Statement/Prospectus or in any of the materials that have been incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this Joint Proxy Statement/Prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Joint Proxy Statement/Prospectus does not extend to you. The information contained in this document speaks only as of the date of this Joint Proxy Statement/Prospectus unless the information specifically indicates that another date applies.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders or shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders or shareholders. As permitted by the Exchange Act, only one copy of this Joint Proxy Statement/Prospectus is being delivered to stockholders or shareholders residing at the same address, unless stockholders or shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the Joint Proxy Statement/Prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders or shareholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Joint Proxy Statement/Prospectus, or if you are receiving multiple copies of this Joint Proxy Statement/Prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified below. Each of Discovery and Scripps, as applicable, will promptly deliver, upon oral or written request, a separate copy of this Joint Proxy Statement/Prospectus to any stockholder or shareholder, as applicable, residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Discovery Communications, Inc., One Discovery Place, Silver Spring, Maryland 20910, (240) 662-2000 or Scripps Networks Interactive, Inc., 9721 Sherrill Boulevard, Knoxville, Tennessee 37932, (865) 694-2700.

WHERE YOU CAN FIND MORE INFORMATION

Discovery and Scripps file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Discovery’s SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. You can also obtain these documents either on Discovery’s website at http://corporate.discovery.com in the “Investor Relations” section or on Scripps’ website at http://www.scrippsnetworksinteractive.com in the “Investors” section. By referring to each of Discovery’s and Scripps’ websites and the SEC’s website, neither Discovery nor Scripps incorporates any such website or its contents into this Joint Proxy Statement/Prospectus. Discovery Series A common” stock, Discovery Series B common stock and Discovery Series C common stock are listed on the NASDAQ under the symbols “DISCA”, “DISCB” and “DISCK”, respectively. Scripps Class A shares are listed on NASDAQ under the trading symbol “SNI”.

Discovery and Scripps have engaged Georgeson LLC and MacKenzie Partners, Inc. as their proxy solicitor, respectively, in connection with its special meeting. Any questions about the merger, requests for additional copies of documents or assistance voting your Discovery voting stock or Scripps shares may be directed to:

For Discovery Stockholders:	For Scripps Shareholders

Georgeson LLC 1290 Avenue of Americas, 9th Floor New York, NY 10104 Telephone Toll-Free: (866) 413-5899 Email: discovery@georgeson.com	MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 Telephone Toll-Free: (800) 322-2885 Telephone Call Collect: (212) 929-5500 Email: SNI@mackenziepartners.com

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

SCRIPPS NETWORKS INTERACTIVE, INC.,

DISCOVERY COMMUNICATIONS, INC.

and

SKYLIGHT MERGER SUB, INC.

Dated as of July 30, 2017

A-i

A-ii

INDEX OF DEFINED TERMS

Defined Term	Section
Additional Contract	5.1(k)
Adjusted Stock Option	4.6(a)(ii)
Adjusted Unit Award	4.6(b)(ii)
Affiliate	5.1(a)
Affiliation Contract	5.1(k)
Aggregate Cash Election Amount	4.1(a)(i)(B)
Agreement	Preamble
Amendment Effective Date	6.16(a)
Antitrust Laws	6.6(b)
Applicable Date	5.1(e)(i)
Articles of Incorporation	2.1
Available Cash Election Amount	4.1(a)(iv)(A)
Average Parent Stock Price	4.1(a)(iv)(C)
Bankruptcy and Equity Exception	5.1(c)
Base Exchange Ratio	4.1(a)(iv)(B)
Base Exchange Ratio Reduction	4.1(a)(iv)(B)
Business Day	1.2
Cash Award Consideration	4.6(a)(i)
Cash Electing Share	4.1(a)(i)(B)
Cash Election	4.1(a)(i)(B)
Cash Election Consideration	4.1(a)(i)(B)
Cash Fraction	4.1(a)(i)(B)
Cash-Out Options	4.6(a)
Cash-Out Units	4.6(b)
Cash Top-Up Amount	4.1(a)(iv)(B)
Cash Top-Up Election	4.1(a)(iv)(B)
CBAs	5.1(i)(i)
Certificate	4.1(a)(ii)
Certificate of Merger	1.3
Class A Requisite Vote	5.1(c)
Class A Shares	4.1(a)(i)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Code of Regulations	2.2
Commitment Letter	5.2(l)
Common Shares	5.1(c)
Common Voting Shares	4.1(a)(i)
Company	Preamble
Company Acquisition Proposal	6.2(d)
Company Alternative Acquisition Agreement	6.2(e)
Company Articles of Incorporation	5.1(d)(ii)
Company Balance Sheet	5.1(g)
Company Change in Recommendation	6.2(e)
Company Code of Regulations	5.1(d)(ii)
Company Disclosure Letter	5.1
Company Employees	5.1(h)(i)
Company ERISA Affiliate	5.1(h)(iv)
Company Expenses	8.6(b)
Company Family Meeting	6.5(a)

A-iii

Defined Term	Section
Company Intervening Event	6.2(d)
Company IP	5.1(o)(ii)
Company Material Adverse Effect	5.1(a)
Company Option	4.6(a)
Company Pension Plan	5.1(h)(iii)
Company Performance Stock Unit	4.6(c)
Company Plan	5.1(h)(i)
Company Recommendation	5.1(c)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)
Company Restricted Stock Unit	4.6(b)
Company Shareholders Meeting	6.5(b)(i)
Company Stock Plans	5.1(b)(i)
Company Superior Proposal	6.2(d)
Company Termination Fee	8.5
Confidentiality Agreement	9.7
Continuation Period	6.10(a)
Continuing Awards	4.6(b)
Continuing Employee	6.10(a)
Contracts	5.1(d)(ii)
Converted Units	4.6(b)
Current Purchase Period	6.10(g)
D&O Insurance	6.12(b)
Debt Letter	5.2(l)
Debt Payoff	6.16(b)
Dissenting Shareholders	4.1(a)(i)
Effective Time	1.3
Election Date	4.3(c)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
Exchange Act	5.1(d)(i)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Excluded Shares	4.1(a)(i)
Existing Notes	6.16(a)
FCPA	5.1(j)(ii)
Financing	5.2(l)
Financing Parties	6.16(a)
Foreign Competition Laws	5.1(d)(i)
Foreign Regulators	5.1(d)(i)
Foreign Regulatory Laws	5.1(d)(i)
Form S-4	6.4(a)
Form of Election	4.3(b)
GAAP	5.1(a)
Government Official	5.1(j)(ii)
Governmental Consents	7.1(b)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(d)(i)
Indebtedness	5.1(e)(vi)
Indemnified Parties	6.12(a)

A-iv

Defined Term	Section
Information Technology	5.1(o)(vii)
Intellectual Property	5.1(o)(vii)
IRS	5.1(h)(iii)
Joint Proxy Statement/Prospectus	6.4(a)
Knowledge of the Company	5.1(a)
Knowledge of Parent	5.2(a)
Law	5.1(j)(i)
Leased Real Property	5.1(q)(ii)
Licenses	5.1(j)(i)
Lien	5.1(b)(ii)
Material Contracts	5.1(k)
Merger	Recitals
Merger Consideration	4.1(a)(i)
Merger Sub	Preamble
Mixed Consideration Electing Share	4.1(a)(i)(A)
Mixed Election	4.1(a)(i)(A)
Mixed Election Cash Consideration	4.1(a)(i)(A)
Mixed Election Consideration	4.1(a)(i)(A)
Mixed Election Stock Consideration	4.1(a)(i)(A)
Moody’s	4.2(a)
Multiemployer Plan	5.1(h)(iv)
NASDAQ	4.1(a)(iv)(C)
Non-Electing Share	4.3(b)
Notes Exchange Offer	6.16(b)
Notes Tender Offer	6.16(b)
OFAC	5.1(j)(ii)
OGCL	1.1
Option Payment	4.6(a)
Order	5.1(j)(i)
Owned Real Property	5.1(q)(i)
Parent	Preamble
Parent Acquisition Proposal	6.3(d)
Parent Alternative Acquisition Agreement	6.3(e)
Parent Award	4.6(d)
Parent Balance Sheet	5.2(g)
Parent Bylaws	5.2(d)(ii)
Parent Certificate of Incorporation	5.2(d)(ii)
Parent Change in Recommendation	6.3(e)
Parent Common Stock	5.2(b)(i)
Parent Disclosure Letter	5.2
Parent Expenses	8.5(c)
Parent Intervening Event	6.3(d)
Parent Material Adverse Effect	5.2(a)
Parent Preferred Stock	5.2(b)(i)
Parent Recommendation	5.2(c)
Parent Reports	5.2(e)(i)
Parent Requisite Vote	5.2(c)
Parent Stock Plans	5.2(b)(i)
Parent Stockholders Meeting	6.5(c)(i)
Parent Superior Proposal	6.3(d)
Parent Termination Fee	8.6

A-v

Defined Term	Section
Payment	8.7(b)
Payor	8.7(b)
PBGC	5.1(h)(v)
Permanent Financing	6.16(c)
Person	4.2(b)
Personal Data	5.1(o)(vii)
Phantom Unit	4.6(d)
Preferred Shares	5.1(b)(i)
Proceedings	5.1(g)
Real Property Leases	5.1(q)(ii)
Recipient	8.7(b)
Redacted Fee Letter	5.2(l)
Registered IP	5.1(o)(i)
Regulatory Actions	6.6(d)
Representatives	6.2(a)
Required Governmental Consents	7.1(b)
Required Information	6.16(c)
Revolver Cap	6.1(b)(iv)
Revolving Credit Facility	6.16(a)
Rollover Options	4.6(a)
S&P	4.2(a)
Sarbanes-Oxley Act	5.1(e)(i)
Scripps Family Agreement	6.5(a)
SEC	5.1(e)(i)
Second Request	6.6(b)
Section 409A	4.6(b)
Securities Act	5.1(d)(i)
Senior Executives	6.1(a)(iii)
Series A Common Stock	5.2(b)(i)
Series B Common Stock	5.2(b)(i)
Series C Common Stock	5.2(b)(i)
Series A Preferred Stock	5.2(b)(i)
Series C Preferred Stock	5.2(b)(i)
Shares	4.1(a)(i)
Significant Subsidiary	5.1(a)
Statutory Plan	5.1(h)(i)
Stock Award Consideration	4.6(b)(ii)
Stock Electing Share	4.1(a)(i)(C)
Stock Election	4.1(a)(i)(C)
Stock Election Consideration	4.1(a)(i)(C)
Subsidiary	5.1(a)
Substitute Financing	6.16(a)
Surviving Company	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxable	5.1(n)
Taxes	5.1(n)
Termination Date	8.2(a)
Trading Day	4.1(a)(iv)(D)
Uncertificated Shares	4.1(a)(ii)
Willful Breach	8.7(a)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of July 30, 2017, among SCRIPPS NETWORKS INTERACTIVE, INC., an Ohio corporation (the “Company”), DISCOVERY COMMUNICATIONS, INC., a Delaware corporation (“Parent”), and SKYLIGHT MERGER SUB, INC., an Ohio corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of the Company, by resolutions duly adopted, has unanimously approved the merger of the Merger Sub with and into the Company with the Company as the surviving corporation in the merger (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and approved and declared advisable this Agreement, and has resolved to recommend to its shareholders the adoption of this Agreement;

WHEREAS, the board of directors of Parent, by resolutions duly adopted, has unanimously by those voting (i) approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement, (ii) adopted and approved this Agreement and (iii) resolved to recommend to its stockholders the approval of the issuance of shares of Series C Common Stock in connection with the Merger as contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub, by resolutions duly adopted, has unanimously approved the Merger upon the terms and subject to the conditions set forth in this Agreement, has approved and declared advisable this Agreement, and has resolved to recommend to its shareholder the adoption of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, John C. Malone is entering into an agreement with the Company to vote shares of Series B Common Stock held by such stockholder in favor of the approval of the issuance of shares of Series C Common Stock in connection with the Merger as contemplated by this Agreement;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Advance/Newhouse Programming Partnership is (i) submitting to the Company contemporaneously with the execution of this Agreement, in respect of all shares of Series A Preferred Stock held by such stockholder, a written consent in accordance with Section 228 of the DGCL and Article IV, Section C.5(d) of the Parent Certificate of Incorporation consenting to Parent’s entry into the Merger Agreement, consummation of the Merger and the other transactions contemplated hereby for purposes of any Special Class Vote Matter to which such actions relate and (ii) entering into an agreement with the Company to vote shares of Series A-1 Preferred Stock that will be held by such stockholder in favor of the approval of the issuance of shares of Series C Common Stock in connection with the Merger as contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain members of the Scripps family who are holders of Shares are entering into an agreement with Parent to vote the Common Voting Shares held by such stockholders in favor of the Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Ohio General Corporation Law (the “OGCL”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, as soon as reasonably practicable, and in no event later than three (3) Business Days, following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”). For purposes of this Agreement, the term “Business Day” shall mean any day of the year other than a Saturday, Sunday or day on which banks are not required or authorized by Law to close in New York City.

1.3 Effective Time. Immediately following the Closing, the Company and Parent will cause a Certificate of Merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Ohio as provided in the OGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Ohio, or at such later time as may be agreed upon by the parties hereto in writing and set forth in the Certificate of Merger in accordance with the OGCL (the “Effective Time”).

ARTICLE II

ORGANIZATIONAL DOCUMENTS OF THE SURVIVING COMPANIES

2.1 The Articles of Incorporation. At the Effective Time, the articles of incorporation of the Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation (the “Articles of Incorporation”) of the Surviving Company, until thereafter amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Company and references to the incorporator shall be removed.

2.2 The Code of Regulations. At the Effective Time, the code of regulations of Merger Sub in effect immediately prior to the Effective Time shall be the code of regulations of the Surviving Company (the “Code of Regulations”), until thereafter amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Company.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING COMPANY

3.1 Directors of the Surviving Company. The parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Code of Regulations.

3.2 Officers of the Surviving Company. The parties hereto shall take all actions necessary so that the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Code of Regulations.

ARTICLE IV

EFFECT OF THE MERGER ON SECURITIES; EXCHANGE

4.1 Effect on Capital Stock.

(a) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub:

(i) Merger Consideration. Each common voting share, $0.01 par value per share, of the Company (the “Common Voting Shares”) and each Class A Common Share, $0.01 par value per share, of the Company (the “Class A Shares” and, collectively with the Common Voting Shares, the “Shares” and each a “Share”) issued and outstanding immediately prior to the Effective Time (other than (A) Shares owned by Parent or Merger Sub and (B) Shares that are owned by shareholders (“Dissenting Shareholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 1701.84 of the OGCL (each such Share referred to in clauses (A) and (B) above, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be converted into the right to receive the following consideration (the “Merger Consideration”):

(A) Each Share with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been properly made and not revoked pursuant to Section 4.3 (each, a “Mixed Consideration Electing Share”) and each Non-Electing Share shall be converted into the right to receive (1) a number of validly issued, fully paid and nonassessable shares of Series C Common Stock (the “Mixed Election Stock Consideration”) equal to the product of (w) the applicable Base Exchange Ratio and (x) 0.30 and (2) an amount in cash, without interest, equal to the sum (the “Mixed Election Cash Consideration” and, together with the Mixed Election Stock Consideration, the “Mixed Election Consideration”) of (y) $63.00 plus (z) the Cash Top-Up Amount, if any;

(B) Each Share with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked pursuant to Section 4.3 (each, a “Cash Electing Share”) shall be converted into the right to receive an amount in cash, without interest (the “Cash Election Consideration”), equal to the dollar value of the Mixed Election Consideration (which, for the avoidance of doubt, shall be calculated with the Mixed Election Stock Consideration being valued based on the Average Parent Stock Price), except that if the product of the number of Cash Electing Shares and the Cash Election Consideration (such product, the “Aggregate Cash Election Amount”) exceeds the Available Cash Election Amount, then each Cash Electing Share shall be converted into the right to receive (1) an amount in cash, without interest, equal to the product of (w) the Cash

Election Consideration and (x) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Aggregate Cash Election Amount (such fraction, the “Cash Fraction”) and (2) a number of validly issued, fully paid and nonassessable shares of Series C Common Stock equal to the product of (y) a fraction, the numerator of which shall be an amount equal to the dollar value of the Mixed Election Consideration (which, for the avoidance of doubt, shall be calculated with the Mixed Election Stock Consideration being valued based on the Average Parent Stock Price) and the denominator of which shall be the Average Parent Stock Price and (z) one minus the Cash Fraction; and

(C) Each Share with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not revoked pursuant to Section 4.3 (each, a “Stock Electing Share”) shall be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Series C Common Stock (the “Stock Election Consideration”) equal to the quotient obtained by dividing (1) an amount equal to the dollar value of the Mixed Election Consideration (which, for the avoidance of doubt, shall be calculated with the Mixed Election Stock Consideration being valued based on the Average Parent Stock Price) by (2) the Average Parent Stock Price; provided that if the Available Cash Election Amount exceeds the Aggregate Cash Election Amount, then each Stock Electing Share shall be converted into the right to receive (3) an amount in cash, without interest, equal to (w) the amount by which the Available Cash Election Amount exceeds the Aggregate Cash Election Amount, divided by (x) the number of Stock Electing Shares and (4) a number of validly issued, fully paid and nonassessable shares of Series C Common Stock equal to the product of (y) the quotient obtained by dividing (I) an amount equal to the dollar value of the Mixed Election Consideration (which, for the avoidance of doubt, shall be calculated with the Mixed Election Stock Consideration being valued based on the Average Parent Stock Price) by (II) the Average Parent Stock Price and (z) a fraction, the numerator of which shall be the Cash Election Consideration minus the amount calculated in clause (3) of this paragraph and the denominator of which shall be the Cash Election Consideration.

(ii) At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, any distributions or dividends payable pursuant to Section 4.2(c) and cash in lieu of any fractional shares of Series C Common Stock payable pursuant to Section 4.2(e), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 4.2, in the case of certificated Shares, and automatically in the case of Uncertificated Shares, and each Certificate and Uncertificated Share formerly representing Shares owned by Dissenting Shareholders shall thereafter represent only the rights granted to Dissenting Shareholders by the OGCL.

(iii) Maximum Merger Consideration. For the avoidance of doubt:

(A) Subject to Section 4.5, the Mixed Election Cash Consideration shall not exceed (1) in the event that Parent shall not have made the Cash Top-Up Election, $63.00 or (2) in the event that Parent shall have made the Cash Top-Up Election, $66.38; and

(B) The aggregate amount of cash paid (not including cash paid pursuant to Section 4.2(e)), and the aggregate number of shares of Series C Common Stock issued, to all of the holders of Shares pursuant to this Section 4.1(a) shall not exceed the aggregate amount of cash that would have been paid, and the aggregate number of shares of Series C Common Stock that would have been issued, to all of the holders of Shares had the Mixed Election been made with respect to each Share.

(iv) Certain Definitions with Respect to the Merger Consideration.

(A) The term “Available Cash Election Amount” means the difference between (1) the product of the Mixed Election Cash Consideration and the total number of Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) minus (2) the product of the number of Mixed Consideration Electing Shares (including any Non-Electing Shares) and the Mixed Election Cash Consideration.

(B) The term “Base Exchange Ratio” means the following (in each case rounded to four decimal places):

I.	if the Average Parent Stock Price is greater than $28.70, then the Base Exchange Ratio shall be 3.1360;

II.	if the Average Parent Stock Price is greater than or equal to $22.32 but less than or equal to $28.70, then the Base Exchange Ratio shall equal the quotient obtained by dividing (y) $90.00 by (z) the Average Parent Stock Price; or

III.	if the Average Parent Stock Price is less than $22.32, then the Base Exchange Ratio shall be 4.0320.

Notwithstanding the foregoing, if the Base Exchange Ratio would be greater than 3.5280 but for this paragraph, then Parent shall have the right, in its sole discretion, to reduce the Base Exchange Ratio to no less than 3.5280 (such election, the “Cash Top-Up Election” and, the amount by which Parent has decided to reduce the Base Exchange Ratio (rounded to four decimal places), the “Base Exchange Ratio Reduction”) and, in such case, the Base Exchange Ratio shall be the amount determined by Parent pursuant to this paragraph. Parent shall make a public announcement of its determination to make a Cash Top-Up Election, and the Base Exchange Ratio Reduction, to the extent applicable, at least two (2) Trading Days prior to the Closing Date.

The term “Cash Top-Up Amount” means:

I.	in the event that Parent shall have made the Cash Top-Up Election, an amount in cash, without interest, equal to the product of (x) the Base Exchange Ratio Reduction, (y) 0.30 and (z) the Average Parent Stock Price (such product, for the avoidance of doubt, not to exceed $3.38);

II.	in the event that Parent shall not have made the Cash Top-Up Election, zero.

(C) The term “Average Parent Stock Price” means the volume weighted average price of Series C Common Stock on NASDAQ Global Select Market (“NASDAQ”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) measured on a cumulative basis over the fifteen (15) consecutive Trading Days ending on (and including) the Trading Day that is three (3) Trading Days prior to the date of the Effective Time.

(D) The term “Trading Day” means a day on which shares of Series C Common Stock are traded on the NASDAQ.

(v) Cancellation of Excluded Shares. Subject to Section 4.4, each Excluded Share shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(b) Merger Sub. Each common share, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Company, and such converted shares shall constitute the only outstanding shares of capital stock of the Surviving Company.

4.2 Exchange of Certificates.

(a) Exchange Agent. At the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld, conditioned or delayed (the “Exchange Agent”), for the benefit of the holders of Shares, (i) an aggregate number of shares of Series C Common Stock to be issued in uncertificated form or book-entry form and (ii) an aggregate amount of cash, in each case, comprising approximately the amounts required to be delivered pursuant to Section 4.1(a) in respect of Shares. In addition, Parent shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 4.2(c) with respect to the Series C Common Stock issued pursuant to the Merger with respect to Shares with a record and payment date after the Effective Time and prior to the surrender of such Shares and cash in lieu of any fractional shares payable pursuant to Section 4.2(e). All shares of Series C Common Stock and cash, together with the amount of any dividends and distributions deposited with the Exchange Agent pursuant to this Section 4.2(a), shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Parent; provided that (i) such investments shall be an obligation of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Corporation (“S&P”), respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks and (ii) no such investment (or losses thereon) shall affect the amount of the aggregate cash portion of the Merger Consideration payable to the holders of Shares pursuant to Section 4.1(a). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. No later than five (5) Business Days prior to the Closing, Parent shall enter into an agreement with the Exchange Agent, in form and substance reasonably satisfactory to the Company (which confirmation of satisfaction shall not be unreasonably withheld, conditioned or delayed), to effect the applicable terms of this Agreement.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Certificates (other than Excluded Shares or any holder of a Certificate who properly made and did not revoke a Mixed Election, a Cash Election or a Stock Election pursuant to Section 4.3) a letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the conversion of its Shares into the right to receive the Merger Consideration, and specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)) and instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)). Each holder of a Certificate who properly made and did not revoke a Mixed Election, a Cash Election or a Stock Election pursuant to Section 4.3 shall be entitled to receive in exchange therefor the Mixed Election Consideration, the Cash Election Consideration or the Stock Election Consideration, as applicable, for each Share formerly represented by such Certificate, any dividends or other distributions payable pursuant to Section 4.2(c) and cash in lieu of any fractional shares of Series C Common Stock payable pursuant to Section 4.2(e), and the Certificate so surrendered shall forthwith be cancelled. Each holder of a Certificate representing Non-Electing Shares, upon the surrender of such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)) to the Exchange Agent in accordance with the terms of such transmittal materials, shall be entitled to receive in exchange therefor the Mixed Election Consideration for each Non-Electing Share formerly represented by such Certificate, any dividends or other distributions payable pursuant to Section 4.2(c) and cash in lieu of fractional shares of Series C Common Stock payable pursuant to 4.2(e), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the proper number of shares of Series C Common Stock in uncertificated form, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. If any shares (or evidence of shares in book-entry form) of Series C Common Stock are to be issued to a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any stock transfer or other Taxes required by reason of the issuance of shares (or evidence of shares in book-entry form) of Series C Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such Taxes have been paid or are not applicable.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c) Distributions with Respect to Unexchanged Shares. All shares of Series C Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Series C Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Series C Common Stock issuable in the Merger. No dividends or other distributions in respect of the Series C Common Stock issued pursuant to the Merger shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)) is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)), there shall be issued and/or paid to the holder of the whole shares of Series C Common Stock issued in exchange therefor, without interest thereon, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Series C Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Series C Common Stock with a record date after the Effective Time, but with a payment date subsequent to surrender.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Series C Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Series C Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent (after aggregating all fractional Shares otherwise due to such holder) and shall represent such holder’s proportionate interest in a share of Series C Common Stock based on the Average Parent Stock Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for one-hundred and eighty (180) days after the Effective Time shall be delivered, at Parent’s option, to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any shares of Series C Common Stock and payment of cash and any dividends and other distributions in respect of the Series C Common Stock to be issued or paid pursuant to the provisions of this Article IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Exchange Agent or the Surviving Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash, shares of Series C Common Stock and any dividends and other distributions in respect of the Series C Common Stock that would have been issuable or payable pursuant to the provisions of this Article IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) had such lost, stolen or destroyed Certificate been surrendered.

(h) Withholding Rights. Each of Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, Merger Sub or the Exchange Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

(i) Uncertificated Shares. Any holder of Uncertificated Shares that are Non-Electing Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Mixed Election Consideration, any dividends or other distributions payable pursuant to Section 4.2(c) and cash in lieu of any fractional shares of Series C Common Stock payable pursuant to Section 4.2(e) that such holder is entitled to receive. In lieu thereof, each registered holder of one or more Uncertificated Shares (other than any holder of an Uncertificated Share who properly made and did not revoke a Mixed Election, a Cash Election or a Stock Election pursuant Section 4.3) shall automatically upon the Effective Time be entitled to receive, and the Surviving Company shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time (but in no event more than five (5) Business Days thereafter), the Mixed Election Consideration, any dividends or other distributions payable pursuant to Section 4.2(c) and cash in lieu of any fractional shares of Series C Common Stock payable pursuant to Section 4.2(e) for each Uncertificated Share.

4.3 Election Procedure.

(a) Each person who, on or prior to the Election Date, is a registered holder of Shares, other than Excluded Shares, shall be entitled to specify the number of such holder’s Shares with respect to which such holder makes a Mixed Election, a Cash Election or a Stock Election by complying with the procedures set forth in this Section 4.3.

(b) Parent shall prepare and file as an exhibit to the Form S-4 a form of election (the “Form of Election”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Form of Election and such Certificates to the Exchange Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree) and the Company shall mail to each registered holder of Shares as of the record date for the Company Shareholders Meeting the Form of Election with the Company’s proxy statement. The Form of Election shall be used by each registered holder of Shares (or, in the case of nominee holders, the beneficial owner through proper instructions and documentation) to make a Mixed Election, a Cash Election or a Stock Election. In the event that a holder fails to make a Mixed Election, a Cash Election or a Stock Election with respect to any Shares held or beneficially owned by such holder, then such holder shall be deemed to have made a Mixed Election with respect to those Shares (each such Share, a “Non-Electing Share”). The Company shall use its commercially reasonable efforts to make the Form of Election available to all persons who become registered holders of Shares during the period between the record date for the Company Shareholders Meeting and the Election Date.

(c) Any holder’s election will be deemed properly made only if the Exchange Agent has received at its designated office, by 5:00 p.m. (New York City time) on (i) the date of the Company Shareholders Meeting or (ii) if the Closing Date is more than four (4) Business Days after the date of the Company Shareholders Meeting, the date that is two (2) Business Days preceding the Closing Date (the “Election Date”), a Form of Election duly completed and validly executed and accompanied by (A) Certificates representing the Shares to which such Form of Election relates (or customary affidavits and, if required by the procedures set forth in the Form of Election, the posting by such person of a bond in such reasonable amount as the Form of Election may direct, as indemnity against any claim that may be made against the Surviving Company with respect to such Certificate) or (B) in the case of Uncertificated Shares, any additional documents required by the procedures set forth in the Form of Election. Parent and the Company shall publicly announce the anticipated Election Date at least five (5) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date.

(d) After a Mixed Election, a Cash Election or a Stock Election is validly made with respect to any Shares, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Mixed Election, Cash Election or Stock Election is properly revoked in accordance with this Section 4.3. Any Mixed Election, Cash Election or Stock Election may be revoked with respect to all or a portion of the Shares subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 5:00 p.m. (New York City time) on the Election Date. In addition, all Mixed Elections, Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VIII. If a Mixed Election, a Cash Election or a Stock Election is revoked, the Shares to which such election previously applied shall be treated as Non-Electing Shares unless and until a Mixed Election, a Cash Election or a Stock Election in respect of such Shares is subsequently submitted to the Exchange Agent on or prior to the Election Date in accordance with this Section 4.3. Certificates will not be returned to holders unless the holder so requests.

(e) The determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not a Mixed Election, a Cash Election or a Stock Election has been properly made or revoked pursuant to this Section 4.3 and as to when Mixed Elections, Cash Elections and Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations contemplated by Section 4.1, and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent and the Company, make any rules as are consistent with this Section 4.3 for the implementation of Mixed Elections, Cash Elections and Stock Elections as shall be necessary or desirable to effect such elections in accordance with the terms of this Agreement.

4.4 Dissenters’ Rights. No Dissenting Shareholder shall be entitled to receive shares of Series C Common Stock or cash or any dividends or other distributions pursuant to the provisions of this Article IV unless and until the holder thereof shall have effectively withdrawn or lost such holder’s right to dissent (through failure to perfect or otherwise) from the Merger under the OGCL, and any Dissenting Shareholder shall be entitled to only such rights as are provided by Section 1701.84 of the OGCL with respect to Shares owned by such Dissenting Shareholder. If any Person who otherwise would be deemed a Dissenting Shareholder shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) under Section 1701.84 of the OGCL or if a court of competent jurisdiction shall finally determine that the Dissenting Shareholder is not entitled to relief provided by Section 1701.84 of the OGCL with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted, as of the Effective Time, into the right to receive the Mixed Election Consideration without interest and less any required Tax withholding. The Company shall give Parent (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.5 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, or Parent changes the number of shares of Series C Common Stock or securities convertible or exchangeable into or exercisable for any such Series C Common Stock, in each case issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

4.6 Treatment of Equity Awards.

(a) Treatment of Stock Options. At the Effective Time, with respect to each outstanding option to purchase Shares (a “Company Option”) under the Company Stock Plans, whether vested or unvested, (x) if the exercise price of such Company Option is equal to or greater than the Cash Election Consideration, such Company Option shall terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect, and (y) if the exercise price of such Company Option is less than the Cash Election Consideration, thirty percent (30%) of such Company Options held by each holder thereof (rounded to the nearest whole share), other than any Company Option that is not held by a Company Employee and any Company Option held by a non-employee Director, shall be deemed to be “Rollover Options” and the remaining Company Options (other than Company Options cancelled pursuant to clause (x) above) shall be deemed to be “Cash-Out Options”. At the Effective Time, automatically and without any required action on the part of the holder thereof:

(i) each such Cash-Out Option shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, in accordance with this Section 4.6(a), a lump sum cash payment in the amount equal to (i) the number of Shares subject to the Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of the dollar value of the Cash Election Consideration (the “Cash Award Consideration”), over the applicable exercise price (the “Option Payment”). The Option Payment (if any) payable under this Section 4.6(a) to each former holder of a Company Option that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Company’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(h); and

(ii) each Rollover Option shall be assumed and converted automatically into a fully-vested option (an “Adjusted Stock Option”) to purchase, on substantially the same terms and conditions (other than vesting) as were applicable under such Rollover Option immediately prior to the Effective Time, the number of shares of Series C Common Stock (rounded down to the nearest whole number of shares) equal to the product of (A) the number of Shares subject to such Rollover Option immediately prior to the Effective Time, multiplied by (B) the Option Exchange Ratio, which Adjusted Stock Option shall have an exercise price per share of Series C Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per Share subject to such Rollover Option immediately prior to the Effective Time, by (y) the Option Exchange Ratio. The “Option Exchange Ratio” shall equal the quotient (rounded to four decimal places) obtained by dividing (i) the weighted average price of the Class A Shares on the NASDAQ on the Trading Day immediately prior to the date of the Effective Time by (ii) the Average Parent Stock Price.

(b) Treatment of Restricted Stock Units. At the Effective Time, thirty percent (30%) of each outstanding award of restricted stock units that is subject solely to time-based vesting (a “Company Restricted Stock Unit”) that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested (other than the Company Restricted Stock Units listed on Section 4.6(b) of the Company Disclosure Letter, which, together with the Company Performance Stock Units listed on Section 4.6(b) of the Company Disclosure Letter, constitute all Company Restricted Stock Units and Company Performance Stock Units that do not, by their terms, vest upon a change of control (the “Continuing Awards”)), shall be deemed to be “Converted Units” and the remaining seventy percent (70%) of each award of

Company Restricted Stock Units (excluding Continuing Awards) shall be deemed to be “Cash-Out Units”. At the Effective Time, automatically and without any required action on the part of the holder thereof:

(i) each Company Restricted Stock Unit that is a Cash-Out Unit shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) the number of Shares subject to such Cash-Out Unit, multiplied by (ii) Cash Award Consideration; and

(ii) each Company Restricted Stock Unit that is a Converted Unit (other than Continuing Awards) shall be assumed and converted automatically into a fully vested restricted stock unit relating to shares of Series C Common Stock (an “Adjusted Unit Award”) entitling the holder to receive, on substantially the same terms and conditions (other than vesting) as were applicable under such Converted Unit immediately prior to the Effective Time (and after giving effective to any acceleration of vesting resulting from the consummation of the Merger), a number of shares of Series C Common Stock (rounded down to the nearest whole number of shares of Parent Series C Common Stock) equal to the product of (x) the total number of Shares subject to such Converted Unit immediately prior to the Effective Time multiplied by (y) the Stock Award Consideration, with any fractional shares being rounded down to the nearest whole share of Series C Common Stock. The “Stock Award Consideration” shall equal the Stock Election Consideration determined without giving effect to the proviso in Section 4.1(a)(i)(C).

(iii) Following the Effective Time, no such Company Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.6(b) in exchange for such Company Restricted Stock Unit in accordance with this Section 4.6(b) (or, with respect to Continuing Awards, as set forth in Section 4.6(d)). The consideration payable under this Section 4.6(b) to each former holder of a Company Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Company’s payroll to, or, with respect to Converted Units, through the grant of an Adjusted Unit Award and settlement through the issuance of shares of Series C Common Stock in the name of, such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(h); provided, however, that that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code (“Section 409A”), such amounts shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(c) Treatment of Performance Restricted Stock Units. At the Effective Time, thirty percent (30%) of each outstanding award of restricted stock units that is subject to performance-based vesting (a “Company Performance Stock Unit”) that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested (other than any that are Continuing Awards, shall be deemed to be Converted Units and the remaining 70% percent of each award of Company Performance Stock Units (excluding any that are Continuing Awards) shall be deemed to be Cash-Out Units. At the Effective Time, automatically and without any required action on the part of the holder thereof:

(i) each Company Performance Stock Unit that is a Cash-Out Unit shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (x) the number of Shares subject to such Cash-Out Unit that would vest assuming target levels of achievement were met, multiplied by (y) the Cash Award Consideration; and

(ii) each Company Performance Stock Unit that is a Converted Unit (other than Continuing Awards) shall be assumed and converted automatically into a fully vested Adjusted Unit Award entitling the holder to receive, on substantially the same terms and conditions (other than vesting) as were applicable under such Converted Unit immediately prior to the Effective Time (and after giving effective to any acceleration of vesting resulting from the consummation of the Merger), a number of shares of Series C Common Stock (rounded down to the nearest whole number of shares of Series C Common Stock) equal to the product of (x) the number of Shares subject to such Company Performance Stock Unit that would vest assuming target levels of achievement were met, multiplied by (y) the Stock Award Consideration, with any fractional shares being rounded down to the nearest whole share of Series C Common Stock.

(iii) Following the Effective Time, no such Company Performance Stock Unit that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Performance Stock Unit shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.6(c) in exchange for such Company Performance Stock Unit in accordance with this Section 4.6(c) (or, with respect to Continuing Awards, as set forth in Section 4.6(d)). The consideration payable under this Section 4.6(c) to each former holder of a Company Performance Stock Unit that was outstanding immediately prior to the Effective Time (other than Continuing Awards) shall be paid, with respect to Cash-Out Units, through the Surviving Company’s payroll to, or, with respect to Converted Units, through the grant of an Adjusted Unit Award and settlement through the issuance of shares of Series C Common Stock in the name of, such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(h); provided, however, that to the extent any such payment or settlement would cause an impermissible acceleration event under Section 409A, such amounts shall become vested at target levels of achievement at the Effective Time and will be paid or settled at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(d) Continuing Awards. Each Continuing Award shall be assumed and converted automatically into a restricted stock unit relating to shares of Series C Common Stock (a “Parent Award”) entitling the holder to receive, on substantially the same terms and conditions (including, for the avoidance of doubt, vesting) as were applicable under such Continuing Award immediately prior to the Effective Time, a number of shares of Series C Common Stock (rounded down to the nearest whole number of shares of Series C Common Stock) equal to the product of (x) the total number of Shares subject to such Continuing Award immediately prior to the Effective Time multiplied by (y) the Stock Award Consideration.

(e) Phantom Stock Units. Each phantom stock unit (each, a “Phantom Unit”) subject to the Company 2008 Deferred Compensation and Stock Plan for Directors and outstanding immediately prior to the Effective Time shall be deemed converted into an amount in cash equal to (i) the number of Phantom Units in the Director’s account, multiplied by (ii) the Cash Award Consideration. The consideration payable under this Section 4.6(e) to each former holder of a Phantom Unit that was outstanding immediately prior to the Effective Time shall be paid to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(h); provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A, such amounts will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(f) Further Action. At or prior to the Effective Time, the Company, the board of directors of the Company and the Compensation Committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 4.6 and to ensure that, notwithstanding anything to the contrary, following the Effective Time, no Person shall have any right to acquire any securities of the Company or to receive any payment, right or benefit with respect to any award previously granted under any Company Stock Plan, except the right to receive a payment, right or benefit with respect thereto as provided in this Section 4.6.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, as disclosed in any Company Reports filed on or after January 1, 2017 and not less than five (5) Business Days prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Company Reports that are cautionary, predictive or forward looking in nature, it being agreed that this parenthetical shall not apply to Sections 5.1(b) or (d)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of the respective articles of incorporation and code of regulations (or comparable organizational documents) of the Company and each of its Significant Subsidiaries as amended to and as in effect on the date of this Agreement.

As used in this Agreement, (i) the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) the term “Significant Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that constitutes a “significant subsidiary” of the Company or Parent, as applicable, within the meaning of Rule 1-02 of Regulation S-X, (iii) the term “Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act, (iv) “Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, is materially adverse to the financial condition, properties, assets, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such event, occurrence, fact, condition, change, development or effect resulting from or arising out of: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which the Company or any of its Subsidiaries operate, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the Shares, or a change in the trading volume of the Shares, on the NASDAQ, provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any event, occurrence, fact, condition, change, development or effect underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect,

(7) changes in Law, (8) changes in U.S. generally accepted accounting principles (“GAAP”) (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by this Agreement or taken with Parent’s written consent to the extent the effects thereof are reasonably explained in writing by the Company prior to the time of such consent, or the failure to take any specific action expressly prohibited by this Agreement and as for which Parent declined to consent pursuant to Section 6.1(a), (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of this Agreement and the Merger, including the impact thereof on the relationships with customers, suppliers (including production companies), talent, distributors, partners or employees or (11) any litigation brought by stockholders of the Company or Parent alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or any of the transactions contemplated hereby; provided, however that the events, facts, conditions, changes, developments or effects set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such events, facts, conditions, changes, developments or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate and (v) the term “Knowledge of the Company” means the actual knowledge of the individuals identified on Section 5.1(a)(v) of the Company Disclosure Letter.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of (A) 240,000,000 Class A Shares, (B) 60,000,000 Common Voting Shares and (C) 25,000,000 preferred shares, par value $0.01 per share (the “Preferred Shares”). As of the close of business on July 27, 2017, 95,956,398 Class A Shares and 33,850,481 Common Voting Shares were issued and outstanding and no Preferred Shares were issued and outstanding on such date. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with all applicable securities Laws. Section 5.1(b)(i)(A) of the Company Disclosure Letter identifies each Company Plan pursuant to which Shares may be issued (the “Company Stock Plans”), which, for avoidance of doubt, are the only Company Plans pursuant to which Shares may be issued, together with the aggregate number of Class A Shares reserved for issuance under each such Company Stock Plan and the aggregate number of such Class A Shares that are subject to outstanding awards granted under each such Company Stock Plan. Except as provided in the preceding sentence and except for Shares that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, the Company has no Shares reserved for, or subject to, issuance. The Company has no Preferred Shares or other shares of capital stock reserved for or subject to issuance (it being understood that “other shares of capital stock” shall not include Shares). Section 5.1(b)(i)(B) of the Company Disclosure Letter contains a correct and complete list as of July 27, 2017 of (x) the aggregate number and kind of Shares reserved for issuance pursuant to outstanding unexercised Company Options under the Company Stock Plans, including the applicable grant dates, exercise prices and expiration dates for such Company Stock Options, the number of Shares subject to outstanding Company Restricted Stock Units under the Company Stock Plans, including the applicable grant and vesting schedule for such Company Restricted Stock Units, and the aggregate number and kind of Shares subject to issuance pursuant to outstanding Company Performance Stock Units (assuming the achievement of performance criteria at both target and maximum levels) under the Company Stock Plans, including the applicable grant dates and performance criteria for such Company Performance Stock Units. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Stock Plans, the forms of all stock option agreements evidencing Company Options, the forms of all agreements evidencing the Company Restricted Stock Units, Company Performance Stock Units and Phantom Units. No Subsidiary of the Company holds shares of capital stock of the Company. The Class A Shares constitute the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Act.

(ii) From the close of business on July 27, 2017 to the execution of this Agreement, the Company has not issued any Shares except pursuant to the exercise of Company Options or the settlement of Company Restricted Stock Units or Company Performance Stock Units outstanding as of July 27, 2017, in accordance with their terms and, since the close of business on July 27, 2017, except as expressly permitted by this Agreement for the period following the date of this Agreement, the Company has not issued any Company Options, Phantom Units, Company Restricted Stock Units or Company Performance Stock Units. Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable, and has been issued in compliance with all applicable securities Laws, and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien (other than any Liens, except for Permitted Liens, for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the Company’s financial statements). Except as set forth in Section 5.1(b)(i), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries any equity or voting securities of the Company or any of its Subsidiaries, or giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not, and its Subsidiaries do not, have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or its Subsidiaries on any matter. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries of the Company. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries of the Company is a party or is bound with respect to the voting or registration of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

(iii) Section 5.1(b)(iii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (A) each of the Company’s Subsidiaries, its jurisdiction of incorporation or organization and the ownership interest of the Company in each such Subsidiary and (B) any other Person in which the Company or any of its Subsidiaries may hold capital stock or other equity interest that has a book value in excess of $10,000,000 (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan). No Subsidiary of the Company owns any Shares.

(c) Corporate Authority and Approval. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to (i) adoption of this Agreement by the holders of a majority of the outstanding Class A Shares entitled to vote on such matter at a meeting duly called and held for such purpose (the “Class A Requisite Vote”), (ii) the adoption of this Agreement by the holders of a majority of the outstanding Common Voting Shares entitled to vote on such matter at a meeting duly called and held for such purposes (the “Common Shares Requisite Vote”) and (iii) the adoption of this Agreement by the holders of a majority of the voting power of the Company entitled to vote thereon (together with the Class A Requisite Vote and the Common Shares Requisite Vote, the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). As of the date of this Agreement, the board of directors of the Company has (i) (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, (B) approved the Merger and the other transactions contemplated hereby, (C) approved and declared advisable this Agreement, and (D) subject to Section 6.2, resolved to recommend the adoption of this Agreement to the holders of Class A Shares and to the holders of Common Voting Shares (the “Company Recommendation”), and (ii) directed that this Agreement be submitted to the holders of Shares for their adoption. The board of directors of the Company has taken all action so that Parent will not be an “interested shareholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case, as such term is used in Chapter 1704 of the OGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby. The Company Requisite Vote is the only vote of holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby under applicable Law or the Company Articles of Incorporation or Company Code of Regulations.

(d) Governmental Filings; No Violations.

(i) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3, (B) required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any applicable foreign competition Laws (the “Foreign Competition Laws”) in connection with the Merger, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), (C) to comply with state securities or “blue-sky” Laws and (D) as may be required with or to foreign and transnational Governmental Entities pursuant to applicable foreign and transnational Laws regarding the provision of broadcasting or audio-visual media services (such Governmental Entities, “Foreign Regulators”, and such Laws, “Foreign Regulatory Laws”), no filings, notices and/or reports are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or its Subsidiaries from, any domestic, foreign, multinational or transnational governmental, competition or regulatory authority, court, arbitral tribunal, commission, body or other legislative, executive or judicial governmental entity or self-regulatory agency (including any political subdivision thereof or any state-owned or state-controlled enterprise) (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and/or the consummation by the Company of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a conflict with, a breach or violation of, or a default under, the Amended and Restated Articles of Incorporation of the Company, dated March 5, 2009 (the “Company Articles of Incorporation”) or the Amended and Restated Code of Regulations, dated March 5, 2009 (the “Company Code of Regulations”) or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without the lapse of time or the giving of notice or both, a conflict with, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the loss of any benefit under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to (1) any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries, or, (2) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.1(d)(i) are made or obtained and receipt of the Company Requisite Vote, under any Law, Order or License to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contract to which the Company or any of its Subsidiaries is a party, except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(e) Company Reports; Financial Statements. (i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since January 1, 2015 (the “Applicable Date”) (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company has timely responded to all comment letters from the Staff of the SEC relating to the Company Reports, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Company Reports filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing SEC review or investigation, and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(iii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(iv) The Company has established and maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has established and maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting provides reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the directors of the Company and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available prior to the date of this Agreement to Parent (I) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of the Company to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (II) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of the Company or its auditors to the audit committee as required by the listing standards of the NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from Company Employees regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of the Company, been received by the Company.

(v) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto. Each of the consolidated financial statements (including the related notes and schedules) included in or incorporated by reference into the Company Reports complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act).

(vi) Neither the Company nor any of its Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of the Company or any of its Subsidiaries, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by the Company or any of its Subsidiaries of registration under the Exchange Act. As used in this Agreement, the term “Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) (A) for borrowed money (including deposits or advances of any kind to such Person) and (B) evidenced by bonds, debentures, notes or similar instruments, in each case with respect to the foregoing clauses (A) and (B) including the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees and expenses and other monetary obligations with respect thereto; (ii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iii) pursuant to securitization or factoring programs or arrangements; (iv) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries); (v) to maintain or cause to be maintained the financing or financial position of others; (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination) or (vii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon.

(vii) None of the Company or its consolidated Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in any of the Company’s published financial statements or other Company Reports.

(f) Absence of Certain Changes. Since December 31, 2016 through the date hereof, there has not been any event, occurrence, fact, condition, change, development or effect which has had or would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Since March 31, 2017 and through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects, and there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of, or would require consent of Parent under, clauses (i), (ii), (iv), (v), (ix) or (x) of Section 6.1(a).

(g) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (“Proceedings”), pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such, except for those that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of March 31, 2017 and the notes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2017 (the “Company Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2017; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect (except to the extent expressly consented to by Parent pursuant to Section 6.6) or that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

(h) Employee Benefits.

(i) For the purposes of this Agreement, the term “Company Plan” shall mean any benefit and compensation plan, policy, program or arrangement maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any liability covering or for the benefit of any current or former employees of the Company or any of its Subsidiaries (“Company Employees”) or any current or former directors of the Company or any of its Subsidiaries, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any incentive and bonus, deferred compensation, retention, stock purchase, employment, retirement, profit sharing, pension, severance, change-in-control, termination, restricted stock, stock option, stock appreciation rights or stock based plans, programs, agreements or arrangements, excluding any statutory plans (a “Statutory Plan”). Each material Company Plan as of the date of this Agreement is listed in Section 5.1(h)(i) of the Company Disclosure Letter. True and complete copies of each of the material Company Plans (or, if unwritten, a written summary thereof), and all amendments thereto, and to the extent applicable, any related trust or other funding vehicle, and the most recent determination letter received from the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code, have been provided or made available to Parent on or prior to the date of this Agreement.

(ii) All Company Plans have been maintained, operated and administered in compliance with their terms, applicable Laws (including, if applicable, ERISA and the Code) and any applicable CBA and the Company and its Subsidiaries have complied with all Statutory Plans in accordance with their terms and applicable Law, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(iii) Each Company Plan that is subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) and, to the

Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each non-U.S. Company Plan to the extent required to be registered or approved by any Governmental Entity, has been registered with, or approved by, such Governmental Entity and, to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval.

(iv) No liability under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”), except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company, nor any of its Subsidiaries nor any of the Company ERISA Affiliates has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, a “multiemployer plans” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) in the last six (6) years.

(v) No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the twelve (12) month period ending on the date of this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(vi) All contributions required to be made by the Company or its Subsidiaries under each Company Plan and each Statutory Plan have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(vii) Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code. With respect to any Company Pension Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (1) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (2) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any of its Subsidiaries and (3) the PBGC has not instituted proceedings to terminate any such Company Pension Plan.

(viii) As of the date of this Agreement, there are no material pending or, to the Knowledge of the Company, threatened Proceedings relating to the Company Plans, other than routine claims for benefits.

(ix) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits to any employee, officer, director or individual consultant of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, other than pursuant to

Part 6 of Title I of ERISA or Section 4980B of the Code, any foreign Law or any individual employment agreement or any severance plan, policy or practice listed in Section 5.1(h)(i) of the Company Disclosure Letter.

(x) Except as expressly contemplated by this Agreement or as set forth on Section 5.1(h)(x) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, either alone or in combination with any other event, (i) result in any material payment becoming due to any Company Employee, officer or director, or satisfy any prerequisite to any payment or benefit to any Company Employee, officer or director, (ii) materially increase the amount or value of any compensation or benefits under any Company Plan or otherwise payable to any Company Employee, officer or director, or (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefits and (iv) no such amount or benefit will constitute an “excess parachute payment” within the meaning of Section 280G of the Code. Except as set forth on Section 5.1(h)(x) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries for any excise or additional tax, interest or penalties incurred by such individual under Section 409A of the Code. The Company has made available to Parent copies of Section 280G calculations prepared in good faith (whether or not final) with respect to payments to disqualified individuals that may be made in connection with the transactions contemplated by this Agreement.

(i) Labor Matters.

(i) Except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is the subject of any Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization, (B) nor is there pending or, to the Knowledge of the Company, threatened, any labor strike, walkout, work stoppage, slow-down or lockout affecting Company Employees. On and after the date of this Agreement, there has been no labor strike, walkout, work stoppage, slow-down or lockout affecting Company Employees. None of the employees of the Company or any of its Subsidiaries is represented by a works council, labor union, and, to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is a party to or otherwise bound by work rules or a collective bargaining agreement or other similar Contract with a works council, labor union or labor organization (collectively, “CBAs”).

(ii) The Company is in compliance with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, terms and conditions of employment, the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation), worker classification, contractors, immigration, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company does not have any material requirement under Contract or Law to provide notice to, or to enter into any consultation procedure with, any labor union or other organization in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(j) Compliance with Laws, Licenses.

(i) The businesses of each of the Company and its Subsidiaries since the Applicable Date have not been, and are not being, conducted in violation of any applicable federal, state, local, foreign or transnational law, statute or ordinance, common law, or any rule or regulation (collectively, “Laws”) or any order, judgment, injunction, ruling, writ, award or decree of any Governmental Entity (collectively, “Order”), except for such violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and its Subsidiaries possess each permit, license, certification, approval, registration, consent, authorization, franchise, concession, variance, exemption and order issued or granted by a Governmental Entity (collectively, “Licenses”) necessary to conduct their respective businesses, since the Applicable Date have been in compliance with all terms and conditions of such Licenses, no such Licenses are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification, and since the Applicable Date have not received written notice from any Governmental Entity alleging a conflict with or breach of any License. Notwithstanding the foregoing, this Section 5.1(j) shall not apply with respect to Taxes, which shall be covered exclusively by Section 5.1(n) or Environmental Laws, which shall be covered exclusively by Section 5.1(m).

(ii) (A) The Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, employees and agents are in compliance with and since July 1, 2012 have complied in all material respects with: (I) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”) applicable to the Company, its Subsidiaries and such officers, directors, employees and agents, and (II) the provisions of all applicable anti-bribery, anti-corruption, anti-money laundering and sanctions Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries. Since July 1, 2012, the Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation of the FCPA or any Laws described in clause (II). Since July 1, 2012, the Company, its Subsidiaries, and, to the Knowledge of the Company, their respective officers, directors, employees and agents have not engaged directly or indirectly in transactions connected with any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or the target of any other applicable sanctions Laws, including any transactions with specially designated nationals or blocked persons designated by OFAC. For purposes of this provision, “Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(B) The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with the FCPA and other applicable anti-bribery, anti-corruption, anti-money laundering and sanctions Laws in each jurisdiction in which the Company and its Subsidiaries operate.

(C) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), are, and since July 1, 2012, have been, subject to any actual, pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the FCPA or any other applicable anti-bribery, anti-corruption, anti-money laundering or sanctions Laws.

(k) Certain Contracts. Section 5.1(k) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound, other than Contracts solely among the Company and its wholly owned Subsidiaries, which (A) provides that any of them will not compete with any other Person, or which grants “most favored nation” protections to the counterparty to such Contract, in each case that is either of the type required to be listed pursuant to clause (K) below, or from and after the Effective Time would be or would purport to be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) in a manner that would be material, (B) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, which Contract either involves payments or receipts in excess of $20,000,000 in any year, or from and after the Effective Time would be or would purport to be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) in a manner that would be material, (C) requires the Company or its Affiliates to deal exclusively with any Person or group of related Persons, which Contract either involves payments or receipts in excess of $20,000,000 in any year, or from and after the Effective Time, would be or would purport to be binding on Parent or its Affiliates (other than any licenses or other Contracts entered into in the ordinary course), (D) is material to the formation, creation, operation, management or control of any partnership or joint venture, the book value of the Company’s investment in which exceeds $10,000,000, (E) is a Contract for the lease of real or personal property providing for annual payments of $5,000,000 or more, (F) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, (G) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets at a purchase price which would reasonably be likely to exceed, or the fair market value of the equity interests or assets of which would be reasonably likely to exceed, $10,000,000, (H) was entered into with Affiliates of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries) that is not a Company Plan, (I) is a CBA or other Contract to or with any labor union or other employee representative of a group of employees, (J) relates to Indebtedness in excess of $10,000,000 (other than arrangements entered into by and among the Company and any of its Subsidiaries), (K) is an Affiliation Contract generating annual license fees in excess of $20,000,000, (L) was entered into after the Applicable Date involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than licenses of Intellectual Property in the ordinary course of business) or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $10,000,000 or more and which includes ongoing, as of the date of this Agreement, indemnity obligations, purchase price adjustments, earn-out or similar provisions, (M) is with any Governmental Entity and is material to the Company and its Subsidiaries, taken as a whole, (N) is an Affiliation Contract for linear distribution in the United States of Company’s HGTV, Food Network, Travel Channel, Cooking Channel, DIY Network, and Great American Country linear programming services by virtual-MVPDs (as that term is understood in the industry) or is an Affiliation Contract for subscription video on demand distribution in the United States of the Company’s Programming in any of the top three subscription video on demand services in the United States, which top three subscription video on demand services are set forth on Section 5.1(N) of the Company Disclosure Letter, (O) is for the acquisition, lease or servicing of satellite transponders and other uplink and downlink and terrestrial transmission (including fiber optic) arrangements relating to the distribution of the Company’s and its Subsidiaries’ programming and is material to the Company and its Subsidiaries, taken as a whole, (P) pursuant to which rights have been transferred by the Company to a third party with respect to the distribution or exploitation of any Company program in a territory outside of the United States (including its commonwealths, territories and possessions) (x) that generates annual license fees in excess of $1,000,000 or (y) in connection with a non-U.S. output or any similar non-U.S. portfolio deal in which five or more programs have been licensed for distribution in a territory outside of the United States (including its commonwealths, territories and possessions) to a single third party and that generates annual license fees in excess of $1,000,000, (Q) is a Contract not of a type described in the foregoing clauses (A) through (P) that has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve payments or receipts in excess of $20,000,000 in any year (such Contracts required to be listed pursuant to clauses (A)-(Q) above, the “Material Contracts”). A true and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this

Agreement. Each of the Material Contracts, and each Contract entered into after the date hereof that would have been a Material Contract if entered into prior to the date hereof (each, an “Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract or Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. As used in this Agreement, the term “Affiliation Contract” means any affiliation, licensing, carriage distribution or similar Contract for the reproduction, performance, display, broadcast, telecast, exhibition and/or distribution of the (i) programming service(s) of the Company and/or its Subsidiaries, (ii) any programming included in and/or branded as such service(s) and/or (iii) any programming related to or derived from such programming (in each case, regardless of format (e.g., linear, video-on-demand) and regardless of business model (e.g., free-to-end-user, subscription, transactional)) by any MVPD or any other distributor of video content and the term “MVPD” means any multichannel video programming distributor (as defined by the U.S. Federal Communications Commission).

(l) Takeover Statutes. Except for Chapter 1704 of the OGCL, in respect of which the board of directors of the Company has taken all necessary action so that such provisions are not applicable to the Merger or the other transactions contemplated by this Agreement, no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Articles of Incorporation or Company Code of Regulations is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. The Company is not party to a rights agreement, poison pill or similar agreement or plan that would have the effect of preventing the transactions contemplated by this Agreement.

(m) Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect (i) each of the Company and its Subsidiaries is and has been since the Applicable Date in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses or authorizations required by applicable Environmental Laws, (ii) neither the Company nor any of its Subsidiaries is subject to any pending, or to the Knowledge of the Company, threatened Proceeding alleging non-compliance with or liability under any applicable Environmental Law, (iii) neither the Company nor any of its Subsidiaries is subject to any outstanding obligations under any orders, decrees or injunctions concerning liability or obligations relating to any Environmental Law and (iv) there are no environmental conditions involving the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned by the Company or any of its Subsidiaries that would reasonably be expected to result in the Company or any Subsidiary incurring liability pursuant to any Environmental Law.

As used in this Agreement, (A) the term “Environmental Law” means any Law relating to the protection of the environment or natural resources, and (B) the term “Hazardous Substance” means any substance, material or waste that is regulated, characterized or otherwise classified as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect pursuant to any Environmental Law. The representations and warranties made in this Section 5.1(m) are the only representations and warranties of the Company with respect to environmental matters.

(n) Taxes. Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed all income and franchise Tax Returns and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects; (B) have paid all Taxes that are required to be paid (whether or not shown on such Tax Returns) or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP on the books of the Company; and (C) as of the date of this Agreement have not waived any statute of limitations with respect to U.S. federal income or material U.S. state income or franchise Taxes or agreed to any extension of time with respect to a U.S. federal income or material U.S. state income or franchise Tax assessment or deficiency.

(ii) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes. There are not, to the Knowledge of the Company, any claims or assessments (whether or not asserted in writing) by any Tax authority concerning the Company’s or any of its Subsidiaries’ liability for Tax.

(iii) The Company has made available to Parent prior to the date of this Agreement copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for each of the Taxable years ended December 31, 2015, 2014 and 2013.

(iv) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” or “a transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(v) Within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code in a distribution intended to qualify under Section 355(a) of the Code.

(vi) Neither the Company nor any of its Subsidiaries has any liability under any Tax matters, Tax allocation, Tax sharing or similar contract or arrangement that obligates the Company or any of its Subsidiaries to make any payment computed by reference to the Taxes, Taxable income or Taxable losses of any other Person (other than any such contract or arrangement that is a commercial or employment agreement, the principal purpose of which does not relate to Taxes, or any such contract or arrangement exclusively between or among the Company and/or its Subsidiaries).

(vii) Since January 1, 2009, neither the Company nor any of its Subsidiaries has (A) been a member of an affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is the Company or a Subsidiary, or (B) any liability for the Taxes of any Person (other than the Company or any of its current or former Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract (other than any contract entered into in the ordinary course of business that is a commercial or employment agreement the principal purpose of which does not relate to Taxes).

As used in this Agreement, (A) the term “Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments in the nature of a tax, in each case that is imposed by a Tax authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o) Intellectual Property.

(i) Except as would not reasonably be likely to have a Company Material Adverse Effect, all registered Intellectual Property (“Registered IP”) owned by and material to the Company or any of its Subsidiaries is subsisting in all material respects, and, to the Knowledge of the Company, in the jurisdiction(s) where such Registered IP is issued or registered is valid and enforceable.

(ii) Except as would not reasonably be likely to have a Company Material Adverse Effect, each of the Company and its Subsidiaries owns, or has sufficient rights to use, all Intellectual Property used in or necessary for its business (the “Company IP”), free and clear of all Liens, except for Permitted Liens. “Permitted Liens” means (A) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the Company’s financial statements, (B) Liens arising in the ordinary course of business in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens, (C) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, (D) Liens specifically reflected in the Company Balance Sheet, (E) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted and (F) any license, covenant or other right to or under Intellectual Property.

(iii) Except as would not reasonably be likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries have not since the Applicable Date, and do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party and, to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Company IP owned or licensed by the Company or any of its Subsidiaries. Except as would not reasonably be likely to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened in writing, proceedings, administrative claims, litigation, suits, actions or investigations alleging that the operation of the business of the Company or any of its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person.

(iv) Except as would not reasonably be likely to have a Company Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable measures designed to protect their respective interests in the Intellectual Property material to the respective businesses of the Company and its Subsidiaries. Except as would not reasonably be likely to have a Company Material Adverse Effect, there has not been any disclosure or other compromise of any confidential or proprietary information or trade secrets of the Company or any of its Subsidiaries, that is material to such entity, to any third party.

(v) Except as would not reasonably be likely to have a Company Material Adverse Effect, to the Knowledge of the Company, (A) the Information Technology used in and material to the Company’s and any of its Subsidiaries’ businesses is in good working condition, operates and performs in all material respects as required to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (B) such Information Technology has not suffered a material malfunction or failure since the Applicable Date, (C) such Information Technology does not contain any viruses, Trojan horses, malicious code or other malware that would reasonably be expected to materially disrupt the ability of the Company or its Subsidiaries to conduct the business and (D) no Person has gained unauthorized access to the Information Technology of the Company or any of its Subsidiaries, or any of their vendors, in a manner that has resulted in liability to the Company or any of its Subsidiaries or otherwise had a material adverse effect on their businesses.

(vi) Except as would not reasonably be likely to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology and procedures, (B) the Company and its Subsidiaries are in compliance with applicable Laws, Orders, contractual requirements and terms of use regarding the privacy and security of customer, employee and other Personal Data and are, and have been since the Applicable Date, compliant in all material respects with their respective privacy policies, (C) to the Knowledge of the Company, there have not been any incidents of, or third party claims related to, any unauthorized access to, or unauthorized disclosure or use of, any Personal Data in the Company’s, any of its Subsidiaries’ or any of their vendors’ possession to the extent related to the business of the Company and its Subsidiaries and (D) neither the Company nor any of its Subsidiaries has received since the Applicable Date any written notice of any claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws and Orders with respect to Personal Data possessed by the Company, any of its Subsidiaries or any of their vendors to the extent related to the business of the Company and its Subsidiaries.

(vii) As used in this Agreement, (A) the term “Information Technology” means information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, (B) the term “Intellectual Property” means, collectively, all U.S. and foreign intellectual property rights, including (I) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, designs, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (II) patents, patent applications, and invention disclosures, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs; (III) trade secrets; (IV) copyrights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and (V) moral rights, rights of attribution, rights of privacy, publicity and all other intellectual property, proprietary and intangible rights, (C) the term “Personal Data” means any information in any media that identifies a particular individual and any other data or information that constitutes personal data or personal information under any applicable Law or the Company’s or any of its Subsidiaries’ privacy policies or terms of use.

(p) Insurance. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s director and officer insurance policies. The insurance policies held by the Company provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such policies that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy or is in breach of, or default under, any such insurance policy. To the Knowledge of the Company, there is no claim by the Company or any of its Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies that would be material to the Company and its Subsidiaries, taken as a whole.

(q) Properties.

(i) Section 5.1(q)(i) of the Company Disclosure Letter sets forth a true, correct and complete list by name and location of all material real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (x) each of the Company and its Subsidiaries has good and marketable title in fee simple to all Owned Real Property, free and clear of all Liens, except for Permitted Liens and (y) there are no existing, pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting the Owned Real Property.

(ii) Section 5.1(q)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property leases, subleases and other occupancy arrangements providing for annual payments of $5,000,000 or more to which the Company or any of its Subsidiaries is a party and each amendment thereto (the “Real Property Leases”). Each premise subject to a Real Property Lease is hereinafter referred to as a “Leased Real Property”. Except as set forth on Section 5.1(q)(ii) of the Company Disclosure Letter or as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has transferred, mortgaged or assigned any interest in any such Real Property Lease, nor has the Company nor any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person.

(iii) Except as is not, or would not reasonably be expected be, material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its material tangible assets, free and clear of all Liens, other than Permitted Liens.

(r) Related Party Transactions. As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Company Reports, within the last twelve (12) months no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

(s) Joint Proxy Statement/Prospectus. The Joint Proxy Statement/Prospectus will not, at the date it is first mailed to the holders of Shares or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, contain (by incorporation or otherwise) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

(t) Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders’, financial advisors’ or similar fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has engaged Allen & Company LLC and J.P. Morgan Securities LLC as the Company’s financial advisors, the financial arrangements with which have been disclosed in writing to Parent prior to the date of this Agreement.

(u) Opinions of Financial Advisors. As of the date of this Agreement, the board of directors of the Company has received the separate opinions of Allen & Company LLC and J.P. Morgan Securities LLC, each to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be paid to holders of Class A Shares is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all parties, furnish a copy of each such written opinion to Parent solely for informational purposes (it being agreed that none of the Parent or Merger Sub, nor any of their respective affiliates or Representatives, shall have the right to rely on such opinions).

(v) No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Section 5.1, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.

5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, as disclosed in any Parent Reports filed on or after January 1, 2017 and not less than five (5) Business Days prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Parent Reports that are cautionary, predictive or forward looking in nature, it being agreed that this parenthetical shall not apply to Sections 5.2(b) or (d)), Parent and Merger Sub hereby represent and warrant to the Company as follows:

(a) Organization, Good Standing and Qualification. Each of Parent, Merger Sub and their Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws (or comparable organizational documents) of Parent and articles of incorporation and code of regulations of Merger Sub, in each case, as amended to and as in effect on the date of this Agreement.

As used in this Agreement, (i) the term “Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, is materially adverse to the financial condition, properties, assets, business or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any such event, occurrence, facts, condition, change, development or effect resulting from or arising out of: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which Parent or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which Parent or any of its Subsidiaries operate, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the Series C Common Stock, or a change in the trading volume of the Series C Common Stock, on the NASDAQ, provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any event, occurrence, fact, condition, change, development or effect underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Parent Material Adverse Effect, (7) changes in Law, (8) changes in GAAP (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by this Agreement or taken with the Company’s written consent to the extent the effects thereof are reasonably explained in writing by Parent prior to the time of such consent or the failure to take any specific action expressly prohibited by this Agreement and as for which the Company declined to consent pursuant to Section 6.1(b), (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of this Agreement and the Merger, including the impact thereof on the relationships with customers, suppliers (including production companies), talent, distributors, partners or employees or (11) any litigation brought by stockholders of the Company or Parent alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or any of the transactions contemplated hereby; provided, however that the events, facts, conditions, changes, developments or effects set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred to the extent such events, facts, conditions, changes, developments or effects have a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, and (ii) the term “Knowledge of Parent” means the actual knowledge of the individuals identified on Section 5.2(a) of the Parent Disclosure Letter.

(b) Capital Structure.

(i) The authorized capital stock of Parent consists of (A) 1,700,000,000 shares of Series A Common Stock (the “Series A Common Stock”), 100,000,000 shares of Series B Common Stock (the “Series B Common Stock”) and 2,000,000,000 shares of Series C Common Stock (the “Series C Common Stock,” together with the Series A Common Stock and Series B Common Stock, the “Parent Common Stock”) and (B) 75,000,000 shares of Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”), 75,000,000 shares of Series C Convertible Participating Preferred Stock (the “Series C Preferred Stock”) and 50,000,000 shares of preferred stock which are undesignated (together with the Series A Preferred Stock and Series C Preferred Stock, the “Parent Preferred Stock”). As of the close of business on July 27, 2017, 153,933,105 shares of Series A Common Stock, 6,512,379 shares of Series B Common Stock, 218,521,945 shares of Series C Common Stock, 71,107,312 shares of Series A Preferred Stock and 25,320,532 shares of Series C Preferred Stock were issued and outstanding. All of the outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with all applicable securities Laws. As of the close of business on July 27, 2017, there were an aggregate of 20,374,955 shares of Series A Common Stock, no shares of Series B Common Stock and 7,198,311 shares of Series C Common Stock subject to issuance pursuant to the Parent plans identified in Section 5.2(b)(i)(A) of the Parent Disclosure Letter as being the only Parent plans pursuant to which Parent Common Stock may be issued (the “Parent Stock Plans”). Except as provided in the preceding sentence and except for shares of Parent Common Stock that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, Parent has no Parent Common Stock reserved for, or subject to, issuance. Parent has no Parent Preferred Stock or other shares of capital stock reserved for or subject to issuance (it being understood that “other shares of capital stock” shall not include Parent Common Stock). The Parent Common Stock constitute the only outstanding class of securities of Parent or its Subsidiaries registered under the Securities Act.

(ii) From the close of business on July 27, 2017 to the execution of this Agreement, Parent has not issued any Parent Common Stock except pursuant to the exercise or settlement of Parent equity awards under the Parent Stock Plans outstanding as of July 27, 2017, in accordance with their terms and, since the close of business on July 27, 2017, except as permitted by this Agreement for the period following the date of this Agreement, Parent has not issued any Parent equity awards under the Parent Stock Plans. Upon any issuance of any Parent Common Stock in accordance with the terms of the Parent Stock Plans, such Parent Common Stock will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any Liens. Each of the outstanding shares of capital stock or other securities of each of Parent’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable, and has been issued in compliance with all applicable securities Laws, and owned by Parent or by a direct or indirect wholly owned Subsidiary of Parent, free and clear of any Lien (other than any Liens, except for Permitted Liens, for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in Parent’s financial statements). Except as set forth in Section 5.2(b)(i), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any of its Subsidiaries any equity or voting securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(c) Corporate Authority and Approval. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject to, in the case of the consummation of the Merger and the other transactions contemplated hereby (i) the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of all the votes entitled to be cast thereon by holders of shares of Series A Preferred Stock, and (ii) the approval of the issuance of shares of Series C Common Stock in connection with the Merger as contemplated by this Agreement by the affirmative vote of the holders of outstanding Parent Common Stock and Series A Preferred Stock representing a majority of the votes cast with respect to such approval (collectively, the “Parent Requisite Vote”). This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, the board of directors of Parent has unanimously by those voting (i) (A) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, Parent and its stockholders, (B) approved and declared advisable this Agreement and the transactions contemplated hereby and (C) subject to Section 6.3, resolved to recommend that Parent stockholders vote in favor of the issuance of shares of Series C Common Stock in connection with the Merger (the “Parent Recommendation”) and directed that such matter be submitted for consideration of the stockholders of Parent at the Parent Stockholders Meeting.

(d) Governmental Filings; No Violations. (i) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act or any Foreign Competition Laws in connection with the Merger, the Exchange Act and the Securities Act, (C) to comply with state securities or “blue-sky” Laws and (D) as may be required with or to foreign and transnational Governmental Entities pursuant to applicable Foreign Regulatory Laws and Foreign Regulators, no filings, notices and/or reports are required to be made by Parent or Merger Sub or their Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Parent or Merger Sub or their Subsidiaries from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and/or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a conflict with, a breach or violation of, or a default under, the Restated Certificate of Incorporation of Parent as currently in effect (the “Parent Certificate of Incorporation”) or the Bylaws of Parent as currently in effect (the “Parent Bylaws”) or the comparable governing instruments of Merger Sub or of any of Parent’s Significant Subsidiaries, (B) with or without the lapse of time or the giving of notice or both, conflict with, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the loss of any benefit under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to (1) any Contract binding upon Parent or any of its Subsidiaries, or, (2) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.2(d)(i) are made or obtained and assuming the Parent Requisite Vote is received, under any Law, Order or License to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contract to which Parent or any of its Subsidiaries is a party, except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(e) Parent Reports; Financial Statements. (i) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) Parent has timely responded to all comment letters from the Staff of the SEC relating to the Parent Reports, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Parent Reports filed on or prior to the date hereof is, to the Knowledge of Parent, subject to ongoing SEC review or investigation, and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

(iii) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(iv) Parent has established and maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Parent in its filings with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent has established and maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting provides reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the directors of Parent and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements. Parent has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of Parent’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available prior to the date of this Agreement to the Company (I) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of Parent to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (II) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of Parent or its auditors to the audit committee as required by the listing standards of the NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from employees of Parent and its Subsidiaries regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of Parent, been received by Parent.

(v) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto. Each of the consolidated financial statements (including the related notes and schedules) included in or incorporated by reference into the Parent Reports complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act).

(vi) Neither Parent nor any of its Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of Parent or any of its Subsidiaries, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by Parent or any of its Subsidiaries of registration under the Exchange Act.

(vii) None of Parent or its consolidated Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in any of Parent’s published financial statements or other Parent Reports.

(f) Absence of Certain Changes. Since December 31, 2016 through the date of this Agreement, there has not been any effect, occurrence, fact, condition, change, development or effect which has had or would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Since March 31, 2017 and through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects, and there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of, or require consent of the Company under, Section 6.1(b).

(g) Litigation and Liabilities. There are no Proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, or against any present or former officer or director of Parent or any of its Subsidiaries in such individual’s capacity as such, except for those that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. There are no obligations or liabilities of Parent or any of its Subsidiaries, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Parent as of March 31, 2017 and the notes thereto set forth in Parent’s quarterly report on

Form 10-Q for the fiscal quarter ended March 31, 2017 (the “Parent Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2017; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any Order, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect (except to the extent expressly consented to by Parent pursuant to Section 6.6) or that would prevent, materially delay or materially impair the ability of Parent to consummate the Merger.

(h) Compliance with Laws, Licenses. The businesses of each of Parent and its Subsidiaries since the Applicable Date have not been, and are not being, conducted in violation of any applicable Law or Order, except for such violations that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, Parent and its Subsidiaries possess each License necessary to conduct their respective businesses, since the Applicable Date have been in compliance with all terms and conditions of such Licenses, no such Licenses are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification, and since the Applicable Date have not received written notice from any Governmental Entity alleging a conflict with or breach of any License.

(i) Taxes. Except as would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed all income and franchise Tax Returns and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects; (B) have paid all Taxes that are required to be paid (whether or not shown on such Tax Returns) or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP on the books of Parent; and (C) as of the date of this Agreement have not waived any statute of limitations with respect to U.S. federal income or material U.S. state income or franchise Taxes or agreed to any extension of time with respect to a U.S. federal income or material U.S. state income or franchise Tax assessment or deficiency.

(ii) As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened audits, examinations, investigations or other proceedings in respect of Taxes. There are not, to the Knowledge of Parent, any claims or assessments (whether or not asserted in writing) by any Tax authority concerning Parent’s or any of its Subsidiaries’ liability for Tax.

(j) Ownership of Shares. Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in section 1704.01 of the OGCL.

(k) Brokers and Finders. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders’, financial advisors’ or similar fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has engaged Guggenheim Securities, LLC and Goldman Sachs & Co. LLC as Parent’s financial advisors.

(l) Financing. Parent has delivered to the Company true and complete fully executed copies of (i) the commitment letter, dated as of the date hereof, among Parent, Discovery Communications, LLC, Goldman Sachs

Bank, USA and Goldman Sachs Lending Partners LLC (the “Commitment Letter”), and (ii) the fee letter, dated as of the date hereof, among Parent, Discovery Communications, LLC, Goldman Sachs Bank, USA and Goldman Sachs Lending Partners LLC (as redacted to remove the fee amounts, alternate transaction fee provisions, pricing caps, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability or termination of the Financing, the “Redacted Fee Letter”), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (collectively, the “Debt Letters”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent) have severally committed to lend the amounts set forth therein to Parent (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Debt Letters. The Debt Letters have not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement (provided that the existence or exercise of “market flex” provisions contained in the Redacted Fee Letter shall not be deemed to constitute a modification or amendment of the Commitment Letter), and the respective commitments contained in the Debt Letters, to the Knowledge of Parent, have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date of this Agreement, the Debt Letters are in full force and effect and constitute the legal, valid and binding obligation of each of Parent, Discovery Communications, LLC and, to the Knowledge of Parent, the other parties thereto, subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. As of the date of this Agreement, there are no conditions precedent or contingencies related to the funding of the full amount of the Financing pursuant to the Debt Letters, other than as expressly set forth in the Debt Letters and, after the date of this Agreement, such other conditions and contingencies with respect to the Financing permitted pursuant to Section 6.16. Subject to the terms and conditions of the Debt Letters and assuming that each of the conditions set forth in Section 7.1 and Section 7.2 of this Agreement is satisfied at Closing, the net proceeds contemplated from the Financing, together with other financial resources of Parent, including contemplated cash on hand of Parent, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of the Merger Consideration and all fees and expenses reasonably expected to be incurred in connection therewith. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably constitute a breach or default on the part of Parent under the Debt Letters or, to the Knowledge of Parent, any other party to the Debt Letters (assuming the accuracy of the Company’s representations and warranties and undertakings under this Agreement for such purpose). As of the date of this Agreement there are no side letters or other agreements, Contracts or arrangements related to the funding of the full amount of the Financing other than as expressly set forth in the Debt Letters. Parent has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, assuming (x) the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, (y) the performance of all obligations and compliance with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing by the Company in all material respects and (z) that each of the conditions set forth in Section 7.1 and Section 7.2 of this Agreement is satisfied at Closing, Parent has no reason to believe that any of the conditions to the Financing will not be satisfied, or to the Knowledge of Parent, as of the date of this Agreement, that the Financing will not be made available to Parent on the Closing Date in accordance with the terms of the Debt Letters.

(m) Form S-4 and Joint Proxy Statement/Prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus will not, at the date it is filed with the SEC or declared effective by the SEC or at the time of any amendment or supplement thereof, contain (by incorporation or otherwise) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act (as applicable) and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement/Prospectus.

(n) No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Section 5.2, Parent and Merger Sub are not making and have not made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.1 Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, from and after the execution of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as (1) required by applicable Law, (2) expressly required by this Agreement or (3) otherwise expressly disclosed in Section 6.1(a) of the Company Disclosure Letter), the Company shall use its reasonable best efforts to conduct its business and the business of its Subsidiaries in the ordinary course of business consistent with past practice and each of the Company and its Subsidiaries shall, subject to compliance with the specific matters set forth below, use reasonable best efforts to preserve its business organization intact and maintain the existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, licensors, creditors, lessors, employees and business associates and others having material business dealings with it and keep available the services of the Company and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time, except (A) as required by applicable Law, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) as expressly disclosed in Section 6.1(a) of the Company Disclosure Letter or (D) as expressly provided for in this Agreement, the Company shall not and will not permit any of its Subsidiaries to:

(i) (A) amend its articles of incorporation or code of regulations (or comparable governing documents) (other than immaterial amendments to the governing documents of any wholly owned Subsidiary of the Company that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock (except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for (1) any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company or (2) other than normal quarterly cash dividends on the Company’s Shares as described in Section 6.1(a)(i)(C) of the Company Disclosure Letter), (D) enter into any agreement with respect to the voting of its capital stock or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than (1) pursuant to the cashless exercise of Company Options or the forfeiture of, or withholding of Taxes with respect to, Company Options, Company Restricted Stock Units or Company Performance Stock Units in connection with any Taxable event related to such awards, in each case in accordance with past practice and with the terms of the applicable Company Stock Plan as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (2) purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of the Company by the Company or any other wholly owned Subsidiary of the Company);

(ii) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of any wholly owned

Subsidiaries of the Company that would not (x) prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement or (y) reasonably be expected to result in any significant Tax liability);

(iii) except as expressly contemplated by the terms of this Agreement, as expressly disclosed in Section 6.1(a)(iii) of the Company Disclosure Letter or as required by applicable Law or by the terms of any Company Plan listed on Section 5.1(h)(i) of the Company Disclosure Letter or any CBA, in either case as in effect on the date hereof (or as modified after the date of this Agreement in accordance with the terms of this Agreement):

(A) increase the compensation or benefits payable to any director or named executive officers as identified in the Company’s proxy statement for the 2017 annual meeting of stockholders (collectively, the “Senior Executives”) of the Company, increase the compensation or benefits payable to any employee or individual consultant of the Company or any of its Subsidiaries, or make any loans to, any director, officer, employee or individual consultant of the Company or any of its Subsidiaries;

(B) grant any new equity-based awards, or amend or modify the terms or accelerate the vesting of any such outstanding awards (except for any acceleration of any Company Option, Company Performance Stock Unit and Company Restricted Stock Unit in connection with the cessation of any Person’s employment with the Company or any of its Subsidiaries (other than any Senior Executive) to the extent that such acceleration is consistent with past practice), under any Company Plan;

(C) amend any severance plan or agreement as in effect on the date hereof or waive or release any restrictive covenants thereunder;

(D) make any change to any Company Pension Plan or any Company Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) that would materially increase the costs to the Company or any of its Subsidiaries in respect of such Company Plan;

(E) establish, adopt, or enter into any new arrangement that would be a Company Plan if in effect on the date hereof, other than individual separation and release agreements entered into in connection with ordinary-course terminations on terms consistent with the severance arrangements listed on Section 5.1(h)(i) of the Company Disclosure Schedule;

(F) accelerate the payment of non-equity related compensation or benefits to any director, officer, employee, consultant or individual service provider, except as required (without discretion) pursuant to the terms of the Company Plans;

(G) hire any new officer, employee, consultant or individual service provider (provided that the Company shall be permitted to (x) hire employees, consultants or other individual service providers with an aggregate annual base compensation and target incentive opportunity below $350,000 in the ordinary course of business consistent with past practice, or (y) engage individual or entity service providers with an aggregate annual base compensation and target incentive opportunity below $350,000 in the ordinary course of business consistent with past practice to fill positions that are open as of the date hereof or that become open following the date hereof to the extent reasonably necessary as determined by the Company in its sole discretion to maintain the Company’s core business); or

(H) terminate any employee or officer of the Company or any of its Subsidiaries at level B7 or higher other than for cause (as determined in the ordinary course of business consistent with past practice);

(iv) incur or guarantee any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except (A) in the ordinary course of business consistent with past practice, borrowings under the

Company’s revolving credit facility as in effect as of the date hereof, (B) inter-company Indebtedness among the Company and its wholly owned Subsidiaries, (C) commercial paper issued in the ordinary course of business and (D) (i) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (ii) overdraft facilities or cash management programs, in the case of each of clauses (i) and (ii), issued, made or entered into in the ordinary course of business;

(v) make or commit to any capital expenditures other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident or (B) in the ordinary course of business consistent with past practice and which do not exceed during either the 2017 fiscal year or the 2018 fiscal year one hundred and five percent (105%) of the amounts reflected in the Company’s capital expenditure budget for 2017, a copy of which was previously provided to Parent;

(vi) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien (other than a Permitted Lien) upon or otherwise dispose of any Intellectual Property; provided that this clause (vi) shall not restrict (A) any of the foregoing that occur in the ordinary course of business or, to the extent applicable, among the Company and its Subsidiaries, (B) the granting of any licenses of Intellectual Property in the ordinary course consistent with past practice or (C) transfers, leases, sales, assignments, lapses, abandonments, cancellations, mortgages, pledges, Liens, or other dispositions of Intellectual Property (other than licenses) with a fair market value less than $10,000,000 in the aggregate for all such actions;

(vii) other than in the ordinary course of business consistent with past practice, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any properties or assets (including capital stock of any of its Subsidiaries but not including any Intellectual Property, which is governed by Section 6.1(a)(vi) with a fair market value in excess of $5,000,000 individually or $12,500,000 in the aggregate (other than transactions among the Company and its wholly owned Subsidiaries);

(viii) issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any Shares issued pursuant to Company Options, Company Restricted Stock Units and Company Performance Stock Units outstanding on the date of this Agreement in accordance with the existing terms of such awards and the Company Stock Plans, or (B) by wholly owned Subsidiaries to the Company or to any other wholly owned Subsidiary of the Company;

(ix) spend or commit to spend in excess of $5,000,000 individually or $12,500,000 in the aggregate to acquire any business or businesses or to acquire assets or other property, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither the Company nor any of its Subsidiaries shall make any acquisition that would, or would reasonably be likely to, prevent, delay or impair the Company’s ability to consummate the transactions contemplated by this Agreement; provided, further that nothing in this Section 6.1(a)(ix) shall restrict the ability of the Company to invest additional funds in any existing asset of the Company to offset any dilution in the Company’s existing interest in such asset;

(x) make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any interpretation thereof) or by applicable Law;

(xi) except as required by applicable Law, (A) make, change or revoke any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement, in each case that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, except in each case as a result of, or in response to, any change in U.S. federal Tax Laws or regulations or administrative guidance promulgated or issued thereunder, (B) change any Tax accounting period or any material method of Tax accounting, (C) amend any material Tax Return, (D) settle or resolve any material Tax liability or any Tax audit or controversy with respect to a material amount of Taxes, (E) surrender any right to claim a material refund of Taxes, (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, other than any extension pursuant to an extension of time to file any Tax Return or (G) enter into any closing agreement or similar agreement with any Tax authority in respect of Taxes;

(xii) (A) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of this Agreement or (B) conduct a line of business of the Company or any of its Subsidiaries in any geographic area where it has never previously conducted business prior to the date of this Agreement;

(xiii) make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company);

(xiv) (A) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract or waive, release or assign any material rights, claims or benefits under any Material Contract, other than any amendment, modification, termination, waiver, release or assignment (x) as required by Law, (y) pursuant to “most favored nation” offers made prior to the date of this Agreement or (z) in the ordinary course of business; provided that in no event shall the Company or its Subsidiaries amend or modify a Contract in which the packaging or rate terms would materially impact meeting the Company’s business plan, (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement unless it is on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries (and to Parent and its Subsidiaries following the Closing) than a contract it is replacing; provided that in no event shall the Company or its Subsidiaries enter into a Contract in which the packaging or rate terms would materially impact meeting the Company’s business plan or (C) without restricting any action that is permissible in accordance with clauses (A) or (B) hereof, make any concession, or offer to make any concession, under any Material Contract except for (x) annual “most favored nation” offers made in the ordinary course of business consistent with past practice in connection with new issues arising after March 2017 or (y) mutual “clean slate” releases with distributors; provided that the foregoing shall not prohibit or restrict the ability of the Company or its Subsidiaries to take any action described in this Section 6.1(a)(xiv) in the ordinary course of business with respect to Material Contracts between the Company and/or one or more of its wholly owned Subsidiaries; provided, further that for the avoidance of doubt, this Section 6.1(a)(xiv) shall not prohibit or restrict any Company Plans;

(xv) settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a Governmental Entity, or pay, discharge, settle or waive any material liability, other than settlements (A) if the amount of any such settlement is not in excess of $500,000 individually or $2,000,000 in the aggregate; provided that such settlements are solely for money damages (and confidentiality and other similar customary provisions that would not reasonably be expected to place any material restrictions on the business activities of the Company and its Subsidiaries or Parent and its Subsidiaries), (B) for amounts not in excess of the Company’s available insurance coverage as of the date hereof or (C) relating to Taxes (which shall be governed by Section 6.1(a)(xi)); provided, further that for the avoidance of doubt, this Section 6.1(a)(xv) shall not restrict the Company’s ability to enter into mutual releases under “clean slate provisions” (as that term is understood in the industry of the Company) under its Affiliation Contracts;

(xvi) enter into any collective bargaining agreement, other than renewals of any collective bargaining agreements in the ordinary course of business;

(xvii) enter into any agreement or arrangement with an Affiliate, other than any Contracts solely between or among the Company and/or its wholly owned Subsidiaries;

(xviii) permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee (other than ordinary course production policies that expire in accordance with their terms and the liability for which is covered by other insurance policies or arrangements of the Company without any impairment to the terms of coverage) to be cancelled or terminated (unless such policy or arrangement is cancelled or terminated in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired; or

(xix) agree, resolve or commit to do any of the foregoing.

(b) Parent covenants and agrees as to itself and its Subsidiaries that, from and after the execution of this Agreement and prior to the Effective Time (unless the Company shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as (1) required by applicable Law, (2) expressly required by this Agreement or (3) otherwise expressly disclosed in Section 6.1(b) of the Parent Disclosure Letter), Parent shall use its reasonable best efforts to conduct its business and the business of its Subsidiaries in the ordinary course of business consistent with past practice and each of Parent and its Subsidiaries shall, subject to compliance with the specific matters set forth below, use reasonable best efforts to preserve its business organization intact and maintain the existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, licensors, creditors, lessors, employees and business associates and others having material business dealings with it and keep available the services of Parent and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, Parent covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time, except (A) as required by applicable Law, (B) as the Company may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) as expressly disclosed in Section 6.1(b) of the Parent Disclosure Letter or (D) as expressly provided for in this Agreement, Parent shall not and will not permit any of its Subsidiaries to:

(i) (A) amend the Parent Certificate of Incorporation or the Parent Bylaws (or comparable governing documents of any wholly owned Subsidiary of Parent, other than immaterial amendments that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock (except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of Parent to another direct or indirect wholly owned Subsidiary of Parent or to Parent, or (D) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than (1) pursuant to the cashless exercise of Parent stock options or stock appreciation rights or the forfeiture of, or withholding of Taxes with respect to, Parent stock options, restricted stock units, performance stock units, deferred share units, stock appreciation rights or other equity awards in connection with any Taxable event related to such awards, in each case in accordance with past practice and with the terms of the applicable Parent Stock Plan as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (2) purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of Parent by Parent or any other wholly owned Subsidiary of Parent);

(ii) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of any wholly owned Subsidiaries of Parent that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement);

(iii) issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any Parent

Common Stock issued pursuant to Parent stock options, restricted stock units, performance stock units, deferred share units, stock appreciation rights or other equity awards outstanding on the date of this Agreement in accordance with the existing terms of such awards and the Parent Stock Plans or granted after the date of this Agreement in the ordinary course of business consistent with past practice or (B) by wholly owned Subsidiaries to Parent or to any other wholly owned Subsidiary of Parent;

(iv) incur borrowings under the Revolving Credit Facility, except to the extent that the outstanding amount thereunder does not exceed $874,000,000 (the “Revolver Cap”) as a result of such borrowing; provided that (x) the Revolver Cap shall be reduced to $800,000,000 from and after September 30, 2017 and (y) the limitation set forth in this clause (iv) shall cease to apply on the Amendment Effective Date; or

(v) agree, resolve or commit to do any of the foregoing.

(c) All notices, requests, instructions, communications or other documents to be given in connection with any consultation or approval required pursuant to this Section 6.1 shall be in writing and shall be deemed given as provided for in Section 9.6, and, in each case, shall be addressed to such individuals as the parties shall designate in writing from time to time.

6.2 Company Acquisition Proposal.

(a) No Solicitation or Negotiation. From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as expressly permitted by this Section 6.2, the Company shall not, and shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall instruct its and their respective investment bankers, attorneys, accountants and other advisors or representatives (collectively, along with such directors, officers and employees, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal;

(ii) participate in any discussions or negotiations with any Person regarding any Company Acquisition Proposal;

(iii) provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person in connection with any Company Acquisition Proposal; or

(iv) approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal.

The Company shall, and the Company shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Company Acquisition Proposal. The Company shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between the Company and any Person (other than Parent), and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such person to submit a Company Acquisition Proposal; provided that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent the Company’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of the directors’ fiduciary duties under applicable Law.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 6.2(a), prior to the time, but not after, the Company Requisite Vote is obtained, the Company may, in response to an unsolicited, bona fide written Company Acquisition Proposal which did not result from a breach, in any material respect, of this Section 6.2 and so long as it has provided prior written notice to Parent, (i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Company Acquisition Proposal; provided that such information has previously been made available to Parent or is provided to Parent substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such material non-public information, the Company receives from the Person making such Company Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of a Company Acquisition Proposal), and (ii) engage or participate in any discussions or negotiations with any such Person regarding such Company Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Company’s board of directors determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that such Company Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. In no event may the Company or any of its Subsidiaries or any of their Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide any compensation to, any Person or group (or any of its or their Representatives or potential financing sources) who makes a Company Acquisition Proposal.

(c) Notice. The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent if (i) any written or other bona fide inquiries, proposals or offers with respect to a Company Acquisition Proposal are received by the Company, (ii) any non-public information is requested in connection with any Company Acquisition Proposal from the Company or (iii) any discussions or negotiation with respect to a Company Acquisition Proposal are sought to be initiated or continued with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(d) Definitions. For purposes of this Agreement:

“Company Acquisition Proposal” means any proposal, offer, inquiry or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act) relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, share purchase, asset purchase, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction or series of transactions involving the Company or any of its Subsidiaries which is structured to permit such Person or group to, directly or indirectly, acquire beneficial ownership of (i) twenty percent (20%) or more of the outstanding Shares or other equity securities of the Company, or twenty percent (20%) or more of the consolidated net revenues, net income or total assets of the Company or (ii) twenty percent (20%) or more of the outstanding class or classes of equity securities that collectively have the right to elect a majority of the board of directors of the Company or any successor thereto, in each case, other than the transactions contemplated by this Agreement.

“Company Intervening Event” means any event, occurrence, fact, condition, change, development or effect occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the board of directors of the Company prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which event, occurrence, fact, condition, change, development or effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the board of directors of the Company prior to the receipt of the Company Requisite Vote and (ii) does not relate to (A) a Company Acquisition Proposal or (B) any (1) changes in the market price or trading volume of the Company or Parent or (2) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that with respect to each of clause (1) and clause (2) the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Company Intervening Event to the extent otherwise satisfying this definition).

“Company Superior Proposal” means any bona fide binding written offer (not solicited by or on behalf of the Company or any of its Subsidiaries or any of their respective Representatives or otherwise resulting in violation of Section 6.2(a)) made by a third party after the date of this Agreement that, if consummated, would result in such third party (or its shareholders) (x) owning, directly or indirectly, a majority of the outstanding Shares (or of the stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or a majority of the assets (measured on a fair market value basis) of the Company and its Subsidiaries, taken as a whole, and (y) having the right to elect a majority of the board of directors of the Company or any successor thereto, which the Company’s board of directors determines in good faith (after consultation with outside legal counsel and financial advisors of nationally recognized reputation) to be (i) more favorable to the holders of Shares from a financial point of view than the Merger (taking into account all of the terms and conditions of, and the likelihood of completion of, such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(e) No Company Change in Recommendation or Company Alternative Acquisition Agreement. Except as provided in Section 6.2(f) and Section 6.2(g), the Company’s board of directors and each committee of the Company’s board of directors shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Company Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, a “Company Change in Recommendation”), (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with Section 6.2(a)) relating to any Company Acquisition Proposal or requiring the Company (or that would require the Company) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement (a “Company Alternative Acquisition Agreement”); or (iii) approve or recommend, or publicly propose to enter into a Company Alternative Acquisition Agreement.

(f) Fiduciary Exception to Company Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 6.2(e), following receipt of a written Company Acquisition Proposal by the Company after the date of this Agreement that did not result from a material breach of this Section 6.2 and the Company’s board of directors determining in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, constitutes a Company Superior Proposal, the Company’s board of directors may, at any time prior to the time the Company Requisite Vote is obtained, make a Company Change in Recommendation or terminate this Agreement to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal in accordance with Section 6.2(f)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent four (4) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Company Acquisition Proposal that constitutes a Company Superior Proposal, (2) the material terms and conditions of the Company Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Company Acquisition Proposal), and shall have contemporaneously provided an unredacted copy of the Company Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Company Superior Proposal shall require a new notice and an additional three (3) Business Day period) and (3) that, subject to clause (ii) below, the Company’s board of directors has determined to effect a Company Change in Recommendation or to terminate this Agreement in accordance with Section 8.3(c) in order to enter into the Company Alternative Acquisition Agreement, as applicable, and (B) prior to making such a Company Change in Recommendation or terminating this Agreement in accordance with Section 8.3(c), as applicable, (x) used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement such that the Company Alternative Acquisition Agreement ceases to constitute a Company Superior Proposal, and (y) in determining whether to make a Company Change in Recommendation and/or to effect such a termination in accordance with Section 8.3(c), the board of directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

(ii) the Company’s board of directors shall have determined, in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that, in light of such Company Superior Proposal and taking into account any revised terms proposed by Parent, such Company Superior Proposal continues to constitute a Company Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Company Change in Recommendation or to so terminate this Agreement in accordance with Section 8.3(c), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Company Change in Recommendation. Notwithstanding anything to the contrary set forth in Section 6.2(e), upon the occurrence of any Company Intervening Event, the Company’s board of directors may, at any time prior to the time the Company Requisite Vote is obtained, make a Company Change in Recommendation, if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent four (4) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Company Intervening Event and the rationale for the Company Change in Recommendation, and (2) state expressly that, subject to clause (ii) below, the Company’s board of directors has determined to effect a Company Change in Recommendation and (B) prior to making such a Company Change in Recommendation, used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such four (4) Business Day period to consider adjustments to the terms and conditions of this Agreement in such a manner that the failure of the Company’s board of directors to make a Company Change in Recommendation in response to the Company Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) the Company’s board of directors shall have determined in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that in light of such Company Intervening Event and taking into account any revised terms proposed by Parent, the failure to make a Company Change in Recommendation, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(h) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Company Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Company’s board of directors is affirmed or remains unchanged; provided, further, that this paragraph (h) shall not be deemed to permit the Company or the Company’s board of directors to effect a Company Change in Recommendation except in accordance with Section 6.2(f). The Company shall not submit to the vote of its stockholders any Company Acquisition Proposal or Company Superior Proposal prior to the termination of this Agreement.

6.3 Parent Acquisition Proposal.

(a) No Solicitation or Negotiation. From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as expressly permitted by this Section 6.3, Parent shall not, and shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall instruct its Representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal;

(ii) participate in any discussions or negotiations with any Person regarding any Parent Acquisition Proposal;

(iii) provide any non-public information or data concerning Parent or any of its Subsidiaries to any Person in connection with any Parent Acquisition Proposal;

(iv) approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal.

Parent shall, and Parent shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal; provided that the foregoing shall not restrict Parent from permitting a Person to orally request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent Parent’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 6.3(a), prior to the time, but not after, the Parent Requisite Vote is obtained, Parent may, in response to an unsolicited, bona fide written Parent Acquisition Proposal which did not result from a breach, in any material respect, of this Section 6.3 and so long as it has provided prior written notice to the Company, (i) provide access to non-public information regarding Parent or any of its Subsidiaries to the Person who made such Parent Acquisition Proposal; provided that such information has previously been made available to the Company or is provided to the Company substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such material non-public information, Parent receives from the Person making such Parent Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are on the Company (it being understood that such confidentiality agreement need not prohibit the making or amending of a Parent Acquisition Proposal); and (ii) engage or participate in any discussions or negotiations with any such Person regarding such Parent Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, Parent’s board of directors determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or would reasonably be expected to result in a Parent Superior Proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. In no event may Parent or any of its Subsidiaries or any of their Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide any compensation to, any Person or group (or any of its or their Representatives or potential financing sources) who makes a Parent Acquisition Proposal.

(c) Notice. Parent shall promptly (and, in any event, within twenty-four (24) hours) notify the Company if (i) any written or other bona fide inquiries, proposals or offers with respect to a Parent Acquisition Proposal are received by Parent, (ii) any non-public information is requested in connection with any Parent Acquisition Proposal from Parent, or (iii) any discussions or negotiation with respect to a Parent Acquisition Proposal are sought to be initiated or continued with Parent, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep the Company informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(d) Definitions. For purposes of Section this Agreement:

“Parent Acquisition Proposal” means any proposal, offer, inquiry or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act) relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, share purchase, asset purchase, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction or series of transactions involving Parent or any of its Subsidiaries which is structured to permit such Person or group to, directly or indirectly, acquire beneficial ownership of (i) twenty percent (20%) or more of the outstanding capital stock of Parent (treating the Parent Preferred Stock on an as-converted basis), or twenty percent (20%) or more of the consolidated net revenues, net income or total assets of Parent or (ii) twenty percent (20%) or more of the outstanding class or classes of capital stock that collectively have the right to elect a majority of the board of directors of Parent or any successor thereto, in each case, other than the transactions contemplated by this Agreement; provided that any sale of capital stock of Parent by its Specified Affiliates shall not be a Parent Acquisition Proposal. For purposes of this Agreement, the term “Specified Affiliates” shall mean the Persons set forth on Section 6.3(d) of the Parent Disclosure Letter.

“Parent Intervening Event” means any event, occurrence, fact, condition, change, development or effect occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the board of directors of Parent prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which event, occurrence, fact, condition, change, development or effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the board of directors of Parent prior to the receipt of the Parent Requisite Vote and (ii) does not relate to (A) a Parent Acquisition Proposal or (B) any (1) changes in the market price or trading volume of Parent or the Company or (2) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that with respect to each of clause (1) and clause (2) the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Parent Intervening Event to the extent otherwise satisfying this definition).

“Parent Superior Proposal” means any bona fide binding written offer (not solicited by or on behalf of Parent or any of its Subsidiaries or any of their respective Representatives or otherwise resulting in violation of Section 6.3(a)) made by a third party after the date of this Agreement that, if consummated, would result in such third party (or its shareholders) (x) owning, directly or indirectly, a majority of the outstanding shares of capital stock of Parent (or of the stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or a majority of the assets (measured on a fair market value basis) of Parent and its Subsidiaries, taken as a whole, and (y) having the right to elect a majority of the board of directors of Parent or any successor thereto, which Parent’s board of directors determines in good faith (after consultation with outside legal counsel and financial advisors of nationally recognized reputation) to be (i) more favorable to the holders of shares of capital stock of Parent from a financial point of view than the Merger (taking into account all of the terms and conditions of, and the likelihood of completion of, such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by the Company in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(e) No Parent Change in Recommendation or Parent Alternative Acquisition Agreement. Except as provided in Section 6.3(f) and Section 6.3(g), Parent’s board of directors and each committee of Parent’s board of directors shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company, the Parent Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Parent Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, a “Parent Change in Recommendation”), (ii) cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 6.3(b) entered into in compliance with Section 6.3(a)) (a “Parent Alternative Acquisition Agreement”) relating to any Parent Acquisition Proposal or requiring Parent (or that would require Parent) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement; or (iii) approve or recommend, or publicly propose to enter into a Parent Alternative Acquisition Agreement.

(f) Fiduciary Exception to Parent Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 6.3(e), following receipt of a written Parent Acquisition Proposal by Parent after the date of this Agreement that did not result from a material breach of this Section 6.3 and Parent’s board of directors determining in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, constitutes a Parent Superior Proposal, Parent’s board of directors may, at any time prior to the time the Parent Requisite Vote is obtained, make a Parent Change in Recommendation with respect to such Parent Superior Proposal in accordance with Section 6.3(f)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i) Parent shall have (A) provided to the Company four (4) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Parent Acquisition Proposal that constitutes a Parent Superior Proposal, (2) the material terms and conditions of the Parent Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Parent Acquisition Proposal), and shall have contemporaneously provided an unredacted copy of the Parent Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Parent Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Parent Superior Proposal shall require a new notice and an additional three (3) Business Day period) and (3) that, subject to clause (ii) below, Parent’s board of directors has determined to effect a Parent Change in Recommendation and (B) prior to making such a Parent Change in Recommendation (x) used commercially reasonable efforts to engage in good faith with the Company (to the extent the Company wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement such that the Parent Alternative Acquisition Agreement ceases to constitute a Parent Superior Proposal, and (y) in determining whether to make a Parent Change in Recommendation, the board of directors of Parent shall take into account any changes to the terms of this Agreement proposed by the Company and any other information provided by the Company in response to such notice; and

(ii) Parent’s board of directors shall have determined, in good faith, after consultation with financial advisors of nationally recognized reputation, that, in light of such Parent Superior Proposal and taking into account any revised terms proposed by the Company, such Parent Superior Proposal continues to constitute a Parent Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Parent Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Parent Change in Recommendation. Notwithstanding anything to the contrary set forth in Section 6.3(e), upon the occurrence of any Parent Intervening Event, Parent’s board of directors may, at any time prior to the time the Parent Requisite Vote is obtained, make a Parent Change in Recommendation, if all of the following conditions are met:

(i) Parent shall have (A) provided to the Company four (4) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Parent Intervening Event and the rationale for the Parent Change in Recommendation, as the case may be, and (2) state expressly that, subject to clause (ii) below, Parent’s board of directors has determined to effect a Parent Change in Recommendation and (B) prior to making such a Parent Change in Recommendation, used commercially reasonable efforts to engage in good faith with the Company (to the extent the Company wishes to engage) during such five (5) Business Day period to consider adjustments to the terms and conditions of this Agreement in such a manner that the failure of Parent’s board of directors to make a Parent Change in Recommendation in response to the Parent Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) Parent’s board of directors shall have determined in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that in light of such Parent Intervening Event and taking into account any revised terms proposed by the Company, the failure to make a Parent Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

(h) Certain Permitted Disclosure. Nothing contained in this Section 6.3 shall be deemed to prohibit Parent from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Parent Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of Parent’s board of directors is affirmed or remains unchanged; provided, further, that this paragraph (h) shall not be deemed to permit Parent or Parent’s board of directors to effect a Parent Change in Recommendation except in accordance with Section 6.3(f).

6.4 Information Supplied. (a) The Company and Parent shall jointly prepare and cause to be filed with the SEC a proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) with respect to the Company Shareholders Meeting and the Parent Stockholders Meeting. As promptly as practicable following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Series C Common Stock to be issued in the Merger. Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Series C Common Stock in the Merger. Each of the Company and Parent shall furnish all information concerning the Company and the holders of Shares and Parent and the holders of the capital stock of Parent, as applicable, as may be reasonably requested in connection with any such action. Each of the Company and Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s shareholders and Parent’s stockholders, as applicable, as promptly as practicable after the Form S-4 is declared effective under the Securities Act and in connection with the mailing of the Form of Election.

(b) No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement/ Prospectus will be made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement in connection with a Change in Recommendation), and each party shall consider in good faith all comments reasonably proposed by the other party. Each of the Company and Parent shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not readily publicly available. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Form S-4 or Joint Proxy Statement/ Prospectus, as applicable, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Requisite Vote or the Parent Requisite Vote, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement/ Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company or the stockholders of Parent, as applicable. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4, Joint Proxy Statement/ Prospectus or the Merger and (ii) all orders of the SEC relating to the Form S-4. No response to any comments from the SEC or the staff of the SEC relating to the Joint Proxy Statement/ Prospectus will be made by either party without providing the other a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and each party shall consider in good faith all comments reasonably proposed by the other party. The parties will cause the Form S-4 and Joint Proxy Statement/ Prospectus to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

6.5 Shareholder and Stockholder Meetings.

(a) Company Family Meeting. The Company shall, in accordance with the Amended and Restated Scripps Family Agreement, dated May 19, 2015, as amended (the “Scripps Family Agreement”), duly call and give notice of, and convene as promptly as practicable, a meeting of the holders of Common Voting Shares who are signatories to the Scripps Family Agreement (the “Company Family Meeting”) for the purpose of seeking the proxies required for the Common Shares Requisite Vote and the Company Requisite Vote. Subject to the provisions of Section 6.2, the Company’s board of directors shall recommend at the Company Family Meeting that the holders of Common Voting Shares adopt this Agreement at the Company Shareholders Meeting and shall use its reasonable best efforts to obtain and solicit such adoption. A copy of this Agreement or a summary thereof shall be sent to the holders of Common Voting Shares who are signatories to the Scripps Family Agreement with the notice of the Company Family Meeting.

(b) Company Shareholders Meeting.

(i) The Company will, as promptly as practicable in accordance with applicable Law and the Company Articles of Incorporation and Company Code of Regulations, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Shares to consider and vote upon the adoption of this Agreement (the “Company Shareholders Meeting) following the conclusion of the Company Family Meeting. Subject to the provisions of Section 6.2, the Company’s board of directors shall include the Company Recommendation in the Joint Proxy Statement/ Prospectus and recommend at the Company Shareholders Meeting that the holders of Shares adopt this Agreement and shall use its reasonable best efforts to obtain and solicit such adoption. Notwithstanding the foregoing, if on or before the date on which the Company Shareholders Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies representing the Company Requisite Vote, whether or not a quorum is present or (ii) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Shareholders Meeting as long as the date of the Company Shareholders Meeting is not postponed or adjourned more than an aggregate of fifteen (15) calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. In addition, notwithstanding the first sentence of this Section 6.5(b), the Company may postpone or adjourn the Company Shareholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of the Company prior to the Company Shareholders Meeting.

(ii) Notwithstanding any Company Change in Recommendation, the Company shall nonetheless submit this Agreement to (i) the holders of Shares for adoption at the Company Shareholders Meeting and (ii) the holders of Common Voting Shares at the Company Family Meeting (in accordance with Section 6.5(a)) unless this Agreement is terminated in accordance with Article VIII prior to the Company Shareholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s shareholders in connection with the adoption of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholders Meeting.

(c) Parent Stockholders Meeting.

(i) Parent will, in accordance with applicable Law and its certificate of incorporation and bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene and hold a meeting of holders of capital stock of Parent to consider and vote upon the issuance of Series C Common Stock in connection with the Merger (the “Parent Stockholders Meeting”) as promptly as practicable. Subject to the provisions of Section 6.3, the Parent board of directors shall include the Parent Recommendation in the Joint Proxy Statement/ Prospectus and recommend at the Parent Stockholders Meeting that the holders of capital stock of Parent approve the issuance of the Series C Common Stock in connection with the Merger and shall use its reasonable best efforts to obtain and solicit such approval. Notwithstanding the foregoing, if on a date preceding the date on which or the date on which the Parent Stockholders Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies representing the Parent Requisite Vote, whether or not a quorum is present, or (ii) it will not have enough shares of Parent Common Stock and Parent Preferred Stock represented to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders Meeting as long as the date of the Parent Stockholders Meeting is not postponed or adjourned more than an aggregate of fifteen (15) calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. In addition, notwithstanding the first sentence of this Section 6.5(c), Parent may postpone or adjourn the Parent Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders Meeting.

(ii) Notwithstanding any Parent Change in Recommendation, Parent shall nonetheless seek the Parent Requisite Vote at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article VIII prior to the Parent Stockholders Meeting. Without the prior written consent of the Company, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by Parent’s stockholders in connection with the transactions contemplated hereby) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.

6.6 Filings; Other Actions; Notification.

(a) The Company and Parent shall, subject to Sections 6.2 and 6.3, cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws and Orders to consummate and make effective the Merger and the other transactions contemplated by this Agreement as expeditiously as possible, including (i) preparing and filing all documentation to effect all necessary notices, reports and other filings (and in any event, by filing within ten (10) Business Days after the date of this Agreement the notifications, filings and other information required to be filed under the HSR Act and as promptly as practicable in the case of all other filings required under any Foreign Competition Laws with respect to the transactions contemplated hereby, which are set forth Section 7.1(b)(ii) of the Company Disclosure Letter) and to obtain as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, (ii) satisfying the conditions to consummating the Merger, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, (iv) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Merger and (v) executing and delivering any reasonable additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b) Subject to Section 6.6(c), in the event that the parties receive a request for information or documentary material pursuant to the HSR Act or any other Antitrust Laws (a “Second Request”), unless otherwise agreed to by the Company, the Parties will use their reasonable best efforts to submit an appropriate response to, and to certify compliance with, such Second Request as promptly as practicable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process. Neither Party shall agree to extend any waiting period under the HSR Act or any other Antitrust Laws or enter into any agreement with any Governmental Entity to delay the transactions contemplated hereby except with prior written consent of the other Party. None of the Parties shall knowingly take, cause or permit to be taken or omit to take any action which such party reasonably expects is likely to materially delay or prevent consummation of the contemplated transactions, unless otherwise agreed to by the Parties. As used in this Agreement, the term “Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

(c) Parent and the Company shall cooperate with respect to the Antitrust Laws and shall have joint decision making authority with respect to obtaining the required consents under the Antitrust Laws and otherwise hereunder, including pursuant to this Section 6.6; provided that in the event of any good faith disagreement, the determination of Parent shall be final and conclusive. No Party or its counsel shall independently participate in any substantive call or meeting relating to the Antitrust Laws with any Governmental Entity in respect of such filings, investigation, or other inquiry without giving the other Party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. In furtherance of the foregoing and to the extent permitted by applicable Law, (i) each party shall notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Section 6.6, (ii) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (iii) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry and (iv) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Merger, including the scheduling of, and strategic planning for, any meetings with any

Governmental Entity relating thereto. In exercising the foregoing cooperation rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, materials provided pursuant to this Section 6.6 may be reasonably redacted (A) to remove references concerning the valuation of the Company and the Merger, (B) as necessary to comply with contractual arrangements, (C) as necessary to address reasonable privilege concerns or (D) as otherwise required by Law.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act, any other applicable Antitrust Laws with respect to the transactions contemplated hereby and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the transactions contemplated hereby. For the purposes of this Section 6.6, “reasonable best efforts” shall include taking any and all actions necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Merger prior to the Termination Date, including (i) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, and other disposition of the businesses, assets, products or equity interests of the Company or its Subsidiaries or any of Parent’s or its Subsidiaries’ other businesses, assets, products or equity interests now owned or hereafter acquired by Parent, (ii) creating, terminating, or amending any existing relationships, ventures, contractual rights or obligations of Parent, the Company or their respective Subsidiaries, (iii) otherwise taking or committing to any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, products or equity interests of Parent or the Company (including any of their respective Subsidiaries) and (iv) making, or causing any Subsidiaries to make, any commitment, or committing to (or causing any Subsidiaries to commit to) make any commitment (to any Governmental Entity or otherwise) regarding the future operations of Parent or the Company (including any of their respective Subsidiaries) (the “Regulatory Actions”); provided that (x) the Company shall not accept or agree to any Regulatory Action without Parent’s express written consent and (y) Parent shall not be required to accept or agree to any Regulatory Action that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on Parent, the Company, and their respective Subsidiaries, taken as a whole, after giving effect to the Merger. Nothing in this Section 6.6 shall require Parent, the Company or their respective Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. The parties shall jointly control the process and strategy for pursuing any such Regulatory Actions; provided that in the event of any good faith disagreement, the determination of Parent shall be final and conclusive.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(f) Information. The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4, Joint Proxy Statement/ Prospectus and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(g) Status. The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, other than immaterial communications.

6.7 Access; Consultation. (a) Upon reasonable notice, and except as may otherwise be required by applicable Law, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford the other party’s Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to the other party’s, and each of its Subsidiaries’ employees, properties, assets, books, records and contracts and, during such period, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to the other all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by the other; provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; and provided, further that the foregoing shall require neither the Company nor Parent to permit any invasive environmental sampling or any inspection or to disclose any information pursuant to this Section 6.7 to the extent that (i) in the reasonable good faith judgment of such party, any applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further that with respect to clauses (i) through (iii) of this Section 6.7(a), Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 6.7 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other party. All requests for information made pursuant to this Section 6.7 shall be directed to an executive officer of the Company or Parent, as applicable, or such Person as may be designated by any such executive officer.

(b) Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such material and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. All information exchanged pursuant to this Section 6.7 shall be subject to the Confidentiality Agreement. To the extent that any of the information or material furnished pursuant to this Section 6.7 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Prior to the Effective Time, the Company and Parent shall reasonably cooperate in identifying any actions or practices of the Company or any of its Subsidiaries that could require remediation under applicable Law and, to the extent identified, shall cooperate in taking commercially reasonable actions or practices and other customary actions to reduce the risks related to such actions where the failure to remediate would reasonably be likely to result in substantial fines or penalties.

(c) Each of the Company and Parent shall give prompt notice to one another of event, occurrence, fact, condition, change, development or effect that would reasonably be likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), or of any reasonably likely failure of any condition to Parent’s or the Company’s obligations to effect the Merger (as applicable).

6.8 Stock Exchange Listing, De-listing and De-registration. Parent shall use its reasonable best efforts to cause the shares of Series C Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time. The Company shall take all actions necessary to permit the Shares and any other security issued by the Company or one of its Subsidiaries and listed on the NASDAQ to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as possible following the Effective Time.

6.9 Publicity. The initial press release with respect to the Merger and the other transactions contemplated hereby shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing or making, and provide each other the reasonable opportunity to review and comment on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement and any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or the NASDAQ, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (iii) any press release or public statement that in the good faith judgment of the applicable party is consistent with prior press releases issued or public statements made in compliance with this Section 6.9 or (iv) with respect to any Company Change in Recommendation or Parent Change in Recommendation made in accordance with this Agreement or the other party’s response thereto.

6.10 Employee Benefits.

(a) Parent agrees that each Company Employee who continues to remain employed with the Company or its Subsidiaries following the Effective Time (a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending on December 31, 2018 (the “Continuation Period”), be provided with (i) an annual rate of base salary or base wage that is no less favorable than the base salary or base wages provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (ii) target annual cash bonus opportunities that are no less favorable in the aggregate than the target annual cash bonus opportunities (excluding one-time incentives, transaction-based incentive opportunities, other similar extraordinary compensation arrangements and, for the avoidance of doubt, equity-based compensation) provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time. During the period commencing at the Effective Time and ending on December 31, 2019, Parent will consider Continuing Employees for participation in Parent’s long-term equity incentive program, as appropriate. Participation, including eligibility, level and terms and conditions of awards, will be determined in Parent’s sole discretion. Parent agrees that Continuing Employees shall, during the Continuation Period, be provided with pension, welfare and other employee benefits that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to such Continuing Employees as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, annual and long-term incentive opportunities and equity-based compensation). Additionally, Parent agrees that each Continuing Employee shall, during the period commencing at the Effective Time and ending on the second anniversary of the Effective Time, be provided with severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to such Continuing Employee under the Company Plans set forth on Section 6.10(a) of the Company Disclosure Letter (or such greater benefits as are required after giving effect to the acknowledgment in Section 6.10(d)). Notwithstanding the foregoing, no provision of this Agreement shall limit the ability of Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries) to provide compensation and benefits to Continuing Employees (other than compensation and benefits provided under employment agreements and severance plans as in effect immediately prior to the Effective Time) in accordance with this Agreement through plans of Parent or its Subsidiaries after the Effective Time.

(b) Parent shall or shall cause the Surviving Company to use commercially reasonable efforts to waive, or cause its insurance carriers to waive, all pre-existing conditions, exclusions or waiting periods that could otherwise apply to any Company Employee under the benefit plans provided for such Company Employee following the Closing, except to the extent such conditions, exclusions or waiting periods were applicable to the Company Employee prior to the Effective Time. With respect to the plan year during which the Effective Time occurs, Parent shall provide each Company Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent plan in which such Company Employee is eligible to participate following the Closing Date.

(c) From and after the Closing Date, Parent shall or shall cause the Surviving Company to, provide credit to Company Employees for their service recognized by the Company and its Subsidiaries as of the Effective Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off, and severance entitlements (but excluding benefit accruals under any (i) defined benefit plan (other than with respect to current Company Employee participants under the Scripps Networks Interactive Pension Plan or Scripps Networks Interactive, Inc. Supplemental Executive Retirement Plan, with respect to their accruals thereunder) or (ii) post-employment health and welfare plan) to the same extent and for the same purposes as such service was credited under the Company Plans, provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(d) Parent hereby acknowledges that the consummation of the Merger or the other transactions contemplated hereby will constitute a “change in control” or “change of control” (or other similar phrase) for purposes of any Company Plan that contains a definition of “change in control” or “change of control” (or similar phrase), as applicable.

(e) Notwithstanding the foregoing, with respect to any Continuing Employee who becomes, subject to a CBA, all compensation and benefits treatment and terms and conditions of employment afforded to such Company Employee shall be provided in accordance with such collective bargaining agreement or other agreement with a labor union or like organization and the terms of this Section 6.10 shall not apply.

(f) Following the Effective Time, Parent shall or shall cause the Surviving Company to honor all obligations under the employment agreements, severance plans and retention arrangements listed on Section 5.1(h)(i) of the Company Disclosure Letter in accordance with their terms as in effect on the date hereof or, to the extent modified in compliance with Section 6.1(a)(iii), as in effect immediately prior to the Effective Time.

(g) (i) Prior to the Effective Time, if the Effective Time would otherwise occur before the end of the then-current purchase period under the ESPP (the “Current Purchase Period”), the Company will shorten such Current Purchase Period as of a specified trading day occurring at least ten (10) days prior to the date on which the Effective Time occurs; and (ii) in all events, the Company shall terminate the ESPP prior to the Effective Time.

(h) The provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no other Person, including any union, current or former employee, participant in any Company Plan or other dependent, beneficiary or other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement (except to the extent provided in Section 9.8), no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, the Surviving Company or any of their Affiliates, (ii) alter or limit the ability of Parent or any of its Affiliates to amend, modify or terminate any Company Plan, any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 6.10, (iv) prevent Parent, the Surviving Company or any of their Affiliates, after the Effective Time, from terminating the employment of any Company Employee or (v) be deemed to confer upon any such individual or legal representative any right to continued employment or any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

6.11 Expenses. Except as otherwise provided in Sections 6.16, 8.5 and 8.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.12 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Person prior to the Effective Time, in each case, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Ohio Law, any applicable indemnification agreement to which such Person is a party, the Company Articles of Incorporation or Company Code of Regulations in effect on the date of this Agreement to indemnify such Person (and Parent and the Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Parent shall ensure that the organizational documents of the Surviving Company shall, for a period of six (6) years from and after the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Articles of Incorporation and Company Code of Regulations. Any right of indemnification of an Indemnified Party pursuant to this Section 6.12 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however that in no event shall the Company expend for such policies an annual premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance. If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Company shall, and Parent shall cause the Surviving Company to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however that in no event shall the Company expend, or Parent or the Surviving Company be required to expend for such policies, an annual amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; and, provided, further that if the premium for such insurance coverage exceeds such amount, the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations of Parent set forth in this Section 6.12.

(d) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 6.12 shall be in addition to any rights such individual may have under Ohio Law, any applicable indemnification agreement to which such Person is a party, the Company Articles of Incorporation or the Company Code of Regulations.

(e) Neither of Parent or the Surviving Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld or delayed) to such settlement, compromise or consent.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.12 is not prior to or in substitution for any such claims under such policies.

6.13 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.14 Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.15 Section 16(b). The board of directors of each of the Company and Parent (or, in each case, a duly authorized committee thereof) shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company and acquisitions of equity securities of Parent (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company or is or may become a director or executive officer of Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16 Financing by Parent.

(a) Parent shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the Financing or any Substitute Financing no later than the Closing Date, including using reasonable best efforts to (i) (A) maintain in effect the Debt Letters and in all material respects comply with all of their respective obligations thereunder and (B) negotiate, enter into and deliver definitive agreements with respect to the Financing reflecting the terms contained in the Debt Letters (including any “flex” provisions in the Redacted Fee Letter) (or with other terms agreed by Parent and the Financing Parties, subject to the restrictions on amendments of the Debt Letters set forth below), so that such agreements are in effect no later than the Closing, and (ii) satisfying on a timely basis all the conditions to the Financing and the definitive agreements related thereto that are in Parent’s control. Parent shall, and shall cause its Affiliates to, use reasonable best efforts to (i) take, or cause to be taken, all actions, do, or cause to be done, and assist and cooperate with the other parties in doing, in each case, all things necessary, proper or advisable to maintain a credit rating for the non-credit-enhanced, senior unsecured long-term debt of Discovery Communications, LLC of BBB- or higher by S&P or Baa3 or higher by Moody’s during the period commencing on the date of this Agreement through and including the Closing Date, including supplying as promptly as practicable any additional information and documentary material that may be formally or informally requested by either S&P or Moody’s; provided, that if notwithstanding Parent’s use of reasonable best efforts to maintain such rating, a change of control offer would be required to be made pursuant to the existing senior unsecured notes of the Company issued pursuant to the Indenture, dated as of December 1, 2011, with U.S. Bank, National Association as trustee, as supplemented prior to the date hereof (such notes, the “Existing Notes”), Parent may commence prior to the Closing Date a consent solicitation to waive such change of control offer, a Notes Tender Offer and/or a Notes Exchange Offer, and to the extent such consent solicitation, Notes Tender Offer, and/or Notes Exchange Offer with respect to the outstanding principal amount of the Existing Notes cannot reasonably be expected to be effectuated on or prior to the Closing Date, Parent shall use its reasonable best efforts to obtain backstop commitments from the Financing Sources or other lenders in an aggregate principal amount sufficient to commence such required change of control offer with respect to the Company’s Existing Notes, and (ii) (A) obtain, on or prior to the Closing Date, an amendment to the Revolving Credit Facility in order to permit the Merger, the incurrence of indebtedness in connection therewith and the other transactions contemplated hereby (the date such amendment becomes effective, the “Amendment Effective Date”) and (B) if notwithstanding Parent’s use of reasonable best efforts to obtain such amendment pursuant to clause (A) of this clause (ii), such amendment is not reasonably expected to be effective on or prior to the Closing Date, repay all outstanding amounts, and terminate all unused commitments under the Revolving Credit Facility on or prior to the Closing Date. In the event that all conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived or, upon funding of the Financing shall be satisfied or waived, Parent and its Affiliates shall use their reasonable best efforts to cause the Persons providing the Financing (the “Financing Parties”) to fund on the Closing Date the Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby. Parent shall, promptly after it comes to the Knowledge of Parent, give the Company written notice of any (A) material breach or default by a Financing Party or any party to any definitive document related to the Financing of the Debt Letters or any definitive document related to the Financing, (B) actual or threatened withdrawal, repudiation or termination in writing of the Debt Letters or the Financing by the Financing Parties or (C) material dispute or disagreement between or among any parties to the Debt Letters or any definitive document related to the Financing with respect to the obligations to fund the Financing or the amount of the Financing to be funded at Closing; provided, that neither Parent nor any of its Affiliates shall be under any obligation to disclose any information that is subject to attorney client or similar privilege to the extent such privilege is asserted in good faith or otherwise would violate or contravene any Law or any obligation of confidentiality. Parent may amend, modify, replace, terminate, assign or agree to any waiver under the Debt Letters without the prior written approval of the Company, provided, that Parent shall not, without Company’s prior written consent, permit any such amendment, replacement, modification, assignment, termination or waiver to be made to, or consent to any waiver of, any provision of or remedy under the Debt Letters which would (A) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) such that the aggregate funds that would be available to Parent on the Closing Date, together with other financial resources of Parent, would not be sufficient to provide the funds required to be funded on the Closing Date to consummate the Merger and to pay all fees and expenses reasonably expected to be incurred in connection therewith and payable on the Closing Date, or (B) impose new or additional conditions to the Financing or otherwise expand any of the conditions to the Financing or otherwise expand, amend, modify or waive any provision of the Debt Letters in a manner that in any such case would reasonably be expected to (1) materially delay or make materially less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date, (2) materially adversely impact the ability of Parent to enforce its rights against the Financing Parties or any other parties to the Debt Letters or the definitive agreements with respect thereto or (3) materially adversely affect the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby; provided, that notwithstanding the foregoing, Parent may modify, supplement or amend the Debt Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Letters as of the date of this Agreement. In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Letters permitted pursuant to this Section 6.16(a), such new commitment letters and/or fee letters shall be deemed to be the “Debt Letters” for all purposes of this Agreement and references to “Financing” herein shall include and mean the financing contemplated by the Debt Letters as so amended, replaced, supplemented or otherwise modified, as applicable. To the extent that after giving effect to any reduction in the Financing permitted by this Section 6.16(a), no commitments remain outstanding under the Debt Letters, Parent may terminate the Debt Letters. Parent shall promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Debt Letters. If funds in the amounts set forth in the Debt Letters, or any portion thereof, become unavailable, Parent shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event to (x) notify the Company in writing thereof, (y) use reasonable best efforts to obtain substitute financing (on terms and conditions that are not materially less favorable to Parent, taken as a whole, than the terms and conditions as set forth in the Debt Letters, taking into account any “market flex” provisions thereof) sufficient to enable Parent to consummate the Merger and the other transactions contemplated hereby on the Closing Date in accordance with its terms (the “Substitute Financing”) and (z) use reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (in redacted form reasonably satisfactory to the Persons providing such Substitute Financing removing the fee amounts, pricing caps, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability or termination of the Financing) and related definitive financing documents with respect to such Substitute Financing. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter for such Substitute Financing shall be deemed the “Debt Letters” for all purposes of this Agreement. Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Debt Letters. The term “Revolving Credit Facility” shall mean the Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended though the date hereof), among Parent, certain subsidiaries of Parent, the lenders from time to time parties thereto and Bank of America, N.A. as administrative agent.

(b) If requested by Parent in writing, the Company and its Subsidiaries shall use its reasonable best efforts to take any actions reasonably requested by Parent that are necessary to facilitate the payoff, satisfaction, discharge and/or defeasance by Parent of the Company’s Indebtedness (the “Debt Payoff”), including sending one or more notices of payment required by the terms of such Indebtedness and obtaining a payoff letter in connection therewith; it being understood that at Closing, Parent shall provide all funds required to actually effect the Debt Payoff. In addition, and solely at the expense of Parent, if requested by Parent in writing with reasonable notice, the Company shall use its reasonable best efforts to commence, assist in and effectuate, subject to the satisfaction or waiver of any conditions thereto, any consent solicitation in connection with any amendment, waiver and/or consent or, if such amendment, waiver or consent is not obtained, to assist Parent with an exchange offer by Parent of the Company’s outstanding debt securities for new debt of Parent (the “Notes Exchange Offer”) or tender offer by Parent for the Company’s outstanding debt securities (the “Notes Tender Offer”), in each case with respect to the Company’s outstanding debt securities, including the preparation of customary consent solicitation statements, the execution of customary solicitation agent agreements and any other customary agreements, the engagement of such agents and other service providers as are customary, and the prompt execution and delivery of any amendment or supplement to the relevant indentures to effectuate such amendment, waiver and/or consent and it being further understood that no Notes Exchange Offer or Notes Tender Offer shall be effectuated prior to the Closing Date.

(c) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall, and the Company shall cause each of its Subsidiaries and use its reasonable best efforts to cause its Representatives to, use its or their respective reasonable best efforts to provide to Parent all customary cooperation reasonably requested by Parent in connection with the Financing or consummation of an offering of debt, equity or equity-linked securities in replacement of all or any portion of the Financing (the “Permanent Financing”), including: (i) delivering to

Parent financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent and that is customarily required for financings of the type contemplated by the Commitment Letter or the Permanent Financing (collectively, the “Required Information”), including (A) the audited and unaudited financial statements referred to in paragraphs (5)(a) and (5)(b) of Exhibit B to the Commitment Letter (it being understood that the Company’s public filing with the SEC of any such financial statements will satisfy such requirements) and (B) such information reasonably requested by Parent to prepare the pro forma financial statements referred to in paragraph (5) of Exhibit B to the Commitment Letter including fourth quarter financial information, if necessary, and providing an opportunity to discuss such information with the Company; (ii) informing Parent if the Company or any of its Subsidiaries shall have knowledge of any facts that would likely require the restatement of any financial statements included in the Required Information in order for such financial statements to comply with GAAP; (iii) using reasonable best efforts, to the extent customarily required for financings of the type contemplated by the Commitment Letter or the Permanent Financing, to make appropriate officers available to participate in a reasonable number of due diligence sessions, marketing efforts and sessions with rating agencies; (iv) cooperating with any customary due diligence requests by Parent, the Financing Parties and their respective legal counsel; (v) using reasonable best efforts to provide reasonable and customary representations and authorization letters to Parent or the Financing Parties in connection with the preparation of customary offering documents, including confidential information memoranda, prospectuses, private placement memoranda, offering memoranda and bank confidential information memoranda and road show materials, rating agency materials and other similar documents necessary in connection with the Financing or the Permanent Financing; (vi) if reasonably requested in writing by the Financing Parties, furnish to such Financing Parties at least three Business Days prior to the Closing Date all information regarding the Company and the Company Subsidiaries that is required in connection with the Financing or the Permanent Financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; (vii) assisting Parent in obtaining corporate, corporate family, credit, facility and securities ratings from rating agencies to the extent necessary or advisable for Parent to obtain such ratings; (viii) obtaining (A) customary auditor consents (including consents with respect to inclusion of the Company’s financial statements and any audit opinions in respect thereof in any Current Report on Form 8-K, registration statement, prospectus or offering memorandum or similar documents for any portion of the Financing or the Permanent Financing) and (B) customary comfort letters of the Company’s independent accountants (including “negative assurance” comfort), including by executing and delivering any customary representation letters to the accountants in connection therewith, in each case, to the extent financial statements of the Company are included in such registration statement, prospectus or offering memorandum); (ix) cooperating with Parent’s and Merger Sub’s legal counsel and causing the Company’s legal counsel to cooperate in connection with, and as reasonably requested providing, any legal opinions that may be required in connection with any consent solicitation, Notes Exchange Offer or Notes Tender Offer; and (x) executing customary certificates as may be reasonably requested by Parent in connection with the Financing, the Permanent Financing and any consent solicitation, Notes Exchange Offer or Notes Tender Offer.

(d) Notwithstanding anything to the contrary contained in this Section 6.16, neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action that would (i) unreasonably interfere with the ongoing operations of the Company or its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing of Parent, or consummation of an offering of debt, equity or equity-linked securities in replacement of all or any portion of the Financing, or the cooperation of the Company and its Subsidiaries contemplated by this Section 6.16 prior to the Closing (other than costs subject to reimbursement pursuant to this Section 6.16 and any liability relating to the authorization letters referred to in Section 6.16(c)(iii) above), (iv) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (v) conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (vi) result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract, (vii) provide access to or disclose information that the Company or any of its Subsidiaries reasonably determines would jeopardize any attorney–client privilege or other similar privilege of the Company or any of its Subsidiaries or (viii) authorize any corporate action of the Company or any of its Subsidiaries that would become effective and operative prior to the Closing.

(e) Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees) interest, awards, judgments and penalties suffered or incurred in connection with its and their cooperation contemplated by this Section 6.16 (other than (i) with respect to any information provided by the Company or any of its Subsidiaries expressly for use in connection therewith or (ii) to the extent arising from fraud, gross negligence, bad faith, willful misconduct or material breach of this Agreement on the part of the Company or its Subsidiaries or its or their respective Representatives), whether or not the Merger is consummated or this Agreement is terminated. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with this Section 6.16, whether or not the Merger is consummated or this Agreement is terminated.

(f) The Company hereby consents to the reasonable use of its and its Subsidiaries’ trademarks, service marks and logos in connection with syndication and underwriting of the Financing or consummation of an offering of debt, equity or equity-linked securities in replacement of all or any portion of the Financing; provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(g) Parent and Merger Sub expressly acknowledge and agree that (i) the provisions of this Section 6.16 shall not create any independent conditions to Closing and (ii) notwithstanding anything contained in this Agreement to the contrary, neither Parent’s nor Merger Sub’s obligation hereunder are conditioned in any manner upon Parent or Merger Sub obtaining Financing, Substitute Financing or any other financing whatsoever.

6.17 Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement by the parties hereto, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with Ohio Law, by written consent.

6.18 Stockholder Litigation. Each party shall notify the other party, in writing and promptly after acquiring knowledge thereof, of any litigation related to this Agreement, the Merger or the other transactions contemplated hereby that is brought against such party, its Subsidiaries and/or any of their respective directors or officers and shall keep the other party informed on a reasonably current basis with respect to the status thereof. The parties agree to cooperate in the defense and settlement of any such litigation, and the Company shall not settle any such litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Without limiting in any way the parties’ obligations under Section 6.6, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section  6.18.

6.19 Directorship. Effective as of the Effective Time, Parent shall cause the board of directors of Parent to be expanded by one member and shall appoint an individual identified by the Company and who is currently a member of the board of directors of the Company to fill such vacancy. No later than ten (10) days prior to the Closing Date, the Company shall identify to Parent such individual to be appointed to the board of directors of Parent.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Shareholder Approvals. (i) The Company Requisite Vote shall have been obtained in accordance with applicable Law and the articles of incorporation and code of regulations of the Company and (ii) the Parent Requisite Vote shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of Parent.

(b) Governmental Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, and (ii) all other Governmental Consents to be obtained from any Governmental Entity set forth on Section 7.1(b)(ii) of the Company Disclosure Letter shall have been obtained (clauses (i) and (ii), collectively, the “Required Governmental Consents”). For purposes of this Agreement, the term “Governmental Consents” shall mean all consents, approvals, permits, expirations of waiting periods and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

(c) Law; Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

(d) NASDAQ Listing. The shares of Series C Common Stock issuable in connection with the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first six sentences of Section 5.1(b)(i), the first sentence of Section 5.1(b)(ii) and the fourth sentence of Section 5.1(b)(ii) (Capital Structure) (in the case of the fourth sentence, only as it relates to the Company) shall be true and correct, subject only to de minimis inaccuracies (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company set forth in (x) the first sentence of Section 5.1(f) (Absence of Certain Changes) shall be true and correct in all respects and (y) Section 5.1(c) (Corporate Authority and Approval), Section 5.1(l) (Takeover Statutes) and Section 5.1(t) (Brokers and Finders) shall be true and correct in all material respects (in the case of this clause (y), without regard to any materiality qualifiers specified therein), in each case, (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) the other representations and warranties of the Company set forth in Section 5.1 shall be true and correct (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 7.2(a)(iii) without any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Company Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Company Material Adverse Effect.

(d) Company Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied.

(e) FIRPTA Certificate. Parent shall have received, on or prior to the Closing, a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that the Shares are not a “U.S. real property interest” within the meaning of Section 897 of the Code.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in the first six sentences of Section 5.2(b)(i), the first sentence of Section 5.2(b)(ii) and the fourth sentence of Section 5.2(b)(ii) (Capital Structure) (in the case of the fourth sentence, only as it relates to Parent) shall be true and correct, subject only to de minimis inaccuracies (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of Parent set forth in (x) the first sentence of Section 5.2(f) (Absence of Certain Changes) shall be true and correct in all respects and (y) Section 5.2(c) (Corporate Authority and Approval), Section 5.2(i) (Ownership of Shares) and Section 5.2(j) (Brokers and Finders) shall be true and correct in all material respects (in the case of this clause (y), without regard to any materiality qualifiers specified therein), in each case, (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) the other representations and warranties of Parent set forth in Section 5.2 shall be true and correct (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of Parent are not so true and correct unless the failure of such representations and warranties of Parent to be so true and correct (read for purposes of this Section 7.3(a)(iii) without any materiality, Parent Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Parent Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

(d) Parent Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 7.3(a), (b) and (c) have been satisfied

7.4 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company and stockholders of Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a) the Merger shall not have been consummated by July 30, 2018 (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the shareholders of the Company and the stockholders of Parent referred to in Section 7.1(a);

(b) the Company Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken;

(c) the Parent Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the issuance of the Series C Common Stock was taken; or

(d) any Law or Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the adoption of this Agreement by the shareholders of the Company or the stockholders of Parent referred to in Section 7.1(a);

provided that the right to terminate this Agreement pursuant to Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure of the Merger to be consummated.

8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if:

(a) at any time prior to the Parent Requisite Vote having been obtained, (i) the board of directors of Parent shall have made a Parent Change in Recommendation, (ii) Parent shall have failed to include the Parent Recommendation in the Joint Proxy Statement/Prospectus or (iii) Parent shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 6.3;

(b) at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by action of the board of directors of the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth Sections 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to Parent from the Company of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or

(c) at any time prior to the Company Requisite Vote being obtained, (i) if the board of directors of the Company authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 6.2, to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal that did not result from a material breach of this Agreement, (ii) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 6.2, enters into a Company Alternative Acquisition Agreement providing for a Company Superior Proposal that did not result from a material breach of this Agreement and (iii) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds the fees required to be paid pursuant to Section 8.5.

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) at any time prior to the Company Requisite Vote having been obtained, (i) the board of directors of the Company shall have made a Company Change in Recommendation, (ii) the Company shall have failed to include the Company Recommendation in the Joint Proxy Statement/Prospectus or (iii) the Company shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 6.2; or

(b) at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of Parent referred to in Section 7.1(a), by action of the board of directors of Parent, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to the Company from Parent of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

8.5 Company Termination Fee.

(a) If this Agreement is terminated (i) by Parent pursuant to Section 8.4(a) (Company Change in Recommendation) or (ii) by the Company pursuant to Section 8.3(c) (Termination for Superior Proposal), then the Company shall, within two (2) Business Days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay Parent a fee equal to $356,000,000 (the “Company Termination Fee”) less any amount of Parent Expenses previously paid by the Company.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(a) (Termination Date) or 8.2(b) (Shareholder Vote), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a Company Acquisition Proposal shall have been publicly made to the Company or any of its Subsidiaries or shall have been made directly to the Company’s shareholders (whether or not conditional) (or any Person shall have publicly announced a bona fide written intention, whether or not conditional, to make a Company Acquisition Proposal) and, in each case, not withdrawn, and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clause (i) of this Section 8.5(b), the Company consummates a Company Acquisition Proposal or enters into an agreement contemplating a Company Acquisition Proposal, then the Company shall pay the Company Termination Fee, less any amount of Parent Expenses previously paid by the Company, concurrently with the earlier of such entry or consummation; provided that solely for purposes of this Section 8.5(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 6.2(d), except that the references to “twenty (20%) or more” shall be deemed to be references to “fifty percent (50%) or more”. In no event shall the Company be required to pay the Company Termination Fee or the Parent Expenses on more than one occasion.

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b), then the Company shall pay to Parent, by wire transfer of immediately available funds, a fee equal to $25,000,000 (the “Parent Expenses”) as promptly as practicable (and, in any event, within two Business Days following such termination).

8.6 Parent Termination Fee.

(a) If this Agreement is terminated by the Company pursuant to Section 8.3(a) (Parent Change in Recommendation) then Parent shall, within two (2) Business Days after such termination pay the Company a fee equal to $356,000,000 (the “Parent Termination Fee”) less any amount of Company Expenses previously paid by Parent. In no event shall Parent be required to pay the Parent Termination Fee or the Company Expenses on more than one occasion.

(b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.2(c), then Parent shall pay to the Company, by wire transfer of immediately available funds, a fee equal to $25,000,000 (the “Company Expenses”) as promptly as practicable (and, in any event, within two Business Days following such termination).

8.7 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in this Section 8.7 and in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Representatives); provided that no such termination shall relieve any party hereto (1) from any liability for fraud or Willful Breach of this Agreement prior to such termination or (2) from any obligation to pay, if applicable, the Company Termination Fee or the Parent Expenses pursuant to Section 8.5 or Parent Termination Fee or the Company Expenses pursuant to Section 8.6. For purposes of this Agreement, the term “Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

(b) Each party acknowledges that the agreements contained in this Section 8.7 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to Section 8.5 or Parent fails to pay promptly the amount due pursuant to Section 8.6 (any such amount due, a “Payment”), and, in order to obtain such Payment, the party entitled to receive such Payment (the “Recipient”) commences a suit which results in a judgment against the party obligated to make such Payment (the “Payor”) for the applicable Payment, or any portion thereof, the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate of Citibank N.A. in effect on the date such Payment was required to be paid from such date through the date of full payment thereof.

(c) Notwithstanding anything to the contrary in this Agreement, none of the Financing Parties (nor any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives) shall have any liability to the Company relating to or arising out of this Agreement, the

Financing or otherwise, whether at Law, or equity, in contract, in tort or otherwise, and the Company shall not have any rights or claims against any Financing Parties (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives) hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver) and Section 9.12 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 6.7(b) (Access, Consultation), Section 6.11 (Expenses), Section 6.16(h) (Financing Indemnification), Section 8.7 (Effect of Termination and Abandonment) and the Confidentiality Agreement (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Modification or Amendment. Subject to the provisions of applicable Law (including Section 1701.78 of the OGCL), at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may be amended, modified or supplemented in writing by the parties hereto, by action of the boards of directors of the respective parties. Notwithstanding the foregoing, no amendments or modifications to the provisions which the Financing Parties are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner adverse to any Financing Party without the prior written consent of such Financing Party.

9.3 Waiver. (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.4 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.5 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. Notwithstanding the foregoing, the matters contained in ARTICLE I, ARTICLE II, ARTICLE III and ARTICLE IV shall be governed by the OGCL, including matters relating to the filing of the Certificate of Merger and the effects of the Merger, including any dissenters’ rights, and all matters relating to the fiduciary duties of the Company Board of Directors shall be governed by and construed in accordance with the laws of the State of Ohio without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction. Each of the parties hereby irrevocably submits exclusively to the jurisdiction of the

Chancery Courts of the State of Delaware and the federal courts of the United States of America, in each case, located in New Castle County in the State of Delaware and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(b) Notwithstanding anything herein to the contrary, each of the parties irrevocably agrees that any legal action or proceeding involving any Financing Parties (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives) arising out of or relating to this Agreement, the Commitment Letter or the Financing shall be brought and determined in the Supreme Court of the State of New York, County of New York and that any such legal action or proceeding shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other state; provided, that if jurisdiction is not then available in the Supreme Court of the State of New York, County of New York, then any such legal action or proceeding may be brought in any federal court located in the State of New York (and, in each case, any appellate courts thereof). Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding involving any Financing Parties (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives) arising out of or relating to this Agreement, the Commitment Letter or the Financing and the transactions contemplated hereby or thereby. Each of the parties agrees not to commence any action, suit or proceeding involving any Financing Party (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives) relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding involving any Financing Party (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives) arising out of or relating to this Agreement, the Commitment Letter or the Financing or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, the Commitment Letter, the Financing, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COMPANY (ON BEHALF ITSELF AND ITS SUBSIDIARIES) AND EACH OF THE OTHER PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO ANY FINANCING OBTAINED BY PARENT OR

ANY OF ITS SUBSIDIARIES IN CONNECTION WITH THE MERGER OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by facsimile (with confirmation of transmission) or e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Days later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent or Merger Sub

Discovery Communications, Inc.

850 Third Avenue

New York, NY 10022

Attention: Bruce Campbell

Fax:        (212) 548-5848

Email:     bruce_campbell@discovery.com

with copies to (which shall not constitute notice):

Discovery Communications, Inc.

1 Discovery Place

Silver Spring, MD 20910

Attention: Savalle Sims

Email:       savalle_sims@discovery.com

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Jonathan E. Levitsky

Fax:        (212) 521-7823

Email:     jelevitsky@debevoise.com

if to the Company

Scripps Networks Interactive, Inc.

9721 Sherrill Blvd

Knoxville, TN 37919

Attention: Cynthia L Gibson

Email:       cynthia.gibson@scrippsnetworks.com

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

Fax:        (212) 310-8007

Email:     michael.aiello@weil.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7 Entire Agreement. This Agreement (including any exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement, dated June 27, 2017, between the Company and Parent (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8 No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) as provided in Section 6.12 (Indemnification; Directors’ and Officers’ Insurance), (b) the right of the Company’s shareholders to receive the Merger Consideration after the Closing, (c) the right of the holders of awards under the Company Stock Plans to receive such consideration as provided for in Section 4.5 after the Closing, (d) Sections 8.5 and 8.6, and (e) Sections 8.7(c), 9.2 and 9.5 which, to the extent applicable to the Financing Parties (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives), are intended to benefit, and be enforceable by, the Financing Parties (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives).

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11 Interpretation. (a) The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12 Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided that Parent may designate, prior to the Effective Time, by written notice to the Company, another Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub (other than the representations and warranties set forth in Section 5.2(b)(ii)) as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary. Any assignment in contravention of the preceding sentence shall be null and void.

9.13 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 9.5 of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Kenneth W. Lowe
Name: Kenneth W. Lowe
Title: President and Chief Executive Officer

DISCOVERY COMMUNICATIONS, INC.

By:	/s/ David M. Zaslav
Name: David M. Zaslav
Title: President and Chief Executive Officer

SKYLIGHT MERGER SUB, INC.

By:	/s/ David M. Zaslav
Name: David M. Zaslav
Title: President

[Signature Page to Agreement and Plan of Merger]

ANNEX B

VOTING AGREEMENT

This VOTING AGREEMENT, is made and entered into as of July 30, 2017 (this “Agreement”), by and among the stockholder listed on the signature page hereto (the “Stockholder”), Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”), and Discovery Communications, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, as of the date hereof, the Stockholder is the Beneficial Owner of the number of shares of Series B Common Stock set forth opposite the Stockholder’s name on Schedule A hereto (together with such additional shares of capital stock that become Beneficially Owned by the Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof until the Expiration Date, the “Subject Shares”);

WHEREAS, concurrently with the execution of this Agreement, Parent, Skylight Merger Sub, Inc., an Ohio corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of Parent has unanimously by those voting (i) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Parent and its stockholders, (ii) determined and declared advisable the Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend that Parent stockholders vote in favor of the issuance of shares of Series C Common Stock in connection with the Merger and directed that such matter be submitted for consideration of the stockholders of Parent at the Parent Stockholders Meeting; and

WHEREAS, as a condition and inducement to the willingness of the Company and Parent to enter into the Merger Agreement, the Company and Parent have required that the Stockholder enters into this Agreement, and the Stockholder desires to enter into this Agreement to induce the Company and Parent to enter into the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting of Shares. From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, at every meeting of holders of capital stock of Parent called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the holders of capital stock of Parent with respect to any of the following, the Stockholder shall vote or cause to be voted the Subject Shares that the Stockholder is entitled to vote:

(a) in favor of the issuance of shares of Series C Common Stock in connection with the Merger;

(b) against any Parent Acquisition Proposal or any Parent Superior Proposal; and

(c) against any amendment of the Parent Certificate of Incorporation, Parent Bylaws or other action or agreement of Parent, in each case for which the vote of the applicable class of capital stock of Parent is required to authorize such action or agreement, that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement, (ii) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement; provided, that the Company has advised the Stockholder of such asserted effect set forth in clause (i), (ii) or (iii) in writing at least ten (10) Business Days prior to the applicable vote.

2. Transfer of Shares. The Stockholder agrees that from and after the date of this Agreement until the receipt of the Parent Requisite Vote, the Stockholder will not, directly or indirectly, (i) sell, transfer, distribute, pledge, hypothecate, donate, assign, appoint or otherwise dispose of or encumber (“Transfer”) any of the Subject Shares; (ii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto, (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Subject Shares, (iv) enter into any agreement, arrangement or understanding with any Person (other than the Company), or take any other action, that would conflict with, restrict, limit, violate or interfere with the performance of the Stockholder’s representations, warranties, covenants and obligations hereunder, or (v) take any action that would reasonably be expected to restrict or otherwise adversely affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement; provided, that the death of the Stockholder shall itself not be a sale, transfer or disposition of any Subject Shares prohibited by this Section 2 as long as the Stockholder’s spouse, estate or any trust to which assets of the Stockholder may be transferred upon his death or incapacity continues to own such Subject Shares and agrees to perform the Stockholder’s obligations hereunder. Any Transfer in violation of this provision shall be void ab initio. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by the Stockholder in connection with the Merger or the transactions contemplated by the Merger Agreement.

3. Acquisition Proposals. The Stockholder shall not and shall not direct any of its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the stockholders of Parent) that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that could otherwise reasonably be expected to lead to, any Parent Acquisition Proposal or (iii) approve or recommend, or make any public statement approving or recommending, any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal, and Stockholder shall not, alone or together with any other Person, make a Parent Acquisition Proposal. If any Stockholder receives any inquiry or proposal regarding any Parent Acquisition Proposal, the Stockholder shall promptly inform the Company of such inquiry or proposal and the details thereof.

4. Additional Covenants of the Stockholder.

(a) Further Assurances. From time to time and without additional consideration, the Stockholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as are reasonably necessary in order to perform its obligations under this Agreement.

(b) Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the shares of capital stock of Parent by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “shares of capital stock of Parent” and “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

(c) Notice of Acquisitions. The Stockholder hereby agrees to notify the Company and Parent in writing as promptly as practicable of the number of any additional shares of Series B Common Stock of which the Stockholder acquires Beneficial Ownership on or after the date hereof; provided, that any timely filing with the SEC by the Stockholder pursuant to Section 13 or Section 16 of the Exchange Act reporting any such acquisition shall constitute notice with respect to this Section 4(c).

(d) Disclosure. Subject to reasonable prior notice (including reasonable opportunity to review and comment) and approval (not to be unreasonably withheld, conditioned or delayed) of the Stockholder, the Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC, including in the Joint Proxy Statement/Prospectus, the Stockholder’s identity and ownership of the Stockholder’s Subject Shares and the nature of the Stockholder’s obligations under this Agreement.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants as of the date hereof to the Company and Parent, with respect to himself and his ownership of his Subject Shares as follows:

(a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Other than as provided in the Merger Agreement and any filings by the Stockholder with the SEC, the execution, delivery and performance by the Stockholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

(b) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a material breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder.

(c) The Subject Shares. The Stockholder is the Beneficial Owner of, and has good and marketable title to, the Subject Shares set forth opposite the Stockholder’s name on Schedule A hereto, free and clear of any and all security interests, liens, encumbrances, equities, claims, options or limitations of whatever nature (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), other than pursuant to the Zaslav Agreement. The Stockholder does not Beneficially Own any shares of Series B Common Stock other than the Subject Shares set forth opposite the Stockholder’s name on Schedule A hereto. The Stockholder has, or will have at the time of the applicable meeting of holders of shares of capital stock of Parent, the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, such Subject Shares. None of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares that would prevent or delay the Stockholder’s ability to perform his obligations hereunder. Other than the Zaslav Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, obligating the Stockholder to Transfer, or cause to be Transferred, any of the Subject Shares set forth opposite the Stockholder’s name on Schedule A hereto and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.

(d) Reliance by the Company and Parent. The Stockholder understands and acknowledges that the Company and Parent are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(e) Litigation. As of the date hereof, to the knowledge of the Stockholder, there is no action, proceeding or investigation pending or, to the knowledge of the Stockholder, threatened in writing against the Stockholder that questions the validity of this Agreement or any action taken or to be taken by the Stockholder in connection with this Agreement.

6. Representations and Warranties.

(a) The Company represents and warrants to the Stockholder and Parent as follows: the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Ohio and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, the Merger Agreement by the Company and, subject to receipt of the Company Requisite Vote, the consummation of the transactions contemplated hereby and thereby. The Company has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Parent represents and warrants to the Stockholder and the Company as follows: Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement, the Merger Agreement by Parent and, subject to receipt of the Parent Requisite Vote, the consummation of the transactions contemplated hereby and thereby. Parent has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

7. Stockholder Capacity. Parent and the Company acknowledge that the Stockholder is a director of Parent and that all agreements and understandings in this Agreement are made in the Stockholder’s capacity as a stockholder and not as a director. The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as the Beneficial Owner of Subject Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by a Stockholder in the Stockholder’s capacity as a director of Parent. The taking of any actions (or any failures to act) by the Stockholder (including voting on matters put to the board of directors of Parent or any committee thereof, influencing officers, employees, agents, management or the other directors of Parent and taking any action or making any statement at any meeting of such board or any committee thereof) in the Stockholder’s capacity as a director of Parent shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

8. Certain Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement, the term:

(a) “Beneficial Ownership” and related terms such as “Beneficially Owned” or “Beneficial Owner” have the meaning given such terms in Rule 13d-3 under the Exchange Act, and the rules and regulations promulgated thereunder, as in effect from time to time; provided, that the Stockholder will not be deemed to Beneficially Own any Subject Shares held by (i) his spouse or (ii) The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, unless and until the Stockholder exercises its right of substitution and acquires such Subject Shares from The Tracy M. Amonette Trust A (also known as the Tracy L. Neal Trust A) or The Evan D. Malone Trust A, respectively.

(b) “Zaslav Agreement” shall mean that certain letter agreement, dated as of February 13, 2014, from the Stockholder to David Zaslav, filed as Exhibit 7(a) to Amendment No. 1 to Schedule 13D filed with the SEC on February 28, 2014 by the Stockholder with respect to his shares of Parent Common Stock.

9. Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Date”) of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the date the parties to the Merger Agreement enter into a material amendment thereto without the prior written consent of the Stockholder and (iv) the written agreement of the Stockholder, the Company and Parent to terminate this Agreement.

10. Specific Performance. The Stockholder acknowledges and agrees that (i) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (ii) the Company and Parent are relying on such covenants in connection with entering into the Merger Agreement and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause the Company and Parent irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, the Stockholder, the Company and Parent agree that the parties hereunder shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond), in addition to remedies at law or in damages, as a court of competent jurisdiction may deem necessary or appropriate to restrain the Stockholder from committing any violation of such covenants, obligations or agreements, and shall not oppose the granting of such relief on the basis that the Company or Parent has an adequate remedy at law or in damages.

11. Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) Each of the parties hereby irrevocably submits exclusively to the jurisdiction of the Chancery Courts of the State of Delaware and the federal courts of the United States of America, in each case, located in New Castle County in the State of Delaware and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12. Modification or Amendment. This Agreement may be amended, modified or supplemented only in writing by the parties hereto.

13. Waivers. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

14. Assignment. This Agreement shall not be assignable by operation of Law or otherwise, except that the obligations of the Stockholder under this agreement may be assigned pursuant to the proviso in the first sentence of Section 2. Any assignment in contravention of the preceding sentence shall be null and void.

15. No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

16. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally or sent via facsimile or e-mail or (ii) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:

(A)	if to the Company to:

Scripps Network Interactive, Inc.
9721 Sherrill Blvd
Knoxville, TN 37919
Attention:	Cynthia L Gibson
Email:	Separately provided

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile:	(212) 310-8007
Attention:	Michael J. Aiello
Email:	michael.aiello@weil.com

(B)	if to the Stockholder to:

John C. Malone
c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Facsimile:	Separately provided
Email:	Separately provided

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Facsimile: (212) 259-2501
Attention:	Renee L. Wilm
Frederick H. McGrath
E-mail:	renee.wilm@bakerbotts.com
frederick.mcgrath@bakerbotts.com

(C)	if to Parent to:

Discovery Communications, Inc.
850 Third Avenue
New York, NY 10022
Attention:	Bruce Campbell, Chief Development, Distribution and Legal Officer
Fax:	Separately provided
Email:	Separately provided

with copies (which shall not constitute notice) to:

Discovery Communications, Inc.
1 Discovery Place
Silver Spring, MD 20910
Attention:	Savalle Sims, Executive Vice President and General Counsel
Email:	Separately provided

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Facsimile: (212) 909-6836
Attention:	Jonathan E. Levitsky
Email:	jelevitsky@debevoise.com

17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the parties shall negotiate in good faith to modify this Agreement to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such modification, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

19. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF) or by other electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

21. No Ownership Interests. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent and the Company, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable Law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Kenneth W. Lowe
Name: Kenneth W. Lowe
Title: President and Chief Executive Officer

DISCOVERY COMMUNICATIONS, INC.

By:	/s/ David Zaslav
Name: David Zaslav
Title: President and Chief Executive Officer

[Signature Page to Voting Agreement]

JOHN C. MALONE

/s/ John C. Malone

[Signature Page to Voting Agreement]

SCHEDULE A

Name of Stockholder	Number of shares of Series B Common Stock
John C. Malone	5,923,019

ANNEX C

VOTING AGREEMENT

This VOTING AGREEMENT, is made and entered into as of July 30, 2017 (this “Agreement”), by and among the stockholder appearing on the signature page hereto (the “Stockholder”), Discovery Communications, Inc., a Delaware corporation (“Parent”), and Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”).

RECITALS

WHEREAS, as of the date hereof, the Stockholder is the Beneficial Owner of the number of shares of Series A Preferred Stock set forth opposite the Stockholder’s name on Schedule A hereto (such shares, the “Old Preferred Shares”);

WHEREAS, pursuant to the Exchange Transaction, the Stockholder will exchange all of the Series A Preferred Stock and Series C Preferred Stock Beneficially Owned by it immediately before the closing of the Exchange Transaction for a number of shares of Parent’s Series A-1 Convertible Participating Preferred Stock, par value $0.01 per share (“Series A-1 Preferred Stock”) and Series C-1 Convertible Participating Preferred Stock, par value $0.01 per share (“Series C-1 Preferred Stock”) (the shares of Series A-1 Preferred Stock so received by the Stockholder, together with such additional shares of capital stock of Parent (other than shares of Series C Preferred Stock, Series C-1 Preferred Stock or Series C Common Stock) that become Beneficially Owned by the Stockholder, whether upon the closing of the Exchange Transaction, the exercise of options, conversion of convertible securities or otherwise, after the date hereof until the Expiration Date, the “Subject Shares”; for the avoidance of doubt, Subject Shares shall not include the Old Preferred Shares except for in the event that the Exchange Agreement is terminated prior to the Parent Stockholders Meeting, the Subject Shares shall be deemed to include the Old Preferred Shares);

WHEREAS, concurrently with the execution of this Agreement, Parent, Skylight Merger Sub, Inc., an Ohio corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof in the form attached hereto in Annex A (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, the board of directors of Parent has unanimously by those voting (i) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Parent and its stockholders, (ii) determined and declared advisable the Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend that Parent stockholders vote in favor of the issuance of shares of Series C Common Stock in connection with the Merger and directed that such matter be submitted for consideration of the stockholders of Parent at the Parent Stockholders Meeting; and

WHEREAS, as a condition and inducement to the willingness of the Company and Parent to enter into the Merger Agreement, the Company and Parent have required that the Stockholder enter into this Agreement, and the Stockholder desires to enter into this Agreement to induce the Company and Parent to enter into the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting of Shares. From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, at every meeting of holders of capital stock of Parent called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the holders of shares of capital stock of Parent with respect to any of the following, the Stockholder shall vote or cause to be voted the Subject Shares that the Stockholder is entitled to vote:

(a) in favor of the issuance of shares of Series C Common Stock in connection with the Merger;

(b) against any Parent Acquisition Proposal or any Parent Superior Proposal; and

(c) against any amendment of the Parent Certificate of Incorporation, Parent Bylaws or other action or agreement of Parent, in each case for which the vote of the applicable class of capital stock of Parent is required to authorize such action or agreement, that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement (it being understood that the consummation of the Exchange Transaction is expressly contemplated and permitted under the Merger Agreement), (ii) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement; provided that the Company has advised the Stockholder of such asserted effect set forth in clause (i), (ii) or (iii) in writing at least ten (10) Business Days prior to the applicable vote.

2. Transfer of Shares. The Stockholder agrees that from and after the date of this Agreement until the receipt of the Parent Requisite Vote, the Stockholder will not, directly or indirectly, (i) sell, transfer, distribute, pledge, hypothecate, donate, assign, appoint or otherwise dispose of or encumber (“Transfer”), any of the Subject Shares; provided, that nothing in this clause (i) shall prohibit any of the transactions contemplated by the Exchange Transaction or the Exchange Agreement (including the distribution or release of certain series A Preferred Stock to Parent in accordance with the Escrow Agreement (as defined under the Exchange Agreement)) or any Transfer by the Stockholder of any shares of Series C Preferred Stock or Series C Common Stock, (ii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto, (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Subject Shares, (iv) enter into any agreement, arrangement or understanding with any Person (other than the Company), or take any other action, that would conflict with, restrict, limit, violate or interfere with the performance of the Stockholder’s representations, warranties, covenants and obligations hereunder or (v) take any action that would reasonably be expected to restrict or otherwise adversely affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by the Stockholder in connection with the Merger or the transactions contemplated by the Merger Agreement.

3. Acquisition Proposals. The Stockholder shall not and shall not direct any of its Representatives to, directly or indirectly, (i) solicit, initiate or knowingly facilitate (including by way of furnishing information), induce or encourage any inquiries or the making of any proposal or offer (including any proposal or offer to the stockholders of Parent) that constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that could otherwise reasonably be expected to lead to, any Parent Acquisition Proposal or (iii) approve or recommend, or make any public statement approving or recommending, any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Parent Acquisition Proposal, and Stockholder shall not, alone or together with any other Person, make a Parent Acquisition Proposal. If the Stockholder receives any inquiry or proposal regarding any Parent Acquisition Proposal, the Stockholder shall promptly inform the Company of such inquiry or proposal and the details thereof.

4. Additional Covenants of the Stockholder.

(a) Further Assurances. From time to time and without additional consideration, the Stockholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as are reasonably necessary in order to perform its obligations under this Agreement.

(b) Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the shares of capital stock of Parent by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “shares of capital stock of Parent” and “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

(c) Notice of Acquisitions. The Stockholder hereby agrees to notify the Company and Parent in writing as promptly as practicable of the number of any additional shares of Series A Common Stock, Series A Preferred Stock or voting securities of Parent of which the Stockholder acquires Beneficial Ownership on or after the date hereof; provided that any timely filing with the SEC by the Stockholder pursuant to Section 13 or Section 16 of the Exchange Act reporting any such acquisition shall constitute notice with respect to this Section 4(c).

(d) Disclosure. Subject to reasonable prior notice (including reasonable opportunity to review and comment) and approval (not to be unreasonably withheld, conditioned or delayed) of the Stockholder, the Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC, including in the Joint Proxy Statement/Prospectus, the Stockholder’s identity and ownership of the Stockholder’s Subject Shares and the nature of the Stockholder’s obligations under this Agreement.

5. Representations and Warranties of the Stockholder. The Stockholder on its own behalf hereby represents and warrants as of the date hereof to the Company and Parent with respect to the Stockholder and the Stockholder’s ownership of the Subject Shares as follows:

(a) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Other than as provided in the Merger Agreement and any filings by the Stockholder with the SEC, the execution, delivery and performance by the Stockholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

(b) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a material breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder.

(c) The Subject Shares. The Stockholder is the Beneficial Owner of and has good and marketable title to the Old Preferred Shares, and will be the Beneficial Owner of and have good and marketable title to the number of shares of Series A-1 Preferred Stock equal to the Series A-1 Share Amount (as defined under the Exchange Agreement), upon consummation of the Exchange Transaction, free and clear of any and all security interests, liens, encumbrances, equities, claims, options or limitations of whatever nature (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares). The Stockholder does not Beneficially Own any shares of Series A Common Stock, Series B Common Stock or Series A Preferred Stock other than the Old

Preferred Shares. After the consummation of the Exchange Transaction, the Stockholder will not Beneficially Own any shares of Series A Common Stock, Series B Common Stock, Series A Preferred Stock or Series A-1 Preferred Stock other than the Subject Shares. The Stockholder has, or will have at the time of the applicable meeting of holders of shares of capital stock of Parent, the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, such Subject Shares. None of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares that would prevent or delay the Stockholder’s ability to perform its obligations hereunder. Except for the Exchange Agreement, there are no agreements or arrangements of any kind, contingent or otherwise, obligating the Stockholder to Transfer, or cause to be Transferred, any of the Subject Shares and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares other than the Stockholder in the Exchange Transaction.

(d) Reliance by the Company and Parent. The Stockholder understands and acknowledges that the Company and Parent are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(e) Litigation. As of the date hereof, to the knowledge of the Stockholder, there is no action, proceeding or investigation pending or threatened in writing against the Stockholder that questions the validity of this Agreement or any action taken or to be taken by the Stockholder in connection with this Agreement.

6. Exchange Transaction. Parent and the Stockholder shall consummate the Exchange Transaction on the seventh (7th) Business Day (as defined in the Exchange Agreement) following the date hereof or as promptly as practicable thereafter.

7. Representations and Warranties of the Company. The Company represents and warrants to the Stockholder and Parent as follows: the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Ohio and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, the Merger Agreement by the Company and, subject to receipt of the Company Requisite Vote, the consummation of the transactions contemplated hereby and thereby. The Company has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

8. Representations and Warranties of Parent. Parent represents and warrants to the Stockholder and the Company as follows: Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement, the Merger Agreement by Parent and, subject to receipt of the Parent Requisite Vote, the consummation of the transactions contemplated hereby and thereby. Parent has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.

9. Stockholder Capacity. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of Parent shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. The Stockholder is entering into this Agreement solely in the

Stockholder’s capacity as the Beneficial Owner of Subject Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by the Stockholder in the Stockholder’s capacity as a director or officer of Parent. The taking of any actions (or any failures to act) by the Stockholder (including voting on matters put to the board of directors of Parent or any committee thereof, influencing officers, employees, agents, management or the other directors of Parent and taking any action or making any statement at any meeting of such board or any committee thereof) in the Stockholder’s capacity as a director or officer of Parent shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

10. Certain Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

(a) “Beneficial Ownership” and related terms such as “Beneficially Owned” or “Beneficial Owner” have the meaning given such terms in Rule 13d-3 under the Exchange Act, and the rules and regulations promulgated thereunder, as in effect from time to time.

(b) “Exchange Agreement” means that Exchange Agreement , dated as of the date hereof, between Parent and the Stockholder in the form attached hereto as Annex B.

(c) “Exchange Transaction” means the exchange of all of the outstanding shares of Series A Preferred Stock and Series C Preferred Stock Beneficially Owned or owned of record by the Stockholder immediately prior to the Closing (as defined under the Exchange Agreement) for a number of shares of Series A-1 Preferred Stock equal to the Series A-1 Share Amount (as defined under the Exchange Agreement) and a number of shares of Series C-1 Preferred Stock equal to the Series C-1 Share Amount (as defined under the Exchange Agreement) in accordance with the Exchange Agreement.

11. Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Date”) of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the effectiveness of any amendment to the Merger Agreement that is not expressly contemplated by the stockholder written consent delivered by the Stockholder to Parent concurrently with the execution of the Merger Agreement, and (iv) the written agreement of the Stockholder, Parent and the Company to terminate this Agreement.

12. Specific Performance. The Stockholder acknowledges and agrees that (i) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (ii) the Company and Parent are relying on such covenants in connection with entering into the Merger Agreement and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause the Company and Parent irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, each of the Stockholder, the Company and Parent agree that the parties hereunder shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond), in addition to remedies at law or in damages, as a court of competent jurisdiction may deem necessary or appropriate to restrain the Stockholder from committing any violation of such covenants, obligations or agreements, and shall not oppose the granting of such relief on the basis that the Company or Parent has an adequate remedy at law or in damages.

13. Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) Each of the parties hereby irrevocably submits exclusively to the jurisdiction of the Chancery Courts of the State of Delaware and the federal courts of the United States of America, in each case, located in New Castle

County in the State of Delaware and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 18 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14. Modification or Amendment. This Agreement may be amended, modified or supplemented only in writing by the parties hereto.

15. Waivers. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

16. Assignment. This Agreement shall not be assignable by operation of Law or otherwise. Any assignment in contravention of the preceding sentence shall be null and void.

17. No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

18. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally or sent via facsimile or e-mail or (ii) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:

(A) if to the Company to:

Scripps Network Interactive, Inc.

9721 Sherrill Blvd

Knoxville, TN 37919

Attention:   Cynthia L Gibson

Email:         cynthia.gibson@scrippsnetworks.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Facsimile:   (212) 310-8007

Attention:   Michael J. Aiello

Email:         michael.aiello@weil.com

(B) if to the Stockholder to:

Advance/Newhouse Programming Partnership

5000 Campuswood Drive

East Syracuse, New York 13057

Facsimile:  (315) 463-4127

Attention:   Steven A. Miron

Email:         sam@advancenewhouse.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Facsimile:  (212) 558-3588

Attention:   Brian E. Hamilton, Esq.

Email:         hamiltonb@sullcrom.com

Sabin, Bermant & Gould LLP

One World Trade Center, 44th Floor

New York, New York 10007

Facsimile: (212) 381-7201

Attention:   Andrew Kransdorf

Email:         akransdorf@sabinfirm.com

(C) if to Parent to:

Discovery Communications, Inc.

850 Third Avenue

New York, NY 10022

Attention:   Bruce Campbell

Fax:            (212) 548-5848

Email:         bruce_campbell@discovery.com

with copies (which shall not constitute notice) to:

Discovery Communications, Inc.

1 Discovery Place

Silver Spring, MD 20910

Attention:   Savalle Sims, Executive Vice President and General Counsel

Email:         savalle_sims@discovery.com

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Facsimile:   (212) 909-6836

Attention:   Jonathan E. Levitsky

Email:         jelevitsky@debevoise.com

19. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the parties shall negotiate in good faith to modify this Agreement to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such modification, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

20. Entire Agreement. This Agreement and the Exchange Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

21. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF) or by other electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

23. No Ownership Interests. Nothing contained in this Agreement shall be deemed to vest in Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent and the Company, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable Law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Kenneth W. Lowe
Name: Kenneth W. Lowe
Title: President and Chief Executive Officer

DISCOVERY COMMUNICATIONS, INC.

By:	/s/ David Zaslav
Name: Davis Zaslav
Title: President and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP

By:	Newhouse Programming Holdings Corp.,
its Managing Partner

By:	/s/ Steven A. Miron
Name: Steven W. Miron
Title: Chief Executive Officer

[Signature Page to Voting Agreement]

SCHEDULE A

Name of Stockholder	Number of shares of Series A Common Stock	Number of shares of Series B Common Stock	Number of shares of Series A Preferred Stock
Advance/Newhouse Programming Partnership	None	None	71,107,312

ANNEX A

MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

among

SCRIPPS NETWORKS INTERACTIVE, INC.,

DISCOVERY COMMUNICATIONS, INC.

and

SKYLIGHT MERGER SUB, INC.

Dated as of July 30, 2017

INDEX OF DEFINED TERMS

Defined Term	Section
Additional Contract	5.1(k)
Adjusted Stock Option	4.6(a)(ii)
Adjusted Unit Award	4.6(b)(ii)
Affiliate	5.1(a)
Affiliation Contract	5.1(k)
Aggregate Cash Election Amount	4.1(a)(i)(B)
Agreement	Preamble
Amendment Effective Date	6.16(a)
Antitrust Laws	6.6(b)
Applicable Date	5.1(e)(i)
Articles of Incorporation	2.1
Available Cash Election Amount	4.1(a)(iv)(A)
Average Parent Stock Price	4.1(a)(iv)(C)
Bankruptcy and Equity Exception	5.1(c)
Base Exchange Ratio	4.1(a)(iv)(B)
Base Exchange Ratio Reduction	4.1(a)(iv)(B)
Business Day	1.2
Cash Award Consideration	4.6(a)(i)
Cash Electing Share	4.1(a)(i)(B)
Cash Election	4.1(a)(i)(B)
Cash Election Consideration	4.1(a)(i)(B)
Cash Fraction	4.1(a)(i)(B)
Cash-Out Options	4.6(a)
Cash-Out Units	4.6(b)
Cash Top-Up Amount	4.1(a)(iv)(B)
Cash Top-Up Election	4.1(a)(iv)(B)
CBAs	5.1(i)(i)
Certificate	4.1(a)(ii)
Certificate of Merger	1.3
Class A Requisite Vote	5.1(c)
Class A Shares	4.1(a)(i)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Code of Regulations	2.2
Commitment Letter	5.2(l)
Common Shares	5.1(c)
Common Voting Shares	4.1(a)(i)
Company	Preamble
Company Acquisition Proposal	6.2(d)
Company Alternative Acquisition Agreement	6.2(e)
Company Articles of Incorporation	5.1(d)(ii)
Company Balance Sheet	5.1(g)
Company Change in Recommendation	6.2(e)
Company Code of Regulations	5.1(d)(ii)
Company Disclosure Letter	5.1
Company Employees	5.1(h)(i)
Company ERISA Affiliate	5.1(h)(iv)
Company Expenses	8.6(b)
Company Family Meeting	6.5(a)

Defined Term	Section
Company Intervening Event	6.2(d)
Company IP	5.1(o)(ii)
Company Material Adverse Effect	5.1(a)
Company Option	4.6(a)
Company Pension Plan	5.1(h)(iii)
Company Performance Stock Unit	4.6(c)
Company Plan	5.1(h)(i)
Company Recommendation	5.1(c)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)
Company Restricted Stock Unit	4.6(b)
Company Shareholders Meeting	6.5(b)(i)
Company Stock Plans	5.1(b)(i)
Company Superior Proposal	6.2(d)
Company Termination Fee	8.5
Confidentiality Agreement	9.7
Continuation Period	6.10(a)
Continuing Awards	4.6(b)
Continuing Employee	6.10(a)
Contracts	5.1(d)(ii)
Converted Units	4.6(b)
Current Purchase Period	6.10(g)
D&O Insurance	6.12(b)
Debt Letter	5.2(l)
Debt Payoff	6.16(b)
Dissenting Shareholders	4.1(a)(i)
Effective Time	1.3
Election Date	4.3(c)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
Exchange Act	5.1(d)(i)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Excluded Shares	4.1(a)(i)
Existing Notes	6.16(a)
FCPA	5.1(j)(ii)
Financing	5.2(l)
Financing Parties	6.16(a)
Foreign Competition Laws	5.1(d)(i)
Foreign Regulators	5.1(d)(i)
Foreign Regulatory Laws	5.1(d)(i)
Form S-4	6.4(a)
Form of Election	4.3(b)
GAAP	5.1(a)
Government Official	5.1(j)(ii)
Governmental Consents	7.1(b)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(d)(i)
Indebtedness	5.1(e)(vi)
Indemnified Parties	6.12(a)
Information Technology	5.1(o)(vii)

Defined Term	Section
Intellectual Property	5.1(o)(vii)
IRS	5.1(h)(iii)
Joint Proxy Statement/Prospectus	6.4(a)
Knowledge of the Company	5.1(a)
Knowledge of Parent	5.2(a)
Law	5.1(j)(i)
Leased Real Property	5.1(q)(ii)
Licenses	5.1(j)(i)
Lien	5.1(b)(ii)
Material Contracts	5.1(k)
Merger	Recitals
Merger Consideration	4.1(a)(i)
Merger Sub	Preamble
Mixed Consideration Electing Share	4.1(a)(i)(A)
Mixed Election	4.1(a)(i)(A)
Mixed Election Cash Consideration	4.1(a)(i)(A)
Mixed Election Consideration	4.1(a)(i)(A)
Mixed Election Stock Consideration	4.1(a)(i)(A)
Moody’s	4.2(a)
Multiemployer Plan	5.1(h)(iv)
NASDAQ	4.1(a)(iv)(C)
Non-Electing Share	4.3(b)
Notes Exchange Offer	6.16(b)
Notes Tender Offer	6.16(b)
OFAC	5.1(j)(ii)
OGCL	1.1
Option Payment	4.6(a)
Order	5.1(j)(i)
Owned Real Property	5.1(q)(i)
Parent	Preamble
Parent Acquisition Proposal	6.3(d)
Parent Alternative Acquisition Agreement	6.3(e)
Parent Award	4.6(d)
Parent Balance Sheet	5.2(g)
Parent Bylaws	5.2(d)(ii)
Parent Certificate of Incorporation	5.2(d)(ii)
Parent Change in Recommendation	6.3(e)
Parent Common Stock	5.2(b)(i)
Parent Disclosure Letter	5.2
Parent Expenses	8.5(c)
Parent Intervening Event	6.3(d)
Parent Material Adverse Effect	5.2(a)
Parent Preferred Stock	5.2(b)(i)
Parent Recommendation	5.2(c)
Parent Reports	5.2(e)(i)
Parent Requisite Vote	5.2(c)
Parent Stock Plans	5.2(b)(i)
Parent Stockholders Meeting	6.5(c)(i)
Parent Superior Proposal	6.3(d)
Parent Termination Fee	8.6
Payment	8.7(b)
Payor	8.7(b)

Defined Term	Section
PBGC	5.1(h)(v)
Permanent Financing	6.16(c)
Person	4.2(b)
Personal Data	5.1(o)(vii)
Phantom Unit	4.6(d)
Preferred Shares	5.1(b)(i)
Proceedings	5.1(g)
Real Property Leases	5.1(q)(ii)
Recipient	8.7(b)
Redacted Fee Letter	5.2(l)
Registered IP	5.1(o)(i)
Regulatory Actions	6.6(d)
Representatives	6.2(a)
Required Governmental Consents	7.1(b)
Required Information	6.16(c)
Revolver Cap	6.1(b)(iv)
Revolving Credit Facility	6.16(a)
Rollover Options	4.6(a)
S&P	4.2(a)
Sarbanes-Oxley Act	5.1(e)(i)
Scripps Family Agreement	6.5(a)
SEC	5.1(e)(i)
Second Request	6.6(b)
Section 409A	4.6(b)
Securities Act	5.1(d)(i)
Senior Executives	6.1(a)(iii)
Series A Common Stock	5.2(b)(i)
Series B Common Stock	5.2(b)(i)
Series C Common Stock	5.2(b)(i)
Series A Preferred Stock	5.2(b)(i)
Series C Preferred Stock	5.2(b)(i)
Shares	4.1(a)(i)
Significant Subsidiary	5.1(a)
Statutory Plan	5.1(h)(i)
Stock Award Consideration	4.6(b)(ii)
Stock Electing Share	4.1(a)(i)(C)
Stock Election	4.1(a)(i)(C)
Stock Election Consideration	4.1(a)(i)(C)
Subsidiary	5.1(a)
Substitute Financing	6.16(a)
Surviving Company	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxable	5.1(n)
Taxes	5.1(n)
Termination Date	8.2(a)
Trading Day	4.1(a)(iv)(D)
Uncertificated Shares	4.1(a)(ii)
Willful Breach	8.7(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of July 30, 2017, among SCRIPPS NETWORKS INTERACTIVE, INC., an Ohio corporation (the “Company”), DISCOVERY COMMUNICATIONS, INC., a Delaware corporation (“Parent”), and SKYLIGHT MERGER SUB, INC., an Ohio corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of the Company, by resolutions duly adopted, has unanimously approved the merger of the Merger Sub with and into the Company with the Company as the surviving corporation in the merger (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and approved and declared advisable this Agreement, and has resolved to recommend to its shareholders the adoption of this Agreement;

WHEREAS, the board of directors of Parent, by resolutions duly adopted, has unanimously by those voting (i) approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement, (ii) adopted and approved this Agreement and (iii) resolved to recommend to its stockholders the approval of the issuance of shares of Series C Common Stock in connection with the Merger as contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub, by resolutions duly adopted, has unanimously approved the Merger upon the terms and subject to the conditions set forth in this Agreement, has approved and declared advisable this Agreement, and has resolved to recommend to its shareholder the adoption of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, John C. Malone is entering into an agreement with the Company to vote shares of Series B Common Stock held by such stockholder in favor of the approval of the issuance of shares of Series C Common Stock in connection with the Merger as contemplated by this Agreement;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Advance/Newhouse Programming Partnership is (i) submitting to the Company contemporaneously with the execution of this Agreement, in respect of all shares of Series A Preferred Stock held by such stockholder, a written consent in accordance with Section 228 of the DGCL and Article IV, Section C.5(d) of the Parent Certificate of Incorporation consenting to Parent’s entry into the Merger Agreement, consummation of the Merger and the other transactions contemplated hereby for purposes of any Special Class Vote Matter to which such actions relate and (ii) entering into an agreement with the Company to vote shares of Series A-1 Preferred Stock that will be held by such stockholder in favor of the approval of the issuance of shares of Series C Common Stock in connection with the Merger as contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain members of the Scripps family who are holders of Shares are entering into an agreement with Parent to vote the Common Voting Shares held by such stockholders in favor of the Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Company”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Ohio General Corporation Law (the “OGCL”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, as soon as reasonably practicable, and in no event later than three (3) Business Days, following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”). For purposes of this Agreement, the term “Business Day” shall mean any day of the year other than a Saturday, Sunday or day on which banks are not required or authorized by Law to close in New York City.

1.3 Effective Time. Immediately following the Closing, the Company and Parent will cause a Certificate of Merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Ohio as provided in the OGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Ohio, or at such later time as may be agreed upon by the parties hereto in writing and set forth in the Certificate of Merger in accordance with the OGCL (the “Effective Time”).

ARTICLE II

ORGANIZATIONAL DOCUMENTS OF THE SURVIVING COMPANIES

2.1 The Articles of Incorporation. At the Effective Time, the articles of incorporation of the Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation (the “Articles of Incorporation”) of the Surviving Company, until thereafter amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Company and references to the incorporator shall be removed.

2.2 The Code of Regulations. At the Effective Time, the code of regulations of Merger Sub in effect immediately prior to the Effective Time shall be the code of regulations of the Surviving Company (the “Code of Regulations”), until thereafter amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Company.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING COMPANY

3.1 Directors of the Surviving Company. The parties hereto shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Code of Regulations.

3.2 Officers of the Surviving Company. The parties hereto shall take all actions necessary so that the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Code of Regulations.

ARTICLE IV

EFFECT OF THE MERGER ON SECURITIES; EXCHANGE

4.1 Effect on Capital Stock.

(a) At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company, Parent or Merger Sub:

(i) Merger Consideration. Each common voting share, $0.01 par value per share, of the Company (the “Common Voting Shares”) and each Class A Common Share, $0.01 par value per share, of the Company (the “Class A Shares” and, collectively with the Common Voting Shares, the “Shares” and each a “Share”) issued and outstanding immediately prior to the Effective Time (other than (A) Shares owned by Parent or Merger Sub and (B) Shares that are owned by shareholders (“Dissenting Shareholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 1701.84 of the OGCL (each such Share referred to in clauses (A) and (B) above, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be converted into the right to receive the following consideration (the “Merger Consideration”):

(A) Each Share with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been properly made and not revoked pursuant to Section 4.3 (each, a “Mixed Consideration Electing Share”) and each Non-Electing Share shall be converted into the right to receive (1) a number of validly issued, fully paid and nonassessable shares of Series C Common Stock (the “Mixed Election Stock Consideration”) equal to the product of (w) the applicable Base Exchange Ratio and (x) 0.30 and (2) an amount in cash, without interest, equal to the sum (the “Mixed Election Cash Consideration” and, together with the Mixed Election Stock Consideration, the “Mixed Election Consideration”) of (y) $63.00 plus (z) the Cash Top-Up Amount, if any;

(B) Each Share with respect to which an election to receive cash (a “Cash Election”) has been properly made and not revoked pursuant to Section 4.3 (each, a “Cash Electing Share”) shall be converted into the right to receive an amount in cash, without interest (the “Cash Election Consideration”), equal to the dollar value of the Mixed Election Consideration (which, for the avoidance of doubt, shall be calculated with the Mixed Election Stock Consideration being valued based on the Average Parent Stock Price), except that if the product of the number of Cash Electing Shares and the Cash Election Consideration (such product, the “Aggregate Cash Election Amount”) exceeds the Available Cash Election Amount, then each Cash Electing Share shall be converted into the right to receive (1) an amount in cash, without interest, equal to the product of

(w) the Cash Election Consideration and (x) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Aggregate Cash Election Amount (such fraction, the “Cash Fraction”) and (2) a number of validly issued, fully paid and nonassessable shares of Series C Common Stock equal to the product of (y) a fraction, the numerator of which shall be an amount equal to the dollar value of the Mixed Election Consideration (which, for the avoidance of doubt, shall be calculated with the Mixed Election Stock Consideration being valued based on the Average Parent Stock Price) and the denominator of which shall be the Average Parent Stock Price and (z) one minus the Cash Fraction; and

(C) Each Share with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not revoked pursuant to Section 4.3 (each, a “Stock Electing Share”) shall be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Series C Common Stock (the “Stock Election Consideration”) equal to the quotient obtained by dividing (1) an amount equal to the dollar value of the Mixed Election Consideration (which, for the avoidance of doubt, shall be calculated with the Mixed Election Stock Consideration being valued based on the Average Parent Stock Price) by (2) the Average Parent Stock Price; provided that if the Available Cash Election Amount exceeds the Aggregate Cash Election Amount, then each Stock Electing Share shall be converted into the right to receive (3) an amount in cash, without interest, equal to (w) the amount by which the Available Cash Election Amount exceeds the Aggregate Cash Election Amount, divided by (x) the number of Stock Electing Shares and (4) a number of validly issued, fully paid and nonassessable shares of Series C Common Stock equal to the product of (y) the quotient obtained by dividing (I) an amount equal to the dollar value of the Mixed Election Consideration (which, for the avoidance of doubt, shall be calculated with the Mixed Election Stock Consideration being valued based on the Average Parent Stock Price) by (II) the Average Parent Stock Price and (z) a fraction, the numerator of which shall be the Cash Election Consideration minus the amount calculated in clause (3) of this paragraph and the denominator of which shall be the Cash Election Consideration.

(ii) At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, any distributions or dividends payable pursuant to Section 4.2(c) and cash in lieu of any fractional shares of Series C Common Stock payable pursuant to Section 4.2(e), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 4.2, in the case of certificated Shares, and automatically in the case of Uncertificated Shares, and each Certificate and Uncertificated Share formerly representing Shares owned by Dissenting Shareholders shall thereafter represent only the rights granted to Dissenting Shareholders by the OGCL.

(iii) Maximum Merger Consideration. For the avoidance of doubt:

(A) Subject to Section 4.5, the Mixed Election Cash Consideration shall not exceed (1) in the event that Parent shall not have made the Cash Top-Up Election, $63.00 or (2) in the event that Parent shall have made the Cash Top-Up Election, $66.38; and

(B) The aggregate amount of cash paid (not including cash paid pursuant to Section 4.2(e)), and the aggregate number of shares of Series C Common Stock issued, to all of the holders of Shares pursuant to this Section 4.1(a) shall not exceed the aggregate amount of cash that would have been paid, and the aggregate number of shares of Series C Common Stock that would have been issued, to all of the holders of Shares had the Mixed Election been made with respect to each Share.

(iv) Certain Definitions with Respect to the Merger Consideration.

(A) The term “Available Cash Election Amount” means the difference between (1) the product of the Mixed Election Cash Consideration and the total number of Shares issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) minus (2) the product of the number of Mixed Consideration Electing Shares (including any Non-Electing Shares) and the Mixed Election Cash Consideration.

(B) The term “Base Exchange Ratio” means the following (in each case rounded to four decimal places):

I.	if the Average Parent Stock Price is greater than $28.70, then the Base Exchange Ratio shall be 3.1360;

II.	if the Average Parent Stock Price is greater than or equal to $22.32 but less than or equal to $28.70, then the Base Exchange Ratio shall equal the quotient obtained by dividing (y) $90.00 by (z) the Average Parent Stock Price; or

III.	if the Average Parent Stock Price is less than $22.32, then the Base Exchange Ratio shall be 4.0320.

Notwithstanding the foregoing, if the Base Exchange Ratio would be greater than 3.5280 but for this paragraph, then Parent shall have the right, in its sole discretion, to reduce the Base Exchange Ratio to no less than 3.5280 (such election, the “Cash Top-Up Election” and, the amount by which Parent has decided to reduce the Base Exchange Ratio (rounded to four decimal places), the “Base Exchange Ratio Reduction”) and, in such case, the Base Exchange Ratio shall be the amount determined by Parent pursuant to this paragraph. Parent shall make a public announcement of its determination to make a Cash Top-Up Election, and the Base Exchange Ratio Reduction, to the extent applicable, at least two (2) Trading Days prior to the Closing Date.

The term “Cash Top-Up Amount” means:

I.	in the event that Parent shall have made the Cash Top-Up Election, an amount in cash, without interest, equal to the product of (x) the Base Exchange Ratio Reduction, (y) 0.30 and (z) the Average Parent Stock Price (such product, for the avoidance of doubt, not to exceed $3.38);

II.	in the event that Parent shall not have made the Cash Top-Up Election, zero.

(C) The term “Average Parent Stock Price” means the volume weighted average price of Series C Common Stock on NASDAQ Global Select Market (“NASDAQ”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) measured on a cumulative basis over the fifteen (15) consecutive Trading Days ending on (and including) the Trading Day that is three (3) Trading Days prior to the date of the Effective Time.

(D) The term “Trading Day” means a day on which shares of Series C Common Stock are traded on the NASDAQ.

(v) Cancellation of Excluded Shares. Subject to Section 4.4, each Excluded Share shall, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(b) Merger Sub. Each common share, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Company, and such converted shares shall constitute the only outstanding shares of capital stock of the Surviving Company.

4.2 Exchange of Certificates.

(a) Exchange Agent. At the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld, conditioned or delayed (the “Exchange Agent”), for the benefit of the holders of Shares, (i) an aggregate number of shares of Series C Common Stock to be issued in uncertificated form or book-entry form and (ii) an aggregate amount of cash, in each case, comprising approximately the amounts required to be delivered pursuant to Section 4.1(a) in respect of Shares. In addition, Parent shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 4.2(c) with respect to the Series C Common Stock issued pursuant to the Merger with respect to Shares with a record and payment date after the Effective Time and prior to the surrender of such Shares and cash in lieu of any fractional shares payable pursuant to Section 4.2(e). All shares of Series C Common Stock and cash, together with the amount of any dividends and distributions deposited with the Exchange Agent pursuant to this Section 4.2(a), shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Parent; provided that (i) such investments shall be an obligation of, or guaranteed by, the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Corporation (“S&P”), respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks and (ii) no such investment (or losses thereon) shall affect the amount of the aggregate cash portion of the Merger Consideration payable to the holders of Shares pursuant to Section 4.1(a). To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. No later than five (5) Business Days prior to the Closing, Parent shall enter into an agreement with the Exchange Agent, in form and substance reasonably satisfactory to the Company (which confirmation of satisfaction shall not be unreasonably withheld, conditioned or delayed), to effect the applicable terms of this Agreement.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Certificates (other than Excluded Shares or any holder of a Certificate who properly made and did not revoke a Mixed Election, a Cash Election or a Stock Election pursuant to Section 4.3) a letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the conversion of its Shares into the right to receive the Merger Consideration, and specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)) and instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)). Each holder of a Certificate who properly made and did not revoke a Mixed Election, a Cash Election or a Stock Election pursuant to Section 4.3 shall be entitled to receive in exchange therefor the Mixed Election Consideration, the Cash Election Consideration or the Stock Election Consideration, as applicable, for each Share formerly represented by such Certificate, any dividends or other distributions payable pursuant to Section 4.2(c) and cash in lieu of any fractional shares of Series C Common Stock payable pursuant to Section 4.2(e), and the Certificate so surrendered shall forthwith be cancelled. Each holder of a Certificate representing Non-Electing Shares, upon the surrender of such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)) to the Exchange Agent in accordance with the terms of such transmittal materials, shall be entitled to receive in exchange therefor the Mixed Election Consideration for each Non-Electing Share formerly represented by such Certificate, any dividends or other distributions payable pursuant to Section 4.2(c) and cash in lieu of fractional shares of Series C Common Stock payable pursuant to 4.2(e), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the proper number of shares of Series C Common Stock in uncertificated form, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. If any shares (or evidence of shares in book-entry form) of Series C Common Stock are to be issued to a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any stock transfer or other Taxes required by reason of the issuance of shares (or evidence of shares in book-entry form) of Series C Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such Taxes have been paid or are not applicable.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c) Distributions with Respect to Unexchanged Shares. All shares of Series C Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Series C Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Series C Common Stock issuable in the Merger. No dividends or other distributions in respect of the Series C Common Stock issued pursuant to the Merger shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)) is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)), there shall be issued and/or paid to the holder of the whole shares of Series C Common Stock issued in exchange therefor, without interest thereon, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Series C Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Series C Common Stock with a record date after the Effective Time, but with a payment date subsequent to surrender.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Series C Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Series C Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent (after aggregating all fractional Shares otherwise due to such holder) and shall represent such holder’s proportionate interest in a share of Series C Common Stock based on the Average Parent Stock Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for one-hundred and eighty (180) days after the Effective Time shall be delivered, at Parent’s option, to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any shares of Series C Common Stock and payment of cash and any dividends and other distributions in respect of the Series C Common Stock to be issued or paid pursuant to the provisions of this Article IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Exchange Agent or the Surviving Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash, shares of Series C Common Stock and any dividends and other distributions in respect of the Series C Common Stock that would have been issuable or payable pursuant to the provisions of this Article IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) had such lost, stolen or destroyed Certificate been surrendered.

(h) Withholding Rights. Each of Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, Merger Sub or the Exchange Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, Merger Sub or the Exchange Agent, as applicable, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

(i) Uncertificated Shares. Any holder of Uncertificated Shares that are Non-Electing Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Mixed Election Consideration, any dividends or other distributions payable pursuant to Section 4.2(c) and cash in lieu of any fractional shares of Series C Common Stock payable pursuant to Section 4.2(e) that such holder is entitled to receive. In lieu thereof, each registered holder of one or more Uncertificated Shares (other than any holder of an Uncertificated Share who properly made and did not revoke a Mixed Election, a Cash Election or a Stock Election pursuant Section 4.3) shall automatically upon the Effective Time be entitled to receive, and the Surviving Company shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time (but in no event more than five (5) Business Days thereafter), the Mixed Election Consideration, any dividends or other distributions payable pursuant to Section 4.2(c) and cash in lieu of any fractional shares of Series C Common Stock payable pursuant to Section 4.2(e) for each Uncertificated Share.

4.3 Election Procedure.

(a) Each person who, on or prior to the Election Date, is a registered holder of Shares, other than Excluded Shares, shall be entitled to specify the number of such holder’s Shares with respect to which such holder makes a Mixed Election, a Cash Election or a Stock Election by complying with the procedures set forth in this Section 4.3.

(b) Parent shall prepare and file as an exhibit to the Form S-4 a form of election (the “Form of Election”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Form of Election and such Certificates to the Exchange Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree) and the Company shall mail to each registered holder of Shares as of the record date for the Company Shareholders Meeting the Form of Election with the Company’s proxy statement. The Form of Election shall be used by each registered holder of Shares (or, in the case of nominee holders, the beneficial owner through proper instructions and documentation) to make a Mixed Election, a Cash Election or a Stock Election. In the event that a holder fails to make a Mixed Election, a Cash Election or a Stock Election with respect to any Shares held or beneficially owned by such holder, then such holder shall be deemed to have made a Mixed Election with respect to those Shares (each such Share, a “Non-Electing Share”). The Company shall use its commercially reasonable efforts to make the Form of Election available to all persons who become registered holders of Shares during the period between the record date for the Company Shareholders Meeting and the Election Date.

(c) Any holder’s election will be deemed properly made only if the Exchange Agent has received at its designated office, by 5:00 p.m. (New York City time) on (i) the date of the Company Shareholders Meeting or

(ii) if the Closing Date is more than four (4) Business Days after the date of the Company Shareholders Meeting, the date that is two (2) Business Days preceding the Closing Date (the “Election Date”), a Form of Election duly completed and validly executed and accompanied by (A) Certificates representing the Shares to which such Form of Election relates (or customary affidavits and, if required by the procedures set forth in the Form of Election, the posting by such person of a bond in such reasonable amount as the Form of Election may direct, as indemnity against any claim that may be made against the Surviving Company with respect to such Certificate) or (B) in the case of Uncertificated Shares, any additional documents required by the procedures set forth in the Form of Election. Parent and the Company shall publicly announce the anticipated Election Date at least five (5) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date.

(d) After a Mixed Election, a Cash Election or a Stock Election is validly made with respect to any Shares, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Mixed Election, Cash Election or Stock Election is properly revoked in accordance with this Section 4.3. Any Mixed Election, Cash Election or Stock Election may be revoked with respect to all or a portion of the Shares subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to 5:00 p.m. (New York City time) on the Election Date. In addition, all Mixed Elections, Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VIII. If a Mixed Election, a Cash Election or a Stock Election is revoked, the Shares to which such election previously applied shall be treated as Non-Electing Shares unless and until a Mixed Election, a Cash Election or a Stock Election in respect of such Shares is subsequently submitted to the Exchange Agent on or prior to the Election Date in accordance with this Section 4.3. Certificates will not be returned to holders unless the holder so requests.

(e) The determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not a Mixed Election, a Cash Election or a Stock Election has been properly made or revoked pursuant to this Section 4.3 and as to when Mixed Elections, Cash Elections and Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations contemplated by Section 4.1, and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent and the Company, make any rules as are consistent with this Section 4.3 for the implementation of Mixed Elections, Cash Elections and Stock Elections as shall be necessary or desirable to effect such elections in accordance with the terms of this Agreement.

4.4 Dissenters’ Rights. No Dissenting Shareholder shall be entitled to receive shares of Series C Common Stock or cash or any dividends or other distributions pursuant to the provisions of this Article IV unless and until the holder thereof shall have effectively withdrawn or lost such holder’s right to dissent (through failure to perfect or otherwise) from the Merger under the OGCL, and any Dissenting Shareholder shall be entitled to only such rights as are provided by Section 1701.84 of the OGCL with respect to Shares owned by such Dissenting Shareholder. If any Person who otherwise would be deemed a Dissenting Shareholder shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) under Section 1701.84 of the OGCL or if a court of competent jurisdiction shall finally determine that the Dissenting Shareholder is not entitled to relief provided by Section 1701.84 of the OGCL with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted, as of the Effective Time, into the right to receive the Mixed Election Consideration without interest and less any required Tax withholding. The Company shall give Parent (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.5 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, or Parent changes the number of shares of Series C Common Stock or securities convertible or exchangeable into or exercisable for any such Series C Common Stock, in each case issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

4.6 Treatment of Equity Awards.

(a) Treatment of Stock Options. At the Effective Time, with respect to each outstanding option to purchase Shares (a “Company Option”) under the Company Stock Plans, whether vested or unvested, (x) if the exercise price of such Company Option is equal to or greater than the Cash Election Consideration, such Company Option shall terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect, and (y) if the exercise price of such Company Option is less than the Cash Election Consideration, thirty percent (30%) of such Company Options held by each holder thereof (rounded to the nearest whole share), other than any Company Option that is not held by a Company Employee and any Company Option held by a non-employee Director, shall be deemed to be “Rollover Options” and the remaining Company Options (other than Company Options cancelled pursuant to clause (x) above) shall be deemed to be “Cash-Out Options”. At the Effective Time, automatically and without any required action on the part of the holder thereof:

(i) each such Cash-Out Option shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, in accordance with this Section 4.6(a), a lump sum cash payment in the amount equal to (i) the number of Shares subject to the Company Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of the dollar value of the Cash Election Consideration (the “Cash Award Consideration”), over the applicable exercise price (the “Option Payment”). The Option Payment (if any) payable under this Section 4.6(a) to each former holder of a Company Option that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Company’s payroll to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(h); and

(ii) each Rollover Option shall be assumed and converted automatically into a fully-vested option (an “Adjusted Stock Option”) to purchase, on substantially the same terms and conditions (other than vesting) as were applicable under such Rollover Option immediately prior to the Effective Time, the number of shares of Series C Common Stock (rounded down to the nearest whole number of shares) equal to the product of (A) the number of Shares subject to such Rollover Option immediately prior to the Effective Time, multiplied by (B) the Option Exchange Ratio, which Adjusted Stock Option shall have an exercise price per share of Series C Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per Share subject to such Rollover Option immediately prior to the Effective Time, by (y) the Option Exchange Ratio. The “Option Exchange Ratio” shall equal the quotient (rounded to four decimal places) obtained by dividing (i) the weighted average price of the Class A Shares on the NASDAQ on the Trading Day immediately prior to the date of the Effective Time by (ii) the Average Parent Stock Price.

(b) Treatment of Restricted Stock Units. At the Effective Time, thirty percent (30%) of each outstanding award of restricted stock units that is subject solely to time-based vesting (a “Company Restricted Stock Unit”) that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested (other than the Company Restricted Stock Units listed on Section 4.6(b) of the Company Disclosure Letter, which, together with the Company Performance Stock Units listed on Section 4.6(b) of the Company Disclosure Letter, constitute all Company Restricted Stock Units and

Company Performance Stock Units that do not, by their terms, vest upon a change of control (the “Continuing Awards”)), shall be deemed to be “Converted Units” and the remaining seventy percent (70%) of each award of Company Restricted Stock Units (excluding Continuing Awards) shall be deemed to be “Cash-Out Units”. At the Effective Time, automatically and without any required action on the part of the holder thereof:

(i) each Company Restricted Stock Unit that is a Cash-Out Unit shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) the number of Shares subject to such Cash-Out Unit, multiplied by (ii) Cash Award Consideration; and

(ii) each Company Restricted Stock Unit that is a Converted Unit (other than Continuing Awards) shall be assumed and converted automatically into a fully vested restricted stock unit relating to shares of Series C Common Stock (an “Adjusted Unit Award”) entitling the holder to receive, on substantially the same terms and conditions (other than vesting) as were applicable under such Converted Unit immediately prior to the Effective Time (and after giving effective to any acceleration of vesting resulting from the consummation of the Merger), a number of shares of Series C Common Stock (rounded down to the nearest whole number of shares of Parent Series C Common Stock) equal to the product of (x) the total number of Shares subject to such Converted Unit immediately prior to the Effective Time multiplied by (y) the Stock Award Consideration, with any fractional shares being rounded down to the nearest whole share of Series C Common Stock. The “Stock Award Consideration” shall equal the Stock Election Consideration determined without giving effect to the proviso in Section 4.1(a)(i)(C).

(iii) Following the Effective Time, no such Company Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.6(b) in exchange for such Company Restricted Stock Unit in accordance with this Section 4.6(b) (or, with respect to Continuing Awards, as set forth in Section 4.6(d)). The consideration payable under this Section 4.6(b) to each former holder of a Company Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall be paid through the Surviving Company’s payroll to, or, with respect to Converted Units, through the grant of an Adjusted Unit Award and settlement through the issuance of shares of Series C Common Stock in the name of, such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(h); provided, however, that that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code (“Section 409A”), such amounts shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(c) Treatment of Performance Restricted Stock Units. At the Effective Time, thirty percent (30%) of each outstanding award of restricted stock units that is subject to performance-based vesting (a “Company Performance Stock Unit”) that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested (other than any that are Continuing Awards, shall be deemed to be Converted Units and the remaining 70% percent of each award of Company Performance Stock Units (excluding any that are Continuing Awards) shall be deemed to be Cash-Out Units. At the Effective Time, automatically and without any required action on the part of the holder thereof:

(i) each Company Performance Stock Unit that is a Cash-Out Unit shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (x) the number of Shares subject to such Cash-Out Unit that would vest assuming target levels of achievement were met, multiplied by (y) the Cash Award Consideration; and

(ii) each Company Performance Stock Unit that is a Converted Unit (other than Continuing Awards) shall be assumed and converted automatically into a fully vested Adjusted Unit Award entitling the holder to receive, on substantially the same terms and conditions (other than vesting) as were applicable under such Converted Unit immediately prior to the Effective Time (and after giving effective to any acceleration of vesting resulting from the consummation of the Merger), a number of shares of Series C Common Stock (rounded down to the nearest whole number of shares of Series C Common Stock) equal to the product of (x) the number of Shares subject to such Company Performance Stock Unit that would vest assuming target levels of achievement were met, multiplied by (y) the Stock Award Consideration, with any fractional shares being rounded down to the nearest whole share of Series C Common Stock.

(iii) Following the Effective Time, no such Company Performance Stock Unit that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Performance Stock Unit shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 4.6(c) in exchange for such Company Performance Stock Unit in accordance with this Section 4.6(c) (or, with respect to Continuing Awards, as set forth in Section 4.6(d)). The consideration payable under this Section 4.6(c) to each former holder of a Company Performance Stock Unit that was outstanding immediately prior to the Effective Time (other than Continuing Awards) shall be paid, with respect to Cash-Out Units, through the Surviving Company’s payroll to, or, with respect to Converted Units, through the grant of an Adjusted Unit Award and settlement through the issuance of shares of Series C Common Stock in the name of, such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(h); provided, however, that to the extent any such payment or settlement would cause an impermissible acceleration event under Section 409A, such amounts shall become vested at target levels of achievement at the Effective Time and will be paid or settled at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(d) Continuing Awards. Each Continuing Award shall be assumed and converted automatically into a restricted stock unit relating to shares of Series C Common Stock (a “Parent Award”) entitling the holder to receive, on substantially the same terms and conditions (including, for the avoidance of doubt, vesting) as were applicable under such Continuing Award immediately prior to the Effective Time, a number of shares of Series C Common Stock (rounded down to the nearest whole number of shares of Series C Common Stock) equal to the product of (x) the total number of Shares subject to such Continuing Award immediately prior to the Effective Time multiplied by (y) the Stock Award Consideration.

(e) Phantom Stock Units. Each phantom stock unit (each, a “Phantom Unit”) subject to the Company 2008 Deferred Compensation and Stock Plan for Directors and outstanding immediately prior to the Effective Time shall be deemed converted into an amount in cash equal to (i) the number of Phantom Units in the Director’s account, multiplied by (ii) the Cash Award Consideration. The consideration payable under this Section 4.6(e) to each former holder of a Phantom Unit that was outstanding immediately prior to the Effective Time shall be paid to such former holder as soon as practicable following the Effective Time (but in any event not later than ten (10) Business Days thereafter), net of any Taxes withheld pursuant to Section 4.2(h); provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A, such amounts will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(f) Further Action. At or prior to the Effective Time, the Company, the board of directors of the Company and the Compensation Committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 4.6 and to ensure that, notwithstanding anything to the contrary, following the Effective Time, no Person shall have any right to acquire any securities of the Company or to receive any payment, right or benefit with respect to any award previously granted under any Company Stock Plan, except the right to receive a payment, right or benefit with respect thereto as provided in this Section 4.6.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, as disclosed in any Company Reports filed on or after January 1, 2017 and not less than five (5) Business Days prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Company Reports that are cautionary, predictive or forward looking in nature, it being agreed that this parenthetical shall not apply to Sections 5.1(b) or (d)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of the respective articles of incorporation and code of regulations (or comparable organizational documents) of the Company and each of its Significant Subsidiaries as amended to and as in effect on the date of this Agreement.

As used in this Agreement, (i) the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) the term “Significant Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that constitutes a “significant subsidiary” of the Company or Parent, as applicable, within the meaning of Rule 1-02 of Regulation S-X, (iii) the term “Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act, (iv) “Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, is materially adverse to the financial condition, properties, assets, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such event, occurrence, fact, condition, change, development or effect resulting from or arising out of: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which the Company or any of its Subsidiaries operate, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the Shares, or a change in the trading volume of the Shares, on the NASDAQ, provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any event, occurrence, fact, condition, change, development or effect underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect, (7) changes in Law, (8) changes in U.S. generally accepted accounting principles (“GAAP”) (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by this Agreement or taken with Parent’s written consent to the extent the effects thereof are reasonably explained in writing by the Company prior to the time of such consent, or the failure to take any specific action expressly prohibited by this Agreement and as for which Parent declined to consent pursuant to Section 6.1(a), (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of this Agreement and the Merger, including the impact thereof on the relationships with customers, suppliers (including production companies), talent, distributors, partners or employees or (11) any litigation brought by stockholders of the Company or Parent alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or any of the transactions contemplated hereby; provided, however that the events, facts, conditions, changes, developments or effects set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such events, facts, conditions, changes, developments or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate and (v) the term “Knowledge of the Company” means the actual knowledge of the individuals identified on Section 5.1(a)(v) of the Company Disclosure Letter.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of (A) 240,000,000 Class A Shares, (B) 60,000,000 Common Voting Shares and (C) 25,000,000 preferred shares, par value $0.01 per share (the “Preferred Shares”). As of the close of business on July 27, 2017, 95,956,398 Class A Shares and 33,850,481 Common Voting Shares were issued and outstanding and no Preferred Shares were issued and outstanding on such date. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with all applicable securities Laws. Section 5.1(b)(i)(A) of the Company Disclosure Letter identifies each Company Plan pursuant to which Shares may be issued (the “Company Stock Plans”), which, for avoidance of doubt, are the only Company Plans pursuant to which Shares may be issued, together with the aggregate number of Class A Shares reserved for issuance under each such Company Stock Plan and the aggregate number of such Class A Shares that are subject to outstanding awards granted under each such Company Stock Plan. Except as provided in the preceding sentence and except for Shares that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, the Company has no Shares reserved for, or subject to, issuance. The Company has no Preferred Shares or other shares of capital stock reserved for or subject to issuance (it being understood that “other shares of capital stock” shall not include Shares). Section 5.1(b)(i)(B) of the Company Disclosure Letter contains a correct and complete list as of July 27, 2017 of (x) the aggregate number and kind of Shares reserved for issuance pursuant to outstanding unexercised Company Options under the Company Stock Plans, including the applicable grant dates, exercise prices and expiration dates for such Company Stock Options, the number of Shares subject to outstanding Company Restricted Stock Units under the Company Stock Plans, including the applicable grant and vesting schedule for such Company Restricted Stock Units, and the aggregate number and kind of Shares subject to issuance pursuant to outstanding Company Performance Stock Units (assuming the achievement of performance criteria at both target and maximum levels) under the Company Stock Plans, including the applicable grant dates and performance criteria for such Company Performance Stock Units. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Stock Plans, the forms of all stock option agreements evidencing Company Options, the forms of all agreements evidencing the Company Restricted Stock Units, Company Performance Stock Units and Phantom Units. No Subsidiary of the Company holds shares of capital stock of the Company. The Class A Shares constitute the only outstanding class of securities of the Company or its Subsidiaries registered under the Securities Act.

(ii) From the close of business on July 27, 2017 to the execution of this Agreement, the Company has not issued any Shares except pursuant to the exercise of Company Options or the settlement of Company Restricted Stock Units or Company Performance Stock Units outstanding as of July 27, 2017, in accordance with their terms and, since the close of business on July 27, 2017, except as expressly permitted by this Agreement for the period following the date of this Agreement, the Company has not issued any Company Options, Phantom Units, Company Restricted Stock Units or Company Performance Stock Units. Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable, and has been issued in compliance with all applicable securities Laws, and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien (other than any Liens, except for Permitted Liens, for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the Company’s financial statements). Except as set forth in Section 5.1(b)(i), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries any equity or voting securities of the Company or any of its Subsidiaries, or giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not, and its Subsidiaries do not, have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company or its Subsidiaries on any matter. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries of the Company. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries of the Company is a party or is bound with respect to the voting or registration of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries.

(iii) Section 5.1(b)(iii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (A) each of the Company’s Subsidiaries, its jurisdiction of incorporation or organization and the ownership interest of the Company in each such Subsidiary and (B) any other Person in which the Company or any of its Subsidiaries may hold capital stock or other equity interest that has a book value in excess of $10,000,000 (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan). No Subsidiary of the Company owns any Shares.

(c) Corporate Authority and Approval. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to (i) adoption of this Agreement by the holders of a majority of the outstanding Class A Shares entitled to vote on such matter at a meeting duly called and held for such purpose (the “Class A Requisite Vote”), (ii) the adoption of this Agreement by the holders of a majority of the outstanding Common Voting Shares entitled to vote on such matter at a meeting duly called and held for such purposes (the “Common Shares Requisite Vote”) and (iii) the adoption of this Agreement by the holders of a majority of the voting power of the Company entitled to vote thereon (together with the Class A Requisite Vote and the Common Shares Requisite Vote, the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). As of the date of this Agreement, the board of directors of the Company has (i) (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its shareholders, (B) approved the Merger and the other transactions contemplated hereby, (C) approved and declared advisable this Agreement, and (D) subject to Section 6.2, resolved to recommend the adoption of this Agreement to the holders of Class A Shares and to the holders of Common Voting Shares (the “Company Recommendation”), and (ii) directed that this Agreement be submitted to the holders of Shares for their adoption. The board of directors of the Company has taken all action so that Parent will not be an “interested shareholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case, as such term is used in Chapter 1704 of the OGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby. The Company Requisite Vote is the only vote of holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby under applicable Law or the Company Articles of Incorporation or Company Code of Regulations.

(d) Governmental Filings; No Violations.

(i) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3, (B) required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any applicable foreign competition Laws (the “Foreign Competition Laws”) in connection with the Merger, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), (C) to comply with state securities or “blue-sky” Laws and (D) as may be required with or to foreign and transnational Governmental Entities pursuant to applicable foreign and transnational Laws regarding the provision of broadcasting or audio-visual media services (such Governmental Entities, “Foreign Regulators”, and such Laws, “Foreign Regulatory Laws”), no filings, notices and/or reports are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or its Subsidiaries from, any domestic, foreign, multinational or transnational governmental, competition or regulatory authority, court, arbitral tribunal, commission, body or other legislative, executive or judicial governmental entity or self-regulatory agency (including any political subdivision thereof or any state-owned or state-controlled enterprise) (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and/or the consummation by the Company of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a conflict with, a breach or violation of, or a default under, the Amended and Restated Articles of Incorporation of the Company, dated March 5, 2009 (the “Company Articles of Incorporation”) or the Amended and Restated Code of Regulations, dated March 5, 2009 (the “Company Code of Regulations”) or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without the lapse of time or the giving of notice or both, a conflict with, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the loss of any benefit under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to (1) any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries, or, (2) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.1(d)(i) are made or obtained and receipt of the Company Requisite Vote, under any Law, Order or License to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contract to which the Company or any of its Subsidiaries is a party, except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(e) Company Reports; Financial Statements. (i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since January 1, 2015 (the “Applicable Date”) (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company has timely responded to all comment letters from the Staff of the SEC relating to the Company Reports, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Company Reports filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing SEC review or investigation, and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(iii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(iv) The Company has established and maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has established and maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting provides reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the directors of the Company and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available prior to the date of this Agreement to Parent (I) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of the Company to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (II) any material communication on or after the Applicable Date and prior to the date of this

Agreement made by management of the Company or its auditors to the audit committee as required by the listing standards of the NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from Company Employees regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of the Company, been received by the Company.

(v) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto. Each of the consolidated financial statements (including the related notes and schedules) included in or incorporated by reference into the Company Reports complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act).

(vi) Neither the Company nor any of its Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of the Company or any of its Subsidiaries, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by the Company or any of its Subsidiaries of registration under the Exchange Act. As used in this Agreement, the term “Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) (A) for borrowed money (including deposits or advances of any kind to such Person) and (B) evidenced by bonds, debentures, notes or similar instruments, in each case with respect to the foregoing clauses (A) and (B) including the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees and expenses and other monetary obligations with respect thereto; (ii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iii) pursuant to securitization or factoring programs or arrangements; (iv) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries); (v) to maintain or cause to be maintained the financing or financial position of others; (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination) or (vii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon.

(vii) None of the Company or its consolidated Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in any of the Company’s published financial statements or other Company Reports.

(f) Absence of Certain Changes. Since December 31, 2016 through the date hereof, there has not been any event, occurrence, fact, condition, change, development or effect which has had or would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Since March 31, 2017 and through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects, and there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of, or would require consent of Parent under, clauses (i), (ii), (iv), (v), (ix) or (x) of Section 6.1(a).

(g) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (“Proceedings”), pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such, except for those that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of March 31, 2017 and the notes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2017 (the “Company Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2017; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect (except to the extent expressly consented to by Parent pursuant to Section 6.6) or that would prevent, materially delay or materially impair the ability of the Company to consummate the Merger.

(h) Employee Benefits.

(i) For the purposes of this Agreement, the term “Company Plan” shall mean any benefit and compensation plan, policy, program or arrangement maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any liability covering or for the benefit of any current or former employees of the Company or any of its Subsidiaries (“Company Employees”) or any current or former directors of the Company or any of its Subsidiaries, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any incentive and bonus, deferred compensation, retention, stock purchase, employment, retirement, profit sharing, pension, severance, change-in-control, termination, restricted stock, stock option, stock appreciation rights or stock based plans, programs, agreements or arrangements, excluding any statutory plans (a “Statutory Plan”). Each material Company Plan as of the date of this Agreement is listed in Section 5.1(h)(i) of the Company Disclosure Letter. True and complete copies of each of the material Company Plans (or, if unwritten, a written summary thereof), and all amendments thereto, and to the extent applicable, any related trust or other funding vehicle, and the most recent determination letter received from the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code, have been provided or made available to Parent on or prior to the date of this Agreement.

(ii) All Company Plans have been maintained, operated and administered in compliance with their terms, applicable Laws (including, if applicable, ERISA and the Code) and any applicable CBA and the Company and its Subsidiaries have complied with all Statutory Plans in accordance with their terms and applicable Law, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(iii) Each Company Plan that is subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) intended to be qualified under

Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each non-U.S. Company Plan to the extent required to be registered or approved by any Governmental Entity, has been registered with, or approved by, such Governmental Entity and, to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval.

(iv) No liability under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”), except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company, nor any of its Subsidiaries nor any of the Company ERISA Affiliates has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, a “multiemployer plans” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) in the last six (6) years.

(v) No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the twelve (12) month period ending on the date of this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(vi) All contributions required to be made by the Company or its Subsidiaries under each Company Plan and each Statutory Plan have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(vii) Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code. With respect to any Company Pension Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (1) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (2) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any of its Subsidiaries and (3) the PBGC has not instituted proceedings to terminate any such Company Pension Plan.

(viii) As of the date of this Agreement, there are no material pending or, to the Knowledge of the Company, threatened Proceedings relating to the Company Plans, other than routine claims for benefits.

(ix) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits to any employee, officer, director or individual consultant of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, other than pursuant to Part 6 of Title I of ERISA or Section 4980B of the Code, any foreign Law or any individual employment agreement or any severance plan, policy or practice listed in Section 5.1(h)(i) of the Company Disclosure Letter.

(x) Except as expressly contemplated by this Agreement or as set forth on Section 5.1(h)(x) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, either alone or in combination with any other event, (i) result in any material payment becoming due to any Company Employee, officer or director, or satisfy any prerequisite to any payment or benefit to any Company Employee, officer or director, (ii) materially increase the amount or value of any compensation or benefits under any Company Plan or otherwise payable to any Company Employee, officer or director, or (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefits and (iv) no such amount or benefit will constitute an “excess parachute payment” within the meaning of Section 280G of the Code. Except as set forth on Section 5.1(h)(x) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries for any excise or additional tax, interest or penalties incurred by such individual under Section 409A of the Code. The Company has made available to Parent copies of Section 280G calculations prepared in good faith (whether or not final) with respect to payments to disqualified individuals that may be made in connection with the transactions contemplated by this Agreement.

(i) Labor Matters.

(i) Except as would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is the subject of any Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization, (B) nor is there pending or, to the Knowledge of the Company, threatened, any labor strike, walkout, work stoppage, slow-down or lockout affecting Company Employees. On and after the date of this Agreement, there has been no labor strike, walkout, work stoppage, slow-down or lockout affecting Company Employees. None of the employees of the Company or any of its Subsidiaries is represented by a works council, labor union, and, to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is a party to or otherwise bound by work rules or a collective bargaining agreement or other similar Contract with a works council, labor union or labor organization (collectively, “CBAs”).

(ii) The Company is in compliance with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, terms and conditions of employment, the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation), worker classification, contractors, immigration, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company does not have any material requirement under Contract or Law to provide notice to, or to enter into any consultation procedure with, any labor union or other organization in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(j) Compliance with Laws, Licenses.

(i) The businesses of each of the Company and its Subsidiaries since the Applicable Date have not been, and are not being, conducted in violation of any applicable federal, state, local, foreign or transnational law, statute or ordinance, common law, or any rule or regulation (collectively, “Laws”) or any order, judgment, injunction, ruling, writ, award or decree of any Governmental Entity (collectively, “Order”), except for such violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material

Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and its Subsidiaries possess each permit, license, certification, approval, registration, consent, authorization, franchise, concession, variance, exemption and order issued or granted by a Governmental Entity (collectively, “Licenses”) necessary to conduct their respective businesses, since the Applicable Date have been in compliance with all terms and conditions of such Licenses, no such Licenses are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification, and since the Applicable Date have not received written notice from any Governmental Entity alleging a conflict with or breach of any License. Notwithstanding the foregoing, this Section 5.1(j) shall not apply with respect to Taxes, which shall be covered exclusively by Section 5.1(n) or Environmental Laws, which shall be covered exclusively by Section 5.1(m).

(ii) (A) The Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, employees and agents are in compliance with and since July 1, 2012 have complied in all material respects with: (I) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”) applicable to the Company, its Subsidiaries and such officers, directors, employees and agents, and (II) the provisions of all applicable anti-bribery, anti-corruption, anti-money laundering and sanctions Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries. Since July 1, 2012, the Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation of the FCPA or any Laws described in clause (II). Since July 1, 2012, the Company, its Subsidiaries, and, to the Knowledge of the Company, their respective officers, directors, employees and agents have not engaged directly or indirectly in transactions connected with any government, country, or other individual or entity that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or the target of any other applicable sanctions Laws, including any transactions with specially designated nationals or blocked persons designated by OFAC. For purposes of this provision, “Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(B) The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with the FCPA and other applicable anti-bribery, anti-corruption, anti-money laundering and sanctions Laws in each jurisdiction in which the Company and its Subsidiaries operate.

(C) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), are, and since July 1, 2012, have been, subject to any actual, pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the FCPA or any other applicable anti-bribery, anti-corruption, anti-money laundering or sanctions Laws.

(k) Certain Contracts. Section 5.1(k) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound, other than Contracts solely among the Company and its wholly owned Subsidiaries, which (A) provides that any of them will not compete with any other Person, or which grants “most favored nation” protections to the counterparty to such Contract, in each case that is either of the type required to be listed pursuant to clause (K) below, or from and after the Effective Time would be or would purport to be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) in a manner that would be material, (B) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, which Contract either involves payments or receipts in excess of $20,000,000 in any year, or from and after the Effective Time would be or would purport to be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) in a manner that would be material, (C) requires the Company or its Affiliates to deal exclusively with any Person or group of related Persons, which Contract either involves payments or receipts in excess of $20,000,000 in any year, or from and after the Effective Time, would be or would purport to be binding on Parent or its Affiliates (other than any licenses or other Contracts entered into in the ordinary course), (D) is material to the formation, creation, operation, management or control of any partnership or joint venture, the book value of the Company’s investment in which exceeds $10,000,000, (E) is a Contract for the lease of real or personal property providing for annual payments of $5,000,000 or more, (F) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, (G) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets at a purchase price which would reasonably be likely to exceed, or the fair market value of the equity interests or assets of which would be reasonably likely to exceed, $10,000,000, (H) was entered into with Affiliates of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries) that is not a Company Plan, (I) is a CBA or other Contract to or with any labor union or other employee representative of a group of employees, (J) relates to Indebtedness in excess of $10,000,000 (other than arrangements entered into by and among the Company and any of its Subsidiaries), (K) is an Affiliation Contract generating annual license fees in excess of $20,000,000, (L) was entered into after the Applicable Date involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than licenses of Intellectual Property in the ordinary course of business) or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $10,000,000 or more and which includes ongoing, as of the date of this Agreement, indemnity obligations, purchase price adjustments, earn-out or similar provisions, (M) is with any Governmental Entity and is material to the Company and its Subsidiaries, taken as a whole, (N) is an Affiliation Contract for linear distribution in the United States of Company’s HGTV, Food Network, Travel Channel, Cooking Channel, DIY Network, and Great American Country linear programming services by virtual-MVPDs (as that term is understood in the industry) or is an Affiliation Contract for subscription video on demand distribution in the United States of the Company’s Programming in any of the top three subscription video on demand services in the United States, which top three subscription video on demand services are set forth on Section 5.1(N) of the Company Disclosure Letter, (O) is for the acquisition, lease or servicing of satellite transponders and other uplink and downlink and terrestrial transmission (including fiber optic) arrangements relating to the distribution of the Company’s and its Subsidiaries’ programming and is material to the Company and its Subsidiaries, taken as a whole, (P) pursuant to which rights have been transferred by the Company to a third party with respect to the distribution or exploitation of any Company program in a territory outside of the United States (including its commonwealths, territories and possessions) (x) that generates annual license fees in excess of $1,000,000 or (y) in connection with a non-U.S. output or any similar non-U.S. portfolio deal in which five or more programs have been licensed for distribution in a territory outside of the United States (including its commonwealths, territories and possessions) to a single third party and that generates annual license fees in excess of $1,000,000, (Q) is a Contract not of a type described in the foregoing clauses (A) through (P) that has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve payments or receipts in excess of $20,000,000 in any year (such Contracts required to be listed pursuant to clauses (A)-(Q) above, the “Material Contracts”). A true and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this

Agreement. Each of the Material Contracts, and each Contract entered into after the date hereof that would have been a Material Contract if entered into prior to the date hereof (each, an “Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract or Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. As used in this Agreement, the term “Affiliation Contract” means any affiliation, licensing, carriage distribution or similar Contract for the reproduction, performance, display, broadcast, telecast, exhibition and/or distribution of the (i) programming service(s) of the Company and/or its Subsidiaries, (ii) any programming included in and/or branded as such service(s) and/or (iii) any programming related to or derived from such programming (in each case, regardless of format (e.g., linear, video-on-demand) and regardless of business model (e.g., free-to-end-user, subscription, transactional)) by any MVPD or any other distributor of video content and the term “MVPD” means any multichannel video programming distributor (as defined by the U.S. Federal Communications Commission).

(l) Takeover Statutes. Except for Chapter 1704 of the OGCL, in respect of which the board of directors of the Company has taken all necessary action so that such provisions are not applicable to the Merger or the other transactions contemplated by this Agreement, no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Articles of Incorporation or Company Code of Regulations is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. The Company is not party to a rights agreement, poison pill or similar agreement or plan that would have the effect of preventing the transactions contemplated by this Agreement.

(m) Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect (i) each of the Company and its Subsidiaries is and has been since the Applicable Date in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, licenses or authorizations required by applicable Environmental Laws, (ii) neither the Company nor any of its Subsidiaries is subject to any pending, or to the Knowledge of the Company, threatened Proceeding alleging non-compliance with or liability under any applicable Environmental Law, (iii) neither the Company nor any of its Subsidiaries is subject to any outstanding obligations under any orders, decrees or injunctions concerning liability or obligations relating to any Environmental Law and (iv) there are no environmental conditions involving the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned by the Company or any of its Subsidiaries that would reasonably be expected to result in the Company or any Subsidiary incurring liability pursuant to any Environmental Law.

As used in this Agreement, (A) the term “Environmental Law” means any Law relating to the protection of the environment or natural resources, and (B) the term “Hazardous Substance” means any substance, material or waste that is regulated, characterized or otherwise classified as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect pursuant to any Environmental Law. The representations and warranties made in this Section 5.1(m) are the only representations and warranties of the Company with respect to environmental matters.

(n) Taxes. Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed all income and franchise Tax Returns and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects; (B) have paid all Taxes that are required to be paid (whether or not shown on such Tax Returns) or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP on the books of the Company; and (C) as of the date of this Agreement have not waived any statute of limitations with respect to U.S. federal income or material U.S. state income or franchise Taxes or agreed to any extension of time with respect to a U.S. federal income or material U.S. state income or franchise Tax assessment or deficiency.

(ii) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes. There are not, to the Knowledge of the Company, any claims or assessments (whether or not asserted in writing) by any Tax authority concerning the Company’s or any of its Subsidiaries’ liability for Tax.

(iii) The Company has made available to Parent prior to the date of this Agreement copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for each of the Taxable years ended December 31, 2015, 2014 and 2013.

(iv) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” or “a transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(v) Within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code in a distribution intended to qualify under Section 355(a) of the Code.

(vi) Neither the Company nor any of its Subsidiaries has any liability under any Tax matters, Tax allocation, Tax sharing or similar contract or arrangement that obligates the Company or any of its Subsidiaries to make any payment computed by reference to the Taxes, Taxable income or Taxable losses of any other Person (other than any such contract or arrangement that is a commercial or employment agreement, the principal purpose of which does not relate to Taxes, or any such contract or arrangement exclusively between or among the Company and/or its Subsidiaries).

(vii) Since January 1, 2009, neither the Company nor any of its Subsidiaries has (A) been a member of an affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is the Company or a Subsidiary, or (B) any liability for the Taxes of any Person (other than the Company or any of its current or former Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract (other than any contract entered into in the ordinary course of business that is a commercial or employment agreement the principal purpose of which does not relate to Taxes).

As used in this Agreement, (A) the term “Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments in the nature of a tax, in each case that is imposed by a Tax authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o) Intellectual Property.

(i) Except as would not reasonably be likely to have a Company Material Adverse Effect, all registered Intellectual Property (“Registered IP”) owned by and material to the Company or any of its

Subsidiaries is subsisting in all material respects, and, to the Knowledge of the Company, in the jurisdiction(s) where such Registered IP is issued or registered is valid and enforceable.

(ii) Except as would not reasonably be likely to have a Company Material Adverse Effect, each of the Company and its Subsidiaries owns, or has sufficient rights to use, all Intellectual Property used in or necessary for its business (the “Company IP”), free and clear of all Liens, except for Permitted Liens. “Permitted Liens” means (A) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the Company’s financial statements, (B) Liens arising in the ordinary course of business in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens, (C) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, (D) Liens specifically reflected in the Company Balance Sheet, (E) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted and (F) any license, covenant or other right to or under Intellectual Property.

(iii) Except as would not reasonably be likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries have not since the Applicable Date, and do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party and, to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Company IP owned or licensed by the Company or any of its Subsidiaries. Except as would not reasonably be likely to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened in writing, proceedings, administrative claims, litigation, suits, actions or investigations alleging that the operation of the business of the Company or any of its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person.

(iv) Except as would not reasonably be likely to have a Company Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable measures designed to protect their respective interests in the Intellectual Property material to the respective businesses of the Company and its Subsidiaries. Except as would not reasonably be likely to have a Company Material Adverse Effect, there has not been any disclosure or other compromise of any confidential or proprietary information or trade secrets of the Company or any of its Subsidiaries, that is material to such entity, to any third party.

(v) Except as would not reasonably be likely to have a Company Material Adverse Effect, to the Knowledge of the Company, (A) the Information Technology used in and material to the Company’s and any of its Subsidiaries’ businesses is in good working condition, operates and performs in all material respects as required to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (B) such Information Technology has not suffered a material malfunction or failure since the Applicable Date, (C) such Information Technology does not contain any viruses, Trojan horses, malicious code or other malware that would reasonably be expected to materially disrupt the ability of the Company or its Subsidiaries to conduct the business and (D) no Person has gained unauthorized access to the Information Technology of the Company or any of its Subsidiaries, or any of their vendors, in a manner that has resulted in liability to the Company or any of its Subsidiaries or otherwise had a material adverse effect on their businesses.

(vi) Except as would not reasonably be likely to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology and procedures, (B) the Company and its Subsidiaries are in compliance with applicable Laws, Orders, contractual requirements and terms of use regarding the privacy and security of customer, employee and other Personal Data and are, and have been since the Applicable Date, compliant in all material respects with their respective privacy policies, (C) to the Knowledge of the Company, there have not been any incidents of, or third party claims related to, any unauthorized access to, or unauthorized disclosure or use of, any Personal Data in the Company’s, any of its Subsidiaries’ or any of their vendors’ possession to the extent related to the business of the Company and its Subsidiaries and (D) neither the Company nor any of its Subsidiaries has received since the Applicable Date any written notice of any claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws and Orders with respect to Personal Data possessed by the Company, any of its Subsidiaries or any of their vendors to the extent related to the business of the Company and its Subsidiaries.

(vii) As used in this Agreement, (A) the term “Information Technology” means information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, (B) the term “Intellectual Property” means, collectively, all U.S. and foreign intellectual property rights, including (I) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, designs, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (II) patents, patent applications, and invention disclosures, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs; (III) trade secrets; (IV) copyrights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and (V) moral rights, rights of attribution, rights of privacy, publicity and all other intellectual property, proprietary and intangible rights, (C) the term “Personal Data” means any information in any media that identifies a particular individual and any other data or information that constitutes personal data or personal information under any applicable Law or the Company’s or any of its Subsidiaries’ privacy policies or terms of use.

(p) Insurance. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s director and officer insurance policies. The insurance policies held by the Company provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such policies that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy or is in breach of, or default under, any such insurance policy. To the Knowledge of the Company, there is no claim by the Company or any of its Subsidiaries pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies that would be material to the Company and its Subsidiaries, taken as a whole.

(q) Properties.

(i) Section 5.1(q)(i) of the Company Disclosure Letter sets forth a true, correct and complete list by name and location of all material real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (x) each of the Company and its Subsidiaries has good and marketable title in fee simple to all Owned Real Property, free and clear of all Liens, except for Permitted Liens and (y) there are no existing, pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting the Owned Real Property.

(ii) Section 5.1(q)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property leases, subleases and other occupancy arrangements providing for annual payments of $5,000,000 or more to which the Company or any of its Subsidiaries is a party and each amendment thereto (the

“Real Property Leases”). Each premise subject to a Real Property Lease is hereinafter referred to as a “Leased Real Property”. Except as set forth on Section 5.1(q)(ii) of the Company Disclosure Letter or as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has transferred, mortgaged or assigned any interest in any such Real Property Lease, nor has the Company nor any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person.

(iii) Except as is not, or would not reasonably be expected be, material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its material tangible assets, free and clear of all Liens, other than Permitted Liens.

(r) Related Party Transactions. As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Company Reports, within the last twelve (12) months no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

(s) Joint Proxy Statement/Prospectus. The Joint Proxy Statement/Prospectus will not, at the date it is first mailed to the holders of Shares or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, contain (by incorporation or otherwise) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

(t) Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders’, financial advisors’ or similar fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has engaged Allen & Company LLC and J.P. Morgan Securities LLC as the Company’s financial advisors, the financial arrangements with which have been disclosed in writing to Parent prior to the date of this Agreement.

(u) Opinions of Financial Advisors. As of the date of this Agreement, the board of directors of the Company has received the separate opinions of Allen & Company LLC and J.P. Morgan Securities LLC, each to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be paid to holders of Class A Shares is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all parties, furnish a copy of each such written opinion to Parent solely for informational purposes (it being agreed that none of the Parent or Merger Sub, nor any of their respective affiliates or Representatives, shall have the right to rely on such opinions).

(v) No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Section 5.1, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.

5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, as disclosed in any Parent Reports filed on or after January 1, 2017 and not less than five (5) Business Days prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Parent Reports that are cautionary, predictive or forward looking in nature, it being agreed that this parenthetical shall not apply to Sections 5.2(b) or (d)), Parent and Merger Sub hereby represent and warrant to the Company as follows:

(a) Organization, Good Standing and Qualification. Each of Parent, Merger Sub and their Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws (or comparable organizational documents) of Parent and articles of incorporation and code of regulations of Merger Sub, in each case, as amended to and as in effect on the date of this Agreement.

As used in this Agreement, (i) the term “Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, is materially adverse to the financial condition, properties, assets, business or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any such event, occurrence, facts, condition, change, development or effect resulting from or arising out of: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which Parent or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which Parent or any of its Subsidiaries operate, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the Series C Common Stock, or a change in the trading volume of the Series C Common Stock, on the NASDAQ, provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any event, occurrence, fact, condition, change, development or effect underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Parent Material Adverse Effect, (7) changes in Law, (8) changes in GAAP (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by this Agreement or taken with the Company’s written consent to the extent the effects thereof are reasonably explained in writing by Parent prior to the time of such consent or the failure to take any specific action expressly prohibited by this Agreement and as for which the Company declined to consent pursuant to Section 6.1(b), (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of this Agreement and the Merger, including the impact thereof on the relationships with customers, suppliers (including production companies), talent, distributors, partners or employees or (11) any litigation brought by stockholders of the Company or Parent alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or any of the transactions contemplated hereby; provided, however that the events, facts, conditions, changes, developments or effects set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred to the extent such events, facts, conditions, changes, developments or effects have a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, and (ii) the term “Knowledge of Parent” means the actual knowledge of the individuals identified on Section 5.2(a) of the Parent Disclosure Letter.

(b) Capital Structure.

(i) The authorized capital stock of Parent consists of (A) 1,700,000,000 shares of Series A Common Stock (the “Series A Common Stock”), 100,000,000 shares of Series B Common Stock (the “Series B Common Stock”) and 2,000,000,000 shares of Series C Common Stock (the “Series C Common Stock,” together with the Series A Common Stock and Series B Common Stock, the “Parent Common Stock”) and (B) 75,000,000 shares of Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”), 75,000,000 shares of Series C Convertible Participating Preferred Stock (the “Series C Preferred Stock”) and 50,000,000 shares of preferred stock which are undesignated (together with the Series A Preferred Stock and Series C Preferred Stock, the “Parent Preferred Stock”). As of the close of business on July 27, 2017, 153,933,105 shares of Series A Common Stock, 6,512,379 shares of Series B Common Stock, 218,521,945 shares of Series C Common Stock, 71,107,312 shares of Series A Preferred Stock and 25,320,532 shares of Series C Preferred Stock were issued and outstanding. All of the outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable, and have been issued in compliance with all applicable securities Laws. As of the close of business on July 27, 2017, there were an aggregate of 20,374,955 shares of Series A Common Stock, no shares of Series B Common Stock and 7,198,311 shares of Series C Common Stock subject to issuance pursuant to the Parent plans identified in Section 5.2(b)(i)(A) of the Parent Disclosure Letter as being the only Parent plans pursuant to which Parent Common Stock may be issued (the “Parent Stock Plans”). Except as provided in the preceding sentence and except for shares of Parent Common Stock that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, Parent has no Parent Common Stock reserved for, or subject to, issuance. Parent has no Parent Preferred Stock or other shares of capital stock reserved for or subject to issuance (it being understood that “other shares of capital stock” shall not include Parent Common Stock). The Parent Common Stock constitute the only outstanding class of securities of Parent or its Subsidiaries registered under the Securities Act.

(ii) From the close of business on July 27, 2017 to the execution of this Agreement, Parent has not issued any Parent Common Stock except pursuant to the exercise or settlement of Parent equity awards under the Parent Stock Plans outstanding as of July 27, 2017, in accordance with their terms and, since the close of business on July 27, 2017, except as permitted by this Agreement for the period following the date of this Agreement, Parent has not issued any Parent equity awards under the Parent Stock Plans. Upon any issuance of any Parent Common Stock in accordance with the terms of the Parent Stock Plans, such Parent Common Stock will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any Liens. Each of the outstanding shares of capital stock or other securities of each of Parent’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable, and has been issued in compliance with all applicable securities Laws, and owned by Parent or by a direct or indirect wholly owned Subsidiary of Parent, free and clear of any Lien (other than any Liens, except for Permitted Liens, for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in Parent’s financial statements). Except as set forth in Section 5.2(b)(i), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any of its Subsidiaries any equity or voting securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(c) Corporate Authority and Approval. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject to, in the case of the consummation of the Merger and the other transactions contemplated hereby (i) the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of all the votes entitled to be cast thereon by holders of shares of Series A Preferred Stock, and (ii) the approval of the issuance of shares of Series C Common Stock in connection with the Merger as contemplated by this Agreement by the affirmative vote of the holders of outstanding Parent Common Stock and Series A Preferred Stock representing a majority of the votes cast with respect to such approval (collectively, the “Parent Requisite Vote”). This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, the board of directors of Parent has unanimously by those voting (i) (A) determined that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, Parent and its stockholders, (B) approved and declared advisable this Agreement and the transactions contemplated hereby and (C) subject to Section 6.3, resolved to recommend that Parent stockholders vote in favor of the issuance of shares of Series C Common Stock in connection with the Merger (the “Parent Recommendation”) and directed that such matter be submitted for consideration of the stockholders of Parent at the Parent Stockholders Meeting.

(d) Governmental Filings; No Violations. (i) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act or any Foreign Competition Laws in connection with the Merger, the Exchange Act and the Securities Act, (C) to comply with state securities or “blue-sky” Laws and (D) as may be required with or to foreign and transnational Governmental Entities pursuant to applicable Foreign Regulatory Laws and Foreign Regulators, no filings, notices and/or reports are required to be made by Parent or Merger Sub or their Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Parent or Merger Sub or their Subsidiaries from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and/or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub does not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a conflict with, a breach or violation of, or a default under, the Restated Certificate of Incorporation of Parent as currently in effect (the “Parent Certificate of Incorporation”) or the Bylaws of Parent as currently in effect (the “Parent Bylaws”) or the comparable governing instruments of Merger Sub or of any of Parent’s Significant Subsidiaries, (B) with or without the lapse of time or the giving of notice or both, conflict with, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the loss of any benefit under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to (1) any Contract binding upon Parent or any of its Subsidiaries, or, (2) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.2(d)(i) are made or obtained and assuming the Parent Requisite Vote is received, under any Law, Order or License to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contract to which Parent or any of its Subsidiaries is a party, except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(e) Parent Reports; Financial Statements. (i) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) Parent has timely responded to all comment letters from the Staff of the SEC relating to the Parent Reports, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Parent Reports filed on or prior to the date hereof is, to the Knowledge of Parent, subject to ongoing SEC review or investigation, and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

(iii) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(iv) Parent has established and maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Parent in its filings with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent has established and maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting provides reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the directors of Parent and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements. Parent has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of Parent’s board of directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available prior to the date of this Agreement to the Company (I) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of Parent to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (II) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of Parent or its auditors to the audit committee as required by the listing standards of the NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from employees of Parent and its Subsidiaries regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of Parent, been received by Parent.

(v) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto. Each of the consolidated financial statements (including the related notes and schedules) included in or incorporated by reference into the Parent Reports complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, and were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act).

(vi) Neither Parent nor any of its Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of Parent or any of its Subsidiaries, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by Parent or any of its Subsidiaries of registration under the Exchange Act.

(vii) None of Parent or its consolidated Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in any of Parent’s published financial statements or other Parent Reports.

(f) Absence of Certain Changes. Since December 31, 2016 through the date of this Agreement, there has not been any effect, occurrence, fact, condition, change, development or effect which has had or would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Since March 31, 2017 and through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects, and there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of, or require consent of the Company under, Section 6.1(b).

(g) Litigation and Liabilities. There are no Proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, or against any present or former officer or director of Parent or any of its Subsidiaries in such individual’s capacity as such, except for those that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. There are no obligations or liabilities of Parent or any of its Subsidiaries, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Parent as of March 31, 2017 and the notes thereto set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2017 (the “Parent Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2017; (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any

Order, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect (except to the extent expressly consented to by Parent pursuant to Section 6.6) or that would prevent, materially delay or materially impair the ability of Parent to consummate the Merger.

(h) Compliance with Laws, Licenses. The businesses of each of Parent and its Subsidiaries since the Applicable Date have not been, and are not being, conducted in violation of any applicable Law or Order, except for such violations that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, Parent and its Subsidiaries possess each License necessary to conduct their respective businesses, since the Applicable Date have been in compliance with all terms and conditions of such Licenses, no such Licenses are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification, and since the Applicable Date have not received written notice from any Governmental Entity alleging a conflict with or breach of any License.

(i) Taxes. Except as would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed all income and franchise Tax Returns and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects; (B) have paid all Taxes that are required to be paid (whether or not shown on such Tax Returns) or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP on the books of Parent; and (C) as of the date of this Agreement have not waived any statute of limitations with respect to U.S. federal income or material U.S. state income or franchise Taxes or agreed to any extension of time with respect to a U.S. federal income or material U.S. state income or franchise Tax assessment or deficiency.

(ii) As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened audits, examinations, investigations or other proceedings in respect of Taxes. There are not, to the Knowledge of Parent, any claims or assessments (whether or not asserted in writing) by any Tax authority concerning Parent’s or any of its Subsidiaries’ liability for Tax.

(j) Ownership of Shares. Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in section 1704.01 of the OGCL.

(k) Brokers and Finders. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders’, financial advisors’ or similar fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has engaged Guggenheim Securities, LLC and Goldman Sachs & Co. LLC as Parent’s financial advisors.

(l) Financing. Parent has delivered to the Company true and complete fully executed copies of (i) the commitment letter, dated as of the date hereof, among Parent, Discovery Communications, LLC, Goldman Sachs Bank, USA and Goldman Sachs Lending Partners LLC (the “Commitment Letter”), and (ii) the fee letter, dated as of the date hereof, among Parent, Discovery Communications, LLC, Goldman Sachs Bank, USA and Goldman Sachs Lending Partners LLC (as redacted to remove the fee amounts, alternate transaction fee provisions, pricing caps, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability or termination of the Financing, the “Redacted Fee Letter”), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this

Agreement (collectively, the “Debt Letters”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent) have severally committed to lend the amounts set forth therein to Parent (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Debt Letters. The Debt Letters have not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement (provided that the existence or exercise of “market flex” provisions contained in the Redacted Fee Letter shall not be deemed to constitute a modification or amendment of the Commitment Letter), and the respective commitments contained in the Debt Letters, to the Knowledge of Parent, have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date of this Agreement, the Debt Letters are in full force and effect and constitute the legal, valid and binding obligation of each of Parent, Discovery Communications, LLC and, to the Knowledge of Parent, the other parties thereto, subject in each case to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. As of the date of this Agreement, there are no conditions precedent or contingencies related to the funding of the full amount of the Financing pursuant to the Debt Letters, other than as expressly set forth in the Debt Letters and, after the date of this Agreement, such other conditions and contingencies with respect to the Financing permitted pursuant to Section 6.16. Subject to the terms and conditions of the Debt Letters and assuming that each of the conditions set forth in Section 7.1 and Section 7.2 of this Agreement is satisfied at Closing, the net proceeds contemplated from the Financing, together with other financial resources of Parent, including contemplated cash on hand of Parent, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of the Merger Consideration and all fees and expenses reasonably expected to be incurred in connection therewith. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably constitute a breach or default on the part of Parent under the Debt Letters or, to the Knowledge of Parent, any other party to the Debt Letters (assuming the accuracy of the Company’s representations and warranties and undertakings under this Agreement for such purpose). As of the date of this Agreement there are no side letters or other agreements, Contracts or arrangements related to the funding of the full amount of the Financing other than as expressly set forth in the Debt Letters. Parent has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Financing. As of the date of this Agreement, assuming (x) the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, (y) the performance of all obligations and compliance with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing by the Company in all material respects and (z) that each of the conditions set forth in Section 7.1 and Section 7.2 of this Agreement is satisfied at Closing, Parent has no reason to believe that any of the conditions to the Financing will not be satisfied, or to the Knowledge of Parent, as of the date of this Agreement, that the Financing will not be made available to Parent on the Closing Date in accordance with the terms of the Debt Letters.

(m) Form S-4 and Joint Proxy Statement/Prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus will not, at the date it is filed with the SEC or declared effective by the SEC or at the time of any amendment or supplement thereof, contain (by incorporation or otherwise) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act (as applicable) and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or Joint Proxy Statement/Prospectus.

(n) No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Sub contained in this Section 5.2, Parent and Merger Sub are not making and have not made, and no other Person is making or has made on behalf of Parent or Merger Sub, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.1 Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, from and after the execution of this Agreement and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as (1) required by applicable Law, (2) expressly required by this Agreement or (3) otherwise expressly disclosed in Section 6.1(a) of the Company Disclosure Letter), the Company shall use its reasonable best efforts to conduct its business and the business of its Subsidiaries in the ordinary course of business consistent with past practice and each of the Company and its Subsidiaries shall, subject to compliance with the specific matters set forth below, use reasonable best efforts to preserve its business organization intact and maintain the existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, licensors, creditors, lessors, employees and business associates and others having material business dealings with it and keep available the services of the Company and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time, except (A) as required by applicable Law, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) as expressly disclosed in Section 6.1(a) of the Company Disclosure Letter or (D) as expressly provided for in this Agreement, the Company shall not and will not permit any of its Subsidiaries to:

(i) (A) amend its articles of incorporation or code of regulations (or comparable governing documents) (other than immaterial amendments to the governing documents of any wholly owned Subsidiary of the Company that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock (except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for (1) any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company or (2) other than normal quarterly cash dividends on the Company’s Shares as described in Section 6.1(a)(i)(C) of the Company Disclosure Letter), (D) enter into any agreement with respect to the voting of its capital stock or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than (1) pursuant to the cashless exercise of Company Options or the forfeiture of, or withholding of Taxes with respect to, Company Options, Company Restricted Stock Units or Company Performance Stock Units in connection with any Taxable event related to such awards, in each case in accordance with past practice and with the terms of the applicable Company Stock Plan as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (2) purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of the Company by the Company or any other wholly owned Subsidiary of the Company);

(ii) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of any wholly owned Subsidiaries of the Company that would not (x) prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement or (y) reasonably be expected to result in any significant Tax liability);

(iii) except as expressly contemplated by the terms of this Agreement, as expressly disclosed in Section 6.1(a)(iii) of the Company Disclosure Letter or as required by applicable Law or by the terms of any

Company Plan listed on Section 5.1(h)(i) of the Company Disclosure Letter or any CBA, in either case as in effect on the date hereof (or as modified after the date of this Agreement in accordance with the terms of this Agreement):

(A) increase the compensation or benefits payable to any director or named executive officers as identified in the Company’s proxy statement for the 2017 annual meeting of stockholders (collectively, the “Senior Executives”) of the Company, increase the compensation or benefits payable to any employee or individual consultant of the Company or any of its Subsidiaries, or make any loans to, any director, officer, employee or individual consultant of the Company or any of its Subsidiaries;

(B) grant any new equity-based awards, or amend or modify the terms or accelerate the vesting of any such outstanding awards (except for any acceleration of any Company Option, Company Performance Stock Unit and Company Restricted Stock Unit in connection with the cessation of any Person’s employment with the Company or any of its Subsidiaries (other than any Senior Executive) to the extent that such acceleration is consistent with past practice), under any Company Plan;

(C) amend any severance plan or agreement as in effect on the date hereof or waive or release any restrictive covenants thereunder;

(D) make any change to any Company Pension Plan or any Company Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) that would materially increase the costs to the Company or any of its Subsidiaries in respect of such Company Plan;

(E) establish, adopt, or enter into any new arrangement that would be a Company Plan if in effect on the date hereof, other than individual separation and release agreements entered into in connection with ordinary-course terminations on terms consistent with the severance arrangements listed on Section 5.1(h)(i) of the Company Disclosure Schedule;

(F) accelerate the payment of non-equity related compensation or benefits to any director, officer, employee, consultant or individual service provider, except as required (without discretion) pursuant to the terms of the Company Plans;

(G) hire any new officer, employee, consultant or individual service provider (provided that the Company shall be permitted to (x) hire employees, consultants or other individual service providers with an aggregate annual base compensation and target incentive opportunity below $350,000 in the ordinary course of business consistent with past practice, or (y) engage individual or entity service providers with an aggregate annual base compensation and target incentive opportunity below $350,000 in the ordinary course of business consistent with past practice to fill positions that are open as of the date hereof or that become open following the date hereof to the extent reasonably necessary as determined by the Company in its sole discretion to maintain the Company’s core business); or

(H) terminate any employee or officer of the Company or any of its Subsidiaries at level B7 or higher other than for cause (as determined in the ordinary course of business consistent with past practice);

(iv) incur or guarantee any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except (A) in the ordinary course of business consistent with past practice, borrowings under the Company’s revolving credit facility as in effect as of the date hereof, (B) inter-company Indebtedness among the Company and its wholly owned Subsidiaries, (C) commercial paper issued in the ordinary course of business and (D) (i) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (ii) overdraft facilities or cash management programs, in the case of each of clauses (i) and (ii), issued, made or entered into in the ordinary course of business;

(v) make or commit to any capital expenditures other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident or (B) in the ordinary course of business consistent with past practice and which do not exceed during either the 2017 fiscal year or the 2018 fiscal year one hundred and five percent (105%) of the amounts reflected in the Company’s capital expenditure budget for 2017, a copy of which was previously provided to Parent;

(vi) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien (other than a Permitted Lien) upon or otherwise dispose of any Intellectual Property; provided that this clause (vi) shall not restrict (A) any of the foregoing that occur in the ordinary course of business or, to the extent applicable, among the Company and its Subsidiaries, (B) the granting of any licenses of Intellectual Property in the ordinary course consistent with past practice or (C) transfers, leases, sales, assignments, lapses, abandonments, cancellations, mortgages, pledges, Liens, or other dispositions of Intellectual Property (other than licenses) with a fair market value less than $10,000,000 in the aggregate for all such actions;

(vii) other than in the ordinary course of business consistent with past practice, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any properties or assets (including capital stock of any of its Subsidiaries but not including any Intellectual Property, which is governed by Section 6.1(a)(vi) with a fair market value in excess of $5,000,000 individually or $12,500,000 in the aggregate (other than transactions among the Company and its wholly owned Subsidiaries);

(viii) issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any Shares issued pursuant to Company Options, Company Restricted Stock Units and Company Performance Stock Units outstanding on the date of this Agreement in accordance with the existing terms of such awards and the Company Stock Plans, or (B) by wholly owned Subsidiaries to the Company or to any other wholly owned Subsidiary of the Company;

(ix) spend or commit to spend in excess of $5,000,000 individually or $12,500,000 in the aggregate to acquire any business or businesses or to acquire assets or other property, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither the Company nor any of its Subsidiaries shall make any acquisition that would, or would reasonably be likely to, prevent, delay or impair the Company’s ability to consummate the transactions contemplated by this Agreement; provided, further that nothing in this Section 6.1(a)(ix) shall restrict the ability of the Company to invest additional funds in any existing asset of the Company to offset any dilution in the Company’s existing interest in such asset;

(x) make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any interpretation thereof) or by applicable Law;

(xi) except as required by applicable Law, (A) make, change or revoke any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement, in each case that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, except in each case as a result of, or in response to, any change in U.S. federal Tax Laws or regulations or administrative guidance promulgated or issued thereunder, (B) change any Tax accounting period or any material method of Tax accounting, (C) amend any material Tax Return, (D) settle or resolve any material Tax liability or any Tax audit or controversy with respect to a material amount of Taxes, (E) surrender any right to claim a material refund of Taxes, (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, other than any extension pursuant to an extension of time to file any Tax Return or (G) enter into any closing agreement or similar agreement with any Tax authority in respect of Taxes;

(xii) (A) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of this Agreement or (B) conduct a line of business of the Company or any of its Subsidiaries in any geographic area where it has never previously conducted business prior to the date of this Agreement;

(xiii) make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company);

(xiv) (A) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Material Contract or waive, release or assign any material rights, claims or benefits under any Material Contract, other than any amendment, modification, termination, waiver, release or assignment (x) as required by Law, (y) pursuant to “most favored nation” offers made prior to the date of this Agreement or (z) in the ordinary course of business; provided that in no event shall the Company or its Subsidiaries amend or modify a Contract in which the packaging or rate terms would materially impact meeting the Company’s business plan, (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement unless it is on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries (and to Parent and its Subsidiaries following the Closing) than a contract it is replacing; provided that in no event shall the Company or its Subsidiaries enter into a Contract in which the packaging or rate terms would materially impact meeting the Company’s business plan or (C) without restricting any action that is permissible in accordance with clauses (A) or (B) hereof, make any concession, or offer to make any concession, under any Material Contract except for (x) annual “most favored nation” offers made in the ordinary course of business consistent with past practice in connection with new issues arising after March 2017 or (y) mutual “clean slate” releases with distributors; provided that the foregoing shall not prohibit or restrict the ability of the Company or its Subsidiaries to take any action described in this Section 6.1(a)(xiv) in the ordinary course of business with respect to Material Contracts between the Company and/or one or more of its wholly owned Subsidiaries; provided, further that for the avoidance of doubt, this Section 6.1(a)(xiv) shall not prohibit or restrict any Company Plans;

(xv) settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a Governmental Entity, or pay, discharge, settle or waive any material liability, other than settlements (A) if the amount of any such settlement is not in excess of $500,000 individually or $2,000,000 in the aggregate; provided that such settlements are solely for money damages (and confidentiality and other similar customary provisions that would not reasonably be expected to place any material restrictions on the business activities of the Company and its Subsidiaries or Parent and its Subsidiaries), (B) for amounts not in excess of the Company’s available insurance coverage as of the date hereof or (C) relating to Taxes (which shall be governed by Section 6.1(a)(xi)); provided, further that for the avoidance of doubt, this Section 6.1(a)(xv) shall not restrict the Company’s ability to enter into mutual releases under “clean slate provisions” (as that term is understood in the industry of the Company) under its Affiliation Contracts;

(xvi) enter into any collective bargaining agreement, other than renewals of any collective bargaining agreements in the ordinary course of business;

(xvii) enter into any agreement or arrangement with an Affiliate, other than any Contracts solely between or among the Company and/or its wholly owned Subsidiaries;

(xviii) permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee (other than ordinary course production policies that expire in accordance with their terms and the liability for which is covered by other insurance policies or arrangements of the Company without any impairment to the terms of coverage) to be cancelled or terminated (unless such policy or arrangement is cancelled or terminated in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired; or

(xix) agree, resolve or commit to do any of the foregoing.

(b) Parent covenants and agrees as to itself and its Subsidiaries that, from and after the execution of this Agreement and prior to the Effective Time (unless the Company shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as (1) required by applicable Law, (2) expressly required by this Agreement or (3) otherwise expressly disclosed in Section 6.1(b) of the Parent Disclosure Letter), Parent shall use its reasonable best efforts to conduct its business and the business of its Subsidiaries in the ordinary course of business consistent with past practice and each of Parent and its Subsidiaries shall, subject to compliance with the specific matters set forth below, use reasonable best efforts to preserve its business organization intact and maintain the existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, licensors, creditors, lessors, employees and business associates and others having material business dealings with it and keep available the services of Parent and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, Parent covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the Effective Time, except (A) as required by applicable Law, (B) as the Company may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) as expressly disclosed in Section 6.1(b) of the Parent Disclosure Letter or (D) as expressly provided for in this Agreement, Parent shall not and will not permit any of its Subsidiaries to:

(i) (A) amend the Parent Certificate of Incorporation or the Parent Bylaws (or comparable governing documents of any wholly owned Subsidiary of Parent, other than immaterial amendments that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock (except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of Parent to another direct or indirect wholly owned Subsidiary of Parent or to Parent, or (D) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than (1) pursuant to the cashless exercise of Parent stock options or stock appreciation rights or the forfeiture of, or withholding of Taxes with respect to, Parent stock options, restricted stock units, performance stock units, deferred share units, stock appreciation rights or other equity awards in connection with any Taxable event related to such awards, in each case in accordance with past practice and with the terms of the applicable Parent Stock Plan as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (2) purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of Parent by Parent or any other wholly owned Subsidiary of Parent);

(ii) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of any wholly owned Subsidiaries of Parent that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement);

(iii) issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any Parent Common Stock issued pursuant to Parent stock options, restricted stock units, performance stock units, deferred share units, stock appreciation rights or other equity awards outstanding on the date of this Agreement in accordance with the existing terms of such awards and the Parent Stock Plans or granted after the date of this

Agreement in the ordinary course of business consistent with past practice or (B) by wholly owned Subsidiaries to Parent or to any other wholly owned Subsidiary of Parent;

(iv) incur borrowings under the Revolving Credit Facility, except to the extent that the outstanding amount thereunder does not exceed $874,000,000 (the “Revolver Cap”) as a result of such borrowing; provided that (x) the Revolver Cap shall be reduced to $800,000,000 from and after September 30, 2017 and (y) the limitation set forth in this clause (iv) shall cease to apply on the Amendment Effective Date; or

(v) agree, resolve or commit to do any of the foregoing.

(c) All notices, requests, instructions, communications or other documents to be given in connection with any consultation or approval required pursuant to this Section 6.1 shall be in writing and shall be deemed given as provided for in Section 9.6, and, in each case, shall be addressed to such individuals as the parties shall designate in writing from time to time.

6.2 Company Acquisition Proposal.

(a) No Solicitation or Negotiation. From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as expressly permitted by this Section 6.2, the Company shall not, and shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall instruct its and their respective investment bankers, attorneys, accountants and other advisors or representatives (collectively, along with such directors, officers and employees, “Representatives”) not to, directly or indirectly:

(i) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal;

(ii) participate in any discussions or negotiations with any Person regarding any Company Acquisition Proposal;

(iii) provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person in connection with any Company Acquisition Proposal; or

(iv) approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal.

The Company shall, and the Company shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal, or proposal that would reasonably be expected to lead to a Company Acquisition Proposal, and shall promptly terminate access by any such Person to any physical or electronic data rooms relating to any such Company Acquisition Proposal. The Company shall take all actions necessary to enforce its rights under the provisions of any “standstill” agreement between the Company and any Person (other than Parent), and shall not grant any waiver of, or agree to any amendment or modification to, any such agreement, to permit such person to submit a Company Acquisition Proposal; provided that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent the Company’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of the directors’ fiduciary duties under applicable Law.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 6.2(a), prior to the time, but not after, the Company Requisite Vote is obtained, the Company may, in response to an unsolicited, bona fide written Company Acquisition Proposal which did not result from a breach, in any material respect, of this Section 6.2 and so long as it has provided prior written notice to Parent, (i) provide access to non-public information regarding the Company or any of its Subsidiaries to the Person who made such Company Acquisition Proposal; provided that such information has previously been made available to Parent or is provided to Parent substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such material non-public information, the Company receives from the Person making such Company Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are on Parent (it being understood that such confidentiality agreement need not prohibit the making or amending of a Company Acquisition Proposal), and (ii) engage or participate in any discussions or negotiations with any such Person regarding such Company Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, the Company’s board of directors determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that such Company Acquisition Proposal either constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. In no event may the Company or any of its Subsidiaries or any of their Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide any compensation to, any Person or group (or any of its or their Representatives or potential financing sources) who makes a Company Acquisition Proposal.

(c) Notice. The Company shall promptly (and, in any event, within twenty-four (24) hours) notify Parent if (i) any written or other bona fide inquiries, proposals or offers with respect to a Company Acquisition Proposal are received by the Company, (ii) any non-public information is requested in connection with any Company Acquisition Proposal from the Company or (iii) any discussions or negotiation with respect to a Company Acquisition Proposal are sought to be initiated or continued with the Company, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(d) Definitions. For purposes of this Agreement:

“Company Acquisition Proposal” means any proposal, offer, inquiry or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act) relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, share purchase, asset purchase, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction or series of transactions involving the Company or any of its Subsidiaries which is structured to permit such Person or group to, directly or indirectly, acquire beneficial ownership of (i) twenty percent (20%) or more of the outstanding Shares or other equity securities of the Company, or twenty percent (20%) or more of the consolidated net revenues, net income or total assets of the Company or (ii) twenty percent (20%) or more of the outstanding class or classes of equity securities that collectively have the right to elect a majority of the board of directors of the Company or any successor thereto, in each case, other than the transactions contemplated by this Agreement.

“Company Intervening Event” means any event, occurrence, fact, condition, change, development or effect occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the board of directors of the Company prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which event, occurrence, fact, condition, change, development or effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the board of directors of the Company prior to the receipt of the Company Requisite Vote and (ii) does not relate to (A) a Company

Acquisition Proposal or (B) any (1) changes in the market price or trading volume of the Company or Parent or (2) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that with respect to each of clause (1) and clause (2) the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Company Intervening Event to the extent otherwise satisfying this definition).

“Company Superior Proposal” means any bona fide binding written offer (not solicited by or on behalf of the Company or any of its Subsidiaries or any of their respective Representatives or otherwise resulting in violation of Section 6.2(a)) made by a third party after the date of this Agreement that, if consummated, would result in such third party (or its shareholders) (x) owning, directly or indirectly, a majority of the outstanding Shares (or of the stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or a majority of the assets (measured on a fair market value basis) of the Company and its Subsidiaries, taken as a whole, and (y) having the right to elect a majority of the board of directors of the Company or any successor thereto, which the Company’s board of directors determines in good faith (after consultation with outside legal counsel and financial advisors of nationally recognized reputation) to be (i) more favorable to the holders of Shares from a financial point of view than the Merger (taking into account all of the terms and conditions of, and the likelihood of completion of, such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(e) No Company Change in Recommendation or Company Alternative Acquisition Agreement. Except as provided in Section 6.2(f) and Section 6.2(g), the Company’s board of directors and each committee of the Company’s board of directors shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Company Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, a “Company Change in Recommendation”), (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with Section 6.2(a)) relating to any Company Acquisition Proposal or requiring the Company (or that would require the Company) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement (a “Company Alternative Acquisition Agreement”); or (iii) approve or recommend, or publicly propose to enter into a Company Alternative Acquisition Agreement.

(f) Fiduciary Exception to Company Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 6.2(e), following receipt of a written Company Acquisition Proposal by the Company after the date of this Agreement that did not result from a material breach of this Section 6.2 and the Company’s board of directors determining in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, constitutes a Company Superior Proposal, the Company’s board of directors may, at any time prior to the time the Company Requisite Vote is obtained, make a Company Change in Recommendation or terminate this Agreement to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal in accordance with Section 6.2(f)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent four (4) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Company Acquisition Proposal that constitutes a Company Superior Proposal, (2) the material terms and conditions of the Company Acquisition Proposal

(including the consideration offered therein and the identity of the Person or group making the Company Acquisition Proposal), and shall have contemporaneously provided an unredacted copy of the Company Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Company Superior Proposal shall require a new notice and an additional three (3) Business Day period) and (3) that, subject to clause (ii) below, the Company’s board of directors has determined to effect a Company Change in Recommendation or to terminate this Agreement in accordance with Section 8.3(c) in order to enter into the Company Alternative Acquisition Agreement, as applicable, and (B) prior to making such a Company Change in Recommendation or terminating this Agreement in accordance with Section 8.3(c), as applicable, (x) used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement such that the Company Alternative Acquisition Agreement ceases to constitute a Company Superior Proposal, and (y) in determining whether to make a Company Change in Recommendation and/or to effect such a termination in accordance with Section 8.3(c), the board of directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice; and

(ii) the Company’s board of directors shall have determined, in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that, in light of such Company Superior Proposal and taking into account any revised terms proposed by Parent, such Company Superior Proposal continues to constitute a Company Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Company Change in Recommendation or to so terminate this Agreement in accordance with Section 8.3(c), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Company Change in Recommendation. Notwithstanding anything to the contrary set forth in Section 6.2(e), upon the occurrence of any Company Intervening Event, the Company’s board of directors may, at any time prior to the time the Company Requisite Vote is obtained, make a Company Change in Recommendation, if all of the following conditions are met:

(i) the Company shall have (A) provided to Parent four (4) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Company Intervening Event and the rationale for the Company Change in Recommendation, and (2) state expressly that, subject to clause (ii) below, the Company’s board of directors has determined to effect a Company Change in Recommendation and (B) prior to making such a Company Change in Recommendation, used commercially reasonable efforts to engage in good faith with Parent (to the extent Parent wishes to engage) during such four (4) Business Day period to consider adjustments to the terms and conditions of this Agreement in such a manner that the failure of the Company’s board of directors to make a Company Change in Recommendation in response to the Company Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) the Company’s board of directors shall have determined in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, that in light of such Company Intervening Event and taking into account any revised terms proposed by Parent, the failure to make a Company Change in Recommendation, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(h) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Company Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of the Company’s board of directors is affirmed or remains unchanged; provided, further, that this paragraph (h) shall not be deemed to permit the Company or the Company’s board of directors to effect a Company Change in Recommendation except in accordance with Section 6.2(f). The Company shall not submit to the vote of its stockholders any Company Acquisition Proposal or Company Superior Proposal prior to the termination of this Agreement.

6.3 Parent Acquisition Proposal.

(a) No Solicitation or Negotiation. From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as expressly permitted by this Section 6.3, Parent shall not, and shall cause its and its Subsidiaries’ directors, officers and employees not to, and shall instruct its Representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly induce, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal;

(ii) participate in any discussions or negotiations with any Person regarding any Parent Acquisition Proposal;

(iii) provide any non-public information or data concerning Parent or any of its Subsidiaries to any Person in connection with any Parent Acquisition Proposal;

(iv) approve or recommend, make any public statement approving or recommending, or enter into any agreement relating to, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal.

Parent shall, and Parent shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Parent Acquisition Proposal, or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal; provided that the foregoing shall not restrict Parent from permitting a Person to orally request the waiver of a “standstill” or similar obligation or from granting such a waiver, in each case, to the extent Parent’s board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 6.3(a), prior to the time, but not after, the Parent Requisite Vote is obtained, Parent may, in response to an unsolicited, bona fide written Parent Acquisition Proposal which did not result from a breach, in any material respect, of this Section 6.3 and so long as it has provided prior written notice to the Company, (i) provide access to non-public information regarding Parent or any of its Subsidiaries to the Person who made such Parent Acquisition Proposal; provided that such information has previously been made available to the Company or is provided to the Company substantially concurrently with the making of such information available to such Person and that, prior to furnishing any such material non-public information, Parent receives from the Person making such Parent Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement’s terms are on the Company (it being understood that such confidentiality agreement need not prohibit the making or amending of a Parent Acquisition Proposal); and (ii) engage or participate in any discussions or negotiations with any such Person regarding such Parent Acquisition Proposal if, and only if, prior to taking any action described in clause (i) or (ii) above, Parent’s board of directors determines in good faith after consultation with outside legal counsel that (A) based on the information then available and after consultation with a financial advisor of nationally recognized reputation that such Parent Acquisition Proposal either constitutes a Parent Superior Proposal or would reasonably be expected to result in a Parent Superior Proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. In no event may Parent or any of its Subsidiaries or any of their Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide any compensation to, any Person or group (or any of its or their Representatives or potential financing sources) who makes a Parent Acquisition Proposal.

(c) Notice. Parent shall promptly (and, in any event, within twenty-four (24) hours) notify the Company if (i) any written or other bona fide inquiries, proposals or offers with respect to a Parent Acquisition Proposal are received by Parent, (ii) any non-public information is requested in connection with any Parent Acquisition Proposal from Parent, or (iii) any discussions or negotiation with respect to a Parent Acquisition Proposal are sought to be initiated or continued with Parent, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep the Company informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(d) Definitions. For purposes of Section this Agreement:

“Parent Acquisition Proposal” means any proposal, offer, inquiry or indication of interest from any Person or group (as defined in or under Section 13 of the Exchange Act) relating to a merger, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, share purchase, asset purchase, business combination, joint venture, partnership, dissolution, liquidation, spin-off, extraordinary dividend or similar transaction or series of transactions involving Parent or any of its Subsidiaries which is structured to permit such Person or group to, directly or indirectly, acquire beneficial ownership of (i) twenty percent (20%) or more of the outstanding capital stock of Parent (treating the Parent Preferred Stock on an as-converted basis), or twenty percent (20%) or more of the consolidated net revenues, net income or total assets of Parent or (ii) twenty percent (20%) or more of the outstanding class or classes of capital stock that collectively have the right to elect a majority of the board of directors of Parent or any successor thereto, in each case, other than the transactions contemplated by this Agreement; provided that any sale of capital stock of Parent by its Specified Affiliates shall not be a Parent Acquisition Proposal. For purposes of this Agreement, the term “Specified Affiliates” shall mean the Persons set forth on Section 6.3(d) of the Parent Disclosure Letter.

“Parent Intervening Event” means any event, occurrence, fact, condition, change, development or effect occurring or arising after the date of this Agreement that (i) was not known to, or reasonably foreseeable by, the board of directors of Parent prior to the execution of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable), which event, occurrence, fact, condition, change, development or effect, or any material consequence thereof, becomes known to, or reasonably foreseeable by, the board of directors of Parent prior to the receipt of the Parent Requisite Vote and (ii) does not relate to (A) a Parent Acquisition Proposal or (B) any (1) changes in the market price or trading volume of Parent or the Company or (2) the Company or Parent meeting, failing to meet or exceeding published or unpublished revenue or earnings projections, in each case in and of itself (it being understood that with respect to each of clause (1) and clause (2) the facts or occurrences giving rise or contributing to such change or event may be taken into account when determining a Parent Intervening Event to the extent otherwise satisfying this definition).

“Parent Superior Proposal” means any bona fide binding written offer (not solicited by or on behalf of Parent or any of its Subsidiaries or any of their respective Representatives or otherwise resulting in violation of Section 6.3(a)) made by a third party after the date of this Agreement that, if consummated, would result in such third party (or its shareholders) (x) owning, directly or indirectly, a majority of the outstanding shares of capital stock of Parent (or of the stock of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or a majority of the assets (measured on a fair market value basis) of Parent and its Subsidiaries, taken as a whole, and (y) having the right to elect a majority of the board of directors of Parent or any successor thereto, which Parent’s board of directors determines in good faith (after consultation with outside legal counsel and financial advisors of nationally recognized reputation) to be (i) more favorable to the holders of shares of capital stock of Parent from a financial point of view than the Merger (taking into account all of the terms and conditions of, and the likelihood of completion of, such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by the Company in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(e) No Parent Change in Recommendation or Parent Alternative Acquisition Agreement. Except as provided in Section 6.3(f) and Section 6.3(g), Parent’s board of directors and each committee of Parent’s board of directors shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to the Company, the Parent Recommendation or approve, recommend or otherwise declare advisable (or publicly propose or resolve to approve, recommend or otherwise declare advisable) any Parent Acquisition Proposal or make or authorize the making of any public statement (oral or written) that has the substantive effect of such a withdrawal, qualification or modification (each, a “Parent Change in Recommendation”), (ii) cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 6.3(b) entered into in compliance with Section 6.3(a)) (a “Parent Alternative Acquisition Agreement”) relating to any Parent Acquisition Proposal or requiring Parent (or that would require Parent) to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement; or (iii) approve or recommend, or publicly propose to enter into a Parent Alternative Acquisition Agreement.

(f) Fiduciary Exception to Parent Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in Section 6.3(e), following receipt of a written Parent Acquisition Proposal by Parent after the date of this Agreement that did not result from a material breach of this Section 6.3 and Parent’s board of directors determining in good faith, after consultation with financial advisors of nationally recognized reputation and outside legal counsel, constitutes a Parent Superior Proposal, Parent’s board of directors may, at any time prior to the time the Parent Requisite Vote is obtained, make a Parent Change in Recommendation with respect to such Parent Superior Proposal in accordance with Section 6.3(f)(ii), or authorize, resolve, agree or propose publicly to take any such action, if all of the following conditions are met:

(i) Parent shall have (A) provided to the Company four (4) Business Days’ prior written notice, which shall state expressly (1) that it has received a written Parent Acquisition Proposal that constitutes a Parent Superior Proposal, (2) the material terms and conditions of the Parent Acquisition Proposal (including the consideration offered therein and the identity of the Person or group making the Parent Acquisition Proposal), and shall have contemporaneously provided an unredacted copy of the Parent Alternative Acquisition Agreement and all other documents (other than immaterial documents) related to the Parent Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term or condition of such Parent Superior Proposal shall require a new notice and an additional three (3) Business Day period) and (3) that, subject to clause (ii) below, Parent’s board of directors has determined to effect a Parent Change in Recommendation and (B) prior to making such a Parent Change in Recommendation (x) used commercially reasonable efforts to engage in good faith with the Company (to the extent the Company wishes to engage) during such notice period to consider adjustments to the terms and conditions of this Agreement such that the Parent Alternative Acquisition Agreement ceases to constitute a Parent Superior Proposal, and (y) in determining whether to make a Parent Change in Recommendation, the board of directors of Parent shall take into account any changes to the terms of this Agreement proposed by the Company and any other information provided by the Company in response to such notice; and

(ii) Parent’s board of directors shall have determined, in good faith, after consultation with financial advisors of nationally recognized reputation, that, in light of such Parent Superior Proposal and taking into account any revised terms proposed by the Company, such Parent Superior Proposal continues to constitute a Parent Superior Proposal and, after consultation with outside legal counsel, that the failure to make such Parent Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Parent Change in Recommendation. Notwithstanding anything to the contrary set forth in Section 6.3(e), upon the occurrence of any Parent Intervening Event, Parent’s board of directors may, at any time prior to the time the Parent Requisite Vote is obtained, make a Parent Change in Recommendation, if all of the following conditions are met:

(i) Parent shall have (A) provided to the Company four (4) Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Parent Intervening Event and the rationale for the Parent Change in Recommendation, as the case may be, and (2) state expressly that, subject to clause (ii) below, Parent’s board of directors has determined to effect a Parent Change in Recommendation and (B) prior to making such a Parent Change in Recommendation, used commercially reasonable efforts to engage in good faith with the Company (to the extent the Company wishes to engage) during such five (5) Business Day period to consider adjustments to the terms and conditions of this Agreement in such a manner that the failure of Parent’s board of directors to make a Parent Change in Recommendation in response to the Parent Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the directors’ fiduciary duties under applicable Law; and

(ii) Parent’s board of directors shall have determined in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation, that in light of such Parent Intervening Event and taking into account any revised terms proposed by the Company, the failure to make a Parent Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.

(h) Certain Permitted Disclosure. Nothing contained in this Section 6.3 shall be deemed to prohibit Parent from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to a Parent Acquisition Proposal; provided that any “stop look and listen” communication to its stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall include an affirmative statement to the effect that the recommendation of Parent’s board of directors is affirmed or remains unchanged; provided, further, that this paragraph (h) shall not be deemed to permit Parent or Parent’s board of directors to effect a Parent Change in Recommendation except in accordance with Section 6.3(f).

6.4 Information Supplied. (a) The Company and Parent shall jointly prepare and cause to be filed with the SEC a proxy statement (as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”) with respect to the Company Shareholders Meeting and the Parent Stockholders Meeting. As promptly as practicable following the date of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Series C Common Stock to be issued in the Merger. Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Series C Common Stock in the Merger. Each of the Company and Parent shall furnish all information concerning the Company and the holders of Shares and Parent and the holders of the capital stock of Parent, as applicable, as may be reasonably requested in connection with any such action. Each of the Company and Parent shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s shareholders and Parent’s stockholders, as applicable, as promptly as practicable after the Form S-4 is declared effective under the Securities Act and in connection with the mailing of the Form of Election.

(b) No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement/ Prospectus will be made by the Company or

Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement in connection with a Change in Recommendation), and each party shall consider in good faith all comments reasonably proposed by the other party. Each of the Company and Parent shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not readily publicly available. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Form S-4 or Joint Proxy Statement/ Prospectus, as applicable, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Requisite Vote or the Parent Requisite Vote, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement/ Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company or the stockholders of Parent, as applicable. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4, Joint Proxy Statement/ Prospectus or the Merger and (ii) all orders of the SEC relating to the Form S-4. No response to any comments from the SEC or the staff of the SEC relating to the Joint Proxy Statement/ Prospectus will be made by either party without providing the other a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC, and each party shall consider in good faith all comments reasonably proposed by the other party. The parties will cause the Form S-4 and Joint Proxy Statement/ Prospectus to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

6.5 Shareholder and Stockholder Meetings.

(a) Company Family Meeting. The Company shall, in accordance with the Amended and Restated Scripps Family Agreement, dated May 19, 2015, as amended (the “Scripps Family Agreement”), duly call and give notice of, and convene as promptly as practicable, a meeting of the holders of Common Voting Shares who are signatories to the Scripps Family Agreement (the “Company Family Meeting”) for the purpose of seeking the proxies required for the Common Shares Requisite Vote and the Company Requisite Vote. Subject to the provisions of Section 6.2, the Company’s board of directors shall recommend at the Company Family Meeting that the holders of Common Voting Shares adopt this Agreement at the Company Shareholders Meeting and shall use its reasonable best efforts to obtain and solicit such adoption. A copy of this Agreement or a summary thereof shall be sent to the holders of Common Voting Shares who are signatories to the Scripps Family Agreement with the notice of the Company Family Meeting.

(b) Company Shareholders Meeting.

(i) The Company will, as promptly as practicable in accordance with applicable Law and the Company Articles of Incorporation and Company Code of Regulations, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene a meeting of holders of Shares to consider and vote upon the adoption of this Agreement (the “Company Shareholders Meeting) following the conclusion of the Company Family Meeting. Subject to the provisions of Section 6.2, the Company’s board of directors shall include the Company Recommendation in the Joint Proxy Statement/ Prospectus and recommend at the Company Shareholders Meeting that the holders of Shares adopt this Agreement and shall use its reasonable best efforts to obtain and solicit such adoption. Notwithstanding the foregoing, if on or before the date on which the Company Shareholders Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies representing the Company Requisite Vote, whether or not a quorum is present or (ii) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Shareholders Meeting as long as the date of the Company Shareholders Meeting is not postponed or adjourned more than an aggregate of fifteen (15) calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. In addition, notwithstanding the first sentence of this Section 6.5(b), the Company may postpone or adjourn the Company Shareholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of the Company prior to the Company Shareholders Meeting.

(ii) Notwithstanding any Company Change in Recommendation, the Company shall nonetheless submit this Agreement to (i) the holders of Shares for adoption at the Company Shareholders Meeting and (ii) the holders of Common Voting Shares at the Company Family Meeting (in accordance with Section 6.5(a)) unless this Agreement is terminated in accordance with Article VIII prior to the Company Shareholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s shareholders in connection with the adoption of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the shareholders of the Company at the Company Shareholders Meeting.

(c) Parent Stockholders Meeting.

(i) Parent will, in accordance with applicable Law and its certificate of incorporation and bylaws, establish a record date for, duly call and give notice of, and use its reasonable best efforts to convene and hold a meeting of holders of capital stock of Parent to consider and vote upon the issuance of Series C Common Stock in connection with the Merger (the “Parent Stockholders Meeting”) as promptly as practicable. Subject to the provisions of Section 6.3, the Parent board of directors shall include the Parent Recommendation in the Joint Proxy Statement/ Prospectus and recommend at the Parent Stockholders Meeting that the holders of capital stock of Parent approve the issuance of the Series C Common Stock in connection with the Merger and shall use its reasonable best efforts to obtain and solicit such approval. Notwithstanding the foregoing, if on a date preceding the date on which or the date on which the Parent Stockholders Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies representing the Parent Requisite Vote, whether or not a quorum is present, or (ii) it will not have enough shares of Parent Common Stock and Parent Preferred Stock represented to constitute a quorum necessary to conduct the business of the Parent Stockholders Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders Meeting as long as the date of the Parent Stockholders Meeting is not postponed or adjourned more than an aggregate of fifteen (15) calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. In addition, notwithstanding the first sentence of this Section 6.5(c), Parent may postpone or adjourn the Parent Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholders Meeting.

(ii) Notwithstanding any Parent Change in Recommendation, Parent shall nonetheless seek the Parent Requisite Vote at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article VIII prior to the Parent Stockholders Meeting. Without the prior written consent of the Company, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by Parent’s stockholders in connection with the transactions contemplated hereby) that Parent shall propose to be acted on by the stockholders of Parent at the Parent Stockholders Meeting.

6.6 Filings; Other Actions; Notification.

(a) The Company and Parent shall, subject to Sections 6.2 and 6.3, cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws and Orders to consummate and make effective the Merger and the other transactions contemplated by this Agreement as expeditiously as possible, including (i) preparing and filing all documentation to effect all necessary notices, reports and other filings (and in any event, by filing within ten (10) Business Days after the date of this Agreement the notifications, filings and other information required to be filed under the HSR Act and as promptly as practicable in the case of all other filings required under any Foreign Competition Laws with respect to the transactions contemplated hereby, which are set forth Section 7.1(b)(ii) of the Company Disclosure Letter) and to obtain as expeditiously as possible all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, (ii) satisfying the conditions to consummating the Merger, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, (iv) obtaining (and cooperating with each other in obtaining) any consent, approval of, waiver or any exemption by, any non-governmental third party, in each case, to the extent necessary, proper or advisable in connection with the Merger and (v) executing and delivering any reasonable additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b) Subject to Section 6.6(c), in the event that the parties receive a request for information or documentary material pursuant to the HSR Act or any other Antitrust Laws (a “Second Request”), unless otherwise agreed to by the Company, the Parties will use their reasonable best efforts to submit an appropriate response to, and to certify compliance with, such Second Request as promptly as practicable, and counsel for both parties will closely cooperate during the entirety of any such Second Request review process. Neither Party shall agree to extend any waiting period under the HSR Act or any other Antitrust Laws or enter into any agreement with any Governmental Entity to delay the transactions contemplated hereby except with prior written consent of the other Party. None of the Parties shall knowingly take, cause or permit to be taken or omit to take any action which such party reasonably expects is likely to materially delay or prevent consummation of the contemplated transactions, unless otherwise agreed to by the Parties. As used in this Agreement, the term “Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

(c) Parent and the Company shall cooperate with respect to the Antitrust Laws and shall have joint decision making authority with respect to obtaining the required consents under the Antitrust Laws and otherwise hereunder, including pursuant to this Section 6.6; provided that in the event of any good faith disagreement, the determination of Parent shall be final and conclusive. No Party or its counsel shall independently participate in any substantive call or meeting relating to the Antitrust Laws with any Governmental Entity in respect of such filings, investigation, or other inquiry without giving the other Party or its counsel prior notice of such call or meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. In furtherance of the foregoing and to the extent permitted by applicable Law, (i) each party shall notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Section 6.6, (ii) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (iii) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry and (iv) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental

Entity relating to the Merger, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto. In exercising the foregoing cooperation rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable. Notwithstanding the foregoing, materials provided pursuant to this Section 6.6 may be reasonably redacted (A) to remove references concerning the valuation of the Company and the Merger, (B) as necessary to comply with contractual arrangements, (C) as necessary to address reasonable privilege concerns or (D) as otherwise required by Law.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act, any other applicable Antitrust Laws with respect to the transactions contemplated hereby and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the transactions contemplated hereby. For the purposes of this Section 6.6, “reasonable best efforts” shall include taking any and all actions necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Merger prior to the Termination Date, including (i) proposing, negotiating, committing to, effecting and agreeing to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, hold separate, and other disposition of the businesses, assets, products or equity interests of the Company or its Subsidiaries or any of Parent’s or its Subsidiaries’ other businesses, assets, products or equity interests now owned or hereafter acquired by Parent, (ii) creating, terminating, or amending any existing relationships, ventures, contractual rights or obligations of Parent, the Company or their respective Subsidiaries, (iii) otherwise taking or committing to any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, products or equity interests of Parent or the Company (including any of their respective Subsidiaries) and (iv) making, or causing any Subsidiaries to make, any commitment, or committing to (or causing any Subsidiaries to commit to) make any commitment (to any Governmental Entity or otherwise) regarding the future operations of Parent or the Company (including any of their respective Subsidiaries) (the “Regulatory Actions”); provided that (x) the Company shall not accept or agree to any Regulatory Action without Parent’s express written consent and (y) Parent shall not be required to accept or agree to any Regulatory Action that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on Parent, the Company, and their respective Subsidiaries, taken as a whole, after giving effect to the Merger. Nothing in this Section 6.6 shall require Parent, the Company or their respective Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing. The parties shall jointly control the process and strategy for pursuing any such Regulatory Actions; provided that in the event of any good faith disagreement, the determination of Parent shall be final and conclusive.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(f) Information. The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4, Joint Proxy Statement/ Prospectus and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(g) Status. The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, other than immaterial communications.

6.7 Access; Consultation. (a) Upon reasonable notice, and except as may otherwise be required by applicable Law, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford the other party’s Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to the other party’s, and each of its Subsidiaries’ employees, properties, assets, books, records and contracts and, during such period, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, furnish promptly to the other all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by the other; provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; and provided, further that the foregoing shall require neither the Company nor Parent to permit any invasive environmental sampling or any inspection or to disclose any information pursuant to this Section 6.7 to the extent that (i) in the reasonable good faith judgment of such party, any applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further that with respect to clauses (i) through (iii) of this Section 6.7(a), Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 6.7 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other party. All requests for information made pursuant to this Section 6.7 shall be directed to an executive officer of the Company or Parent, as applicable, or such Person as may be designated by any such executive officer.

(b) Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such material and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. All information exchanged pursuant to this Section 6.7 shall be subject to the Confidentiality Agreement. To the extent that any of the information or material furnished pursuant to this Section 6.7 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Prior to the Effective Time, the Company and Parent shall reasonably cooperate in identifying any actions or practices of the Company or any of its Subsidiaries that could require remediation under applicable Law and, to the extent identified, shall cooperate in taking commercially reasonable actions or practices and other customary actions to reduce the risks related to such actions where the failure to remediate would reasonably be likely to result in substantial fines or penalties.

(c) Each of the Company and Parent shall give prompt notice to one another of event, occurrence, fact, condition, change, development or effect that would reasonably be likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), or of any reasonably likely failure of any condition to Parent’s or the Company’s obligations to effect the Merger (as applicable).

6.8 Stock Exchange Listing, De-listing and De-registration. Parent shall use its reasonable best efforts to cause the shares of Series C Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time. The Company shall take all actions necessary to permit the Shares and any other security issued by the Company or one of its Subsidiaries and listed on the NASDAQ to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as possible following the Effective Time.

6.9 Publicity. The initial press release with respect to the Merger and the other transactions contemplated hereby shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing or making, and provide each other the reasonable opportunity to review and comment on, any press releases or other public announcements with respect to the Merger and the other transactions contemplated by this Agreement and any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or the NASDAQ, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (iii) any press release or public statement that in the good faith judgment of the applicable party is consistent with prior press releases issued or public statements made in compliance with this Section 6.9 or (iv) with respect to any Company Change in Recommendation or Parent Change in Recommendation made in accordance with this Agreement or the other party’s response thereto.

6.10 Employee Benefits.

(a) Parent agrees that each Company Employee who continues to remain employed with the Company or its Subsidiaries following the Effective Time (a “Continuing Employee”) shall, during the period commencing at the Effective Time and ending on December 31, 2018 (the “Continuation Period”), be provided with (i) an annual rate of base salary or base wage that is no less favorable than the base salary or base wages provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (ii) target annual cash bonus opportunities that are no less favorable in the aggregate than the target annual cash bonus opportunities (excluding one-time incentives, transaction-based incentive opportunities, other similar extraordinary compensation arrangements and, for the avoidance of doubt, equity-based compensation) provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time. During the period commencing at the Effective Time and ending on December 31, 2019, Parent will consider Continuing Employees for participation in Parent’s long-term equity incentive program, as appropriate. Participation, including eligibility, level and terms and conditions of awards, will be determined in Parent’s sole discretion. Parent agrees that Continuing Employees shall, during the Continuation Period, be provided with pension, welfare and other employee benefits that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to such Continuing Employees as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, annual and long-term incentive opportunities and equity-based compensation). Additionally, Parent agrees that each Continuing Employee shall, during the period commencing at the Effective Time and ending on the second anniversary of the Effective Time, be provided with severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to such Continuing Employee under the Company Plans set forth on Section 6.10(a) of the Company Disclosure Letter (or such greater benefits as are required after giving effect to the acknowledgment in Section 6.10(d)). Notwithstanding the foregoing, no provision of this Agreement shall limit the ability of Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries) to provide compensation and benefits to Continuing Employees (other than compensation and benefits provided under employment agreements and severance plans as in effect immediately prior to the Effective Time) in accordance with this Agreement through plans of Parent or its Subsidiaries after the Effective Time.

(b) Parent shall or shall cause the Surviving Company to use commercially reasonable efforts to waive, or cause its insurance carriers to waive, all pre-existing conditions, exclusions or waiting periods that could otherwise apply to any Company Employee under the benefit plans provided for such Company Employee following the Closing, except to the extent such conditions, exclusions or waiting periods were applicable to the Company Employee prior to the Effective Time. With respect to the plan year during which the Effective Time occurs, Parent shall provide each Company Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent plan in which such Company Employee is eligible to participate following the Closing Date.

(c) From and after the Closing Date, Parent shall or shall cause the Surviving Company to, provide credit to Company Employees for their service recognized by the Company and its Subsidiaries as of the Effective Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off, and severance entitlements (but excluding benefit accruals under any (i) defined benefit plan (other than with respect to current Company Employee participants under the Scripps Networks Interactive Pension Plan or Scripps Networks Interactive, Inc. Supplemental Executive Retirement Plan, with respect to their accruals thereunder) or (ii) post-employment health and welfare plan) to the same extent and for the same purposes as such service was credited under the Company Plans, provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(d) Parent hereby acknowledges that the consummation of the Merger or the other transactions contemplated hereby will constitute a “change in control” or “change of control” (or other similar phrase) for purposes of any Company Plan that contains a definition of “change in control” or “change of control” (or similar phrase), as applicable.

(e) Notwithstanding the foregoing, with respect to any Continuing Employee who becomes, subject to a CBA, all compensation and benefits treatment and terms and conditions of employment afforded to such Company Employee shall be provided in accordance with such collective bargaining agreement or other agreement with a labor union or like organization and the terms of this Section 6.10 shall not apply.

(f) Following the Effective Time, Parent shall or shall cause the Surviving Company to honor all obligations under the employment agreements, severance plans and retention arrangements listed on Section 5.1(h)(i) of the Company Disclosure Letter in accordance with their terms as in effect on the date hereof or, to the extent modified in compliance with Section 6.1(a)(iii), as in effect immediately prior to the Effective Time.

(g) (i) Prior to the Effective Time, if the Effective Time would otherwise occur before the end of the then-current purchase period under the ESPP (the “Current Purchase Period”), the Company will shorten such Current Purchase Period as of a specified trading day occurring at least ten (10) days prior to the date on which the Effective Time occurs; and (ii) in all events, the Company shall terminate the ESPP prior to the Effective Time.

(h) The provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no other Person, including any union, current or former employee, participant in any Company Plan or other dependent, beneficiary or other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement (except to the extent provided in Section 9.8), no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, the Surviving Company or any of their Affiliates, (ii) alter or limit the ability of Parent or any of its Affiliates to amend, modify or terminate any Company Plan, any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 6.10, (iv) prevent Parent, the Surviving Company or any of their Affiliates, after the Effective Time, from terminating the employment of any Company Employee or (v) be deemed to confer upon any such individual or legal representative any right to continued employment or any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

6.11 Expenses. Except as otherwise provided in Sections 6.16, 8.5 and 8.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.12 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Person prior to the Effective Time, in each case, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Ohio Law, any applicable indemnification agreement to which such Person is a party, the Company Articles of Incorporation or Company Code of Regulations in effect on the date of this Agreement to indemnify such Person (and Parent and the Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Parent shall ensure that the organizational documents of the Surviving Company shall, for a period of six (6) years from and after the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Articles of Incorporation and Company Code of Regulations. Any right of indemnification of an Indemnified Party pursuant to this Section 6.12 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however that in no event shall the Company expend for such policies an annual premium amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance. If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Company shall, and Parent shall cause the Surviving Company to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however that in no event shall the Company expend, or Parent or the Surviving Company be required to expend for such policies, an annual amount in excess of three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance; and, provided, further that if the premium for such insurance coverage exceeds such amount, the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations of Parent set forth in this Section 6.12.

(d) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 6.12 shall be in addition to any rights such individual may have under Ohio Law, any applicable indemnification agreement to which such Person is a party, the Company Articles of Incorporation or the Company Code of Regulations.

(e) Neither of Parent or the Surviving Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld or delayed) to such settlement, compromise or consent.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.12 is not prior to or in substitution for any such claims under such policies.

6.13 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.14 Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.15 Section 16(b). The board of directors of each of the Company and Parent (or, in each case, a duly authorized committee thereof) shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company and acquisitions of equity securities of Parent (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company or is or may become a director or executive officer of Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16 Financing by Parent.

(a) Parent shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to consummate the Financing or any Substitute Financing no later than the Closing Date, including using reasonable best efforts to (i) (A) maintain in effect the Debt Letters and in all material respects comply with all of their respective obligations thereunder and (B) negotiate, enter into and deliver definitive agreements with respect to the Financing reflecting the terms contained in the Debt Letters (including any “flex” provisions in the Redacted Fee Letter) (or with other terms agreed by Parent and the Financing Parties, subject to the restrictions on amendments of the Debt Letters set forth below), so that such agreements are in effect no later than the Closing, and (ii) satisfying on a timely basis all the conditions to the Financing and the definitive agreements related thereto that are in Parent’s control. Parent shall, and shall cause its Affiliates to, use reasonable best efforts to (i) take, or cause to be taken, all actions, do, or cause to be done, and assist and cooperate with the other parties in doing, in each case, all things necessary, proper or advisable to maintain a credit rating for the non-credit-enhanced, senior unsecured long-term debt of Discovery Communications, LLC of BBB- or higher by S&P or Baa3 or higher by Moody’s during the period commencing on the date of this Agreement through and including the Closing Date, including supplying as promptly as practicable any additional information and documentary material that may be formally or informally requested by either S&P or Moody’s; provided, that if notwithstanding Parent’s use of reasonable best efforts to maintain such rating, a change of control offer would be required to be made pursuant to the existing senior unsecured notes of the Company issued pursuant to the Indenture, dated as of December 1, 2011, with U.S. Bank, National Association as trustee, as supplemented prior to the date hereof (such notes, the “Existing Notes”), Parent may commence prior to the Closing Date a consent solicitation to waive such change of control offer, a Notes Tender Offer and/or a Notes Exchange Offer, and to the extent such consent solicitation, Notes Tender Offer, and/or Notes Exchange Offer with respect to the outstanding principal amount of the Existing Notes cannot reasonably be expected to be effectuated on or prior to the Closing Date, Parent shall use its reasonable best efforts to obtain backstop commitments from the Financing Sources or other lenders in an aggregate principal amount sufficient to commence such required change of control offer with respect to the Company’s Existing Notes, and (ii) (A) obtain, on or prior to the Closing Date, an amendment to the Revolving Credit Facility in order to permit the Merger, the incurrence of indebtedness in connection therewith and the other transactions contemplated hereby (the date such amendment becomes effective, the “Amendment Effective Date”) and (B) if notwithstanding Parent’s use of reasonable best efforts to obtain such amendment pursuant to clause (A) of this clause (ii), such amendment is not reasonably expected to be effective on or prior to the Closing Date, repay all outstanding amounts, and terminate all unused commitments under the Revolving Credit Facility on or prior to the Closing Date. In the event that all conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived or, upon funding of the Financing shall be satisfied or waived, Parent and its Affiliates shall use their reasonable best efforts to cause the Persons providing the Financing (the “Financing Parties”) to fund on the Closing Date the Financing, to the extent the proceeds thereof are required to consummate the Merger and the other transactions contemplated hereby. Parent shall, promptly after it comes to the Knowledge of Parent, give the Company written notice of any (A) material breach or default by a Financing Party or any party to any definitive document related to the Financing of the Debt Letters or any definitive document related to the Financing, (B) actual or threatened withdrawal, repudiation or termination in writing of the Debt Letters or the Financing by the Financing Parties or (C) material dispute or disagreement between or among any parties to the Debt Letters or any definitive document related to the Financing with respect to the obligations to fund the Financing or the amount of the Financing to be funded at Closing; provided, that neither Parent nor any of its Affiliates shall be under any obligation to disclose any information that is subject to attorney client or similar privilege to the extent such privilege is asserted in good faith or otherwise would violate or contravene any Law or any obligation of confidentiality. Parent may amend, modify, replace, terminate, assign or agree to any waiver under the Debt Letters without the prior written approval of the Company, provided, that Parent shall not, without Company’s prior written consent, permit any such amendment, replacement, modification, assignment, termination or waiver to be made to, or consent to any waiver of, any provision of or remedy under the Debt Letters which would (A) reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount) such that the aggregate funds that would be available to Parent on the Closing Date, together with other financial resources of Parent, would not be sufficient to provide the funds required to be funded on the Closing Date to consummate the Merger and to pay all fees and expenses reasonably expected to be incurred in connection therewith and payable on the Closing Date, or (B) impose new or additional conditions to the Financing or otherwise expand any of the conditions to the Financing or otherwise expand, amend, modify or waive any provision of the Debt Letters in a manner that in any such case would reasonably be expected to (1) materially delay or make materially less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date, (2) materially adversely impact the ability of Parent to enforce its rights against the Financing Parties or any other parties to the Debt Letters or the definitive agreements with respect thereto or (3) materially adversely affect the ability of Parent to timely consummate the

Merger and the other transactions contemplated hereby; provided, that notwithstanding the foregoing, Parent may modify, supplement or amend the Debt Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Letters as of the date of this Agreement. In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Letters permitted pursuant to this Section 6.16(a), such new commitment letters and/or fee letters shall be deemed to be the “Debt Letters” for all purposes of this Agreement and references to “Financing” herein shall include and mean the financing contemplated by the Debt Letters as so amended, replaced, supplemented or otherwise modified, as applicable. To the extent that after giving effect to any reduction in the Financing permitted by this Section 6.16(a), no commitments remain outstanding under the Debt Letters, Parent may terminate the Debt Letters. Parent shall promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement of the Debt Letters. If funds in the amounts set forth in the Debt Letters, or any portion thereof, become unavailable, Parent shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event to (x) notify the Company in writing thereof, (y) use reasonable best efforts to obtain substitute financing (on terms and conditions that are not materially less favorable to Parent, taken as a whole, than the terms and conditions as set forth in the Debt Letters, taking into account any “market flex” provisions thereof) sufficient to enable Parent to consummate the Merger and the other transactions contemplated hereby on the Closing Date in accordance with its terms (the “Substitute Financing”) and (z) use reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (in redacted form reasonably satisfactory to the Persons providing such Substitute Financing removing the fee amounts, pricing caps, the rates and amounts included in the “market flex” and other economic terms that could not adversely affect the conditionality, enforceability or termination of the Financing) and related definitive financing documents with respect to such Substitute Financing. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter for such Substitute Financing shall be deemed the “Debt Letters” for all purposes of this Agreement. Parent shall pay, or cause to be paid, as the same shall become due and payable, all fees and other amounts that become due and payable under the Debt Letters. The term “Revolving Credit Facility” shall mean the Amended and Restated Credit Agreement, dated as of February 4, 2016 (as amended though the date hereof), among Parent, certain subsidiaries of Parent, the lenders from time to time parties thereto and Bank of America, N.A. as administrative agent.

(b) If requested by Parent in writing, the Company and its Subsidiaries shall use its reasonable best efforts to take any actions reasonably requested by Parent that are necessary to facilitate the payoff, satisfaction, discharge and/or defeasance by Parent of the Company’s Indebtedness (the “Debt Payoff”), including sending one or more notices of payment required by the terms of such Indebtedness and obtaining a payoff letter in connection therewith; it being understood that at Closing, Parent shall provide all funds required to actually effect the Debt Payoff. In addition, and solely at the expense of Parent, if requested by Parent in writing with reasonable notice, the Company shall use its reasonable best efforts to commence, assist in and effectuate, subject to the satisfaction or waiver of any conditions thereto, any consent solicitation in connection with any amendment, waiver and/or consent or, if such amendment, waiver or consent is not obtained, to assist Parent with an exchange offer by Parent of the Company’s outstanding debt securities for new debt of Parent (the “Notes Exchange Offer”) or tender offer by Parent for the Company’s outstanding debt securities (the “Notes Tender Offer”), in each case with respect to the Company’s outstanding debt securities, including the preparation of customary consent solicitation statements, the execution of customary solicitation agent agreements and any other customary agreements, the engagement of such agents and other service providers as are customary, and the prompt execution and delivery of any amendment or supplement to the relevant indentures to effectuate such amendment, waiver and/or consent and it being further understood that no Notes Exchange Offer or Notes Tender Offer shall be effectuated prior to the Closing Date.

(c) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall, and the Company shall cause each of its Subsidiaries and use its reasonable best efforts to cause its Representatives to, use its or their respective reasonable best efforts to provide to Parent all customary cooperation reasonably requested by Parent in connection with the Financing or consummation of an offering of debt, equity or equity-linked securities in replacement of all or any portion of the Financing (the “Permanent Financing”), including: (i) delivering to Parent financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent and that is customarily required for financings of the type contemplated by the Commitment Letter or the Permanent Financing (collectively, the “Required Information”), including (A) the audited and unaudited financial statements referred to in paragraphs (5)(a) and (5)(b) of Exhibit B to the Commitment Letter (it being understood that the Company’s public filing with the SEC of any such financial statements will satisfy such requirements) and (B) such information reasonably requested by Parent to prepare the pro forma financial statements referred to in paragraph (5) of Exhibit B to the Commitment Letter including fourth quarter financial information, if necessary, and providing an opportunity to discuss such information with the Company; (ii) informing Parent if the Company or any of its Subsidiaries shall have knowledge of any facts that would likely require the restatement of any financial statements included in the Required Information in order for such financial statements to comply with GAAP; (iii) using reasonable best efforts, to the extent customarily required for financings of the type contemplated by the Commitment Letter or the Permanent Financing, to make appropriate officers available to participate in a reasonable number of due diligence sessions, marketing efforts and sessions with rating agencies; (iv) cooperating with any customary due diligence requests by Parent, the Financing Parties and their respective legal counsel; (v) using reasonable best efforts to provide reasonable and customary representations and authorization letters to Parent or the Financing Parties in connection with the preparation of customary offering documents, including confidential information memoranda, prospectuses, private placement memoranda, offering memoranda and bank confidential information memoranda and road show materials, rating agency materials and other similar documents necessary in connection with the Financing or the Permanent Financing; (vi) if reasonably requested in writing by the Financing Parties, furnish to such Financing Parties at least three Business Days prior to the Closing Date all information regarding the Company and the Company Subsidiaries that is required in connection with the Financing or the Permanent Financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; (vii) assisting Parent in obtaining corporate, corporate family, credit, facility and securities ratings from rating agencies to the extent necessary or advisable for Parent to obtain such ratings; (viii) obtaining (A) customary auditor consents (including consents with respect to inclusion of the Company’s financial statements and any audit opinions in respect thereof in any Current Report on Form 8-K, registration statement, prospectus or offering memorandum or similar documents for any portion of the Financing or the Permanent Financing) and (B) customary comfort letters of the Company’s independent accountants (including “negative assurance” comfort), including by executing and delivering any customary representation letters to the accountants in connection therewith, in each case, to the extent financial statements of the Company are included in such registration statement, prospectus or offering memorandum); (ix) cooperating with Parent’s and Merger Sub’s legal counsel and causing the Company’s legal counsel to cooperate in connection with, and as reasonably requested providing, any legal opinions that may be required in connection with any consent solicitation, Notes Exchange Offer or Notes Tender Offer; and (x) executing customary certificates as may be reasonably requested by Parent in connection with the Financing, the Permanent Financing and any consent solicitation, Notes Exchange Offer or Notes Tender Offer.

(d) Notwithstanding anything to the contrary contained in this Section 6.16, neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action that would (i) unreasonably interfere with the ongoing operations of the Company or its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Financing of Parent, or consummation of an offering of debt, equity or equity-linked securities in replacement of all or any portion of the Financing, or the cooperation of the Company and its Subsidiaries contemplated by this Section 6.16 prior to the Closing (other than costs subject to reimbursement pursuant to this Section 6.16 and any liability relating to the authorization letters referred to in Section 6.16(c)(iii) above), (iv) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (v) conflict with the organizational documents of the Company or any of its

Subsidiaries or any Laws, (vi) result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Material Contract, (vii) provide access to or disclose information that the Company or any of its Subsidiaries reasonably determines would jeopardize any attorney–client privilege or other similar privilege of the Company or any of its Subsidiaries or (viii) authorize any corporate action of the Company or any of its Subsidiaries that would become effective and operative prior to the Closing.

(e) Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees) interest, awards, judgments and penalties suffered or incurred in connection with its and their cooperation contemplated by this Section 6.16 (other than (i) with respect to any information provided by the Company or any of its Subsidiaries expressly for use in connection therewith or (ii) to the extent arising from fraud, gross negligence, bad faith, willful misconduct or material breach of this Agreement on the part of the Company or its Subsidiaries or its or their respective Representatives), whether or not the Merger is consummated or this Agreement is terminated. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with this Section 6.16, whether or not the Merger is consummated or this Agreement is terminated.

(f) The Company hereby consents to the reasonable use of its and its Subsidiaries’ trademarks, service marks and logos in connection with syndication and underwriting of the Financing or consummation of an offering of debt, equity or equity-linked securities in replacement of all or any portion of the Financing; provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(g) Parent and Merger Sub expressly acknowledge and agree that (i) the provisions of this Section 6.16 shall not create any independent conditions to Closing and (ii) notwithstanding anything contained in this Agreement to the contrary, neither Parent’s nor Merger Sub’s obligation hereunder are conditioned in any manner upon Parent or Merger Sub obtaining Financing, Substitute Financing or any other financing whatsoever.

6.17 Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement by the parties hereto, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with Ohio Law, by written consent.

6.18 Stockholder Litigation. Each party shall notify the other party, in writing and promptly after acquiring knowledge thereof, of any litigation related to this Agreement, the Merger or the other transactions contemplated hereby that is brought against such party, its Subsidiaries and/or any of their respective directors or officers and shall keep the other party informed on a reasonably current basis with respect to the status thereof. The parties agree to cooperate in the defense and settlement of any such litigation, and the Company shall not settle any such litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Without limiting in any way the parties’ obligations under Section 6.6, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 6.18.

6.19 Directorship. Effective as of the Effective Time, Parent shall cause the board of directors of Parent to be expanded by one member and shall appoint an individual identified by the Company and who is currently a member of the board of directors of the Company to fill such vacancy. No later than ten (10) days prior to the Closing Date, the Company shall identify to Parent such individual to be appointed to the board of directors of Parent.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Shareholder Approvals. (i) The Company Requisite Vote shall have been obtained in accordance with applicable Law and the articles of incorporation and code of regulations of the Company and (ii) the Parent Requisite Vote shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of Parent.

(b) Governmental Consents. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, and (ii) all other Governmental Consents to be obtained from any Governmental Entity set forth on Section 7.1(b)(ii) of the Company Disclosure Letter shall have been obtained (clauses (i) and (ii), collectively, the “Required Governmental Consents”). For purposes of this Agreement, the term “Governmental Consents” shall mean all consents, approvals, permits, expirations of waiting periods and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

(c) Law; Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

(d) NASDAQ Listing. The shares of Series C Common Stock issuable in connection with the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first six sentences of Section 5.1(b)(i), the first sentence of Section 5.1(b)(ii) and the fourth sentence of Section 5.1(b)(ii) (Capital Structure) (in the case of the fourth sentence, only as it relates to the Company) shall be true and correct, subject only to de minimis inaccuracies (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company set forth in (x) the first sentence of Section 5.1(f) (Absence of Certain Changes) shall be true and correct in all respects and (y) Section 5.1(c) (Corporate Authority and Approval), Section 5.1(l) (Takeover Statutes) and Section 5.1(t) (Brokers and Finders) shall be true and correct in all material respects (in the case of this clause (y), without regard to any materiality qualifiers specified therein), in each case, (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) the other representations and warranties of the Company set forth in Section 5.1 shall be true and correct (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 7.2(a)(iii) without any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Company Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Company Material Adverse Effect.

(d) Company Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied.

(e) FIRPTA Certificate. Parent shall have received, on or prior to the Closing, a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that the Shares are not a “U.S. real property interest” within the meaning of Section 897 of the Code.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in the first six sentences of Section 5.2(b)(i), the first sentence of Section 5.2(b)(ii) and the fourth sentence of Section 5.2(b)(ii) (Capital Structure) (in the case of the fourth sentence, only as it relates to Parent) shall be true and correct, subject only to de minimis inaccuracies (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of Parent set forth in (x) the first sentence of Section 5.2(f) (Absence of Certain Changes) shall be true and correct in all respects and (y) Section 5.2(c) (Corporate Authority and Approval), Section 5.2(i) (Ownership of Shares) and Section 5.2(j) (Brokers and Finders) shall be true and correct in all material respects (in the case of this clause (y), without regard to any materiality qualifiers specified therein), in each case, (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) the other representations and warranties of Parent set forth in Section 5.2 shall be true and correct (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of Parent are not so true and correct unless the failure of such representations and warranties of Parent to be so true and correct (read for purposes of this Section 7.3(a)(iii) without any materiality, Parent Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Parent Material Adverse Effect. After the date of this Agreement, there shall not have occurred any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

(d) Parent Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that the conditions set forth in Sections 7.3(a), (b) and (c)  have been satisfied

7.4 Frustration of Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company and stockholders of Parent referred to in Section 7.1(a), by mutual written consent of the Company and Parent.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a) the Merger shall not have been consummated by July 30, 2018 (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the shareholders of the Company and the stockholders of Parent referred to in Section 7.1(a);

(b) the Company Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken;

(c) the Parent Requisite Vote shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the issuance of the Series C Common Stock was taken; or

(d) any Law or Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, whether before or after the adoption of this Agreement by the shareholders of the Company or the stockholders of Parent referred to in Section 7.1(a);

provided that the right to terminate this Agreement pursuant to Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure of the Merger to be consummated.

8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company if:

(a) at any time prior to the Parent Requisite Vote having been obtained, (i) the board of directors of Parent shall have made a Parent Change in Recommendation, (ii) Parent shall have failed to include the Parent Recommendation in the Joint Proxy Statement/Prospectus or (iii) Parent shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 6.3;

(b) at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by action of the board of directors of the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth Sections 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to Parent from the Company of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or

(c) at any time prior to the Company Requisite Vote being obtained, (i) if the board of directors of the Company authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 6.2, to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal that did not result from a material breach of this Agreement, (ii) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 6.2, enters into a Company Alternative Acquisition Agreement providing for a Company Superior Proposal that did not result from a material breach of this Agreement and (iii) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds the fees required to be paid pursuant to Section 8.5.

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent if:

(a) at any time prior to the Company Requisite Vote having been obtained, (i) the board of directors of the Company shall have made a Company Change in Recommendation, (ii) the Company shall have failed to include the Company Recommendation in the Joint Proxy Statement/Prospectus or (iii) the Company shall have materially breached or shall have failed to perform in any material respect its obligations set forth in Section 6.2; or

(b) at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of Parent referred to in Section 7.1(a), by action of the board of directors of Parent, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any condition set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days following notice to the Company from Parent of such breach or failure and (ii) the date that is three (3) Business Days prior to the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

8.5 Company Termination Fee.

(a) If this Agreement is terminated (i) by Parent pursuant to Section 8.4(a) (Company Change in Recommendation) or (ii) by the Company pursuant to Section 8.3(c) (Termination for Superior Proposal), then the Company shall, within two (2) Business Days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay Parent a fee equal to $356,000,000 (the “Company Termination Fee”) less any amount of Parent Expenses previously paid by the Company.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(a) (Termination Date) or 8.2(b) (Shareholder Vote), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a Company Acquisition Proposal shall have been publicly made to the Company or any of its Subsidiaries or shall have been made directly to the Company’s shareholders (whether or not conditional) (or any Person shall have publicly announced a bona fide written intention, whether or not conditional, to make a Company Acquisition Proposal) and, in each case, not withdrawn, and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clause (i) of this Section 8.5(b), the Company consummates a Company Acquisition Proposal or enters into an agreement contemplating a Company Acquisition Proposal, then the Company shall pay the Company Termination Fee, less any amount of Parent Expenses previously paid by the Company, concurrently with the earlier of such entry or consummation; provided that solely for purposes of this Section 8.5(b), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 6.2(d), except that the references to “twenty (20%) or more” shall be deemed to be references to “fifty percent (50%) or more”. In no event shall the Company be required to pay the Company Termination Fee or the Parent Expenses on more than one occasion.

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b), then the Company shall pay to Parent, by wire transfer of immediately available funds, a fee equal to $25,000,000 (the “Parent Expenses”) as promptly as practicable (and, in any event, within two Business Days following such termination).

8.6 Parent Termination Fee.

(a) If this Agreement is terminated by the Company pursuant to Section 8.3(a) (Parent Change in Recommendation) then Parent shall, within two (2) Business Days after such termination pay the Company a fee equal to $356,000,000 (the “Parent Termination Fee”) less any amount of Company Expenses previously paid by Parent. In no event shall Parent be required to pay the Parent Termination Fee or the Company Expenses on more than one occasion.

(b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.2(c), then Parent shall pay to the Company, by wire transfer of immediately available funds, a fee equal to $25,000,000 (the “Company Expenses”) as promptly as practicable (and, in any event, within two Business Days following such termination).

8.7 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in this Section 8.7 and in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Representatives); provided that no such termination shall relieve any party hereto (1) from any liability for fraud or Willful Breach of this Agreement prior to such termination or (2) from any obligation to pay, if applicable, the Company Termination Fee or the Parent Expenses pursuant to Section 8.5 or Parent Termination Fee or the Company Expenses pursuant to Section 8.6. For purposes of this Agreement, the term “Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

(b) Each party acknowledges that the agreements contained in this Section 8.7 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to Section 8.5 or Parent fails to pay promptly the amount due pursuant to Section 8.6 (any such amount due, a “Payment”), and, in order to obtain such Payment, the party entitled to receive such Payment (the “Recipient”) commences a suit which results in a judgment against the party obligated to make such Payment (the “Payor”) for the applicable Payment, or any portion thereof, the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate of Citibank N.A. in effect on the date such Payment was required to be paid from such date through the date of full payment thereof.

(c) Notwithstanding anything to the contrary in this Agreement, none of the Financing Parties (nor any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives) shall have any liability to the Company relating to or arising out of this Agreement, the Financing or otherwise, whether at Law, or equity, in contract, in tort or otherwise, and the Company shall not have any rights or claims against any Financing Parties (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives) hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver) and Section 9.12 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 6.7(b) (Access, Consultation), Section 6.11 (Expenses), Section 6.16(h) (Financing Indemnification), Section 8.7 (Effect of Termination and Abandonment) and the Confidentiality Agreement (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Merger or the termination of this Agreement. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Modification or Amendment. Subject to the provisions of applicable Law (including Section 1701.78 of the OGCL), at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may be amended, modified or supplemented in writing by the parties hereto, by action of the boards of directors of the respective parties. Notwithstanding the foregoing, no amendments or modifications to the provisions which the Financing Parties are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner adverse to any Financing Party without the prior written consent of such Financing Party.

9.3 Waiver. (a) Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.4 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.5 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. Notwithstanding the foregoing, the matters contained in ARTICLE I, ARTICLE II, ARTICLE III and ARTICLE IV shall be governed by the OGCL, including matters relating to the filing of the Certificate of Merger and the effects of the Merger, including any dissenters’ rights, and all matters relating to the fiduciary duties of the Company Board of Directors shall be governed by and construed in accordance with the laws of the

State of Ohio without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction. Each of the parties hereby irrevocably submits exclusively to the jurisdiction of the Chancery Courts of the State of Delaware and the federal courts of the United States of America, in each case, located in New Castle County in the State of Delaware and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(b) Notwithstanding anything herein to the contrary, each of the parties irrevocably agrees that any legal action or proceeding involving any Financing Parties (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives) arising out of or relating to this Agreement, the Commitment Letter or the Financing shall be brought and determined in the Supreme Court of the State of New York, County of New York and that any such legal action or proceeding shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other state; provided, that if jurisdiction is not then available in the Supreme Court of the State of New York, County of New York, then any such legal action or proceeding may be brought in any federal court located in the State of New York (and, in each case, any appellate courts thereof). Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding involving any Financing Parties (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives) arising out of or relating to this Agreement, the Commitment Letter or the Financing and the transactions contemplated hereby or thereby. Each of the parties agrees not to commence any action, suit or proceeding involving any Financing Party (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives) relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding involving any Financing Party (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives) arising out of or relating to this Agreement, the Commitment Letter or the Financing or the transactions contemplated hereby or thereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, the Commitment Letter, the Financing, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COMPANY (ON BEHALF ITSELF AND ITS

SUBSIDIARIES) AND EACH OF THE OTHER PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO ANY FINANCING OBTAINED BY PARENT OR ANY OF ITS SUBSIDIARIES IN CONNECTION WITH THE MERGER OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by facsimile (with confirmation of transmission) or e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Days later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent or Merger Sub

Discovery Communications, Inc.

850 Third Avenue

New York, NY 10022

Attention: Bruce Campbell

Fax:           (212) 548-5848

Email:        bruce_campbell@discovery.com

with copies to (which shall not constitute notice):

Discovery Communications, Inc.

1 Discovery Place

Silver Spring, MD 20910

Attention: Savalle Sims

Email:       savalle_sims@discovery.com

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Jonathan E. Levitsky

Fax:         (212) 521-7823

Email:      jelevitsky@debevoise.com

if to the Company

Scripps Networks Interactive, Inc.

9721 Sherrill Blvd

Knoxville, TN 37919

Attention: Cynthia L Gibson

Email: cynthia.gibson@scrippsnetworks.com

with copies to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello

Fax:            (212) 310-8007

Email:         michael.aiello@weil.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7 Entire Agreement. This Agreement (including any exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement, dated June 27, 2017, between the Company and Parent (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8 No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) as provided in Section 6.12 (Indemnification; Directors’ and Officers’ Insurance), (b) the right of the Company’s shareholders to receive the Merger Consideration after the Closing, (c) the right of the holders of awards under the Company Stock Plans to receive such consideration as provided for in Section 4.5 after the Closing, (d) Sections 8.5 and 8.6, and (e) Sections 8.7(c), 9.2 and 9.5 which, to the extent applicable to the Financing Parties (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives), are intended to benefit, and be enforceable by, the Financing Parties (or any of their respective Affiliates or their or their respective Affiliates’ officers, directors, employees, agents and representatives).

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11 Interpretation. (a) The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12 Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided that Parent may designate, prior to the Effective Time, by written notice to the Company, another Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Merger Sub (other than the representations and warranties set forth in Section 5.2(b)(ii)) as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary. Any assignment in contravention of the preceding sentence shall be null and void.

9.13 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 9.5 of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Kenneth W. Lowe
Name:	Kenneth W. Lowe
Title:	President and Chief Executive Officer

DISCOVERY COMMUNICATIONS, INC.

By:	/s/ David M. Zaslav
Name:	David M. Zaslav
Title:	President and Chief Executive Officer

SKYLIGHT MERGER SUB, INC.

By:	/s/ David M. Zaslav
Name:	David M. Zaslav
Title:	President

ANNEX B

PREFERRED SHARE EXCHANGE AGREEMENT

PREFERRED SHARE EXCHANGE AGREEMENT

This PREFERRED SHARE EXCHANGE AGREEMENT, dated as of July 30, 2017 (this “Agreement”), is made by and between Discovery Communications, Inc., a Delaware corporation (the “Company”), and Advance/Newhouse Programming Partnership, a New York general partnership (the “Shareholder”). Certain capitalized terms used herein are defined in Article 3 of this Agreement.

R E C I T A L S:

WHEREAS, as of the date of this Agreement, the Shareholder owns 70,612,031 shares of the Company’s Series A Convertible Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) (excluding shares of Series A Preferred Stock that are subject to transfer restrictions pursuant to that certain Escrow Agreement, dated as of September 17, 2008, by and among the Company, the Shareholder and JPMorgan Chase Bank, N.A. (the “Escrow Agreement”)), and at all times prior to the Closing will own such shares of Series A Preferred Stock;

WHEREAS, as of the date of this Agreement, the Shareholder owns 24,798,816 shares of the Company’s Series C Convertible Participating Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock,” and together with the Series A Preferred Stock, the “Old Preferred Stock”) (excluding shares of Series C Preferred Stock that are subject to transfer restrictions pursuant to the Escrow Agreement), and at all times prior to the Closing will own such shares of Series C Preferred Stock;

WHEREAS, the Shareholder is presently entitled to receive certain additional shares of Series A Preferred Stock (the “Additional Series A Shares”) and Series C Preferred Stock (the “Additional Series C Shares,” and together with the Additional Series A Shares, the “Additional Old Preferred Shares”), in each case, to be released in accordance with Section 1.1 of this Agreement from the escrow account governed by the Escrow Agreement;

WHEREAS, immediately prior to the Closing, the Shareholder will own a total number of shares of Series A Preferred Stock equal to the sum of (x) 70,612,031 and (y) the number of Additional Series A Shares, which together will represent all of the Series A Preferred Stock issued and outstanding immediately prior to the Closing, and a total number of shares of Series C Preferred Stock equal to the sum of (x) 24,798,816 and (y) the number of Additional Series C Shares, which together will represent all of the shares of Series C Preferred Stock issued and outstanding immediately prior to the Closing;

WHEREAS, the Company and Scripps Networks Interactive, Inc., an Ohio corporation (“Scripps”), propose to enter into an Agreement and Plan of Merger, pursuant to which a wholly owned subsidiary of the Company will merge with and into Scripps (the “Merger”), with Scripps as the surviving entity in the Merger;

WHEREAS, the Shareholder desires to transfer all of the shares of Old Preferred Stock it owns to the Company in exchange for the issuance of (i) a number of shares of the Company’s Series A-1 Convertible Participating Preferred Stock, par value $0.01 per share, having the designations, relative rights, preferences and limitations set forth in a Certificate of Designation in the form attached hereto as Exhibit A (the “Series A-1 Preferred Stock”) equal to the sum of (x) 7,845,781 and (2/9th) and (y) the quotient of (A) the number of Additional Series A Shares divided by (B) nine (9) (such sum, the “Series A-1 Share Amount”), and (ii) a number of shares of the Company’s Series C-1 Convertible Participating Preferred Stock, par value $0.01 per share, having the designations, relative rights, preferences and limitations set forth in the Certificate of Designation in the form attached hereto as Exhibit B (the “Series C-1 Preferred Stock” and, together with the Series A-1 Preferred Stock, the “New Preferred Stock”) equal to the sum of (x) 6,199,704 and (y) the quotient of (A) the number of Additional Series C Shares divided by (B) four (4) (such sum, the “Series C-1 Share Amount”), to the Shareholder on the terms and conditions set forth in this Agreement (the “Exchange”);

WHEREAS, the Company and the Shareholder have each considered the terms and conditions of the Exchange and determined that the Exchange serves to advance their respective business purposes;

WHEREAS, it is intended that, for United States federal income tax purposes, the Exchange will qualify as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and as an exchange described in Section 1036 of the Code;

WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, the Shareholder has provided certain consents, approvals and waivers (the “Written Consent”) in accordance with the Company’s Restated Certificate of Incorporation (the “Charter”), and has entered into a voting agreement by and among the Company, Scripps and the Shareholder, dated as of the date hereof (the “Voting Agreement”), in each case in connection with the Company’s entry into the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

WHEREAS, in connection with the entry into this Agreement, the Company and Computershare Trust Company, N.A., a national banking association, as Rights Agent (“Computershare”) desire to amend the Company’s Rights Agreement (the “Rights Agreement”), dated as of September 17, 2008, by and between the Company and Computershare Trust Company, N.A., as rights agent, as amended from time to time, such that the Rights Agreement will apply with respect to shares of New Preferred Stock in lieu of Old Preferred Stock.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

Release of Additional Shares; Exchange of Shares; Transfer Restrictions

Section 1.1 Release of Additional Shares.

(a) Promptly following the execution and delivery of this Agreement, the Company and the Shareholder shall cooperate in good faith to determine the number of Additional Old Preferred Shares to be released to the Shareholder under the terms of the Escrow Agreement as promptly as practicable and in any event prior to the Closing Date.

(b) Promptly following the determination of the number of Additional Old Preferred Shares in accordance to Section 1.1(a) and in any event prior to the Closing Date, the Company and the Shareholder shall execute and deliver, or cause to be executed and delivered, such instructions and other documentation and do all things as may be necessary and proper under the Escrow Agreement to release the Additional Old Preferred Shares to the Shareholder pursuant to the terms of the Escrow Agreement, including the delivery of one (1) or more original share certificate(s) representing such Additional Old Preferred Shares to the Shareholder, and immediately thereafter terminate the Escrow Agreement. Any shares of Old Preferred Stock distributed or released to the Company, which shall not include the Additional Old Preferred Shares to be distributed to the Shareholder in accordance with this Section 1.1, shall be cancelled and shall cease to exist.

Section 1.2 Exchange. Subject to the terms and conditions hereof, at the Closing (as defined below):

(a) The Shareholder shall convey, transfer and deliver to the Company, free and clear of any liens, encumbrances, pledges, charges, claims, options and security interests and similar encumbrances (“Liens”), the (i) number of shares of Series A Preferred Stock equal to the sum of (x) 70,612,031 and (y) the number of Additional Series A Shares, and (ii) the number of shares of Series C Preferred Stock equal to the sum of (x) 24,798,816 and (y) the number of Additional Series C Shares (collectively, the “Old Exchange Shares”). In exchange for the Old Exchange Shares, the Company shall issue to the Shareholder (i) the number of shares of

Series A-1 Preferred Stock equal to the Series A-1 Share Amount and (ii) the number of shares of Series C-1 Preferred Stock equal to the Series C-1 Share Amount, free and clear of any Liens (collectively, the “New Exchange Shares”) (other than transfer restrictions imposed by applicable securities laws or as set forth in this Agreement, the Company’s Charter or in the Certificates of Designation for the New Preferred Stock).

(b) Upon the conveyance, transfer and delivery to the Company of the Old Exchange Shares, the Old Exchange Shares shall no longer be outstanding and shall be cancelled and shall cease to exist, and the Shareholder shall cease to have any rights with respect thereto, except the right to receive the New Exchange Shares pursuant to Section 1.2(a).

Section 1.3 Closing.

(a) The closing of the Exchange (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m. (Eastern time) on the seventh (7th) Business Day following the date hereof or as promptly as practicable thereafter (including to permit the final determination of the number of Additional Old Preferred Shares and the release of Additional Old Preferred Shares pursuant to Section 1.1). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) At the Closing:

(i) The Shareholder shall deliver, or cause to be delivered, to the Company (1) the original share certificate(s), duly endorsed or with stock powers duly executed in favor of the Company, and with any required stock transfer stamps affixed thereto, representing all the Old Exchange Shares; (2) a duly executed certificate of non-foreign status, dated as of the Closing Date, substantially in the form of the sample certification set forth in U.S. Treasury Regulations Section 1.1445-2(b)(2)(iv)(B); (3) counterparts to the Ancillary Agreements duly executed by the Shareholder; and (4) all other certificates, instruments and documents executed and delivered by the Shareholder as are either necessary or as the Company may reasonably request in order to effectively transfer ownership and control of the Shareholder’s Old Exchange Shares to the Company.

(ii) The Company shall deliver, or cause to be delivered, to the Shareholder (1) one or more original share certificates issued to and registered in the name of the Shareholder and with any required stock transfer stamps affixed thereto or evidence of book entry delivery evidencing the issuance of, the number of New Exchange Shares to be conveyed to the Shareholder pursuant to Section 1.2(a); and (2) counterparts to the Ancillary Agreements duly executed by the Company.

(c) The Parties agree that a “Series A Mandatory Conversion” of the Series A Preferred Stock, as such term is defined in the Charter, is deemed to occur upon the effectiveness of the Exchange at the Closing, and the Series A Preferred Stock will be retired by the Company following the Closing.

Section 1.4 Further Assurances. If, at any time before or after the Closing, one of the Parties reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Exchange or to carry out the purposes and intent of this Agreement, then the Company and the Shareholder and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Exchange and to carry out the purposes and intent of this Agreement.

Section 1.5 Restrictions on Transfer.

(a) The Shareholder shall, and shall cause the other members of the ANPP Stockholder Group (as defined in the Charter) to, not Transfer and in the aggregate retain record and Beneficial Ownership of, the following minimum amounts of shares of the Company’s Series C Common Stock, par value $0.01 per share (the “Series C Common Stock”):

(i) Until the first anniversary of the Closing, the number of shares of Series C Common Stock equal to 80% of the sum of (x) 70,612,031 and (y) the number of Additional Series A Shares (rounded up to the nearest whole share) (such amount calculated pursuant to this clause (i), the “Initial Restricted C Amount,” and the sum of clauses (x) and (y), the “Released C Share Amount”);

(ii) After the first anniversary of the Closing until the second anniversary of the Closing Date, the number of shares of Series C Common Stock equal to (x) the Initial Restricted C Amount minus (y) 26.67% of the Released C Share Amount (rounded up to the nearest whole share);

(iii) After the second anniversary of the Closing until the third anniversary of the Closing Date, the number of shares of Series C Common Stock equal to (x) the Initial Restricted C Amount minus (y) 53.34% of the Released C Share Amount (rounded up to the nearest whole share); and

(iv) After the third anniversary of the Closing, zero shares of Series C Common Stock;

provided, however, that in calculating the foregoing minimum ownership amounts, (i) the number of shares of Series C Common Stock that are both owned of record and Beneficially Owned by members of the ANPP Stockholder Group shall include the number of shares of Series C Common Stock into which the shares of Series C-1 Preferred Stock that are both owned of record and Beneficially Owned by members of the ANPP Stockholder Group are then convertible, and (ii) in the event that any member of the ANPP Stockholder Group makes a Permitted Pledge of shares of Series C Common Stock, such Permitted Pledge shall not constitute a Transfer or cause such shares to cease to be deemed Beneficially Owned by such member for purposes of this Section 1.5.

(b) Any purported Transfer which is not in accordance with the terms and conditions of this Section 1.5 shall be null and void ab initio, and shall not be recorded in the stock transfer books of the Company.

(c) The Shareholder hereby consents, on behalf of itself and the other members of the ANPP Stockholder Group, to an appropriate restrictive legend referencing these transfer restrictions being included in any stock certificate or other evidence of ownership of the shares of Series C-1 Preferred Stock or Series C Common Stock to which this Section 1.5 applies.

ARTICLE 2

Representations and Warranties

Section 2.1 Representations and Warranties of Each Party. Except as otherwise specified below, each Party represents and warrants to the other Party, as of the date hereof and as of the Closing Date, severally and not jointly and solely with respect to itself, as follows:

(a) Due Organization and Good Standing. It is duly incorporated or organized, validly existing and in good standing (to the extent that its jurisdiction of organization recognizes the concept of good standing) under the laws of its jurisdiction of incorporation or organization.

(b) Authority. It has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements (and, in the case of the Shareholder, the Written Consent) and to perform its obligations hereunder and, as applicable, thereunder. The execution and delivery of this Agreement and the Ancillary Agreements (and, in the case of the Shareholder, the Written Consent) by it has been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize this Agreement and the Ancillary Agreements (and, in the case of the Shareholder, the Written Consent). This Agreement (and, in the

case of the Shareholder, the Written Consent) has been, and at the Closing the Ancillary Agreements will be, duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties to this Agreement and the Ancillary Agreements (and, in the case of the Shareholder, the Written Consent), constitutes a legal, valid and binding obligation of it, enforceable against such Party in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither Party has granted nor is it a party to any proxy, voting trust or other agreement that is inconsistent with, conflicts with or violates any provision of this Agreement or the Ancillary Agreements (or, in the case of the Shareholder, the Written Consent).

(c) Regulatory Approvals. The execution and delivery by it of this Agreement and the Ancillary Agreements (and, in the case of the Shareholder, the Written Consent) and the performance of its obligations hereunder and thereunder require no action by or in respect of, or filing with, any Governmental Authority, other than (i) any clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable securities Laws and (ii) any actions or filings under Laws the absence of which would not reasonably be expected, individually or in the aggregate, to materially and adversely affect its ability to timely perform its obligations and consummate the transactions contemplated hereunder or thereunder.

(d) Non-Contravention. The execution, delivery and performance by it of this Agreement and the Ancillary Agreements (and, in the case of the Shareholder, the Written Consent) do not (i) violate any applicable Law; (ii) conflict with or constitute a default, breach or violation of (with or without notice or lapse of time, or both) the terms, conditions or provisions of, or result in the acceleration of (or the creation in any person of any right to cause the acceleration of) any performance of any obligation or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any contract, agreement or instrument to which it is subject, which would prevent it from performing any of its obligations hereunder or thereunder; or (iii) require any consent by or approval of or notice to any other person or entity (other than a Governmental Authority) except where the failure to obtain such consent or approval or make such notice would not have a material adverse effect on such Party’s ability to consummate the transactions contemplated hereby or thereby.

(e) Shareholder Consent. The parties hereby acknowledge and agree that the Written Consent is irrevocable and fully complies with the terms and conditions of the Charter with respect to the waiver of the requirements of the Charter, including Article IV, Section C.6 of the Charter. The Shareholder represents and warrants that such Written Consent remains in effect as of the date hereof and as of the Closing.

(f) No Other Representations and Warranties. It acknowledges and agrees that neither the other Party nor the other Party’s agents or representatives makes or has made (i) any express or implied representation or warranty on behalf of such other Party, other than those expressly set forth in this Article 2 or (ii) any representations or warranties with respect to any financial projections, financial forecasts or forward-looking information provided to it.

Section 2.2 Additional Representations and Warranties of the Shareholder. The Shareholder represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

(a) Title to Old Exchange Shares. As of the date hereof, the Shareholder is the sole and exclusive record owner of 70,612,031 shares of Series A Preferred Stock and 24,798,816 shares of the Series C Preferred Stock. After the release of the Additional Old Preferred Shares in accordance with Section 1.1 and immediately prior to the Closing, the Shareholder will be the sole and exclusive record owner of all of the Old Exchange Shares, free and clear of any Liens (other than transfer restrictions imposed by applicable securities laws or as set forth in the Company’s Charter). The Exchange provided for herein will vest in the Company absolute title to all of the Old Exchange Shares, free and clear of any and all Liens.

(b) Investment Intent. The Shareholder acknowledges that the New Exchange Shares acquired hereby have not been registered under the Securities Act or under any state or foreign securities Laws, and is aware that the sale of such shares to it is being made in reliance on a private placement exemption from registration under the Securities Act. The Shareholder (i) is acquiring the New Exchange Shares for its own account pursuant to an exemption from registration under the Securities Act for investment only and with no present intention of distributing any of such shares to any person or any arrangement or understanding with any other persons regarding the distribution of such shares; (ii) will not sell or otherwise dispose of any New Exchange Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws; (iii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in such New Exchange Shares and to form an investment decision with respect thereto; (iv) has the ability to bear the economic risks of its prospective investment in such New Exchange Shares and can afford the complete loss of such investment; and (v) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act). The Shareholder understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

Section 2.3 Additional Representations and Warranties of the Company. The Company represents and warrants to the Shareholder, as of the date hereof and as of the Closing Date, as follows:

(a) New Exchange Shares. The New Exchange Shares to be issued to the Shareholder at the Closing will be duly authorized and validly issued in accordance with the terms of the Company’s organizational documents as they are in effect as of the Closing Date.

(b) Title. Upon the delivery to the Shareholder by the Company at the Closing of the New Exchange Shares in the manner provided in Section 1.3, the Shareholder will hold good and valid title to such New Exchange Shares, free and clear of all Liens (other than transfer restrictions imposed by applicable securities laws or as set forth in this Agreement, the Company’s Charter or in the Certificates of Designation for the New Preferred Stock).

ARTICLE 3

Definitions

Section 3.1 Certain Terms. The following terms have the meanings given to them below:

“Ancillary Agreements” means, collectively, the Registration Rights Amendment and the Share Repurchase Amendment.

“Beneficial Ownership” or “Beneficially Own” has the meaning given to such term in Rule 13d-3 under the Exchange Act, as amended; provided, however, that for purposes of determining Beneficial Ownership, (i) a Person shall be deemed to be the Beneficial Owner of any securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time or occurrence of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) or upon the exercise of conversion rights, exchange rights, warrants, options, rights or otherwise, and (ii) a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, securities that such Person has a right to acquire upon the exercise of Rights (as such term is defined in the Charter).

“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Laws” means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Authority.

“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Permitted Pledge” means a bona fide pledge to, or similar arrangement in connection with a bona fide borrowing from, a financial institution; provided, however, that a Permitted Pledge shall not include any pledge in connection with a hedging or similar transaction or a financing transaction that has substantially the same effect as a hedging or sale transaction (and for purposes of this definition, a hedging or sale transaction shall include, without limitation, a transaction in which the pledged shares (i) constitute all or substantially all of the collateral or security for a financing, (ii) are pledged in connection with a financing in which the lender does not have full recourse to the borrower and the Beneficial Owner of such pledged shares or (iii) represent substantially all the assets of the borrower or the Beneficial Owner of such pledged shares; it being understood that in each of the foregoing clauses (i)–(iii), such shares would not be considered “pledged shares” if pledged in a bona fide margin loan arrangement in which (x) there are no possible events of default or other circumstances that could result in a lender’s exercise of its rights to such shares under the terms of the arrangement while such shares are subject to the transfer restrictions under Section 1.5 and (y) such transaction does not have substantially the same effect as a hedging or sale transaction at any time).

“Registration Rights Amendment” means an amendment to the Registration Rights Agreement, dated as of September 17, 2008, by and between the Company and the Shareholder, as amended from time to time, in the form attached hereto as Exhibit C.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Share Repurchase Amendment” means an amendment to the Share Repurchase Agreement, dated as of May 22, 2014, by and between the Company and the Shareholder, as amended from time to time, in the form attached hereto as Exhibit D.

“Transfer” means, directly or indirectly, to sell, transfer, make a short sale of, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, short sale, assignment, pledge, encumbrance, hypothecation or similar disposition of, any “capital stock” (as defined in the Charter) Beneficially Owned by a stockholder or any interest in any capital stock Beneficially Owned by a stockholder.

Section 3.2 Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “Party” or “Parties” shall refer to parties to this Agreement. The headings of Articles and Sections in this Agreement and the captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and

Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires (i) “or” is disjunctive but not necessarily exclusive and (ii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference in this Agreement to Dollars or $ shall mean U.S. dollars. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

ARTICLE 4

Miscellaneous

Section 4.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile or e-mail or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Shareholder:

Advance/Newhouse Programming Partnership

5000 Campuswood Drive

East Syracuse, New York 13057

Facsimile:    (315) 463-4127

Attention:    Steven A. Miron

Email:         sam@advancenewhouse.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Facsimile:       (212) 558-3588

Attention:    Brian E. Hamilton, Esq.

Email:          hamiltonb@sullcrom.com

and

Sabin, Bermant & Gould LLP

One World Trade Center, 44th Floor

New York, New York 10007

Facsimile:    (212) 381-7201

Attention:    Andrew Kransdorf

Email:          akransdorf@sabinfirm.com

if to the Company:

Discovery Communications, Inc.

One Discovery Place

Silver Spring, Maryland 20910

Facsimile:    (240) 662-1485

Attention:    General Counsel

Email:         Savalle_Sims@discovery.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street New York, NY 10019

Facsimile: (212) 403-2000

Attention: Andrew J. Nussbaum, Esq.

                Karessa L. Cain, Esq.

Email:     AJNussbaum@wlrk.com

                KLCain@wlrk.com

Section 4.2 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

Section 4.3 Amendment. This Agreement may be modified, amended or supplemented at any time by additional written agreements signed by or on behalf of the Parties, as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties; provided, however, that the Company may not modify, amend or supplement this Agreement without the prior written consent of a committee comprised solely of one or more disinterested members of the Board of Directors of the Company (such approval, a “Company Independent Approval”). The Company may not modify, amend, supplement or waive any provision of the Voting Agreement or, prior to their filing with the Secretary of State of the State of Delaware, either the Series A-1 Certificate of Designation or the Series C-1 Certificate of Designation, without a Company Independent Approval.

Section 4.4 Waiver. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective; provided, that any such waiver by the Company shall require a Company Independent Approval. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law. The Company may not waive any provision of the Voting Agreement or, prior to their filing with the Secretary of State of the State of Delaware, either the Series A-1 Certificate of Designation and the Series C-1 Certificate of Designation, without a Company Independent Approval.

Section 4.5 Expenses. All costs, fees and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, whether or not consummated, shall be paid by the Party incurring such cost or expense.

Section 4.6 Governing Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws.

Section 4.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns; provided, that this Agreement shall not be assignable or otherwise transferable, in whole or in part, by any Party without the prior written consent of the other Party. Any assignment in violation of the preceding sentence shall be void.

Section 4.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and neither Party is relying on any other oral or written representation, agreement or understanding and no Party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement.

Section 4.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 4.12, in addition to any other remedy to which they are entitled at law or in equity.

Section 4.10 Failure or Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 4.11 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 4.12 Consent to Jurisdiction. Each Party hereto irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the state courts of the State of Delaware located in Wilmington, Delaware or in the United States District Court for any district within such state, for the purpose of any suit, action or other proceeding arising out of this Agreement. Each Party hereto agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address in accordance with Section 4.1 will be effective service of process for any such action, suit or proceeding. Each Party hereto hereby irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably and unconditionally waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

DISCOVERY COMMUNICATIONS, INC.

By:	/s/ Gunnar Wiedenfels
Name: Gunnar Wiedenfels
Title: Chief Financial Officer

ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP

By:	A/NPP Holdings LLC, as Managing Partner

By:	/Steven A. Miron
Name: Steven A. Miron
Title: Chief Executive Officer

[Signature Page of the Preferred Stock Exchange Agreement]

Exhibit A

Form of Certificate of Designation of the Series A-1 Preferred Stock

FORM OF

CERTIFICATE OF DESIGNATION

OF

SERIES A-1 CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF

DISCOVERY COMMUNICATIONS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Discovery Communications, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That, pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the “Charter”), the Board of Directors adopted the following resolution of the Board of Directors creating a series of [            ] shares of Preferred Stock designated as “Series A-1 Convertible Participating Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SERIES A-1 CONVERTIBLE PARTICIPATING PREFERRED STOCK

ARTICLE 1 Designation and Amount. There shall be a series of Preferred Stock that shall be designated as “Series A-1 Convertible Participating Preferred Stock” (the “Series A-1 Preferred Stock”), and the number of shares constituting such series shall be [            ]. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A-1 Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. The Series A-1 Preferred Stock, together with the series of Preferred Stock, par value $0.01 per share, of the Corporation designated as “Series C-1 Convertible Participating Preferred Stock” (the “Series C-1 Preferred Stock”), are referred to collectively as the “New Convertible Preferred Stock.”

ARTICLE 2 Dividends.

Section 2.1 Dividend Rights. Subject to the prior preferences and other rights of any Senior Stock and the provisions of Section 4 hereof, the holders of shares of Series A-1 Preferred Stock shall be entitled to receive (i) cash dividends per share in an amount equal to the product of (x) the amount of the cash dividend declared and to be paid on a single share of Common Stock and (y) the number of shares of Common Stock into which a share of Series A-1 Preferred Stock may be converted as of the record date for the determination of holders of

Common Stock entitled to receive such dividend; and (ii) dividends or distributions on the Common Stock which are paid or made in Common Stock per share based on the number of shares of Common Stock into which a share of Series A-1 Preferred Stock may be converted as of the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution (any such dividend or distribution contemplated by (i) or (ii), a “Participating Dividend”). Except for a dividend of the Rights pursuant to the Company Rights Plan (a “Rights Dividend”), Participating Dividends shall be the only dividends payable to holders of Series A-1 Preferred Stock, and such Participating Dividends shall be declared and paid only when, as and if such dividend or distribution is declared and paid upon the outstanding shares of Common Stock. Dividends or distributions on the Common Stock which are paid or made in securities (other than Common Stock), properties or other assets of the Corporation or any other Person other than cash shall not constitute Participating Dividends and holders of Series A-1 Preferred Stock shall have no rights with respect thereto, other than as may be provided in Section 5. Participating Dividends shall be payable to holders of record of shares of Series A-1 Preferred Stock as of the record date for the determination of holders of Common Stock entitled to receive such dividend and shall be payable on the payment date established by the Corporation for the payment of such dividend to holders of Common Stock. To the extent that the Series A-1 Preferred Stock is, at the time of the declaration of any such Participating Dividend, convertible into any other securities of the Corporation in addition to or in lieu of being convertible into Common Stock, then the Corporation shall pay to the holders of Series A-1 Preferred Stock, in addition to the amount of the dividend calculated above in respect of the number of shares of Common Stock into which such share of Series A-1 Preferred Stock is then convertible, if any, an amount equal to the amount of the dividend payable per share or other unit of securities into which the Series A-1 Preferred Stock is then convertible multiplied by the number of shares or other units issuable to such holder upon conversion of a share of Series A-1 Preferred Stock.

Section 2.2 Method of Payment. All dividends paid with respect to the shares of Series A-1 Preferred Stock pursuant to Section 2(a) hereof shall be paid pro rata to all the holders of shares of Series A-1 Preferred Stock outstanding on the applicable record date, on an as converted basis.

ARTICLE 3 Distribution Upon Liquidation, Dissolution or Winding Up. Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A-1 Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in cash or property at its fair market value, as determined by the Board of Directors in good faith, or a combination thereof, per share, equal to the Liquidation Preference of a share of Series A-1 Preferred Stock as of the date of payment or distribution, which payment or distribution shall be made pari passu with any such payment or distribution made to the holders of any Parity Stock ranking on a parity basis with the Series A-1 Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation. Following the payment of all amounts owing to holders of each class or series of capital stock of the Corporation having a preference or priority over the Common Stock as to distributions upon the liquidation, dissolution or winding up of the Corporation, then the holders of the Series A-1 Preferred Stock shall be entitled to participate, with the holders of the Common Stock and with the holders of any other securities of the Corporation entitled to participate, pro rata, based upon the number of shares of Common Stock into which the shares of Series A-1 Preferred Stock are then convertible, as to any amounts remaining for distribution to the holders of Common Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon distribution of the Corporation’s assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series A-1 Preferred Stock and to all holders of any Parity Stock ranking on a parity basis with the Series A-1 Preferred Stock with respect to distributions upon liquidation, dissolution or winding up shall be insufficient to permit payment in full to such holders of the respective preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Series A-1 Preferred Stock and such Parity Stock shall be distributed to such holders based upon and in proportion to the full preferential amounts to which the shares of Series A-1 Preferred Stock and such Parity Stock would otherwise be entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3. Notice of the liquidation, dissolution or winding up of the Corporation shall be given, not less than 20 days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the shares of Series A-1 Preferred Stock.

ARTICLE 4 Limitations on Dividends. If at any time the Corporation shall have declared a dividend on the Series A-1 Preferred Stock and failed to pay or set aside consideration sufficient to pay such dividend, or if the Corporation declares a cash dividend on the shares of Common Stock and fails to pay or set aside the Participating Dividend required to be paid to the holders of the Series A-1 Preferred Stock, then (i) the Corporation shall not declare or pay any dividend on or make any distribution with respect to any Parity Stock or Junior Stock or set aside any money or assets for any such purpose until such dividend payable to the holders of Series A-1 Preferred Stock has been paid or consideration sufficient to pay such dividend has been set aside for such purpose, and (ii) neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Series A-1 Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, a sinking fund or otherwise, unless all then outstanding shares of any class or series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed or exchanged pursuant to the terms hereof and thereof.

Neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, if after giving effect to such redemption, exchange, purchase or other acquisition, the amount (as determined by the Board of Directors in good faith) that would be available for distribution to the holders of the Series A-1 Preferred Stock upon liquidation, dissolution or winding up of the Corporation if such liquidation, dissolution or winding up were to occur on the date fixed for such redemption, exchange, purchase or other acquisition of such Parity Stock or Junior Stock would be less than the aggregate Liquidation Preference as of such date of all shares of Series A-1 Preferred Stock then outstanding.

Nothing contained in this Section 4 shall prevent (i) except with respect to the requirement to pay Participating Dividends to the holders of shares of Series A-1 Preferred Stock as set forth in the first paragraph of this Section 4, the payment of dividends on any Junior Stock solely in shares of Junior Stock or the redemption, purchase or other acquisition of Junior Stock solely in exchange for (together with a cash adjustment for fractional shares, if any) shares of Junior Stock, or (ii) the payment of dividends on any Parity Stock solely in shares of Parity Stock and/or Junior Stock or the redemption, exchange, purchase or other acquisition of Parity Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds from the sale of, shares of Parity Stock and/or Junior Stock.

All provisions of this Section 4 are for the sole benefit of the holders of Series A-1 Preferred Stock and accordingly, if the holders of shares of Series A-1 Preferred Stock shall have waived in whole or in part the benefit of the applicable provisions, either generally or in the specific instance, such provision shall not (to the extent of such waiver, in the case of a partial waiver) restrict the redemption, exchange, purchase or other acquisition of, or declaration, payment or making of any dividends or distributions on the New Convertible Preferred Stock, any Parity Stock or any Junior Stock.

ARTICLE 5 Conversion.

Section 5.1 Series A-1 Preferred Stock Optional and Mandatory Conversion. Each outstanding share of Series A-1 Preferred Stock is convertible at the option of the holder at any time into fully paid and non-assessable full share(s) of Series A Common Stock at the then effective Series A-1 Conversion Rate (as defined below). In addition, (i) the holder of each outstanding share of Series A-1 Preferred Stock shall be deemed to have automatically converted such share into fully paid and non-assessable share(s) of Series A Common Stock at the then effective Series A-1 Conversion Rate immediately upon the Transfer (other than a Transfer that is a

Permitted Transfer or a Transfer from one member of the ANPP Stockholder Group to another member of the ANPP Stockholder Group) of such share to any Person, and (ii) the holders of all outstanding shares of Series A-1 Preferred Stock shall be deemed to have automatically converted all such shares of Series A-1 Preferred Stock into fully paid and non-assessable share(s) of Series A Common Stock at such time as the number of issued and outstanding shares of Series A-1 Preferred Stock is less than 80% of the Base Amount. Such conversion pursuant to clauses (i) or (ii) above is referred to herein as the “Series A-1 Mandatory Conversion.” In the event of a Series A-1 Mandatory Conversion, the share(s) of Series A-1 Preferred Stock subject to such Series A-1 Mandatory Conversion shall be automatically converted into fully paid and non-assessable share(s) of Series A Common Stock at the then effective Series A-1 Conversion Rate without any further action by the Corporation or holders of Series A-1 Preferred Stock and whether or not the certificate(s) representing such share(s) of Series A-1 Preferred Stock are surrendered to the Corporation; and the Corporation shall not be obligated to issue certificate(s) evidencing the share(s) of Series A Common Stock issuable upon such Series A-1 Mandatory Conversion unless the certificate(s) evidencing such share(s) of Series A-1 Preferred Stock are delivered to the Corporation, or the holder thereof notifies the Corporation that such certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate(s). In case cash, securities or property other than Series A Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Series A Common Stock in this Section 5 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities. Subject to the provisions for adjustment hereinafter set forth in this Section 5, the Series A-1 Preferred Stock may be converted into Series A Common Stock at the initial conversion rate of nine (9) fully paid and non-assessable share of Series A Common Stock for each share of Series A-1 Preferred Stock so converted (this conversion rate as from time to time adjusted cumulatively pursuant to the provisions of this Section is hereinafter referred to as the “Series A-1 Conversion Rate”).

Section 5.2 Adjustments for Stock Splits, Etc.

(a) In case after the New Issue Date the Corporation shall (1) subdivide the then outstanding shares of Series A Common Stock into a greater number of shares of Series A Common Stock, (2) combine the then outstanding shares of Series A Common Stock into a smaller number of shares of Series A Common Stock, or (3) issue by reclassification of its shares of Series A Common Stock any shares of any other class of capital stock of the Corporation (including any such reclassification in connection with a merger in which the Corporation is the continuing corporation), then the Series A-1 Conversion Rate in effect immediately prior to the opening of business on the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of each share of the Series A-1 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Corporation that such holder would have owned or been entitled to receive immediately following such action had such shares of Series A-1 Preferred Stock been converted immediately prior to such time.

(b) An adjustment made pursuant to this Section 5(b) for a subdivision, combination or reclassification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken.

Section 5.3 Adjustments for Rights, Warrants, Etc. In case the Corporation shall after the New Issue Date issue any rights or warrants to all holders of shares of Series A Common Stock entitling them (for a period of not more than 45 days after the record date for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Series A Common Stock (or Series A Convertible Securities) at a price per share of the Series A Common Stock (or having an initial exercise price or conversion price per share of Series A Common Stock) less than the then current market price per share of such Series A Common Stock on such record date, the number of shares of Series A Common Stock into which each share of Series A-1 Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Series A Common Stock into which such share of Series A-1 Preferred Stock was theretofore convertible immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Series A

Common Stock outstanding on such record date plus the number of additional shares of Series A Common Stock offered for subscription or purchase (or into which the Series A Convertible Securities so offered are initially convertible) and the denominator of which shall be the number of shares of Series A Common Stock outstanding on such record date plus the number of shares of Series A Common Stock, which the aggregate offering price of the total number of shares of Series A Common Stock so offered (or the aggregate initial conversion or exercise price of the Series A Convertible Securities so offered) would purchase at the then current market price per share of Series A Common Stock on such record date. Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. In the event that all of the shares of Series A Common Stock (or all of the Series A Convertible Securities) subject to such rights or warrants have not been issued when such rights or warrants expire (or, in the case of rights or warrants to purchase Series A Convertible Securities which have been exercised, all of the shares of Series A Common Stock issuable upon conversion of such Series A Convertible Securities have not been issued prior to the expiration of the conversion right thereof), then the Series A-1 Conversion Rate shall be readjusted retroactively to be the Series A-1 Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Series A Common Stock (or Series A Convertible Securities) issued upon the exercise of such rights or warrants (or the conversion of such Series A Convertible Securities); but such subsequent adjustment shall not affect the number of shares of Series A Common Stock issued upon the conversion of any share of Series A-1 Preferred Stock prior to the date such subsequent adjustment is made. Any determination of the current market price per share of Series A Common Stock under this Section shall be in accordance with Section 5(m).

Section 5.4 Adjustments for Other Distributions and Dividends. In case the Corporation shall distribute after the New Issue Date to all holders of shares of Series A Common Stock (including any such distribution made in connection with a merger in which the Corporation is the continuing corporation, other than a merger to which Section 5(e) is applicable) any securities, evidences of its indebtedness or assets (other than Participating Dividends or with respect to subdivisions, combinations or reclassifications on the Series A Common Stock in respect of which an adjustment is made pursuant to Section 5(b)(i) hereof) or rights or warrants to purchase shares of Series A Common Stock or securities convertible into shares of Series A Common Stock (excluding a Rights Dividend and those referred to in Section 5(c) above), then in each such case the number of shares of Series A Common Stock into which each share of Series A-1 Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Series A Common Stock into which such share was theretofore convertible immediately prior to the record date for the determination of stockholders entitled to receive the distribution by a fraction, the numerator of which shall be the then current market price per share of Series A Common Stock on such record date and the denominator of which shall be such current market price per share of Series A Common Stock less the fair market value on such record date (as determined in good faith by the Board of Directors of the Corporation, whose good faith determination shall be conclusive) of the portion of the securities, assets or evidences of indebtedness or rights or warrants so to be distributed applicable to one share of Series A Common Stock. Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution is made. Any determination of the current market price per share of Series A Common Stock under this Section shall be in accordance with Section 5(m).

Section 5.5 Adjustments for Reclassification, Merger, Etc. In case of any reclassification or change in the Series A Common Stock, Series B Common Stock or Series C Common Stock (other than any reclassification or change referred to in Section 5(b) and other than a change in par value) or in case of any consolidation of the Corporation with any other corporation or any merger of the Corporation into another corporation or of another corporation into the Corporation (other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change (other than a change in par value or any reclassification or change to which Section 5(b) is applicable) in the outstanding Series A Common Stock, Series B Common Stock or Series C Common Stock), or in case of any sale or transfer to another corporation or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of the Corporation, in any such case after the New Issue Date, the Corporation (or its successor in such consolidation or merger) or the purchaser of such properties and assets shall make appropriate provision so that the holder of a share of the Series A-1 Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property that such holder would have owned immediately after such reclassification, change, consolidation, merger, sale or transfer if such holder had converted such share immediately prior to the effective date of such reclassification, change, consolidation, merger, sale or transfer (assuming for this purpose (to the extent applicable) that such holder failed to exercise any rights of election and received per share the kind and amount of shares of stock and other securities and property received per share by a plurality of the non-electing shares), and the holders of the Series A-1 Preferred Stock shall have no other conversion rights under these provisions; provided that effective provision shall be made, in the articles or certificate of incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of the Series A-1 Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be to any such other shares of stock and other securities and property deliverable upon conversion of the Series A-1 Preferred Stock remaining outstanding or other Series A-1 Preferred Stock or other Convertible Securities received by the holders of Series A-1 Preferred Stock in place thereof; and provided, further, that any such resulting or surviving corporation or purchaser shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series A-1 Preferred Stock remaining outstanding, or other Series A-1 Preferred Stock or other Convertible Securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as above provided.

Section 5.6 Notice of Adjustments in Conversion Rates. Whenever the Series A-1 Conversion Rate or the conversion privilege shall be adjusted as provided in Sections 5(b), (c), (d) or (e), the Corporation shall promptly cause a notice to be mailed to the holders of record of the Series A-1 Preferred Stock describing the nature of the event requiring such adjustment and the Series A-1 Conversion Rate in effect immediately thereafter, the kind and amount of stock or other securities or property into which the Series A-1 Preferred Stock shall be convertible after such event. In case of an adjustment pursuant to Section 5(d), such notice shall enclose the resolution of the Board of Directors of the Corporation making the fair market value determination of the Series A Common Stock for the purpose of calculating the Series A-1 Conversion Rate. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of Section 5(h).

Section 5.7 Calculation and Timing of Adjustments. The Corporation may, but shall not be required to, make any adjustment of the Series A-1 Conversion Rate if such adjustment would require an increase or decrease of less than 1% in the Series A-1 Conversion Rate; provided, however, that, in each case, any adjustments which by reason of this Section 5(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5(g) shall be made to the nearest 1/100th of a share. In any case in which this Section 5(g) shall require that an adjustment shall become effective immediately after a record date for such event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any shares of Series A-1 Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Series A Common Stock or other capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Series A Common Stock or other capital stock issuable upon, such conversion before giving effect to such adjustment and (y) paying to such holder cash in lieu of any fractional interest to which such holder is entitled pursuant to Section 5(m); provided, however, that, if requested by such holder, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares of Series A Common Stock or other capital stock, and such cash, upon the occurrence of the event requiring such adjustment. For the avoidance of doubt, no adjustments shall be made under this Section 5 with respect to any Participating Dividends paid to the holders of Series A-1 Preferred Stock.

Section 5.8 Notice of Certain Events. In case at any time:

(a) the Corporation shall take any action which would require an adjustment in the Series A-1 Conversion Rate pursuant to Section 5;

(b) there shall be any capital reorganization or reclassification of the Common Stock (other than a change in par value), or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale, transfer or lease of all or substantially all of the properties and assets of the Corporation, or a tender offer for shares of Common Stock representing at least a majority of the total voting power represented by the outstanding shares of Common Stock which has been recommended by the Board of Directors as being in the best interests of the holders of Common Stock; or

(c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any such event, the Corporation shall give written notice to the holders of the Series A-1 Preferred Stock at their respective addresses as the same appear on the books of the Corporation, at least twenty days (or ten days in the case of a recommended tender offer as specified in clause (ii) above) prior to any record date for such action, dividend or distribution or the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, lease, tender offer, dissolution, liquidation or winding up, during which period such holders may exercise their conversion rights; provided, however, that any notice required by any event described in clause (ii) of this Section 5(h) shall be given in the manner and at the time that such notice is given to the holders of Common Stock. Without limiting the obligations of the Corporation to provide notice of corporate actions hereunder, the failure to give the notice required by this Section 5(h) or any defect therein shall not affect the legality or validity of any such corporate action of the Corporation or the vote upon such action.

Section 5.9 Procedures for Conversion. Before any holder of Series A-1 Preferred Stock shall be entitled to convert the same into Series A Common Stock (or, in the case of the Series A-1 Mandatory Conversion, before any holder of Series A-1 Preferred Stock so converted shall be entitled to receive certificate(s) evidencing the shares of Series A Common Stock or other securities or property, as applicable, issuable upon such conversion), such holder shall surrender the certificate(s) for such Series A-1 Preferred Stock at the office of the Corporation or at the office of the transfer agent for the Series A-1 Preferred Stock, which certificate(s), if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and shall give written notice to the Corporation at said office that such holder elects to convert all or a part of the shares represented by said certificate(s) (or, in the case of the Series A-1 Mandatory Conversion, that such holder is surrendering the same) in accordance with the terms of this Section 5(i), and shall state in writing therein the name or names in which such holder wishes the certificate(s) for Series A Common Stock or other securities or property, as applicable, to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Series A-1 Preferred Stock and the Corporation, whereby the holder of such Series A-1 Preferred Stock shall be deemed to subscribe for the amount of Series A Common Stock or other securities or property, as applicable, which such holder shall be entitled to receive upon conversion of the number of share(s) of Series A-1 Preferred Stock to be converted, and, in satisfaction of such subscription, to deposit the share(s) of Series A-1 Preferred Stock to be converted, and thereby the Corporation shall be deemed to agree that the surrender of the shares of Series A-1 Preferred Stock to be converted shall constitute full payment of such subscription for Series A Common Stock to be issued upon such conversion. The Corporation will as soon as practicable after such deposit of the certificate(s) for Series A-1 Preferred Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of the Corporation or of said transfer agent to the Person for whose account such Series A-1 Preferred Stock was so surrendered, or to his nominee(s) or, subject to compliance with applicable law, transferee(s), certificate(s) for the number of full share(s) of Series A Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided together with an amount in cash equal to the full amount of any cash dividend declared (or required to be declared) on the Series A-1 Preferred Stock which, as of the date of such conversion, remains unpaid (provided, that the Corporation will use commercially reasonable efforts to make such delivery within two Business Days after such deposit and such notice and statement). If surrendered certificate(s) for Series A-1 Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder, or to his nominee(s), without charge therefor, new certificate(s) representing the aggregate of the unconverted shares. Such conversion shall be deemed to have been made as of the date of such surrender of the Series A-1 Preferred Stock to be converted or date of the event that gives rise to the Series A-1 Mandatory Conversion; and the Person(s) entitled to receive the Series A Common Stock issuable upon conversion of such Series A-1 Preferred Stock shall be treated for all purposes as the record holder or holders of such Series A Common Stock on such date.

Section 5.10 Transfer Taxes. The issuance of certificate(s) for share(s) of Series A Common Stock upon conversion of share(s) of Series A-1 Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance; provided, however, if any such certificate is to be issued in a name other than that of the registered holder of the share(s) of Series A-1 Preferred Stock converted, the Person(s) requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

Section 5.11 Reservation of Shares. The Corporation shall reserve and keep available at all times thereafter, solely for the purpose of issuance upon conversion of the outstanding shares of Series A-1 Preferred Stock, such number of shares of Series A Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A-1 Preferred Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Series A-1 Preferred Stock by delivery of shares of Series A Common Stock which are held in the treasury of the Corporation. The Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Series A Common Stock issuable upon conversion of shares of Series A-1 Preferred Stock at the Series A-1 Conversion Rate in effect from time to time will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights.

Section 5.12 Retirement of Series A-1 Preferred Stock. All shares of Series A-1 Preferred Stock received by the Corporation upon conversion thereof shall be retired and shall not be reissued.

Section 5.13 Payment in Lieu of Fractional Shares. The Corporation shall not be required to issue fractional shares of Series A Common Stock or scrip upon conversion of the Series A-1 Preferred Stock. As to any final fraction of a share of Series A Common Stock which a holder of one or more shares of Series A-1 Preferred Stock would otherwise be entitled to receive upon conversion of such shares in the same transaction, the Corporation shall make a cash payment in respect of such final fraction in an amount equal to the same fraction of the current market price of a full share of Series A Common Stock as determined in good faith by the Board of Directors. For the purpose of any computation of current market price under this Certificate of Designation, current market price of any security on any date shall be deemed to be the average of the daily closing prices per share of such security for the 20 consecutive Trading Days immediately prior to such date or, with respect to any adjustment in conversion rights as set forth herein, the earlier of the date in question and the date immediately prior to the Ex Date; provided, however, that if any other transaction occurs requiring an adjustment in the conversion rights as set forth herein, and the Ex Date for such other transaction falls during such 20 consecutive Trading Day period, then, and in each such case, the current per share market price shall be appropriately adjusted. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported on the principal national securities exchange on which the security is listed or admitted to trading or, if the security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the security selected by the Board of Directors of the Corporation.

Section 5.14 Regulatory Matters. If any shares of Series A Common Stock which would be issuable upon conversion of shares of Series A-1 Preferred Stock require the approval of any governmental authority before such shares may be issued upon conversion, the Corporation, at the request and expense of the holder(s) of such Series A-1 Preferred Stock, will use its reasonable best efforts to cooperate with the holder(s) of such Series A-1 Preferred Stock to obtain such approvals.

ARTICLE 6 Voting Rights.

Section 6.1 General Voting Rights. In connection with any matter as to which the holders of Series A Common Stock and Series B Common Stock are entitled to vote other than the election of Common Stock Directors, each share of Series A-1 Preferred Stock issued and outstanding as of the record date for such meeting shall have (and the holder of record thereof shall be entitled to cast) the number of votes equal to the number of votes such holder would have been entitled to cast had it converted its shares of Series A-1 Preferred Stock into shares of Series A Common Stock immediately prior to the record date for the determination of stockholders entitled to vote upon such matter. Except as provided in this Section 6 and Article IV, Section C.5 and Article IV, Section B.1 of the Charter, and except as otherwise may be required by law or Series Preferred Stock Designation of any other series of Series Preferred Stock, the holders of Common Stock, the holders of Convertible Preferred Stock, the holders of New Convertible Preferred Stock and the holders of any other series of Series Preferred Stock entitled to vote thereon, if any, shall be entitled to notice of and to attend any, meeting of stockholders and to vote together as one class with respect to all matters to be voted on by stockholders of the Corporation (including for purposes of Article VII of the Charter, but excluding, with respect to the Series A-1 Preferred Stock, the election of directors and any matter provided by Section 242 of the DGCL, but including, without limitation, and irrespective of the provisions of Section 242(b)(2) of the DGCL, any proposed amendment to the Charter that would (x) increase (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established or (y) decrease (i) the number of authorized shares of Common Stock or any series thereof, (ii) the number of authorized shares of Preferred Stock or any series thereof or (iii) the number of authorized shares of any other class or series of capital stock of the Corporation hereafter established (but not below the number of shares of such class or series of capital stock, as the case may be, then outstanding)), and no separate class or series vote or consent of the holders of shares of any class or series of capital stock of the Corporation shall be required for the approval of any such matter.

Section 6.2 Election of Series A-1 Preferred Stock Directors.

(a) Until such time as a Series A-1 Mandatory Conversion shall be deemed to have occurred pursuant to Section 5(a)(ii), the holders of the Series A-1 Preferred Stock shall have the exclusive right to elect three members of the Board of Directors (each such director elected by the holders of the Series A-1 Preferred Stock is hereinafter referred to as a “Series A-1 Preferred Stock Director”), and the holders of the Series A Common Stock, Series B Common Stock or Series A Preferred Stock shall have no right to vote or participate in the election of the Series A-1 Preferred Stock Directors. Notwithstanding the foregoing provisions of this Section, so long as the applicable rules and regulations of the NASDAQ or the Commission (in each case, as may be amended from time to time) require that the Board of Directors or any committee thereof, include as members thereof, directors who qualify as Independent Directors, then two of the persons proposed, designated or nominated in writing or otherwise by the holders of the Series A-1 Preferred Stock to serve as a Series A-1 Preferred Stock Director will, in addition to any other qualifications as a director imposed by the DGCL, qualify as Independent Directors, as determined by the then current Board, acting in good faith. The provisions relating to classification and appointment of directors set forth in Article V, Sections B and D of the Charter shall not apply to the Series A-1 Preferred Stock Directors.

(b) Each Series A-1 Preferred Stock Director will be that person elected, by the written consent of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock given in accordance with Section 6(d) below or by the affirmative vote of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock at a meeting called for that purpose.

(c) A Series A-1 Preferred Stock Director may be removed from office (x) without Cause upon the affirmative vote of the holders of at least a majority of the outstanding shares of the Series A-1 Preferred Stock, voting together as a separate class and (y) may be removed for Cause as provided in Article V, Section C of the Charter as if he or she is a Series A Preferred Stock Director for purposes of this Section 6(b)(iii)(y) only. Any vacancy in the office of a Series A-1 Preferred Stock Director occurring during the effectiveness of the applicable provisions of Section 6(b)(i) shall be filled solely by the written consent of the holders of a majority of the outstanding shares of the Series A-1 Preferred Stock given in accordance with Section 6(d) below or by the affirmative vote of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock at a meeting called for that purpose. Any director elected to fill a vacancy shall and serve the same remaining term as that of his or her predecessor and until his or her successor has been chosen and has qualified.

(d) The holders of Series A-1 Preferred Stock shall have no right to vote or participate in the election of the Common Stock Directors.

Section 6.3 Special A-1 Class Vote Matters. Notwithstanding any other provision in Article VI, Section C.5(c) of the Charter, until such time as a Series A-1 Mandatory Conversion shall be deemed to have occurred pursuant to Section 5(a)(ii), neither the Corporation nor any of its Subsidiaries will take any of the following actions (any such action, a “Special A-1 Class Vote Matter”) following the New Issue Date without having obtained the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Series A-1 Preferred Stock given in accordance with Section 6(d) below or by the affirmative vote of the holders of a majority of the outstanding shares of the Series A-1 Preferred Stock at a meeting called for that purpose:

(a) any increase in the number of members of the Board of Directors to a number of directors in excess of 12;

(b) any fundamental change in the business of the Corporation and its Subsidiaries from the business of the Corporation and its Subsidiaries as conducted as of the New Issue Date or the making of any investment, establishment of joint venture, or any acquisition, in each case, constituting a material departure from the current lines of business of the Corporation and its Subsidiaries (other than any such change, investment, joint venture or acquisition that has been approved in accordance with Section 6(c)(vi) below);

(c) the material amendment, alteration or repeal of any provision of this Certificate of Designation, the Charter or the Bylaws (as defined in Article V, Section F of the Charter) (or the organizational documents of any Subsidiary of the Corporation) or the addition or insertion of other provisions therein, other than (i) any amendments to the articles or certificate of incorporation, bylaws or organizational documents of any Wholly-Owned Subsidiary or (ii) an amendment to or modification of the Charter that is necessary in order to implement any action that has been otherwise approved (x) by the holders of a majority of the outstanding shares of the Series A-1 Preferred Stock or (y) prior to the New Issue Date by the holders of a majority of the outstanding shares of Series A Preferred Stock;

(d) any transaction (a “Related Party Transaction”) between (x) the Corporation or any of its Subsidiaries, on the one hand, and (y) any Related Party of the Corporation, on the other hand, including the amendment of any agreement between the Corporation or any of its Subsidiaries and any Related Party of the Corporation as in effect on the New Issue Date; provided, however, that any transaction between the Corporation or any of its Subsidiaries and a Related Party of the Corporation will not constitute a Related Party Transaction if the terms and conditions of such transaction, taken as a whole, are no more favorable to such Related Party than the terms and conditions made available to similarly situated third parties, or, if there are no such similarly situated third parties, such transaction is otherwise on arm’s length terms;

(e) the merger, consolidation or other business combination by the Corporation into or with any other entity, other than any transaction involving only the Corporation and/or one or more direct or indirect

Wholly-Owned Subsidiaries of the Corporation; provided, however, that the provisions of this Section will not apply to the Merger or apply to transactions that have been approved in accordance with Section 6(c)(vi) and (vii) below;

(f) the acquisition by the Corporation or any of its Subsidiaries of any assets or properties (including stock or other equity interests of a third party) in one transaction or a series of related transactions, which assets or properties have an aggregate value or funding commitment by the Corporation in excess of $250 million;

(g) the disposition (by way of sale, distribution to stockholders of the Corporation of any securities or assets, or any other means) by the Corporation or any of its Subsidiaries of any assets or properties (including stock or other equity interests of a third party) in one transaction or a series of related transactions, which assets or properties have an aggregate value in excess of $250 million;

(h) the authorization, issuance, reclassification, redemption, exchange, subdivision or recombination of any equity securities of the Corporation or its material Subsidiaries, other than: (1) any issuance of equity securities to the Corporation or its Subsidiaries of any entity if subsequent to such issuance, such entity would be a direct or indirect Wholly-Owned Subsidiary of the Corporation, provided, that such Wholly-Owned Subsidiary may not Transfer such equity securities to any Person other than the Corporation or another Wholly-Owned Subsidiary; (2) any issuance of equity securities in connection with a transaction that has been approved (x) in accordance with Section 6(c)(v) or (vi) above or (y) in connection with an acquisition (or series of related acquisitions) with respect to which the approval of the holders of the Series A-1 Preferred Stock is not otherwise required, provided, that none of the Corporation or any of its Subsidiaries pays consideration consisting of or including capital stock of the Corporation or any of its material Subsidiaries in any such transaction that provides (other than as required by the DGCL) the holders of such security with voting rights superior in any respect to the voting rights of the holders of the Series A Common Stock, on a per share basis; (3) pursuant to the terms of the Company Rights Plan or the Rights distributed pursuant thereto; (4) in connection with the exercise of any stock options or stock appreciation rights of the Corporation or any of its Subsidiaries outstanding immediately following the effectiveness of the Merger; or (5) pursuant to any equity compensation plan of the Corporation approved (x) by the holders of the Series A-1 Preferred Stock or (y) prior to the New Issue Date by the holders of a majority of the outstanding shares of Series A Preferred Stock;

(i) any action resulting in the voluntary liquidation, dissolution or winding up of the Corporation or any material Subsidiary of the Corporation;

(j) any substantial change in Discovery Communication Holding, LLC’s service distribution policy and practices from the service distribution policy and practices of Discovery Communication Holding, LLC and its Subsidiaries as of the New Issue Date;

(k) the declaration or payment of any dividend on, or the making of any distribution to holders of equity securities of the Corporation or any Subsidiary of the Corporation, other than (1) cash dividends payable out of current year earnings; (2) dividends or distributions payable or made in shares of Common Stock or other securities of the Corporation, subject to the limitations otherwise provided for herein; (3) dividends or distributions to the Corporation or any Wholly-Owned Subsidiary of the Corporation that are declared and paid by a Wholly-Owned Subsidiary of the Corporation; and (4) the Rights Dividend;

(l) the incurrence of Indebtedness after the New Issue Date, by or on behalf of the Corporation or any of its Subsidiaries, if (1) such Indebtedness, together with all other Indebtedness of the Corporation and its Consolidated Group, would exceed four (4) times the Cash Flow of the Corporation and its Consolidated Group for the last four (4) consecutive calendar quarters (the “Annualized Cash Flow”) or (2) the Debt Service for the next twelve (12) calendar months related to such Indebtedness, together with the Debt Service for the next twelve (12) calendar months for all other Indebtedness of the Corporation and its Consolidated Group, would exceed sixty-six percent (66%) of the Annualized Cash Flow of the Corporation and its Consolidated Group;

(m) the appointment or removal of the Chairman of the Board of Directors of the Corporation and the appointment or removal of the Chief Executive Officer of the Corporation;

(n) any offering of any security of the Corporation or any of its Subsidiaries that would constitute a “public offering” within the meaning of the Securities Act of 1933, other than, (1) in connection with an acquisition (or series of related acquisitions) with respect to which the approval of the holders of the Series A-1 Preferred Stock is not otherwise required; (2) an offering of securities pursuant to the Company Rights Plan; or (3) in connection with any equity compensation plan of the Corporation or any of its Subsidiaries in effect as of the New Issue Date or approved (x) by the holders of the Series A-1 Preferred Stock or (y) prior to the New Issue Date by the holders of a majority of the outstanding shares of Series A Preferred Stock; provided that, in the case of (1) of this subsection, none of the Corporation or any of its Subsidiaries pays consideration consisting of capital stock of the Corporation or any of its Subsidiaries in any such transaction that provides (other than as required by the DGCL) the holders of such security with voting rights superior in any respect to the voting rights of the holders of the Series A Common Stock, on a per share basis; and

(o) the adoption of the Annual Business Plan of the Corporation and any material deviation therefrom,

provided, however, that any actions authorized or approved prior to the New Issue Date by the holders of a majority of the outstanding shares of Series A Preferred Stock pursuant to Article IV, Section C.5 of the Charter shall not be a Special A-1 Class Vote Matter requiring the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock pursuant to this Section 6(c).

Section 6.4 Action By Written Consent. With respect to actions by the holders of the Series A-1 Preferred Stock upon those matters on which such holders are entitled to vote as a separate class (including but not limited to the Special A-1 Class Vote Matters), such actions may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by at least a majority of the outstanding shares of Series A-1 Preferred Stock, and shall be delivered to the Corporation as provided in the DGCL. Notice shall be given in accordance with the applicable provisions of the DGCL of the taking of corporate action without a meeting by less than unanimous written consent.

ARTICLE 7 ANPP Right of First Offer.

Section 7.1 If at any time prior to the date that is seven years plus six months after the New Issue Date (the “Restricted Period”), and subject to the terms and conditions of this Section 7, any member of the ANPP Stockholder Group proposes to initiate a Permitted Transfer to a Third Party of shares of Series A-1 Preferred Stock (in such capacity, the “Proposed ANPP Transferor,” and such shares, for purposes of this Section 7, the “Offered Shares”), the Proposed ANPP Transferor shall first provide written notice of such proposal to the Corporation in accordance with the provisions of this Section 7 prior to Transferring such Offered Shares to a Third Party. Such written notice (a “ROFO Notice”) shall state that the Proposed ANPP Transferor proposes to initiate a Transfer to a Third Party, and shall indicate the amount of Offered Shares proposed to be included in the Permitted Transfer.

Section 7.2 Upon receipt of a ROFO Notice by the Corporation, the Corporation shall have forty-five (45) calendar days (the “ROFO Notice Period”) to make an offer to purchase all of the Offered Shares by delivering a written notice (a “ROFO Offer Notice”) to the Proposed ANPP Transferor stating that it irrevocably offers to purchase such Offered Shares at a purchase price per share specified by the Corporation (the “ROFO Price”). Any such offer by the Corporation may not be conditioned on the receipt of financing. The Proposed ANPP Transferor shall have until the end of the ROFO Response Period (as defined below) to accept or reject the offer set forth in the ROFO Offer Notice. If such offer is accepted, the parties shall promptly (within five (5) calendar days of acceptance) enter into a customary transfer agreement for the Offered Shares, and such transaction shall close not later than five (5) calendar days thereafter (subject to regulatory approvals, if any).

Section 7.3 Within the period (the “ROFO Response Period”) ending forty-five (45) calendar days after (x) the Corporation’s delivery of a ROFO Offer Notice or (y) if no ROFO Offer Notice is delivered, the end of the ROFO Notice Period, the Proposed ANPP Transferor may enter into a binding agreement to Transfer the Offered Shares to a Third Party (such agreement, for purposes of this Section 7, a “Third Party Agreement”);

provided, however, that if the Corporation has delivered a ROFO Offer Notice to the Proposed ANPP Transferor, the purchase price to be paid by a Third Party for the Offered Shares must be greater than the ROFO Price (and any non-cash consideration offered by the Third Party shall be valued at fair market value for purposes of determining the proposed purchase price).

Section 7.4 During the ROFO Response Period, the Proposed ANPP Transferor shall keep the Corporation reasonably informed regarding the material terms and status of discussions with any Third Parties regarding a potential Third Party Agreement. If the Proposed ANPP Transferor does not enter into a Third Party Agreement to Transfer the Offered Shares within the ROFO Response Period as contemplated by this Section 7, the rights of the Corporation and the obligations of the members of the ANPP Stockholder Group under this Section 7 shall be deemed to be reinstated and any shares of Series A-1 Preferred Stock may not be Transferred to a Third Party in a Permitted Transfer unless the Proposed ANPP Transferor sends a new ROFO Offer Notice in accordance with, and otherwise complies with, this Section 7. The members of the ANPP Stockholder Group may deliver a ROFO Offer Notice no more frequently than once in any six (6) month period.

Section 7.5 Any notice required to be given to the Corporation pursuant to this Section 7, including a ROFO Notice, shall be deemed duly given if sent by courier or overnight delivery service, or mailed by certified or registered mail, and addressed to the office of the Corporation. Any notice required to be given to a Proposed ANPP Transferor pursuant to this Section 7, including a ROFO Offer Notice, shall be deemed duly given if sent by courier or overnight delivery service, or mailed by certified or registered mail, at the Proposed ANPP Transferor’s address appearing on the books of the Corporation. Such notice shall be deemed duly received on the date when duly delivered at the address of the recipient.

ARTICLE 8 Waiver. Unless otherwise provided in this Certificate of Designation or the Charter, any provision which, for the benefit of the holders of the New Convertible Preferred Stock or any series thereof, prohibits, limits or restricts actions by the Corporation, or imposes obligations on the Corporation, may be waived in whole or in part, or the application of all or any part of such provision in any particular circumstance or generally may be waived, in each case only pursuant to the consent of the holders of a majority (or such greater percentage thereof as may be required by applicable law or any applicable rules of any national securities exchange) of the outstanding shares of New Convertible Preferred Stock, or the series thereof so affected, consenting together as a single class. Any such waiver shall be binding on all holders, including any subsequent holders, of the New Convertible Preferred Stock.

ARTICLE 9 Method of Giving Notices. Except as provided in Section 7(e), any notice required or permitted hereby to be given to the holders of shares of Series A-1 Preferred Stock shall be deemed duly given if deposited in the United States mail, first class mail, postage prepaid, and addressed to each holder of record at the holder’s address appearing on the books of the Corporation or supplied by the holder in writing to the Corporation for the purpose of such notice.

ARTICLE 10 Exclusion of Other Rights. Except as provided in the Charter or the Bylaws of the Corporation or as may otherwise be required by law and except for the equitable rights and remedies which may otherwise be available to holders of Series A-1 Preferred Stock, the shares of Series A-1 Preferred Stock shall not have any designations, preferences, limitations or relative rights other than those specifically set forth herein.

ARTICLE 11 Heading of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

ARTICLE 12 Defined Terms.

Section 12.1 As used in this Certificate of Designation, the following terms shall have the following meanings:

(a) “Base Amount” means the number of shares of Series A-1 Preferred Stock issued to the members of the ANPP Stockholder Group as of the New Issue Date.

(b) “Liquidation Preference” measured per share of Series A-1 Preferred Stock as of the date in question (the “Determination Date”), means an amount equal to $0.09 (as appropriately adjusted to take into account any stock splits, reverse splits and the like affecting the Series A-1 Preferred Stock occurring after the New Issue Date). In connection with the determination of the Liquidation Preference of a share of Series A-1 Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, the Determination Date shall be the record date for the distribution of amounts payable to stockholders in connection with any such liquidation, dissolution or winding up.

(c) “New Conversion Shares” means the Series A-1 Conversion Shares and shares of Common Stock or other securities of the Corporation issued or issuable upon conversion of the shares of Series C-1 Preferred Stock.

(d) “New Issue Date” means the date on which shares of Series A-1 Preferred Stock are first issued.

(e) “Maximum Amount” means a number of shares of Common Stock equal to (i) 7.5% of the sum of (A) 421,889,705, (B) the number of New Conversion Shares issued or issuable in respect of (x) [            ]1 shares of Series A-1 Preferred Stock and (y) [            ]2 shares of Series C-1 Preferred Stock as of the date of determination, and (C) the number of shares of Common Stock issuable upon exercise of the Converted Options (as defined in the Merger Agreement); plus (ii) the number of New Conversion Shares issuable upon conversion of shares of New Convertible Preferred Stock issued to the members of the ANPP Stockholder Group upon the New Issue Date; provided, that, in the event any member of the ANPP Stockholder Group or any ANPP Permitted Transferee Transfers shares of New Convertible Preferred Stock or New Conversion Shares following the New Issue Date (other than in a Transfer that constitutes a Permitted Transfer) then the amount of shares calculated above will be reduced by such number of shares of New Conversion Shares issuable upon conversion of shares of New Convertible Preferred Stock or New Conversion Shares so Transferred. Notwithstanding the foregoing, in the event any member of the ANPP Stockholder Group or any of its Affiliates, or any ANPP Permitted Transferee or any of its Affiliates (x) acquires, or enters into any agreement, arrangement or understanding to acquire, Beneficial Ownership of shares of Common Stock following the effectiveness of the Merger, or (y) Transfers or enters into any agreement, arrangement or understanding to Transfer, Beneficial Ownership of shares of New Convertible Preferred Stock to any third party, then such acquisition or Transfer, as the case may be, will be deemed, upon the execution or entry of any such agreement, arrangement or understanding or the consummation of any such acquisition or Transfer, to result in the Maximum Amount being exceeded to the extent that after giving effect to such acquisition of Beneficial Ownership of shares of Common Stock or such Transfer of Beneficial Ownership of shares of New Convertible Preferred Stock, the aggregate voting power (stated as a percentage) of all shares of Common Stock Beneficially Owned by the members of the ANPP Stockholder Group and its Affiliates, the ANPP Permitted Transferee and its Affiliates, or such third-party Transferee and its Affiliates (including for these purposes New Conversion Shares), as applicable, would exceed by more than one percentage point the aggregate voting power of the ANPP Stockholder Group to vote with the holders of the Common Stock, voting together as a single class, on matters that may be submitted to a vote of stockholders of the Corporation (other than the election of directors) immediately following the effectiveness of the Merger; provided, that 792,361 shares will be excluded for purposes of calculating whether the one percentage point voting power threshold has been exceeded, and (x) [            ]3 shares of Series A-1 Preferred Stock and (y) any shares of Common Stock issuable upon exercise of the Converted Options, will, in each case, be deemed to have been outstanding immediately following the effectiveness of the Merger for purposes of calculating whether the one percentage point voting power threshold has been exceeded.

[1]	Represents the number of shares of Series A Preferred Stock to be released from escrow, as converted to Series A-1 Preferred Stock.
[2]	Represents the number of shares of Series C Preferred Stock to be released from escrow, as converted to Series C-1 Preferred Stock.
[3]	Represents the number of shares of Series A Preferred Stock to be released from escrow, as converted to Series A-1 Preferred Stock.

(f) “Parity Stock” means, as the context requires, any class or series of capital stock, whether now existing or hereafter created, of the Corporation ranking on a parity basis with the Series A-1 Preferred Stock as to dividend rights, rights of redemption and/or rights on liquidation, as the case may be. Capital stock of any class or series shall rank on a parity basis as to dividend rights, rights of redemption or rights on liquidation with the Series A-1 Preferred Stock, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or sinking fluid or mandatory redemption provisions, if any, are different from those of the Series A-1 Preferred Stock, if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective accrued and unpaid dividends, redemption prices or liquidation prices, respectively, without preference or priority, one over the other, as between the holders of shares of such class or series and the holders of Series A-1 Preferred Stock. No class or series of capital stock that ranks junior to the Series A-1 Preferred Stock as to rights on liquidation shall rank or be deemed to rank on a parity basis with the Series A-1 Preferred Stock as to dividend rights or rights of redemption, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides. The Series A-1 Preferred Stock, the Series C-1 Preferred Stock, the Series A Preferred Stock and the Series C Preferred Stock shall each be deemed to be Parity Stock as to each of the other such series.

(g) “Permitted Transfer” means the Transfer of (i) all shares of Series A-1 Preferred Stock then outstanding and (ii) all shares of Series A-1 Conversion Shares held by such Person Transferring shares of Series A-1 Preferred Stock and its Affiliates to any Transferee so long as after giving effect to such Transfer to it, the shares of New Convertible Preferred Stock and Common Stock Beneficially Owned by such Transferee and its Affiliates (including any New Conversion Shares) immediately following such Transfer do not result in such Transferee and its Affiliates collectively Beneficially Owning a number of shares that is in excess of the Maximum Amount.

(h) “Rights Plan Junior Preferred Stock” means (i) the Corporation’s Series A Junior Preferred Stock, par value $0.01 per share, having the designations, relative rights, preferences and limitations set forth in the Certificate of Designations of the Series A Junior Preferred Stock, (ii) the Corporation’s Series B Junior Preferred Stock, par value $0.01 per share, having the designations, relative rights, preferences and limitations set forth in the Certificate of Designations of the Series B Junior Preferred Stock, and (iii) the Corporation’s Series C Junior Preferred Stock, par value $0.01 per share, having the designations, relative rights, preferences and limitations set forth in the Certificate of Designations of the Series C Junior Preferred Stock.

(i) “Senior Stock” means, as the context requires, (i) the Rights Plan Junior Preferred Stock, (ii) any class or series of Series Preferred Stock hereafter created, or (iii) any class or series of capital stock, whether now existing or hereafter created, of the Corporation, in each case, ranking prior to the Series A-1 Preferred Stock as to dividend rights, rights of redemption and/or rights on liquidation, as the case may be. Capital stock of any class or series shall rank prior to the Series A-1 Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series A-1 Preferred Stock. No class or series of capital stock that ranks on a parity basis with or junior to the Series A-1 Preferred Stock as to rights on liquidation shall rank or be deemed to rank prior to the Series A-1 Preferred Stock as to dividend rights or rights of redemption, notwithstanding that the dividend rate, dividend payment dates, sinking fund provisions, if any, or redemption provisions thereof are different from those of the Series A-1 Preferred Stock, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides. Notwithstanding the foregoing, any class or series of capital stock which requires the Corporation to cumulate or accrue dividends on such shares, or to pay such dividends in shares of capital stock in the event such dividends are not declared and paid during any dividend period applicable to such class or series, or to add any such unpaid dividends to the liquidation or redemption price of any such class or series of capital stock, shall constitute Senior Stock.

(j) “Series A-1 Conversion Shares” means shares of Common Stock or other securities of the Corporation issued or issuable upon conversion of the shares of Series A-1 Preferred Stock.

(k) “Third Party” means, with respect to a holder of the Series A-1 Preferred Stock, any person who is not an Affiliate of such holder.

(l) “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any capital stock Beneficially Owned by a stockholder or any interest in any capital stock Beneficially Owned by a stockholder; provided, however, that a “Transfer” shall not include a customary agreement to vote shares of capital stock (including the granting of a proxy) in favor of a transaction or other matter as recommended by the Corporation’s board of directors, which agreement may also include customary transfer restrictions, so long as the Corporation’s board of directors approves the entering into of such agreement.

(m) “Transferee” means any Person to whom a Transfer is made.

Section 12.2 As used in this Certificate of Designation, the term “Junior Stock” shall have the same meaning as such same term in the Charter, except that:

(a) References to the “Convertible Preferred Stock” in such definitions shall be replaced with references to the “New Convertible Preferred Stock”;

(b) References to the “Conversion Shares” in such definitions shall be replaced with references to the “New Conversion Shares”;

(c) References to the “Series A Preferred Stock” in such definitions shall be replaced with references to the “Series A-1 Preferred Stock”; and

(d) References to the “Series C Preferred Stock” in such definitions shall be replaced with references to the “Series C-1 Preferred Stock.”

Section 12.3 All other capitalized terms used and not defined in this Certificate of Designation shall have the meanings assigned to them in the Charter.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this          day of              , 2017.

DISCOVERY COMMUNICATIONS, INC. By:

Exhibit B

Form of Certificate of Designation of the Series C-1 Preferred Stock

FORM OF

CERTIFICATE OF DESIGNATION

OF

SERIES C-1 CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF

DISCOVERY COMMUNICATIONS, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Discovery Communications, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

That, pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the “Charter”), the Board of Directors adopted the following resolution of the Board of Directors creating a series of [            ] shares of Preferred Stock designated as “Series C-1 Convertible Participating Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Restated Certificate of Incorporation, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series C-1 Convertible Participating Preferred Stock

ARTICLE 1 Designation and Amount. There shall be a series of Preferred Stock that shall be designated as “Series C-1 Convertible Participating Preferred Stock” (the “Series C-1 Preferred Stock”), and the number of shares constituting such series shall be [            ]. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series C-1 Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. The Series C-1 Preferred Stock, together with the series of Preferred Stock, par value $0.01 per share, of the Corporation designated as “Series A-1 Convertible Participating Preferred Stock” (the “Series A-1 Preferred Stock”), are referred to collectively as the “New Convertible Preferred Stock.”

ARTICLE 2 Dividends.

Section 2.1 Cash Dividend Rights. Subject to the prior preferences and other rights of any Senior Stock and the provisions of Section 4 hereof, the holders of shares of Series C-1 Preferred Stock shall be entitled to receive cash dividends per share in an amount (the “Participating Dividend”) equal to the product of (x) the amount of the cash dividend declared and to be paid on a single share of Common Stock and (y) the number of shares of Common Stock into which a share of Series C-1 Preferred Stock may be converted as of the record date for the determination of holders of Common Stock entitled to receive such dividend. Except for a dividend of the Rights pursuant to the Company Rights Plan (a “Rights Dividend”), the Participating Dividends shall be the only dividends payable to holders of Series C-1 Preferred Stock, and such Participating Dividends shall be declared and paid only when, as and if a cash dividend is declared and paid upon the outstanding shares of Common Stock. Dividends or distributions on the Common Stock which are paid or made in Common Stock or other securities, properties or other assets of the Corporation or any other Person other than cash shall not constitute Participating Dividends and holders of Series C-1 Preferred Stock shall have no rights with respect thereto, other than as may be provided in Section 5. Participating Dividends shall be payable to holders of record of shares of Series C-1 Preferred Stock as of the record date for the determination of holders of Common Stock entitled to receive such dividend and shall be payable on the payment date established by the Corporation for the payment of such cash dividend to holders of Common Stock. To the extent that the Series C-1 Preferred Stock is, at the time of the declaration of any such cash dividend, convertible into any other securities of the Corporation in addition to or in lieu of being convertible into Common Stock, then the Corporation shall pay to the holders of Series C-1 Preferred Stock, in addition to the amount of the dividend calculated above in respect of the number of shares of Common Stock into which such share of Series C-1 Preferred Stock is then convertible, if any, an amount equal to the amount of the dividend payable per share or other unit of securities into which the Series C-1 Preferred Stock is then convertible multiplied by the number of shares or other units issuable to such holder upon conversion of a share of Series C-1 Preferred Stock.

Section 2.2 Method of Payment. All dividends (other than a Rights Dividend) payable with respect to the shares of Series C-1 Preferred Stock pursuant to Section 2(a) hereof shall be declared and paid in cash. All cash dividends paid with respect to the shares of Series C-1 Preferred Stock pursuant to Section 2(a) hereof shall be paid pro rata to all the holders of shares of Series C-1 Preferred Stock outstanding on the applicable record date, on an as converted basis.

ARTICLE 3 Distribution Upon Liquidation, Dissolution or Winding Up. Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series C-1 Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in cash or property at its fair market value, as determined by the Board of Directors in good faith, or a combination thereof, per share, equal to the Liquidation Preference of a share of Series C-1 Preferred Stock as of the date of payment or distribution, which payment or distribution shall be made pari passu with any such payment or distribution made to the holders of any Parity Stock ranking on a parity basis with the Series C-1 Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation. Following the payment of all amounts owing to holders of each class or series of capital stock of the Corporation having a preference or priority over the Common Stock as to distributions upon the liquidation, dissolution or winding up of the Corporation, then the holders of Series C-1 Preferred Stock shall be entitled to participate, with the holders of the Common Stock and with the holders of any other securities of the Corporation entitled to participate, pro rata, based upon the number of shares of Common Stock into which the shares of Series C-1 Preferred Stock are then convertible, as to any amounts remaining for distribution to the holders of Common Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon distribution of the Corporation’s assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series C-1 Preferred Stock and to all holders of any Parity Stock ranking on a parity basis with the Series C-1 Preferred Stock with respect to distributions upon liquidation, dissolution or winding up shall be insufficient to permit payment in full to such holders of the respective preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Series C-1 Preferred Stock and such Parity Stock shall be distributed to such holders based upon and in proportion to the full preferential amounts to which the shares of Series C-1 Preferred Stock and such Parity Stock would otherwise be entitled. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3. Notice of the liquidation, dissolution or winding up of the Corporation shall be given, not less than 20 days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the shares of Series C-1 Preferred Stock.

ARTICLE 4 Limitations on Dividends. If at any time the Corporation shall have declared a dividend on the Series C-1 Preferred Stock and failed to pay or set aside consideration sufficient to pay such dividend, or if the Corporation declares a cash dividend on the shares of Common Stock and fails to pay or set aside the Participating Dividend required to be paid to the holders of the Series C-1 Preferred Stock, then (i) the Corporation shall not declare or pay any dividend on or make any distribution with respect to any Parity Stock or Junior Stock or set aside any money or assets for any such purpose until such dividend payable to the holders of Series C-1 Preferred Stock has been paid or consideration sufficient to pay such dividend has been set aside for such purpose, and (ii) neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Series C-1 Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, a sinking fund or otherwise, unless all then outstanding shares of any class or series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed or exchanged pursuant to the terms hereof and thereof.

Neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, if after giving effect to such redemption, exchange, purchase or other acquisition, the amount (as determined by the Board of Directors in good faith) that would be available for distribution to the holders of the Series C-1 Preferred Stock upon liquidation, dissolution or winding up of the Corporation if such liquidation, dissolution or winding up were to occur on the date fixed for such redemption, exchange, purchase or other acquisition of such Parity Stock or Junior Stock would be less than the aggregate Liquidation Preference as of such date of all shares of Series C-1 Preferred Stock then outstanding.

Nothing contained in this Section 4 shall prevent (i) the payment of dividends on any Junior Stock solely in shares of Junior Stock or the redemption, purchase or other acquisition of Junior Stock solely in exchange for (together with a cash adjustment for fractional shares, if any) shares of Junior Stock, or (ii) the payment of dividends on any Parity Stock solely in shares of Parity Stock and/or Junior Stock or the redemption, exchange, purchase or other acquisition of Parity Stock solely in exchange for (together with a cash adjustment for fractional shares, if any), or through the application of the proceeds from the sale of, shares of Parity Stock and/or Junior Stock.

All provisions of this Section 4 are for the sole benefit of the holders of Series C-1 Preferred Stock and accordingly, if the holders of shares of Series C-1 Preferred Stock shall have waived in whole or in part the benefit of the applicable provisions, either generally or in the specific instance, such provision shall not (to the extent of such waiver, in the case of a partial waiver) restrict the redemption, exchange, purchase or other acquisition of, or declaration, payment or making of any dividends or distributions on the Series C-1 Preferred Stock, any Parity Stock or any Junior Stock.

ARTICLE 5 Conversion.

Section 5.1 Series C-1 Preferred Stock Optional and Mandatory Conversion. Each outstanding share of Series C-1 Preferred Stock is convertible at the option of the holder at any time into fully paid and non-assessable full share(s) of Series C Common Stock at the then effective Series C-1 Conversion Rate. In addition, (i) the holder of each outstanding share of Series C-1 Preferred Stock shall be deemed to have automatically converted such share into fully paid and non-assessable share(s) of Series C Common Stock at the then effective Series C-1 Conversion Rate immediately upon the Transfer of such share to any Person that is not a member of the ANPP Stockholder Group, and (ii) the holders of all outstanding shares of Series C-1 Preferred Stock shall be deemed to have automatically converted all such shares of Series C-1 Preferred Stock into fully paid and non-assessable share(s) of Series C Common Stock at such time as a Series A-1 Mandatory Conversion shall be deemed to have occurred pursuant to Section 5(a)(ii) of the Series A-1 Certificate of Designation. Such conversion pursuant to

(i) or (ii) referred to above is referred to herein as the “Series C-1 Mandatory Conversion.” In the event of a Series C-1 Mandatory Conversion, the share(s) of Series C-1 Preferred Stock subject to such Series C-1 Mandatory Conversion shall be automatically converted into fully paid and non-assessable share(s) of Series C Common Stock at the then effective Series C-1 Conversion Rate without any further action by the Corporation or holders of Series C-1 Preferred Stock and whether or not the certificate(s) representing such share(s) of Series C-1 Preferred Stock are surrendered to the Corporation; and the Corporation shall not be obligated to issue certificate(s) evidencing the share(s) of Series C Common Stock issuable upon such Series C-1 Mandatory Conversion unless the certificate(s) evidencing such share(s) of Series C-1 Preferred Stock are delivered to the Corporation, or the holder thereof notifies the Corporation that such certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate(s). In case cash, securities or property other than Series C Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Series C Common Stock in this Section 5 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities. Subject to the provisions for adjustment hereinafter set forth in this Section 5, the Series C-1 Preferred Stock may be converted into Series C Common Stock at the initial conversion rate of [            ]4 fully paid and non-assessable shares of Series C Common Stock for each share of Series C-1 Preferred Stock so converted (this conversion rate as from time to time adjusted cumulatively pursuant to the provisions of this Section is hereinafter referred to as the “Series C-1 Conversion Rate”).

Section 5.2 Adjustments for Stock Splits, Stock Dividends, Etc.

(a) In case after the New Issue Date the Corporation shall (1) pay a dividend or make a distribution on its outstanding shares of Series C Common Stock in shares of its Common Stock, (2) subdivide the then outstanding shares of Series C Common Stock into a greater number of shares of Series C Common Stock, (3) combine the then outstanding shares of Series C Common Stock into a smaller number of shares of Series C Common Stock, or (4) issue by reclassification of its shares of Series C Common Stock any shares of any other class of capital stock of the Corporation (including any such reclassification in connection with a merger in which the Corporation is the continuing corporation), then the Series C-1 Conversion Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of each share of the Series C-1 Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Corporation that such holder would have owned or been entitled to receive immediately following such action had such shares of Series C-1 Preferred Stock been converted immediately prior to such time.

(b) An adjustment made pursuant to this Section 5(b) for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this Section 5(b) for a subdivision, combination or reclassification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken.

Section 5.3 Adjustments for Rights, Warrants, Etc. In case the Corporation shall after the New Issue Date issue any rights or warrants to all holders of shares of Series C Common Stock entitling them (for a period expiring not more than 45 days after the record date for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Series C Common Stock (or Series C Convertible Securities) at a price per share of Series C Common Stock (or having an initial exercise price or conversion price

[4]

Based on the number of shares of Series C Common Stock that would be issuable to members of the ANPP Stockholder Group in the event they had converted all of their shares of Series A Preferred Stock and Series C Preferred Stock (including the shares of Series A Preferred Stock and Series C Preferred Stock to be released from escrow) immediately prior to the closing of the Exchange (as defined in the Preferred Share Exchange Agreement, dated as of July 30, 2017, by and between the Corporation and Advance/Newhouse Programming Partnership).

per share of Series C Common Stock) less than the then current market price per share of Series C Common Stock on such record date, the number of shares of Series C Common Stock into which each share of Series C-1 Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Series C Common Stock into which such share of Series C-1 Preferred Stock was theretofore convertible immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Series C Common Stock outstanding on such record date plus the number of additional shares of Series C Common Stock offered for subscription or purchase (or into which the Series C Convertible Securities so offered are initially convertible) and of which the denominator shall be the number of shares of Series C Common Stock outstanding on such record date plus the number of shares of Series C Common Stock, which the aggregate offering price of the total number of shares of Series C Common Stock so offered (or the aggregate initial conversion or exercise price of the Series C Convertible Securities so offered) would purchase at the then current market price per share of Series C Common Stock on such record date. Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. In the event that all of the shares of Series C Common Stock (or all of the Series C Convertible Securities) subject to such rights or warrants have not been issued when such rights or warrants expire (or, in the case of rights or warrants to purchase Series C Convertible Securities which have been exercised, all of the shares of Series C Common Stock issuable upon conversion of such Series C Convertible Securities have not been issued prior to the expiration of the conversion right thereof), then the Series C-1 Conversion Rate shall be readjusted retroactively to be the Series C-1 Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Series C Common Stock (or Series C Convertible Securities) issued upon the exercise of such rights or warrants (or the conversion of such Series C Convertible Securities); but such subsequent adjustment shall not affect the number of shares of Series C Common Stock issued upon the conversion of any share of Series C Preferred Stock prior to the date such subsequent adjustment is made. Any determination of the current market price per share of Series C Common Stock under this Section shall be in accordance with Section 5(m).

Section 5.4 Adjustments for Other Distributions and Dividends. In case the Corporation shall distribute after the New Issue Date to all holders of shares of Series C Common Stock (including any such distribution made in connection with a merger in which the Corporation is the continuing corporation, other than a merger to which Section 5(e) is applicable) any securities, evidences of its indebtedness or assets (other than cash dividends or with respect to stock dividends, subdivisions, combinations or reclassifications on the Series C Common Stock in respect of which an adjustment is made pursuant to Section 5(b)(i) hereof) or rights or warrants to purchase shares of Series C Common Stock or securities convertible into shares of Series C Common Stock (excluding a Rights Dividend and those referred to in Section 5(c) above), then in each such case the number of shares of Series C Common Stock into which each share of Series C-1 Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Series C Common Stock into which such share was theretofore convertible immediately prior to the record date for the determination of stockholders entitled to receive the distribution by a fraction, the numerator of which shall be the then current market price per share of Series C Common Stock on such record date and the denominator of which shall be such current market price per share of Series C Common Stock less the fair market value on such record date (as determined in good faith by the Board of Directors of the Corporation, whose good faith determination shall be conclusive) of the portion of the securities, assets or evidences of indebtedness or rights or warrants so to be distributed applicable to one share of Series C Common Stock. Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution is made. Any determination of the current market price per share of Series C Common Stock under this Section shall be in accordance with Section 5(m).

Section 5.5 Adjustments for Reclassification, Merger, Etc. In case of any reclassification or change in the Series A Common Stock, Series B Common Stock or Series C Common Stock (other than any reclassification or change referred to in Section 5(b) and other than a change in par value) or in case of any consolidation of the Corporation with any other corporation or any merger of the Corporation into another corporation or of another corporation into the Corporation (other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change (other than a change in par value or any reclassification or change to which Section 5(b) is applicable) in the outstanding Series A Common Stock, Series B Common Stock or Series C Common Stock), or in case of any sale or transfer to another corporation or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of the Corporation, in any such case after the New Issue Date, the Corporation (or its successor in such consolidation or merger) or the purchaser of such properties and assets shall make appropriate provision so that the holder of a share of the Series C-1 Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property that such holder would have owned immediately after such reclassification, change, consolidation, merger, sale or transfer if such holder had converted such share immediately prior to the effective date of such reclassification, change, consolidation, merger, sale or transfer (assuming for this purpose (to the extent applicable) that such holder failed to exercise any rights of election and received per share the kind and amount of shares of stock and other securities and property received per share by a plurality of the non-electing shares), and the holders of the Series C-1 Preferred Stock shall have no other conversion rights under these provisions; provided that effective provision shall be made, in the articles or certificate of incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of the Series C-1 Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be to any such other shares of stock and other securities and property deliverable upon conversion of the Series C-1 Preferred Stock remaining outstanding or other Series C-1 Preferred Stock or other Convertible Securities received by the holders of Series C-1 Preferred Stock in place thereof; and provided, further, that any such resulting or surviving corporation or purchaser shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series C-1 Preferred Stock remaining outstanding, or other Series C-1 Preferred Stock or other Convertible Securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as above provided.

Section 5.6 Notice of Adjustments in Conversion Rates. Whenever the Series C-1 Conversion Rate or the conversion privilege shall be adjusted as provided in Sections 5(b), (c), (d) or (e), the Corporation shall promptly cause a notice to be mailed to the holders of record of the Series C-1 Preferred Stock describing the nature of the event requiring such adjustment and the Series C-1 Conversion Rate in effect immediately thereafter, the kind and amount of stock or other securities or property into which the Series C-1 Preferred Stock shall be convertible after such event. In case of an adjustment pursuant to Section 5(d), such notice shall enclose the resolution of the Board of Directors of the Corporation making the fair market value determination of the Series C Common Stock for the purpose of calculating the Series C-1 Conversion Rate. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of Section 5(h).

Section 5.7 Calculation and Timing of Adjustments. The Corporation may, but shall not be required to, make any adjustment of the Series C-1 Conversion Rate if such adjustment would require an increase or decrease of less than 1% in the Series C-1 Conversion Rate; provided, however, that, in each case, any adjustments which by reason of this Section 5(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5(g) shall be made to the nearest 1/100th of a share. In any case in which this Section 5(g) shall require that an adjustment shall become effective immediately after a record date for such event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any shares of Series C-1 Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Series C Common Stock or other capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Series C Common Stock or other capital stock issuable upon, such conversion before giving effect to such adjustment and (y) paying to such holder cash in lieu of any fractional interest to which such holder is entitled pursuant to Section 5(m); provided, however, that, if requested by such holder, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares of Series C Common Stock or other capital stock, and such cash, upon the occurrence of the event requiring such adjustment.

Section 5.8 Notice of Certain Events. In case at any time:

(a) the Corporation shall take any action which would require an adjustment in the Series C-1 Conversion Rate pursuant to Section 5;

(b) there shall be any capital reorganization or reclassification of the Common Stock (other than a change in par value), or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale, transfer or lease of all or substantially all of the properties and assets of the Corporation, or a tender offer for shares of Common Stock representing at least a majority of the total voting power represented by the outstanding shares of Common Stock which has been recommended by the Board of Directors as being in the best interests of the holders of Common Stock; or

(c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any such event, the Corporation shall give written notice to the holders of the Series C-1 Preferred Stock at their respective addresses as the same appear on the books of the Corporation, at least twenty days (or ten days in the case of a recommended tender offer as specified in clause (ii) above) prior to any record date for such action, dividend or distribution or the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, lease, tender offer, dissolution, liquidation or winding up, during which period such holders may exercise their conversion rights; provided, however, that any notice required by any event described in clause (ii) of this Section 5(h) shall be given in the manner and at the time that such notice is given to the holders of Common Stock. Without limiting the obligations of the Corporation to provide notice of corporate actions hereunder, the failure to give the notice required by this Section 5(h) or any defect therein shall not affect the legality or validity of any such corporate action of the Corporation or the vote upon such action.

Section 5.9 Procedures for Conversion. Before any holder of Series C-1 Preferred Stock shall be entitled to convert the same into Series C Common Stock (or, in the case of the Series C-1 Mandatory Conversion, before any holder of Series C-1 Preferred Stock so converted shall be entitled to receive certificate(s) evidencing the shares of Series C Common Stock or other securities or property, as applicable, issuable upon such conversion), such holder shall surrender the certificate(s) for such Series C-1 Preferred Stock at the office of the Corporation or at the office of the transfer agent for the Series C-1 Preferred Stock, which certificate(s), if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and shall give written notice to the Corporation at said office that such holder elects to convert all or a part of the shares represented by said certificate(s) (or, in the case of the Series C-1 Mandatory Conversion, that such holder is surrendering the same) in accordance with the terms of this Section 5(i), and shall state in writing therein the name or names in which such holder wishes the certificate(s) for Series C Common Stock or other securities or property, as applicable, to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Series C-1 Preferred Stock and the Corporation, whereby the holder of such Series C-1 Preferred Stock shall be deemed to subscribe for the amount of Series C Common Stock or other securities or property, as applicable, which such holder shall be entitled to receive upon conversion of the number of share(s) of Series C-1 Preferred Stock to be converted, and, in satisfaction of such subscription, to deposit the share(s) of Series C-1 Preferred Stock to be converted, and thereby the Corporation shall be deemed to agree that the surrender of the shares of Series C-1 Preferred Stock to be converted shall constitute full payment of such subscription for Series C Common Stock to be issued upon such conversion. The Corporation will as soon as practicable after such deposit of the certificate(s) for Series C-1 Preferred Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of the Corporation or of said transfer agent to the Person for whose account such Series C-1 Preferred

Stock was so surrendered, or to his nominee(s) or, subject to compliance with applicable law, transferee(s), certificate(s) for the number of full share(s) of Series C Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided together with an amount in cash equal to the full amount of any cash dividend declared (or required to be declared) on the Series C-1 Preferred Stock which, as of the date of such conversion, remains unpaid (provided, that the Corporation will use commercially reasonable efforts to make such delivery within two Business Days after such deposit and such notice and statement). If surrendered certificate(s) for Series C-1 Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder, or to his nominee(s), without charge therefor, new certificate(s) representing the aggregate of the unconverted shares. Such conversion shall be deemed to have been made as of the date of such surrender of the Series C-1 Preferred Stock to be converted or date of the event that gives rise to the Series C-1 Mandatory Conversion; and the Person(s) entitled to receive the Series C Common Stock issuable upon conversion of such Series C-1 Preferred Stock shall be treated for all purposes as the record holder or holders of such Series C Common Stock on such date.

Section 5.10 Transfer Taxes. The issuance of certificate(s) for share(s) of Series C Common Stock upon conversion of share(s) of Series C-1 Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance; provided, however, if any such certificate is to be issued in a name other than that of the registered holder of the share(s) of Series C-1 Preferred Stock converted, the Person(s) requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

Section 5.11 Reservation of Shares. The Corporation shall reserve and keep available at all times thereafter, solely for the purpose of issuance upon conversion of the outstanding shares of Series C-1 Preferred Stock, such number of shares of Series C Common Stock as shall be issuable upon the conversion of all outstanding shares of Series C-1 Preferred Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Series C-1 Preferred Stock by delivery of shares of Series C Common Stock which are held in the treasury of the Corporation. The Corporation shall take all such corporate and other actions as from time to time may be necessary to insure that all shares of Series C Common Stock issuable upon conversion of shares of Series C-1 Preferred Stock at the Series C-1 Conversion Rate in effect from time to time will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights.

Section 5.12 Retirement of Series C-1 Preferred Stock. All shares of Series C-1 Preferred Stock received by the Corporation upon conversion thereof shall be retired and shall not be reissued.

Section 5.13 Payment in Lieu of Fractional Shares. The Corporation shall not be required to issue fractional shares of Series C Common Stock or scrip upon conversion of the Series C-1 Preferred Stock. As to any final fraction of a share of Series C Common Stock which a holder of one or more shares of Series C-1 Preferred Stock would otherwise be entitled to receive upon conversion of such shares in the same transaction, the Corporation shall make a cash payment in respect of such final fraction in an amount equal to the same fraction of the current market price of a full share of Series C Common Stock as determined in good faith by the Board of Directors. For the purpose of any computation of current market price under this Certificate of Designation, current market price of any security on any date shall be deemed to be the average of the daily closing prices per share of such security for the 20 consecutive Trading Days immediately prior to such date or, with respect to any adjustment in conversion rights as set forth herein, the earlier of the date in question and the date immediately prior to the Ex Date; provided, however, that if any other transaction occurs requiring an adjustment in the conversion rights as set forth herein, and the Ex Date for such other transaction falls during such 20 consecutive Trading Day period, then, and in each such case, the current per share market price shall be appropriately adjusted. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported on the principal national securities exchange on which the security is listed or admitted to trading or, if the security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the security selected by the Board of Directors of the Corporation.

Section 5.14 Regulatory Matters. If any shares of Series C Common Stock which would be issuable upon conversion of shares of Series C-1 Preferred Stock require the approval of any governmental authority before such shares may be issued upon conversion, the Corporation, at the request and expense of the holder(s) of such Series C-1 Preferred Stock, will use its reasonable best efforts to cooperate with the holder(s) of such Series C-1 Preferred Stock to obtain such approvals.

ARTICLE 6 Voting Rights. In connection with any matter as to which the holders of Series C Common Stock are entitled to vote pursuant to the Charter, each share of Series C-1 Preferred Stock issued and outstanding as of the record date for such meeting shall have (and the holder of record thereof shall be entitled to cast) the number of votes equal to the number of votes such holder would have been entitled to cast had it converted its shares of Series C-1 Preferred Stock into shares of Series C Common Stock immediately prior to the record date for the determination of stockholders entitled to vote upon such matter. Except as provided in this Section 6 and Article IV, Section C.5 and Article IV, Section B.1 of the Charter, and except as otherwise may be required by law or Series Preferred Stock Designation of any other series of Series Preferred Stock, the holders of Common Stock, the holders of Convertible Preferred Stock, the holders of New Convertible Preferred Stock and the holders of any other series of Series Preferred Stock shall be entitled to notice of and to attend any, meeting of stockholders and to vote together as one class.

ARTICLE 7 Waiver. Unless otherwise provided in this Certificate of Designation or the Charter, any provision which, for the benefit of the holders of the New Convertible Preferred Stock or any series thereof, prohibits, limits or restricts actions by the Corporation, or imposes obligations on the Corporation, may be waived in whole or in part, or the application of all or any part of such provision in any particular circumstance or generally may be waived, in each case only pursuant to the consent of the holders of a majority (or such greater percentage thereof as may be required by applicable law or any applicable rules of any national securities exchange) of the outstanding shares of New Convertible Preferred Stock, or the series thereof so affected, consenting together as a single class. Any such waiver shall be binding on all holders, including any subsequent holders, of the New Convertible Preferred Stock.

ARTICLE 8 Method of Giving Notices. Any notice required or permitted hereby to be given to the holders of shares of Series C-1 Preferred Stock shall be deemed duly given if deposited in the United States mail, first class mail, postage prepaid, and addressed to each holder of record at the holder’s address appearing on the books of the Corporation or supplied by the holder in writing to the Corporation for the purpose of such notice.

ARTICLE 9 Exclusion of Other Rights. Except as provided in the Charter or the Bylaws of the Corporation or as may otherwise be required by law and except for the equitable rights and remedies which may otherwise be available to holders of Series C-1 Preferred Stock, the shares of Series C-1 Preferred Stock shall not have any designations, preferences, limitations or relative rights other than those specifically set forth herein.

ARTICLE 10 Heading of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

ARTICLE 11 Defined Terms.

Section 11.1 As used in this Certificate of Designation, the following terms shall have the following meanings:

(a) “Liquidation Preference” measured per share of Series C-1 Preferred Stock as of the date in question (the “Determination Date”), means an amount equal to $0.04 (as appropriately adjusted to take into account any stock splits, reverse splits and the like affecting the Series C-1 Preferred Stock occurring after the New Issue Date). In connection with the determination of the Liquidation Preference of a share of Series C-1 Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, the Determination Date shall be the record date for the distribution of amounts payable to stockholders in connection with any such liquidation, dissolution or winding up.

(b) “New Conversion Shares” means the Series C-1 Conversion Shares and shares of Common Stock or other securities of the Corporation issued or issuable upon conversion of the shares of Series A-1 Preferred Stock.

(c) “New Issue Date” means the date on which shares of Series C-1 Preferred Stock are first issued.

(d) “Parity Stock” means, as the context requires, any class or series of capital stock, whether now existing or hereafter created, of the Corporation ranking on a parity basis with the Series C-1 Preferred Stock as to dividend rights, rights of redemption and/or rights on liquidation, as the case may be. Capital stock of any class or series shall rank on a parity basis as to dividend rights, rights of redemption or rights on liquidation with the Series C-1 Preferred Stock, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or sinking fluid or mandatory redemption provisions, if any, are different from those of the Series C-1 Preferred Stock, if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective accrued and unpaid dividends, redemption prices or liquidation prices, respectively, without preference or priority, one over the other, as between the holders of shares of such class or series and the holders of Series C-1 Preferred Stock. No class or series of capital stock that ranks junior to the Series C-1 Preferred Stock as to rights on liquidation shall rank or be deemed to rank on a parity basis with the Series C-1 Preferred Stock as to dividend rights or rights of redemption, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides. The Series A-1 Preferred Stock, the Series C-1 Preferred Stock, the Series A Preferred Stock and the Series C Preferred Stock shall each be deemed to be Parity Stock as to each of the other such series.

(e) “Rights Plan Junior Preferred Stock” means (i) the Corporation’s Series A Junior Preferred Stock, par value $0.01 per share, having the designations, relative rights, preferences and limitations set forth in the Certificate of Designations of the Series A Junior Preferred Stock, (ii) the Corporation’s Series B Junior Preferred Stock, par value $0.01 per share, having the designations, relative rights, preferences and limitations set forth in the Certificate of Designations of the Series B Junior Preferred Stock, and (iii) the Corporation’s Series C Junior Preferred Stock, par value $0.01 per share, having the designations, relative rights, preferences and limitations set forth in the Certificate of Designations of the Series C Junior Preferred Stock.

(f) “Senior Stock” means, as the context requires, (i) the Rights Plan Junior Preferred Stock, (ii) any class or series of Series Preferred Stock hereafter created, or (iii) any class or series of capital stock, whether now existing or hereafter created, of the Corporation, in each case, ranking prior to the Series C-1 Preferred Stock as to dividend rights, rights of redemption and/or rights on liquidation, as the case may be. Capital stock of any class or series shall rank prior to the Series C-1 Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series C-1 Preferred Stock. No class or series of capital stock that ranks on a parity basis with or junior to the Series C-1 Preferred Stock as to rights on liquidation shall rank or be deemed to rank prior to the Series C-1 Preferred Stock as to dividend rights or rights of redemption, notwithstanding that the dividend rate, dividend payment dates, sinking fund provisions, if any, or redemption provisions thereof are different from those of the Series C-1 Preferred Stock, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly provides. Notwithstanding the foregoing, any class or series of capital stock which requires the Corporation to cumulate or accrue dividends on such shares, or to pay such dividends in shares of capital stock in the event such dividends are not declared and paid during any dividend period applicable to such class or series, or to add any such unpaid dividends to the liquidation or redemption price of any such class or series of capital stock, shall constitute Senior Stock.

(g) “Series A-1 Certificate of Designation” means the Certificate of Designation of Series A-1 Convertible Participating Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on the New Issue Date.

(h) “Series C-1 Conversion Shares” means shares of Common Stock or other securities of the Corporation issued or issuable upon conversion of the shares of Series C-1 Preferred Stock.

Section 11.2 As used in this Certificate of Designation, the term “Junior Stock” shall have the same meaning as such same term in the Charter, except that:

(a) References to the “Convertible Preferred Stock” in such definitions shall be replaced with references to the “New Convertible Preferred Stock”;

(b) References to the “Conversion Shares” in such definitions shall be replaced with references to the “New Conversion Shares”;

(c) References to the “Series A Preferred Stock” in such definitions shall be replaced with references to the “Series A-1 Preferred Stock”; and

(d) References to the “Series C Preferred Stock” in such definitions shall be replaced with references to the “Series C-1 Preferred Stock.”

Section 11.3 All other capitalized terms used and not defined in this Certificate of Designation shall have the meanings assigned to them in the Charter.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this day of             , 2017.

DISCOVERY COMMUNICATIONS, INC.

By:

Exhibit C

Form of Registration Rights Amendment

FORM OF

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”), dated as of [●], 2017 (the “Effective Date”), is made by and between Discovery Communications, Inc., a Delaware corporation (the “Company”), and Advance/Newhouse Programming Partnership, a New York general partnership (“ANPP”), to amend the terms and conditions of that certain Registration Rights Agreement, dated as of September 17, 2008, between the Company and ANPP (as previously modified or supplemented, the “Original Agreement”).

R E C I T A L S:

WHEREAS, immediately prior to the Effective Date, ANPP owned shares of the Company’s Series A Convertible Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), which represented all of the issued and outstanding shares of Series A Preferred Stock;

WHEREAS, immediately prior to the Effective Date, ANPP owned shares of the Company’s Series C Convertible Participating Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock,” and together with the Series A Preferred Stock, the “Old Preferred Stock”), which represented all of the issued and outstanding shares of Series C Preferred Stock;

WHEREAS, the Company and ANPP have entered into a Preferred Share Exchange Agreement, dated as of July 30, 2017 (the “Exchange Agreement”), pursuant to which ANPP has agreed to transfer all of the shares of Old Preferred Stock to the Company in exchange for the issuance to ANPP of (i) shares of the Company’s Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”) and (ii) shares of the Company’s Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred Stock,” and together with the Series A-1 Preferred Stock, the “New Preferred Stock”), on the terms and conditions set forth in the Exchange Agreement (the “Exchange”);

WHEREAS, (i) shares of Series A Preferred Stock and Series A-1 Preferred Stock are convertible into shares of the Company’s Series A common stock, par value $0.01 per share (the “Series A Common Stock”), and (ii) shares of Series C Preferred Stock and Series C-1 Preferred Stock are convertible into shares of the Company’s Series C common stock, par value $0.01 per share (the “Series C Common Stock”);

WHEREAS, on the terms and conditions set forth in the Original Agreement, the Company agreed to grant registration rights with respect to the shares of Series A Common Stock and Series C Common Stock into which the Series A Preferred Stock and the Series C Preferred Stock, respectively, are convertible; and

WHEREAS, the parties desire to amend the Original Agreement pursuant to Section 5.08 thereof so that such registration rights will apply with respect to shares of Series A Common Stock and Series C Common Stock issued or issuable upon conversion of the New Preferred Stock in lieu of the Old Preferred Stock.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and of the mutual agreements set forth herein and in the Original Agreement, and other good, sufficient and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and do hereby agree as follows:

Section 1. Amendments. The Original Agreement shall hereby be amended as follows:

(a) The following recital shall be added to the end of the recitals in the Original Agreement:

(b) “WHEREAS, New DHC and ANPP have subsequently entered into a Preferred Share Exchange Agreement, dated as of July 30, 2017 (the “Exchange Agreement”), pursuant to which ANPP has agreed to transfer all of the shares of Series A Preferred Stock to New DHC in exchange for the issuance to ANPP of (i) shares of New DHC’s Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”) and (ii) shares of New DHC’s Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred Stock,” and together with the Series A-1 Preferred Stock, the “New Preferred Stock”) to ANPP, on the terms and conditions set forth in the Exchange Agreement.”

(c) All references in the Original Agreement to “Series A Preferred Stock” shall be amended to refer instead to “Series A-1 Preferred Stock.”

(d) All references in the Original Agreement to “Series C Preferred Stock” shall be amended to refer instead to “Series C-1 Preferred Stock.”

(e) All references in the Original Agreement to “Series A Preferred Stock Director” shall be amended to refer instead to “Series A-1 Preferred Stock Director.”

(f) The definition of “Original Amount of Registrable Shares” in Section 1.01 of the Original Agreement is amended and restated as follows:

(g) “Original Amount of Registrable Shares” means, at the date of determination, the sum of the number of Conversion Shares issued or issuable in respect of the New DHC Preferred Stock, without regard to any subsequent transfers of such shares by ANPP or any Permitted Transferee, including without limitation any transfer that causes such shares to cease to be Registrable Shares.

(h) The definition of “Series A Preferred Stock Director” in Section 1.01 of the Original Agreement is amended and restated as follows:

(i) “Series A-1 Preferred Stock Director” has the meaning set forth in the Certificate of Designation of the Series A-1 Preferred Stock, as amended from time to time.

Section 11.5 Effect of this Amendment. It is the intent of the parties that this Amendment constitutes an amendment of the Original Agreement as contemplated by Section 5.08 thereof. This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as expressly provided in this Amendment, the terms of the Original Agreement remain in full force and effect.

Section 11.6 Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall be for all purposes to be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 11.7 Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

Section 11.8 Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

DISCOVERY COMMUNICATIONS, INC.

By:
Name: Gunnar Wiedenfels
Title: Chief Financial Officer

ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP

By: A/NPP Holdings LLC, as Managing Partner

By:
Name: Steven A. Miron
Title: Chief Executive Officer

Exhibit D

Form of Share Repurchase Amendment

FORM OF

AMENDMENT NO. 2 TO SHARE REPURCHASE AGREEMENT

This AMENDMENT NO. 2 TO SHARE REPURCHASE AGREEMENT (this “Amendment”), dated as of [●], 2017 (the “Effective Date”), is made by and between Discovery Communications, Inc., a Delaware corporation (the “Company”), and Advance/Newhouse Programming Partnership, a New York general partnership (“ANPP”), to amend the terms and conditions of that certain Share Repurchase Agreement, dated as of May 22, 2014, between the Company and ANPP, as amended August 25, 2014 (as previously modified or supplemented, the “Original Agreement”).

R E C I T A L S:

WHEREAS, immediately prior to the Effective Date, ANPP, a stockholder of the Company, owned shares of the Company’s Series A Convertible Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), which represented all of the issued and outstanding shares of Series A Preferred Stock;

WHEREAS, immediately prior to the Effective Date, ANPP owned shares of the Company’s Series C Convertible Participating Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock,” and together with the Series A Preferred Stock, the “Old Preferred Stock”), which represented all of the issued and outstanding shares of Series C Preferred Stock;

WHEREAS, pursuant to the terms of the Preferred Share Exchange Agreement, dated as of July 30, 2017 (the “Exchange Agreement”), ANPP has agreed to transfer all of the shares of Old Preferred Stock to the Company in exchange for the issuance to ANPP of (i) shares of the Company’s Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”) and (ii) shares of the Company’s Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred Stock,” and together with the Series A-1 Preferred Stock, the “New Preferred Stock”), on the terms and conditions set forth in the Exchange Agreement (the “Exchange”);

WHEREAS, pursuant to the terms and conditions of the Original Agreement, ANPP agreed to sell to the Company, and the Company agreed to purchase from ANPP, a portion of ANPP’s shares of Series C Preferred Stock from time to time;

WHEREAS, the Company desire to amend the Original Agreement pursuant to Section 6.5 thereof so that such agreement will apply to shares of Series C-1 Preferred Stock in lieu of Series C Preferred Stock.

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and of the mutual agreements set forth herein and in the Original Agreement, and other good, sufficient and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and do hereby agree as follows:

Section 1. Amendments. The Original Agreement is hereby amended as follows:

(a) The first recital of the Original Agreement shall be amended and restated as follows:

(b) WHEREAS, Seller owns all shares of Series C-1 convertible participating preferred stock, par value $0.01 per share, of Buyer (the “Series C-1 Preferred Shares”).

(c) All references in the Original Agreement to “Series C Preferred Shares” shall be amended to refer instead to “Series C-1 Preferred Shares.”

(d) The reference in Section 6.12(c) of the Original Agreement to the “Series C Conversion Rate (as defined in the Restated Certificate of Incorporation of Buyer)” shall be amended to refer instead to the “Series C-1 Conversion Rate (as defined in the Certificate of Designation of the Series C-1 Preferred Stock, as amended from time to time).”

Section 2. Effect of this Amendment. It is the intent of the parties that this Amendment constitutes an amendment of the Original Agreement as contemplated by Section 6.5 thereof. This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as expressly provided in this Amendment, the terms of the Original Agreement remain in full force and effect.

Section 3. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall be for all purposes to be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

Section 5. Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

DISCOVERY COMMUNICATIONS, INC.

By:
Name: Gunnar Wiedenfels
Title: Chief Financial Officer

ADVANCE/NEWHOUSE PROGRAMMING PARTNERSHIP

By: A/NPP Holdings LLC, as Managing Partner

By:
Name: Steven A. Miron
Title: Chief Executive Officer

ANNEX D

VOTING AGREEMENT

This VOTING AGREEMENT, is made and entered into as of July 30, 2017 (this “Agreement”), by and among the stockholders listed on the signature page(s) hereto (collectively, the “Stockholders” and each individually, a “Stockholder”), and Discovery Communications, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, as of the date hereof, each Stockholder is the Beneficial Owner of the number of Common Voting Shares set forth opposite such Stockholder’s name on Schedule A hereto (together with such additional Common Voting Shares that become Beneficially Owned by such Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof until the Expiration Date, the “Subject Shares”);

WHEREAS, concurrently with the execution of this Agreement, Parent, Skylight Merger Sub, Inc., an Ohio corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Scripps Networks Interactive, Inc., an Ohio corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent; and

WHEREAS, as a condition and inducement to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Stockholders enter into this Agreement, and the Stockholders desire to enter into this Agreement to induce Parent to enter into the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

1. Voting of Shares.

(a) From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, at every meeting of the Family Shareholders (as defined in the Scripps Family Agreement (the “Family Agreement”)) called with respect to any of the following, and at every adjournment or postponement thereof, each Stockholder shall indicate such Stockholder’s intention to vote all of such Stockholder’s Subject Shares and any Common Voting Shares over which it holds a proxy at the Company Shareholders Meeting as follows (and shall authorize a proxy to vote such Subject Shares accordingly):

(1) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger;

(2) against any Company Acquisition Proposal or any Company Superior Proposal; and

(3) against any amendment of the Company Articles of Incorporation, Company Code of Regulations or other action or agreement of the Company, in each case for which the vote of the Common Voting Shares is required to authorize such action or agreement, that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (ii) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement; provided that Parent has advised the Stockholder of such asserted effect set forth in clause (i), (ii) or (iii) in writing at least ten (10) Business Days prior to the applicable vote.

(b) From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, at every meeting of the holders of Shares (other than, for the avoidance of doubt, meetings of Family Shareholders, which shall be subject to Section 1(a) and not this Section 1(b)) and at every adjournment or postponement thereof, each Stockholder shall vote or cause to be voted such Stockholder’s Subject Shares as described in Sections 1(a)(1) through 1(a)(3) above.

2. Transfer of Shares. Each Stockholder agrees that, from and after the date of this Agreement until the receipt of the Company Requisite Vote, such Stockholder will not, directly or indirectly, sell, transfer, distribute, pledge, hypothecate, donate, assign, appoint or otherwise dispose of or encumber (“Transfer”) any of such Stockholder’s Subject Shares, except in accordance with Section 7(a)(i) or 7(a)(ii) of the Family Agreement; provided, that any transferee of Subject Shares must enter into a joinder to this Agreement agreeing to be bound by this Agreement. Any Transfer in violation of this provision shall be void ab initio. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by any Stockholder in connection with the Merger or the transactions contemplated by the Merger Agreement.

3. Acquisition Proposals. No Stockholder shall, nor shall any Stockholder direct any of its Representatives to, directly or indirectly, (i) knowingly solicit, knowingly initiate or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) knowingly initiate or knowingly enter into any discussions or negotiations regarding, or knowingly furnish to any Person any non-public information concerning the Company or any of its Subsidiaries in connection with, any Company Acquisition Proposal or (iii) make any public statement approving or recommending any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, and no Stockholder shall, alone or together with any other Person, make a Company Acquisition Proposal.

4. Additional Covenants.

(a) Further Assurances. From time to time and without additional consideration, each Stockholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as are reasonably necessary in order to perform his, her or its obligations under this Agreement.

(b) Waiver of Appraisal Rights. Each Stockholder hereby waives, to the full extent of the law, and agrees not to assert any appraisal rights pursuant to section 1701.85 of the OGCL or otherwise in connection with the Merger with respect to any and all Subject Shares Beneficially Owned by the undersigned.

(c) Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Shares” and “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

(d) Notice of Acquisitions. Each Stockholder hereby agrees to notify Parent in writing as promptly as practicable of the number of any additional Shares or other voting securities of the Company of which the Stockholder acquires Beneficial Ownership on or after the date hereof; provided that any timely filing with the SEC by such Stockholder pursuant to Section 13 or Section 16 of the Exchange Act reporting any such acquisition shall constitute notice with respect to this Section 4(d).

(e) Disclosure. The initial press release with respect to the Merger shall be approved in advance by the Family Council (as defined in the Family Agreement), such approval not to be unreasonably withheld, conditioned or delayed. Thereafter, except to the extent required by applicable Law and the regulations of any national securities exchange or interdealer quotation system, Parent shall not make any public announcement that references any Stockholder or any other Family Shareholder (as defined in the Family Agreement) without the consent of the Family Council (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent may, without obtaining such consent, make any public statement that is consistent with public statements previously approved in accordance with this paragraph. Subject to reasonable prior notice and approval (not to be unreasonably withheld, conditioned or delayed) of the Family Council, each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC, including in the Joint Proxy Statement/Prospectus, such Stockholder’s identity and ownership of such Stockholder’s Subject Shares and the nature of such Stockholder’s obligations under this Agreement.

(f) Family Agreement. Each Stockholder shall not amend or waive its rights under the Family Agreement in a manner that would be inconsistent with the obligations set forth in this Agreement.

5. Representations and Warranties of each Stockholder. Each Stockholder on its own behalf hereby represents and warrants as of the date hereof to Parent, severally and not jointly, with respect to such Stockholder and such Stockholder’s ownership of the Subject Shares, as follows (except in each case as would not reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform his, her or its material obligations hereunder):

(a) Authority. Such Stockholder has (i) if such Stockholder is not a natural person, all requisite power and authority, and (ii) if such Stockholder is a natural person, capacity, in each case, to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (if such Stockholder is not a natural person), executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. If such Stockholder is a trust, the trustee is duly authorized to execute and deliver this Agreement and consummate the transactions contemplated hereby, and any directions or prior consents which the trustee is required to obtain pursuant to the terms of the governing trust instrument have been obtained. Other than as provided in the Merger Agreement and any filings by such Stockholder with the SEC, the execution, delivery and performance by such Stockholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

(b) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a material breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, other agreement (including the Family Agreement), judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder.

(c) The Subject Shares. Such Stockholder is the Beneficial Owner of, or is a trust or estate that is the Beneficial Owner of and whose beneficiaries are the beneficial owners (not within the meaning of Rule 13d-3 promulgated under the Exchange Act, but rather, pursuant to the common law regarding beneficial interests in trusts) of, and has good and marketable title to, the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any and all security interests, liens, encumbrances, equities, claims, options or limitations of whatever nature (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), other than as provided in the Family Agreement. Such Stockholder does not Beneficially Own any Common Voting Shares other than the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto (except that such Stockholder may be deemed to Beneficially Own Subject Shares owned by other Stockholders). Subject to the terms of the Family Agreement, the Stockholders have, or will have at the time of the applicable meeting of holders of Shares, the right to vote or direct the vote of such Subject Shares (it being understood in the case of Stockholders that are trusts, that the trustees thereof have the right to cause such Stockholders to take such actions, and if the trustees are acting subject to the direction of another party in the exercise of such voting power, then the direction of such other party has been obtained prior to the execution of this Agreement and such direction shall not be revoked except in compliance with this Agreement). Except for the Family Agreement, none of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares that would prevent or materially delay a Stockholder’s ability to perform its obligations hereunder. Except for the Family Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer, or cause to be Transferred, any of the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto (other than a Transfer from one Stockholder to another Stockholder) and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.

(d) Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(e) Litigation. As of the date hereof, to the knowledge of such Stockholder, there is no action, proceeding or investigation pending or, to the knowledge of the Stockholder, threatened in writing against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.

6. Representations and Warranties of Parent. Parent represents and warrants to the Stockholders as follows: Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Parent Requisite Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement, the Merger Agreement by Parent and, subject to receipt of the Parent Requisite Vote, the consummation of the transactions contemplated hereby and thereby. Parent has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

7. Stockholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the record holder or Beneficial Owner of, or as a trust whose beneficiaries are the beneficial owners (not within the meaning of Rule 13d-3 promulgated under the Exchange Act, but rather, pursuant to the common law regarding beneficial interests in trusts) of, Subject Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by a Stockholder in such Stockholder’s capacity as a director or officer of the Company. The taking of any actions (or any failures to act) by a Stockholder (including voting on matters put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of the Company and taking any action or making any statement at any meeting of such board or any committee thereof) in such Stockholder’s capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

8. Certain Definitions.

(a) Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

(b) “Beneficial Ownership” and related terms such as “Beneficially Owned” or “Beneficial Owner” have the meaning given such terms in Rule 13d-3 under the Exchange Act, and the rules and regulations promulgated thereunder, as in effect from time to time.

9. Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Date”) of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the written agreement of the Stockholders and Parent to terminate this Agreement, (iv) the occurrence of a Company Change of Recommendation and (v) any amendment, modification, waiver or other change to any provision of the Merger Agreement, as in effect on the date hereof, that reduces the amount or changes the form of consideration payable to any Stockholder. At any time, Parent and any Stockholder may mutually agree in writing to terminate this Agreement with respect to such Stockholder and, if so agreed, such Stockholder shall have no further obligations under this Agreement.

10. Specific Performance. Each Stockholder acknowledges and agrees that (i) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (ii) Parent is relying on such covenants in connection with entering into the Merger Agreement and (iii) a violation of any of the terms of such covenants, obligations or agreements will cause Parent irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, each Stockholder agrees that Parent shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond), in addition to remedies at law or in damages, as a court of competent jurisdiction may deem necessary or appropriate to restrain such Stockholder from committing any violation of such covenants, obligations or agreements, and shall not oppose the granting of such relief on the basis that Parent has an adequate remedy at law or in damages.

11. Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) Each of the parties hereby irrevocably submits exclusively to the jurisdiction of the Chancery Courts of the State of Delaware and the federal courts of the United States of America, in each case, located in New Castle County in the State of Delaware and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12. Modification or Amendment. This Agreement may only be amended, modified or supplemented only in writing by the parties hereto, or as between Parent and any Stockholder by an instrument in writing signed by Parent and such Stockholder.

13. Waivers. Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

14. Assignment. This Agreement shall not be assignable by operation of Law or otherwise. Any assignment in contravention of the preceding sentence shall be null and void.

15. No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

16. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally or sent via facsimile or e-mail or (ii) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided that should any such delivery be made by facsimile or e-mail, the sender shall also send a copy of the information so delivered on or before the next Business Day by a nationally recognized overnight courier:

(A)	if to Parent to:

Discovery Communications, Inc. 850 Third Avenue
New York, NY 10022
Attention:	Bruce Campbell
Fax:	(212) 548-5848
Email:	bruce_campbell@discovery.com

with copies (which shall not constitute notice) to:

Discovery Communications, Inc. 1 Discovery Place
Silver Spring, MD 20910
Attention:	Savalle Sims, Executive Vice President and General Counsel
Email:	savalle_sims@discovery.com

and

Debevoise & Plimpton LLP 919 Third Avenue
New York, NY 10022
Facsimile:	(212) 521-7823
Attention:	Jonathan E. Levitsky
Email:	jelevitsky@debevoise.com

(B)	if to any Stockholder to:

c/o Miramar Services, Inc. 250 Grandview Drive, Ste 400
Ft. Mitchell, KY 41017-5634
Attention:	Tim King
Tracy Ward
Email:	tim.king@msiky.com
tracy.ward@msiky.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue
New York, NY 10022
Attention:	Peter Martelli, P.C.
Michael P. Brueck
Fax:	212-446-4900
Email:	peter.martelli@kirkland.com
michael.brueck@kirkland.com

17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the parties shall negotiate in good faith to modify this Agreement to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such modification, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto.

19. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF) or by other electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

21. No Ownership Interests. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the applicable Stockholder. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for the purposes of Rule 13d-5(b)(1) of the Exchange Act or for any other similar provision of applicable Law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DISCOVERY COMMUNICATIONS, INC.

By:	/s/ David Zaslav
Name: David Zaslav
Title: President and Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Anne M. La Dow Trust under Agreement dated October 27, 2011

/s/ Anne La Dow
By: Anne La Dow, as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Austin Scripps Heidt
Austin Scripps Heidt

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

John P. Scripps Trust f/b/o Douglas A. Evans, created under agreement dated December 27, 1984

/s/ Barbara Scripps Evans
By: Barbara Scripps Evans (n/k/a Victoria Scripps Evans), as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Douglas A. Evans 1983 Trust, dated December 30, 1983

/s/ Barbara Scripps Evans
BY: Barbara Scripps Evans (n/k/a Victoria Scripps Evans), as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

John P. Scripps Trust f/b/o Barbara Scripps Evans, created under agreement dated February 10, 1977

/s/ Peter R. La Dow
By: Peter R. La Dow, as co-trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

John P. Scripps Trust f/b/o Barbara Scripps Evans, created under agreement dated February 10, 1977

/s/ Paul K. Scripps
By: Paul K. Scripps, as co-trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

John P. Scripps Trust f/b/o Paul K. Scripps, created under agreement dated February 10, 1977

/s/ Peter R. La Dow
By: Peter R. La Dow, as co-trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

John P. Scripps Trust f/b/o Paul K. Scripps, created under agreement dated February 10, 1977

/s/ Paul K. Scripps
By: Paul K. Scripps, as co-trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

John P. Scripps Trust f/b/o Peter M. Scripps, created under agreement dated February 10, 1977

/s/ Peter R. La Dow
By: Peter R. La Dow, as co-trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

John P. Scripps Trust f/b/o Peter M. Scripps, created under agreement dated February 10, 1977

/s/ Paul K. Scripps
By: Paul K. Scripps, as co-trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

John P. Scripps Trust Exempt Trust, created under agreement dated February 10, 1977

/s/ Peter R. La Dow
By: Peter R. La Dow, as co-trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

John P. Scripps Trust Exempt Trust, created under agreement dated February 10, 1977

/s/ Paul K. Scripps
By: Paul K. Scripps, as co-trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Careen Cardin
Careen Cardin

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Charles E. Scripps, Jr. Revocable Trust, dated July 24, 2013

/s/ Charles E. Scripps, Jr.
BY: Charles E. Scripps, Jr., as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

The Charles K. McCabe Revocable Trust, dated March 1, 2000

/s/ Charles K. McCabe
BY: Charles K. McCabe, as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Charles L. Barmonde
Charles L. Barmonde

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Cody V. Dubuc Trust, dated March 1, 2016

/s/ Cody V. Dubuc
BY: Cody V. Dubuc, as Co-Trustee

/s/ Molly E. Ezen
BY: Molly E. Ezen, as Co-Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Crystal Vasquez Lozano
Crystal Vasquez Lozano

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Cynthia S. Leising Trust, dated June 18, 1998

/s/ Cynthia J. Scripps
BY: Cynthia J. Scripps, as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Douglas A. Evans
Douglas A. Evans

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Eaton M. Scripps Trust, dated October 12, 2000

/s/ Eaton M. Scripps
BY: Eaton M. Scripps, as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Edward W. Scripps, Jr. Living Trust, dated March 15, 2016

/s/ Edward W. Scripps, Jr.
BY: Edward W. Scripps, Jr., as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Eli W. Scripps Living Trust, dated May 18, 2016

/s/ Eli W. Scripps
BY: Eli W. Scripps, as Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Elizabeth A. Logan Revocable Trust, dated March 8, 2007

/s/ Elizabeth A. Logan
BY: Elizabeth A. Logan, as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Eva Scripps Attal
Eva Scripps Attal (a/k/a Eve Scripps Attal)

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GJS 2017 Revocable Trust, dated February 13, 2017

/s/ Gerald J. Scripps
BY: Gerald J. Scripps, as Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

J. Sebastian Scripps 2016 Amended and Restated Revocable Trust, dated 2/3/2016 (f/k/a J. Sebastian Scripps 2008 Revocable Trust, dated December 12, 2008)

/s/ J. Sebastian Scripps
BY: J. Sebastian Scripps, as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ James Bryce Vasquez
James Bryce Vasquez

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Jenny Sue Scripps Mitchell
Jenny Sue Scripps Mitchell

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Jessica L. Scripps
Jessica L. Scripps (n/k/a Jessica L. Hoerster)

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Jimmy R. Scripps Trust, dated October 5, 1992

/s/ Jimmy R. Scripps
BY: Jimmy R. Scripps, as Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ John Patrick Scripps
John Patrick Scripps

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Jonathan L. Scripps
Jonathan L. Scripps

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Julia S. Heidt Trust, as most recently restated on May 17, 2017

/s/ Julia S. Heidt
BY: Julia S. Heidt, as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Margaret Scripps Klenzing Trust, dated October 5, 1992

/s/ Margaret Scripps Klenzing
BY: Margaret Scripps Klenzing, as Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Marilyn Joy Scripps Revocable Trust (f/k/a/ Marilyn S. Wade Revocable Trust), dated January 13, 2001

/s/ Marilyn J. Scripps
BY: Marilyn J. Scripps, as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Mary Ann S. Sanchez Trust, dated October 6, 1992

/s/ Mary Ann S. Sanchez
BY: Mary Ann S. Sanchez, as Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Mary M. Peirce Living Trust, dated October 8, 1999

/s/ Mary M. Peirce
BY: Mary M. Peirce, as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

The Megan S. Tagliaferri Separate Property Trust, dated October 14, 2008

/s/ Megan S. Tagliaferri
BY: Megan Scripps Tagliaferri, as Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Molly E. McCabe Trust, dated July 9, 2008

/s/ Molly E. McCabe
BY: Molly E. McCabe, as Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Monica O. Holcomb
Monica O. Holcomb

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Nackey E. Scagliotti Trust, dated January 4, 1995

/s/ Nackey E. Scagliotti
BY: Nackey E. Scagliotti, as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Scagliotti 2015 Two Year Grantor Retained Annuity Trust under Short Form Trust Instrument dated August 31, 2015

/s/ Nackey E. Scagliotti
BY: Nackey E. Scagliotti, as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

John P. Scripps Trust f/b/o Ellen McRae Scripps, created under agreement dated December 27, 1984

/s/ Paul K. Scripps
BY: Paul K. Scripps, as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Peggy Evans
Peggy Evans

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ R. Michael Scagliotti
R. Michael Scagliotti

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Raymundo H. Granado, Jr.
Raymundo H. Granado, Jr.

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Rebecca S. Brickner Trust, dated October 6, 1992

/s/ Rebecca S. Brickner
BY: Rebecca S. Brickner, as Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Wendy E. Scripps Revocable Trust, dated January 11, 2012

/s/ Richard E. Feldman
BY: Richard E. Feldman, as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Robert Samuel Heidt III
Robert Samuel Heidt III

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Samantha J. Brickner
Samantha J. Brickner

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Samuel J. Logan
Samuel J. Logan

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Savannah M. Brickner
Savannah M. Brickner

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Shannon L. Scripps Howard
Shannon L. Scripps Howard

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Vanessa L. Sanchez
Vanessa L. Sanchez

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Veronica E. Sanchez
Veronica E. Sanchez

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Thomas S. Evans Irrevocable Trust, created under agreement dated November 14, 2012

/s/ Victoria Scripps Evans
BY: Victoria Scripps Evans (f/k/a Barbara Scripps Evans), as trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Estate of Robert P. Scripps, Jr., Deceased

/s/ Virginia S. Vasquez
BY: Virginia S. Vasquez, as co-executor

/s/ Rebecca Scripps Brickner
BY: Rebecca Scripps Brickner, as co-executor

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Virginia S. Vasquez Trust, dated October 6, 1992

/s/ Virginia S. Vasquez
BY: Virginia S. Vasquez, as Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Wesley W. Scripps
Wesley W. Scripps

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

William A. Scripps Trust, dated October 8, 1992

/s/ William A. Scripps
BY: William A. Scripps, as Trustee

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Scripps Family 1992 Revocable Trust, dated June 9, 1992

/s/ William H. Scripps
BY: William H. Scripps, as co-trustee

/s/ Kathy Scripps
BY: Kathy Scripps, as co-trustee

[Signature Page to Voting Agreement]

SCHEDULE A

Name of Stockholder	Number of Common Voting Shares
Anne La Dow, as trustee of the Anne M. La Dow Trust under Agreement dated October 27, 2011	160,361
Austin Scripps Heidt	1
Barbara Scripps Evans (n/k/a Victoria Scripps Evans), as trustee of the John P. Scripps Trust f/b/o Douglas A. Evans, created under agreement dated December 27, 1984	33,780
Barbara Scripps Evans (n/k/a Victoria Scripps Evans), as trustee of the Douglas A. Evans 1983 Trust, dated December 30, 1983	17,320
Barbara Scripps Evans (n/k/a Victoria Scripps Evans), Peter R. La Dow, and Paul K. Scripps, as co-trustees of the John P. Scripps Trust f/b/o Barbara Scripps Evans, created under agreement dated February 10, 1977	349,018
Barbara Scripps Evans (n/k/a Victoria Scripps Evans), Peter R. La Dow, and Paul K. Scripps, as co-trustees of the John P. Scripps Trust f/b/o Paul K. Scripps, created under agreement dated February 10, 1977	349,018
Barbara Scripps Evans (n/k/a Victoria Scripps Evans), Peter R. La Dow, and Paul K. Scripps, as co-trustees of the John P. Scripps Trust f/b/o Peter M. Scripps, created under agreement dated February 10, 1977	349,018
Barbara Scripps Evans (n/k/a Victoria Scripps Evans), Peter R. La Dow, and Paul K. Scripps, as co-trustees of the John P. Scripps Trust Exempt Trust, created under agreement dated February 10, 1977	49,382
Careen Cardin	6,000
Charles E. Scripps, Jr., as trustee of the Charles E. Scripps, Jr. Revocable Trust, dated July 24, 2013	1,603,999
Charles K. McCabe, as trustee of The Charles K. McCabe Revocable Trust dated March 1, 2000	2,269,000
Charles L. Barmonde	1,000
Cody V. Dubuc Trust, dated March 1, 2016	7,000
Crystal Vasquez Lozano	100
Cynthia J. Scripps, as trustee of the Cynthia S. Leising Trust, dated June 18, 1998	802,000
Douglas A. Evans	10,228
Eaton M. Scripps, as trustee of the Eaton M. Scripps Trust, dated October 12, 2000	2,283,289
Edward W. Scripps, Jr., as trustee of the Edward W. Scripps, Jr. Living Trust, dated March 15, 2016	1,713,191
Eli W. Scripps, as Trustee of the Eli W. Scripps Living Trust, dated May 18, 2016	267,333
Elizabeth A. Logan Revocable Trust, dated March 8, 2007	36,998
Eva Scripps Attal (a/k/a Eve Scripps Attal)	823,143
Gerald J. Scripps, as Trustee of the GJS 2017 Revocable Trust, dated February 13, 2017	280,000
J. Sebastian Scripps as trustee of the J. Sebastian Scripps 2016 Amended and Restated Revocable Trust dated 2/3/2016 (f/k/a J. Sebastian Scripps 2008 Revocable Trust dated December 12, 2008)	1,603,998
James Bryce Vasquez	100
Jenny Sue Scripps Mitchell	1
Jessica L. Scripps (n/k/a Jessica L. Hoerster)	1
Jimmy R. Scripps, as Trustee of the Jimmy R. Scripps Trust dated October 5, 1992	1,603,998
John Patrick Scripps	1
Jonathan L. Scripps	267,333
Julia S. Heidt, as trustee of the Julia S. Heidt Trust, as most recently restated on May 17, 2017	801,997

Name of Stockholder	Number of Common Voting Shares
Margaret Scripps Klenzing, as Trustee of the Margaret Scripps Klenzing Trust, dated October 5, 1992	801,996
Marilyn J. Scripps, as trustee of the Marilyn Joy Scripps Revocable Trust (f/k/a Marilyn S. Wade Revocable Trust), under agreement dated January 13, 2001	802,000
Mary Ann S. Sanchez, as Trustee of the Mary Ann S. Sanchez Trust dated October 6, 1992	801,800
Mary M. Peirce, as trustee of the Mary M. Peirce Living Trust, dated October 8, 1999	800,000
Megan Scripps Tagliaferri, as Trustee of The Megan S. Tagliaferri Separate Property Trust, dated October 14, 2008	802,000
Molly E. McCabe, as Trustee of the Molly E. McCabe Trust, dated July 9, 2008	402,000
Monica O. Holcomb	150
Nackey E. Scagliotti, as trustee of the Nackey E. Scagliotti Trust, dated January 4, 1995	503,043
Nackey E. Scagliotti, as trustee of the Scagliotti 2015 Two Year Grantor Retained Annuity Trust under Short Form Trust Instrument dated August 31, 2015	186,844
Paul K. Scripps, as trustee of the John P. Scripps Trust f/b/o Ellen McRae Scripps, created under agreement dated December 27, 1984	33,780
Peggy Evans	2
R. Michael Scagliotti	12,063
Raymundo H. Granado, Jr.	100
Rebecca S. Brickner, as Trustee of the Rebecca S. Brickner Trust, dated October 6, 1992	801,850
Richard E. Feldman, as trustee of the Wendy E. Scripps Revocable Trust, dated January 11, 2012	802,000
Robert Samuel Heidt III	1
Samantha J. Brickner	50
Samuel J. Logan	1
Savannah M. Brickner	50
Shannon L. Scripps Howard	10
Vanessa L. Sanchez	100
Veronica E. Sanchez	100
Victoria Scripps Evans (f/k/a Barbara Scripps Evans), as trustee of the Thomas S. Evans Irrevocable Trust, created under agreement dated November 14, 2012	61,368
Virginia S. Vasquez and Rebecca Scripps Brickner, as co-executors of the Estate of Robert P. Scripps, Jr.	1,604,000
Virginia S. Vasquez, as Trustee of the Virginia S. Vasquez Trust, dated October 6, 1992	801,650
Wesley W. Scripps	100
William A. Scripps, as Trustee of the William A. Scripps Trust, dated October 8, 1992	1,603,800
William H. Scripps and Kathy Scripps, as co-trustees of the Scripps Family 1992 Revocable Trust, dated June 9, 1992	1,604,000

ANNEX E

PERSONAL AND CONFIDENTIAL

July 30, 2017

Board of Directors

Discovery Communications, Inc.

One Discovery Place

Silver Spring, MD 20910

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Discovery Communications, Inc. (the “Company”) of the Aggregate Consideration (as defined below) to be paid by the Company for the outstanding Common voting shares, par value $0.01 per share (the “Scripps Common Voting Shares”), of Scripps Networks Interactive, Inc. (“Scripps”) and the outstanding Class A Common Shares, par value $0.01 per share (the “Scripps Class A Common Shares” and, together with the Scripps Common Voting Shares, the “Scripps Common Shares”) of Scripps pursuant to the Agreement and Plan of Merger, dated as of July 30, 2017 (the “Agreement”), among the Company, Skylight Merger Sub, Inc. (“Acquisition Sub”) and Scripps. Pursuant to the Agreement, Acquisition Sub will be merged with and into Scripps and each outstanding Scripps Common Share (other than Excluded Shares (as defined in the Agreement)) will be converted, at the election of the holder thereof but subject to the proration and other limitations set forth in the Agreement, as to which limitations we express no opinion, into: (A) $63.00 in cash, without interest (such dollar amount, subject to adjustment as provided in Section 4.1(a)(iv) of the Agreement), and a number of shares of Series C Common Stock of the Company (the “Company Class C Stock”) equal to the product of (x) the Base Exchange Ratio (as defined below) and (y) 0.30 (the “Mixed Election Consideration”), (B) an amount in cash, without interest, equal to the dollar value of the Mixed Election Consideration (the “Cash Election Consideration”) and (C) a number of shares of Company Class C Stock equal to the quotient obtained by dividing (1) an amount equal to the dollar value of the Mixed Election Consideration by (2) the Average Parent Stock Price (as defined in the Agreement) (the “Stock Election Consideration” and, together with the Mixed Election Consideration and Cash Election Consideration, the “Aggregate Consideration”). The “Base Exchange Ratio” is equal to (a) 3.1360 if the Average Parent Stock Price is an amount greater than $28.70; (b) the quotient obtained by dividing $90.00 by the Average Parent Stock Price if the Average Parent Stock Price is an amount greater than or equal to $22.32 but less than or equal to $28.70; or (c) 4.0320 if the Average Parent Stock Price is an amount less than $22.32, subject to adjustment, as applicable, as provided in Section 4.1(a)(iv) of the Agreement.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Scripps and any of their respective affiliates and third parties, including affiliates of a significant shareholder of the Company (together with the Company and its affiliates, the “Discovery Related Entities”) or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, an affiliate of Goldman Sachs & Co. LLC has entered into financing commitments and agreements to provide the Company with a bridge loan and permanent financing in connection with the consummation of the Transaction, in each case subject to the terms of such commitments and agreements and pursuant to which such affiliate expects to receive compensation. In addition, with your consent, one or more affiliates of Goldman Sachs & Co. LLC also expect to act as counterparty for their own accounts in currency hedging transactions that the Company may enter into in connection with the Transaction. We have provided certain financial advisory and/or underwriting services to the Discovery Related Entities and/or their respective affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Expedia Inc., a subsidiary of Liberty Media Corporation (“Liberty Media”), a Discovery Related Entity, in connection with its acquisition of HomeAway, Inc. in December 2016; as a joint bookrunner in connection with the initial public offering of 30,026,635 American Depository Shares, representing 30,026,635 Class A shares, of Trivago N.V., a subsidiary of Liberty Media, in December 2016; as financial advisor to Telenet Group Holding N.V., a subsidiary of Liberty Global plc (“Liberty Global”), a Discovery Related Entity, in connection with its acquisition of BASE Company N.V. in February 2016; as financial advisor to Liberty Global in connection with its acquisition of Cable & Wireless Communications Plc in May 2016; as private placement agent with respect to a private offering of 1.75% exchangeable senior debentures due 2046 (aggregate principal amount of $750,000,000) by Liberty Interactive Corporation, a Discovery Related Entity, in August 2016; as bookrunner with respect to a public offering by Ziggo N.V., a subsidiary of Liberty Global, of its 6.000% senior notes due 2027, its 5.500% senior secured notes due 2027 and its 4.250% senior secured notes due 2027 (in total for an aggregate principal amount of $3,900,000,000) in September 2016; and as bookrunner in connection with a convertible financing (aggregate principal amount of $300,000,000) for LendingTree, Inc., a Discovery Related Entity, in May 2017. We may also in the future provide financial advisory and/or underwriting services to the Company, Scripps, Discovery Related Entities and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Scripps for the five years ended December 31, 2016; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Scripps; certain other communications from the Company and Scripps to their respective stockholders; certain publicly available research analyst reports for the Company and Scripps; certain internal financial analyses and forecasts for Scripps prepared by its management; and certain internal financial analyses and forecasts for the Company and certain financial analyses and forecasts for Scripps, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), including certain cost synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior management of the Company and Scripps regarding their assessment of the past and current business operations, financial condition and future prospects of Scripps and the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Class C Stock and the shares of Scripps Common Stock; compared certain financial and stock market information for the Company and Scripps with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the global media and cable network industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Scripps or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the

Transaction will be obtained without any adverse effect on the Company or Scripps or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Aggregate Consideration to be paid by the Company for the outstanding Scripps Common Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Scripps, or any class of such persons in connection with the Transaction, whether relative to the Aggregate Consideration to be paid by the Company for the outstanding Scripps Common Shares pursuant to the Agreement or otherwise. We have not taken into account any feature of shares of Company Class C Stock other than the economic rights attaching to such shares. We are not expressing any opinion as to the prices at which shares of Company Class C Stock, or any other Company securities, will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Scripps or the ability of the Company or Scripps to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Company Class C Stock or other Company securities should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Company for the outstanding Scripps Common Shares pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)

ANNEX F

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

July 30, 2017

The Board of Directors

Discovery Communications, Inc.

One Discovery Place

Silver Spring, MD 20910

Members of the Board:

We understand that Discovery Communications, Inc. (“Discovery”), Skylight Merger Sub, Inc., a direct wholly owned subsidiary of Discovery (“Merger Sub”), and Scripps Networks Interactive, Inc. (“Scripps”) intend to enter into an Agreement and Plan of Merger to be dated as of July 30, 2017 (the “Agreement”), pursuant to which Merger Sub will merge (the “Merger”) with and into Scripps with Scripps as the surviving corporation in the Merger. The terms and conditions of the Merger are more fully set forth in the Agreement, which provides that, among other things:

•	In connection with the Merger, each Common Voting Share of Scripps (“Scripps Common Voting Shares”) and each Class A Common Share of Scripps (“Scripps Class A Common Shares” and, together with the Scripps Common Voting Shares, “Scripps Common Shares”), other than certain excluded Scripps Common Shares as described in the Agreement, will be converted (subject to the adjustment and limitation provisions and the prorationing mechanisms described below and as more fully defined in the Agreement) into the right to receive the following consideration (collectively, the “Aggregate Merger Consideration”) at the election of the holder thereof:

•	Mixed Election — “Mixed Election Consideration” comprised of (i) a number of validly issued, fully paid and nonassessable shares of Series C Common Stock of Discovery (“Discovery Series C Common Stock”) equal to the product of (x) the applicable Base Exchange Ratio (as calculated as described below and as more fully defined in the Agreement) and (y) 0.30 and (ii) an amount in cash, without interest, equal to the sum of (x) $63.00 plus (y) the Cash Top-Up Amount (as defined in the Agreement), if any; or

•	Cash Election — “Cash Election Consideration” comprised of an amount in cash, without interest, equal to the dollar value of the Mixed Election Consideration (such dollar value to be calculated as provided in the Agreement); or

•	Stock Election — “Stock Consideration” comprised of a number of validly issued, fully paid and nonassessable shares of Discovery Series C Common Stock equal to the quotient obtained by dividing (i) an amount equal to the dollar value of the Mixed Election Consideration (such dollar value to be calculated as provided in the Agreement) by (ii) the Average Parent Stock Price (as defined below).

•	The Aggregate Merger Consideration is subject to certain cash/stock election procedures, adjustments and limitations and prorationing mechanisms such that:

•	The Mixed Election Cash Consideration (as defined in the Agreement) shall not exceed (i) in the event that Discovery shall not have made the Cash Top-Up Election (as defined in the Agreement), $63.00 or (ii) in the event that Discovery shall have made the Cash Top-Up Election, $66.38; and

The Board of Directors

Discovery Communications, Inc.

July 30, 2017

•	The aggregate amount of cash paid and the aggregate number of shares of Discovery Series C Common Stock issued to all of the holders of Scripps Common Shares (other than certain excluded Scripps Common Shares as described in the Agreement) in connection with the Merger shall not exceed the aggregate amount of cash that would have been paid and the aggregate number of shares of Discovery Series C Common Stock that would have been issued to all of the holders of Scripps Common Shares had the Mixed Election been made with respect to each Scripps Common Share.

•	The Base Exchange Ratio will be determined pursuant to a ±12.5% symmetrical collar mechanism (and subject to adjustment as set forth in the proviso below) based on the volume-weighted average price of the Discovery Series C Common Stock measured on a cumulative basis over the consecutive 15 trading days ending three trading days prior to the effective time of the Merger (the “Average Parent Stock Price”) as follows:

•	If the Average Parent Stock Price is greater than $28.70, then the Base Exchange Ratio shall be 3.1360; or

•	If the Average Parent Stock Price is greater than or equal to $22.32 but less than or equal to $28.70, then the Base Exchange Ratio shall equal the quotient obtained by dividing (i) $90.00 by (ii) the Average Parent Stock Price; or

•	If the Average Parent Stock Price is less than $22.32, then the Base Exchange Ratio shall be 4.0320;

provided, that if the Base Exchange Ratio otherwise would have been greater than 3.5280, then Discovery may, in its sole discretion, make the Cash Top-Up Election and thereby reduce the Base Exchange Ratio and instead pay the Cash Top-Up Amount.

You have asked us to render our opinion as to whether the Aggregate Merger Consideration to be paid by Discovery is fair, from a financial point of view, to Discovery.

In the course of performing our reviews and analyses for rendering our opinion, we have:

•	Reviewed the Agreement dated as of July 30, 2017;

•	Reviewed certain publicly available business and financial information regarding each of Discovery and Scripps;

•	Reviewed certain non-public business and financial information regarding Discovery’s and Scripps’ respective businesses and prospects (including certain financial projections for each of Discovery and Scripps for the years ending December 31, 2017 through December 31, 2022 (the “Discovery Management Financial Projections for Discovery” and the “Discovery Management Financial Projections for Scripps,” respectively and, together, the “Discovery Management Financial Projections”), all as prepared and provided to us by Discovery’s senior management;

•	Reviewed certain non-public business and financial information regarding Scripps’ business and prospects (including certain financial projections for the years ending December 31, 2017 through December 31, 2020 (the “Scripps Management Financial Projections” and, together with the Discovery Management Financial Projections, the “Financial Projections”), all as prepared and provided to us by Scripps’ senior management;

The Board of Directors

Discovery Communications, Inc.

July 30, 2017

•	Reviewed certain estimated synergies and estimated costs to achieve such synergies (collectively, “synergy estimates” or “synergies”) expected to result from the Merger, all as prepared and provided to us by Discovery’s senior management;

•	Discussed with Discovery’s senior management their strategic and financial rationale for the Merger as well as their views of Discovery’s and Scripps’ respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the global media and cable network sectors;

•	Discussed with Scripps’ senior management their views of Scripps’ business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the global media and cable network sectors;

•	Reviewed the historical prices, trading multiples and trading activity of the Discovery Series C Common Stock, the Discovery Series A Common Stock, the Discovery Series B Common Stock and the Scripps Class A Common Shares;

•	Compared the financial performance of Discovery and Scripps and the trading multiples and trading activity of the Discovery Series C Common Stock, the Discovery Series A Common Stock, the Discovery Series B Common Stock and the Scripps Class A Common Shares with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Discovery and Scripps;

•	Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;

•	Performed discounted cash flow analyses based on the Discovery Management Financial Projections and the synergy estimates;

•	Reviewed the pro forma financial results, financial condition and capitalization of Discovery giving effect to the Merger; and

•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:

•	We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, the Financial Projections, the synergy estimates, any other estimates and any other forward-looking information) furnished by or discussed with Discovery or Scripps or obtained from public sources, data suppliers and other third parties.

•	We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Financial Projections, the synergy estimates, any other estimates and any other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Financial Projections, the synergy estimates, any other estimates and any other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of Discovery’s senior management and Scripps’ senior management (as the case may be) that they are unaware of any facts or circumstances that would make such information (including, without limitation, the Financial Projections, the synergy estimates, any other estimates and any other forward-looking information) incomplete, inaccurate or misleading.

The Board of Directors

Discovery Communications, Inc.

July 30, 2017

•	Specifically, with respect to (i) the Discovery Management Financial Projections, the synergy estimates, any other estimates and any other forward-looking information furnished by or discussed with Discovery, (a) we have been advised by Discovery’s senior management, and we have assumed, that the Discovery Management Financial Projections for Discovery, the Discovery Management Financial Projections for Scripps, the synergy estimates, such other estimates and such other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Discovery’s senior management as to the expected future performance of Discovery and Scripps, respectively, and the expected amounts and realization of such synergies (and we have assumed that such synergies will be realized in the amounts and at the times projected) and (b) we have assumed that the Discovery Management Financial Projections, the synergy estimates, such other estimates and such other forward-looking information have been reviewed by Discovery’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion, (ii) the Scripps Management Financial Projections, any other estimates and any other forward-looking information furnished by or discussed with Scripps, we have been advised by Scripps’ senior management, and we have assumed, that the Scripps Management Financial Projections, such other estimates and such other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Scripps’ senior management as to the expected future performance of Scripps and (iii) any financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Discovery, Scripps or any other entity or the solvency or fair value of Discovery, Scripps or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Discovery and its other advisors with respect to such matters. Discovery’s senior management has advised us that all tax-affected financial projections (including, without limitation, the Discovery Management Financial Projections), the synergy estimates, any other estimates and any other forward-looking information reflect the current US federal corporate income tax regime pursuant to the Internal Revenue Code of 1986, as amended; at the direction of Discovery’s Board of Directors and senior management, we have not considered or analyzed the impacts of any potential or proposed reform thereof in connection with our opinion and analyses. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Discovery, Scripps or their respective securityholders.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) Discovery, Merger Sub and Scripps will comply with all terms of the Agreement and (ii) the representations and warranties of Discovery, Merger Sub and Scripps contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Discovery, Scripps, the Merger or its contemplated benefits in any way meaningful to our analyses or opinion.

The Board of Directors

Discovery Communications, Inc.

July 30, 2017

In rendering our opinion, we do not express any view or opinion as to what the price of Discovery Series C Common Stock will be when issued pursuant to the Merger or as to the price or range of prices at which any of Discovery’s or Scripps’ securities may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Merger.

We have acted as a financial advisor to Discovery in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. A portion of our compensation is payable upon delivery of our opinion and will be credited against the fee payable upon consummation of the Merger. In addition, Discovery has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

As previously disclosed, Guggenheim Securities, LLC (“Guggenheim Securities”) has not previously been engaged during the past two years by Discovery or Scripps to provide financial advisory or investment banking services for which we received fees. Guggenheim Securities may seek to provide Discovery, Scripps and their respective affiliates with certain financial advisory and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of our and their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates and related entities may (i) provide such financial services to Discovery, Scripps, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates and related entities has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Discovery, Scripps, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities or its affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Discovery, Scripps, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Discovery, Scripps, other participants in the Merger or their respective affiliates, subsidiaries, investment funds and portfolio companies and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Our opinion has been provided to Discovery’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Aggregate Merger Consideration. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of Discovery’s voting securities in connection with the Merger.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to Discovery’s Board of Directors with respect to the Merger, nor does our opinion constitute advice or a

The Board of Directors

Discovery Communications, Inc.

July 30, 2017

recommendation to any holder of Discovery securities or any of Scripps’ shareholders as how to vote or act in connection with the Merger or otherwise or what form of Aggregate Merger Consideration any holder of Scripps Common Shares should elect to receive pursuant to the cash/stock election mechanism described in the Agreement (as to which we express no view or opinion). Our opinion does not address Discovery’s underlying business or financial decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Discovery, the financing of the Merger by Discovery or the effects of any other transaction in which Discovery might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Aggregate Merger Consideration to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger or the Agreement (including, without limitation, the form or structure of the Merger or the cash/stock election procedures, the adjustments and limitations and the prorationing mechanisms contemplated by the Agreement) or (b) any voting agreement or any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger, (ii) any exchange or similar transaction relating to, modifications to the terms and conditions of or any other such actions with respect to the Discovery Series A Convertible Preferred Stock, the Discovery Series C Convertible Preferred Stock and any related agreements or arrangements with the holders thereof or (iii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of Discovery or Scripps. Our opinion (i) does not address the individual circumstances of specific holders of Discovery’s and Scripps’ respective securities (including stock options and warrants) with respect to rights or aspects which may distinguish such holders of Discovery’s and Scripps’ respective securities (including stock options and warrants) held by such holders, (ii) does not address, take into consideration or give effect to any rights, preferences, restrictions or limitations or other attributes of any such securities (including stock options and warrants) or (iii) does not in any way address proportionate allocation or relative fairness. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Discovery’s or Scripps’ directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Aggregate Merger Consideration or otherwise.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration to be paid by Discovery is fair, from a financial point of view, to Discovery.

Very truly yours,

/s/ GUGGENHEIM SECURITIES, LLC

GUGGENHEIM SECURITIES, LLC

ANNEX G

Opinion of Allen & Company LLC

July 29, 2017

The Board of Directors

Scripps Networks Interactive, Inc.

9721 Sherrill Boulevard

Knoxville, Tennessee 37932

The Board of Directors:

We understand that Scripps Networks Interactive, Inc., an Ohio corporation (“Scripps”), Discovery Communications, Inc., a Delaware corporation (“Discovery”), and Skylight Merger Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Discovery (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into Scripps (the “Merger”) and each outstanding Class A Common Share, par value $0.01 per share, of Scripps (“Scripps Class A Common Shares”) will be converted into the right to receive, at the option of the holder thereof and subject to certain allocation and proration procedures set forth in the Agreement (as to which we express no opinion), (i) a combination of (a) the sum of $63.00 in cash plus, at Discovery’s discretion in certain circumstances, an additional cash amount, if any, determined in accordance with the terms of the Agreement (together, the “Mixed Election Cash Consideration”), which sum will not exceed $66.38, and (b) a number of shares of Series C common stock, par value $0.01 per share, of Discovery (“Discovery Series C Common Stock”) calculated as the product of (x) an exchange ratio determined based on the volume weighted average price of Discovery Series C Common Stock during a specified reference period as set forth in the Agreement (the “Base Exchange Ratio”) and (y) 0.30 (such number of shares, together with the Mixed Election Cash Consideration, the “Mixed Election Consideration”), or (ii) an amount in cash equal to the dollar value of the Mixed Election Consideration (the “Cash Election Consideration”), or (iii) a number of shares of Discovery Series C Common Stock determined based in part on the dollar value of the Mixed Election Consideration (such number of shares, the “Stock Election Consideration” and, together with the Mixed Election Consideration and the Cash Election Consideration, as applicable, the “Merger Consideration”). The Agreement further provides that the Base Exchange Ratio will be 3.1360x or 4.0320x in the event the volume weighted average price of Discovery Series C Common Stock during the specified reference period is greater than $28.70 or less than $22.32, respectively. The terms and conditions of the Merger are more fully set forth in the Agreement.

Allen & Company LLC (“Allen & Company”) has acted as a financial advisor to Scripps in connection with the proposed Merger and has been asked to render an opinion to the Board of Directors of Scripps (the “Board”) as to the fairness, from a financial point of view, to the holders of Scripps Class A Common Shares of the Merger Consideration to be received by such holders pursuant to the Agreement. For such services, Scripps has agreed to pay to Allen & Company cash fees, of which a portion is payable upon the delivery of this opinion (the “Opinion Fee”) and the principal portion is contingent upon consummation of the Merger. No portion of the Opinion Fee is contingent upon either the conclusion expressed in this opinion or successful consummation of the Merger. Scripps also has agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities arising out of our engagement.

Allen & Company, as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As the Board is aware, Allen & Company in the past has provided, currently is providing and in the future may provide, investment banking services to Scripps and/or its affiliates unrelated to the Merger, for which services Allen & Company has received and/or may receive compensation, including, during the two-year period prior to the date

The Board of Directors

Scripps Networks Interactive, Inc.

July 29, 2017

hereof, acting or having acted as financial advisor to Scripps in connection with certain strategic advisory matters. As the Board also is aware, Allen & Company in the past has provided, currently is providing and in the future may provide, investment banking services to Discovery and/or its affiliates, for which services Allen & Company has received and/or may receive compensation, including, during the two-year period prior to the date hereof, acting or having acted as financial advisor to Discovery in connection with two potential transactions involving Discovery assets. As the Board further is aware, a managing director of Allen & Company (who is not a member of the Allen & Company transaction advisory team for the Merger) is a member of the board of directors of Discovery. In the ordinary course, Allen & Company as a broker-dealer and market maker and certain of Allen & Company’s affiliates (including senior members of the transaction team assisting in providing Allen & Company’s financial advisory services to Scripps in connection with the Merger) and/or related entities have invested or may invest, hold long or short positions and may trade, either on a discretionary or non-discretionary basis, for their own account or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Scripps, Discovery and/or their respective affiliates. The issuance of this opinion has been approved by Allen & Company’s fairness opinion committee.

Our opinion as expressed herein reflects and gives effect to our general familiarity with Scripps and Discovery as well as information that we received during the course of this assignment, including information provided by the managements of Scripps and Discovery in the course of discussions relating to the Merger as more fully described below. In arriving at our opinion, we neither conducted a physical inspection of the properties or facilities of Scripps, Discovery or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Scripps, Discovery or any other entity, or conducted any analysis concerning the solvency or fair value of Scripps, Discovery or any other entity.

In arriving at our opinion, we have, among other things:

(i)	reviewed the financial terms and conditions of the Merger as reflected in a draft, dated July 29, 2017, of the Agreement;

(ii)	reviewed certain publicly available historical business and financial information relating to Scripps and Discovery, including public filings of Scripps and Discovery, historical market prices for Scripps Class A Common Shares, Discovery Series C Common Stock and Discovery Series A and Series B common stock, and trading volumes for Discovery Series C Common Stock and Discovery Series A common stock;

(iii)	reviewed certain financial information relating to Scripps provided to or discussed with us by the management of Scripps, including certain internal financial forecasts, estimates and other financial and operating data relating to Scripps prepared by the management of Scripps for fiscal years 2017 through 2020 and as extrapolated per such management for fiscal years 2021 through 2026 (such forecasts, as extrapolated, the “Scripps Forecasts”);

(iv)	reviewed certain financial information relating to Discovery provided to or discussed with us by the managements of Discovery and Scripps, including at Scripps’ direction certain publicly available and internal financial forecasts relating to Discovery for fiscal years 2017 and 2018 and as extrapolated per the management of Scripps for fiscal years 2019 through 2026 (such forecasts, as extrapolated, the “Discovery Public Forecasts”);

(v)	held discussions with the managements of Scripps and Discovery relating to the past and current operations, financial condition and prospects of Scripps and Discovery;

The Board of Directors

Scripps Networks Interactive, Inc.

July 29, 2017

(vi)	discussed the strategic rationale for the Merger and reviewed certain cost savings (collectively, net of costs to achieve such savings, the “Cost Savings”) expected to result from, and certain potential pro forma financial effects of, the Merger;

(vii)	reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that we deemed generally relevant in evaluating Scripps and Discovery;

(viii)	reviewed and analyzed certain publicly available financial information relating to selected transactions that we deemed generally relevant in evaluating the Merger; and

(ix)	conducted such other financial analyses and investigations as we deemed necessary or appropriate for purposes of the opinion expressed herein.

In rendering our opinion, we have relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to us from public sources, provided to or discussed with us by the managements and/or other representatives of Scripps and Discovery or otherwise reviewed by us. With respect to the Scripps Forecasts and the Discovery Public Forecasts that we have been directed to utilize for purposes of our analyses, we have been advised by the management of Scripps, and we have assumed, at your direction, that such financial forecasts, estimates and other financial and operating data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Scripps as to, and are a reasonable basis upon which to evaluate, the future financial and operating performance of Scripps and Discovery and the other matters covered thereby. With respect to the Cost Savings that we have been directed to utilize for purposes of our analyses, we have been advised by the managements of Scripps and Discovery, and we have assumed, at your direction, that such estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements. We also have assumed, with your consent, that the financial results, including, without limitation, as to the Cost Savings, reflected in the financial forecasts, estimates and other financial and operating data utilized in our analyses will be realized in the amounts and at the times projected. We express no opinion or view as to any financial forecasts, estimates or other financial or operating data or the assumptions on which they are based.

We have relied, at your direction, upon the assessments of the managements of Scripps and Discovery as to, among other things, (i) the potential impact on Scripps and Discovery of certain market, cyclical, seasonal, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the entertainment and media industries, (ii) existing and future contracts and relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, distributors, customers, consumers and other commercial relationships of Scripps and Discovery, and (iii) the ability of Discovery to integrate the operations of Scripps and Discovery. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on Scripps, Discovery or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof. As you are aware, the credit, financial and stock

The Board of Directors

Scripps Networks Interactive, Inc.

July 29, 2017

markets, and the industries in which Scripps and Discovery operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on Scripps or Discovery (or their respective businesses) or the Merger (including the contemplated benefits thereof).

It is understood that this opinion is intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view. This opinion does not constitute a recommendation as to the course of action that Scripps (or the Board) should pursue in connection with the Merger or otherwise address the merits of the underlying decision by Scripps to engage in the Merger, including in comparison to other strategies or transactions that might be available to Scripps or which Scripps might engage in or consider. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on Scripps’ behalf with respect to the acquisition of all or a portion of Scripps; however, at your direction, we held discussions with certain parties that had contacted Scripps regarding a possible acquisition of Scripps. This opinion does not constitute advice or a recommendation to any shareholder as to any election made by such shareholder or how such shareholder should vote or act on any matter relating to the Merger or otherwise. We do not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or other consideration payable to any officers, directors or employees of any party to the Merger or any related entities, or any class of such persons or any other party, relative to the Merger Consideration or otherwise. We are not expressing any opinion as to the actual value of Discovery Series C Common Stock when issued in connection with the Merger or the prices at which Scripps Class A Common Shares or Discovery Series C Common Stock (or any other securities) may trade or otherwise be transferable at any time.

In addition, we do not express any opinion or view as to any tax or other consequences that might result from the Merger, nor do we express any opinion or view as to, and we have relied, at your direction, upon the assessments of representatives of Scripps regarding, legal, regulatory, accounting, tax and similar matters relating to Scripps, Discovery and the Merger, as to which we understand Scripps obtained such advice as it deemed necessary from qualified professionals. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the Merger, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, will be imposed or occur that would have an adverse effect on Scripps, Discovery or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We further have assumed, with your consent, that the final executed Agreement will not differ from the draft reviewed by us in any respect meaningful to our analyses or opinion.

Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to be received by holders of Scripps Class A Common Shares pursuant to the Agreement, without regard to individual circumstances of, or the allocation or relative fairness among, holders of Scripps Class A Common Shares, Discovery Series C Common Stock or any other securities of Scripps or Discovery, or any rights, preferences, restrictions or limitations (whether by virtue of control, voting, liquidity or otherwise) that may be attributable to any such securities or that may distinguish any holders thereof, and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. Our opinion does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger Consideration or the Merger, the form or structure, or financial or other terms, of any recapitalization of

The Board of Directors

Scripps Networks Interactive, Inc.

July 29, 2017

Discovery, or any voting agreement or other arrangements, agreements or understandings entered into in connection with, related to or contemplated by the Merger or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Scripps Class A Common Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

ALLEN & COMPANY LLC

ANNEX H

Opinion of J.P. Morgan Securities LLC

July 29, 2017

The Board of Directors

Scripps Networks Interactive, Inc.

9721 Sherrill Boulevard

Knoxville, Tennessee 37932

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A Common Shares, par value $0.01 per share (the “Scripps Class A Common Stock”), of Scripps Networks Interactive, Inc. (“Scripps”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of a wholly-owned subsidiary of Discovery Communications, Inc. (“Discovery”) with and into Scripps. Pursuant to the Agreement and Plan of Merger (the “Agreement”), among Scripps, Discovery and its subsidiary, Skylight Merger Sub, Inc. (“Merger Sub”), Scripps will become a wholly-owned subsidiary of Discovery, and each outstanding share of Scripps Class A Common Stock, other than shares owned by Discovery, Merger Sub or Dissenting Shareholders (as defined in the Agreement), will be converted into the right to receive, at the option of the holder thereof and subject to certain allocation and proration procedures set forth in the Agreement (as to which we express no opinion), (i) a combination of (a) the sum of $63.00 in cash plus, at Discovery’s discretion in certain circumstances, an additional cash amount, if any, determined in accordance with the terms of the Agreement (together, the “Mixed Election Cash Consideration”), which sum will not exceed $66.38, and (b) a number of shares of Discovery’s Series C common stock, par value $0.01 per share (the “Discovery Series C Common Stock”), calculated as the product of (x) an exchange ratio determined based on the volume weighted average price of Discovery Series C Common Stock during a specified reference period as set forth in the Agreement (the “Base Exchange Ratio”) and (y) 0.30 (such number of shares, together with the Mixed Election Cash Consideration, the “Mixed Election Consideration”), or (ii) an amount in cash equal to the dollar value of the Mixed Election Consideration (the “Cash Election Consideration”), or (iii) a number of shares of Discovery Series C Common Stock determined based in part on the dollar value of the Mixed Election Consideration (such number of shares, the “Stock Election Consideration” and, together with the Mixed Election Consideration and the Cash Election Consideration, as applicable, the “Consideration”). The Agreement further provides that the Base Exchange Ratio will be 3.1360x or 4.0320x in the event the volume weighted average price of Discovery Series C Common Stock during the specified reference period is greater than $28.70 or less than $22.32, respectively. The terms and conditions of the Transaction are more fully set forth in the Agreement.

In connection with preparing our opinion, we have (i) reviewed a draft dated July 29, 2017 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning Scripps and Discovery and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of Scripps and Discovery with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of Scripps Class A Common Stock, Discovery Series C Common Stock, Discovery Series A and Series B common stock and certain publicly traded securities of such other companies; (v) reviewed certain internal and other financial analyses and forecasts prepared by or at the direction of the management of Scripps relating to the respective businesses of Scripps and Discovery, as well as the estimated amount and timing of the cost savings and related expenses expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of Scripps and Discovery with respect to certain aspects of the Transaction, and the past and current business operations of Scripps and Discovery, the financial condition and future prospects and operations of Scripps and Discovery, the effects of the Transaction on the financial condition and future prospects of Scripps and Discovery, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by Scripps and Discovery or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with Scripps, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of Scripps or Discovery under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Scripps and Discovery to which such analyses or forecasts relate. We express no view as to any such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by Scripps and Discovery in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to Scripps with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Scripps or Discovery or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of Scripps Class A Common Stock in the proposed Transaction, without regard to individual circumstances of, or the allocation or relative fairness among, holders of Scripps Class A Common Stock, Discovery Series C Common Stock or any other securities of Scripps or Discovery, or any rights, preferences, restrictions or limitations (whether by virtue of control, voting, liquidity or otherwise) that may be attributable to any such securities or that may distinguish any holders thereof, and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of Scripps or as to the underlying decision by Scripps to engage in the Transaction. Our opinion does not address any other terms, aspects or implications of the Transaction, including, without limitation, the form or structure of the Consideration or the Transaction, the form or structure, or financial or other terms, of any recapitalization of Discovery, or any terms, aspects or implications of any voting agreement or other arrangements, agreements or understandings entered into in connection with, related to or contemplated by the Transaction or otherwise. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of Scripps Class A Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which Scripps Class A Common Stock or Discovery Series C Common Stock will trade at any future time. We note that we were not authorized to, and we did not, solicit any expressions of interest from any parties with respect to the sale of all or any part of Scripps or any other alternative transaction.

We have acted as financial advisor to Scripps with respect to the proposed Transaction and will receive a fee from Scripps for our services, a substantial portion of which will become payable only if the proposed

Transaction is consummated. In addition, Scripps has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Scripps. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Discovery, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on Discovery’s syndicated facility agreement in February 2016, as active bookrunner on Discovery’s offering of debt securities in March 2016, and as active bookrunner on Discovery’s offering of debt securities in February 2017. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Scripps, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Scripps and Discovery. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Scripps or Discovery for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of Scripps Class A Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of Scripps (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of Scripps as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of Scripps but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

ANNEX I

Ohio Revised Code Section 1701.85

1701.85 Dissenting shareholders - compliance with section - fair cash value of shares.

(A)

(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)

(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders ;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)

(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

Cite as R.C. § 1701.85

Amended by 129th General AssemblyFile No.72, HB 48, §1, eff. 5/4/2012.

Effective Date: 07-01-1994; 10-12-2006

Note:

Committee Comment (2012)*

The amendments add two new sub-parts to division (A) that allow a corporation to require that any demand to exercise dissenters’ rights be submitted not later than the time of the vote. If the corporation does not give the notice to shareholders described in new division (A)(3) at least 20 days before the meeting, the old rule will apply, and the shareholder will still have 10 days after the date when the vote is taken to deliver a demand to exercise dissenters’ rights.

New division (A)(6) says that if the demand is executed by an agent on behalf of a shareholder, the corporation may require that the shareholder provide evidence of the agent’s authority. The shareholder must be given at least 20 days after the corporation makes its request in which to deliver evidence of the agent’s authority. This overrules Klein v. United Theaters Co., 148 Ohio St. 306 (Sup. Ct. 1947), that required that evidence of the agent’s authority be presented with the demand. Cf. Armstrong v. Marathon Oil Co., 32 Ohio St. 3d 397 (Sup. Ct. 1987) (agent was a shareholder in his own right and not a “stranger” to the corporation so court did not require that evidence of authority be presented with the demand).

Changes also address the determination of fair cash value. Division (C)(2) codifies the Supreme Court’s holding in Marathon that the fair cash value of a share listed on a national securities exchange is its market price on the relevant date. For shares that are not listed, division (C)(1) states that the court should exclude any change in value (whether appreciation or depreciation) resulting from the transaction. Similarly, there should be no control premium and no discount for lack of marketability or minority status.

SCRIPPS NETWORKS INTERACTIVE, INC. 9721 SHERRILL BLVD. KNOXVILLE, TN 37932

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCRIPPS NETWORKS INTERACTIVE, INC.

The Board of Directors recommends you vote FOR Proposal 1.	For	Against	Abstain

1.     Adopt the Agreement and Plan of Merger, dated as of July 30, 2017, as may be amended, among Scripps Networks Interactive, Inc., an Ohio corporation (“Scripps”), Discovery Communications, Inc., a Delaware corporation (“Discovery”) and Skylight Merger Sub, Inc., an Ohio corporation and a wholly owned subsidiary of Discovery (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Scripps, with Scripps surviving as a wholly owned subsidiary of Discovery (the “merger”).

	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 2.	For	Against	Abstain

2. Approve, on an advisory (non-binding) basis, certain compensation that will or may be paid by Scripps to its named executive officers in connection with the merger.	☐	☐	☐

The Board of Directors recommends you vote FOR Proposal 3.	For	Against	Abstain

3.     Approve the adjournment of the Scripps special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve Item 1 at the time of the Scripps special meeting or if a quorum is not present at the Scripps special meeting.

	☐	☐	☐

In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity. When signing as Attorney, Executor, Administrator, Trustee, etc., give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting

of Shareholders:

The Notice and Proxy Statement is available at www.proxyvote.com.

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PROXY FOR SHARES — SCRIPPS NETWORKS INTERACTIVE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby appoints KENNETH W. LOWE, LORI A. HICKOK and CYNTHIA L. GIBSON, and each of them, as the undersigned’s proxies, with full power of substitution, to attend the Special Meeting of Shareholders of Scripps Networks Interactive, Inc., to be held at 265 Brookview Centre Way, Suite 600, Knoxville, TN 37919, on Friday, November 17, 2017, at 10:00 a.m., local time, and any adjournment or adjournments thereof, and to vote thereat the number of Shares which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified on the reverse side.

The proxies will vote as specified on the reverse, or if a choice is not specified, they will vote FOR Items 1, 2 and 3.

Receipt of the Notice of Meeting of Shareholders and related Proxy Statement dated October 19, 2017 is hereby acknowledged.

(Continued, and to be signed, on the other side.)